As filed with the U.S. Securities and Exchange Commission on August 10, 2023.

Registration Nos. 333-271893

333-271893-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW WHALE INC.*

WORLD WRESTLING ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	7900 7812	92-3569035 04-2693383
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

New Whale Inc.

1241 East Main Street

Stamford, Connecticut 06902

(203) 352-8600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Maurice F. Edelson

Secretary

1241 East Main Street

Stamford, Connecticut 06902

(203) 352-8600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, Connecticut 06902

(203) 352-8600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Maurice F. Edelson

EVP, Chief Legal Officer

1241 East Main Street

Stamford, Connecticut 06902

(203) 352-8600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With Copies to:

Scott A. Barshay Kyle T. Seifried Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000	Chelsea N. Darnell Jonathan L. Davis Edward J. Lee Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Justin G. Hamill Michael V. Anastasio Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the transactions described in the enclosed information statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

New Whale Inc.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

World Wrestling Entertainment, Inc.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

*

The registrant is currently named New Whale Inc. The registrant plans to change its name to “TKO Group Holdings, Inc.” following the effective date of this registration statement and completion of the transactions described therein.

The information contained in this information statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission becomes effective. The accompanying information statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION

DATED AUGUST 10, 2023

INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

TO THE STOCKHOLDERS OF WORLD WRESTLING ENTERTAINMENT, INC.

[            ], 2023

To Our Stockholders:

On behalf of the board of directors of World Wrestling Entertainment, Inc., a Delaware corporation, which we refer to as “WWE,” we are pleased to enclose the information statement/prospectus relating to the proposed transaction between WWE and Endeavor Group Holdings, Inc., which we refer to as “Endeavor,” pursuant to which WWE and Endeavor propose to combine the businesses of WWE and Zuffa Parent, LLC, a Delaware limited liability company and a subsidiary of Endeavor, which owns and operates the Ultimate Fighting Championship (“UFC”) and which we refer to as “HoldCo,” which combined business will be managed by a newly public listed company that is currently named New Whale Inc., a Delaware corporation and direct, wholly owned subsidiary of WWE, which we refer to as “New PubCo,” which will be implemented through a sequence of transactions (the “Transactions”). Upon completion of the Transactions, HoldCo plans to change its name to “TKO Operating Company, LLC” and New PubCo plans to change its name to “TKO Group Holdings, Inc.”

On April 2, 2023, Endeavor, WWE, Endeavor Operating Company, LLC, a Delaware limited liability company and a wholly owned subsidiary of Endeavor, which we refer to as “EDR OpCo,” HoldCo, New PubCo, and Whale Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo, which we refer to as “Merger Sub,” entered into a transaction agreement, which, as the same may be amended from time to time, we refer to as the “transaction agreement.” In connection with the transaction agreement, WWE formed New PubCo and Merger Sub. The Transactions include (i) an internal reorganization of WWE (the “Pre-Closing Reorganization”), (ii) following the Pre-Closing Reorganization, the merger of Merger Sub with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo (the “merger”)—as a result of the merger, (x) each outstanding share of WWE’s Class A common stock, par value $0.01 per share (the “WWE Class A common stock”) and (y) each outstanding share of WWE’s Class B common stock, par value $0.01 per share (the “WWE Class B common stock,” and together with the WWE Class A common stock, the “WWE common stock”) that is outstanding immediately prior to the effective time of the merger (the “effective time”), but excluding any cancelled WWE shares (as defined herein), will, in each case, be converted automatically into the right to receive one share of New PubCo Class A common stock, par value $0.00001 per share (the “New PubCo Class A common stock”), (iii) following the merger, the conversion of the surviving corporation in the merger to a Delaware limited liability company (“WWE LLC”) (the “conversion”), which will be wholly owned by New PubCo immediately prior to the WWE transfer, (iv) following the conversion, (x) the contribution by New PubCo of all of the equity interests in WWE LLC to HoldCo in exchange for 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with such exchange (such contribution, the “WWE transfer”, and such membership interests, the “WWE Transfer Consideration”) and (y) the issuance to EDR OpCo and certain of its subsidiaries of a number of shares of New PubCo Class B common stock, par value $0.00001 per share (the “New PubCo Class B common stock”), representing, in the aggregate, 51.0% of the voting power of New PubCo on a fully diluted basis and no economic rights in New PubCo, in exchange for a payment equal to the par value of such New PubCo Class B common stock.

Upon the effective time, each issued and outstanding share of WWE common stock (other than cancelled WWE shares) will be converted automatically into one validly issued, fully paid and non-assessable share of New PubCo Class A common stock, which we refer to as the “transaction consideration,” and all such converted shares will then cease to exist and will no longer be outstanding. WWE Class A common stock currently trades on the NYSE under the ticker symbol “WWE.” On March 31, 2023, the closing price of WWE Class A common stock was $91.26 per share.

Upon completion of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. As a result, New PubCo will be a “controlled company” under the corporate governance rules of the NYSE applicable to listed companies, and therefore will be permitted to, and intends to, elect not to comply with certain corporate governance requirements thereunder. See “Risk Factors—Risks Related to New PubCo’s Organization and Structure—New PubCo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result its stockholders will not have the protections afforded by these corporate governance requirements.” beginning on page 64 of this information statement/prospectus. Endeavor will be able to control any action requiring the general approval of New PubCo’s stockholders, including the election of the New PubCo Board, the adoption of amendments to its certificate of incorporation and stockholder amendments to its bylaws, and the approval of any merger or sale of substantially all of its assets, subject to the terms of the governance agreement described in “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus. Shares of New PubCo Class A common stock are expected to be listed for trading on the New York Stock Exchange, which we refer to as the “NYSE,” under the ticker symbol “TKO.”

At a meeting of the board of directors of WWE, which we refer to as the “WWE Board,” the WWE Board unanimously adopted resolutions (i) determining that it was advisable and in the best interests of WWE and the WWE stockholders to enter into the transaction agreement and to consummate the Transactions, (ii) approving the execution, delivery and performance of the transaction agreement and the consummation of the Transactions and (iii) resolving to recommend that WWE stockholders adopt the transaction agreement.

The adoption of the transaction agreement and, therefore, the approval of the Transactions, including the merger, required the affirmative vote of holders of at least a majority of the voting power of the shares of WWE common stock entitled to vote on such matters. On April 2, 2023, Vincent K. McMahon (“Mr. McMahon”), who, as of the date thereof, was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date, delivered a written consent, which we refer to as the “Written Consent,” adopting and, therefore, approving the transaction agreement and the Transactions, including the merger. Accordingly, the delivery of the Written Consent was sufficient to adopt the transaction agreement and, therefore, approve the Transactions, on behalf of WWE stockholders. WWE has not solicited and is not soliciting your adoption of the transaction agreement or approval of the Transactions, including the merger.

No further action by any Endeavor stockholder or WWE stockholder is required under applicable law, and neither Endeavor nor WWE will solicit the votes of their respective stockholders for the adoption or approval of the transaction agreement or the Transactions, including the merger. Neither Endeavor nor WWE will call a special meeting of their respective stockholders for purposes of voting on adoption or approval of the transaction agreement or the Transactions, including the merger. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only and shall be considered the notice required under Section 228(e) of the DGCL. You are not being asked for a proxy, and you are requested not to send a proxy.

Endeavor and WWE are not required to complete the Transactions, including the merger, unless a number of conditions are satisfied or waived, which we refer to as the “closing conditions,” including: (i) the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) obtaining other applicable regulatory approvals, (iii) the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the Transactions, (iv) the effectiveness of New PubCo’s registration statement on Form S-4, of which the accompanying information statement/prospectus forms a part, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness, (v) the registration, and the authorization of listing on the NYSE, of New PubCo Class A common stock, and (vi) the consummation of the Pre-Closing Reorganization. The closing date of the Transactions will be at least 20 calendar days after the mailing of the accompanying information statement/prospectus to WWE stockholders, in accordance with Rule 14c-2(b) promulgated under the Exchange Act.

We encourage you to read the entire accompanying information statement/prospectus carefully, in particular the risk factors set forth in the section entitled “Risk Factors” beginning on page 33 of the accompanying information statement/prospectus.

On behalf of WWE, thank you for your consideration and continued support.

Nick Khan

Chief Executive Officer

World Wrestling Entertainment, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transactions, including the merger, or the securities to be issued in connection therewith, passed upon the adequacy or accuracy of the accompanying information statement/prospectus or determined if the accompanying information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying information statement/prospectus is dated [                ], 2023, and is first being mailed to WWE stockholders on or about [                ], 2023.

REFERENCES TO ADDITIONAL INFORMATION

This information statement/prospectus incorporates important business and financial information about WWE from other documents that WWE has filed with the U.S. Securities and Exchange Commission, which is referred to as the “SEC,” and that are contained in or incorporated by reference into this information statement/prospectus. For a listing of documents incorporated by reference into this information statement/prospectus, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this information statement/prospectus and any of the documents incorporated by reference into this information statement/prospectus (other than certain exhibits or schedules to those documents) or other information concerning WWE, without charge, by telephone or written request directed to:

Attention: Investor Relations

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, Connecticut 06902

(203) 352-8600

If you request any such documents, WWE will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

ABOUT THIS INFORMATION STATEMENT/PROSPECTUS

This information statement/prospectus, which forms part of a registration statement on Form S-4 (File Nos. 333-271893 and 333-271893-01) filed with the SEC by WWE and New Whale Inc., a wholly owned subsidiary of WWE and which is referred to as “New PubCo,” constitutes a prospectus of WWE and New PubCo under Section 5 of the Securities Act, with respect to the shares of New PubCo Class A common stock to be issued to WWE stockholders pursuant to the transaction agreement (other than such shares that are expected to be beneficially owned by the stockholders of WWE that executed and delivered the Written Consent, as defined in this information statement/prospectus), and the 3.375% Convertible Senior Notes due 2023 (the “Convertible Notes”) issued by WWE and the shares of New PubCo Class A common stock that will be issuable upon conversion of the Convertible Notes following the consummation of the Transactions. Immediately following consummation of the Transactions described in this information statement/prospectus, the Convertible Notes issued by WWE will become convertible into the transaction consideration described in this information statement/prospectus for each share of WWE common stock into which the Convertible Notes were convertible immediately prior to the consummation of the Transactions. In connection with the Transactions, WWE, New PubCo and the trustee under the indenture governing the Convertible Notes (the “Indenture”) are expected to enter into a supplemental indenture (to be effective upon the completion of the Transactions) pursuant to which, among other things, New PubCo will be added as a co-issuer of the Convertible Notes and assume, as co-obligor, jointly and severally with WWE, the obligations of WWE under the Convertible Notes and the Indenture.

Information contained in or incorporated by reference into this information statement/prospectus relating to WWE, New PubCo and Merger Sub has been supplied by WWE. Information contained in this information statement/prospectus relating to Endeavor, EDR OpCo and HoldCo has been supplied by Endeavor. You should rely only on the information contained in or incorporated by reference into this information statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this information statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. This information statement/prospectus is dated [    ], 2023, and you should not assume that the information contained in this information statement/prospectus is

i

accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this information statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this information statement/prospectus to stockholders of WWE nor the issuance of New PubCo common stock pursuant to the transaction agreement will create any implication to the contrary.

FREQUENTLY USED TERMS

In this information statement/prospectus, unless the context otherwise requires:

“ancillary agreements” refers to, collectively, the HoldCo operating agreement, the Initial WWE LLC operating agreement and the governance agreement;

“cancelled WWE shares” refers to each share of WWE common stock that is owned by WWE as treasury stock or otherwise, but excluding for the avoidance of doubt any share of WWE common stock held by any WWE Employee Plan or trust related thereto (other than, for the avoidance of doubt, any share of WWE common stock reserved for issuance under either of the WWE Equity Plan or the WWE ESPP), or held, directly or indirectly by Endeavor, the EDR subscribers, HoldCo or any wholly owned subsidiary of Endeavor immediately prior to the effective time;

“Closing” refers to the closing of the merger;

“Code” refers to the Internal Revenue Code of 1986, as amended;

“common units” refers to membership interests of HoldCo;

“conversion” refers to the conversion of the surviving corporation in the merger, WWE, to a Delaware limited liability company;

“DGCL” refers to the General Corporation Law of the State of Delaware;

“EDR subscribers” refers to, collectively, EDR OpCo, January Capital Sub, LLC, a Delaware limited liability company and subsidiary of Endeavor, and January Capital HoldCo, LLC, a Delaware limited liability company and subsidiary of Endeavor;

“Employee Plan” refers to any compensation, employment, consulting, independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life or other insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension or retirement, change of control, transaction bonus, retention, perquisite, relocation, repatriation or expatriation plan, policy, practice, program, agreement, arrangement or Contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), or arrangement, whether or not subject to ERISA and whether written or unwritten;

“Endeavor common stock” refers to the Class A common stock, Class X common stock and Class Y common stock of Endeavor, collectively;

“Endeavor Employee Plan” refers to an Employee Plan sponsored, maintained, contributed to, or required to be contributed to, by Endeavor or any of its subsidiaries with respect to which Endeavor or any of its subsidiaries has any direct or indirect present or future liability (excluding equity or equity-based compensation plans, programs, agreements, arrangements or contracts, workers’ compensation, unemployment compensation, and other government programs) with respect to any HoldCo Associate (other than a HoldCo Employee Plan);

“ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

“fully diluted basis” means on a basis calculated, (a) with respect to HoldCo, assuming the full cash exercise (and not net settlement) of all outstanding options, warrants and other rights and obligations (including any promised equity awards and assuming the full issuance of the shares underlying such awards) to acquire interests of HoldCo (without regard to any vesting provisions and, with respect to any promised awards whose issuance is conditioned in full or in part based on achievement of performance goals or metrics, assuming achievement at target) and the full conversion, exercise, exchange or settlement of all issued and outstanding securities convertible into or exercisable, exchangeable or settleable for or in interests of HoldCo, not including any interests of HoldCo reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of HoldCo (other than promised awards described above) and (b) with respect to New PubCo, assuming the full cash exercise (and not net settlement but, for the avoidance of doubt, including the conversion of the Convertible Notes (to the extent not converted prior to Closing)) of all outstanding options, warrants, restricted stock units, performance stock units, dividend equivalent rights and other rights and obligations (including any promised equity awards and assuming the full issuance of the shares underlying such awards) to acquire voting interests of New PubCo (without regard to any vesting provisions and, with respect to any promised awards whose issuance is conditioned in full or in part based on achievement of performance goals or metrics, assuming achievement at target performance) and the full conversion, exercise, exchange, settlement of all issued and outstanding securities convertible into or exercisable, exchangeable or settleable for voting interests of New PubCo, not including any voting interests of New PubCo reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of New PubCo (other than promised awards described above), and in each case of clauses (a) and (b), any other interests or shares, as applicable, of such entities that may be issued or exercised. For the avoidance of doubt, this definition assumes no net settlement or other reduction in respect of withholding tax obligations in connection with the issuance, conversion, exercise, exchange or settlement of such rights and obligations to acquire interests of HoldCo or New PubCo as are described in the foregoing clauses (a) and (b);

“GAAP” refers to the United States generally accepted accounting principles;

“governance agreement” refers to that certain governance agreement, to be entered into by and among Endeavor, the EDR subscribers, HoldCo, Mr. McMahon and New PubCo in connection with the completion of the Transactions;

“HoldCo Associate” refers to each current or former officer or other employee, or individual who is a current or former independent contractor, consultant, or director, of or to HoldCo or any of its subsidiaries;

“HoldCo Employee Plan” refers to an Employee Plan sponsored, maintained, contributed to, or required to be contributed to, by HoldCo or any of its subsidiaries;

“HoldCo operating agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of HoldCo, dated as of May 3, 2021;

“HSR Act” refers to the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“independent” refers to, in the context of New PubCo directors, (a) being qualified as an independent director under the listing standards of the NYSE, or any other principal market on which the common stock is listed or quoted for trading and (b) not being (x) an affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 5% of the voting or economic interest of the applicable Person) of HoldCo, Endeavor, New PubCo or any of their respective affiliates and (y) any employee, director, officer, or an immediate member of family (as applicable) of any person described in (x) or of HoldCo, Endeavor, or any of their respective affiliates. This definition only applies to use of term regarding New PubCo directors;

“Initial WWE LLC operating agreement” refers to that certain Limited Liability Company Agreement, to be entered into by and between WWE LLC and New PubCo in connection with the completion of the Transactions;

“IRS” refers to the Internal Revenue Service;

“merger” refers to the merger of Merger Sub with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo;

“New PubCo Board” refers to the board of directors of New PubCo;

“New PubCo bylaws” refers to the amended and restated bylaws of New PubCo, which at the effective time will be in effect in substantially the form included as Annex C to this information statement/prospectus;

“New PubCo charter” refers to the amended and restated articles of incorporation of New PubCo, which at the effective time will be in effect in substantially the form included as Annex B to this information statement/prospectus;

“New PubCo common stock” refers to the New PubCo Class A common stock and New PubCo Class B common stock, collectively;

“Other WWE equity securities” refers to equity securities of WWE other than WWE common stock, including restricted stock units, performance stock units, stock options, warrants, the Convertible Notes and other equity instruments;

“Pre-Closing Reorganization” refers to an internal reorganization of WWE;

“securityholders” refers to holders of the shares of WWE, Endeavor or New PubCo common stock or holders of WWE, Endeavor or New PubCo restricted stock units, performance stock units, stock options, warrants, the 3.375% Convertible Senior Notes due 2023, or other equity instruments, as the context requires;

“stockholders” or “holders” refers to holders of the shares of WWE common stock, Endeavor common stock or New PubCo common stock, as the context requires;

“stockholders agreement” refers to the stockholders agreement, dated as of April 2, 2023, by and between Endeavor and Mr. McMahon;

“VWAP” means as of an applicable date, the volume weighted average price per share of the applicable security on such security’s principal trading market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source determined by New PubCo) from 9:30 a.m. (New York City time) on the relevant trading day to 4:00 p.m. (New York City time) on such date;

“WWE Associate” refers to each current or former officer or other employee, or individual who is a current or former independent contractor, consultant, or director, of or to WWE or any of its subsidiaries;

“WWE credit facility” refers to the Amended and Restated Credit Agreement, dated as of May 24, 2019, by and among WWE, as borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time);

“WWE Employee Plan” refers to an Employee Plan sponsored, maintained, contributed to, or required to be contributed to, by WWE or any of its subsidiaries;

“WWE Equity Awards” refers to WWE RSUs and WWE PSUs;

“WWE Equity Plan” refers to WWE’s 2016 Omnibus Incentive Plan;

“WWE ESPP” refers to WWE’s 2012 Employee Stock Purchase Plan;

“WWE PSU” refers to a restricted stock unit with respect to WWE Class A common stock (whether granted by WWE pursuant to the WWE Equity Plan, assumed by WWE in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by WWE) whose vesting is conditioned in full or in part based on achievement of performance goals or metrics and for which the applicable performance period has not been completed as of the applicable determination date;

“WWE RSU” refers to a restricted stock unit with respect to WWE Class A common stock (whether granted by WWE pursuant to the WWE Equity Plan, assumed by WWE in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by WWE), other than a WWE PSU;

v

“WWE transfer” refers to the contribution by New PubCo of all of the equity interests in WWE LLC to HoldCo; and

“WWE Transfer Consideration” refers to 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with the exchange of the WWE transfer for such membership interests.

Whenever reference is made in this information statement/prospectus to ownership of 51.0%, 49.0% or any other percentage of the voting or economic interests of HoldCo or New PubCo, such reference assumes that such calculation is made in accordance with the “fully diluted basis” definition. This means, in certain circumstances, New PubCo would be issued less than 49.0%, and subsidiaries of Endeavor would collectively be issued more than 51.0%, of the economic interests in HoldCo as of the completion of the Transactions, including the merger. The proportion of the voting power of New PubCo issued to former securityholders of WWE common stock and to subsidiaries of Endeavor, in each case collectively, would be similarly impacted at the completion of the Transactions, including the merger. For example, to the extent that WWE equity awards do not vest and settle, the WWE Transfer Consideration allocable to those WWE equity awards that are either vested and not yet settled or unvested (calculated in accordance with the definition of “fully diluted basis”) will reduce the number of membership interests in HoldCo received by New PubCo on the closing date by an equivalent amount and will not be issued to New PubCo unless and until the applicable WWE equity award (as converted in accordance with the terms of the transaction agreement) is so settled or becomes vested and is settled in accordance with its terms, as applicable. In all cases, however, the former securityholders of WWE common stock would be issued 100.0% of the economic interests in New PubCo as of the completion of the Transactions, including the merger.

Certain sections in this information statement/prospectus refer to a number of shares of New PubCo common stock immediately following the completion of the Transactions, including the merger, including for the purposes of stating the beneficial ownership of certain persons and the number of shares underlying certain securities. Unless otherwise specified, such calculations are based upon the information included in this information statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

The following questions and answers are intended to briefly address some commonly asked questions regarding the transaction agreement and the Transactions, including the merger. You are encouraged to carefully read the remainder of this information statement/prospectus, its annexes and exhibits and the documents that are referred to in this information statement/prospectus and to pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 33 and 31, respectively, of this information statement/prospectus, because the information contained in this section may not provide all the information that might be important to you with respect to the transaction agreement and the Transactions, including the merger. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Q:	Why am I receiving this information statement/prospectus?

A:

On April 2, 2023, Endeavor, EDR OpCo, HoldCo, WWE, New PubCo and Merger Sub entered into the transaction agreement, pursuant to which WWE and Endeavor propose to combine the businesses of WWE and HoldCo, which owns and operates UFC, which combined business will be managed by New PubCo, a new publicly listed company, once the Transactions, including the merger, are implemented.

In connection with the transaction agreement, WWE formed two wholly owned subsidiaries, New PubCo and Merger Sub. Subject to the terms and conditions of the transaction agreement, (i) WWE will undertake the Pre-Closing Reorganization, (ii) following the Pre-Closing Reorganization, Merger Sub will merge with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo, (iii) following the merger, the surviving corporation will be converted to WWE LLC, a Delaware limited liability company, which will be wholly owned by New PubCo, immediately prior to the WWE transfer and (iv) following the conversion, New PubCo will (a) contribute all of the equity interests in WWE LLC to HoldCo in exchange for 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with such exchange and (b) issue to EDR OpCo and certain of its subsidiaries a number of shares of New PubCo Class B common stock, par value $0.00001 per share, representing, in the aggregate, 51.0% of the voting power of New PubCo on a fully diluted basis and no economic rights in New PubCo, in exchange for a payment equal to the par value of such New PubCo Class B common stock. As a result of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. In addition, New PubCo will be renamed “TKO Group Holdings, Inc.” immediately following the completion of the Transactions, including the merger.

Upon completion of the Transactions, including the merger, former securityholders of WWE common stock will own shares of New PubCo Class A common stock, which is expected to be listed for trading on the NYSE under the ticker symbol “TKO.” For further information on the rights of such shares, please read the section entitled “Summary of the Transaction Agreement— Transaction Consideration; Conversion of Shares; Exchange of Certificates” beginning on page 147 of this information statement/prospectus.

We have included in this information statement/prospectus important information about the Transactions, including the merger, and the transaction agreement (a copy of which is attached as Annex A). You should carefully read this information and the documents referred to therein in their entirety.

Please note that the delivery of the Written Consent is sufficient to adopt and approve the transaction agreement and the Transactions (including the merger) on behalf of stockholders of WWE. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:	Why is WWE proposing the Transactions?

A:

The WWE Board has unanimously approved the transaction agreement and the transactions contemplated thereby, and determined that the transaction agreement and the transactions contemplated by the transaction agreement, are in the best interest of WWE and its stockholders. WWE believes that the Transactions, including the merger, will benefit WWE stockholders. For further information, please read the sections entitled “The Transactions—WWE’s Reasons for the Transactions; Recommendation of the WWE Board of Directors” beginning on page 98 of this information statement/prospectus.

Q:	What will WWE stockholders receive in the Transactions?

A:

At the effective time, each issued and outstanding share of WWE Class A common stock and WWE Class B common stock (other than cancelled WWE shares) will be converted automatically into one validly issued, fully paid and non-assessable share of New PubCo Class A common stock, and all such converted shares will then cease to exist and will no longer be outstanding. For further information, please read the section entitled “Summary of the Transaction Agreement— Transaction Consideration; Conversion of Shares; Exchange of Certificates” beginning on page 147 of this information statement/prospectus.

Q:	What will holders of WWE equity awards receive in the Transactions?

A:

At the effective time, each award of WWE RSUs and WWE PSUs, including any dividend equivalent rights granted with respect thereof, that is outstanding immediately prior to the effective time will be converted into an equivalent award of restricted stock units or performance stock units of New PubCo, respectively, on the same terms and conditions as were applicable under the award of WWE RSUs or WWE PSUs immediately prior to the effective time (including any provisions for acceleration); provided, that, any applicable performance-vesting conditions will be equitably adjusted, as necessary, including by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments from Endeavor and in a manner consistent with past practice, to take into account the effects, if any, of the Transactions, including the merger.

Prior to the effective time, the WWE Board (or an appropriate committee thereof) will take necessary actions such that any offering period under the WWE ESPP during which the effective time would otherwise have occurred will be deemed to have ended on the fifth business day prior to the closing date and each outstanding purchase right under the WWE ESPP will automatically be exercised on such date.

For further information, please read the section entitled “Summary of the Transaction Agreement— Transaction Consideration; Conversion of Shares; Exchange of Certificates” beginning on page 147 of this information statement/prospectus.

Q:	Should I send in my share certificates now for exchange?

A:

No, you should not send in your WWE share certificates now for exchange. At the effective time, each WWE share certificate will automatically be converted into an equivalent number of shares of New PubCo Class A common stock. Following the effective time, stockholders may request to exchange their WWE stock certificates for New PubCo stock certificates by contacting New PubCo’s transfer agent (as defined below). For further information, please read the section entitled “Summary of the Transaction Agreement— Transaction Consideration; Conversion of Shares; Exchange of Certificates” beginning on page 147 of this information statement/prospectus.

Q:	Who will serve on New PubCo’s board of directors and as management?

A:

The New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE (the “WWE Designees”), of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor (the “EDR Designees”), of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Ariel Emanuel (“Mr. Emanuel”)) and (y) three will be independent. As such, while New PubCo will be a controlled company, a majority of New PubCo directors will be independent.

Following the Closing, New PubCo is expected to be led by Mr. Emanuel as Chief Executive Officer (who is expected to also continue in his role as Chief Executive Officer of Endeavor); Mr. McMahon as Executive Chair of the New PubCo Board; Mark Shapiro (“Mr. Shapiro”) as President and Chief Operating Officer (who is expected to also continue in his role as President and as Chief Operating Officer of Endeavor); Andrew Schleimer (“Mr. Schleimer”) as Chief Financial Officer; and Seth Krauss (“Mr. Krauss”) as Chief Legal Officer (who is expected to also continue in his role as Chief Legal Officer of Endeavor). For further information, please read the section entitled “Management and Directors of New PubCo After the Transactions” beginning on page 234 of this information statement/prospectus.

Q:	What equity stake will WWE stockholders hold in New PubCo and HoldCo?

A:

WWE stockholders will receive one share of New PubCo Class A common stock for each share of WWE common stock that they hold. As of the Closing, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. Assuming that WWE’s capitalization at the Closing is the same as it was on August 4, 2023, the stockholders of New PubCo would have the following voting power and interests (percentages may not sum to 100% due to rounding):

	Economic Interests in HoldCo		Voting Power of New PubCo		Economic Interests in New PubCo
Securityholder	Fully diluted (i.e., all Other WWE equity securities are converted into New PubCo Class A common stock)	No Other WWE equity securities are converted into New PubCo Class A common stock	Fully diluted (i.e., all Other WWE equity securities are converted into New PubCo Class A common stock)	No Other WWE equity securities are converted into New PubCo Class A common stock	Fully diluted (i.e., all Other WWE equity securities are converted into New PubCo Class A common stock)	No Other WWE equity securities are converted into New PubCo Class A common stock
Endeavor Operating Company, LLC	43.7%	44.5%	43.7%	44.5%	0.0%	0.0%
January Capital Holdco, LLC	3.6%	3.7%	3.6%	3.7%	0.0%	0.0%
January Capital Sub, LLC	3.7%	3.8%	3.7%	3.8%	0.0%	0.0%
Subsidiaries of EDR Total	51.0%	51.9%	51.0%	51.9%	0.0%	0.0%
WWE equity securities held by Mr. McMahon	16.4%	16.6%	16.4%	16.6%	33.5%	34.6%
WWE equity securities held by WWE directors and executive officers other than Mr. McMahon	1.2%	0.1%	1.2%	0.1%	2.5%	0.2%
WWE equity securities held by Ms. McMahon(1)	0.3%	0.3%	0.3%	0.3%	0.7%	0.7%
WWE equity securities held by Ms. McMahon Levesque(2)	1.1%	1.1%	1.1%	1.1%	2.2%	2.3%
Total WWE equity securities held by WWE directors and executive officers (including Mr. McMahon), Ms. McMahon and Ms. McMahon Levesque(1)(2)	19.1%	18.2%	19.1%	18.2%	39.0%	37.8%

	Economic Interests in HoldCo		Voting Power of New PubCo		Economic Interests in New PubCo
Securityholder	Fully diluted (i.e., all Other WWE equity securities are converted into New PubCo Class A common stock)	No Other WWE equity securities are converted into New PubCo Class A common stock	Fully diluted (i.e., all Other WWE equity securities are converted into New PubCo Class A common stock)	No Other WWE equity securities are converted into New PubCo Class A common stock	Fully diluted (i.e., all Other WWE equity securities are converted into New PubCo Class A common stock)	No Other WWE equity securities are converted into New PubCo Class A common stock
WWE common stock held by other WWE stockholders	29.4%	29.9%	29.4%	29.9%	59.9%	62.2%
Other WWE equity securities held by other WWE securityholders	0.5%	0.0%	0.5%	0.0%	1.1%	0.0%
WWE Securityholders Total	49.0%	48.1%	49.0%	48.1%	100.0%	100.0%

(1)

Based on an Amendment No. 4 to Schedule 13D, filed August 18, 2016. All disclosure in respect of the equity ownership of Linda McMahon (“Ms. McMahon”) in this information statement/prospectus is based on such filing.

(2)

Based on a Form 4 filed July 22, 2022 and an Amendment No. 1 to Schedule 13D filed December 8, 2015. All disclosure in respect of the equity ownership of Stephanie McMahon Levesque (“Ms. McMahon Levesque”) in this information statement/prospectus is based on such filings.

New PubCo will be the sole managing member of HoldCo.

For further information, please read the section entitled “The Transactions—Ownership of New PubCo after the Transactions” beginning on page 86 of this information statement/prospectus, and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 213 of this information statement/prospectus.

Q:	How do I calculate the value of the transaction consideration?

A:

WWE stockholders will receive one share of New PubCo Class A common stock for each share of WWE common stock that they hold. Upon completion of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. The value of the transaction consideration the WWE stockholders will receive in the Transactions, including the merger, will therefore depend on the combined value of HoldCo and WWE at the effective time.

The values of WWE common stock and of HoldCo have fluctuated since the date of the announcement of the transaction agreement and will continue to fluctuate from the date of this information statement/prospectus until the date the Transactions, including the merger, are completed. Because the ownership percentages described above will not be adjusted to reflect any changes in the values of WWE common stock or HoldCo, the value of the transaction consideration may be higher or lower than the value of the WWE common stock on earlier dates. Therefore, until the completion of the Transactions, including the merger, the WWE stockholders will not know or be able to determine the value, on a fully diluted basis, of the New PubCo Class A common stock that they will receive pursuant to the transaction agreement.

On March 31, 2023, which was the last trading day before the public announcement of the Transactions, the closing price on the NYSE was $91.26 per share of WWE Class A common stock. On [                ], 2023, which was the latest practicable date before the printing of this information statement/prospectus, the closing price on the NYSE was $ [                ] per share of WWE Class A common stock.

Changes in the market price of WWE common stock may result from a variety of factors that are beyond the control of WWE, including, but not limited to, changes in their businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. You are encouraged to obtain up-to-date market prices for shares of WWE common stock.

Q:	What conditions must be satisfied to complete the Transactions, including the merger?

A:

Endeavor and WWE are not required to complete the Transactions, including the merger, unless a number of conditions are satisfied or waived, which we refer to as the “closing conditions.” These closing conditions include, among others:

•	the adoption of the transaction agreement by WWE stockholders (which was satisfied by the delivery of the Written Consent);

•	the completion of the Pre-Closing Reorganization;

•	the absence of certain legal restraints that would prohibit or seek to prohibit the Transactions;

•

the receipt of certain regulatory approvals (which was satisfied by the expiration of the waiting period under the HSR Act on June 16, 2023 and the receipt of all approvals, determinations, grants and confirmations with respect to regulatory authorities in the United Kingdom and Saudi Arabia on May 11, 2023 and May 30, 2023 respectively);

•	the approval for listing on the NYSE of the shares of New PubCo Class A common stock to be issued to WWE stockholders;

•	the ancillary agreements being in full force and effect;

•

the absence, since the date of the transaction agreement, of any event, change, occurrence or development that has had a material adverse effect on the business, financial condition or results of operations of WWE or HoldCo;

•

delivery by Endeavor to WWE of certain required audited financial statements of HoldCo, and the operating income reflected in such financial statements not being less than a defined threshold (which was satisfied on April 23, 2023 by the delivery of such audited financial statements reflecting such level of operating income for the fiscal year ended December 31, 2022); and

•	the prior mailing and effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part.

In addition, each of Endeavor’s and WWE’s respective obligations to complete the Transactions, including the merger, is subject to, among other conditions, the accuracy of the other party’s representations and warranties described in the transaction agreement (subject in most cases to “materiality” and “material adverse effect” qualifications) and the other party’s compliance with its covenants and agreements in the transaction agreement in all material respects.

For a more complete summary of the closing conditions that must be satisfied or waived prior to the Closing, please read the section entitled “Summary of the Transaction Agreement—Conditions to the Closing” beginning on page 173 of this information statement/prospectus.

Q:	When do you expect the Transactions, including the merger, to be completed?

A:

Endeavor and WWE are working to complete the Transactions, including the merger, as soon as possible. As described above, certain closing conditions must be satisfied or waived before Endeavor and WWE can complete the Transactions, including the merger. For further information, please read the section entitled “Summary of the Transaction Agreement—Conditions to the Closing” beginning on page 173 of this information statement/prospectus.

Assuming timely satisfaction or waiver of the closing conditions, the Transactions, including the merger, are expected to close in the second half of 2023. The closing date of the Transactions, including the merger, will be at least 20 calendar days after the mailing of this information statement/prospectus to WWE stockholders, in accordance with Rule 14c-2(b) promulgated under the Exchange Act.

Q:	Is New PubCo expected to hold any assets other than the common units?

A:

In addition to the common units, New PubCo is expected to hold an amount of cash that will be distributed by WWE LLC to New PubCo in connection with the completion of the Transactions, as further described immediately below.

Q:	Does WWE expect to distribute cash to New PubCo?

A:

Yes, WWE is permitted to distribute cash to New PubCo prior to the completion of the Transactions. It is expected that an amount of cash, if any, in excess of the WWE Minimum Cash Requirement (as defined in the transaction agreement) will be distributed by WWE LLC to New PubCo. For further information, please read the section entitled “Summary of the Transaction Agreement—Cash Distributions” beginning on page 146 of this information statement/prospectus.

Following the completion of the Transactions, the WWE Designees will be permitted to declare, set a record date for and pay a one-time dividend on shares of New PubCo Class A common stock, funded by the cash distribution by WWE LLC to New PubCo prior to the closing of the Transactions. In the event of any such dividend being declared, all holders of New PubCo Class A common stock as of the applicable record date would receive such a dividend; accordingly, assuming that there are no changes to WWE’s capitalization from August 4, 2023 until the Closing, and that there are no changes to New PubCo’s capitalization from August 4, 2023 until the record date applicable to such dividend (other than in connection with the Transactions), immediately following the Closing, (i) assuming a fully diluted basis (i.e., all Other WWE equity securities have been converted into New PubCo Class A common stock) as of such record date, (1) Mr. McMahon would receive approximately 33.5% of the aggregate amount of any such dividend, (2) WWE directors and executive officers other than Mr. McMahon would receive their pro rata portion of approximately 2.5% of the aggregate amount of any such dividend, (3) Ms. McMahon would receive approximately 0.7% of the aggregate amount of any such dividend, (4) Ms. McMahon Levesque would receive approximately 2.2% of the aggregate amount of any such dividend, (5) all other former WWE stockholders would receive their pro rata portion of approximately 59.9% of the aggregate amount of any such dividend and (6) former holders of Other WWE equity securities (other than Mr. McMahon and other former WWE directors and executive officers) would receive their pro rata portion of approximately 1.1% of the aggregate amount of any such dividend, and (ii) assuming that no Other WWE equity securities have been converted into New PubCo Class A common stock as of such record date, (1) Mr. McMahon would receive approximately 34.6% of the aggregate amount of any such dividend, (2) WWE directors and executive officers other than Mr. McMahon would receive their pro rata portion of approximately 0.2% of the aggregate amount of any such dividend, (3) Ms. McMahon would receive approximately 0.7% of the aggregate amount of any such dividend, (4) Ms. McMahon Levesque would receive approximately 2.3% of the aggregate amount of any such dividend, (5) all other former WWE stockholders would receive their pro rata portion of approximately 62.2% of the aggregate amount of any such dividend and (6) all Other WWE equity securities (including those held by Mr. McMahon, which represent less than 0.1% of economic interests in New PubCo on a fully-diluted basis) that have been converted into equity securities of New PubCo (but which have not been converted into New PubCo Class A common stock) would be treated as specified in the agreements applicable to such securities, as described in this information statement/proxy statement and the public filings that WWE makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information.” Percentages in the immediately preceding sentence may not sum to 100% due to rounding.

Q:	What happens if the Transactions, including the merger, are not completed?

A:

If the Transactions, including the merger, are not completed for any reason, (1) WWE stockholders will not receive the transaction consideration, (2) WWE will remain an independent public company, (3) WWE Class A common stock will continue to be traded on the NYSE, (4) New PubCo, which is currently a direct, wholly owned subsidiary of WWE, will not become a publicly traded corporation, (5) the WWE RSUs and the WWE PSUs will not be converted into equivalent restricted stock units and performance stock units, respectively, of New PubCo, and (6) to the extent applicable, any then-current offering period under the WWE ESPP will remain outstanding through its original end date and will not be truncated.

As a result of the delivery of the Written Consent, no termination fees are payable in respect of the termination of the transaction agreement. For further information, please read the section entitled “Summary of the Transaction Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 177 of this information statement/prospectus.

Q:	What approval by WWE stockholders is required to adopt the transaction agreement and, therefore, approve the Transactions, including the merger?

A:

The adoption of the transaction agreement and, therefore, the approval of the Transactions, including the merger, required the affirmative vote of holders of a majority of the voting power of the shares of WWE common stock entitled to vote on such matters. On April 2, 2023, Mr. McMahon, who, as of the date thereof, was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date, delivered a written consent adopting and, therefore, approving the transaction agreement and the Transactions, including the merger. Accordingly, the delivery of the Written Consent was sufficient to adopt the transaction agreement and, therefore, approve the Transactions, including the merger, on behalf of WWE stockholders. WWE has not solicited and is not soliciting your adoption of the transaction agreement or approval of the Transactions, including the merger. No further action by any other WWE stockholder is required under applicable law, and WWE will not solicit the vote of WWE stockholders for the adoption of the transaction agreement or approval of the Transactions, including the merger and will not call a special meeting of WWE stockholders for purposes of voting on the adoption of the transaction agreement or approval of the Transactions, including the merger. For this reason, the accompanying information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

For further information, please read the section entitled “Further Stockholder Approval Not Required” beginning on page 142 of this information statement/prospectus.

Q:	What are the expected United States federal income tax consequences of the transactions for holders of WWE Class A common stock?

A:

For United States federal income tax purposes, the merger and the conversion are, taken together, intended to qualify as a reorganization under the provisions of Section 368(a) of the Code. Assuming that the merger and the conversion will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, holders of WWE Class A common stock are not expected to recognize any gain or loss as a result of the merger and conversion.

For a more complete discussion of the United States federal income tax consequences of the Transactions, including the merger, please read the section entitled “Material United States Federal Income Tax Consequences” beginning on page 255 of this information statement/prospectus. Tax matters can be complicated, and the tax consequences of the Transactions, including the merger and the conversion, to a particular holder of WWE common stock will depend on such holder’s particular facts and circumstances. All securityholders of WWE should consult with their own tax advisors to determine the specific United

States federal, state, or local or foreign income or other tax consequences of the Transactions, including the merger and the conversion, to them.

Q:	Are stockholders of WWE entitled to dissenters’ or appraisal rights in connection with the Transactions?

A:

No. Under Delaware law, holders of shares of WWE common stock will not have dissenters’ rights or appraisal rights in connection with the Transactions, including the merger. For more information, please read the section entitled “No Dissenters’ or Appraisal Rights” beginning on page 306 of this information statement/prospectus.

Q:	Are there any important risks about the Transactions, including the merger, or WWE’s business of which I should be aware?

A:	Yes, there are risks involved. WWE encourages you to carefully read in its entirety the section entitled “Risk Factors” beginning on page 33 of this information statement/prospectus.

Q:	Who do I contact if I have further questions about the Transactions, including the merger, or the transaction agreement?

A:

WWE stockholders who have questions about the Transactions, including the merger, or the transaction agreement or who desire additional copies of this information statement/prospectus or other additional materials should contact:

Attention: Investor Relations

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, Connecticut 06902

Telephone: (203) 352-8600

SUMMARY

The following summary highlights selected information contained in this information statement/prospectus and may not include all the information that may be important to you. Accordingly, you are encouraged to carefully read this information statement/prospectus in its entirety, including the attached annexes and exhibits, and the documents that are referred to in this information statement/prospectus and to pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 33 and 31, respectively, of this information statement/prospectus, because the information contained in this section may not provide all the information that might be important to you with respect to the transaction agreement and the Transactions, including the merger. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Information About WWE, New PubCo and Merger Sub (Page 81)

World Wrestling Entertainment, Inc.

WWE is an integrated media and entertainment company. It has been involved in the sports entertainment business for four decades, and has developed into one of the most popular brands in global entertainment today. WWE is principally engaged in the production and distribution of unique and creative content through various channels, including content rights agreements for its flagship programs, Raw and SmackDown, and its premium over-the-top network, premium live event programming, monetization across social media outlets, live events, licensing of various WWE themed products, and the sale of merchandise at its live events.

WWE Class A common stock is currently listed on the NYSE under the ticker symbol “WWE.” WWE’s principal executive offices are located at 1241 East Main Street, Stamford, Connecticut 06902. WWE’s telephone number is (203) 352-8600, and its website address is http://www.corporate.wwe.com. Information contained on WWE’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus or the registration statement of which it forms a part.

New Whale Inc.

New PubCo is a Delaware corporation and a direct, wholly owned subsidiary of WWE. New PubCo was incorporated on March 29, 2023 solely for the purpose of effecting the Transactions and, immediately after the Transactions, including the merger, New PubCo will be renamed “TKO Group Holdings, Inc.”

Pursuant to the transaction agreement, Merger Sub will merge with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo. New PubCo will become a publicly traded corporation and former WWE stockholders will own stock in New PubCo.

New PubCo has been formed by WWE solely to effect the Transactions, its has no material assets and has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transactions, including the merger. Accordingly, no financial statements of New PubCo have been included in this information statement/prospectus. Upon completion of the Transactions, New PubCo’s principal executive offices will be located at 200 Fifth Avenue 7th Floor, New York, New York 10010. Upon completion of the Transactions, New PubCo’s telephone number will be (646) 558-8333.

Merger Sub Inc.

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of New PubCo. Merger Sub was incorporated on March 29, 2023 solely for the purpose of effecting the Transactions, including the merger.

As a result of the merger, Merger Sub will merge with and into WWE, with WWE surviving and becoming a wholly owned subsidiary of New PubCo.

Merger Sub has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transactions, including the merger. Merger Sub’s principal executive offices are located at 1241 East Main Street, Stamford, Connecticut 06902.

Endeavor Group Holdings, Inc.

Endeavor Group Holdings, Inc. is a Delaware corporation. Endeavor Group Holdings, Inc. was incorporated on January 29, 2019 as a holding company for the purpose of completing an initial public offering and other related transactions in order to carry on the business of Endeavor Operating Company, LLC and its subsidiaries.

As the sole managing member of Endeavor Manager, LLC, which in turn is the sole managing member of Endeavor Operating Company, LLC, Endeavor Group Holdings operates and controls all of the business and affairs of the Endeavor business.

Endeavor Operating Company, LLC

Endeavor Operating Company, LLC is a Delaware limited liability company and a direct subsidiary of Endeavor Manager, LLC and an indirect subsidiary of Endeavor Group Holdings. Endeavor Operating Company, LLC was formed on December 16, 2013 and directly or indirectly owns 100.0% of the equity interests of HoldCo.

Endeavor Operating Company, LLC manages Endeavor’s operating subsidiaries and conducts the Endeavor business, which operates as a global sports and entertainment company.

Zuffa Parent LLC

HoldCo operates solely as the parent company of UFC. UFC is a premium global sports brand, a live events and media content company, and the largest Pay-Per-View (“PPV”) event provider in the world. Over its 29-year history, UFC has developed, grown, and revolutionized the sport of mixed martial arts (“MMA”), hosting hundreds of marquee events around the world and reaching hundreds of millions of fans. UFC is committed to gender equality as one of the few professional sports organizations in the world where male and female athletes compete on equal grounds in all aspects.

UFC is among the most popular sports organizations in the world, with more than 700 million fans who skew young and diverse, as well as 228 million social media followers as of December 31, 2022. The organization produces more than 40 live events annually in some of the most prestigious arenas around the world and, as of December 31, 2022, broadcasts its content to over 900 million TV households across more than 170 countries. UFC’s athlete roster features some of the world’s best MMA athletes representing more than 70 countries.

HoldCo is a Delaware limited liability company, and a wholly owned subsidiary of Endeavor Operating Company, LLC. HoldCo’s principal executive offices are located at 6650 S. Torrey Pines Drive, Las Vegas, NV 89118.

Risk Factors (Page 33)

You are encouraged to carefully read all of the information contained in or incorporated by reference into this information statement/prospectus, including its annexes and exhibits and documents that are referred to in this information statement/prospectus. In particular, you should consider the factors described in the section entitled “Risk Factors” beginning on page 33 of this information statement/prospectus.

The Transactions (Page 83)

Subject to the terms and conditions of the transaction agreement, (i) WWE will undertake the Pre-Closing Reorganization, (ii) following the Pre-Closing Reorganization, Merger Sub will merge with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo, (iii) following the merger, the surviving corporation will be converted to WWE LLC, a Delaware limited liability company, which will be wholly owned by New PubCo immediately prior to the WWE transfer, and (iv) following the conversion, New PubCo will (a) contribute all of the equity interests in WWE LLC to HoldCo in exchange for 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with such exchange and (b) issue to EDR OpCo and certain of its subsidiaries a number of shares of New PubCo Class B common stock, par value $0.00001 per share, representing, in the aggregate, 51.0% of the voting power of New PubCo on a fully diluted basis and no economic rights in New PubCo, in exchange for a payment equal to the par value of such New PubCo Class B common stock. As a result of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. In addition, New PubCo will be renamed “TKO Group Holdings, Inc.” immediately following the completion of the Transactions, including the merger.

Upon completion of the Transactions, including the merger, former securityholders of WWE common stock will own shares of New PubCo Class A common stock, which is expected to be listed for trading on the NYSE.

Structure of the Transactions (Page 145)

The transaction agreement provides, among other things, for a merger by which Merger Sub will merge with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo. Upon the effective time, each issued and outstanding share of WWE Class A common stock and WWE Class B common stock (other than cancelled WWE shares) will be converted automatically into one validly issued, fully paid and non-assessable share of New PubCo Class A common stock, and all such converted shares will then cease to exist and will no longer be outstanding. The implied value of the transaction consideration will be based upon the value of HoldCo at the effective time. WWE Class A common stock currently trades on the NYSE under the ticker symbol “WWE.” On March 31, 2023, which was the last trading day before the public announcement of the Transactions, the closing price on the NYSE was $91.26 per share of WWE Class A common stock.

Additionally, at the effective time, each award of WWE RSUs and WWE PSUs, including any dividend equivalent rights granted with respect thereof, that is outstanding immediately prior to the effective time will be converted into an equivalent award of restricted stock units or performance stock units of New PubCo, respectively, on the same terms and conditions as were applicable under the award of WWE RSUs or WWE PSUs immediately prior to the effective time (including any provisions for acceleration); provided, that, any applicable performance-vesting conditions will be equitably adjusted, as necessary, including by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments from Endeavor and in a manner consistent with past practice, to take into account the effects, if any, of the Transactions, including the merger.

The following diagrams illustrate in simplified terms the current structure of WWE and Endeavor and the expected structure of New PubCo as a combined company following the completion of the Transactions, including the merger.

*	Endeavor Operating Company, LLC owns 100.0% of Zuffa Parent, LLC through direct ownership plus ownership through January Capital HoldCo, LLC and January Capital Sub, LLC.

*	Percentages are calculated on a fully diluted basis.

Consideration to WWE Securityholders (Page 84)

WWE stockholders will receive one share of New PubCo Class A common stock for each share of WWE common stock that they hold. As of the Closing, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. The value of the transaction consideration the WWE stockholders will receive in the Transactions, including the merger, will therefore depend on the combined value of HoldCo and WWE at the effective time.

At the effective time, (i) each award of WWE RSUs, including any dividend equivalent rights granted with respect thereof, that is outstanding immediately prior to the effective time will be converted into an equivalent award of restricted stock units of New PubCo, on the same terms and conditions as were applicable under the award of WWE RSUs immediately prior to the effective time (including any provisions for acceleration), with respect to a number of shares of New PubCo Class A common stock equal to the number of shares of WWE common stock subject to such WWE RSU immediately prior to the effective time, and (ii) each award of WWE PSUs, including any dividend equivalent rights granted with respect thereof, that is outstanding immediately prior to the effective time will be converted into an equivalent award of performance stock units of New PubCo, on the same terms and conditions as were applicable under the award of WWE RSUs immediately prior to the effective time (including any provisions for acceleration), with respect to a number of shares of New PubCo Class A common stock equal to the number of shares of WWE common stock subject to such WWE PSU immediately prior to the effective time; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the WWE Compensation Committee of the WWE Board in good faith, following consultation and reasonable consideration of comments from Endeavor, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the Transactions, including the merger.

Prior to the effective time, the WWE Board (or an appropriate committee thereof) will take necessary actions such that (i) any offering period under the WWE ESPP during which the effective time would otherwise have occurred will be deemed to have ended on the fifth business day prior to the closing date and (ii) each outstanding purchase right under the WWE ESPP with respect to such offering period will automatically be exercised on the fifth business day prior to the closing date with respect to such offering period.

WWE’s Reasons for the Transactions; Recommendations of the WWE Board of Directors (Page 98)

After careful consideration of the factors described in the section entitled “The Transactions—WWE’s Reasons for the Transactions; Recommendation of the WWE Board of Directors” beginning on page 98 of this information statement/prospectus, the WWE Board unanimously adopted resolutions at a meeting of the WWE Board on April 1, 2023 (i) determining that it was advisable and in the best interests of WWE and the WWE stockholders to enter into the transaction agreement and to consummate the Transactions, (ii) approving the execution, delivery and performance of the transaction agreement and the consummation of the Transactions and (iii) resolving to recommend that WWE stockholders adopt the transaction agreement.

Opinions of WWE’s Financial Advisors (Page 109)

Opinion of Raine

At the special meeting of the WWE Board on April 1, 2023, Raine Securities LLC (“Raine”) rendered its oral opinion to the WWE Board to the effect that, as of such date and taking into account the consummation of the Transactions contemplated by the transaction agreement, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the total transaction consideration received by all holders of WWE common stock in connection with the consummation of the merger (which we refer to in the section entitled “—Opinion of Raine” as the “aggregate transaction consideration”) to be paid to the holders of WWE common stock (other than cancelled WWE shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders. Raine confirmed its oral opinion by delivering its written opinion to the WWE Board, dated April 2, 2023, to the effect that, as of such date and taking into account the consummation of the Transactions contemplated by the transaction agreement, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such written opinion, the aggregate transaction consideration to be paid to the holders of WWE common stock (other than cancelled WWE shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Raine, dated April 2, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this information statement/prospectus. Raine’s opinion is limited to whether the aggregate transaction consideration to be paid by New PubCo in the merger pursuant to the transaction agreement, taking into account the consummation of the Transactions contemplated by the transaction agreement, is fair to the holders of WWE common stock (other than cancelled WWE shares), solely in their capacity as stockholders, from a financial point of view, and does not address any other terms or aspects of the Transactions including, without limitation, the merger or the form or structure of the merger or any of the Transactions or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise. The opinion does not address the relative merits of any portion of the Transactions as compared to any other business strategies or alternative transactions that may be available to WWE, nor does it address the underlying business decision of the WWE Board or any other person to proceed with all or any portion of the Transactions or any other action. The opinion does not constitute a recommendation to the WWE Board, the holders of WWE common stock, Endeavor, EDR OpCo or to any other person as to how to vote or act with respect to the Transactions or any other matter. Holders of WWE common stock are encouraged to read Raine’s opinion carefully in its entirety.

Opinion of J.P. Morgan

At the special meeting of the WWE Board on April 1, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the WWE Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer was fair, from a financial point of view, to New PubCo. J.P. Morgan confirmed its April 1, 2023 oral opinion by delivering its written opinion to the WWE Board, dated April 2, 2023, that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer was fair, from a financial point of view, to New PubCo.

The full text of the written opinion of J.P. Morgan dated April 2, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex J to this information statement/prospectus. J.P. Morgan’s written opinion was addressed to the WWE Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions, was directed only to the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the WWE Transfer Consideration to be received by New PubCo in the WWE transfer to the holders of any other class of securities, creditors or other constituencies of WWE or as to the underlying decision by WWE to engage in the Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of WWE as to how such stockholder should vote or consent with respect to any of the Transactions or any other matter.

Opinion of Moelis

In connection with Transactions, at the special meeting of the WWE Board on April 1, 2023, Moelis & Company LLC (“Moelis”), delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 2, 2023, addressed to the WWE Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio whereby, immediately following the consummation of the WWE transfer, New PubCo will own 49.0% of the membership interests in HoldCo on a fully diluted basis and the EDR subscribers will own 51.0% of the membership interests in HoldCo on a fully diluted basis (which is referred to in the section entitled “The Transactions—Opinion of Moelis” as the “exchange ratio”), was fair, from a financial point of view, to New PubCo.

The full text of Moelis’ written opinion dated April 2, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this information statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the WWE Board (solely in its capacity as such) in its evaluation of the exchange ratio. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to New PubCo, and does not address WWE’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to WWE. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. For a further discussion of Moelis’s opinion, see the section entitled “The Transactions—Opinion of Moelis” beginning on page 133 of this information statement/prospectus.

Regulatory Approvals (Page 141)

WWE and Endeavor agreed in the transaction agreement to cooperate with each other, and use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper, or advisable under applicable laws to consummate and make effective the Transactions as soon as reasonably practicable, subject to certain specified limitations in the transaction agreement. The Transactions are subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, which expired on June 16, 2023. The Transactions are also subject to the receipt of approvals, determinations, grants and confirmations and the satisfaction of any other closing conditions, as may be applicable, with respect to certain other regulatory authorities, including such authorities in Saudi Arabia and, if required by certain antitrust authorities, the United Kingdom and European Union. As of the date of this information statement/prospectus, all approvals, determinations, grants and confirmations have been obtained.

Further Stockholder Approval Not Required (Page 142)

The adoption of the transaction agreement and, therefore, the approval of the Transactions, including the merger, required the affirmative vote of holders of a majority of the voting power of the shares of WWE common stock entitled to vote on such matters. On April 2, 2023, Mr. McMahon, who, as of the date thereof, was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date, delivered a written consent adopting and, therefore, approving the transaction agreement and the Transactions, including the merger. Accordingly, the delivery of the Written Consent was sufficient to adopt the transaction agreement and, therefore, approve the Transactions, including the merger, on behalf of WWE stockholders. WWE has not solicited and is not soliciting your adoption of the transaction agreement or approval of the Transactions, including the merger.

No further action by any Endeavor stockholder or WWE stockholder is required under applicable law, and neither Endeavor nor WWE will solicit the votes of their respective stockholders for the adoption or approval of the transaction agreement or the Transactions, including the merger. Neither Endeavor nor WWE will call a special meeting of their respective stockholders for purposes of voting on adoption or approval of the transaction agreement or the Transactions, including the merger. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only and shall be considered the notice required under Section 228(e) of the DGCL. You are not being asked for a proxy, and you are requested not to send a proxy.

Listing of New PubCo Class A common stock (Page 142)

Upon the completion of the Transactions, including the merger, New PubCo Class A common stock will be listed and traded on the NYSE under the ticker symbol “TKO.”

Delisting and Deregistration of WWE common stock (Page 142)

If the Transactions, including the merger, are completed, WWE Class A common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments (Page 214)

The Proposed Transactions will be accounted for as a reverse acquisition using the acquisition method of accounting, with New PubCo treated as the legal acquirer and HoldCo treated as the accounting acquirer for financial reporting purposes. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Accounting Treatment for the Transactions and Related Pro Forma Adjustments” beginning on page 214.

Summary of the Transaction Agreement (Page 145)

No Solicitation and Adverse Recommendation Change (Page 160)

WWE has agreed in the transaction agreement that it will not and will cause its subsidiaries not to and direct its and their representatives not to, directly or indirectly:

•

solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information), or otherwise propose or knowingly induce the making, submission, or announcement of, any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an acquisition proposal (as defined below);

•

engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other person (other than Endeavor, its subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) any non-public information and data relating to WWE or any of its subsidiaries or afford to any person (other than Endeavor, its subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) access to the business, properties, assets, books, records or other information, or to any personnel, of WWE or any of its subsidiaries (except pursuant to Section 220 of the DGCL), in each case, in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an acquisition proposal or any inquires or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	approve, adopt, endorse or recommend an acquisition proposal or any offer or proposal that could lead to an acquisition proposal;

•

terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement;

•	grant any waiver, amendment or release under any anti-takeover laws and regulations;

•	authorize or enter into any letter of intent, acquisition agreement, agreement in principle, or other contract relating to an acquisition proposal; or

•	resolve, agree or propose to do any of the foregoing.

The transaction agreement also requires WWE to, and to cause its subsidiaries and direct its and their representatives to, (i) promptly (and in any case within 24 hours) terminate (or cause to be terminated) any discussions or negotiations with any person and its affiliates and representatives that would be prohibited by the transaction agreement, (ii) promptly (and in any case within 12 hours of the execution of the transaction agreement) terminate (or cause to be terminated) such person’s and its affiliates’ and representatives’ access to any data room or other depository of information maintained by or on behalf of WWE and its subsidiaries for purposes of facilitating an acquisition proposal and (iii) promptly cease any direct or indirect solicitation, knowing encouragement, discussion, or negotiation with any such person that may be ongoing relating to an acquisition proposal.

Despite the restrictions described above, WWE, its subsidiaries and their respective representatives were permitted, prior to the receipt of the written consent of Mr. McMahon delivered pursuant to the transaction agreement (which is referred to herein as the “Written Consent”), in response to an acquisition proposal that did not result from a breach of the transaction agreement and that the WWE Board determined in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal (as defined below) and a failure to take the actions contemplated by the foregoing would be inconsistent with the directors’ fiduciary duties under applicable law, to:

•	enter into an acceptable confidentiality agreement (as further defined in the transaction agreement);

•	engage in discussions or negotiations regarding such acquisition proposal (so long as WWE and such person have executed an acceptable confidentiality agreement); and

•

furnish information to, or afford access to the business, properties, assets, books, records or personnel, of WWE or any of its subsidiaries (so long as WWE and such person have executed an acceptable confidentiality agreement), in each case, with the person making or renewing such acquisition proposal and its representatives; provided, however, that any such information or access has previously been made available to Endeavor or shall be made available to Endeavor prior to, or substantially concurrently with, the time such information is made available to such person.

WWE is required under the transaction agreement to notify Endeavor promptly, and in any event within 24 hours, of the material terms of such acquisition proposal received by WWE, Mr. McMahon or any of their respective affiliates, and the identity of the person or “group” making such acquisition proposal and will provide Endeavor with copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). In addition, the transaction agreement requires WWE to, and to cause its subsidiaries, Mr. McMahon and their respective affiliates to, keep Endeavor reasonably informed of the status and terms of, and material changes in, any such acquisition proposal. WWE will promptly (and, in any event, within twenty-four (24) hours), following a determination by the WWE Board that an acquisition proposal is a superior proposal to the extent WWE Board is permitted to do so pursuant to the transaction agreement, notify Endeavor of such determination in writing (and following WWE’s receipt of the Written Consent, the WWE Board will have no right to make such a determination).

WWE has agreed in the transaction agreement that, subject to certain exceptions specified in the transaction agreement, the WWE Board, including any committee thereof, will not, and will not authorize or publicly propose to:

•	withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to the EDR Parties) its recommendation that WWE stockholders adopt the transaction agreement;

•	authorize, approve, adopt or recommend, or declare the advisability of, any acquisition proposal;

•

make any recommendation in connection with any acquisition proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the WWE Board of the type specified by Rule 14d-9(f) under the Exchange Act; or

•

cause or permit WWE any of WWE’s subsidiaries to enter into any letter of intent, acquisition agreement, agreement in principle, or other contract relating to an acquisition proposal or otherwise resolve or agree to do so.

Despite the foregoing, under the transaction agreement, until the earlier to occur of the termination of the transaction agreement and WWE’s receipt of the duly executed Written Consent, the WWE Board was permitted to, subject to meeting the additional requirements and following the procedures described below, make an adverse recommendation change, if in response to an acquisition proposal made after the date of the transaction agreement that has not been withdrawn and that did not result from a breach of the transaction agreement, the WWE Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such acquisition proposal is a superior proposal.

For a more complete description of the non-solicitation obligations, the restrictions on changes in recommendation in the Transaction Agreement and other covenants applicable to WWE and Endeavor and its respective subsidiaries under the Transaction Agreement, please read the section entitled “Summary of the Transaction Agreement—No Solicitation and Adverse Recommendation Change” beginning on page 160 of this information statement/prospectus.

Conditions to the Closing (Page 173)

The respective obligations of each party to the transaction agreement to effect the Closing shall be subject to the satisfaction (or waiver by Endeavor, on its own behalf and on behalf of EDR OpCo and HoldCo, or by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, in each case, to the extent permitted by applicable law) at or prior to the effective time of the following conditions:

•

Stockholder Approval. The affirmative vote of the holders of a majority of the voting power of the shares of WWE common stock outstanding as of the effective date of the Written Consent in favor of adopting the transaction agreement having been obtained. This condition was satisfied on April 2, 2023 by the delivery of the Written Consent;

•

No Legal Restraints. No (i) injunction or similar order by any governmental body having jurisdiction over Endeavor, Merger Sub, WWE, New PubCo or any of their respective subsidiaries that prohibits the consummation of the merger and the other Transactions, or that would impose a burdensome effect, having been entered and continuing to be in effect or (ii) law having been enacted, entered, promulgated, enforced, or deemed applicable by any governmental body having jurisdiction over Endeavor, Merger Sub, New PubCo, WWE, or any of their respective subsidiaries that, in any case, prohibits or makes illegal the Transactions or that would impose a burdensome effect;

•	Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in WWE’s confidential disclosure letter delivered concurrently with the execution of the transaction agreement applicable to the Transactions (and any extension thereof) having expired or been earlier terminated; (ii) all other authorizations, consents, orders, approvals, filings, and declarations, and all expirations of waiting periods, required under the applicable antitrust laws and foreign direct investment laws specified in WWE’s confidential disclosure letter delivered concurrently with the execution of the transaction agreement with respect to the Transactions having been made, expired, terminated, or obtained, as the case may be; and (iii) all requisite regulatory approvals being in full force and effect and no such requisite regulatory approval imposing or requiring the acceptance of a burdensome effect. This condition was satisfied by the expiration of the waiting period under the HSR Act on June 16, 2023 and the receipt of all approvals, determinations, grants and confirmations with respect to regulatory authorities in the United Kingdom and Saudi Arabia on May 11, 2023 and May 30, 2023, respectively, as more fully described in “Risk Factors—Risks Relating to the Transactions—WWE and Endeavor must obtain certain regulatory approvals in order to complete the Transactions, including the merger; if such approvals are not obtained or are obtained with conditions, the Transactions may be prevented or delayed or the anticipated benefits of the Transactions could be reduced.”;

•

Registration Statement. The registration statement on Form S-4, of which this information statement/prospectus forms a part, having become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the registration statement having been issued and remaining in effect, and no legal proceedings for that purpose having commenced or been threatened in writing by the SEC, unless subsequently withdrawn;

•

Listing. The shares of New PubCo Class A common stock issuable pursuant to the merger having been registered pursuant to Section 12(b) of the Exchange Act and authorized for listing on NYSE upon official notice of issuance;

•	Information Statement. This information statement/prospectus having been mailed to the WWE stockholders and at least 20 calendar days having elapsed from the date of completion of such mailing; and

•	Pre-Closing Reorganization. The Pre-Closing Reorganization having been completed.

The obligations of WWE, New PubCo and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, to the extent permitted by applicable law) of the following conditions:

•	Representations and Warranties.

•

Certain representations and warranties of Endeavor relating to capitalization (except for de minimis inaccuracies) and absence of changes being true and correct, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

Certain representations and warranties of Endeavor relating to due organization and subsidiaries, capitalization, authority and binding nature of agreement, and financial advisors being true and correct in all material respects, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

All other representations and warranties of Endeavor set forth in the transaction agreement (disregarding all materiality and HoldCo Material Adverse Effect qualifications contained therein) being true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect;

•

Covenants. Each of Endeavor, EDR OpCo and HoldCo having performed in all material respects all obligations required to be performed by it under the transaction agreement at or prior to the effective time;

•	No HoldCo Material Adverse Effect. No HoldCo Material Adverse Effect having occurred since the date of the transaction agreement and continuing;

•

Officer’s Certificate. Endeavor having delivered to WWE a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in this paragraph under “—Representations and Warranties,” and “—Covenants” have been satisfied;

•

Ancillary Agreements. Endeavor having delivered duly executed counterparts of each of the amended and restated operating agreement of HoldCo, the initial operating agreement of WWE LLC and the governance agreement (on behalf of itself, EDR OpCo and HoldCo, as applicable) to which an EDR Party is a party; and

•

HoldCo Audited Financial Statements. (i) Endeavor having delivered to WWE the audited financial statements of HoldCo required to be delivered in accordance with the transaction agreement and (ii) the operating income reflected in such audited financial statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense), not being less than 92.5% of the operating income reflected in the financial statements of HoldCo for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense) (which was satisfied on April 23, 2023 upon the delivery of such audited financial statements of HoldCo to WWE).

The obligations of Endeavor, EDR OpCo and HoldCo to effect the Closing are further subject to the satisfaction (or waiver by Endeavor, on its own behalf and on behalf of EDR OpCo and HoldCo, to the extent permitted by applicable law) of the following conditions:

•	Representations and Warranties.

•

Certain representations and warranties of WWE relating to capitalization (except for de minimis inaccuracies) and absence of changes being true and correct, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

Certain representations and warranties of WWE relating to due organization and subsidiaries, capitalization, authority and binding nature of agreement, non-contravention and consents, and financial advisors being true and correct in all material respects, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

All other representations and warranties of WWE set forth in the transaction agreement (disregarding all materiality and WWE Material Adverse Effect qualifications contained therein) being true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect;

•	Covenants. Each of New PubCo and Merger Sub having performed in all material respects all obligations required to be performed by it under the transaction agreement at or prior to the effective time;

•

Officer’s Certificate. WWE having delivered to Endeavor a certificate, dated as of the closing date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in this paragraph under “—Representations and Warranties,” and “—Covenants” have been satisfied;

•

Ancillary Agreements. WWE having delivered duly executed counterparts of each of the amended and restated operating agreement of HoldCo, the initial operating agreement of WWE LLC and the governance agreement (on behalf of itself, New PubCo and Merger Sub, as applicable) to which a WWE Party is a party; and

•	No WWE Material Adverse Effect. No WWE Material Adverse Effect having occurred since the date of the transaction agreement and continuing.

Termination (Page 176)

The transaction agreement may be terminated at any time prior to the effective time by mutual written consent of WWE and Endeavor or as follows:

•	by either WWE or Endeavor if:

•

the merger shall not have been completed by January 2, 2024, provided that, if on that date, any of the conditions described in the section entitled “—Conditions to the Closing—Regulatory Approvals,” are not satisfied or waived but all other closing conditions either have been satisfied or would have been satisfied or waived if the Closing were to occur on such date, then the termination date will be extended automatically by three months on up to two occasions (we refer to such date as the “end date”) (provided further that this right to terminate the transaction agreement will not be available to any party thereto that has breached in any material respect its obligations under the transaction agreement in any manner that has principally caused the failure to consummate the merger on or before such date); or

•

any governmental entity having jurisdiction over Endeavor or WWE has issued an injunction or similar order, or any law is enacted, entered, promulgated, enforced or deemed applicable by such governmental entity, in each case that prohibits the consummation of the merger and the other Transactions, or that would impose a burdensome effect and has become final and non-appealable (provided that this right to terminate the transaction agreement will not be available to any party that has breached in any material respect its obligations under the transaction agreement in any manner that has principally caused the imposition of such injunction, order or law or the failure of such injunction, order or law to be resolved or lifted).

•	by WWE if:

•

Endeavor, EDR OpCo or HoldCo has breached in any material respect any representation, warranty, covenant or agreement in the transaction agreement, in each case, which breach (i) would result in a failure of the applicable closing condition and (ii) cannot be cured by January 2, 2024 (which date is subject to two automatic three-month extensions as set forth above) or, if curable, is not cured within 30 business days following WWE’s delivery of written notice to Endeavor stating WWE’s intention to exercise this right to terminate the transaction agreement and the basis for such termination (provided that this right to terminate the transaction agreement will not be available to WWE if WWE is then in material breach of any representation, warranty, agreement or covenant in the transaction agreement that would result in a failure of the applicable closing condition); or

•

(i) the HoldCo audited financial statements described in the section entitled “—Conditions to the Closing—HoldCo Audited Financial Statements” have not been delivered to WWE on or before July 1, 2023 (this termination right will immediately expire upon the delivery of such HoldCo audited financial statements) or (ii) upon delivery to WWE of such HoldCo audited financial statements, the applicable closing condition is not satisfied (this termination right will expire at 5:00 p.m. on the 20th business day following the date of the delivery to WWE of such HoldCo audited financial statements).

•	by Endeavor if:

•	WWE, New PubCo or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement in the transaction agreement, in each case, which breach (i) would result in a failure of the applicable closing condition and (ii) cannot be cured by January 2, 2024 (which date is subject to two automatic three-month extensions as set forth above) or, if curable, is not cured within 30 business days following Endeavor’s delivery of written notice to WWE stating Endeavor’s intention to exercise this right to terminate the transaction agreement and the basis for such termination (provided that this right to terminate the transaction agreement will not be available to Endeavor if Endeavor, EDR OpCo or HoldCo is then in material breach of any representation, warranty, agreement or covenant in the transaction agreement that would result in a failure of the applicable closing condition);

•	the WWE Board (or a committee thereof) has affected an adverse recommendation change; or

•	the Written Consent has not been delivered to WWE within 12 hours after signing the transaction agreement (this condition was satisfied on April 2, 2023 by the delivery of the Written Consent).

Effect of Termination; Termination Fees; Expenses (Page 177)

If the transaction agreement is terminated by Endeavor after WWE makes an adverse recommendation change, WWE will be required to pay EDR OpCo a termination fee of $270.0 million. If the transaction agreement is terminated by Endeavor because the Written Consent has not been delivered within 12 hours of signing the transaction agreement, WWE will be required to pay EDR OpCo a termination fee of $90.0 million. The foregoing termination fees are referred to herein as the “EDR termination fee.” This condition was satisfied on April 2, 2023 by the delivery of the Written Consent.

Summary of Certain Agreements Related to the Transactions (Page 180)

HoldCo Operating Agreement

In connection with the Transactions, including the merger, Endeavor, HoldCo and New PubCo will enter into the HoldCo Operating Agreement. Following the Transactions, including the merger, and in accordance with the terms of the HoldCo Operating Agreement, New PubCo will operate its business through HoldCo and its subsidiaries. As sole managing member of HoldCo, New PubCo will have control over all of the affairs and decision-making of HoldCo. As such, New PubCo will be responsible for all operational and administrative decisions of HoldCo and the day-to-day management of HoldCo’s business. For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions—HoldCo Operating Agreement” beginning on page 180 of this information statement/prospectus.

Governance Agreement

Prior to the completion of the Transactions, including the merger, Endeavor, EDR OpCo, January Capital Sub, LLC (the “EDR Blocker”), January Capital HoldCo, HoldCo, New PubCo and Mr. McMahon expect to enter into a governance agreement that addresses matters primarily relating to New PubCo’s board of directors and restrictions on the EDR subscribers’ ability to effect certain actions. For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

Services Agreement

Prior to the completion of the Transactions, including the merger, Endeavor and HoldCo will enter into a services agreement (the “services agreement”) whereby Endeavor and its affiliates will provide, or cause to be provided, certain services to HoldCo and its subsidiaries, and HoldCo and its subsidiaries will provide, or cause to be provided, certain services to Endeavor and its affiliates.

Pursuant to the services agreement, HoldCo will pay Endeavor: (i) the fees set forth below plus (ii) any and all reasonable, actual out-of-pocket costs, fees, assessments or expenses (including, without limitation, insurance premiums, license and subscription fees, rent and certain costs of third party service providers engaged in the ordinary course) incurred in connection with the performance of such services (clause (ii), “Additional Fees”):

•

WWE Service Fees: WWE shall have a grace period for 180 days following the closing date (the “Grace Period”) during which time it shall pay no fee. During the 12 months immediately following the Grace Period (the “Initial WWE Period”), WWE shall pay a fee of $25 million. During the 12 months immediately following the Initial WWE Period, WWE shall pay a fee of $35 million, and for each 12-month period thereafter, the fee paid by WWE shall be equal to the fee for the prior 12-month period plus 1%;

•

UFC Service Fees: During the 12 months following the closing date (the “Initial UFC Period”), UFC shall pay a fee of $35 million. During the 12 months immediately following the Initial UFC Period, UFC shall pay a fee of $35 million, and for each 12-month period thereafter, the fee paid by UFC shall be equal to the fee for the prior 12-month period plus 1%;

provided that any Additional Fees in excess of $50,000.00 that are not consistent with historical practice between the parties for any individual service (including business travel and related expenses) shall require advance written approval (not to be unreasonably withheld, delayed or conditioned) of the service recipient.

For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions—Services Agreement” beginning on page 183 of this information statement/prospectus.

Registration Rights Agreement

Prior to the completion of the Transactions, including the merger, New PubCo, Endeavor, Mr. McMahon and other stockholders of New PubCo will enter into a registration rights agreement (the “registration rights agreement”) whereby Endeavor and Mr. McMahon will have demand rights that will require New PubCo to file registration statements registering their respective shares of New PubCo Class A common stock (including shares of New PubCo Class A common stock issuable upon the exercise by members of HoldCo of their redemption rights described elsewhere herein). The registration rights agreement will also include customary piggyback rights, subject to certain priority provisions. For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions—Registration Rights Agreement” beginning on page 184 of this information statement/prospectus.

Stockholders Agreement

On April 2, 2023 concurrently with the execution of the transaction agreement, Endeavor and Mr. McMahon entered into the stockholders agreement, pursuant to which, among other things and subject to certain exceptions set forth therein, Mr. McMahon agreed:

•	not to transfer shares of WWE common stock prior to the consummation of the Transactions;

•	to provide customary assistance in respect of any required regulatory filings and comply with the “clear skies” provision of the transaction agreement; and

•	following the Closing, to provide Endeavor with a right of first offer in respect of the transfer of any shares of New PubCo common stock.

For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions—Stockholders Agreement” beginning on page 185 of this information statement/prospectus.

Management and Directors of New PubCo after the Transactions (Page 234)

Under the terms of the transaction agreement, upon the completion of the Transactions, including the merger, the New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor, of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Mr. Emanuel) and (y) three will be independent. As such, while New PubCo will be a controlled company, a majority of New PubCo directors will be independent.

Following the Closing, New PubCo is expected to be led by Mr. Emanuel as Chief Executive Officer (who is expected to also continue in his role as Chief Executive Officer of Endeavor); Mr. McMahon as Executive Chair of the New PubCo Board; Mr. Shapiro as President and Chief Operating Officer (who is expected to also continue in his role as President and as Chief Operating Officer of Endeavor); Mr. Schleimer as Chief Financial Officer; and Mr. Krauss as Chief Legal Officer (who is expected to also continue in his role as Chief Legal Officer of Endeavor).

Upon the completion of the Transactions, including the merger, the corporate headquarters, principal executive offices and related corporate and operational functions of New PubCo will be located at 200 Fifth Avenue, 7th Floor, New York, New York 10010.

Interests of Affiliates in the Transactions (Page 247)

WWE’s directors and executive officers have interests in the Transactions, including the merger, that may be different from, or in addition to, the interests of WWE’s stockholders generally. The WWE Board was aware of these interests and considered them, among other matters, in negotiating, evaluating and approving the transaction agreement and the transactions contemplated thereby, including the Transactions, and in recommending that WWE’s stockholders approve the Transactions in accordance with the terms of the transaction agreement. These interests are described in more detail within this information statement/prospectus, and certain of them are quantified within the narrative disclosure and in the section entitled “Interests of Affiliates in the Transactions” beginning on page 247 of this information statement/prospectus.

Certain Beneficial Owners of WWE Common Stock (Page 254)

Information regarding certain beneficial owners of WWE common stock is contained in WWE’s proxy statement for its 2023 annual meeting of stockholders under the section entitled “Security Ownership of Certain Beneficial Owners and Management,” which is incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Mr. McMahon is not expected to receive any change of control payments in connection with the Transactions, but see more information in the section entitled “Interests of Affiliates in the Transactions” beginning on page 247 of this information statement/prospectus.

Litigation Relating to the Transactions (Page 144)

As of the date of this information statement/prospectus, there are no pending lawsuits challenging the Transactions. However, potential plaintiffs may file lawsuits challenging the Transactions. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Transactions and result in substantial costs to WWE, including any costs associated with the indemnification of directors and officers. One of the Closing conditions is the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the Transactions. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Transactions on the agreed-upon terms, then such injunction may prevent the Transactions from being consummated, or from being consummated within the expected time frame.

Material United States Federal Income Tax Consequences (Page 255)

It is intended that the merger and conversion will, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of this information statement/prospectus, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) has provided an opinion to the effect that the merger and conversion, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a holder of WWE Class A common stock that receives shares of New PubCo Class A common stock in the merger and conversion will (i) not recognize any gain or loss upon the exchange of shares of WWE Class A common stock for New PubCo Class A common stock in the merger and conversion, (ii) have a tax basis in the New PubCo Class A common stock received equal to the tax basis of the WWE Class A common stock surrendered in exchange therefor; and (iii) have a holding period for shares of New PubCo Class A common stock received that includes its holding period for its shares of WWE Class A common stock surrendered in exchange therefor. For further information, please read the section entitled “Material United States Federal Income Tax Consequences” on page 255 of this information statement/prospectus.

The United States federal income tax consequences described above may not apply to all holders of WWE common stock. Securityholders of WWE are strongly urged to consult their tax advisors as to the specific tax considerations of the merger and conversion, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in their particular circumstances.

Description of New PubCo’s Capital Stock (Page 257)

Upon completion of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. The rights of WWE stockholders, who will become New PubCo stockholders in the merger, will be governed by the DGCL and the amended and restated certificate of incorporation and amended and restated bylaws of New PubCo, as described in the section entitled “Comparison of Stockholders Right”. You are encouraged to carefully read in their entirety (i) the amended and restated certificate of incorporation of New Pubco included as Annex B to this information statement/prospectus, (ii) the amended and restated bylaws of New Pubco included as Annex C to this information statement/prospectus and (iii) the applicable provisions of the DGCL.

Comparison of Stockholder Rights (Page 261)

The rights of WWE stockholders are currently governed by the DGCL and the amended and restated certificate of incorporation of WWE and the amended and restated bylaws of WWE. Upon the Closing, the rights of WWE stockholders, who will become New PubCo stockholders in the merger, will be governed by the DGCL and the certificate of incorporation and bylaws of New PubCo, included as Annex B and Annex C respectively, to this information statement/prospectus. The rights of WWE stockholders under the certificate of incorporation and bylaws of New PubCo will differ in certain important respects from such WWE stockholders’ rights under the amended and restated certificate of incorporation of WWE and the amended and restated bylaws of WWE, as described in the section entitled “Comparison of Stockholder Rights.”

No Dissenters’ or Appraisal Rights (Page 306)

No dissenters’ or appraisal rights will be available to WWE stockholders with respect to the Transactions pursuant to Section 262 of the DGCL or any other applicable laws, as described in the section entitled “No Dissenters’ or Appraisal Rights” beginning on page 306 of this information statement/prospectus.

Summary of the Terms of the Convertible Notes

The summary below describes the principal terms of the Convertible Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Convertible Notes” section of this information statement/prospectus contains a more detailed description of the terms and conditions of the Convertible Notes. As used in this section, “we,” “our,” and “us” refer only to the Co-Obligors (as defined below) and not to their consolidated subsidiaries and “Convertible Notes” refer to WWE’s 3.375% Convertible Senior Notes due 2023.

Immediately following consummation of the Transactions, the Convertible Notes will become convertible into the transaction consideration for each share of WWE common stock into which the Convertible Notes were convertible immediately prior to the consummation of the Transactions. As a result, for purposes of the description below, following the consummation of the Transactions, all references to “common stock” will be with respect to New PubCo Class A common stock.

Co-Issuer	In connection with Transactions, WWE, New PubCo and the trustee are expected to enter into a supplemental indenture (to be effective upon the completion of the Transactions) pursuant to which New PubCo (together with WWE, the “Co-Issuers”) will be added as a co-issuer of the Convertible Notes.

Co-Obligor	In connection with Transactions, WWE, New PubCo and the trustee are expected to enter into a supplemental indenture (to be effective upon the completion of the Transactions) pursuant to which New PubCo (together with WWE, the “Co-Obligors”) will become jointly and severally liable with WWE for the obligations of WWE under the Convertible Notes and the Indenture.

Securities	$4,241,000 principal amount of 3.375% Convertible Senior Notes due 2023 as of the date of this information statement/prospectus.

Maturity	December 15, 2023, unless earlier repurchased or converted.

Interest	3.375% per year. Interest is payable semiannually in arrears on June 15 and December 15 of each year. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Convertible Notes—Events of Default.”

Conversion rights	Holders may convert all or any portion of their Convertible Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding June 15, 2023 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Convertible Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Convertible Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”

On or after June 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Convertible Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the Convertible Notes is currently 40.1405 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of approximately $24.91 per share of common stock), subject to adjustment as described in this information statement/prospectus.

On June 14, 2023, WWE notified holders of Convertible Notes of its irrevocable election to settle any conversions of the Convertible Notes on or after June 15, 2023 by delivering shares of our common stock. As a result, upon conversion, we will deliver shares of our common stock. See “Description of Convertible Notes—Conversion Rights—Settlement Upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances as described under “Description of Convertible Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

No redemption	We may not redeem the Convertible Notes prior to the maturity date and no “sinking fund” is provided for the Convertible Notes, which means that we are not required to redeem or retire the Convertible Notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this information statement/prospectus under “Description of Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their Convertible Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100.0% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes.”

Ranking	The Convertible Notes will be senior unsecured obligations of WWE and New PubCo and will rank:

•	senior in right of payment to any indebtedness of WWE and New PubCo, respectively, that is expressly subordinated in right of payment to the Convertible Notes;

•	equal in right of payment to any unsecured indebtedness of WWE and New PubCo, respectively, that is not so subordinated;

•	effectively junior in right of payment to any of secured indebtedness of WWE and New PubCo, respectively, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of subsidiaries of WWE and New PubCo, respectively.

As of June 30, 2023, on a pro forma basis after giving effect to the Transactions, New PubCo’s total consolidated indebtedness would have been approximately $3,161 million, approximately $33 million of which was secured indebtedness of certain of our subsidiaries. As of June 30, 2023, on a pro forma basis after giving effect to the Transactions, the subsidiaries of the Co-Obligors would have had approximately $3,161 million of indebtedness and other liabilities, excluding intercompany obligations, to which the Convertible Notes would have been structurally subordinated.

The Indenture does not limit the amount of debt that we or our subsidiaries may incur.

Book-entry form	The Convertible Notes are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Convertible Notes are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the Convertible Notes	We cannot assure you as to the liquidity of any market for the Convertible Notes. We do not intend to apply for a listing of the Convertible Notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences	For the U.S. federal income tax consequences of the merger and conversion to holders of the Convertible Notes, see “Material United States Federal Income Tax Consequences—Convertible Notes.”

New York Stock Exchange symbol for our common stock	Following consummation of the Transactions, our common stock is expected to be listed on The New York Stock Exchange under the symbol “TKO.”

Trustee, paying agent and conversion agent	U.S. Bank Trust Company, National Association.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. When used in this information statement/prospectus, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “outlook,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside WWE’s, Endeavor’s or New PubCo’s control and difficult to predict, and could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements generally include statements regarding the expected timetable for completing the Transactions, including the merger, the ability to complete the Transactions, including the merger, expected cost and revenue synergies, impacts and benefits of the Transactions, including the merger, projected financial information, future opportunities, expected cash distributions and other statements regarding New PubCo’s and WWE’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. WWE management has based these forward-looking statements largely on their current expectations and projections about future events and financial trends that management believes may affect New PubCo and WWE’s business, financial condition and results of operations.

These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to:

•	difficulties with the integration and in realizing the expected benefits of the Transactions, including the merger;

•	the ability to obtain regulatory approvals (and the timing of such approvals) and meet other closing conditions to the Transactions, including the merger;

•	the inability to complete the Transactions, including the merger, or the potential for delay in completing the Transactions, including the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement or could otherwise cause the Transactions, including the merger, to fail to close;

•	the unfavorable outcome of legal proceedings that may be instituted against WWE, Endeavor and their affiliates in connection with the Transactions, including the merger;

•	the inability to capture all or part of the anticipated cost and revenue synergies;

•	significant fees and expenses associated with negotiating and completing the Transactions, including the merger;

•	potential liabilities that are not known, probable or estimable at this time;

•	the inability to obtain or maintain the listing of New PubCo Class A common stock on the NYSE following the Transactions;

•	the potential diversion of management and employee attention and focus during the pendency of the Transactions;

•	the risk that the public announcement of the transaction agreement may have negative effects on UFC and WWE’s revenues, customers, employees, operating results and share price;

•	the possibility that WWE will not have sufficient cash at the Closing to distribute cash to New PubCo such that New PubCo will have cash to pay a post-closing dividend to the securityholders of New

PubCo Class A common stock, or that the amount of cash available for a post-closing dividend will be less than currently expected;

•	the risk of adverse tax consequences of the merger and the conversion;

•	the inability to retain WWE or UFC management, employees or talent during the pendency of the Transactions and thereafter;

•	the possibility that New PubCo, WWE or Endeavor may be adversely affected by other economic, business and/or competitive factors; and

•	other risks and uncertainties indicated from time to time in this information statement/prospectus relating to the Transactions, including the merger.

Consequently, all of the forward-looking statements contained or incorporated by reference in this information statement/prospectus are qualified by factors, risks and uncertainties, including those set forth under the headings titled “Risk Factors” beginning on page 33 of this information statement/prospectus and those set forth under the headings “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” in WWE’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 2, 2023 and other filings with the SEC that are incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the applicable document incorporated by reference into this information statement/prospectus. WWE does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and the financial condition and results of operations of New PubCo and WWE could be materially adversely affected.

RISK FACTORS

This section describes various risks and uncertainties related to the Transactions, including the merger, and the businesses and results of operations of New PubCo, WWE and UFC. In addition to the other information included in, or incorporated by reference into, this information status/prospectus, the annexes and exhibits attached to this information statement/prospectus, and the documents that are referred to in this information statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this information statement/prospectus, you should carefully consider the following risks related to the Transactions, including the merger. You should also read and consider the risk factors associated with the businesses of each of WWE and UFC because these risk factors may affect the operations and financial results of New PubCo. In the case of WWE, these risk factors may be found in its Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 2, 2023, which is incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus. In the case of UFC, these risk factors may be found below under the subsection entitled “Risks Relating to UFC’s Business.” Additional risks and uncertainties not presently known to WWE or UFC or that are not currently considered to be material may also adversely affect the Transactions, including the merger, or the businesses or results of operations of any of WWE, UFC or New PubCo.

Risk Factors Summary

The following is only a summary of principal risks that are applicable to the Transactions, including the merger, and the businesses of WWE, UFC and, after completion of the Transactions, including the merger, New PubCo. Such risks are discussed in more detail below and you should carefully read this Risk Factors section in its entirety.

Risks Relating to the Transactions

•

WWE stockholders cannot be certain of the value of New PubCo Class A common stock to be paid to them as consideration for the Transactions, including the merger. As (x) on the one hand, the economic interest percentage of subsidiaries of Endeavor in HoldCo and the voting interest percentage of subsidiaries of Endeavor in New PubCo and (y) on the other hand, the economic interest percentage of New PubCo in HoldCo and the voting interest percentage of former securityholders of WWE common stock in New PubCo, will each not be adjusted to reflect any changes in the values of WWE common stock or HoldCo, the value of the transaction consideration may be higher or lower than the value of the WWE common stock on earlier dates.

•

The parties must obtain certain regulatory approvals in order to complete the Transactions, including the merger; if such approvals are not obtained or are obtained with conditions, the Transactions may be prevented or delayed.

•

WWE, UFC and New PubCo will incur significant transaction and merger-related transition costs in connection with the Transactions, including the merger, and will be subject to business uncertainties and contractual restrictions while the Transactions, including the merger, are pending.

•	The transaction agreement limits WWE’s ability to pursue alternatives to the Transactions, including the merger.

•	Executive officers and directors of WWE may have interests in the Transactions, including the merger, that are different from, or in addition to, the rights of their respective stockholders.

•

The Transactions, including the merger, are subject to a number of closing conditions and, if these conditions are not satisfied, the transaction agreement may be terminated in accordance with its terms and the Transactions, including the merger, may not be completed. Failure to complete the Transactions, including the merger, could negatively impact the financial results of WWE and UFC and the stock price of WWE Class A common stock.

•

Lawsuits may be filed against WWE, Endeavor, their affiliates and/or their respective boards of directors challenging the Transactions, including the merger. An adverse ruling in any such lawsuit could result in substantial costs and may delay or prevent the completion of the Transactions, including the merger.

Risks Relating to WWE’s Business

•

There are a number of risks related to WWE’s business and industry. For further information, please read the section entitled “Risk Factors—Risks Relating to WWE’s Business” beginning on page 41 of this information statement/prospectus.

Risks Relating to UFC’s Business

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UFC’s ability to generate revenue from discretionary and corporate spending on events, such as corporate sponsorships and advertising, is subject to many factors, including many that are beyond UFC’s control, such as general macroeconomic conditions.

•	UFC depends on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners, as well as corporate sponsors.

•	UFC may not be able to adapt to or manage new content distribution platforms or changes in consumer behavior resulting from new technologies.

•	Because UFC’s success depends substantially on its ability to maintain a professional reputation, adverse publicity concerning UFC, or UFC’s key personnel could adversely affect UFC’s business.

•	The markets in which UFC operates are highly competitive, both within the United States and internationally.

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UFC depends on the continued services of executive management and other key employees, and of its parent company, Endeavor. The loss or diminished performance of these individuals, or any diminished performance by Endeavor, could adversely affect UFC’s business.

•	Changes in public and consumer tastes and preferences and industry trends could reduce demand for UFC’s content offerings and adversely affect its business.

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Owning and managing events for which UFC sells media and sponsorship rights, ticketing and hospitality exposes UFC to greater financial risk. If the live events that UFC owns and manages are not financially successful, UFC’s business could be adversely affected.

Risks Relating to New PubCo after Completion of the Transactions

•	Combining the business of WWE and UFC may be more difficult or more costly than expected and the benefits of combining the businesses may be lower than expected.

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The financial assumptions, estimates, projections and synergies considered by the WWE Board and its financial advisors may not be realized, which may adversely affect the market price of New PubCo Class A common stock following the completion of the Transactions, including the merger.

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New PubCo will be a holding company and its principal asset will be equity interests in HoldCo and, accordingly, New PubCo will be dependent upon distributions from HoldCo to pay taxes and other expenses.

•	New PubCo will be controlled by Endeavor. The interests of Endeavor may differ from the interests of other stockholders of New PubCo.

•	No trading market currently exists for New PubCo Class A common stock. The market price for shares of New PubCo Class A common stock may be affected by factors different from those affecting the market price for shares of WWE Class A common stock. The shares of New PubCo Class A common stock to be received by the WWE stockholders as a result of the Transactions will have rights that are different from the rights of shares of WWE Class A common stock.

Risks Relating to the Convertible Notes

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There are a number of risks related to an investment in the Convertible Notes, including that the Convertible Notes will be effectively subordinated to the secured debt and any liabilities of the subsidiaries of New PubCo and WWE, as Co-Obligors; the Convertible Notes are not protected by restrictive covenants; and the conversion rate of the Convertible Notes may not be adjusted for all dilutive events. For further information, please read the section entitled “Risk Factors—Risks Relating to the Convertible Notes” beginning on page 76 of this information statement/prospectus.

Risks Relating to the Transactions

WWE stockholders cannot be certain of the value of New PubCo Class A common stock to be paid to them as consideration for the Transactions, including the merger. As (x) on the one hand, the economic interest percentage of subsidiaries of Endeavor in HoldCo and the voting interest percentage of subsidiaries of Endeavor in New PubCo and (y) on the other hand, the economic interest percentage of New PubCo in HoldCo and the voting interest percentage of former securityholders of WWE common stock in New PubCo, will each not be adjusted to reflect any changes in the values of WWE common stock or HoldCo, the value of the transaction consideration may be higher or lower than the value of the WWE common stock on earlier dates.

WWE stockholders will receive one share of New PubCo Class A common stock for each share of WWE common stock that they hold. As of the Closing, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. The value of the transaction consideration the WWE stockholders will receive in the Transactions, including the merger, will therefore depend on the combined value of HoldCo and WWE at the effective time.

The market value of the shares of New PubCo Class A common stock to be issued upon completion of the Transactions is unknown as no trading market currently exists. While there is a trading market for the WWE Class A common stock, the market price of WWE Class A common stock has fluctuated since the date of the announcement of the transaction agreement and will continue to fluctuate from the date of this information statement/prospectus until the date that the Transactions are completed, which could occur a considerable amount of time after the date of this information statement/prospectus. The market value of WWE Class A common stock at the time of the consummation of the Transactions, including the merger, may vary significantly from its price on the date of the transaction agreement or the date of this information statement/prospectus and may not be reflective of the market value of the New PubCo Class A common stock. Because the ownership percentages described above will not be adjusted to reflect any changes in the values of WWE common stock or HoldCo, the value of the transaction consideration may be higher or lower than the value of the WWE common stock on earlier dates. Therefore, until the completion of the Transactions, including the merger, the WWE stockholders will not know or be able to determine the value, on a fully diluted basis, of the New PubCo Class A common stock that they will receive pursuant to the transaction agreement.

WWE and Endeavor must obtain certain regulatory approvals in order to complete the Transactions, including the merger; if such approvals are not obtained or are obtained with conditions, the Transactions may be prevented or delayed or the anticipated benefits of the Transactions could be reduced.

The Closing is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Transactions, including the merger, under the HSR Act. Mr. McMahon and Endeavor, based on their control of WWE and HoldCo, respectively, each filed HSR Act

Notification and Report Forms with respect to the Transactions on April 13, 2023. The waiting period under the HSR Act expired on June 16, 2023. At any time before or after the Transactions, including the merger, are completed, any of the Department of Justice, which we refer to as the “DOJ”, the Federal Trade Commission, which we refer to as the “FTC”, U.S. state attorneys general or private parties could take action under the antitrust laws in opposition to the Transactions, including the merger, including seeking to enjoin completion of the Transactions, including the merger, conditioning completion of the Transactions, including the merger, upon the divestiture of assets of WWE, Endeavor or their respective subsidiaries or imposing restrictions on New PubCo’s post-transaction operations.

Completion of the Transactions, including the merger, is also conditioned upon clearance or approval by antitrust authorities in Saudi Arabia, and if required by certain antitrust authorities, the United Kingdom and the European Union. With respect to Saudi Arabia, Endeavor and WWE jointly submitted an initial notification to the General Authority for Competition on May 3, 2023. On May 30, 2023, Endeavor and WWE received a non-objection letter (i.e., clearance) from the General Authority for Competition. With respect to the United Kingdom, Endeavor submitted a voluntary briefing paper to the CMA on May 2, 2023. The Transactions, including the merger, are conditioned upon clearance by the CMA, unless the CMA confirms that it has no further questions in response to the briefing paper and does not open an inquiry by the time all other closing conditions have been fulfilled. On May 11, 2023, Endeavor and WWE received confirmation from the CMA that it has no further questions at this stage. The Transactions, including the merger, are only conditioned upon clearance by the European Commission if the Transactions, including the merger, are referred to the European Commission pursuant to Article (22)(1) of the EU Merger Regulation prior to the date of satisfaction of all other conditions to completion of the Transactions, including the merger, (which has not occurred as of the date of this information statement/prospectus). At any time before or after the Transactions, including the merger, are completed, any of the antitrust authorities or private parties could take action under the applicable antitrust laws in opposition to the Transactions, including the merger, including seeking to enjoin completion of the Transactions, including the merger, conditioning completion of the Transactions, including the merger, upon the divestiture of assets of WWE, Endeavor or their respective subsidiaries or imposing restrictions on New PubCo’s post-transaction operations.

Any such requirements or restrictions sought by antitrust authorities could negatively affect the results of operations and financial condition of New PubCo following completion of the Transactions, including the merger. Any such requirements or restrictions may prevent or delay completion of the Transactions, including the merger, or may reduce the anticipated benefits of the Transactions, including the merger, which could also have a material adverse effect on New PubCo’s business and cash flows, financial condition and results of operations.

No assurance can be given that the required regulatory approvals will be obtained or that the required closing conditions will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such approvals. For more information about the effects of a failure to complete the Transactions, including the merger, please read the risk factor below entitled “—Risk Factors Summary—Risks Relating to the Transactions— Failure to complete the Transactions, including the merger, could negatively impact the businesses or financial results of WWE and the stock price of WWE Class A common stock.” Also, please read the section entitled “Summary of the Transaction Agreement—Conditions to the Closing” beginning on page 173 of this information statement/prospectus for a discussion of the closing conditions and the section entitled “The Transactions—Regulatory Approvals” beginning on page 141 of this information statement/prospectus for a discussion of the regulatory approvals required in connection with the completion of the Transactions, including the merger.

WWE, UFC and New PubCo will incur significant transaction and merger-related transition costs in connection with the Transactions, including the merger.

New PubCo, WWE and UFC each expect that they will incur significant, non-recurring costs in connection with the completion of the Transactions, including the merger, and the integration of the operations of WWE and UFC. New PubCo, WWE and/or UFC may incur additional costs to maintain employee morale and to retain key employees. WWE and/or UFC will also incur significant fees and expenses relating to regulatory filings, legal, accounting, financial advisory and consulting fees and other costs associated with the Transactions, including the merger. Some of these costs are payable regardless of whether the Transactions, including the merger, are completed. Additionally, such costs could limit or eliminate New PubCo’s ability to make any post-closing cash dividend. As a result of the delivery of the Written Consent, no termination fees are payable in respect of the termination of the transaction agreement. For further information, please read the section entitled “Summary of the Transaction Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 177 of this information statement/prospectus.

WWE and UFC will be subject to business uncertainties and contractual restrictions while the Transactions, including the merger, are pending.

Uncertainty about the effect of the Transactions, including the merger, on employees, clients, customers, suppliers and vendors may have an adverse effect on the ongoing business operations of WWE or UFC and, consequently, have an adverse impact on the business operations of New PubCo. These uncertainties may impair WWE’s or UFC’s ability to retain and motivate key personnel and could cause customers and others that deal with WWE or UFC, as applicable, to defer or decline entering into contracts with WWE or UFC, as applicable, or make other decisions concerning WWE or UFC, as applicable, or seek to change existing business relationships with WWE or UFC, as applicable. Certain of WWE’s media rights contracts, credit agreements, vendor or supplier contracts, leases and financing-related agreements (including the WWE credit facility) contain change of control restrictions that may give rise to a right of termination or cancellation in connection with the Transactions, including the merger. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the Transactions, including the merger, WWE’s and UFC’s businesses could be harmed. Furthermore, the transaction agreement contains restrictions on the ability of WWE and Endeavor to undertake certain actions or business opportunities outside the ordinary course of business prior to the completion of the Transactions, including the merger without the consent of the other party. Please read the section entitled “Summary of the Transaction Agreement—Covenants and Agreements” beginning on page 153 of this information statement/prospectus for a description of the restrictive covenants applicable to WWE and Endeavor.

The transaction agreement limits WWE’s ability to pursue alternatives to the Transactions, including the merger, which may discourage other companies from making a favorable alternative transaction proposal.

The transaction agreement contains provisions that make it more difficult for WWE to enter into alternative transactions, including provisions that restrict WWE’s ability to, among other things, solicit, initiate or knowingly facilitate or knowingly encourage the submission of any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, any acquisition proposal (as defined below) from a third party. Further, on April 2, 2023, Mr. McMahon, who beneficially owned, as of that date, 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, together representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock entitled to vote on such matters, delivered the Written Consent approving the transaction agreement and the Transactions, including the merger. As a result of the delivery of the Written Consent, no other action by the WWE stockholders is required to complete the Transactions, including the merger, and therefore the right of WWE to terminate the transaction agreement in response to a superior proposal was eliminated. For further information, please read the sections entitled “Summary of the Transaction Agreement—Covenants and Agreements—No Solicitation and Adverse Recommendation Change” beginning on page 160 of this information statement/prospectus.

While WWE and UFC believe these provisions are reasonable, customary and not preclusive of other offers, the provisions may have discouraged a third party that had an interest in acquiring all or a significant part of WWE from considering or proposing such an acquisition, even if such party were prepared to pay consideration with a higher per share value than the currently proposed merger consideration.

Furthermore, the requirement for WWE to pay a termination fee under certain circumstances could have resulted in a third party proposing to pay a lower per share price to acquire WWE than it may otherwise have proposed to pay because of the added expense of the termination fee that could have become payable by WWE to Endeavor in certain circumstances. As a result of the delivery of the Written Consent, no termination fees are payable in respect of the termination of the transaction agreement. For more information, please read the section entitled “Summary of the Transaction Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 177 of this information statement/prospectus.

Executive officers and directors of WWE may have interests in the Transactions, including the merger, that are different from, or in addition to, the rights of their respective stockholders.

Executive officers of WWE negotiated the terms of the transaction agreement and the services agreement, and the WWE Board approved the transaction agreement, the services agreement and the Transactions, including the merger. These executive officers and directors may have interests in the Transactions, including the merger, that are different from, or in addition to, those of stockholders of WWE. These interests include the continued employment of certain executive officers of WWE by New PubCo, the appointment of certain directors of WWE as directors of New PubCo, and the indemnification of WWE executive officers and directors by New PubCo and the surviving corporations. With respect to WWE executive officers and directors, these interests may also include the conversion of outstanding WWE equity awards into equity awards of New PubCo in the merger, enhanced change of control severance benefits and sale bonus awards. Furthermore, the New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor, of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Mr. Emanuel) and (y) three will be independent. As such, while New PubCo will be a controlled company, a majority of New PubCo directors will be independent. For a description of the interests of WWE executive officers and directors in the Transactions please read the section entitled “Interests of Affiliates in the Transactions—Interests of WWE Affiliates in the Transactions—Interests of WWE’s Directors and Executive Officers in the Transactions” beginning on page 247 of this information statement/prospectus.

The Transactions, including the merger, are subject to a number of closing conditions and, if these conditions are not satisfied, the transaction agreement may be terminated in accordance with its terms and the Transactions, including the merger, may not be completed. In addition, the parties have the right to terminate the transaction agreement under certain circumstances, in which case the Transactions, including the merger, would not be completed.

The Transactions, including the merger, are subject to a number of closing conditions and, if these conditions are not satisfied or waived (to the extent permitted by law), the Transactions, including the merger, will not be completed. These conditions include, among others: (i) the affirmative vote of holders of a majority of the voting power of the WWE common stock in favor of adopting the transaction agreement in the form attached to the transaction agreement (which was satisfied on April 2, 2023 upon the delivery of the Written Consent); (ii) the expiration of the waiting period under the HSR Act, as amended (which expired on June 16, 2023); (iii) obtaining other applicable regulatory approvals (all of which have been obtained as of the date of this information statement/prospectus); (iv) the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the Transactions; (v) the effectiveness of New PubCo’s registration statement on Form S-4, of which this information statement/prospectus forms a part, and the absence of any stop order or other proceeding that suspends or otherwise threatens such effectiveness; (vi) the registration, and the authorization for listing on the NYSE, of New PubCo Class A common stock; (vii) the mailing of the information statement contemplated by Rule 14c-2 of the Exchange Act by WWE to the stockholders of WWE, and the lapse of at least 20 calendar days from the date of completion of such mailing; (viii) the consummation of the Pre-Closing Reorganization; (ix) delivery by Endeavor to WWE of certain required audited financial statements of HoldCo, and the operating level of operating income reflected in such financial statements to be no less than 92.5% of the operating income reflected in the HoldCo Financial Statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense) (which was satisfied on

April 23, 2023 upon the delivery of such audited financial statements of HoldCo to WWE); (x) delivery by each of WWE and Endeavor to the other party duly executed counterparts of the applicable ancillary agreements required to be delivered at the Closing; and (xi) customary conditions regarding the accuracy of the representations and warranties and material compliance by the parties with their respective obligations under the transaction agreement. The consummation of the Transactions, including the merger, is not subject to a financing condition.

These closing conditions may not be fulfilled and, accordingly, the Transactions, including the merger, may not be completed. In addition, if the Transactions are not completed by January 2, 2024 (subject to extension to July 2, 2024 in certain circumstances), WWE or Endeavor may choose not to proceed with the Transactions, including the merger. Moreover, WWE and Endeavor can mutually decide to terminate the transaction agreement at any time prior to the Closing. In addition, each of WWE and Endeavor may elect to terminate the transaction agreement in certain other circumstances, as described in the section entitled “Summary of the Transaction Agreement—Termination” beginning on page 176 of this information statement/prospectus. If the transaction agreement is terminated in certain circumstances, WWE may incur substantial fees and WWE would not realize the anticipated benefits of the Transactions, including the merger. As a result of the delivery of the Written Consent, no termination fees are payable in respect of the termination of the transaction agreement. For further information, please read the section entitled “Summary of the Transaction Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 177 of this information statement/prospectus.

Failure to complete the Transactions, including the merger, could negatively impact the businesses or financial results of WWE and the stock price of WWE Class A common stock.

If the Transactions, including the merger, are not completed, the ongoing business of WWE may be adversely affected, and WWE will be subject to several risks and consequences, including, but not limited to, the following:

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WWE will be required to pay certain costs relating to the Transactions, including the merger, whether or not the Transactions, including the merger, are completed, such as significant fees and expenses relating to regulatory filings, legal, accounting, financial advisory, consulting and other advisory fees and expenses, employee-benefit related expenses and filing and printing fees;

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under the transaction agreement, WWE is subject to certain restrictions on the conduct of its business prior to completing the Transactions, including the merger, which may adversely affect its ability to execute certain of its business strategies; and

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matters relating to the Transactions, including the merger, may require substantial commitments of time and resources by WWE management and the expenditure of significant funds in the form of fees and expenses, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to WWE as independent companies, as the case may be.

In addition, if the Transactions, including the merger, are not completed, WWE may experience negative reactions from the financial markets and from its customers and employees. WWE also could be subject to litigation related to a failure to complete the Transactions, including the merger, or to enforce its respective obligations under the transaction agreement. If the Transactions, including the merger, are not completed, WWE cannot assure their respective stockholders that the risks described above will not materialize and they may materially affect the business, financial results and stock prices of WWE.

As a result of the delivery of the Written Consent, no termination fees are payable in respect of the termination of the transaction agreement. For further information, please read the section entitled “Summary of the Transaction Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 177 of this information statement/prospectus.

WWE may in the future be the target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Transactions, including the merger.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into transaction agreements in an effort to enjoin the relevant transactions or seek monetary relief. WWE may in the future be a defendant in one or more lawsuits relating to the transaction agreement and the Transactions, including the merger, and, even if any such future lawsuits are without merit or resolved in WWE’s favor, defending against these claims can result in substantial costs and divert management time and resources from pursuing the completion of the Transactions, including the merger, and from other potentially beneficial business opportunities. WWE cannot predict whether such lawsuits will be brought against WWE or the outcome of such lawsuits or others, nor can WWE predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the transaction agreement and the Transactions, including the merger, could delay or prevent the completion of the Transactions, including the merger, which may adversely affect WWE’s, UFC’s or, if the Transactions, including the merger, are completed but delayed, New PubCo’s business, financial position and results of operations.

WWE may waive one or more of the closing conditions without re-obtaining stockholder approval.

WWE has the right to waive, in whole or in part, certain of the conditions to its obligation to complete the Transactions, including the merger, to the extent permitted by law. Any such waiver may not require re-obtaining the approval of WWE’s stockholders (which has already been provided for WWE via the Written Consent), in which case WWE will have the ability to complete the Transactions, including the merger, without seeking additional stockholder approval. Any determination whether to waive any condition to the Transactions, including the merger, whether stockholder approval would be re-obtained as a result of any such waiver or whether this information statement/prospectus would be amended as a result of any waiver will be made by WWE at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on New PubCo and the current stockholders of WWE.

WWE, UFC and, subsequently, New PubCo, must continue to retain, motivate and recruit executives and other key employees and service providers, including athletes and performers, which may be difficult in light of uncertainty regarding the Transactions, including the merger, and failure to do so could negatively affect New PubCo.

Both WWE and UFC must continue to retain, motivate and recruit executives and other key employees and service providers, including athletes and performers, during the period prior to completion of the Transactions, including the merger. Moreover, New PubCo must be successful at retaining and motivating key employees and service providers, including athletes and performers, following the completion of the Transactions, including the merger. Experienced employees and talent in the industries in which WWE and UFC operate are in high demand and competition for such employees and talent can be intense. Employees and talent of both WWE and UFC may experience uncertainty about their future role with New PubCo until, or even after, strategies with regard to New PubCo as a combined company are announced or executed. The potential distractions of the Transactions, including the merger, may adversely affect the ability of WWE, UFC or, following completion of the Transactions, including the merger, New PubCo, to retain, motivate and recruit executives and other key employees and service providers, including athletes and performers, and keep them focused on applicable strategies and goals. A failure by WWE, UFC or, following the completion of the Transactions, including the merger, New PubCo, to attract, retain and motivate executives and other key employees, including athletes and performers, during the period prior to or after the completion of the Transactions, including the merger, could have a negative impact on the businesses of WWE, UFC or New PubCo. Furthermore, if key employees or talent of WWE or UFC depart or are at risk of departing due to issues including the uncertainty and difficulty of integration, financial security or a desire not to become employees or talent of New PubCo, WWE, UFC and/or New PubCo may incur significant costs to retain such individuals or to identify, hire and retain replacements for departing employees and talent and may lose significant expertise and talent relating to the business of WWE, UFC and/or New PubCo, and New PubCo’s ability to realize the anticipated benefits of the Transactions, including the merger, may be adversely affected.

The Transactions, including the merger, may trigger change in control or other provisions in certain agreements, which may allow third parties to terminate or alter existing contracts or relationships with WWE.

WWE has contracts with customers, licensees, vendors, landlords, lenders and other business partners, which may require WWE to obtain consents from these other parties in connection with the Transactions, including the merger. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which WWE currently has relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with WWE in anticipation of the Transactions, including the merger, or with New PubCo following the Transactions, including the merger. The pursuit of such rights may result in WWE or New PubCo suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements or losing rights that are material to its business.

Any such disruptions could adversely impact New PubCo’s ability to achieve the anticipated benefits of the Transactions, including the merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Transactions, including the merger, or the termination of the transaction agreement.

The opinions of the WWE Board’s financial advisors will not be updated to reflect changes in circumstances between the signing of the transaction agreement in April 2023 and the completion of the Transactions, including the merger, on the closing date.

The WWE Board has not obtained updated opinions from its financial advisors as of the date of this information statement/prospectus, and the WWE Board does not anticipate asking its financial advisors to update their opinions, which were issued in connection with the signing of the transaction agreement on April 2, 2023. Changes in the operations and prospects of WWE or UFC, general market and economic conditions and other factors that may be beyond the control of WWE or UFC, and on which the WWE Board’s financial advisors’ opinions were based, may significantly alter the price of the shares of WWE common stock by completion of the Transactions, including the merger. The opinions of the Board’s financial advisors do not speak as of the time the Transactions, including the merger, will be completed or as of any date other than the date of such opinions. For a description of the opinions that the WWE Board received from its financial advisors, please read the section entitled “The Transactions—Opinions of WWE’s Financial Advisors” beginning on page 109 of this information statement/prospectus.

Risks Relating to WWE’s Business

You should read and consider the risk factors specific to WWE’s business. These risks are described in the sections entitled “Risk Factors” in WWE’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 2, 2023, which is incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Risks Relating to UFC’s Business

UFC’s ability to generate revenue from discretionary and corporate spending on events, such as corporate sponsorships and advertising, is subject to many factors, including many that are beyond UFC’s control, such as general macroeconomic conditions.

UFC’s business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates, tax laws that impact companies or individuals, and inflation can significantly impact UFC’s operating results. While consumer and corporate spending may decline at any time for reasons beyond UFC’s control, the risks associated with UFC’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and advertising, decreases in attendance at live events, and purchases of

PPV, among other things. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, thereby possibly impacting UFC’s operating results and growth. A prolonged period of reduced consumer or corporate spending, such as those that occurred during the COVID-19 pandemic, could have an adverse effect on UFC’s business, financial condition, and results of operations.

UFC depends on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners.

A key component of UFC’s success is its relationships with television and cable networks, satellite providers, digital streaming and other distribution partners, as well as corporate sponsors. UFC is dependent on maintaining these existing relationships and expanding upon them to ensure UFC has a robust network with whom it can work to arrange multimedia rights sales and sponsorship engagements, including distribution of its events. UFC’s television programming for its events is distributed by television and cable networks, satellite providers, PPV, digital streaming, and other media. UFC has an important relationship with ESPN as they are the exclusive domestic distributor of all UFC events. Because a portion of UFC’s revenues are generated, directly and indirectly, from the distribution of its events, any failure to maintain or renew arrangements with distributors and platforms, the failure of distributors or platforms to continue to provide services to UFC, or the failure to enter into new distribution opportunities on terms favorable to UFC could adversely affect UFC’s business. UFC regularly engages in negotiations relating to substantial agreements covering the distribution of its television programming by carriers located in the United States and abroad. UFC has agreements with multiple PPV providers globally and distributes a portion of UFC’s events through PPV, including certain events that are sold exclusively through PPV. While the value of sports media licensing rights has experienced continued growth in recent years, there is no guarantee that such growth can be maintained or that the current value of UFC’s sports media licensing rights will not diminish over time. Any adverse change in these relationships or agreements, including as a result of U.S., European Union and United Kingdom trade and economic sanctions and any counter-sanctions enacted by such sanctioned countries (e.g., Russia), or a deterioration in the perceived value of UFC’s sponsorships, or these distribution channels could have an adverse effect on UFC’s business, financial condition and results of operations.

UFC may not be able to adapt to or manage new content distribution platforms or changes in consumer behavior resulting from new technologies.

UFC must successfully adapt to and manage technological advances in its industry, including the emergence of alternative distribution platforms. If UFC is unable to adopt or is late in adopting technological changes and innovations, it may lead to a loss of consumers viewing UFC’s content, a reduction in revenues from attendance at UFC’s live events, a loss of ticket sales, or lower site fee revenue. UFC’s ability to effectively generate revenue from new content distribution platforms and viewing technologies will affect its ability to maintain and grow UFC’s business. Emerging forms of content distribution may provide different economic models and compete with current distribution methods (such as television, film, and pay-per-view (“PPV”)) in ways that are not entirely predictable, which could reduce consumer demand for UFC’s content offerings. UFC must also adapt to changing consumer behavior driven by advances that allow for time shifting and on-demand viewing, such as digital video recorders and video-on-demand, as well as internet-based and broadband content delivery and mobile devices. If UFC fails to adapt its distribution methods and content to emerging technologies and new distribution platforms, while also effectively preventing digital piracy, UFC’s ability to generate revenue from its targeted audiences may decline and could result in an adverse effect on UFC’s business, financial condition, and results of operations.

Because UFC’s success depends substantially on its ability to maintain a professional reputation, adverse publicity concerning UFC, or UFC’s key personnel could adversely affect UFC’s business.

UFC’s professional reputation is essential to its continued success and any decrease in the quality of its reputation could impair UFC’s ability to, among other things, recruit and retain qualified and experienced personnel, or enter into multimedia, licensing, and sponsorship engagements. UFC’s overall reputation may be negatively impacted by a number of factors, including negative publicity concerning Endeavor or UFC, members of UFC or Endeavor’s management or other key personnel or the athletes that participate in UFC events. Many athletes that participate in UFC events are public personalities with large social media followings whose actions generate significant publicity and public interest. Any adverse publicity relating to such individuals or individuals that UFC employs or has a contractual relationship with, or to UFC, including from reported or actual incidents or allegations of illegal or improper conduct, such as harassment, discrimination, or other misconduct, could result in significant media attention, even if not directly relating to or involving UFC, and could have a negative impact on UFC’s professional reputation. This could result in termination of media rights agreements, licensing, sponsorship or other contractual relationships, or UFC’s ability to attract new sponsorship or other business relationships, or the loss or termination of such employees’ services, all of which could adversely affect UFC’s business, financial condition, and results of operations.

The markets in which UFC operates are highly competitive, both within the United States and internationally.

UFC faces competition from a variety of other domestic and foreign companies. UFC also faces competition from alternative providers of the content and events that UFC offers, including Bellator, M-1 Global, Professional Fighters League, Combate Global, Invicta FC, Cage Warriors, AMC Fight Nights, ONE Championship, Rizin Fighting Federation, Absolute Championship Akhmat, Pancrase, Caged Steel, Eagle Fighting Championship, KSW and Extreme Fighting Championship and from other forms of media, entertainment and leisure activities in a rapidly changing and increasingly fragmented environment. Any increased competition, which may not be foreseeable, or UFC’s failure to adequately address any competitive factors, could result in reduced demand for UFC’s content, live events, or brand, which could have an adverse effect on UFC’s business, financial condition, and results of operations.

UFC depends on the continued services of executive management and other key employees, and of its parent company, Endeavor. The loss or diminished performance of these individuals, or any diminished performance by Endeavor, could adversely affect UFC’s business.

UFC’s performance is substantially dependent on the continued services of executive management and other key employees as well as its relationship with its parent company, Endeavor. In addition, UFC has entered into service agreements with Endeavor. UFC cannot be sure that any adverse effect on Endeavor’s business would not also have an adverse effect on UFC’s business, financial condition, and results of operations. Further, members of UFC’s or Endeavor’s executive management may not remain with Endeavor or UFC and may compete with UFC in the future. The loss of any member of UFC’s or Endeavor’s executive management teams could impair UFC’s ability to execute its business plan and growth strategy, have a negative impact on its business, financial condition, and results of operations, or cause employee morale problems and the loss of additional key employees.

Changes in public and consumer tastes and preferences and industry trends could reduce demand for UFC’s content offerings and adversely affect its business.

UFC’s ability to generate revenues is highly sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of UFC’s brand, events, and the athletes that participate in UFC events. UFC’s success depends on its ability to offer premium content through popular channels of distribution that meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. UFC’s operations and revenues are affected by consumer tastes and entertainment trends, including the market demand for the distribution rights to live events, which are unpredictable and may be affected by factors such as changes in the social and political climate, global epidemics such as the COVID-19 pandemic or general macroeconomic factors. Changes in consumers’ tastes or a change in the perceptions of UFC’s brand and business partners, whether as a result of the social and political climate or otherwise, could adversely affect UFC’s operating results. UFC’s failure to avoid a negative perception among consumers or anticipate and respond to changes in consumer preferences, could result in reduced demand for UFC’s events and content offerings, which could have an adverse effect on its business, financial condition and results of operations.

Consumer tastes change frequently and it is a challenge to anticipate what offerings will be successful at any point in time. UFC may invest in its content and events before learning the extent to which it will achieve popularity with consumers. A lack of popularity of UFC’s content offerings, as well as labor disputes, unavailability of a star athlete, cost overruns, disputes with production teams, or severe weather conditions, could have an adverse effect on UFC’s business, financial condition and results of operations.

Owning and managing events for which UFC sells media and sponsorship rights, ticketing and hospitality exposes UFC to greater financial risk. If the live events that UFC owns and manages are not financially successful, UFC’s business could be adversely affected.

UFC acts as a principal by owning and managing live events for which it sells media and sponsorship rights, ticketing and hospitality. Organizing and operating a live event involves significant financial risk as UFC bears all or most event costs, including a significant amount of up-front costs. In addition, UFC typically books its live events many months in advance of holding the event and often incurs expenses prior to receiving any related revenue. Accordingly, if a planned event fails to occur or there is any disruption in UFC’s ability to live stream or otherwise distribute, whether as a result of technical difficulties or otherwise, UFC could lose a substantial amount of these costs, fail to generate the anticipated revenue, and could be forced to issue refunds for ticket sales and generate lower than expected media rights, sponsorship and licensing fees. If UFC is forced to postpone a planned event, it could incur substantial additional costs in order to stage the event on a new date, may have reduced attendance and revenue, and may have to refund fees. UFC could be compelled to cancel or postpone all or part of an event for many reasons, including severe weather conditions, issues with obtaining permits or government regulation, athletes failing to participate, as well as operational challenges caused by extraordinary incidents, such as terrorist or other security incidents, mass-casualty incidents, natural disasters, public health concerns including pandemics, or similar events. Such incidents have been shown to cause a nationwide and global disruption of commercial and leisure activities. UFC often has cancellation insurance policies in place to cover a portion of its losses if it is compelled to cancel an event, but its coverage may not be sufficient, no longer covers a pandemic and is subject to deductibles. If the live events that UFC owns and manages are not financially successful, UFC could suffer an adverse effect on its business, financial condition and results of operations.

Unfavorable outcomes in legal proceedings may adversely affect UFC’s business and operating results.

UFC’s results may be affected by the outcome of pending and future litigation. Unfavorable rulings in UFC’s legal proceedings could result in material liability to UFC or have a negative impact on its reputation or relations with its employees or third parties. The outcome of litigation, including class action lawsuits, is difficult to assess or quantify. Plaintiffs in class action lawsuits may seek recovery of very large or indeterminate amounts and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. UFC is currently named in five related class-action lawsuits filed against it alleging that UFC violated Section 2 of the Sherman Act by monopolizing an alleged market for the promotion of elite professional MMA bouts and monopsonizing an alleged market for the services of elite professional MMA athletes. On August 9, 2023, the plaintiffs in the class-action lawsuits were certified as a class. If UFC is unable to resolve these or other matters favorably, UFC’s business, operating results, and UFC’s financial condition may be adversely affected.

In addition, UFC is currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal), or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings, or suits are unfavorable to UFC or if UFC is unable to successfully defend against third-party lawsuits, it may be required to pay monetary damages or may be subject to fines, penalties, injunctions, or other censure that could have an adverse effect on its business, financial condition, and results of operations. Even if UFC adequately addresses the issues raised by an investigation or proceeding or successfully defends a third-party lawsuit or counterclaim, UFC may have to devote significant financial and management resources to address these issues, which could have an adverse effect on its business, results of operations, and financial condition.

The impact of global pandemics or other outbreaks, such as the COVID-19 pandemic, could adversely affect UFC’s business, financial condition and results of operations.

UFC’s operations and events could be impacted by restrictions resulting from global pandemics or similar outbreaks, such as the COVID-19 pandemic. COVID-19 is still impacting certain countries and communities. While activity has resumed in all of UFC’s businesses and restrictions in locations where it operates have been lessened or lifted in most cases, such restrictions could in the future be increased or reinstated. UFC will assess and respond to any such pandemics or outbreaks, including by abiding by any new government-imposed restrictions, market by market. UFC is unable to accurately predict the ultimate impact any global pandemics or similar outbreaks will have on its operations going forward due to the aforementioned uncertainties.

UFC’s key personnel and athletes may be adversely impacted by immigration restrictions and related factors.

UFC’s ability to retain its key personnel is impacted, at least in part, by the fact that a portion of its key personnel in the United States is comprised of foreign nationals who are not United States citizens. Similarly, some UFC athletes are foreign nationals who are not United States citizens. In order to be legally allowed to work or compete in the United States, these individuals generally hold non-immigrant visas (which may or may not be tied to UFC) or green cards, the latter of which makes them permanent residents in the United States.

The ability of these foreign nationals to remain and work or compete in the United States is impacted by a variety of laws and regulations, as well as the processing procedures of various government agencies. Changes in applicable laws, regulations, or procedures could adversely affect UFC’s ability to hire or retain these key personnel or sponsor athletes who are not United States Citizens and could affect its costs of doing business. In addition, if the laws, rules or procedures governing the ability of foreign nationals to work or compete in the United States were to change or if the number of visas available for foreign nationals permitted to work in the United States were to be reduced, UFC’s business could be adversely affected, if, for example, UFC is unable to retain an employee or sponsor an athlete who is a foreign national.

Corresponding issues apply with respect to UFC’s key personnel working and athletes competing in countries outside of the United States relating to citizenship and work authorizations. Similar changes in applicable laws, regulations or procedures in those countries could adversely affect UFC’s ability to hire or retain key personnel or sponsor athletes internationally.

UFC’s business is international in nature and may require employees, contractors and athletes that participate in UFC events to frequently travel or live abroad. The ability of UFC’s key personnel, contractors and the athletes that participate in UFC events to travel internationally for their work or to participate in UFC events is impacted by a variety of laws and regulations, policy considerations of foreign governments, the processing procedures of various government agencies and geopolitical actions, including war and terrorism (for example, the conflict involving Russia and Ukraine), or natural disasters including earthquakes, hurricanes, floods, fires, as well as pandemics. In addition, UFC’s productions of live events internationally subject it to the numerous risks involved in foreign travel and operations and also subject it to local norms and regulations, including regulations requiring UFC to obtain visas for its key personnel and, in some cases, contractors and athletes that participate in UFC events. Actions by athletes that are out of UFC’s control may also result in certain countries barring them from travelling internationally, which could adversely affect UFC’s business. If UFC’s key personnel, contractors and athletes that participate in UFC events were prevented from conducting their work internationally for any reason, it could have an adverse effect on UFC’s business, financial condition, and results of operations.

UFC’s failure to retain or continue to discover key athletes could lead to a decline in the appeal of UFC’s events and the popularity of its brand of entertainment, which could adversely affect its operating results.

UFC’s success depends, in large part, upon its ability to identify, discover and retain athletes who have the physical ability and presence or charisma to succeed in UFC’s live events and programming content. UFC cannot guarantee that it will be able to continue to identify these athletes. Additionally, throughout UFC’s history, athletes from time to time have stopped participating in UFC events for any number of reasons, and UFC cannot guarantee that it will be able to retain its current athletes either during the terms of their contracts or when their contracts expire. UFC’s failure to attract and retain key athletes, an increase in the costs required to attract and retain such athletes, or a serious or untimely injury to, or the death of, or unexpected or premature loss or retirement for any reason of, any of UFC’s key athletes could lead to a decline in the popularity of UFC’s brand of entertainment and events. Any of the foregoing issues could adversely affect UFC’s operating results.

UFC relies on technology, such as its information systems, to conduct its business. Failure to protect its technology against breakdowns and security breaches could adversely affect its business.

UFC relies on technology, such as its information systems, content distribution systems, ticketing systems, and payment processing systems, to conduct its business. This technology is vulnerable to service interruptions and security breaches from inadvertent or intentional actions by UFC’s employees, partners, and vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” nation states, and others. The techniques used to breach security safeguards evolve rapidly, and they may be difficult to detect for an extended period of time, and the measures UFC takes to safeguard its technology may not adequately prevent such incidents.

There can be no assurance that UFC’s efforts to protect its confidential and personal information and that of its other business relationships and its investments in information technology will prevent service interruptions or security breaches in its systems or the unauthorized or inadvertent wrongful use or disclosure of such confidential or personal information. Such incidents could adversely affect UFC’s business operations, and reputation. Any such breach could require UFC to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including the payment of fines, compensation and/or damages liabilities. Although UFC maintains an insurance policy that covers data security, privacy liability, and cyber-attacks, its insurance may not be adequate to cover losses arising from breaches or attacks on its systems. UFC would also be exposed to a risk of loss or litigation and potential liability under laws, regulations and contracts that protect the privacy and security of confidential or personal information. For example, the California Consumer Privacy Act of 2018 (the “CCPA”), imposes a private right of action for security breaches that could lead to some form of remedy including regulatory scrutiny, fines, private right of action settlements, and other consequences. As a further example, where a security incident involves a breach of security leading to the accidental or unlawful destruction, loss, alternation, unauthorized disclosure of, or access to, personal data in respect of which UFC is a controller or processor under the GDPR (as defined below), this could result in fines of up to €20.0 million or 4% of annual global turnover under the EU GDPR (as defined below) or £17.50 million and 4% of total annual revenue in the case of the UK GDPR (as defined below). UFC also may be required to notify regulators about any actual or perceived personal data breach as well as the individuals who are affected by the incident within strict time periods.

UFC relies on technology at live events, the failure or unavailability of which, for any significant period of time, could affect its business, reputation and the success of its live events. UFC also relies on technology to provide its digital offerings, live streaming, and virtual events, which may be vulnerable to hacking, denial of service attacks, human error and other unanticipated problems or events that could result in interruptions in UFC’s service and to unauthorized access to, or alteration of, the content and data contained on UFC’s systems and those of its third-party vendors. Any significant interruption or failure of the technology upon which UFC relies, or any significant breach of security, could result in decreased performance and increased operating costs

(including refunds to impacted end users), adversely affecting UFC’s business, financial condition, reputation and results of operations.

In addition, UFC’s use of technology systems and applications presents the potential for further vulnerabilities. For instance, UFC may be subject to spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, DDOS attacks, password attacks, man-in-the-middle attacks, cybersquatting, impersonation of employees, officers, or athletes, abuse of comments and message boards, fake reviews, doxing, and swatting. UFC cannot assure you that its internal policies in place to protect against these vulnerabilities will be successful or that UFC will not be adversely affected should one of these events occur.

Unauthorized disclosure of sensitive or confidential customer information could harm UFC’s business and standing with its customers.

The protection of UFC’s customer, employee, and other company data is critical to UFC. UFC collects, stores, transmits, and uses personal information relating to, among others, UFC’s employees, consumers, and event participants, as well as a range of talent and production information and data that may be provided to UFC by its vendors. As a result of the COVID-19 pandemic, UFC also collects certain COVID-related health and wellness information about its employees and others. UFC relies on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of such confidential information. UFC’s facilities and systems, and those of its third-party service providers, may be threatened by or become the target of security breaches, acts of vandalism, payment card terminal tampering, computer viruses, misplaced, lost or stolen data, programming or human errors, or other similar events. UFC has had and in the future may have breaches of its security systems and unauthorized access to sensitive and confidential information. Any security breach involving the misappropriation, loss or other unauthorized disclosure of employee, customer or other information, whether by UFC or its third-party service providers, could damage UFC’s reputation, result in the loss of customers, expose UFC to risk of litigation and liability or regulatory investigations or actions, disrupt UFC’s operations, and harm UFC’s business. In addition, media and public scrutiny of information security and privacy has become more intense in recent years. As a result, UFC may incur significant costs to change its business practices or modify its offerings in connection with the protection of personally identifiable information as well as implementing future information security standards.

UFC also seeks to protect trade secrets, confidential information, personal information and other proprietary information, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to such information, such as UFC’s employees, collaborators, consultants, advisors and other third parties. However, UFC cannot guarantee that it has entered into such agreements with each party that may have or has had access to its trade secrets or proprietary technology, information and processes. Further, despite these efforts, no assurance can be given that these agreements will be effective in controlling access to and distribution of UFC’s products and proprietary information as any of these parties may breach the agreements and disclose UFC’s proprietary information, including its trade secrets, and it may not be able to obtain adequate remedies for such breaches.

Defending a claim that a party illegally disclosed or misappropriated a trade secret or confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts within and outside of the United States are less willing or unwilling to protect trade secrets. If any of UFC’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, UFC would have no right to prevent them from using that technology or information to compete with UFC. If any of UFC’s trade secrets were to be disclosed to or independently developed by a competitor or other third party, its competitive position would be materially and adversely harmed.

Regulatory action for alleged privacy violations could result in significant fines, orders to cease data processing or other penalties.

Regulators may impose significant fines for privacy and data protection violations. UFC’s business operations involve the collection, transfer, use, disclosure, storage, and disposal of personal or sensitive information around the world, including the European Economic Area (“EEA”). As a result, UFC’s business is subject to complex and continually evolving (and at times conflicting) U.S. (federal and state) and international laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to UFC’s business practices, penalties, increased cost of operations, or otherwise harm UFC’s business.

For example, in Europe, UFC is subject to the General Data Protection Regulation 2016/679 and applicable national supplementing laws (“EU GDPR”) and in the United Kingdom, UFC is subject to the United Kingdom data protection regime consisting primarily of the U.K. General Data Protection Regulation and Data Protection Act of 2018 (“UK GDPR”, and together with the EU GDPR, the “GDPR”). The GDPR creates requirements for in-scope businesses regarding personal data, broadly defined as information relating to an identifiable person. Non-compliance carries potential significant monetary penalties of up to the higher of 4% of a company’s worldwide annual turnover or €20 million/£17.5 million under the EU GDPR and UK GDPR, respectively. UFC may also face orders to cease/ change its processing of personal data, as well as civil claims (including class actions), enforcement notices, assessment notices (for a compulsory audit) and reputational damage.

Under the GDPR, and other privacy regimes globally, UFC is subject to rules regarding cross-border transfers of personal data. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and United Kingdom to the U.S. and other jurisdictions. For example, on July 16, 2020, the Court of Justice of the European Union invalidated the EU-US Privacy Shield Framework, under which personal data could be transferred from the EEA to relevant self-certified U.S. entities, and further noted that reliance on the Standard Contractual Clauses alone (a standard, non-negotiable form of contract approved by the European Commission as an adequate personal data transfer mechanism, and a potential alternative to the Privacy Shield Framework) may not necessarily be sufficient in all circumstances. Subsequent European court and regulatory decisions have taken a restrictive approach to international data transfers.

UFC is currently implementing the Standard Contractual Clauses and relies on transfer impact assessments to transfer personal information outside the EEA and the UK, including to the United States. As supervisory authorities within the EEA issue further guidance on international data transfers under the GDPR, and as enforcement actions continue, UFC could suffer additional costs, complaints and/or regulatory investigations or fines, and/or it could affect UFC’s operations and the manner in which it provides its services (e.g. UFC may have to stop using certain tools and vendors and make other operations changes). There can be no assurances that UFC will be successful in its efforts to comply with the GDPR or other privacy and data protection laws and regulations, or that violations will not occur, particularly given the complexity of both these laws and UFC’s business, as well as the uncertainties that accompany new laws.

In addition, as discussed above, the CCPA imposes significant data privacy and potential statutory damages related to data protection for the data of California residents. The effects of this legislation potentially are far-reaching and may require UFC to modify its data processing practices and policies and to incur significant costs and expenses in an effort to comply. Further, on November 3, 2020, the California Privacy Rights Act (the “CPRA”) was voted into law by California residents. The CPRA, which went into effect on January 1, 2023 and becomes enforceable on July 1, 2023, significantly amends the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of personal and sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which will likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The CCPA has encouraged similar data privacy laws to be considered and enacted in other states across the United States. For example, in March 2021, the Governor of

Virginia signed into law the Virginia Consumer Data Protection Act (the “VCDPA”), which took effect on January 1, 2023. The VCDPA creates consumer rights, similar to the CCPA, and imposes corresponding obligations on covered companies, relating to the access to, deletion of, and disclosures of personal data collected by covered businesses about Virginia residents. The VCDPA provides for civil penalties for violations that are enforceable by the Virginia Attorney General. Further, Colorado, Utah, Connecticut, Iowa and Indiana have enacted the Colorado Privacy Act, the Utah Consumer Privacy Act, the Connecticut Data Privacy Act, Iowa Consumer Data Protection Act, and the Indiana Consumer Data Protection Act, respectively, which will go into effect in 2023 (Colorado, Utah and Connecticut) 2025 (Iowa) and 2026 (Indiana), and will impose obligations similar to or more stringent than those UFC may face under other data protection laws. Montana and Tennessee also have laws that are awaiting signature by their respective state governors (with similar bills in other states in the legislative process) and, more generally, these laws mark the beginning of a trend toward more stringent data privacy legislation in the United States, which could also increase UFC’s potential liability and adversely affect its business. Further, broad federal data privacy legislation also has been proposed. Recent, new, and proposed state and federal legislation relating to data privacy may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional compliance programs, could impact strategies and availability of previously useful information, and could result in increased compliance costs and/or changes in business practices and policies.

UFC’s global reach means it is subject to other privacy regimes, and new laws are being enacted regularly, including laws which may have potentially conflicting requirements that would make compliance challenging. If the trend of increasing enforcement by regulators of such laws as reflected in recent guidance and decisions continues, this could lead to substantial costs, require significant systems changes, limit the effectiveness of UFC’s marketing activities, divert the attention of UFC’s technology personnel, adversely affect UFC’s margins, increase costs and subject UFC to additional liabilities.

Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on UFC’s marketing and personalization activities and may negatively impact its efforts to better understand users. Recent U.S. and European court and regulator decisions are driving increased attention to cookies and tracking technologies and privacy activists are referring non-compliant companies to regulators. If the trend of increasing enforcement by regulators of the strict approach including opt-in consent for all but essential use cases, as seen in recent guidance and decisions continues, this could lead to substantial costs, require significant systems changes, limit the effectiveness of UFC’s marketing activities, divert the attention of UFC’s technology personnel, adversely affect UFC’s margins, and subject UFC to additional liabilities.

Any failure to comply with data protection laws and/or regulations that results in a data security breach could require notifications to data subjects and/or owners under federal, state and/or international data breach notification laws and regulations. The effects of any applicable U.S. state, U.S. federal and international laws and regulations that are currently in effect or that may go into effect in the future, are significant and may require UFC to modify its data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such laws and regulations. Responding to allegations of non-compliance, whether or not true, could be costly, time consuming, distracting to management, and cause reputational harm. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards. Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with one another or inconsistent with UFC’s existing data management practices or the features of UFC’s products and services. Any actual or perceived failure to comply with these and other data protection and privacy laws and regulations could result in regulatory scrutiny and increased exposure to the risks of litigation or the imposition of consent orders, resolution agreements, requirements to take particular actions with respect to training, policies or other activities, and civil and criminal penalties, including fines, which could harm UFC’s business. In addition, UFC, its third-party service providers or customers could be required to fundamentally change their business activities and practices or modify their products and services, which could harm UFC’s, UFC’s customers’ or UFC’s third-

party service providers’ businesses. Any of the foregoing could result in additional cost and liability to UFC, damage UFC’s reputation, inhibit sales, and harm UFC’s business.

UFC may be unable to protect its trademarks and other intellectual property rights, and others may allege that UFC infringes upon their intellectual property rights.

UFC has invested significant resources in its brands associated with its business including, but not limited to, “UFC,” “OCTAGON,” “ULTIMATE FIGHTING CHAMPIONSHIP,” “AS REAL AS IT GETS” and “ULTIMATE FIGHTER,” as well as the UFC logo and the 2 dimensional octagon shape in an attempt to obtain and protect the UFC brand and its public recognition. The UFC brand is essential to its success and competitive position. UFC has also invested significant resources in the premium content that it produces.

UFC’s trademarks, copyrights, and other intellectual property rights are critical to its success and competitive position. During trademark registration proceedings, UFC may receive rejections of its applications by the United States Patent and Trademark Office or equivalent authorities in other foreign jurisdictions. Although UFC would be given an opportunity to respond to those rejections, it may be unable to overcome such rejections and, consequently, may be unable to obtain sufficient protection for certain trademarks. UFC’s intellectual property rights may be challenged, opposed, and/or invalidated by third parties and may not be strong enough to provide meaningful commercial competitive advantage. In addition, UFC may seek to oppose, cancel and/or invalidate a third party’s intellectual property rights if it deems such intellectual property violates its rights. If UFC fails to secure intellectual property rights or maintain its intellectual property, competitors might be able to use UFC’s brands or other intellectual property, which may harm UFC’s business. Further, policing unauthorized use and other violations of UFC’s intellectual property is difficult, particularly given its global scope, so UFC may be unable to prevent others (including third party licensees) from infringing, diluting or misappropriating its intellectual property rights. For example, UFC’s premium content may be subject to digital piracy by third parties. If UFC is unable to maintain and protect its intellectual property rights adequately, it may lose an important advantage in the markets in which it competes and its business may be harmed. In particular, the laws of certain foreign countries do not protect intellectual property rights in the same manner as do the laws of the United States and, accordingly, UFC’s intellectual property is at greater risk in those countries even where UFC takes steps to protect its intellectual property in such countries. In addition, UFC may be required to forgo protections or rights to technology, data and intellectual property in order to operate in or access markets in a foreign jurisdiction. Any such direct or indirect loss of rights in these assets could negatively impact UFC’s business. UFC cannot guarantee that the available legal steps it has taken, and takes in the ordinary course of business, to reasonably protect its intellectual property will be successful or predict whether these steps will be adequate to prevent infringement or misappropriation of these rights.

From time to time, in the ordinary course of UFC’s business, it becomes involved in opposition and cancellation proceedings or other litigation or disputes with third-parties related to intellectual property. Any opposition and cancellation proceedings or other litigation or dispute involving the scope or enforceability of UFC’s intellectual property rights or any allegation that UFC infringes, misappropriates or dilutes the intellectual property rights of others, regardless of the merit of these claims, could be costly and time-consuming. If any infringement or other intellectual property claim made against UFC by any third party is successful, if UFC is required to indemnify a third party with respect to a claim, or if UFC is required to, or decides to, cease use of a brand, rebrand or obtain non-infringing intellectual property (such as through a license), which may not be available on commercially reasonable terms, if at all, or may be nonexclusive, thereby giving UFC’s competitors and other third parties access to the same intellectual property rights licensed to UFC, it could result in harm to UFC’s competitive position and could adversely affect its business and financial condition. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments related to UFC’s intellectual property and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the valuation of UFC. Any adverse ruling or perception of an adverse ruling in defending UFC’s intellectual property rights could have an adverse impact on UFC’s cash position. Such litigation or proceedings could increase UFC’s operating losses and reduce the resources available for development activities and future sales, marketing and distribution activities. If UFC is found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, and it is unsuccessful in demonstrating that such rights are invalid or unenforceable, it may be required to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, or pay substantial royalties and other fees.

UFC may license its trademarks and trade names to third parties, such as distributors, consumer product licensees and sponsors. Although these license agreements may provide guidelines for how UFC’s trademarks and trade names may be used, a breach of these agreements or misuse of UFC’s trademarks and trade names by its licensees may jeopardize its rights in or diminish the goodwill associated with its trademarks and trade names. UFC’s efforts to enforce or protect its proprietary rights and intellectual property rights related to trademarks, trade names, and service marks may be ineffective and could result in substantial costs and diversion of resources and could adversely affect its financial condition or results of operations. UFC’s technology, data and intellectual property are subject to a heightened risk of theft, unauthorized use or compromise to the extent that UFC engages in operations outside the United States, particularly in those jurisdictions that do not have comparable levels of protection of proprietary information and assets, such as intellectual property, trademarks, copyrights, trade secrets, know-how and customer information and records. Piracy, in particular, threatens to damage UFC’s business. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. The success of UFC’s streaming video solutions (e.g., UFC Fight Pass) is directly threatened by the availability and use of pirated alternatives, including the live streaming of UFC’s live events on social media and other platforms. The value that streaming services and their customers are willing to pay for content that UFC develops may be reduced if piracy prevents these services from realizing adequate revenues.

In the event of a bankruptcy, UFC’s intellectual property licenses could be affected in numerous ways. There is a concern that a bankruptcy can result in UFC losing intellectual property rights. Although some protections are granted via the United States Bankruptcy Code to licensees of intellectual property in instances when a licensor of intellectual property files for bankruptcy, the United States Bankruptcy Code definition of intellectual property only includes trade secrets, patents and patent applications, copyrights, and mask works and does not include trademarks by themselves. Further, because UFC relies heavily on the use and licensing of trademarks, it is at risk of losing royalties and other payments from its licensees in the event of a UFC bankruptcy event.

As a result of UFC’s operations in international markets, it is subject to risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to such markets.

UFC operates in various jurisdictions abroad, including through joint ventures, and it expects to continue to expand its international presence. UFC faces, and expects to continue to face, additional risks in the case of its existing and future international operations, including:

•	political instability, adverse changes in diplomatic relations and unfavorable economic conditions in the markets in which UFC has international operations or into which it may expand;

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more restrictive or otherwise unfavorable government regulation of the entertainment, sports and sports betting industries, which could result in increased compliance costs or otherwise restrict the manner in which UFC operates and the amount of related fees it is able to charge;

•	limitations on the enforcement of intellectual property rights;

•	enhanced difficulties of integrating any foreign acquisitions;

•	limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings;

•	adverse tax consequences;

•	less sophisticated legal systems in some foreign countries, which could impair UFC’s ability to enforce its contractual rights in those countries;

•	limitations on technology infrastructure;

•	variability in venue security standards and accepted practices; and

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difficulties in managing operations due to distance, language and cultural differences, including issues associated with (i) business practices and customs that are common in certain foreign countries but might be prohibited by U.S. law and UFC’s internal policies and procedures and (ii) management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing of foreign operations, which UFC might not be able to do effectively or on a cost efficient basis.

If UFC’s goodwill or intangible assets become impaired, it may be required to record a significant charge to earnings.

UFC reviews its goodwill for impairment annually as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. If such goodwill or intangible assets are deemed to be impaired, an impairment loss equal to the amount by which the carrying amount exceeds the fair value of the assets would be recognized. Adverse impacts to UFC’s business could result in impairments and significant charges to earnings.

Participants and spectators in connection with UFC’s live events are subject to potential injuries and accidents, which could subject UFC to personal injury or other claims and increase its expenses, as well as reduce attendance at its live events, causing a decrease in its revenue.

There are inherent risks to participants and spectators involved with producing, attending, or participating in live events. Injuries and accidents have occurred and may occur from time to time in the future, which could subject UFC to substantial claims and liabilities for injuries. Incidents in connection with UFC’s live events at any of its venues or venues that it rents could also result in claims, reducing operating income or reducing attendance at its events, causing a decrease in its revenues. There can be no assurance that the insurance UFC maintains will be adequate to cover any potential losses. The physical nature of many of UFC’s live events exposes the athletes that participate to the risk of serious injury or death. These injuries could include concussions, and many sports leagues and organizations have been sued by athletes over alleged long-term neurocognitive impairment arising from concussions. Although the participants in UFC’s events, as independent contractors, are responsible for maintaining their own health, disability and life insurance, UFC may provide coverage under its accident insurance and event insurance policies, if available, or its general liability insurance policies, for injuries that athletes incur while competing. To the extent such injuries are not covered by UFC’s policies, UFC may self-insure medical costs for athletes for such injuries. Liability to UFC resulting from any death or serious injury, including concussions, sustained by athletes while competing, to the extent not covered by UFC’s insurance, could adversely affect its business, financial condition, and operating results.

UFC is subject to extensive U.S. and foreign governmental regulations, and its failure to comply with these regulations could adversely affect its business.

UFC’s operations are subject to federal, state and local laws, statutes, rules, regulations, policies, and procedures in the United States and around the world, which are subject to change at any time, governing matters such as:

•	licensing laws for athletes and the promotion and operation of MMA events;

•	licensing laws for the supply of sports betting data and other related products to gambling operators;

•	licensing, permitting and zoning requirements for operation of UFC’s offices, locations, venues, and other facilities;

•	health, safety, and sanitation requirements;

•	the service of food and alcoholic beverages;

•	working conditions, labor, minimum wage and hour, citizenship, immigration, visas, harassment and discrimination, and other labor and employment related considerations;

•	human rights and human trafficking, including compliance with the U.K. Modern Slavery Act and similar current and future legislation;

•	employment of youth workers and compliance with child labor laws;

•	compliance with the U.S. Americans with Disabilities Act of 1990 and the U.K.’s Disability Discrimination Act 1995;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) and similar regulations in other countries;

•	compliance with applicable antitrust and fair competition laws;

•

compliance with international trade controls, including applicable import/export regulations, and sanctions and international embargoes that may limit or prohibit UFC’s ability to do business with specific individuals or entities or in specific countries or territories;

•	compliance with anti-money laundering and countering terrorist financing rules, currency control regulations, and statutes prohibiting tax evasion and the aiding or abetting of tax evasion;

•	marketing activities, including the placement of gambling-related advertising at and around MMA events;

•	environmental protection regulations;

•

compliance with current and future privacy and data protection laws imposing requirements for the collecting, processing, storing and protection of personal or sensitive information, including the GDPR and the E.U. e-Privacy Regulation;

•	compliance with cybersecurity laws imposing country-specific requirements relating to information systems and network design, security, operations, and use;

•	tax laws; and

•	imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed, ownership restrictions, or currency exchange controls.

Noncompliance with these laws could subject UFC to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, reputational harm, adverse media coverage, and other collateral consequences. Multiple or repeated failures by UFC to comply with these laws and regulations could result in increased fines or proceedings against it, including suspension or revocation proceedings relating to licenses it is required to maintain to conduct its business. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if UFC does not prevail in any possible civil or criminal litigation, its business, results of operations, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm UFC’s business, results of operations, and financial condition. There can be no assurance that a law or regulation will not be interpreted or enforced in a manner contrary to UFC’s current understanding. In addition, the promulgation of new laws, rules, and regulations could restrict or unfavorably impact UFC’s business, which could decrease demand for its events or content, reduce revenue, increase costs, or subject it to additional liabilities. For example, some legislatures have proposed laws in the past that would impose potential liability on UFC and other promoters and producers of live events for incidents that occur at their events, particularly relating to drugs and alcohol.

In the United States and certain foreign jurisdictions, UFC may have direct and indirect interactions with government agencies and state-affiliated entities in the ordinary course of its business. In particular, athletic commissions and other applicable regulatory agencies require UFC to obtain licenses for promoters, medical clearances, licenses for athletes, or permits for events in order for it to promote and conduct its live events and productions. In the event that UFC fails to comply with the regulations of a particular jurisdiction, whether through its acts or omissions or those of third parties, UFC may be prohibited from promoting and conducting its live events and productions in that jurisdiction. The inability to present UFC’s live events and productions in jurisdictions could lead to a decline in various revenue streams in such jurisdictions, which could have an adverse effect on its business, financial condition, and results of operations.

UFC operates in a number of countries which are considered to be at a heightened risk for corruption. Additionally, UFC operates adjacent to industry segments, such as sports marketing, that have been the subject of past anti-corruption enforcement efforts. As a global company, a risk exists that UFC’s employees, contractors, agents, or managers could engage in business practices prohibited by applicable U.S. laws and regulations, such as the FCPA, as well as the laws and regulations of other countries prohibiting corrupt payments to government officials and others, such as the Bribery Act. There can be no guarantee that UFC’s compliance programs will prevent corrupt business practices by one or more of its employees, contractors, agents, managers, or vendors, or that regulators in the U.S. or in other markets will view its program as adequate should any such issue arise.

UFC is also required to comply with economic sanctions laws imposed by the United States or by other jurisdictions where it does business, which may restrict its transactions in certain markets, and with certain customers, business partners, and other persons and entities. As a result, UFC may be prohibited from, directly or indirectly (including through a third-party intermediary), procuring goods, services, or technology from, or engaging in transactions with, individuals and entities subject to sanctions, including sanctions arising from the conflict involving Russia and Ukraine. UFC cannot guarantee that its efforts to remain in compliance with sanctions requirements will be successful. Any violation of anti-corruption or sanctions laws could result in fines, civil and criminal sanctions against UFC or its employees, prohibitions on the conduct of its business (e.g., debarment from doing business with International Development Banks and similar organizations), and damage to its reputation, which could have an adverse effect on its business, financial condition, and results of operations.

UFC has a substantial amount of indebtedness, which could adversely affect its business, and we cannot be certain that additional financing will be available on reasonable terms when required, or at all.

As of June 30, 2023, UFC had an aggregate of $2.7 billion outstanding indebtedness under the UFC Credit Facilities, with the ability to borrow approximately $205 million more pursuant to the revolving credit facility under the UFC Credit Facilities.

If UFC cannot generate sufficient cash flow from operations to service this debt, it may need to refinance this debt, dispose of assets or issue equity to obtain necessary funds. Additionally, UFC’s credit rating has in the past and may in the future be downgraded. UFC does not know whether it will be able to take any of these actions on a timely basis, on terms satisfactory to UFC or at all.

This substantial amount of indebtedness could:

•

require UFC to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing funds available for working capital, capital expenditures or other purposes;

•	require UFC to refinance in order to accommodate the maturity of the term loans under the UFC Credit Facilities in 2026;

•

increase UFC’s vulnerability to adverse economic and industry conditions, which could lead to a downgrade in its credit rating and may place it at a disadvantage compared to competitors who may have proportionally less indebtedness;

•	increase UFC’s cost of borrowing and cause it to incur substantial fees from time to time in connection with debt amendments or refinancings; and

•

limit UFC’s ability to obtain necessary additional financing for working capital, capital expenditures or other purposes in the future, plan for or react to changes in its business and the industries in which it operates, make future acquisitions or pursue other business opportunities, and react in an extended economic downturn.

Despite this substantial indebtedness, UFC may still have the ability to incur significantly more debt. The incurrence of additional debt could increase the risks associated with this substantial leverage, including UFC’s ability to service this indebtedness. In addition, because borrowings under the UFC Credit Facilities bear interest at a variable rate, UFC’s interest expense could increase, exacerbating these risks. The Federal Reserve has recently raised, and may in the future further raise, interest rates to combat the effects of recent high inflation. Increases in these rates may increase UFC’s interest expense. For example, for the year ended December 31, 2022, UFC’s interest expense experienced a net increase of $37.3 million, or 36.5%, compared to the year ended December 31, 2021, primarily driven by higher interest rates on UFC’s variable rate indebtedness that was partially offset by lower overall indebtedness. Although this increase did not materially impact UFC’s operations and business, further increases in interest rates and UFC’s interest expense may impact UFC’s ability to service its indebtedness, increase borrowing costs in the future and reduce UFC’s funds available for operations and other purposes. Based on the outstanding indebtedness under the UFC Credit Facilities as of December 31, 2022, a hypothetical 100 basis point increase in interest rates would have resulted in an approximately $28 million increase in annual interest expense. For further information, please read the section entitled “Management Discussion and Analysis of UFC—Results of Operations—Interest Expense, Net” beginning on page 201 of this information statement/prospectus.

From time to time, UFC may need additional financing, whether in connection with its capital improvements, acquisitions, or otherwise. UFC’s ability to obtain additional financing, if and when required, will depend on investor demand, its operating performance, the condition of the capital markets and other factors. For example, if borrowings available under UFC Holdings, LLC’s term loan and revolving credit facilities (the “UFC Credit Facilities”) are insufficient or unavailable at a reasonable cost, UFC may be required to adopt one or more alternatives to raise cash, such as incurring additional indebtedness, selling its assets, seeking to raise additional equity capital, or restructuring, which alternatives may not be available to UFC on favorable terms when required, or at all. Any of the foregoing could have a material adverse effect on UFC’s business.

Restrictive covenants applicable to the UFC Credit Facilities may restrict UFC’s ability to pursue its business strategies.

The credit agreements governing the terms of the UFC Credit Facilities restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness, loans and investments, liens, and affiliate transactions. The UFC Credit Facilities also contain customary events of default, including upon a change in control. These covenants, among other things, limit UFC’s ability to fund future working capital needs and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of its assets and opportunities fully. Such covenants could limit the flexibility of UFC’s subsidiaries in planning for, or reacting to, changes in the sports industry. UFC’s ability to comply with these covenants is subject to certain events outside of its control. Additionally, UFC may in the future need to amend or obtain waivers to its existing covenants, and cannot guarantee that it will be able to obtain those amendments or waivers on commercially reasonable terms or at all. If UFC is unable to comply with these covenants, the lenders under the UFC Credit Facilities could terminate their commitments and accelerate repayment of UFC’s outstanding borrowings, which also may result in the acceleration of or default under any other debt UFC may incur in the future to which a cross-acceleration or cross-default provision applies. If such an acceleration were to occur, UFC may be unable to obtain adequate refinancing indebtedness for its outstanding borrowings on favorable terms, or at all. UFC has pledged a significant portion of its assets as collateral under its UFC Credit Facilities. If UFC is unable to repay its outstanding borrowings when due, the lenders under the UFC Credit Facilities will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them, which may have an adverse effect on its business, financial condition, and operating results.

UFC will require a significant amount of cash to service its indebtedness. The ability to generate cash or refinance UFC’s indebtedness as it becomes due depends on many factors, some of which are beyond UFC’s control.

UFC’s ability to make payments on, or to refinance its obligations under, its indebtedness will depend on future operating performance and on economic, financial, competitive, legislative, regulatory, and other factors. Many of these factors are beyond UFC’s control. UFC’s consolidated cash balance also includes cash from other consolidated non-wholly owned entities. These entities may have restrictions in their ability to distribute cash to the rest of the company, including under the terms of applicable operating agreements or debt agreements, which may require the approval of certain third parties based on the timing and amount of distribution. It cannot be assured that UFC’s business will generate sufficient cash flow from operations or that future borrowings will be available to UFC in an amount sufficient to enable UFC to satisfy its obligations under its indebtedness or to fund its other needs. In order for UFC to satisfy its obligations under its indebtedness, UFC must continue to execute its business strategy. If UFC is unable to do so, it may need to refinance all or a portion of its indebtedness on or before maturity.

UFC could be subject to union-organizing and labor disruption, which could adversely affect UFC’s business.

Though UFC’s businesses are not subject to collective bargaining agreements, UFC’s businesses may be interrupted as a result of labor disputes by outside unions, or internal efforts, attempting to unionize one or more groups of employees. There have also been efforts to organize the athletes that participate in UFC’s events. A work stoppage or other labor disruption at one or more of UFC’s operated venues or at its promoted events could have an adverse effect on its business, financial condition, and results of operations. UFC cannot predict the effect that a potential work stoppage or other labor disruption would have on its business.

UFC may face labor shortages that could slow its growth.

The successful operation of UFC’s business depends upon its ability to attract, motivate, and retain a sufficient number of qualified employees. Shortages of labor may make it increasingly difficult and expensive to attract, train, and retain the services of a satisfactory number of qualified employees and could adversely impact UFC’s events and productions. Competition for qualified employees could require UFC to pay higher wages, which could result in higher labor costs and could have an adverse effect on its business, financial condition, and results of operations.

UFC also relies on contingent workers in order to staff its live events and productions, and its failure to manage its use of such workers effectively could adversely affect its business, financial condition, and results of operations. UFC could potentially face various legal claims from contingent workers in the future, including claims based on new laws or stemming from allegations that contingent workers or employees are misclassified. UFC may be subject to shortages, oversupply, or fixed contractual terms relating to contingent workers. UFC’s ability to manage the size of, and costs associated with, the contingent workforce may be subject to additional constraints imposed by local laws.

Exchange rates may cause fluctuations in UFC’s results of operations.

Because UFC derives revenues from its international operations, it may incur currency translation losses or gains due to changes in the values of foreign currencies relative to the U.S. Dollar. UFC cannot, however, predict the effect of exchange rate fluctuations upon future operating results. Although UFC cannot predict the future relationship between the U.S. Dollar and the currencies used by its international businesses, principally the British Pound and the Brazilian Real, UFC experienced a foreign exchange rate net loss of $0.9 million for the six months ended June 30, 2023.

Costs associated with, and UFC’s ability to, obtain insurance could adversely affect its business.

As a result of heightened concerns and challenges regarding property, casualty, liability, business interruption, cancellation, and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents, UFC may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost and with reasonable deductibles. UFC cannot assure you that future increases in insurance costs and difficulties obtaining high policy limits and reasonable deductibles will not adversely impact its profitability, thereby possibly impacting its operating results and growth. UFC has a significant investment in equipment when holding live events at venues across the world, which are generally located near major cities and which hold events typically attended by a large number of people.

UFC cannot assure you that its insurance policy coverage limits, including insurance coverage for property, casualty, liability and business interruption losses, and acts of terrorism, would be adequate should one or multiple adverse events occur, or that its insurers would have adequate financial resources to sufficiently or fully pay its related claims or damages. UFC cannot assure you that adequate coverage limits will be available, offered at a reasonable cost, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more of UFC’s venues could have an adverse effect on its financial position and future results of operations if asset damage or company liability were to exceed insurance coverage limits, or if an insurer were unable to sufficiently or fully pay UFC’s related claims or damages.

Risks Related to New PubCo After the Completion of the Transactions

In addition to the other information included or incorporated by reference into this information statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks related to the business of the combined company, New PubCo. In addition, you should read and consider the risks associated with each of the businesses of WWE and UFC, because these risks may also affect the combined company. For more information regarding the risks associated with the businesses of UFC and WWE, see “Risks Relating to UFC’s Business” and “Risks Relating to WWE’s Business.”

Risks Related to the New PubCo Business

Combining the businesses of WWE and UFC may be more difficult, time-consuming or costly than expected and the actual benefits of combining the businesses of WWE and UFC may be less than expected, either or both of which may adversely affect New PubCo’s future results.

The success of the Transactions, including the merger, will depend, in part, on New PubCo’s ability to realize the anticipated benefits from combining the businesses of WWE and UFC as further described in the section entitled “The Transactions—WWE’s Reasons for the Transactions; Recommendation of the WWE Board of Directors” beginning on page 98 of this information statement/prospectus.

Such anticipated benefits may not be achieved if the businesses of WWE and UFC are not successfully combined. WWE and UFC have been operated as independent businesses, and they will continue to be operated as such until the completion of the Transactions, including the merger. Upon completion of the Transactions, including the merger, the management of New PubCo may face significant challenges in integrating the technologies, organizations, systems, procedures, policies and operations, as well as addressing the different business cultures at WWE and UFC, managing the increased scale and scope of the combined businesses, identifying and eliminating duplicative programs, and retaining key personnel. If New PubCo as a combined company is not successfully integrated, the anticipated benefits of the Transactions, including the merger, may not be realized fully or at all or may take longer to realize than expected. Actual synergies, if achieved, may be less than expected and may take longer to achieve than anticipated.

The integration of the businesses of WWE and UFC may also be complex and time consuming and require substantial resources and effort. In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized as a result. The integration process and other disruptions resulting from the Transactions, including the merger, may also disrupt WWE’s or UFC’s ongoing businesses operations and/or adversely affect WWE’s or UFC’s relationships with employees, customers, clients, partners, regulators and others with whom WWE and UFC have business or other dealings. Such consequences of the integration process may adversely affect New PubCo’s business and results of its operations.

The financial assumptions, estimates, projections and synergies considered by the WWE Board and its financial advisors may not be realized, which may adversely affect the market price of New PubCo Class A common stock following the completion of the Transactions, including the merger.

In connection with the WWE Board’s evaluation of the Transactions, including the merger, WWE’s management prepared and provided to the WWE Board certain unaudited prospective financial information regarding WWE’s and UFC’s anticipated future operations as standalone companies without giving effect to the Transactions, including the merger, and as if the Transactions, including the merger, had not been contemplated, as well as estimated revenue and cost synergies of New PubCo as a combined company. Such unaudited prospective financial information was also provided to WWE’s financial advisors for their use and reliance in connection with their financial analyses and opinions. The unaudited prospective financial information with respect to WWE was also provided to Endeavor and its financial advisor to facilitate their respective evaluations of the Transactions, including the merger. For further information, please read the section entitled “The Transactions—Certain Unaudited Prospective Financial Information” beginning on page 105 of this information statement/prospectus.

The unaudited prospective financial information was prepared by, or directed by, the management of WWE. Such unaudited prospective financial information is inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and is also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of WWE and New PubCo. There can be no assurance that the prospective results and synergies will be realized or that actual results and synergies will not be significantly higher or lower than estimated. Moreover, as such unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The failure of the prospective results or synergies to be realized or any deviation of actual results may adversely affect the financial position of New PubCo and, therefore, the market price of New PubCo Class A common stock following completion of the Transactions, including the merger.

New PubCo’s business may involve potential internal conflicts of interest due to the breadth and scale of its platform.

New PubCo expects to have to manage actual and potential internal conflicts of interest in its business due to the expected breadth and scale of its platform. Different parts of the New PubCo business may have actual or potential conflicts of interest with each other, including its media production, events production, owned sports properties, sponsorship, and content development businesses. Although New PubCo expects to attempt to manage these conflicts appropriately, any failure to adequately address or manage internal conflicts of interest could adversely affect its reputation, and the willingness of third parties to work with New PubCo may be affected if it fails, or appears to fail, to deal appropriately with actual or perceived internal conflicts of interest, which could have an adverse effect on New PubCo’s business, financial condition, and results of operations. For more information regarding potential conflicts of interest related to New PubCo’s status as a controlled company, see “—New PubCo will be controlled by Endeavor. The interests of Endeavor may differ from the interests of other stockholders of New PubCo.”

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and may not be an indication of New PubCo’s financial condition or results of operations in the future.

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and are not intended to, and are not necessarily indicative of, what New PubCo’s actual financial condition or results of operations would have been had the Transactions been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New PubCo’s financial condition or results of operations. Accordingly, New PubCo’s financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.

New PubCo will depend on the continued service of members of its executive management and other key employees, as well as management of acquired businesses, the loss or diminished performance of whom could adversely affect New PubCo’s business.

New PubCo’s performance will be substantially dependent on the performance of members of its executive management and other key employees, as well as management of acquired businesses. New PubCo may seek to acquire businesses that have strong management teams and may rely on these individuals to conduct day-to-day operations and pursue growth. Although New PubCo expects to enter into employment and severance protection agreements with certain members of its senior management team and expects to sign employment agreements with the management of any acquired businesses, New PubCo cannot be sure that any member of its senior management or management of any acquired businesses will remain with New PubCo or that they will not compete with it in the future. The loss of any member of New PubCo’s senior management team could impair its ability to execute its business plan and growth strategy, have a negative impact on its revenues and the effective working relationships that its executive management have developed, and cause employee morale problems and the loss of additional key employees, agents, managers, and clients.

New PubCo will share control in joint venture projects, other investments, and strategic alliances, which will limit its ability to manage third-party risks associated with these projects.

New PubCo may participate in joint ventures, other non-controlling investments, and strategic alliances in the future. In these joint ventures, investments, and strategic alliances, New PubCo may have shared control over the operation of the assets and businesses. As a result, such investments and strategic alliances may involve risks such as the possibility that a partner in an investment might become bankrupt, be unable to meet its capital contribution obligations, have economic or business interests or goals that are inconsistent with New PubCo’s business interests or goals, or take actions that are contrary to New PubCo’s instructions or to applicable laws and regulations. In addition, New PubCo may be unable to take action without the approval of its partners, or its partners could take binding actions without its consent. Consequently, actions by a partner or other third party could expose New PubCo to claims for damages, financial penalties, additional capital contributions, and reputational harm, any of which could have an adverse effect on its business, financial condition, and results of operations.

Preparing New PubCo’s financial statements will require it to have access to information regarding the results of operations, financial position, and cash flows of its joint ventures and other investments. Any deficiencies in New PubCo’s internal controls over financial reporting may affect its ability to report its financial results accurately or prevent or detect fraud. Such deficiencies also could result in restatements of, or other adjustments to, New PubCo’s previously reported or announced operating results, which could diminish investor confidence and reduce the market price for its New PubCo Class A common stock. Additionally, if New PubCo’s joint ventures and other investments are unable to provide this information for any meaningful period or fail to meet expected deadlines, it may be unable to satisfy its financial reporting obligations or timely file its periodic reports.

Increasing scrutiny of, and evolving expectations for, sustainability and environmental, social, and governance initiatives could increase New PubCo’s costs, harm its reputation, or otherwise adversely impact its business.

New PubCo, as with other companies, may face increasing scrutiny related to its environmental, social and governance (“ESG”) practices and disclosures from certain investors, capital providers, shareholder advocacy groups, other market participants, customers, and other stakeholder groups. With this increased focus, public reporting regarding ESG practices is becoming more broadly expected. While New PubCo may at times engage in voluntary initiatives, such initiatives may be costly and may not have the desired effect. For example, New PubCo may not ultimately be able to achieve any initiatives or commitments it undertakes due to cost, technological constraints, or other factors outside of its control. Moreover, actions or statements that New PubCo may take based on expectations or assumptions that it believes to be reasonable at the time made may subsequently be determined to be erroneous or be subject to misinterpretation. If New PubCo’s ESG practices and reporting do not meet investor, consumer, employee, or other stakeholder expectations, which continue to evolve, its business, brand or reputation may be negatively impacted and subject to investor or regulator engagement regarding such matters. Furthermore, some market participants, including major institutional investors, may also use third-party benchmarks or scores to measure New PubCo’s ESG practices in making investment and voting decisions. In addition, new sustainability rules and regulations have been adopted and may continue to be introduced in various states and other jurisdictions. Operating in more than one jurisdiction may make New PubCo’s compliance with any applicable ESG and sustainability-related rules more complex and expensive, and potentially expose it to greater levels of legal risks associated with its compliance. New PubCo’s failure to comply with any applicable rules or regulations could lead to penalties and adversely impact its reputation, customer attraction and retention, access to capital and employee retention. Such ESG matters may also cause additional impacts on New PubCo’s business, financial condition, or results of operations.

The terms of HoldCo’s services agreement with Endeavor following the completion of the Transactions, including the merger, may be more favorable than HoldCo would be able to obtain from an unaffiliated third party. If HoldCo were to cease being a subsidiary of Endeavor, HoldCo may be unable to replace the services Endeavor provides in a timely manner or on comparable terms.

Endeavor and certain of its affiliates, on the one hand, and HoldCo, on the other hand, will enter into a services agreement pursuant to which Endeavor and HoldCo will agree to provide each other with certain specified services following the completion of the Transactions, including the merger, including services relating to content, events, gaming rights, marketing, sponsorship, accounting, employee benefits, information technology, legal support and communications. The services agreement will have a term of seven years, subject to successive automatic 12-month renewal terms, unless Endeavor provides written notice of its intent not to renew.

WWE negotiated these arrangements with Endeavor in anticipation of WWE becoming a subsidiary of HoldCo. Although Endeavor will be contractually obligated to provide HoldCo with services during the term of the services agreement, HoldCo cannot be assured that these services will be sustained at the same level after the expiration of such services agreement, or that HoldCo will be able to replace these services in a timely manner or on comparable terms. If services are no longer procured from Endeavor pursuant to those arrangements, or if certain arrangements are terminated, HoldCo’s costs of procuring those services from third parties may increase. The services agreement also contains terms and provisions that may be more favorable to HoldCo than terms and provisions HoldCo might have obtained in arm’s-length negotiations with unaffiliated third parties. For a description of the services agreement, see “Summary of Certain Agreements Related to the Transactions” beginning on page 180 of this information statement/prospectus.

Risks Related to New PubCo’s Organization and Structure

New PubCo will be a holding company and its principal asset will be equity interests in HoldCo and, accordingly, New PubCo will be dependent upon distributions from HoldCo to pay taxes and other expenses.

New PubCo will be a holding company and its principal asset will be its ownership interest of HoldCo. New PubCo will not have independent means of generating revenue. Because HoldCo is intended to be treated as a pass-through entity for U.S. federal income tax purposes, New PubCo and other members of HoldCo (or their indirect equity holders) generally will be subject to U.S. federal income taxes on their allocable share of HoldCo’s taxable income or gain. As the sole managing member of HoldCo, New PubCo generally intends to cause HoldCo to make quarterly distributions to the members of HoldCo (or otherwise provide them with liquidity) in amounts sufficient to cover the taxes on their allocable share of the taxable income of HoldCo after the consummation of the Transactions. However, there can be no assurance that HoldCo and its subsidiaries will generate sufficient cash flow to distribute funds to New PubCo to cover New PubCo’s taxes and other expenses or that applicable state law and contractual restrictions, including negative covenants in any applicable debt instruments, will permit such distributions. Subsidiaries of HoldCo are currently subject to debt instruments or other agreements that may restrict distributions from HoldCo’s subsidiaries and HoldCo’s ability to make distributions to New PubCo, which could adversely affect New PubCo’s cash flows, liquidity and financial condition.

As a result of (among other considerations) potential differences in the amount of net taxable income allocable to the members of HoldCo under applicable tax rules and the lower tax rate applicable to corporations (like New PubCo) as compared to individuals (certain individuals will own indirect interests in HoldCo and be subject to tax on income earned by HoldCo), it is anticipated that the tax distributions made by HoldCo to New PubCo may exceed the tax liabilities that New PubCo is required to pay on its allocable share of income of HoldCo. HoldCo’s payment of tax distributions to the members of HoldCo could result in the distribution of cash out of HoldCo that is in excess of what is required to permit the direct or indirect securityholders of HoldCo to pay their tax liabilities attributable to their direct or indirect ownership of HoldCo, which could have an adverse effect on HoldCo’s liquidity.

New PubCo will have discretion on how to utilize cash distributed to New PubCo (including tax distributions) that is in excess of cash actually required to pay New PubCo’s taxes or other costs and expenses as a public company, including retaining such cash, loaning such cash to HoldCo or distributing such cash. No adjustments to the exchange ratio for common units and corresponding shares of New PubCo Class B common stock will be made as a result of any loans made by New PubCo to HoldCo or as a result of any retention of cash by New PubCo. To the extent New PubCo does not distribute any cash it holds and instead, for example, holds such cash balances, or lends them to HoldCo or HoldCo’s subsidiaries, this may result in shares of New PubCo Class A common stock increasing in value relative to the value of HoldCo common units. The holders of common units may benefit from any value attributable to such cash balances if they acquire shares of New PubCo Class A common stock in exchange for their common units.

In addition to the foregoing, it is also possible that in certain situations New PubCo may not receive distributions from HoldCo sufficient to pay its tax liabilities attributable to New PubCo’s allocable share of income and gain of HoldCo. In such situations, HoldCo may loan cash to New PubCo to enable New PubCo to pay its tax liabilities, and HoldCo may charge New PubCo interest on any such loans in an amount up to 50 basis points in excess of HoldCo’s current cost of debt capital. These loans could affect New PubCo’s liquidity and adversely affect its financial results and condition.

New PubCo will be controlled by Endeavor. The interests of Endeavor may differ from the interests of other stockholders of New PubCo.

Upon the completion of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo. Under the governance agreement, Endeavor may acquire additional shares of New PubCo common stock up to an aggregate of 75.0% of economic or voting interest in New PubCo or HoldCo without the approval of a majority of the independent directors of the New PubCo Board. Endeavor will also conduct various administrative functions of New PubCo pursuant to the services agreement. The provision of these services will provide Endeavor significant influence over of the daily operations and internal functions of New PubCo.

Subject to consent rights and the other agreements described herein, including the governance agreement and the services agreement, Endeavor will have the ability to substantially control New PubCo, including the ability to control any action requiring the general approval of its stockholders, including the election of a majority of the New PubCo Board members, the adoption of amendments to its certificate of incorporation and stockholder amendments to its bylaws, and the approval of any merger or sale of substantially all of its assets, subject to the terms of the governance agreement relating to Endeavor’s agreement to vote in favor of the director nominees not designated by Endeavor as described in more detail in “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus. This concentration of ownership and voting power may also delay, defer, or even prevent an acquisition by a third party or other change of control of New PubCo, and may make some transactions more difficult or impossible without the support of Endeavor, even if such events are in the best interests of minority stockholders. This concentration of voting power may have a negative impact on the price of New PubCo Class A common stock.

Endeavor’s interests may not be fully aligned with holders of New PubCo Class A common stock, which could lead to actions that are not in their best interest, because Endeavor will, immediately after the completion of the Transactions, hold its economic interest in the New PubCo business through HoldCo, rather than through New PubCo. For example, Endeavor and subsidiaries of Endeavor may have different tax positions from New PubCo, which could influence Endeavor’s decisions regarding whether and when New PubCo should dispose of assets or incur new or refinance existing indebtedness. In addition, the structuring of future transactions may take into consideration tax or other considerations relevant to Endeavor or its subsidiaries even where no similar considerations would apply to New PubCo. The significant ownership in New PubCo held by Endeavor’s subsidiaries, as well as the ability of Endeavor’s subsidiaries to control the operations of New PubCo pursuant to the services agreement and resulting ability to effectively control New PubCo may discourage someone from making a significant equity investment in New PubCo, or could discourage transactions involving a change in control, including transactions in which holders of shares of New PubCo Class A common stock might otherwise receive a premium for their shares over the then-current market price. Subject to the contractual limitations described in the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus, Endeavor also operates a number of businesses through its subsidiaries that may compete with New PubCo or may otherwise conflict with the interests of New PubCo, or be party to agreements or engaged in activities that prevent New PubCo from performing certain business activities or owning certain assets.

Section 203 of the DGCL (“Section 203”) may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. New PubCo will elect in its amended and restated certificate of incorporation not to be subject to Section 203. Endeavor, Mr. McMahon and their respective affiliates and direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of New PubCo voting stock owned by them, and accordingly will not be subject to such restrictions.

New PubCo’s amended certificate of incorporation will provide that, to the fullest extent permitted by law, Endeavor, Mr. McMahon and their respective affiliates renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for New PubCo, or any of New PubCo’s non-employee directors have no duty to present such corporate opportunity to New PubCo and they may invest in competing businesses or do business with New PubCo’s clients or customers. To the extent that New PubCo’s non-employee directors invest in other businesses, they may have differing interests than New PubCo’s other stockholders. In addition, New PubCo may in the future partner with or enter into transactions with existing investors or their affiliates, including with respect to future investments, acquisitions, and dispositions.

New PubCo cannot predict the impact its capital structure and the concentrated control by Endeavor may have on its stock price or its business.

New PubCo cannot predict whether its multiple share class capital structure, combined with the concentrated control by Endeavor, will result in a lower trading price or greater fluctuations in the trading price of its New PubCo Class A common stock, or will result in adverse publicity or other adverse consequences. In addition, some indices are considering whether to exclude companies with multiple share classes from their membership. For example, in July 2017, FTSE Russell, a provider of widely followed stock indices, stated that it plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders. In addition, in July 2017, S&P Dow Jones, another provider of widely followed stock indices, stated that companies with multiple share classes will not be eligible for certain of their indices. As a result, New PubCo Class A common stock will likely not be eligible for these stock indices. New PubCo will not be able to assure you that other stock indices will not take a similar approach to FTSE Russell or S&P Dow Jones in the future. Exclusion from indices could make New PubCo Class A common stock less attractive to investors and, as a result, the market price of its New PubCo Class A common stock could be adversely affected.

Both Endeavor and subsidiaries of Endeavor and WWE stockholders will have a reduced ownership and voting interest after the Transactions, including the merger, and will exercise less influence over the management and policies of New PubCo.

After the completion of the Transactions, including the merger, WWE stockholders and Endeavor and subsidiaries of Endeavor will own a smaller percentage of New PubCo than they currently own of WWE and HoldCo, respectively. It is expected that subsidiaries of Endeavor will hold 51.0% and WWE securityholders will hold 49.0% of the voting power of New PubCo, in each case on a fully diluted basis, immediately after the completion of the Transactions, including the merger. Consequently, WWE stockholders, as a group, and Endeavor and subsidiaries of Endeavor, as a group, will each have reduced ownership and voting power in New PubCo as a combined company compared to their ownership and voting power in WWE and HoldCo, respectively, prior to the combination. In particular, the WWE stockholders, as a group, will have less than a majority of the ownership and voting power of New PubCo and, therefore, will be able to exercise less collective influence over the management and policies of New PubCo than they currently exercise over the management and policies of WWE. Additionally, assuming that WWE’s capitalization at the Closing is the same as it was on August 4, 2023, immediately following the completion of the Transactions, including the merger, (1) Mr. McMahon is expected to have beneficial ownership of New PubCo equity securities representing approximately 33.5% of the economic interests in New PubCo, approximately 16.4% of the voting power of New PubCo, and, indirectly, approximately 16.4% of both the economic interests in, and voting power of, HoldCo, in each case on a fully diluted basis, (2) WWE directors and executive officers other than Mr. McMahon are expected to have beneficial ownership of New PubCo equity securities representing approximately 2.5% of the economic interests in New PubCo, approximately 1.2% of the voting power of New PubCo, and, indirectly, approximately 1.2% of both the economic interests in, and voting power of, HoldCo, in each case on a fully diluted basis. (3) Ms. McMahon is expected to have beneficial ownership of New PubCo equity securities representing approximately 0.7% of the economic interests in New PubCo, approximately 0.3% of the voting power of New PubCo, and, indirectly, approximately 0.3% of both the economic interests in, and voting power of, HoldCo, in each case on a fully diluted basis, (4) Ms. McMahon Levesque is expected to have beneficial ownership of New PubCo equity securities representing approximately 2.2% of the economic interests in New PubCo, approximately 1.1% of the voting power of New PubCo, and, indirectly, approximately 1.1% of both the economic interests in, and voting power of, HoldCo, in each case on a fully diluted basis.

New PubCo will have a significant amount of indebtedness and may need to incur more in the future, which could adversely affect its business.

New PubCo and its subsidiaries will have a significant amount of indebtedness following completion of the Transactions and may need to incur more in the future. In addition, in connection with executing its business strategies following the Transactions, New PubCo expects to evaluate the possibility of investing in additional target assets and making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness.

This significant amount of indebtedness could:

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require New PubCo to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing funds available for working capital, capital expenditures or other purposes;

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increase New PubCo’s vulnerability to adverse economic and industry conditions, which could lead to a downgrade in its credit rating and may place it at a disadvantage compared to competitors who may have proportionally less indebtedness;

•	increase New PubCo’s cost of borrowing and cause it to incur substantial fees from time to time in connection with debt amendments or refinancings; and

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limit New PubCo’s ability to obtain necessary additional financing for working capital, capital expenditures or other purposes in the future, plan for or react to changes in its business and the industries in which it operates, make future acquisitions or pursue other business opportunities, and react in an extended economic downturn.

Moreover, New PubCo may be required to raise substantial additional capital to execute its business strategy. New PubCo’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If New PubCo is unable to obtain additional financing, its credit ratings could be further adversely affected, which could further raise its borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

If Endeavor or its subsidiaries sell a controlling interest in New PubCo to a third party in a private transaction, WWE stockholders may not realize any change of control premium on shares of New PubCo Class A common stock and it may become subject to the control of a presently unknown third party.

Following the completion of the Transactions, including the merger, Endeavor’s subsidiaries will own a controlling equity interest in New PubCo. Endeavor will have the ability, should it choose to do so, to sell some or all of its subsidiaries’ shares of New PubCo’s capital stock (or shares of New PubCo capital stock that Endeavor’s subsidiaries may obtain) in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of New PubCo. Further, the distribution or sale by Endeavor’s subsidiaries of a substantial number of shares after the Transactions, including the merger, even if not a controlling interest, or a perception that a distribution or such sales could occur, could significantly reduce the market price of New PubCo Class A common stock.

The ability of Endeavor’s subsidiaries to privately sell shares of New PubCo’s capital stock, with no requirement for a concurrent offer to be made to acquire all of the shares of New PubCo Class A common stock that will be publicly traded hereafter, could prevent you from realizing any change of control premium on your shares of New PubCo Class A common stock that may otherwise accrue to Endeavor’s subsidiaries on a private sale of New PubCo’s capital stock. Additionally, if Endeavor’s subsidiaries privately sell a controlling interest in New PubCo, New PubCo may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Endeavor’s subsidiaries sell a controlling interest in New PubCo to a third party, New PubCo future indebtedness may be subject to acceleration, Endeavor may terminate certain other arrangements, and New PubCo’s other commercial agreements and relationships could be impacted, all of which may adversely affect New PubCo ability to run its business as described herein and may have an adverse effect on its operating results and financial condition.

New PubCo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result its stockholders will not have the protections afforded by these corporate governance requirements.

Endeavor will control more than 50% of New PubCo’s combined voting power for the election of the New PubCo Board. As a result, New PubCo will be considered a “controlled company” for the purposes of NYSE rules and corporate governance standards, and therefore will be permitted to, and intends to, elect not to comply with certain corporate governance requirements of the NYSE, including, for example, the requirement to establish a nominating and corporate governance committee composed entirely of independent directors. For so long as New PubCo remains a controlled company, it may at any time and from time to time, utilize any or all of the applicable governance exemptions available under the NYSE rules. Accordingly, holders of New PubCo Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the rules and corporate governance standards of NYSE, and the ability of New PubCo’s independent directors to influence its business policies and affairs may be reduced. New PubCo expects to remain a controlled company until Endeavor no longer controls more than 50% of its combined voting power.

Under the terms of the transaction agreement, the New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE and six of whom will be selected by Endeavor. As such, while New PubCo will be a controlled company, a majority of New PubCo directors will be independent. For further information regarding the New PubCo Board and its committees following the Closing, please see “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

If New PubCo is unable to effectively implement or maintain a system of internal control over financial reporting, it may not be able to accurately or timely report its financial results and its stock price could be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), New PubCo will be required to furnish a report by its management on its internal control over financial reporting, including an attestation report on internal control over financial reporting issued by its independent registered public accounting firm, beginning with its second annual report as a public company. To achieve compliance with Section 404 of the Sarbanes-Oxley Act, New PubCo will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. New PubCo will need to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite New PubCo’s efforts, there is a risk that neither it nor its independent registered public accounting firm will be able to conclude within the prescribed timeframe that its internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of New PubCo’s financial statements. New PubCo could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Provisions in New PubCo’s organizational documents and certain rules imposed by regulatory authorities may delay or prevent its acquisition by a third party.

New PubCo’s amended and restated certificate of incorporation and bylaws will contain several provisions that may make it more difficult or expensive for a third party to acquire control of New PubCo without the approval of its Board. These provisions, which may delay, prevent, or deter a merger, acquisition, tender offer, proxy contest or other transaction that stockholders may consider favorable, will include the following:

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called and to take action by written consent; and

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the ability of the New PubCo Board to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by the New PubCo Board.

These provisions of New PubCo’s certificate of incorporation and bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of New PubCo Class A common stock in the future, which could reduce the market price of the New PubCo Class A common stock.

The provisions of New PubCo’s certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits and the federal district courts of the United States for the resolution of any complaint asserting a cause of action under the Securities Act may have the effect of discouraging lawsuits against New PubCo’s Directors and officers.

New PubCo’s amended and restated certificate of incorporation will provide that, unless New PubCo consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New PubCo, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder of New PubCo to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or New PubCo’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if such court does not have subject matter jurisdiction thereof, the federal district court located in the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Although New PubCo believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against its directors and officers. It is possible that, in connection with any applicable action brought against New PubCo, a court could find the choice of forum provisions contained in New PubCo’s amended and restated certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provisions contained in New PubCo’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, New PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect its business, financial condition, or results of operations.

UFC has no history of operating as a publicly traded company separate from Endeavor and has no history of operating with WWE as a combined publicly traded company. New PubCo’s pro forma financial information, therefore, is not necessarily representative of the results that New PubCo would have achieved as a combined, publicly traded company and may not be a reliable indicator of its future results.

The historical information about UFC herein refers to its businesses as operated by and integrated with Endeavor. New PubCo’s pro forma financial information included herein is derived from the consolidated financial statements and accounting records of WWE and, with respect to UFC, Endeavor. Accordingly, the pro forma financial information included herein does not necessarily reflect the financial condition, results of operations or cash flows that New PubCo would have achieved as a publicly traded company during the periods presented or those that it will achieve in the future primarily as a result of the factors described below:

Prior to the Transactions, UFC’s businesses have been operated by Endeavor as part of Endeavor’s broader corporate organization, rather than as a separate, publicly traded company. Endeavor and its affiliates supported UFC in various corporate functions such as legal, treasury, accounting, auditing, human resources, corporate affairs and finance. New PubCo’s pro forma financial results reflect allocations of corporate expenses from Endeavor for such functions and are likely to be less than the expenses New PubCo would have incurred had it operated as a separate, publicly-traded company. Following the Transactions, including the merger, the cost related to such functions previously performed by Endeavor, or such functions that will be performed by Endeavor pursuant to the services agreement, may therefore increase. Currently, the UFC business is integrated with the other businesses of Endeavor. Historically, UFC and Endeavor have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although similar economies of scale and scope may exist as a combined company with WWE, and although New PubCo will enter into transition agreements with Endeavor, including the services agreement, these arrangements may not fully capture the benefits that UFC had enjoyed as a result of being integrated with Endeavor and may result in New PubCo paying higher charges than in the past for these services. This could have an adverse effect on New PubCo’s results of operations and financial condition following the completion of the Transactions, including the merger.

Following the completion of the Transactions, New PubCo may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

After the completion of the Transactions, the cost of capital for New PubCo’s businesses may be higher than Endeavor’s or WWE’s cost of capital prior to the Transactions, including the merger.

As a public company, New PubCo’s costs may be significant, and the regular operations of its business may be disrupted.

New PubCo expects to in the future incur significant additional legal, accounting, reporting, and other expenses as a result of having publicly traded common stock, including, but not limited to, increased costs related to auditor fees, legal fees, directors’ fees, directors and officers insurance, investor relations, and various other costs. New PubCo also expects to incur incremental costs associated with corporate governance requirements, including requirements under the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules implemented by the SEC and the Public Company Accounting Oversight Board. Compliance with these rules and regulations will make some activities more difficult, time-consuming, or costly, and increase demand, and, as a result, may place a strain on New PubCo’s systems and resources. Moreover, the additional demands associated with being a public company may disrupt regular operations of New PubCo’s business by diverting the attention of some of New PubCo’s senior management team away from revenue producing activities.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. New PubCo will invest and intends to continue to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If New PubCo’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against New PubCo, which could have an adverse effect on its business, financial condition, and results of operations.

The competitive opportunity provisions in the New PubCo charter could enable certain directors, principals, officers, employees, members and/or other representatives of Endeavor, Mr. McMahon or their respective affiliates to benefit from competitive opportunities that might otherwise be available to New PubCo.

New PubCo’s Charter will provide that, to the fullest extent permitted by law, New PubCo renounces any interest or expectancy in a transaction or matter that may be a competitive opportunity for certain directors, principals, officers, employees, members and/or other representatives of Endeavor, Mr. McMahon or their respective affiliates (the “Identified Persons”) (other than in their capacities as directors of New PubCo), and such Identified Persons have no duty to refrain from directly or indirectly (1) participating or otherwise engaging in any competitive opportunity, (2) otherwise competing with New PubCo or any of its controlled affiliates, (3) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of New PubCo or any of its controlled affiliates or (4) otherwise employing or engaging any officer, employee or other service provider of New PubCo or any of its controlled affiliates. In addition, the Identified Persons have no duty to present any such competitive opportunity to New PubCo. To the extent that the Identified Persons engage in any of the foregoing actions, they may have differing interests than New PubCo’s other stockholders. For a more complete description of the terms of the New PubCo charter, see the section titled “Description of New PubCo’s Capital Stock” beginning on page 257 of this information statement/prospectus.

After the Transactions, including the merger, certain of New PubCo’s executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Endeavor. Also, certain of Endeavor’s current executive officers are expected to become New PubCo’s directors and officers, which may create conflicts of interest or the appearance of conflicts of interest.

Because of their current or former positions with Endeavor, Mr. Emanuel, Mr. Shapiro, Mr. Schleimer and Mr. Krauss own, and other New PubCo executive officers and directors who have not yet been identified may own, equity interests in Endeavor. Continuing ownership of shares of Endeavor capital stock and equity awards could create, or appear to create, potential conflicts of interest if New PubCo and Endeavor face decisions that could have implications for both Endeavor and New PubCo, after the Transactions, including the merger. In addition, Mr. Emanuel, Mr. Shapiro, Mr. Schleimer and Mr. Krauss, and other New PubCo executive officers and directors who have not yet been identified, are expected to become New PubCo’s executive officers and directors, and this could create, or appear to create, potential conflicts of interest when New PubCo and Endeavor encounter opportunities or face decisions that could have implications for both companies following the Transactions or in connection with the allocation of such officers’ or directors’ time between Endeavor and New PubCo.

Endeavor and subsidiaries of Endeavor may compete with New PubCo.

Endeavor and subsidiaries of Endeavor will not be restricted from competing with New PubCo, other than as contractually agreed upon. Endeavor has agreed that until the later of five years following the closing date of the transactions or six months following Endeavor’s ceasing to beneficially own more than 20% of the voting power of the then-outstanding shares of New PubCo common stock, Endeavor and its controlled affiliates (other than UFC and its subsidiaries) will not (1) other than de minimis passive investments, acquire or invest in any competitive wrestling league or professional mixed martial arts league that is competitive with UFC or (2) represent any competitive wrestling league, any athlete or wrestling talent in respect of their contractual relationship with UFC or its subsidiaries or any former wrestling talent of WWE in respect of their contractual relationship with any competitive wrestling league. See “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

If Endeavor in the future decides to engage in the type of business New PubCo conducts, it may have a competitive advantage over New PubCo, which may cause New PubCo’s business, financial condition and results of operations to be materially adversely affected. For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions.”

Risks Related to New PubCo Class A Common Stock

No trading market currently exists for New PubCo Class A common stock.

Prior to the completion of the Transactions, including the merger, there has been no market for New PubCo Class A common stock. Upon completion of the Transactions, including the merger, shares of New PubCo Class A common stock are expected to be listed for trading on the NYSE. However, there can be no assurance that an active market for New PubCo Class A common stock will develop after the Transactions, including the merger, are completed, or that if it develops, the market will be sustained.

The market price for shares of New PubCo Class A common stock may be affected by factors different from those affecting the market price for shares of WWE Class A common stock.

Upon completion of the Transactions, (i) holders of WWE Class A common stock and WWE Class B common stock will become holders of New PubCo Class A common stock, and (ii) Endeavor and subsidiaries of

Endeavor will become holders of New PubCo Class B common stock. WWE’s business differs from that of UFC, and accordingly the results of operations of New PubCo will be affected by factors different from those currently affecting the results of operations of WWE and UFC when operated as independent businesses. For a discussion of the business of WWE and of certain material risk factors to consider in connection therewith, please read the documents incorporated by reference into this information statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus. For a discussion of the business of UFC and of certain material risk factors to consider in connection therewith, please read the risk factors included under the subsection entitled “Risks Relating to UFC’s Business; Risks Related to New PubCo After the Completion of the Transactions” above.

The shares of New PubCo Class A common stock to be received by the WWE stockholders as a result of the Transactions will have rights that are different from the rights of shares of WWE Class A common stock.

Following completion of the Transactions, including the merger, WWE stockholders will no longer be WWE stockholders but will instead be New PubCo stockholders whose rights as stockholders of New PubCo will be governed by Delaware law, the charter and the bylaws. There will be important differences between the current rights of a WWE stockholder and the rights of a New PubCo stockholder. For further information, please read the section entitled “Comparison of Stockholder Rights” beginning on page 261 of this information statement/prospectus.

Declaration, payment and amounts of dividends, if any, to holders of shares of New PubCo common stock will be uncertain.

Following the completion of the Transactions and the listing of the New PubCo Class A common stock on the NYSE, the WWE Designees will be permitted to declare, set a record date for and pay a one-time dividend on shares of New PubCo Class A common stock. In the event of any such dividend being declared, all holders of New PubCo Class A common stock as of the applicable record date would receive such a dividend; accordingly, assuming that there are no changes to WWE’s capitalization from August 4, 2023 until the Closing, and that there are no changes to New PubCo’s capitalization from August 4, 2023 until the record date applicable to such dividend (other than in connection with the Transactions), immediately following the Closing, (i) assuming a fully diluted basis (i.e., all Other WWE equity securities have been converted into New PubCo Class A common stock) as of such record date, (1) Mr. McMahon would receive approximately 33.5% of the aggregate amount of any such dividend, (2) WWE directors and executive officers other than Mr. McMahon would receive their pro rata portion of approximately 2.5% of the aggregate amount of any such dividend, (3) Ms. McMahon would receive approximately 0.7% of the aggregate amount of any such dividend, (4) Ms. McMahon Levesque would receive approximately 2.2% of the aggregate amount of any such dividend, (5) all other former WWE stockholders would receive their pro rata portion of approximately 59.9% of the aggregate amount of any such dividend and (6) former holders of Other WWE equity securities (other than Mr. McMahon and other former WWE directors and executive officers) would receive their pro rata portion of approximately 1.1% of the aggregate amount of any such dividend, and (ii) assuming that no Other WWE equity securities have been converted into New PubCo Class A common stock as of such record date, (1) Mr. McMahon would receive approximately 34.6% of the aggregate amount of any such dividend, (2) WWE directors and executive officers other than Mr. McMahon would receive their pro rata portion of approximately 0.2% of the aggregate amount of any such dividend, (3) Ms. McMahon would receive approximately 0.7% of the aggregate amount of any such dividend, (4) Ms. McMahon Levesque would receive approximately 2.3% of the aggregate amount of any such dividend, (5) all other former WWE stockholders would receive their pro rata portion of approximately 62.2% of the aggregate amount of any such dividend and (6) all Other WWE equity securities (including those held by Mr. McMahon, which represent less than 0.1% of economic interests in New PubCo on a fully-diluted basis) that have been converted into equity securities of New PubCo (but which have not been converted into New PubCo Class A common stock) would be treated as specified in the agreements applicable to such securities, as described in this information statement/prospectus and the public filings that WWE makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information.” Percentages in the immediately preceding sentence may not sum to 100% due to rounding.

However, the amount of dividends, if any, that are declared or paid to New PubCo stockholders cannot yet be determined and depends on a number of factors. The New PubCo Board will have sole discretion to determine whether any dividends will be declared, when dividends, if any, are declared, and the amount of such dividends.

Such determination would be based on a number of considerations, including, but not limited to, New PubCo’s results of operations and capital management plans, the market price of New PubCo Class A common stock, the availability of funds to New PubCo, industry practice and other factors deemed relevant by the New PubCo Board. In addition, New PubCo’s ability to pay dividends and the amount of any dividends ultimately paid in respect of the New PubCo common stock will, in each case, be subject to New PubCo receiving funds, directly or indirectly, from its operating subsidiaries, including, but not limited to, the operating subsidiaries of HoldCo.

Furthermore, the ability of the operating subsidiaries of HoldCo to make distributions to New PubCo will depend on the satisfaction of applicable state law, and subject to any covenants and restrictions in existing agreements and contracts, including debt facilities, with respect to such distributions, and the ability of HoldCo to receive distributions from its own subsidiaries will continue to depend on applicable state law with respect to such distributions. There can be no guarantee that New PubCo stockholders will receive or be entitled to dividends. For further information, please read the section entitled “Potential for New PubCo to Pay Dividends” beginning on page 85 of this information statement/prospectus.

The market price for shares of New PubCo Class A common stock may decline as a result of the Transactions and as a result of some New PubCo stockholders adjusting their portfolios.

Following the completion of the Transactions, the market price of New PubCo Class A common stock may decline if, among other things, the operating synergy estimates in connection with the integration of WWE’s and UFC’s businesses are not realized, if the transaction costs related to the Transactions are greater than expected, or if the services arrangements contemplated by the services agreement do not achieve the expected benefits, if the one-time post-closing dividend is lower than anticipated, or if HoldCo does not make quarterly distributions to the members of HoldCo. The market price also may decline if New PubCo does not achieve the perceived benefits of the Transactions as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Transactions on New PubCo’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of New PubCo common stock or warrants for New PubCo common stock by securityholders of New PubCo after the completion of the Transactions may cause the market price of New PubCo Class A common stock to decrease.

Based on the number of shares of WWE common stock outstanding as of [                ], 2023, which was the latest practicable date before the printing of this information statement/prospectus, approximately [    ] shares of New PubCo Class A common stock are expected to be issued and outstanding following the completion of the Transactions. In addition, approximately [    ] shares of New PubCo Class B common stock are expected to be issued and outstanding following the completion of the Transactions. Certain WWE stockholders and the EDR Subscribers may decide not to hold the shares of New PubCo common stock that they receive in the Transactions. However, the EDR Subscribers have agreed not to, directly or indirectly sell, assign, transfer, exchange, gift, bequest, pledge, hypothecate or otherwise dispose of or encumber any shares of New PubCo common stock received in the Transactions for a period of two years from the completion of the Transactions without the approval of a majority of WWE Designees. In addition, for a period of two years from the completion of the Transactions, EDR and its controlled affiliates agreed not to (1) acquire all of the outstanding equity interests in, or all or substantially all of the assets of, New PubCo or UFC, (2) increase their economic and/or voting interest in New PubCo or UFC above 75% of the then-current outstanding economic or voting interests of New PubCo or UFC or (3) effect a sale of New PubCo or UFC that would result in the receipt of a disproportionate “control premium” relative to other New PubCo stockholders. Other New PubCo stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of New PubCo Class A common stock that they receive in the merger. Such sales of New PubCo

Class A common stock could have the effect of depressing the market price for New PubCo Class A common stock and may take place promptly following the completion of the Transactions.

Any of these events may make it more difficult for New PubCo to sell equity or equity-related securities, dilute WWE securityholders’ ownership interest in New PubCo and/or have an adverse impact on the market price of New PubCo Class A common stock.

The synergies attributable to the Transactions may vary from expectations, which may negatively affect the market price of shares of New PubCo Class A common stock.

WWE currently expects that the Transactions will result in a number of benefits and synergies, including, but not limited to, operating synergies and stronger fundamental demand for New PubCo’s products and services, and that the Transactions will be accretive to New PubCo’s earnings. These expectations are based on current estimates that may materially change. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. In addition, future events and conditions, including, but not limited to, adverse changes in market conditions, regulatory framework, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the Transactions could decrease or delay the accretion that is currently anticipated or could result in dilution. Any dilution of, decrease in, or delay of any accretion to the New PubCo’s earnings per share could cause the price of shares of New PubCo Class A common stock to decline or grow at a reduced rate.

Future sales of New PubCo Class A common stock, or the perception in the public markets that these sales may occur, may depress the price of New PubCo Class A common stock.

Additional sales of a substantial number of shares of New PubCo Class A common stock in the public market after the completion of the Transactions, including the merger, or the perception that such sales may occur, could have an adverse effect on New PubCo’s stock price and could impair its ability to raise capital through the sale of additional stock. Furthermore, redemptions or exchanges of common units (and the corresponding shares of New PubCo Class B common stock) into New PubCo Class A common stock will have a dilutive effect on the number of outstanding shares of New PubCo Class A common stock, even if the indirect or direct economic ownership of HoldCo by holders of New PubCo Class A common stock remain unchanged. The New PubCo Class A common stock registered herein will be freely tradable without restriction under the Securities Act, except for any New PubCo Class A common stock that may be held or acquired by its directors, executive officers, and other affiliates (as that term is defined in the Securities Act), which will be restricted securities under the Securities Act. The shares of New PubCo Class A common stock not being registered hereby or issuable as described above will be restricted securities. Restricted securities may not be sold in the public market unless they are registered under the Securities Act or an exemption from registration is available. As described below, shares of New PubCo Class A common stock may be sold in the public market either in a registered offering or pursuant to an exemption from registration, such as Rule 144 promulgated under the Securities Act (“Rule 144”).

Upon the completion of the Transactions, including the merger, New PubCo will have [    ] shares of New PubCo Class A common stock issued and outstanding. In addition, [    ] shares of New PubCo Class A common stock are eligible to be issued upon the exercise of the redemption rights of Endeavor described elsewhere herein. Of these shares:

•	[ ] shares are not subject to the resale restrictions under Rule 144; and

•

[    ] shares are issuable upon the exercise of redemption rights held by affiliates (as defined under Rule 144) and are, therefore, subject to the volume, manner of sale and other restrictions of Rule 144 to the extent these shares are sold pursuant to Rule 144.

In addition, upon the completion of the Transactions, including the merger, New PubCo will have [    ] restricted stock units outstanding and [    ] performance stock units outstanding. Shares issuable in respect of such equity awards will be registered on Form S-8 under the Securities Act. These shares will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements, compliance by affiliates with Rule 144, and other restrictions provided under the terms of the applicable plan and/or the award agreements entered into with participants. Further, New PubCo expects to adopt a 2023 Incentive Award Plan, under which additional shares of New PubCo Class A common stock will be reserved for future issuance. In the future, New PubCo may also issue additional securities in connection with investments, acquisitions or capital-raising activities, which could constitute a material portion of its then-outstanding shares of New PubCo Class A common stock. Any shares of New PubCo Class A common stock that it issues will have a dilutive effect on the number of outstanding shares of New PubCo Class A common stock.

The price of New PubCo Class A common stock may be volatile, and holders of New PubCo Class A common stock may be unable to resell their Class A Common Stock at or above their purchase price or at all.

The market price for New PubCo Class A common stock may fluctuate significantly in response to a number of factors, most of which New PubCo cannot control, including, among others:

•	trends and changes in consumer preferences in the industries in which New PubCo operates;

•	changes in general economic or market conditions or trends in New PubCo’s industry or the economy as a whole and, in particular, in the consumer and advertising marketplaces;

•	changes in key personnel;

•	New PubCo’s entry into new markets;

•	changes in New PubCo’s operating performance;

•	investors’ perceptions of New PubCo’s prospects and the prospects of the businesses in which it participates;

•	fluctuations in quarterly revenue and operating results, as well as differences between New PubCo’s actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by New PubCo or third parties, including New PubCo’s filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that New PubCo provides to the public, any changes in such guidance or New PubCo’s failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow New PubCo Class A common stock, New PubCo’s failure to meet such estimates or failure of those analysts to initiate or maintain coverage of the New PubCo Class A common stock;

•	downgrades in New PubCo’s credit ratings or the credit ratings of its competitors;

•	the development and sustainability of an active trading market for New PubCo Class A common stock;

•	investor perceptions of the investment opportunity associated with New PubCo Class A common stock relative to other investment alternatives;

•	the inclusion, exclusion, or deletion of New PubCo Class A common stock from any trading indices;

•	future sales of New PubCo Class A common stock by its officers, directors, and significant stockholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, pandemics, wars, acts of terrorism, other natural disasters, or responses to such events;

•

changes in financial markets or general economic conditions, including, for example, due to the effects of recession or slow economic growth in the U.S. and abroad, interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war, including the conflict involving Russia and Ukraine, acts of terrorism, and pandemics or other public health crises;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

•	changes in accounting principles.

These and other factors may lower the market price of New PubCo Class A common stock, regardless of its actual operating performance. As a result, New PubCo Class A common stock may trade at prices significantly below the price at which shares were purchased.

In addition, the stock markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If New PubCo were to become involved in securities litigation, it could incur substantial costs and its resources and the attention of management could be diverted from its business.

Risks Related to New PubCo Tax Matters

Tax matters may cause significant variability in New PubCo’s financial results.

New PubCo’s businesses, conducted through HoldCo and its subsidiaries, will be subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If New PubCo’s effective tax rate increases, its operating results and cash flow could be adversely affected. New PubCo’s effective income tax rate may vary significantly between periods due to a number of complex factors including, but not limited to, projected levels of taxable income, pre-tax income being lower than anticipated in countries with lower statutory rates or higher than anticipated in countries with higher statutory rates, increases or decreases to valuation allowances that need to be recorded against deferred tax assets, tax audits conducted and settled by various tax authorities, adjustments to income taxes upon finalization of income tax returns, the ability to claim foreign tax credits, and changes in tax laws and their interpretations in countries in which New PubCo will be subject to taxation.

HoldCo may be required to pay additional taxes as a result of the partnership audit rules.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships, including entities such as HoldCo that are taxed as partnerships. Under these rules (which generally are effective for taxable years beginning after December 31, 2017), subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction, or credit of an entity (and any holder’s share thereof) are determined, and taxes, interest, and penalties attributable thereto, are assessed and collected, at the entity level. Although there are uncertainties in how these rules will continue to be implemented, they could result in HoldCo (or any of its applicable subsidiaries that are or have been treated as partnerships for U.S. federal income tax purposes) being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and New PubCo, as an indirect member of HoldCo (or such other entities), could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though New PubCo may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment (and even though New PubCo may not have even been an equity holder of HoldCo during the taxable period for which the relevant audit adjustment is imposed).

Under certain circumstances, HoldCo may be eligible to make an election (a “Push Out Election”) to cause holders of equity interests in HoldCo to take into account the amount of any taxes attributable to any tax audit adjustment, including any interest and penalties, in accordance with such holders’ interest in HoldCo in the year under audit.

With respect to taxable periods beginning after the completion of the Transactions, New PubCo will decide whether to cause HoldCo to make a Push Out Election in New PubCo’s discretion. If HoldCo does not make this election, the then-current holders of common units (including the EDR subscribers, as applicable) would economically bear the burden of the understatement even if such holders had a different percentage interest in HoldCo during the year under audit, unless, and only to the extent, HoldCo recovers such amounts from current or former impacted holders of HoldCo. Similar rules will also apply with respect to any of HoldCo’s subsidiaries that are or have been treated as partnerships for U.S. federal income tax purposes.

With respect to taxable periods (or portions thereof) of HoldCo or its subsidiaries ending on or prior to the completion of the Transactions EDR OpCo will have the ability to prevent HoldCo or such subsidiaries from making (or causing to be made) any Push Out Election, as further described below. The failure to make such election could result in New PubCo bearing liabilities with respect to such audit adjustment even though New PubCo may not have owned any interest in HoldCo during the audited period and could adversely affect New PubCo’s liquidity and financial condition.

HoldCo has agreed to indemnify EDR OpCo (and its affiliates and direct and indirect owners) and New PubCo for certain tax liabilities attributable to taxable periods (or portions thereof) ending on or prior to the completion of the Transactions, and this indemnification could adversely affect the liquidity and financial condition of HoldCo and New PubCo.

Under the terms of the transaction agreement, HoldCo has generally agreed to indemnify EDR OpCo and its affiliates and direct and indirect equity holders for tax liabilities attributable to the business conducted by HoldCo and its subsidiaries for taxable periods ending on or prior to the completion of the Transactions, subject to certain exceptions. HoldCo has also generally agreed to indemnify New PubCo and its affiliates for tax liabilities attributable to WWE and its subsidiaries for taxable periods ending on or prior to the completion of the Transactions, subject to certain exceptions. These indemnification obligations will subject the equity holders of New PubCo to risks and potential exposures attributable to the business conducted by HoldCo for periods prior to the time that New PubCo acquired an interest in HoldCo, and to exposure for income taxes otherwise payable by HoldCo’s former equity owners. In addition, EDR OpCo will have the ability to prevent HoldCo from making a Push Out Election in connection with pre-closing tax audits of HoldCo and its subsidiaries attributable to periods (or portions thereof) ending on or prior to the completion of the Transactions. EDR OpCo’s interests in connection with such election will differ from those of New PubCo, as a failure to make such election could result in New PubCo bearing tax liabilities that would, if such election were made, be borne by HoldCo’s former equity owners. Any tax liabilities that are subject to indemnification by HoldCo could adversely affect the liquidity and financial position of HoldCo and New PubCo.

A new 1% U.S. federal excise tax could be imposed on New PubCo in connection with redemptions.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain other persons (a “covered corporation”). Because New PubCo will be a Delaware corporation and its securities will trade on the NYSE, it will be a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. If New PubCo were to conduct repurchases of its stock or other transactions covered by the excise tax described above, it could potentially be subject to this excise tax, which could increase its costs and adversely affect its operating results.

Future changes to U.S. and foreign tax laws could adversely affect New PubCo.

The G20, the OECD, the U.S. Congress and Treasury Department and other government agencies in jurisdictions where New PubCo and its affiliates will do business have had an extended focus on issues related to the taxation of multinational corporations, including, but not limited to, transfer pricing, country-by-country reporting and base erosion. As a result, the tax laws in the United States and other countries in which New PubCo and its affiliates will do business could change on a prospective or retroactive basis, and any such changes could have an adverse effect on its worldwide tax liabilities, business, financial condition, and results of operations.

General Risk Factors Related to New PubCo

New PubCo may face labor shortages that could slow its growth.

The successful operation of New PubCo’s business depends upon its ability to attract, motivate, and retain a sufficient number of qualified employees. Shortages of labor may make it increasingly difficult and expensive to attract, train, and retain the services of a satisfactory number of qualified employees and could adversely impact New PubCo’s events and productions. Competition for qualified employees could require New PubCo to pay higher wages, which could result in higher labor costs and could have an adverse effect on its business, financial condition, and results of operations.

New PubCo also will rely on contingent workers and volunteers in order to staff its events and productions, and its failure to manage its use of such workers effectively could adversely affect its business, financial condition, and results of operations. New PubCo could potentially face various legal claims from contingent workers and volunteers in the future, including claims based on new laws or stemming from allegations that contingent workers, volunteers or employees are misclassified. New PubCo may be subject to shortages, oversupply, or fixed contractual terms relating to contingent workers. New PubCo’s ability to manage the size of, and costs associated with, the contingent workforce may be subject to additional constraints imposed by local laws.

Costs associated with, and New PubCo’s ability to, obtain insurance could adversely affect its business.

Heightened concerns and challenges regarding property, casualty, liability, business interruption, cancellation, and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents. New PubCo may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost and with reasonable deductibles. New PubCo will not be able to assure you that future increases in insurance costs and difficulties obtaining high policy limits and reasonable deductibles will not adversely impact its profitability, thereby possibly impacting its operating results and growth. New PubCo will have a significant investment in property and equipment at each of its venues, which will be generally located near major cities and which hold events typically attended by a large number of people.

New PubCo will not be able to assure you that its insurance policy coverage limits, including insurance coverage for property, casualty, liability and business interruption losses, and acts of terrorism, would be adequate should one or multiple adverse events occur, or that its insurers would have adequate financial resources to sufficiently or fully pay its related claims or damages. New PubCo will not be able to assure you that adequate coverage limits will be available, offered at a reasonable cost, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more of New PubCo’s venues could have an adverse effect on its financial position and future results of operations if asset damage or company liability were to exceed insurance coverage limits, or if an insurer were unable to sufficiently or fully pay New PubCo’s related claims or damages.

If securities or industry analysis publish inaccurate or unfavorable research about New PubCo or its business, the price of its Class A Common Stock and trading volume could decline.

The trading market for New PubCo Class A common stock will depend in part on the research and reports that securities or industry analysts publish about New PubCo or its business. If one or more of the analysts who cover New PubCo downgrades New PubCo Class A common stock or publishes inaccurate or unfavorable research about New PubCo or its business, New PubCo’s share price would likely decline. If one or more of these analysts cease coverage of New PubCo or fail to publish reports on New PubCo regularly, demand for New PubCo Class A common stock could decrease, which could cause New PubCo’s stock price and trading volume to decline. In addition, if New PubCo’s operating results fail to meet the expectations of securities analysts, its stock price would likely decline.

Risks Relating to the Convertible Notes

The Convertible Notes will be effectively subordinated to the Co-Obligors’ secured debt and any liabilities of their subsidiaries.

Following the consummation of the Transactions, the Convertible Notes will rank senior in right of payment to any indebtedness of New PubCo and WWE, which are collectively referred to as the Co-Obligors, that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any unsecured indebtedness of WWE and New PubCo, respectively, that is not so subordinated; effectively junior in right of payment to any secured indebtedness of WWE and New PubCo, respectively, to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of subsidiaries of WWE and New PubCo, respectively. In the event of the bankruptcy, liquidation, reorganization or other winding up, assets of the Co-Obligors that secure debt ranking senior in right of payment to the Convertible Notes will be available to pay obligations on the Convertible Notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Indenture does not prohibit the Co-Obligors from incurring additional senior debt or secured debt, nor does it prohibit any of their subsidiaries from incurring additional liabilities.

As of June 30, 2023, on a pro forma basis after giving effect to the Transactions, New PubCo’s total consolidated indebtedness would have been approximately $3,161 million, approximately $33 million of which was secured indebtedness of certain of its subsidiaries. As of June 30, 2023, on a pro forma basis after giving effect to the Transactions the subsidiaries of the Co-Obligors would have had approximately $3,161 million of indebtedness and other liabilities, excluding intercompany obligations, to which the Convertible Notes would have been structurally subordinated. In addition, certain of the domestic subsidiaries of the Co-Obligors may be guarantors under a term loan and revolving credit facilities following the consummation of the Transactions.

The Convertible Notes will be the obligations of the Co-Obligors only and certain of the Co-Obligors’ operations will be conducted through, and certain of the Co-Obligors’ consolidated assets will be held by, their subsidiaries.

The Convertible Notes are the obligations of the Co-Obligors exclusively and are not guaranteed by any of their subsidiaries. A portion of the Co-Obligors’ consolidated assets is held by their subsidiaries. Accordingly, the ability of the Co-Obligors to service their debt, including the Convertible Notes, depends in part on the results of operations of the Co-Obligors’ subsidiaries and upon the ability of such subsidiaries to provide the Co-Obligors with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on the Co-Obligors’ obligations, including the Convertible Notes. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Convertible Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to the Co-Obligors from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing the Co-Obligors’ debt requires a significant amount of cash, and the Co-Obligors may not have sufficient cash flow from their business to pay the substantial debt.

The ability of the Co-Obligors to make scheduled payments of the principal of or to pay interest on the Convertible Notes depends on their future performance, which is subject to economic, financial, competitive and other factors beyond their control. The business of the Co-Obligors may not continue to generate cash flow from operations in the future sufficient to service their debt and make necessary capital expenditures. If the Co-Obligors are unable to generate such cash flow, they may be required to attempt to adopt one or more alternatives which, if available, may be onerous or highly dilutive. Such alternatives may include, for example, selling assets or obtaining additional equity capital on terms that may be onerous or highly dilutive. The ability of the Co-Obligors to repay their debt will depend on the capital markets and their financial condition at such time. The Co-Obligors may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on their debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Convertible Notes.

We expect that many investors in, and potential purchasers of, the Convertible Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Convertible Notes. Investors would typically implement such a strategy by selling short the New PubCo Class A common stock underlying the Convertible Notes and dynamically adjusting their short position while continuing to hold the Convertible Notes. Investors may also implement this type of strategy by entering into swaps on the New PubCo Class A common stock in lieu of or in addition to short selling the New PubCo Class A common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including the New PubCo Class A common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Convertible Notes to effect short sales of New PubCo Class A common stock, borrow such common stock or enter into swaps on such common stock could adversely affect the trading price and the liquidity of the Convertible Notes.

Volatility in the market price and trading volume of New PubCo Class A common stock could adversely impact the trading price of the Convertible Notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. In addition, there will have been no historical market price of the New PubCo Class A common stock. The market price of the New PubCo Class A common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this information statement/prospectus or the documents incorporated by reference in this information statement/prospectus or for reasons unrelated to the operations of New PubCo, such as reports by industry analysts, investor perceptions or negative announcements by customers, competitors or suppliers of New PubCo regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of New PubCo Class A common stock would likely adversely impact the trading price of the Convertible Notes. The market price of New PubCo Class A common stock could also be affected by possible sales of such common stock by investors who view the Convertible Notes as a more attractive means of equity participation in New PubCo and by hedging or arbitrage trading activity that New PubCo expects to develop involving New PubCo Class A common stock. This trading activity could, in turn, affect the trading price of the Convertible Notes. See “—Risks Relating to New PubCo after Completion of the Transactions.” This volatility in the market price of the New PubCo Class A common stock may affect the price at which you could sell the shares of New PubCo Class A common stock you receive upon conversion of your Convertible Notes, if any, and the sale of substantial amounts of New PubCo Class A common stock could adversely affect the price of New PubCo Class A common stock and the value of your Convertible Notes.

Despite the expected debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite the expected consolidated debt levels upon consummation of the Transactions, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in its debt instruments, some of which may be secured debt. The Co-Obligors will not be restricted under the terms of the Indenture from incurring additional debt, securing existing or future debt, recapitalizing their debt or taking a number of other actions that are not limited by the terms of the Indenture that could have the effect of diminishing the ability of the Co-Obligors to make payments on the Convertible Notes when due. The term loan and revolving credit facilities will restrict the ability of the Co-Obligors to incur certain additional indebtedness, including secured indebtedness, but if the term loan and revolving credit facilities mature or are repaid, the Co-Obligors may not be subject to such restrictions under the terms of any subsequent indebtedness.

The Co-Obligors may not have the ability to raise the funds necessary to repay the Convertible Notes at maturity or to repurchase the Convertible Notes upon a fundamental change, and New PubCo’s future debt may contain limitations on their ability to pay cash upon repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right to require the Co-Obligors to repurchase their Convertible Notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100.0% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes.” However, the Co-Obligors may not have enough available cash or be able to obtain financing at the time they are required to make repurchases of Convertible Notes surrendered therefor. In addition, the ability of the Co-Obligors to repurchase the Convertible Notes may be limited by law, by regulatory authority or by agreements governing future indebtedness. The failure by the Co-Obligors to repurchase Convertible Notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, the Co-Obligors may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes.

Future sales of New PubCo Class A common stock in the public market could lower the market price for New PubCo Class A common stock and adversely impact the trading price of the Convertible Notes.

In the future, New PubCo may sell additional shares of New PubCo Class A common stock to raise capital. In addition, a substantial number of shares of New PubCo Class A common stock will be reserved for issuance upon the exercise or vesting of equity awards and upon conversion of the Convertible Notes. New PubCo cannot predict the size of future issuances or the effect, if any, that they may have on the market price for New PubCo Class A common stock. The issuance and sale of substantial amounts of New PubCo Class A common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Convertible Notes and the market price of New PubCo Class A common stock and impair New PubCo’s ability to raise capital through the sale of additional equity securities.

Additionally, all of the issued and outstanding shares of New PubCo Class B common stock will be held by EDR OpCo and certain other subsidiaries of EDR OpCo. Sales of substantial amounts of these shares, or the perception that such sales could occur, may lower the prevailing market price of New PubCo Class A common stock.

Holders of Convertible Notes will not be entitled to any rights with respect to New PubCo Class A common stock, but they will be subject to all changes made with respect to New PubCo Class A common stock to the extent the conversion obligation includes shares of New PubCo Class A common stock.

Holders of Convertible Notes will not be entitled to any rights with respect to New PubCo Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on such common stock) prior to the conversion date relating to such Convertible Notes (if the Co-Obligors have elected to settle the relevant conversion by delivering solely shares of New PubCo Class A common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if the Co-Obligors elect to pay and deliver, as the case may be, a combination of cash and shares of New PubCo Class A common stock in respect of the relevant conversion), but holders of Convertible Notes will be subject to all changes affecting New PubCo Class A common stock. For example, if an amendment is proposed to New PubCo’s certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its Convertible Notes (if the Co-Obligors have elected to settle the relevant conversion by delivering solely shares of New PubCo Class A common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if the Co-Obligors elect to pay and deliver, as the case may be, a combination of cash and shares of New PubCo Class A common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting New PubCo Class A common stock.

Upon conversion of the Convertible Notes, you may receive less valuable consideration than expected because the value of New PubCo Class A common stock may decline after you exercise your conversion right but before the Co-Obligors settle their conversion obligation.

Under the Convertible Notes, a converting holder will be exposed to fluctuations in the value of New PubCo Class A common stock during the period from the date such holder surrenders Convertible Notes for conversion until the date of settlement of the conversion obligation.

If the Co-Obligors elect to satisfy the conversion obligation solely in shares of New PubCo Class A common stock upon conversion of the Convertible Notes, the Co-Obligors will be required to deliver the shares of New PubCo Class A common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of New PubCo Class A common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the Convertible Notes on the conversion date.

The Convertible Notes are not protected by restrictive covenants.

The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Co-Obligors or any of their subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the Convertible Notes in the event of a fundamental change or other corporate transaction involving the Co-Obligors except to the extent described under “Description of Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes,” “Description of Convertible Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change” and “Description of Convertible Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Convertible Notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, the Co-Obligors will increase the conversion rate by a number of additional shares of New PubCo Class A common stock for Convertible Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of New PubCo Class A common stock in such transaction, as described below under “Description of Convertible Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change.” The increase in the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Convertible Notes as a result of such transaction. In addition, if the price of New PubCo Class A common stock in the transaction is greater than $50.00 per share or less than $19.93 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of Convertible Notes as a result of this adjustment exceed 50.1756 shares of New PubCo Class A common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments.”

The Co-Obligors’ obligation to increase the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the Convertible Notes may not be adjusted for all dilutive events.

The conversion rate of the Convertible Notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on New PubCo Class A common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of New PubCo Class A common stock for cash, that may adversely affect the trading price of the Convertible Notes or New PubCo Class A common stock. An event that adversely affects the value of the Convertible Notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case the Co-Obligors would not be obligated to offer to repurchase the Convertible Notes.

Upon the occurrence of a fundamental change, the holders of the Convertible Notes will have the right to require the Co-Obligors to repurchase their Convertible Notes. However, the fundamental change provisions will not afford protection to holders of Convertible Notes in the event of other transactions that could adversely affect the Convertible Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by New PubCo may not constitute a fundamental change requiring the Co-Obligors to offer to repurchase the Convertible Notes. In the event of any such transaction, the holders would not have the right to require the Co-Obligors to repurchase the Convertible Notes, even though each of these transactions could increase the amount of the Co-Obligors’ indebtedness, or otherwise adversely affect the Co-Obligors’ capital structure or any credit ratings, thereby adversely affecting the holders of Convertible Notes.

New PubCo cannot assure you that an active trading market will develop for the Convertible Notes.

New Pubco does not intend to apply to list the Convertible Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the liquidity of the trading market in the Convertible Notes, and the market price quoted for the Convertible Notes, may be adversely affected by changes in the overall market for this type of security and by changes in New PubCo’s financial performance or prospects or in the prospects for companies in its industry generally. As a result, New PubCo cannot assure you that an active trading market will develop or be maintained for the Convertible Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Convertible Notes may be adversely affected. In that case you may not be able to sell your Convertible Notes at a particular time or you may not be able to sell your Convertible Notes at a favorable price.

Any adverse rating of the Convertible Notes may cause their trading price to fall.

New PubCo does not intend to seek a rating on the Convertible Notes. However, if a rating service were to rate the Convertible Notes and if such rating service were to lower its rating on the Convertible Notes below the rating initially assigned to the Convertible Notes or otherwise announces its intention to put the Convertible Notes on credit watch, the trading price of the Convertible Notes could decline.

INFORMATION ABOUT WWE, NEW PUBCO AND MERGER SUB

World Wrestling Entertainment, Inc.

WWE is an integrated media and entertainment company. It has been involved in the sports entertainment business for four decades, and has developed into one of the most popular brands in global entertainment today. WWE is principally engaged in the production and distribution of unique and creative content through various channels, including content rights agreements for its flagship programs, Raw and SmackDown, and its premium over-the-top network, premium live event programming, monetization across social media outlets, live events, licensing of various WWE themed products, and the sale of merchandise at its live events.

WWE’s principal executive offices are located at 1241 East Main Street, Stamford, Connecticut 06902, and its telephone number is (203) 352-8600. WWE’s internet address is http://www.corporate.wwe.com. Please note that WWE’s internet address is included in this information statement/prospectus as an inactive textual reference only. The information contained on WWE’s website is not incorporated by reference into this information statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus. WWE makes available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials with or to the SEC. Investors may access these filings in the “Investors” section of WWE’s website.

For a more detailed description of the business of WWE, please see WWE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 2, 2023.

New Whale Inc.

New PubCo is a Delaware corporation and a direct, wholly owned subsidiary of WWE. New PubCo was incorporated on March 29, 2023 solely for the purpose of effecting the Transactions and, immediately after the Transactions, including the merger, New PubCo will be renamed “TKO Group Holdings, Inc.”

Pursuant to the transaction agreement, Merger Sub will merge with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo. New PubCo will become a publicly traded corporation and former WWE stockholders will own stock in New PubCo.

New PubCo has been formed by WWE solely to effect the Transactions, it has no material assets and has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transactions, including the merger. Accordingly, no financial statements of New PubCo have been included in this information statement/prospectus. Upon completion of the Transactions, New PubCo’s principal executive offices will be located at 200 Fifth Avenue, 7th Floor, New York, New York 10010 and its telephone number will be (646) 558-8333.

Merger Sub Inc.

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of New PubCo. Merger Sub was incorporated on March 29, 2023 solely for the purpose of effecting the Transactions, including the merger. As a result of the merger, Merger Sub will merge with and into WWE, with WWE surviving and becoming a wholly owned subsidiary of New PubCo.

Merger Sub has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transactions, including the merger. Merger Sub’s principal executive offices are located at 1241 East Main Street, Stamford, Connecticut 06902.

INFORMATION ABOUT HOLDCO

Zuffa Parent LLC

HoldCo operates solely as the parent company of UFC. UFC is a premium global sports brand, a live events and media content company, and the largest Pay-Per-View (PPV) event provider in the world. Over its 29-year history, UFC has developed, grown, and revolutionized the sport of mixed martial arts (“MMA”), hosting hundreds of marquee events around the world and reaching hundreds of millions of fans. UFC is committed to gender equality as one of the few professional sports organizations in the world where male and female athletes compete on equal grounds in all aspects.

UFC is among the most popular sports organizations in the world, with more than 700 million fans who skew young and diverse, as well as 228 million social media followers, as of December 31, 2022. The organization produces more than 40 live events annually in some of the most prestigious arenas around the world and, as of December 31, 2022, broadcasts its content to over 900 million TV households across more than 170 countries. UFC’s athlete roster features some of the world’s best MMA athletes representing more than 70 countries.

HoldCo is a Delaware limited liability company and a wholly owned subsidiary of Endeavor Operating Company, LLC. HoldCo’s principal executive offices are located at 6650 S. Torrey Pines Drive, Las Vegas, NV 89118.

THE TRANSACTIONS

This section describes the Transactions. The descriptions of the transaction agreement, the stockholders agreement, the governance agreement, the services agreement, the registration rights agreement and the HoldCo operating agreement (collectively, the “transaction documents”) in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the transaction documents, copies of the forms of which are attached hereto as Annex A, D, E, F, G and H, respectively, and all of which are incorporated by reference into this information statement/prospectus. This summary is not intended to be complete and may not contain all of the information about the Transactions that is important to you. You are encouraged to carefully read the transaction documents in their entirety. This section is not intended to provide you with any factual information about New PubCo, Endeavor or WWE. Such information can be found elsewhere in this information statement/prospectus and in the public filings that WWE and Endeavor make with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

General

In connection with its entry into the transaction agreement, WWE formed two wholly owned subsidiaries, New PubCo and Merger Sub. Subject to the terms and conditions of the transaction agreement, (i) WWE will undertake the Pre-Closing Reorganization, (ii) following the Pre-Closing Reorganization, Merger Sub will merge with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo, (iii) following the merger, the surviving corporation will be converted to WWE LLC, a Delaware limited liability company, which will be wholly owned by New PubCo immediately prior to the WWE transfer, and (iv) following the conversion, New PubCo will (a) contribute all of the equity interests in WWE LLC to HoldCo in exchange for 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with such exchange and (b) issue to EDR OpCo and certain of its subsidiaries equity a number of shares of New PubCo Class B common stock, par value $0.00001 per share, representing, in the aggregate, 51.0% of the voting power of New PubCo on a fully diluted basis and no economic rights in New PubCo, in exchange for a payment equal to the par value of such New PubCo Class B common stock. As a result of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. Assuming that there are no changes to WWE’s capitalization from August 4, 2023 until the Closing, immediately following the Closing, (i) assuming a fully diluted basis (i.e., all Other WWE equity securities have been converted into New PubCo Class A common stock) as of such record date, (1) Mr. McMahon is expected to indirectly own approximately 16.4% of economic interests in HoldCo, approximately 16.4% of the voting power of New PubCo and approximately 33.5% of the economic interests in New PubCo, (2) WWE directors and executive officers other than Mr. McMahon are expected to indirectly own approximately 1.2% of economic interests in HoldCo, approximately 1.2% of the voting power of New PubCo and approximately 2.5% of the economic interests in New PubCo, (3) Ms. McMahon is expected to indirectly own approximately 0.3% of economic interests in HoldCo, approximately 0.3% of the voting power of New PubCo and approximately 0.7% of the economic interests in New PubCo, (4) Ms. McMahon Levesque is expected to indirectly own approximately 1.1% of economic interests in HoldCo, approximately 1.1% of the voting power of New PubCo and approximately 2.2% of the economic interests in New PubCo, (5) all other WWE stockholders are expected to indirectly own approximately 29.4% of economic interests in HoldCo, approximately 29.4% of the voting power of New PubCo and approximately 59.9% of the economic interests in New PubCo and (6) former holders of Other WWE equity securities (other than Mr. McMahon and other former WWE directors and executive officers) are expected to indirectly own approximately 0.5% of economic interests in HoldCo, approximately 0.5% of the voting power of New PubCo and approximately 1.1% of the economic interests in New PubCo and (ii) assuming that no Other WWE equity securities have been converted intoNew PubCo Class A common stock as of such record date,

(1) Mr. McMahon is expected to indirectly own approximately 16.6% of the economic interests in HoldCo, approximately 16.6% of the voting power of New PubCo and approximately 34.6% of the economic interests in New PubCo, (2) WWE directors and executive officers other than Mr. McMahon are expected to indirectly own approximately 0.1% of the economic interests in HoldCo, approximately 0.1% of the voting power of New PubCo and approximately 0.2% of the economic interests in New PubCo, (3) Ms. McMahon is expected to indirectly own approximately 0.3% of economic interests in HoldCo, approximately 0.3% of the voting power of New PubCo and approximately 0.7% of the economic interests in New PubCo, (4) Ms. McMahon Levesque is expected to indirectly own approximately 1.1% of economic interests in HoldCo, approximately 1.1% of the voting power of New PubCo and approximately 2.3% of the economic interests in New PubCo and (5) all other former WWE stockholders are expected to indirectly own approximately 29.9% of economic interests in HoldCo, approximately 29.9% of the voting power of New PubCo and approximately 62.2% of the economic interests in New PubCo. Percentages in the immediately preceding sentence may not sum to 100% due to rounding.

In addition, New PubCo will be the sole managing Member of HoldCo and New PubCo will be renamed “TKO Group Holdings, Inc.” immediately following the completion of the Transactions, including the merger.

At the effective time, each issued and outstanding share of WWE Class A common stock and WWE Class B common stock (other than cancelled WWE shares) will be converted automatically into one validly issued, fully paid and non-assessable share of New PubCo Class A common stock. The New PubCo Class A common stock is expected to be listed for trading on the NYSE. If the Transactions are completed, WWE Class A common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

The adoption of the transaction agreement and, therefore, the approval of the Transactions, including the merger, required the affirmative vote of holders of a majority of the voting power of the shares of WWE common stock entitled to vote on such matters. On April 2, 2023, Mr. McMahon, who, as of the date thereof, was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date, delivered a written consent adopting and, therefore, approving the transaction agreement and the Transactions, including the merger. Accordingly, the delivery of the Written Consent was sufficient to adopt the transaction agreement and, therefore, approve the Transactions, including the merger, on behalf of WWE stockholders. WWE has not solicited and is not soliciting your adoption of the transaction agreement or approval of the Transactions, including the merger.

No further action by any Endeavor stockholder or WWE stockholder is required under applicable law, and neither Endeavor nor WWE will solicit the votes of their respective stockholders for the adoption or approval of the transaction agreement or the Transactions, including the merger. Neither Endeavor nor WWE will call a special meeting of their respective stockholders for purposes of voting on adoption or approval of the transaction agreement or the Transactions, including the merger. For this reason, this information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Consideration to WWE Securityholders

WWE stockholders will receive one share of New PubCo Class A common stock for each share of WWE common stock that they hold. As of the Closing, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. The value of the transaction consideration the WWE stockholders will receive in the Transactions, including the merger, will therefore depend on the combined value of HoldCo and WWE at the effective time.

At the effective time, (i) each award of WWE RSUs, including any dividend equivalent rights granted with respect thereof, that is outstanding immediately prior to the effective time will be converted into an equivalent award of restricted stock units of New PubCo, on the same terms and conditions as were applicable under the award of WWE RSUs immediately prior to the effective time (including any provisions for acceleration), with respect to a number of shares of New PubCo Class A common stock equal to the number of shares of WWE common stock subject to such WWE RSU immediately prior to the effective time, and (ii) each award of WWE PSUs, including any dividend equivalent rights granted with respect thereof, that is outstanding immediately prior to the effective time will be converted into an equivalent award of performance stock units of New PubCo, on the same terms and conditions as were applicable under the award of WWE RSUs immediately prior to the effective time (including any provisions for acceleration), with respect to a number of shares of New PubCo Class A common stock equal to the number of shares of WWE common stock subject to such WWE PSU immediately prior to the effective time; provided, that, the applicable performance-vesting conditions will be equitably adjusted, prior to the effective time by the WWE Compensation Committee of the WWE Board in good faith, following consultation and reasonable consideration of comments from Endeavor, and following the effective time by the New PubCo Compensation Committee of the New PubCo Board, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the Transactions, including the merger.

Prior to the effective time, the WWE Board (or an appropriate committee thereof) will take necessary actions such that (i) any offering period under the WWE ESPP during which the effective time would otherwise have occurred will be deemed to have ended on the fifth business day prior to the closing date and (ii) each outstanding purchase right under the WWE ESPP with respect to such offering period will automatically be exercised on the fifth business day prior to the closing date with respect to such offering period.

There are currently [    ] shares of WWE Class A common stock underlying the outstanding WWE RSUs, and, immediately following the completion of the Transactions, including the merger, approximately [    ] shares of New PubCo Class A common stock are expected to be underlying the New PubCo RSUs issued in respect thereof. Additionally, there are currently [    ] shares of WWE Class A common stock underlying the outstanding WWE PSUs, and, immediately following the completion of the Transactions, including the merger, approximately [    ] shares of New PubCo Class A common stock are expected to be underlying the New PubCo PSUs issued in respect thereof.

Potential for New PubCo to Pay Dividends

Following the completion of the Transactions, including the merger, and the listing of the New PubCo Class A common stock on the NYSE, the WWE Designees will be permitted to declare, set a record date for and pay a one-time dividend on shares of New PubCo Class A common stock, funded by a cash distribution by WWE LLC to New PubCo prior to the completion of the Transactions. In the event of any such dividend being declared, all holders of New PubCo Class A common stock as of the applicable record date would receive such a dividend; accordingly, assuming that there are no changes to WWE’s capitalization from August 4, 2023 until the Closing, and that there are no changes to New PubCo’s capitalization from August 4, 2023 until the record date applicable to such dividend (other than in connection with the Transactions), immediately following the Closing, (i) assuming a fully diluted basis (i.e., all Other WWE equity securities have been converted into New PubCo Class A common stock) as of such record date, (1) Mr. McMahon would receive approximately 33.5% of the aggregate amount of any such dividend, (2) WWE directors and executive officers other than Mr. McMahon would receive their pro rata portion of approximately 2.5% of the aggregate amount of any such dividend, (3) Ms. McMahon would receive approximately 0.7% of the aggregate amount of any such dividend, (4) Ms. McMahon Levesque would receive approximately 2.2% of the aggregate amount of any such dividend, (5) all other former WWE stockholders would receive their pro rata portion of approximately 59.9% of the aggregate amount of any such dividend and (6) former holders of Other WWE equity securities (other than Mr. McMahon and other former WWE directors and executive officers) would receive their pro rata portion of approximately 1.1% of the aggregate amount of any such dividend, and (ii) assuming that no Other WWE equity securities have been converted into New PubCo Class A common stock as of such record date, (1) Mr. McMahon would receive approximately 34.6% of the aggregate amount of any such dividend, (2) WWE directors and executive officers other than Mr. McMahon would receive their pro rata portion of approximately 0.2% of the aggregate amount of any such dividend, (3) Ms. McMahon would receive approximately 0.7% of the aggregate amount of any such dividend, (4) Ms. McMahon Levesque would receive approximately 2.3% of the aggregate amount of any such dividend, (5) all other former WWE stockholders would receive their pro rata portion of approximately 62.2% of the aggregate amount of any such dividend, and (6) all Other WWE equity securities (including those held by Mr. McMahon, which represent less than 0.1% of economic interests in New PubCo on a fully-diluted basis) that have been converted into equity securities of New PubCo (but which have not been converted into New PubCo Class A common stock) would be treated as specified in the agreements applicable to such securities, as described in this information statement/prospectus and the public filings that WWE makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information.” Percentages in the immediately preceding sentence may not sum to 100% due to rounding.

However, whether such dividend, or any other dividend, will be paid, and the amount of any such dividend, has not yet been determined. To the maximum extent permitted by law, New PubCo is expected to make quarterly distributions of cash received from HoldCo in excess of cash required for New PubCo’s taxes or other costs or expenses, unless a majority of the New PubCo Board determines that HoldCo has a bona fide need for such cash (e.g., potential acquisitions) and determines to loan such excess cash to HoldCo at market rates.

It is expected that such determination would be based on a number of considerations, including, but not limited to, New PubCo’s results of operations and capital management plans, the market price of New PubCo Class A common stock, the availability of funds to New PubCo, industry practice and other factors deemed relevant by the New PubCo Board. In addition, New PubCo’s ability to pay distributions and the amount of any distributions ultimately paid in respect of the New PubCo common stock will, in each case, be subject to New PubCo receiving funds, directly or indirectly, from its operating subsidiaries, including the operating subsidiaries of HoldCo.

Furthermore, the ability of the operating subsidiaries of HoldCo to make distributions to New PubCo will depend on the satisfaction of applicable state law and subject to any covenants and restrictions in existing agreements with respect to such distributions, and the ability of HoldCo to receive distributions from its own subsidiaries will continue to depend on applicable state law with respect to such distributions. There can be no guarantee that New PubCo stockholders will receive or be entitled to dividends.

Ownership of New PubCo after the Transactions

WWE stockholders will receive one share of New PubCo Class A common stock for each share of WWE common stock that they hold. As of the Closing, subsidiaries of Endeavor are expected to collectively own 51.0% of the voting power of New PubCo and 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. Assuming that there are no changes to WWE’s capitalization from August 4, 2023 until the Closing, immediately following the Closing, (i) assuming a fully diluted basis (i.e., all Other WWE equity securities have been converted into New PubCo Class A common stock) as of such record date, (1) Mr. McMahon is expected to indirectly own approximately 16.4% of economic interests in HoldCo, approximately 16.4% of the voting power of New PubCo and approximately 33.5% of the economic interests in New PubCo, (2) WWE directors and executive officers other than Mr. McMahon are expected to indirectly own approximately 1.2% of economic interests in HoldCo, approximately 1.2% of the voting power of New PubCo and approximately 2.5% of the economic interests in New PubCo, (3) Ms. McMahon is expected to indirectly own approximately 0.3% of economic interests in HoldCo, approximately 0.3% of the voting power of New PubCo and approximately 0.7% of the economic interests in New PubCo, (4) Ms. McMahon Levesque is expected to indirectly own approximately 1.1% of economic interests in HoldCo, approximately 1.1% of the voting power of New PubCo and approximately 2.2% of the economic interests in New PubCo, (5) all other former WWE stockholders are expected to indirectly own approximately 29.4% of economic interests in HoldCo, approximately 29.4% of the voting power of New PubCo and approximately 59.9% of the economic interests in New PubCo and (6) former holders of Other WWE equity securities (other than Mr. McMahon and other former WWE directors and executive officers) are expected to indirectly own approximately 0.5% of economic interests in HoldCo, approximately 0.5% of the voting power of New PubCo and approximately 1.1% of the economic interests in New PubCo and (ii) assuming that no Other WWE equity securities have been converted into New PubCo Class A common stock as of such record date, (1) Mr. McMahon is expected to indirectly own approximately 16.6% of the economic interests in HoldCo, approximately 16.6% of the voting power of New PubCo and approximately 34.6% of the economic interests in New PubCo, (2) WWE directors and executive officers other than Mr. McMahon are expected to indirectly own approximately 0.1% of the economic interests in HoldCo, approximately 0.1% of the voting power of New PubCo and approximately 0.2% of the economic interests in New PubCo, (3) Ms. McMahon is expected to indirectly own approximately 0.3% of economic interests in HoldCo, approximately 0.3% of the voting power of New PubCo and approximately 0.7% of the economic interests in New PubCo, (4) Ms. McMahon Levesque is expected to indirectly own approximately 1.1% of economic interests in HoldCo, approximately 1.1% of the voting power of New PubCo and approximately 2.3% of the economic interests in New PubCo and (5) all other former WWE stockholders are expected to indirectly own approximately 29.9% of economic interests in HoldCo, approximately 29.9% of the voting power of New PubCo and approximately 62.2% of the economic interests in New PubCo. Percentages in the immediately preceding sentence may not sum to 100% due to rounding.

Background of the Transactions

The WWE Board, together with members of WWE’s senior management team, regularly reviews WWE’s performance, future growth prospects and overall strategic direction and evaluates various strategies and opportunities to improve WWE’s strategic position and enhance stockholder value. These reviews have included consideration of whether the continued execution of WWE’s strategy and possible strategic opportunities, including opportunities for acquisitions, dispositions, commercial partnerships or combinations with third parties, offered the best avenue to maximize stockholder value. WWE and its representatives also regularly meet with various potential commercial partners to learn about these companies’ businesses and evaluate potential opportunities.

On January 6, 2023, WWE publicly announced its intention to undertake a review of its strategic alternatives with the goal of maximizing value for all WWE stockholders.

The announcement followed the execution and delivery on January 5, 2023 of a stockholder written consent by Mr. McMahon, in his capacity as controlling stockholder of WWE, effecting the immediate removal of JoEllen Lyons Dillon, Jeffrey R. Speed and Alan M. Wexler from the WWE Board without cause, and the concurrent election of each of Mr. McMahon, Michelle D. Wilson and George A. Barrios to the WWE Board and implementing certain amendments to WWE’s Bylaws (the “January 5th Amendments”).

Also on January 5, 2023, Mr. McMahon issued a press release announcing that he had taken the above described actions to position WWE to capitalize on a unique opportunity to maximize long-term value for all WWE stockholders. Such actions followed letters sent by Mr. McMahon to the WWE Board, dated December 20, 2022 and December 31, 2022, both of which were subsequently made public, wherein, among other things, Mr. McMahon stated his belief that WWE had a narrow window of opportunity to create significant value for all stockholders by undertaking a comprehensive review of strategic alternatives. These letters further stated Mr. McMahon’s belief that his return as Executive Chairman would allow him to provide necessary support to WWE’s senior management during the upcoming negotiations of WWE’s media rights agreements and that any review of strategic alternatives by WWE should occur in tandem with such media rights negotiations in order to maximize value creation for the benefit of all WWE stockholders. Mr. McMahon’s December letters further articulated his belief that both of these initiatives would be optimized to create stockholder value with his direct participation, leadership and support as WWE’s controlling stockholder.

Later on January 5, 2023, following the issuance by Mr. McMahon of the press release, Mr. Emanuel contacted Mr. McMahon noting that he had seen the press release. There was no discussion on this call regarding any potential transaction between Endeavor and WWE.

In connection with the WWE Board’s consideration of Mr. McMahon’s December letters, WWE retained J.P. Morgan on December 30, 2022 to act as financial advisor to WWE in connection with its evaluation of strategic alternatives. J.P. Morgan provided a relationship disclosure letter to WWE’s management on December 26, 2022. The WWE Board selected J.P. Morgan on the basis of, among other factors, J.P. Morgan’s qualifications, extensive experience in advising sport and entertainment companies in connection with potential strategic transactions, and its knowledge and understanding of WWE’s business and industry informed by its longstanding relationship with WWE.

On January 9, 2023, at a special meeting of the WWE Board, the WWE Board elected Mr. McMahon as Executive Chairman of the WWE Board. Also on January 9, 2023, Raine delivered an initial draft of a relationship disclosure letter to WWE.

The WWE Board held a special meeting on January 12, 2023 where the WWE Board discussed WWE’s exploration of strategic alternatives and the process and timeline related thereto, including potential third-party outreach. On January 13, 2023, WWE formally entered into an engagement letter with Raine to act as financial advisor to WWE and Raine delivered an executed version of the previously delivered relationship disclosure letter to WWE’s management. WWE selected Raine on the basis of, among other factors, Raine’s qualifications, extensive experience in advising sport and entertainment companies in connection with potential strategic transactions, and its knowledge and understanding of WWE’s business and industry.

Mr. McMahon subsequently informed WWE that, in light of his view that there was substantial alignment among the WWE Board and management to conduct a review of strategic alternatives amid WWE’s upcoming domestic media rights negotiation cycle, he intended, in his capacity as controlling stockholder of WWE, to substantially repeal the January 5th Amendments. On January 16, 2023, Mr. McMahon, in his capacity as controlling stockholder of WWE, executed and delivered a stockholder written consent effectuating such substantial repeal.

Beginning on January 17, 2023 and continuing until April 2, 2023, when WWE executed the transaction agreement, WWE’s financial advisors, acting on its behalf, contacted and were contacted by over 60 potential counterparties, including strategic companies, financial sponsors, family offices and sovereign wealth funds. As part of this initial outreach, representatives of WWE’s financial advisors contacted Endeavor on January 18, 2023 and described the next steps in the process, which representatives of WWE’s financial advisors indicated would include the distribution of a confidentiality agreement to Endeavor if Endeavor was interested in participating in the WWE process. Beginning on February 2, 2023, representatives of WWE’s financial advisors, acting on its behalf, began to distribute the form confidentiality agreement to such potential counterparties, which included a distribution of the form confidentiality agreement to Endeavor on February 2, 2023.

Between February 6 and March 21, 2023, WWE entered into confidentiality agreements with 20 potential counterparties. All but one of the confidentiality agreements entered into by WWE in connection with this process included a standstill provision for the benefit of WWE with a customary exclusion permitting parties to make proposals to WWE privately and confidentially, and each of the standstill provisions had a duration of at least 12 months. All confidentiality agreements entered into with standstill provisions included the customary exclusion for private proposals and a “fallaway” provision that would allow the counterparty to make a proposal to acquire WWE in the event WWE entered into a definitive sale agreement. Each potential counterparty that had indicated interest in exploring a strategic transaction with WWE was provided an opportunity to enter into a confidentiality agreement with WWE.

In early February 2023, WWE retained Paul, Weiss as legal counsel to WWE in connection with WWE’s exploration of strategic alternatives. WWE chose Paul, Weiss based on Paul, Weiss’ extensive experience in similar transactions, qualifications and reputation and WWE’s determination that Paul, Weiss would be independent for purposes of representing WWE.

In connection with Mr. McMahon’s election as Executive Chairman, during January and February 2023, WWE’s Compensation Committee (which, for the avoidance of doubt, does not include Mr. McMahon or any member of WWE’s management, and neither Mr. McMahon nor any member of WWE’s management was present for such discussions) discussed and reviewed the terms of Mr. McMahon’s compensation and employment.

On February 7, 2023, WWE and Endeavor signed a mutual confidentiality agreement in order to allow the parties to conduct reciprocal due diligence on each other relating to a possible business combination, and Silver Lake Partners—a significant stockholder of Endeavor—executed a joinder to the Endeavor confidentiality agreement on the same day. The confidentiality agreement with Endeavor contained a 12-month standstill provision binding Endeavor with a customary exclusion permitting Endeavor to make proposals to WWE privately and confidentially and a “fallaway” provision that would allow Endeavor to make a proposal to acquire WWE in the event WWE entered into a definitive sale agreement. The Silver Lake Partners joinder provided that the standstill provision did not apply to Silver Lake Partners except to the extent it was acting on behalf of Endeavor.

Also on February 7, 2023, Endeavor submitted a written non-binding indication of interest (the “February 7 Endeavor Proposal”) to combine WWE with its subsidiary, HoldCo (a holding company for Endeavor’s UFC business), in a cash and stock transaction in which WWE securityholders, at the closing of the transaction, would receive consideration that Endeavor indicated should be valued at $88.43 per share of WWE common stock (excluding the impact of any potential synergies), treating the WWE Class A common stock and WWE Class B common stock the same for these purposes. The February 7 Endeavor Proposal indicated this proposed transaction represented a premium of 23% to WWE’s unaffected share price of $72.04 on January 5, 2023, which was the day immediately prior to WWE’s announcement of WWE’s exploration of strategic alternatives. The February 7 Endeavor Proposal included an option for WWE securityholders to roll over or to be cashed out in the transaction, subject to the right of WWE stockholders to elect to receive cash payments in an aggregate maximum amount of $2 billion. The transaction described in the February 7 Endeavor Proposal would have resulted in the combined business continuing as a publicly traded subsidiary of Endeavor, in which Endeavor would own 57% of the combined business and WWE’s securityholders would own 43% of the combined business, in each case measured on a fully diluted basis and assuming that the Convertible Notes were settled entirely in cash and that no elections to receive cash payments were made by WWE stockholders.

Between February 7, 2023 and continuing into early March 2023, WWE and representatives from Paul, Weiss, acting as legal counsel to WWE, Kirkland & Ellis LLP (“K&E”), acting as counsel to Mr. McMahon, and WWE’s financial advisors had various preliminary discussions with Endeavor, Latham & Watkins, LLP (“Latham”), acting as legal counsel to Endeavor, and Endeavor’s advisors to clarify the terms set forth in the Endeavor February 7 Proposal, including with respect to the tax aspects of the proposed structure and the valuation implications for WWE’s stockholders.

On February 13, 2023, Raine submitted a preliminary list of written due diligence questions to Endeavor in order to provide a basis for WWE and its advisors to further understand (including from a financial and valuation perspective) the implications of the February 7 Endeavor Proposal.

On February 15, 2023, Endeavor submitted an initial due diligence request list to Raine requesting additional information relating to tax structuring and related costs. On February 23, 2023, Raine provided responses to such requests to Endeavor.

Beginning on February 24, 2023, representatives of WWE’s financial advisors, on behalf of WWE, began distributing a process letter, ultimately to eight potential strategic counterparties (including Endeavor) and 12 potential financial sponsor counterparties, all of which potential strategic and financial counterparties had previously executed a confidentiality agreement with WWE except one of the potential strategic counterparties. The process letter requested that the recipients provide a written non-binding indication of interest with respect to a potential acquisition of, investment in, or any other transaction with, WWE no later than Monday, March 13, 2023 at 5 p.m. EST.

On February 28, 2023, Endeavor provided written responses to the initial diligence questions that Raine had provided on February 13, 2023.

On March 1, 2023, WWE formally entered into an engagement letter with Moelis to act as financial advisor to WWE, along with Raine and J.P. Morgan, in connection with WWE’s evaluation of potential strategic alternatives. Moelis had delivered a relationship disclosure letter to WWE’s management on February 27, 2023. WWE selected Moelis on the basis of, among other factors, Moelis’ qualifications, extensive experience in advising sport and entertainment companies in connection with potential strategic transactions, and its knowledge and understanding of WWE’s business and industry.

On March 1, 2023, Mr. Emanuel, Mr. Shapiro and other representatives of Endeavor, met with Mr. McMahon, Mr. Khan and other representatives of WWE, including representatives of WWE’s financial advisors, to discuss the terms of the February 7 Endeavor Proposal. At this meeting, the Endeavor representatives gave a presentation (the “March 1 Presentation”) to the representatives of WWE describing the potential synergies that Endeavor stated it expected could be obtained in a combination.

On March 2, 2023, the WWE Board held a regularly scheduled meeting with representatives of Raine, J.P. Morgan and Moelis in attendance. During the course of this meeting, WWE’s senior management and financial advisors discussed with the WWE Board the ongoing strategic review and process to date, including recent developments regarding Endeavor. The WWE Board was informed that 20 potential counterparties had executed confidentiality agreements. At the meeting, the WWE Board determined that management should continue to actively pursue WWE’s strategic alternatives with all participants while also engaging with Endeavor regarding its outstanding proposal to determine if a viable and compelling transaction could be negotiated.

On March 13, 2023, WWE received preliminary written indications of interest from eight potential counterparties, three of whom (two strategic parties and one financial sponsor) had delivered indications of interest to acquire the whole company and five of whom (all financial sponsors) had submitted indications of interest to provide debt or equity financing to an acquiror in a potential acquisition of WWE, but had not submitted a bid to acquire the whole company. Endeavor did not submit a revised indication of interest at that time. Of the three potential counterparties that had delivered indications of interest to acquire the whole company on March 13, 2023, Strategic Party 1 submitted a cash offer at $95-$100 per share and indicated it would require third party equity and third party debt financing in order to complete a transaction with WWE; Financial Sponsor 1 submitted a cash offer for $90-$97.50 per share and contemplated that it may seek additional equity co-invest partners and that it would obtain debt financing; and Strategic Party 2 submitted a cash offer at an implied share price of $76.83 and indicated that it would need equity and debt financing partners in order to complete a transaction with WWE.

During the period following March 13, 2023, at the direction of WWE management, WWE’s financial advisors facilitated discussions between certain participants in WWE’s strategic alternatives process that had indicated an interest in pursuing a debt or equity financing partnership in connection with a potential transaction in order to attempt to elicit more concrete proposals from such parties at higher valuations.

Beginning on March 19, 2023, at the direction of WWE management, WWE’s financial advisors facilitated discussions between (1) Strategic Party 1 and Financial Sponsor 1 and (2) two other potential counterparties, with the goal of determining with respect to each foregoing pair whether a potential partnership regarding a potential transaction with WWE would be viable and compelling. Strategic Party 1 and Financial Sponsor 1 subsequently engaged in further discussions from March 19, 2023 until April 1, 2023 regarding a potential joint bid, but ultimately did not provide WWE with a joint proposal. The two other potential counterparties also engaged in subsequent discussions and on March 30, 2023 informed WWE’s financial advisors that neither wished to be the lead investor in connection with a potential acquisition of WWE and therefore they did not expect to partner with each other and submit a joint bid.

On March 20, 2023, Raine delivered a written update to its relationship disclosure letter to the WWE Board describing its relationships with Endeavor and its affiliates and two counterparties that had submitted bids to WWE, including Strategic Party 1 and Financial Sponsor 1.

On March 21, 2023, the WWE Board held a special meeting with members of senior management and representatives from Raine, J.P. Morgan, Moelis, Paul, Weiss and K&E in attendance. Representatives of the financial advisors reviewed the key terms provided by each of the three parties other than Endeavor that had delivered indications of interest to acquire WWE in response to WWE’s solicitation of “round 1” indications of interest. The representatives of the financial advisors also described the terms provided by five additional parties that had submitted indications of interest to provide debt or equity financing to an acquiror in a potential acquisition of WWE, but had not submitted a bid to acquire WWE. The representatives of the financial advisors noted that the potential counterparties that had delivered indications of interest with the highest per share valuation (other than Endeavor) were Strategic Party 1 and Financial Sponsor 1. The representatives of the financial advisors also noted that none of the other potential acquirors that had submitted indications of interest to acquire WWE had indicated the financial capability to acquire WWE on a standalone basis without external financing, and as a result each such potential counterparty (including Strategic Party 1 and Financial Sponsor 1) would require third party equity and/or debt financing partners to be able to complete any proposed transaction with WWE. As such, financing partners had not yet been identified or secured, the representatives of the financial advisors noted that such counterparties that would require a partner in order to complete a transaction would likely need additional time to be in a position to sign a definitive agreement with WWE. WWE’s financial advisors also described the potential risks related to the availability of financing (both debt and equity) for the parties other than Endeavor and that if those parties failed to secure such financing, such parties could no longer be part of and remove competitive tension from the strategic review process. The representatives of the financial advisors also noted that Endeavor had indicated that it would not require a partner or other third party financing in order to complete its proposed transaction and had communicated a desire to move forward expeditiously to sign definitive agreements with respect to a transaction. The WWE Board discussed with its financial advisors potential combinations of bidders and debt and equity financing sources, noting the view that introducing Strategic Party 1 and Financial Sponsor 1 to each other to permit them to enter into discussions regarding partnering with each other could result in a bid that was competitive with Endeavor. Following discussion, the WWE Board determined to permit Strategic Party 1 and Financial Sponsor 1 to engage in discussions regarding partnering.

Representatives of the financial advisors then reviewed with the directors a preliminary financial analysis of the February 7 Endeavor Proposal, which they noted was subject to completion of their financial due diligence, as well as the fact that the February 7 Endeavor Proposal would result in the combined company continuing as a consolidated, publicly traded subsidiary of Endeavor in which Endeavor would own 57% of the combined company and WWE’s securityholders would own 43% of the combined company, in each case on a fully diluted basis. Throughout and following the financial advisors’ presentation, representatives of Raine, J.P. Morgan and Moelis responded to questions and other considerations raised by the directors.

The WWE Board also discussed with senior management and its legal and financial advisors a term sheet that had been prepared in connection with the ongoing Endeavor negotiations (the “WWE Term Sheet”), which had been provided to the WWE Board prior to the meeting. Representatives of Paul, Weiss explained that the WWE Term Sheet contemplated improved economic terms for a potential transaction and included illustrative governance rights that could be implemented in connection with any potential transaction with Endeavor.

Representatives of Paul, Weiss then summarized for the WWE Board certain key provisions of the WWE Term Sheet, explaining that the WWE Term Sheet proposed an equity ownership of 51.0% to Endeavor and 49.0% to WWE’s securityholders, in each case on a fully diluted basis. The proposed ownership levels implied an illustrative value of WWE using Endeavor’s valuation framework of $95.66 per share without synergies and $105.04 per share with $90 million of annual synergies (reflecting the mid-point of a $60-$120 million range for total estimated revenue and cost synergies, as set forth (without further allocation or detail) in the March 1 Presentation), with the potential for substantially higher synergies to be evaluated during further diligence, compared with valuations of $95.00- $100.00 per share and $90.00-$97.50 per share in the proposals received from Strategic Party 1 and Financial Sponsor 1, being the highest other proposals received; an all-stock transaction (involving only a single class of combined company common stock) with no cash election by WWE stockholders; an 11-person board, with six directors selected by Endeavor and five directors selected by WWE (and, with respect to WWE, going forward, by those five directors then on the board of the combined company) (the “WWE Directors”); Mr. Emanuel as the Chief Executive Officer of the combined company, with the Executive Chair of the combined company to be selected by the WWE Directors; certain minority approval rights exercisable by a committee comprised of the WWE Directors; a proposal to establish a post-closing dividend policy for the combined company; and the designation of a WWE representative on the Endeavor board (to be selected by a committee comprised of the WWE Directors).

Representatives of Paul, Weiss then reviewed with the WWE Board certain legal considerations applicable to the directors in this context, including the fiduciary duties applicable to their decision-making under Delaware law.

Following this discussion, the WWE Board determined to invite Strategic Party 1 and Financial Sponsor 1 to participate in the next round of WWE’s strategic review process and to engage in discussions regarding partnering, which could include providing all three parties with access to non-public information regarding WWE through WWE’s “round 2” electronic data room and otherwise progressing diligence with those counterparties. The WWE Board also determined that WWE management should continue discussions regarding a potential transaction with Endeavor on the basis of the WWE Term Sheet, which would include providing the WWE Term Sheet and a draft transaction agreement reflecting the terms discussed with the WWE Board to Endeavor when determined appropriate by WWE management.

On March 22, 2023, Messrs. McMahon and Khan, representing WWE, and Messrs. Emanuel and Shapiro, representing Endeavor, met in Stamford, Connecticut to discuss a potential transaction as contemplated by the WWE Term Sheet that had been authorized by the WWE Board but which was not shared with Endeavor prior to the meeting. During the course of this meeting, the parties aligned on continuing discussions on the basis of an equity ownership of 51.0% to Endeavor and 49.0% to WWE’s securityholders (i.e., as had been proposed by WWE), measured on a fully diluted basis, with the consideration to be received by WWE securityholders to be paid 100.0% in the form of equity of a newly formed publicly traded company.

Following this meeting, later on March 22, 2023, with the approval of WWE management, Paul, Weiss provided Latham with a copy of the WWE Term Sheet.

On March 23, 2023, Latham provided a revised term sheet to Paul, Weiss and K&E (the “March 23 Endeavor Term Sheet”). The March 23 Endeavor Term Sheet proposed that Mr. McMahon: serve as the Executive Chair of the combined company until his death, resignation or incapacity; have the right to select five of the 11 directors of the combined company and have veto rights over the taking of certain actions by the combined company, including certain related party transactions and sale transactions in which Endeavor would receive a disproportionate control premium relative to other WWE stockholders, in each case for so long as Mr. McMahon continued to own more than a to-be-agreed percentage of the equity in the combined company held by Mr. McMahon at signing or until Mr. McMahon no longer served as the Executive Chair of the combined company; that Mr. McMahon would approve the Transactions through a stockholder written consent and that the Transactions would not be subject to approval from any other WWE stockholders. During conversations on March 23 and March 24, 2023 involving representatives of K&E, Latham and Paul, Weiss, representatives of Latham emphasized to representatives of K&E and Paul, Weiss that the governance proposals in the March 23 Endeavor Term Sheet were fundamental to Endeavor’s thesis for pursuing a transaction with WWE in light of, among other things, Endeavor’s belief that Mr. McMahon’s continued leadership as contemplated by the March 23 Endeavor Term Sheet would be critical to the value creation driving Endeavor’s desire to engage in the transaction, and that agreeing to increase WWE’s securityholders’ pro forma equity ownership in the combined company to the 51/49 split that had been proposed by WWE was conditioned upon both changes required by Endeavor to the governance arrangements set forth in the March 23 Endeavor Term Sheet. Representatives of

Latham also reiterated Endeavor’s position that Mr. McMahon provide his written consent to approve the potential transaction with Endeavor promptly following the signing of definitive transaction agreements and that the potential transaction not be subject to approval by any other WWE stockholders (which would mean that the potential transaction would not be subject to any “majority of the minority” stockholder approval condition).

Also on March 23, 2023, with the approval of WWE management, Paul, Weiss provided a draft transaction agreement to Latham. That same day, WWE provided Endeavor and its legal and financial advisors, Strategic Party 1 and Financial Sponsor 1 with access to a “round 2” electronic data room containing non-public information regarding WWE.

On March 24, 2023, WWE provided “round 2” data room access to Strategic Party 1’s outside financial advisors.

On March 24, 2023, representatives of Latham, Paul, Weiss and K&E engaged in discussions regarding the March 23 Endeavor Term Sheet, the draft transaction agreement and related matters.

Later on March 24, 2023, Endeavor provided WWE and its legal and financial advisors with access to an electronic data room containing non-public information regarding Endeavor and UFC.

On March 25, 2023, WWE provided “round 2” data room access to Strategic Party 1’s outside legal advisors.

On March 26, 2023, Latham provided a revised draft of the transaction agreement to Paul, Weiss and K&E. Also on March 26, 2023, representatives of Strategic Party 1 attended a WWE event held in Denver to which WWE had provided them tickets.

During this time and continuing until April 2, 2023, WWE and Endeavor engaged in reciprocal due diligence with respect to accounting, business, financial, legal, tax and other matters. During the course of this diligence work, Endeavor made it known that the ongoing financial audit of UFC would not be completed for several weeks and Endeavor proposed providing the audited financials following execution of definitive transaction agreements.

Concurrent with the parties’ respective diligence efforts, and continuing until April 2, 2023, representatives of Latham, Paul, Weiss and K&E, along with senior management of both Endeavor and WWE and their respective financial advisors, had a number of conversations and negotiations regarding the definitive transaction agreement and related matters and exchanged drafts of the term sheet and definitive agreements.

On March 27, 2023, the WWE Board held a special meeting with members of senior management and representatives of Raine, J.P. Morgan, Moelis, Paul, Weiss and K&E in attendance. During the meeting, representatives of the financial advisors provided a status update regarding the March 22, 2023 meeting between representatives of WWE and Endeavor and subsequent discussions between the two parties’ advisors regarding the potential transaction and described the March 23 Endeavor Term Sheet, including that Endeavor had agreed to an increase in the pro forma ownership of WWE’s securityholders in the combined company from 46% (the previous proposal in the February 7 Endeavor Proposal) to 49.0% (in each case, on a fully diluted basis and assuming that the Convertible Notes were entirely stock settled) (the “March 23 Endeavor Proposal”). The representatives of the financial advisors also discussed Endeavor’s proposal that UFC and WWE each hold a minimum amount of operating cash at the closing of the proposed transaction, which the WWE Board was informed by members of senior management and representatives of the financial advisors was currently expected to result in a distribution of approximately $300 million (based on the WWE management forecasts) to a newly-formed, publicly-listed holding company of which the economic interests would initially be held by the legacy WWE securityholders post-closing. In addition, the directors discussed certain criteria in connection with the potential transaction with Endeavor: (1) whether the potential transaction was likely to provide greater value to WWE stockholders than WWE’s standalone plan; (2) whether the potential transaction was likely to provide greater value to WWE stockholders than the other indications of interest received by WWE; (3) the potential speed of the Endeavor process and whether it was a positive or negative from a maximization of shareholder value standpoint; and (4) the go-forward governance structure.

With respect to the first two of the foregoing criteria discussed by the directors, and noting that additional valuation work needed to be completed, WWE’s financial advisors discussed with the WWE Board their preliminary financial analysis of: (a) WWE’s standalone plan, (b) the economic terms of the potential transaction with Endeavor, and (c) the terms of the all-cash indications of interest received from each of Strategic Party 1 and Financial Sponsor 1. WWE’s financial advisors discussed with the WWE Board that while the all-cash bids received from Strategic Party 1 and Financial Sponsor 1 could provide WWE stockholders with an immediate cash exit and low execution risk if a definitive agreement could be reached, none of the indications of interest had included secured financing and each of the other potential counterparties that had provided initial indications of interest, including Strategic Partner 1 and Financial Sponsor 1, would require debt and/or equity financing partners to more fully develop its potential proposal. WWE’s financial advisors also provided their views on the potential risks of obtaining such financing in the current macroeconomic climate and in light of the valuation ranges included in the indications of interest received by financing sources that had been reviewed at the previous WWE Board meeting. WWE’s financial advisors also discussed the potential loss of competitive tension in the strategic review process if Strategic Partner 1 and Financial Sponsor 1 were unsuccessful in securing financing, such that they were no longer part of the strategic review process. In addition, the financial advisors noted that the all-stock proposal from Endeavor would provide WWE stockholders the opportunity to participate in the potential benefits that may be realized from the near-term rights renewal of WWE and UFC, other revenue synergy opportunities and potential cost savings. The WWE Board discussed with its financial advisors the view that WWE would be best-positioned to obtain the highest valuation for all stockholders by continuing to engage with Endeavor and that the improved economic terms that were negotiated by WWE in the March 23 Endeavor Proposal were, subject to confirmatory diligence and further analysis, reasonably likely to provide greater value to WWE stockholders than WWE’s standalone plan or a transaction with any of the other parties that had provided indications of interest, including by allowing WWE stockholders to participate in the material expected synergies through continuing ownership. Further, while the other potential counterparties were proceeding with diligence, they were behind Endeavor in terms of timing. For these reasons, there could be no guarantee that the preliminary indications of interest provided by such counterparties would develop into bona fide offers, much less a definitive transaction.

Referring to the third criterion referred to above, the WWE Board discussed with its financial advisors factors relevant to whether moving expeditiously with Endeavor would be reasonably likely to result in a transaction that was in the best interests of WWE’s stockholders. In connection with this discussion, the financial advisors discussed with the WWE Board, among other things, that the then-current macro-economic uncertainty in both the mergers and acquisitions and financial markets generally, the fact that the March 23 Endeavor Proposal did not require debt financing or an equity partner, the fact that Endeavor had demonstrated a strong interest in moving quickly and the fact that Endeavor’s interest in doing so was motivated by its desire to quickly realize synergies that could benefit WWE’s stockholders and customers of the combined company. The WWE Board further discussed with the financial advisors that the other participants in WWE’s strategic review process, including Strategic Partner 1 and Financial Sponsor 1, had not to date demonstrated a level of interest and immediate actionability comparable to that demonstrated by Endeavor and, as such, it was possible such other participants would be unlikely to move with the pace required to reach actionable and compelling transaction terms in a timely manner. The representatives of the financial advisors noted that Endeavor and its representatives had already meaningfully engaged on diligence and provided detailed transaction terms, including go-forward governance arrangements, to WWE, as compared with Strategic Party 1, Financial Sponsor 1 and the other participants in the strategic review process.

With respect to the fourth criterion discussed with the WWE Board, the WWE legal and financial advisors discussed with the WWE Board that Endeavor had conditioned the proposed increase in valuation upon Mr. McMahon serving as Executive Chair of the newly formed public company until his death, resignation or incapacity, having the right to nominate the five WWE representatives to serve among the 11 total directors on the newly formed public company board of directors and having a veto right over certain transactions, in each case until he sold down a to-be-agreed percentage of his equity or he no longer served as Executive Chair. The WWE advisors discussed with the WWE Board that Endeavor had stated that these governance changes were fundamental to Endeavor’s thesis for pursuing the potential transaction in light of, among other things, Endeavor’s belief that Mr. McMahon’s continued leadership as contemplated by the March 23 Endeavor Proposal would be critical to the value creation driving Endeavor’s desire to engage in the Potential Transaction.

In addition, representatives of the financial advisors and members of senior management led a discussion with the WWE Board regarding the diligence conducted to date by WWE on the UFC business, including the financial due diligence.

During the course of this meeting, representatives of each of Raine, J.P. Morgan and Moelis reviewed with the WWE Board their respective relationships with WWE and Endeavor and their respective affiliates, which disclosures were reflected in written materials that had been previously delivered to the WWE Board.

At this meeting, the WWE Board met in executive session with only non-management directors and representatives of each of Raine, J.P. Morgan, Moelis and Paul, Weiss in attendance to allow the non-management directors to further discuss these matters. During the executive session, representatives of Paul, Weiss again reviewed certain legal considerations applicable to the directors in this context, including the fiduciary duties applicable to them under Delaware law. During the course of these discussions the non-management directors further discussed the key terms of Endeavor’s governance proposal, noting that Endeavor’s governance proposal was a pre-condition to its agreement to increase the valuation of its proposal and that Endeavor had stated such rights were critically important to Endeavor because of Endeavor’s interest in ensuring Mr. McMahon’s involvement in the potential transaction. Specifically, the non-management directors noted that in the WWE Term Sheet, Mr. McMahon had not been granted any personal rights and that the March 23 Endeavor Term Sheet had been conditioned upon the provision of such rights. The non-management directors further considered the extent of the specific governance rights proposed to be granted to Mr. McMahon alongside the fact that Mr. McMahon had not, and was not, requesting or proposing such rights and that Mr. McMahon would not be receiving any differential financial consideration under the March 23 Endeavor Term Sheet. Instead, Mr. McMahon was in fact sharing the “control premium” that was potentially obtainable by him for transferring his controlling position in WWE to Endeavor with the other stockholders of WWE.

On March 27, 2023, following the WWE Board meeting, Paul, Weiss provided a further revised term sheet to Latham which reflected guidance received from the non-management directors in the executive session and which had been subsequently discussed with Mr. McMahon, K&E and members of senior management. Also on March 27, 2023, Latham provided Paul, Weiss and K&E with an initial draft of the stockholders agreement.

Between March 27, 2023, and April 2, 2023, representatives of Paul, Weiss had a number of separate discussions with the non-management directors regarding various matters, including various legal considerations applicable to such directors in the context of a proposed transaction with Endeavor.

On March 28, 2023, WWE’s Compensation Committee (which, for the avoidance of doubt, does not include Mr. McMahon or any members of WWE’s management, and neither Mr. McMahon nor any member of WWE’s management was present for such discussion) met for the purpose of reviewing and considering proposed employment agreements and compensation arrangements, including finalizing an employment agreement for Mr. McMahon. The Compensation Committee also reviewed and approved the grant of equity awards in respect of certain specified officers and one other member of WWE management as well as a proposed sale bonus agreement and sale bonuses for five specified officers and one other member of WWE management, in each case in connection with a potential change in control transaction (with the goal of driving the successful operation of WWE during the period between signing of a definitive transaction document and closing of any potential change in control transaction contemplated thereby and to promote the retention and continued focus of certain key employees). Pearl Meyer & Partners, LLC, the Compensation’s Committee’s compensation consultant, advised the Compensation Committee with respect to market practices and sale bonuses implemented by comparable companies. The Compensation Committee considered the proposed recipients and amounts of the sale bonuses, the extraordinary efforts of each of the proposed recipients, conditions on payment of the sale bonuses (including the types of transactions under which payment would be made), sale bonuses implemented by comparable companies, market data and the amount and size of the sale bonuses relative to the size of the proposed transaction. For the avoidance of doubt, Mr. McMahon was not granted a sale bonus.

Also on March 28, 2023, Latham provided Paul, Weiss and K&E with a further revised draft of the term sheet. Later that day, Paul, Weiss provided a further revised term sheet to Latham.

On March 29, 2023, Latham provided Paul, Weiss and K&E with a revised draft of the term sheet. Also on March 29, 2023, Paul, Weiss provided revised drafts of the transaction agreement and term sheet to Latham, and K&E provided a revised draft of the stockholders agreement to Paul, Weiss and Latham.

On March 31, 2023, multiple drafts of the transaction documents, including the transaction agreement and the stockholders agreement, were exchanged by Latham, Paul, Weiss and K&E. The key matters addressed in the drafts shared over these four days included, among other things: the amount of the pre-closing cash distributions to be made by HoldCo and WWE to New PubCo; the scope of the post-closing indemnity provided by HoldCo in favor of New PubCo; provisions related to the delivery of audited HoldCo financials; continuing employee benefits and mechanics of WWE PSU vesting; the scope of the interim operating covenants; and certain restrictions on Mr. McMahon’s ability to transfer shares of New PubCo common stock.

Later on March 31, 2023, J.P. Morgan delivered a written update to its relationship disclosure letter to the WWE Board describing its relationships with WWE, Endeavor and its affiliates and several counterparties that had submitted bids to WWE, including Strategic Party 1 and Financial Sponsor 1.

Early on April 1, 2023, Raine delivered a written update to its relationship disclosure letter to the WWE Board describing its relationships with Endeavor and its affiliates and with Strategic Party 1 and Financial Sponsor 1.

Also early on April 1, 2023, Paul, Weiss provided a revised draft of the transaction agreement to Latham. On the same day, K&E provided a revised draft of the stockholders agreement to Paul, Weiss and Latham.

On April 1, 2023, the WWE Board held a special meeting with members of senior management and representatives of Raine, J.P. Morgan, Moelis, Paul, Weiss and K&E in attendance. Mr. Levesque was not in attendance at the meeting due to his competing commitments at WrestleMania (which was occurring concurrently with the meeting), but he had informed members of senior management, who discussed with the WWE Board at the meeting, of his full support for the Transactions on the terms that had been agreed (subject to approval by the WWE Board) based on prior meetings and discussions he had with the WWE Board and WWE’s legal and financial advisors. During the course of the meeting, representatives of Paul, Weiss also advised the WWE Board of conversations with the non-management directors that had taken place during the prior week regarding such directors’ consideration of the potential transaction with Endeavor.

Representatives of the financial advisors began the meeting by reviewing WWE’s extensive outreach to potentially interested third parties and noting that there had been extensive speculation and reporting on WWE’s strategic review process in the financial and business media. Representatives of the financial advisors noted that, notwithstanding that outreach, the preliminary written indications of interest received on March 13, 2023 and WWE inviting the parties that had submitted the most compelling indications of interest to a second round data room, that there had not yet emerged any alternatives to the potential transaction with Endeavor that were executable in the near-term.

Representatives of the financial advisors then reviewed the economic terms of the potential transaction with Endeavor, including the contemplated equity ownership of 51.0% to Endeavor and 49.0% to WWE’s securityholders, measured on a fully diluted basis, and the potential for the combined company to receive cash as part of the transaction which could be used by New PubCo to pay a dividend to the holders of its Class A common stock (which WWE stockholders would receive in the Transactions) following the closing of the Transactions, which the representatives of the financial advisors discussed with the WWE Board would be expected to result in New PubCo having sufficient cash to pay a dividend based on the WWE management forecasts following the closing of the Transactions. Representatives of Paul, Weiss then reviewed certain legal considerations applicable to the directors in the current context, including the fiduciary duties applicable to the directors in considering approval of the potential transaction with Endeavor. Representatives of Paul, Weiss also reviewed with the WWE Board the transaction structure and the key terms of the transaction agreement and the stockholders agreement, including the proposed governance arrangements, the expectation that Mr. McMahon would, as controlling stockholder, provide a written consent shortly after execution of a definite agreement and that no further WWE stockholder approval would be sought (which would mean that the Transactions would not be subject to any “majority of the minority” stockholder approval condition), which would mean that no other action by the WWE stockholders would be required to complete the Transactions and therefore the right of WWE to terminate the transaction agreement in response to a superior proposal would be eliminated, the anticipated timing of closing, the indemnity proposed by Endeavor in favor of New PubCo and WWE’s termination right tied to the timely delivery and substance of the audited financial statements of UFC.

Representatives of Raine, J.P. Morgan and Moelis then reviewed with the directors their respective financial analyses of the consideration proposed in the Transactions using various methodologies, including, in each case, a discounted cash flow analysis, and discussed the various assumptions underlying those analyses, including the financial projections for each of WWE and UFC and the projected synergies from the Transactions as provided by WWE management. The projected synergies discussed with the WWE Board at this time were prepared by WWE management as of such date and included both cost synergies that could potentially be achieved through utilization of Endeavor’s back office and infrastructure and revenue synergies that could potentially be achieved by growth across revenue areas, including, but not limited to, sponsorships, site fees and media rights. Please see the section of this information statement/prospectus entitled “Certain Unaudited Prospective Financial Information—Certain Synergies Estimated by WWE Management” for more information regarding these projected synergies which were prepared by WWE management and provided to the WWE Board in connection with its evaluation of WWE’s strategic alternatives and to Raine, J.P. Morgan and Moelis for their use and reliance in connection with their respective financial analyses and opinions. Throughout the meeting, the WWE Board asked questions of its advisors and management and engaged in discussions regarding the Transactions.

Raine then delivered its oral opinion to the WWE Board, subsequently confirmed by delivery of a written opinion dated April 2, 2023 to the WWE Board to the effect that, taking into account the consummation of the Transactions contemplated by the transaction agreement, as of April 1, 2023, the aggregate transaction consideration to be paid to the holders of WWE common stock (other than cancelled WWE shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders. For the full text of the written opinion of Raine, dated April 2, 2023, see “The Transactions—Opinions of WWE’s Financial Advisors” beginning on page 109 of this information statement/prospectus.

J.P. Morgan then delivered its oral opinion to the WWE Board, subsequently confirmed by delivery of a written opinion dated April 2, 2023 to the WWE Board to the effect that, as of April 1, 2023, the 49.0% of the membership interests in HoldCo on a fully-diluted basis to be received by New PubCo in exchange for all of the issued and outstanding membership interests of WWE LLC was fair, from a financial point of view, to New PubCo. For the full text of the written opinion of J.P. Morgan, dated April 2, 2023, see “The Transactions—Opinions of WWE’s Financial Advisors” beginning on page 109 of this information statement/prospectus.

Moelis then delivered its oral opinion to the WWE Board, subsequently confirmed by delivery of a written opinion dated April 2, 2023 to the WWE Board to the effect that, as of April 1, 2023, the exchange ratio implied by the ownership by New PubCo of 49.0% on a fully-diluted basis, and the ownership by Endeavor of 51.0% on a fully-diluted basis, of HoldCo was fair, from a financial point of view, to New PubCo. For the full text of the written opinion of Moelis, dated April 2, 2023, see “The Transactions—Opinions of WWE’s Financial Advisors” beginning on page 109 of this information statement/prospectus.

Following further discussion with senior management and WWE’s legal and financial advisors, and taking into account the factors described below in greater detail in the section entitled “The Transactions—WWE’s Reasons for the Transactions; Recommendation of the WWE Board of Directors” beginning on page 98 of this information statement/prospectus, the members of the WWE Board present unanimously adopted resolutions which, among other things, (i) determined that it was advisable and in the best interests of WWE and the WWE stockholders to enter into the transaction agreement and to consummate the Transactions, (ii) approved the execution, delivery and performance of the transaction agreement and the consummation of the Transactions and (iii) resolved to recommend that WWE stockholders adopt the transaction agreement.

That evening and during the course of April 2, 2023, WWE, Endeavor and their respective legal and financial advisors finalized the definitive transaction agreements.

On April 2, 2023, the parties executed and delivered the definitive transaction agreements. Shortly after the execution of the transaction agreement, Mr. McMahon delivered the Written Consent approving the Transactions.

On the morning of April 3, 2023, prior to the opening of trading on NYSE, the parties issued a joint press release announcing the execution of definitive transaction agreements.

WWE’s Reasons for the Transactions; Recommendation of the WWE Board of Directors

Following WWE’s review of its strategic alternatives to maximize value for all WWE stockholders, and as discussed by the WWE Board from time to time between January and April, 2023, on April 1, 2023, the WWE Board unanimously adopted resolutions (i) determining that it was advisable and in the best interests of WWE and the WWE stockholders to enter into the transaction agreement and to consummate the Transactions, (ii) approving the execution, delivery and performance of the transaction agreement and the consummation of the Transactions and (iii) resolving to recommend that WWE stockholders adopt the transaction agreement.

In the course of reaching its determination and recommendation, the WWE Board consulted and received advice from its outside financial, accounting and legal advisors and from WWE’s senior management and considered a number of factors including, but not limited to, the following material factors:

Potential Positive Factors. In recommending that WWE stockholders adopt the transaction agreement, the WWE Board considered a number of factors that it believes support its decision, including, among other factors, the following (not necessarily in order of relative importance):

•

Attractive Value. The WWE Board’s belief that the per share transaction consideration provides WWE’s securityholders with an attractive value for their shares of WWE common stock in light of a number of factors, including:

•

Sharing of Control Premium. The fact that all WWE stockholders, including Mr. McMahon, will receive the same transaction consideration per share of WWE common stock and, as such, Mr. McMahon is not receiving differential financial consideration despite the fact that he is relinquishing his controlling position in WWE, and that, as a result, all WWE stockholders would share in the control premium being paid by Endeavor;

•

Post-Closing Dividend. That WWE is permitted to distribute excess cash to New PubCo as part of the Transactions which could be used by New PubCo to pay a dividend to the holders of New PubCo Class A common stock (which WWE stockholders would receive in the Transactions)

following the completion of the Transactions, and the WWE Board’s understanding that it would be expected to result in New PubCo having sufficient cash to pay a dividend (based on the WWE management forecasts);

•

Participation in the Combined Company. The all-stock nature of the Transactions, which will allow existing WWE stockholders to participate in the expected increased value of New PubCo through a 49.0% interest in HoldCo (on a fully diluted basis). Specifically, among other things, the WWE Board considered:

•	The ability for WWE’s securityholders to meaningfully share in the continued successes of WWE;

•

The ability for WWE’s securityholders to participate in the UFC business, including its global fan base, domestic media rights profile, sponsorship revenue, event operations, hospitality and technological capabilities;

•

The cost synergies that are expected to be achieved by utilizing Endeavor’s back office and robust infrastructure and the synergies that are expected to be achieved by growth across revenue areas, including domestic media rights, sponsorships and site fees, which are more fully described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Synergies Estimated by WWE Management” beginning on page 109 of this information statement/prospectus; and

•	The potential for the combined company to develop new forms of content and pursue other strategic opportunities to further bolster both companies’ strong stable of brands.

•	The potential benefits, including operational benefits, to the combined company from being a part of the Endeavor corporate ecosystem.

•

Management and Governance of the Combined Company. The WWE Board’s belief that the governance arrangements contained in the transaction documents are favorable to WWE’s securityholders based on, among other factors:

•

That WWE and UFC will continue to be led by their respective experienced management teams and that the New PubCo directors that will be nominated by WWE and Endeavor will have experience and expertise in WWE’s and UFC’s respective businesses and the WWE Board’s belief that such familiarity would be important to achieve the anticipated synergies;

•	That a majority (six of 11) of the directors on the New PubCo Board will be required to be independent; and

•

That the transaction documents include governance protections to ensure that the interests of legacy WWE stockholders are represented on the New PubCo Board, as further described in the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

•	Fairness Analyses. The financial analyses separately presented to the Board by representatives of each of Raine, J.P. Morgan and Moelis. The WWE Board also considered:

•

The oral opinion of Raine rendered to the WWE Board, subsequently confirmed in Raine’s written opinion dated April 2, 2023, to the effect that, as of April 1, 2023 and taking into account the consummation of the Transactions contemplated by the transaction agreement, the aggregate transaction consideration to be paid to the holders of WWE common stock (other than cancelled WWE shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Transactions—Opinions of WWE’s Financial Advisors—Opinion of Raine” beginning on page 109 of this information statement/prospectus;

•

The oral opinion of J.P. Morgan rendered on April 1, 2023, which was confirmed by delivery of a written opinion of J.P. Morgan to the WWE Board, dated April 2, 2023, which stated that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer was fair, from a financial point of view, to New PubCo, as more fully described in the section entitled “The Transactions—Opinions of WWE’s Financial Advisors—Opinion of J.P. Morgan” beginning on page 121 of this information statement/prospectus; and

•

The oral opinion of Moelis rendered on April 1, 2023, which was subsequently confirmed by delivery of a written opinion of Moelis, dated April 2, 2023, to the WWE Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to New PubCo. (See the section entitled “The Transactions—Opinions of WWE’s Financial Advisors—Opinion of Moelis” beginning on page 133 of this information statement/prospectus).

•	Diligence. The results of the due diligence investigation of UFC conducted by WWE’s management and outside advisors.

•

Value Relative to Standalone Prospects: The WWE Board’s belief, after discussion with WWE management and its financial and legal advisors, that the per share transaction consideration compares favorably to the potential long-term value of a share of WWE’s common stock if WWE were to remain as a standalone entity after taking into account the risks and uncertainties associated with this alternative, including WWE’s business, competitive position and current market and financial conditions. Specifically, among other things, the WWE Board considered:

•	Its knowledge and understanding of WWE’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects;

•

WWE’s historical and projected financial performance, including certain forecasts for WWE prepared by or at the direction of senior management of WWE, which reflected various assumptions of WWE’s senior management, including with respect to potential synergies that would be shared with WWE’s securityholders, as further described in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 105 of this information statement/prospectus; and

•

The risks that WWE would face if it continued to operate on a standalone public company basis, including the risk factors set forth in WWE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and the possibility that the trading price of shares of WWE Class A common stock would not reach and sustain the level of the transaction consideration, or that doing so could take a considerable period of time.

•

Value Relative to Other Indications of Interest. The WWE Board’s belief, after discussion with WWE management and its financial and legal advisors, that a potential transaction with Endeavor was reasonably likely to provide greater value to WWE stockholders than a transaction with any of the other parties that had provided indications of interest as part of WWE’s strategic review, as further described above in the section above entitled “—Background of the Transactions”, and that, were WWE to have delayed executing the agreement with Endeavor to continue to seek to negotiate with other potential bidders, this would have created a risk that the transaction with Endeavor might no longer be available for WWE on the negotiated terms, in which event securityholders of WWE would lose the opportunity to obtain the proposed transaction consideration. The WWE Board also considered that:

•

WWE received written indications of interest from nine potential counterparties (including Endeavor) and provided three such potential counterparties (including Endeavor) with access to an electronic data room containing non-public information about WWE;

•

Each of the eight counterparties (other than Endeavor) who provided indications of interest to WWE submitted offers at a lower implied valuation than the transaction consideration (1) were proceeding with diligence but were behind Endeavor in terms of timing and had not to date demonstrated a level of interest comparable to that demonstrated by Endeavor and, as such, it was possible such other participants would be unlikely to move with the pace required to reach actionable and compelling transaction terms in a timely manner, (2) would require debt and/or equity financing partners to more fully develop their potential proposals and (3) there could be no guarantee that the preliminary indications of interest provided by such counterparties would develop into bona fide offers, much less a definitive transaction; and

•

The improvement in the transaction consideration offered by Endeavor after negotiation with WWE and its advisors from an ownership percentage of WWE securityholders of 46.0% to 49.0%, on a fully diluted basis and assuming that the Convertible Notes were settled entirely in stock, and the belief of the WWE Board that this transaction consideration and other terms to which Endeavor could agree were the most favorable, from an economic perspective, to the holders of WWE common stock, as more fully described in the section entitled “The Transactions—Background of the Transactions” beginning on page 87 of this information statement/prospectus.

•

Other Strategic Alternatives. The WWE Board’s belief that there had not emerged any alternatives to the potential transaction with Endeavor that were executable in the near-term or that were likely to result in a more attractive proposition for WWE’s securityholders in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives. In making that assessment, the WWE Board considered that:

•

WWE had publicly announced its strategic review process on January 6, 2023 and then conducted an extensive process to explore those alternatives, which had provided any interested potential counterparties extensive opportunities to express their interest;

•

In total, WWE and its financial advisors, acting on behalf of WWE, contacted and were contacted by over 60 potential counterparties and WWE entered into confidentiality agreements with 20 potential counterparties; and

•

The WWE Board’s financial advisors, at the direction of the WWE Board, had informal discussions with four potential counterparties (other than Endeavor) that the WWE Board considered to be among the parties most likely to be interested in an acquisition of WWE with the goal of determining whether such potential counterparties partnered together to undertake a potential transaction with WWE would be viable and compelling, and such counterparties ultimately did not provide WWE with any joint proposal and would have required debt and/or equity financing that had not been secured.

•

Likelihood and Speed of Consummation. The WWE Board’s belief that the Transactions would likely be consummated in an expeditious manner (which was important due to, among other things, the then-current macro-economic uncertainty in both the mergers and acquisitions and financial markets generally) based on, among other factors:

•

The collective view of WWE’s advisors that Endeavor wanted to consummate a transaction expeditiously to realize synergies across WWE’s business and that any value created by such synergies would be shared with WWE’s securityholders;

•

The support of Mr. McMahon, who, as of April 2, 2023, was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date, sufficient to provide the stockholder approval required to approve the Transactions, including the merger; and

•

The collective view of WWE’s advisors that Endeavor and its representatives had already meaningfully engaged on diligence and provided detailed transaction terms, including go-forward governance arrangements, to WWE, as compared to the other participants in the strategic review process.

•

Certainty of the Completion of the Transactions. The WWE Board’s belief that the terms of the transaction agreement, taken as a whole, increased the degree of certainty that the Transactions will be completed, including:

•	The closing conditions and the circumstances in which Endeavor may terminate the agreement being specific and limited;

•

The fact that no third-party equity or debt financing is required in connection with the Transaction, resulting in the absence of a financing condition or other similar contingency in the transaction agreement;

•

The fact that the outside date may be extended to July 2, 2024 in certain circumstances if the Transactions will not have been completed by January 2, 2024, which is anticipated to allow for sufficient time to obtain required regulatory approvals while minimizing the length of time during which WWE would be required to operate subject to the restrictions on interim operations set forth in the transaction agreement;

•	The fact that the Transactions are not subject to the conditionality and execution risk of any required approval by Endeavor’s stockholders; and

•	WWE’s ability to specifically enforce Endeavor’s obligations under the transaction agreement, including Endeavor’s obligations to complete the Transactions.

•

Other Terms of the Transaction Documents. The WWE Board’s belief that the terms of the transaction agreement, including the nature of the representations, warranties and covenants provided by UFC in the transaction agreement, the restrictions on WWE’s operations during the period prior to the completion of the Transactions and the conditions to each party’s obligations, are favorable to WWE, including:

•

The scope of the post-closing indemnity provided by HoldCo in favor of New PubCo, as further described in the section entitled “Summary of the Transaction Agreement—Indemnification” beginning on page 176 of this information statement/prospectus;

•

The limitations imposed on Endeavor’s ability to compete with, or acquire additional interests in, New PubCo, as further described in the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus;

•

That the transaction agreement allows WWE to continue to declare and pay regular quarterly cash dividends on the WWE common stock, which have historically been $0.12 per share, in the period prior to Closing;

•

That Endeavor was required to deliver to WWE the HoldCo Audited Financial Statements no later than July 1, 2023, and if the operating income reflected in such audited financial statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense) had been less than 92.5% of the operating income reflected in the previously provided unaudited financial statements of HoldCo for the fiscal year ending December 31, 2022 (excluding the impact of stock-based compensation expense), WWE could have terminated the transaction agreement and, in the event of such termination, Endeavor would have been required to reimburse WWE for certain expenses; and

•	The expectation that WWE stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger and the Conversion.

Potential Negative Factors. In recommending that WWE stockholders adopt the transaction agreement, the WWE Board also considered a variety of risks and potentially negative factors, including, among other risks and factors, the following (not necessarily in order of relative importance):

•

The possibility that, although the transaction consideration provided the WWE stockholders the possibility to participate in the combined company, the price of the WWE common stock might have increased in the future to a price greater than the price of the New PubCo Class A common stock;

•

The fact that the WWE stockholders cannot be certain of the value of the New PubCo Class A common stock to be paid to them as consideration for the Transactions given the all-stock nature of the Transactions and the absence of an adjustment for changes in value;

•	The possibility that another party might have been willing to pay a higher purchase price for WWE than the transaction consideration;

•

The risk of not realizing all of the anticipated strategic and other benefits between WWE and UFC, including, without limitation: the risk of not capturing all or a part of the anticipated cost and revenue synergies; the possibility that, without assuming the achievement of such synergies, New PubCo could have lower revenue and growth rates than each of WWE and UFC experienced historically; and the risk that the integration of WWE and UFC will subject WWE to liabilities that may arise at UFC, including liabilities arising out of the Transactions and the UFC Credit Facilities;

•	The risks and costs associated with the potential diversion of management and employee attention and focus during the pendency of the Transactions;

•

The potential effect of the public announcement of the transaction agreement, including effects on UFC and WWE’s revenues, customers, employees, operating results and share price and the risk of losing key WWE or UFC management, employees or talent during the pendency of the Transactions and thereafter;

•

The risks related to the possibility that the Transactions might not be completed in a timely manner or at all, including that failure to complete the Transactions could cause WWE to incur significant expenses and/or lead to negative perceptions among investors;

•	The fees and expenses associated with negotiating and completing the Transactions, including the merger;

•	The fact that audited HoldCo financial statements were not available at the time of signing the transaction agreement;

•	The risks and costs associated with the increased leverage of HoldCo as compared with WWE;

•

The possibility that WWE will not have sufficient cash at the completion of the Transactions to distribute cash to New PubCo such that New PubCo will not have cash to pay a post-closing dividend to the holders of New PubCo Class A common stock, or that the amount of cash available for a post-closing dividend will be less than currently expected;

•

The fact that, as a condition to entering into the transaction agreement, Endeavor required that the transaction agreement include a provision requiring that the Written Consent be delivered on the same day that the transaction agreement was executed, and that, if the Written Consent was not so delivered, WWE would be subject to a $90 million termination fee, as well as a provision that allowed Endeavor to terminate the transaction agreement if Mr. McMahon failed to execute and deliver the Written Consent within 12 hours after signing the transaction agreement The WWE Board also considered the fact that:

•

Following delivery of the Written Consent, the transaction agreement prohibits the WWE Board from making an adverse recommendation change or terminating the transaction agreement with respect to an acquisition proposal; and

•	Endeavor had stated that it required (i) approval of the transaction agreement and the Transactions by Mr. McMahon shortly after the transaction agreement was signed and (ii) that no further WWE stockholder approval be sought (which would mean that the Transactions would not be subject to any “majority of the minority” stockholder approval condition). And that, as such, not all of WWE’s stockholders would be afforded the opportunity to vote on the transaction agreement and the Transactions at a special meeting of the WWE stockholders;

•	The restrictions in the transaction agreement on the conduct of WWE’s business during the period between execution of the transaction agreement and the completion of the Transactions;

•	The risk of legal proceedings from stockholders in respect of the transaction agreement or the Transactions, including the merger;

•

The risk of adverse outcomes of pending or threatened litigation with respect to UFC, and the possibility that an adverse judgment could have a materially adverse effect on the business or operations of UFC, or of New PubCo after the completion of the Transactions;

•

The risk that because Endeavor’s “Up-C” structure is a complex acquisition structure, it might be difficult for investors to understand and that such complexity may result in more limited liquidity for New PubCo common stock as compared to the current liquidity of the WWE Class A common stock;

•	The fact that WWE’s stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights with respect to the merger or the Transactions

•	The fact that after the close of the Transactions, the combined company could not be sold and achieve a control premium without the approval of Endeavor as the controlling stockholder; and

•

The risks of the type and nature described in the sections of this information statement/prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 33 and 31, respectively.

In addition, the WWE Board carefully considered interests of the non-majority public WWE stockholders, including the fact that not all of WWE’s stockholders would be afforded the opportunity to vote on the transaction agreement and the Transactions. Among other things, the WWE Board considered (i) the reasons described above under the heading “Potential Positive Factors,” in particular that (a) all WWE stockholders, including Mr. McMahon, will receive the same transaction consideration per share of WWE common stock, (b) WWE had completed an extensive strategic review process and that the Endeavor proposal was reasonably likely to provide greater value to WWE stockholders than all other proposals received as part of such strategic process and (c) Endeavor had stated that it required that Mr. McMahon provide his written consent to approve the Transactions promptly following the signing of definitive transaction agreements and that the Transactions not be subject to approval by any other WWE stockholders (which would mean that the Transactions would not be subject to any “majority of the minority” stockholder approval condition), (ii) that the non-management directors had carefully considered the transaction agreement and the Transactions, including in executive sessions and in individual meetings with outside advisors, and (iii) that approval of the Transactions, including the merger, by a majority of the minority WWE stockholders was not required under Delaware law or the federal securities laws.

Further, the WWE Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of WWE stockholders generally, including without limitation the treatment of WWE equity awards held by such directors and executive officers in the merger described in the section entitled “Certain Beneficial Owners of WWE Common Stock” beginning on page 254 of this information statement/prospectus and New PubCo’s agreement to indemnify WWE directors and officers against certain claims and liabilities after the completion of the Transactions.

Finally, the WWE Board considered the disclosures of Raine, J.P. Morgan and Moelis regarding their respective relationships with WWE and Endeavor and their respective affiliates and determined that such interests did not impair the ability of each financial advisor to provide independent and unimpaired financial advisory services to WWE in connection with the Transactions. The WWE Board also considered that the engagement of three separate financial advisors by WWE would minimize the risk that any conflicts of interest that may arise would improperly influence WWE’s strategic review process.

After taking into account all of the factors set forth above, the WWE Board concluded that the potential benefits that it expects WWE and the WWE stockholders to achieve as a result of the Transactions outweigh the potentially negative factors associated therewith. In view of the large number of factors considered and their complexity, the WWE Board, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the WWE Board based its recommendation on the totality of the information presented to and considered by it, including the discussions with, and questioning of, senior management of WWE and representatives of each of Raine, J.P. Morgan, Moelis, Paul, Weiss and K&E. In addition, individual members of the WWE Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the WWE Board is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31 of this information statement/prospectus.

Certain Unaudited Prospective Financial Information

Except for annual guidance providing estimated ranges of certain expected financial results, WWE does not as a matter of course publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, as part of its routine annual budgeting process in the fall of 2022, WWE management developed certain unaudited prospective financial information regarding WWE’s anticipated future operations as a standalone company, without giving effect to the Transactions, including for the fiscal years ending December 31, 2023 through December 31, 2027. In March 2023, WWE management made limited refinements to those projections in consideration of a potential transaction, including, among other things, specifically removing certain investment costs and share repurchases, we refer to such projections, as adjusted, as the “WWE management standalone projections.” In addition, in connection with the Transactions, Endeavor provided WWE management a budget for UFC for 2023, which Endeavor informed WWE was prepared as part of Endeavor’s routine annual budgeting process. Following discussion with the Endeavor management team, and review of certain other widely disseminated information on UFC, WWE management made limited adjustments to the budget and developed a forecast of UFC results through 2027 based on their diligence of UFC and certain assumptions that WWE management believed to be reasonable at the time of such preparation, which we refer to as the “WWE management standalone projections for UFC” and, together with the WWE management standalone projections and the WWE management estimated synergies (as described further below in the section entitled “—Certain Synergies Estimated by WWE Management” beginning on page 109 of this information statement/prospectus), we refer to as the “WWE management forecasts.” Other than the budget for UFC for 2023, prior to the execution of the transaction agreement, Endeavor did not provide WWE or its representatives with any prospective financial information regarding UFC. The WWE management forecasts, dated as of April 2, 2023, were provided to the WWE Board in connection with its evaluation of WWE’s strategic alternatives and to Raine, J.P. Morgan and Moelis for their use and reliance in connection with their respective financial analyses and opinions, as described in the section entitled “—Opinions of WWE’s Financial Advisors” beginning on page 109 of this information statement/prospectus. A portion of the WWE management standalone projections were also provided to Endeavor and its financial advisor on March 23, 2023 to facilitate their respective evaluations of the Transactions. WWE has not updated the WWE management forecasts and does not intend to do so.

WWE has included summaries of the WWE management forecasts in this information statement/prospectus solely because they were among the non-public financial information that was made available to the WWE Board in connection with its evaluation of WWE’s strategic alternatives and Raine, J.P. Morgan and Moelis for their respective use and reliance in connection with their respective financial analyses and opinions, and a portion of the WWE management standalone projections were made available to Endeavor. Such summaries are not being included in this information statement/prospectus in order to influence any WWE stockholder, Endeavor stockholder or any other person in making any investment decision.

The WWE management forecasts are based solely upon information available to WWE management at the time of their preparation. The WWE management forecasts are based on estimates and assumptions WWE management believed to be reasonable at the time of preparation thereof and speak only as of that time. WWE has not updated the WWE management forecasts and does not intend to do so.

The inclusion of summaries of the WWE management forecasts herein should not be deemed an admission or representation by WWE, New PubCo, Endeavor, any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person that it or they view the WWE management forecasts as material information of WWE. In addition, the inclusion of summaries of the WWE management forecasts herein should not be regarded as an indication that WWE, New PubCo, Endeavor, any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person considered, or now considers, this information to be necessarily predictive of actual future performance, results or events, or that it should be referred to as financial guidance, and the summaries of the WWE management forecasts set forth below should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Moreover, as the WWE management forecasts cover multiple years, such information by its nature becomes less predictive with each successive year.

The WWE management forecasts were not prepared with a view toward public disclosure or toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The WWE management forecasts were prepared by, and are the responsibility of, WWE management. Neither Deloitte & Touche LLP nor any other independent accountants have, audited, examined, compiled, or performed any procedures with respect to the WWE management forecasts and related prospective financial information contained herein, nor have Deloitte & Touche LLP nor any other independent accountants expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the WWE management forecasts and related prospective financial information. The Deloitte & Touche LLP report incorporated by reference in this information statement/prospectus relates to WWE’s previously issued financial statements; it does not extend to the WWE management forecasts and should not be read to do so. The Deloitte & Touche LLP report included in this information statement/prospectus relates to Holdco’s previously issued financial statements; it does not extend to the WWE management forecasts and should not be read to do so.

Furthermore, the WWE management forecasts do not necessarily reflect WWE management’s current estimates or take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. The WWE management forecasts were developed on a stand-alone basis without giving effect to the Transactions.

Although presented with numerical specificity, the WWE management forecasts were based on numerous estimates and assumptions and are generally based on information and market factors known to WWE management at the time of preparation.

In preparing the WWE management standalone projections, WWE management made assumptions and estimates that, among other things, live event revenue would increase at an approximate 3% CAGR from 2023 to 2027 and sponsorship revenue would increase at an approximate CAGR of 5% from 2023 to 2027, as well as that anticipated expenditure on labor would increase at an approximate CAGR of 7% from 2023 to 2027; production-related expenses would increase at an approximate CAGR of 5% from 2023 to 2027; selling, general and administrative expenses (excluding labor costs) would increase at an approximate CAGR of 2%; domestic and international media rights would be renegotiated at a step up from existing Average Annual Value (“AAV”); and also made assumptions and estimates regarding taxes.

In preparing the WWE management standalone projections for UFC, WWE management made assumptions and estimates that, based on information provided to WWE as of the date of such WWE management standalone projections, including WWE management’s diligence of UFC and WWE management’s extensive knowledge of the media rights landscape, among other things, live events revenue would increase at an approximate 5% CAGR from 2023 to 2027; pay-per-view and UFC FIGHT PASS revenue would each increase based upon a significant number of assumptions including revenue shares, number of purchasers/subscribers and number of events; advertising, sponsorship, licensing and other revenue would increase at an approximate 5% CAGR from 2023 to 2027; and core content rights fees (which include domestic and international media rights) would increase at a step up from existing AAV. WWE management further assumed that, based on the written sources provided to WWE as of the date of the WWE management standalone projections, including WWE management’s diligence of UFC, among other things, total direct costs would increase at an approximate 9% CAGR from 2023 to 2027; and selling, general and administrative expenses would increase at an approximate 3% CAGR from 2023 to 2027.

At the time such WWE management forecasts were prepared, WWE management believed such assumptions and estimates were reasonable based on the information reasonably available to WWE management as of the time the forecasts were prepared. Since the time such WWE management forecasts were prepared, certain domestic and international media rights agreements have expired, and negotiations regarding the renewal of such agreements or alternatives thereto have commenced and remain ongoing as of the date of this information statement/prospectus. The WWE management forecasts have not been updated to reflect any developments subsequent to their preparation related to such ongoing commercial negotiations or in respect of any other matters or developments. The WWE management forecasts constitute forward-looking statements and no assurances can be given that the assumptions made in preparing the WWE management forecasts will accurately reflect future outcomes. The estimates and assumptions underlying the WWE management forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future trends in consumer consumption of certain media services and attendance at events, future tax rates and future business decisions, which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies. The WWE management forecasts will be affected by New PubCo’s ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions are correct or that the WWE management forecasts will be realized, and actual synergies likely will differ, and may materially differ, from those reflected in the WWE management forecasts. For information regarding such risks, please read the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 33 and 31, respectively, of this information statement/prospectus.

In addition, the WWE management standalone projections and the WWE management estimated synergies will be affected by WWE’s ability, and the WWE management standalone projections for UFC will be affected by UFC’s ability, to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the WWE management forecasts, whether or not the Transactions are completed.

The WWE management forecasts should be evaluated in conjunction with the historical financial statements contained in and incorporated by reference into this information statement/prospectus and other information regarding WWE or UFC contained in or incorporated by reference into this information statement/prospectus, including in the sections entitled “Information About HoldCo,” “Business of UFC,” “Management Discussion and Analysis of UFC,” “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 83, 187, 197, 33, and 31, respectively. WWE stockholders are also urged to review WWE’s most recent SEC filings for a description of its results of operations and financial condition and capital resources during 2022, 2021 and 2020, including “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in WWE’s most recent Annual Report on Form 10-K. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Certain of the WWE management forecasts set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by WWE may not be comparable to similarly titled amounts used by other companies. No reconciliation of non-GAAP financial measures in the WWE management forecasts to GAAP measures was created or used in connection with preparing the WWE management forecasts. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the WWE Board, Endeavor or WWE’s financial advisors in connection with the Transactions. Accordingly, no reconciliation of the financial measures included in the WWE management forecasts is provided in this information statement/prospectus.

In light of, among other matters, the foregoing factors and the uncertainties inherent in the WWE management forecasts, readers of this information statement/prospectus are cautioned not to place undue reliance on the WWE management forecasts included in this information statement/prospectus. No representation is made by WWE, New PubCo, Endeavor, any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person to any WWE stockholder regarding the ultimate performance of WWE or UFC compared to the information included in the WWE management forecasts. In particular, WWE has made no representation to Endeavor concerning the WWE management standalone projections or the WWE management estimated synergies. None of WWE, New PubCo, Endeavor, any of their respective affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person can provide assurance of the validity, reasonableness, accuracy or completeness of the WWE management forecasts included in this information statement/prospectus.

Except as may be required by applicable law, WWE does not intend to, and disclaims any obligation to, update, correct or otherwise revise the WWE management forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such WWE management forecasts are no longer appropriate (even in the short term) or to reflect changes in general economic or industry conditions.

WWE Management Standalone Projections

The following is a summary of the WWE management standalone projections (amounts may reflect rounding):

	Fiscal Year Ending December 31,
($ in millions)	2H2023E	2024E	2025E	2026E	2027E
Total Revenue	$615	$1,357	$1,447	$1,642	$1,790
Adjusted OIBDA(1)	$197	$446	$484	$627	$720
Capital Expenditures	$37	$32	$35	$29	$27
Unlevered Free Cash Flow	$164	$373	$323	$463	$517

(1)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring items that WWE management deems would impact the comparability of results between periods. Adjusted OIBDA does not include stock-based compensation expense of $20 million, $43 million, $39 million, $32 million and $33 million for the six-month period ending December 31, 2023 and the years ending December 31, 2024, 2025, 2026 and 2027.

WWE Management Standalone Projections for UFC

The following is a summary of the WWE management standalone projections for UFC (amounts may reflect rounding):

	Fiscal Year Ending December 31,
($ in millions)	2H2023E	2024E	2025E	2026E	2027E
Total Revenue	$691	$1,369	$1,458	$1,768	$1,866
Adjusted EBITDA(1)	$355	$725	$779	$984	$1,045
Capital Expenditures	$11	$36	$38	$40	$42
Total Unlevered Free Cash Flow	$215	$483	$521	$670	$713

(1)

Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization, and excluding stock-based compensation expense, certain impairment charges and other non-recurring items that WWE management deems would impact the comparability of results between periods. Adjusted EBITDA does not include stock-based compensation expense of $13 million, $25 million, $26 million, $27 million and $28 million for the six-month period ending December 31, 2023 and the years ending December 31, 2024, 2025, 2026 and 2027.

Certain Synergies Estimated by WWE Management

Prior to the execution of the transaction agreement, WWE management prepared certain annual unaudited cost synergies for WWE and unaudited revenue synergies for WWE and UFC estimated to result following the closing of the Transactions and be realized by the combined company, which are referred to in this section as the “WWE management estimated synergies”. In preparing the WWE management estimated synergies, WWE management made various assumptions that certain cost synergies (including headcount reductions, elimination of overlapping activities and management structure and purchasing efficiencies from third party vendors and service providers) could be achieved by utilizing Endeavor’s back office and infrastructure. In addition, management estimated that certain revenue synergies could be achieved by increasing output and growth across revenue areas including sponsorships (which WWE management projected to grow at an approximate incremental CAGR of 4% from 2023 to 2027 as compared to the WWE management standalone projections and the WWE management standalone projections for UFC (on a combined basis)), site fees (which WWE management projected to grow at an average of $4 million from 2023 to 2027) and media rights (which WWE management projected to grow at a step up from existing AAV). The WWE management estimated synergies are in addition to, and not reflected in the WWE management standalone projections or WWE management standalone projections for UFC and have not been audited or subjected to any expert analysis but do reflect the judgments of WWE management. The WWE management estimated synergies were provided to the WWE Board in connection with its evaluation of WWE’s strategic alternatives and to Raine, J.P. Morgan and Moelis for their use and reliance in connection with their respective financial analyses and opinions dated as of April 2, 2023 and have not been updated to reflect any developments since then.

The following is a summary of the WWE management estimated synergies (amounts may reflect rounding):

	Fiscal Year Ending December 31,
($ in millions)	2H2023E	2024E	2025E	2026E	2027E
Revenue Synergies(1)	$—	$76	$312	$406	$441
Cost Synergies(2)	$—	$6	$54	$56	$58
Unlevered Free Cash Flow of Synergies	$—	$60	$270	$340	$369

(1)	Reflects assumed pre-tax pass-through margin relating to expected incremental revenue.
(2)	Includes costs expected to achieve run-rate annual cost synergies and expected payments to be made to Endeavor for services provided to WWE, net of current services that WWE pays to Endeavor.

Opinions of WWE’s Financial Advisors

Opinion of Raine

At the special meeting of the WWE Board on April 1, 2023, Raine rendered its oral opinion to the WWE Board to the effect that, as of such date and taking into account the consummation of the Transactions contemplated by the transaction agreement, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the total transaction consideration received by all holders of WWE common stock in connection with the consummation of the merger (which we refer to in this section entitled “—Opinion of Raine” as the “aggregate transaction consideration”) to be paid to the holders of WWE common stock (other than cancelled WWE shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders. Raine confirmed its oral opinion by delivering its written opinion to the WWE Board, dated April 2, 2023, to the effect that, as of such date and taking into account the consummation of the Transactions contemplated by the transaction agreement, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such written opinion, the aggregate transaction consideration to be paid to the holders of WWE common stock (other than cancelled WWE shares) pursuant to the transaction agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Raine, dated April 2, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this information statement/prospectus. Raine’s opinion is limited to whether the aggregate transaction consideration to be paid by New PubCo in the merger pursuant to the transaction agreement, taking into account the consummation of the Transactions contemplated by the transaction agreement, is fair to the holders of WWE common stock (other than cancelled WWE shares), solely in their capacity as stockholders, from a financial point of view, and does not address any other terms or aspects of the Transactions including, without limitation, the merger or the form or structure of the merger or any of the Transactions or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise. The opinion does not address the relative merits of any portion of the Transactions as compared to any other business strategies or alternative transactions that may be available to WWE, nor does it address the underlying business decision of the WWE Board or any other person to proceed with all or any portion of the Transactions or any other action. The opinion does not constitute a recommendation to the WWE Board, the holders of WWE common stock, Endeavor, EDR OpCo or to any other person as to how to vote or act with respect to the Transactions or any other matter. Holders of WWE common stock are encouraged to read Raine’s opinion carefully in its entirety.

In arriving at its opinion, Raine had, among other things:

•	reviewed the draft dated April 2, 2023 of the transaction agreement;

•

reviewed certain publicly available financial and other information relating to WWE, including publicly filed reports of WWE, publicly available research analyst reports regarding WWE, and reported price and trading activity for WWE common stock;

•	reviewed certain publicly available financial and other information relating to UFC, including publicly filed reports of Endeavor and publicly available research analyst reports regarding Endeavor;

•

reviewed certain additional financial and other information regarding the business, operations and future prospects of WWE, which was furnished to Raine by WWE, including the WWE management standalone projections (described on page 108 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections”);

•

reviewed and discussed certain additional financial and other information regarding the business, operations and future prospects of UFC, which was furnished to Raine by Endeavor and UFC, including a budget for UFC for 2023 prepared by the management of Endeavor and UFC;

•

reviewed and discussed certain additional financial and other information regarding the business, operations and future prospects of UFC, which was furnished to Raine by WWE, including the WWE management standalone projections for UFC (described on page 108 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections for UFC”);

•

reviewed the WWE management estimated synergies which were furnished to Raine by WWE (described on page 109 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—Certain Synergies Estimated by WWE Management”);

•

conducted discussions with WWE management regarding (1) the business, operations and future prospects of WWE, including their views regarding the WWE management standalone projections, (2) the business, operations and future prospects of UFC, including their views regarding the WWE management standalone projections for UFC, (3) the strategic rationale for, and the potential benefits of, the Transactions, and (4) the business, operations and future prospects of a combined entity, including management’s views regarding the WWE management estimated synergies;

•	reviewed and analyzed certain publicly available financial data relating to selected public companies that Raine deemed relevant to its analysis;

•	reviewed the financial terms, to the extent publicly available, of certain other business combinations; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Raine deemed appropriate for purposes of its opinion.

In rendering its opinion, Raine relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was available to Raine from public sources, that was provided to Raine by WWE, Endeavor, or UFC or any of their respective representatives, or that was otherwise reviewed by Raine, and was advised by WWE management that it was not aware of any information that might be material to Raine’s opinion that had not been made available to Raine. With respect to the WWE management standalone projections, Raine was advised by WWE management that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of WWE management as to the future operating and financial performance of WWE. With respect to the WWE management standalone projections for UFC, Raine assumed, at the direction of WWE management, that the WWE management standalone projections for UFC were reasonably prepared on a basis reflecting, at the time, the best currently available estimates and judgments of WWE management as to the future operating and financial performance of UFC. With respect to the WWE management estimated synergies, Raine was advised by WWE management that they were reasonably prepared on a basis reflecting, at the time, the best currently available estimates and judgments of WWE management. Raine further assumed, at the direction of WWE management, that the financial results in each of the WWE management standalone projections, WWE management standalone projections for UFC, WWE management estimated synergies and other financial and operating data utilized in the Raine analyses will be realized at the times and in the amounts projected. Raine further assumed, at the direction of WWE management, that the WWE Minimum Cash Requirement and the EDR Minimum Cash Requirement (as defined in the transaction agreement) will be appropriate and sufficient for the ongoing operations of HoldCo, WWE and UFC at and following the Closing. Raine further assumed, at the direction of WWE management, that (i) all WWE equity awards that are vested and not yet settled or unvested (calculated in accordance with the definition of “Fully-Diluted Basis” in the transaction agreement) shall become vested or settled, as applicable, in accordance with their terms and (ii) the full 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with such exchange (without giving effect to the proviso to Section 1.9 of the transaction agreement) will be issued to New PubCo as consideration for the WWE transfer, and there will be no reduction to the number of such membership interests in HoldCo on account of WWE equity awards by operation of such proviso or otherwise. Raine assumed no responsibility for and expresses no view as to any such projections or forecasts, or as to the assumptions on which they are based.

Raine has not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of WWE or UFC, contingent or otherwise, and has not been provided with any such evaluation or appraisal, nor has Raine evaluated the solvency, viability or fair value of WWE or UFC or any other person or any assets, under any state or federal laws relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, Raine did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which WWE or UFC or any of their respective affiliates is a party or may be subject, and, at the direction of WWE, the Raine opinion did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

Raine assumed that the merger and the other Transactions will be consummated in a timely manner and in accordance with the terms of the transaction agreement, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, and without any adjustment to the transaction consideration or the Transactions, that collectively would have an adverse effect that is material to Raine’s analysis or any of the benefits contemplated by the merger or the other Transactions. Raine assumed that the representations and warranties of WWE and Endeavor as set forth in the transaction agreement are true and correct in all respects material to Raine’s analysis. Raine assumed that the merger and the other Transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Raine also assumed that the final executed transaction agreement would not differ in any material respect from the draft referred to above.

Raine’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Raine as of, the date of its opinion. It should be understood that, although subsequent circumstances, developments or events may affect its opinion, Raine does not have any obligation to update, revise or reaffirm its opinion.

Raine’s opinion did not address the relative merits of any portion of the Transactions as compared to any other business strategies or alternative transactions that may have been available to WWE, nor did it address the underlying business decision of the WWE Board or any other person to proceed with all or any portion of the Transactions or any other action. Raine further assumed, at the direction of WWE, that the Transactions will qualify for U.S. federal income tax purposes as a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Raine did not express any view or opinion with respect to any aspect of the transaction agreement or the Transactions, other than the fairness, from a financial point of view, to the holders of WWE common stock (other than cancelled WWE shares) of the aggregate transaction consideration to be paid to such holders pursuant to the transaction agreement and taking into account the consummation of the Transactions contemplated by the transaction agreement. Raine also did not express any view or opinion with respect to any legal, tax, regulatory or accounting matters relating to the Transactions, as to which Raine understood WWE obtained such advice as it deemed necessary from qualified professionals.

Raine’s opinion was limited to whether the aggregate transaction consideration to be paid by New PubCo in the merger pursuant to the transaction agreement, taking into account the consummation of the Transactions contemplated by the transaction agreement, was fair to the holders of WWE common stock (other than cancelled WWE shares), solely in their capacity as stockholders, from a financial point of view, and did not address any other terms or aspects of the Transactions including, without limitation, the merger or the form or structure of the merger or any of the Transactions or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise. Raine did not express any opinion as to the prices or ranges of prices at which shares of New PubCo common stock or any other securities of WWE, Endeavor or any other party will trade at any time, or as to the impact of the Transactions on the solvency or viability of WWE, Endeavor, EDR OpCo, HoldCo, or UFC or the ability of WWE, Endeavor, EDR OpCo, HoldCo, or UFC to pay their respective obligations when they come due.

Raine assumed for purposes of its analysis and opinion, at the direction of WWE, that (i) the economic rights of the WWE Class A common stock and WWE Class B common stock are identical to each other, (ii) the New PubCo Class A common stock holds 100.0% of the economic rights in New PubCo, and (iii) the New PubCo Class B common stock holds a non-economic voting interest in New PubCo, except, in each case, as could not be material to its analysis or opinion. Raine’s analysis and opinion did not address the non-economic rights of any such shares (including voting rights), and, at the direction of WWE, Raine did not attempt to place any financial value on any such non-economic rights. Further, Raine did not express any view or opinion as to the relative values of shares of New PubCo Class A common stock and New PubCo Class B common stock or the relative fairness of the transaction consideration or the aggregate transaction consideration to the holders of shares of WWE Class A common stock and holders of shares of WWE Class B common stock.

Raine also expressed no view or opinion as to the fairness of (i) the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the Transactions, relative to amounts to be paid or issued to any party’s stockholders or otherwise or (ii) the Transactions to any party other than as expressly set forth herein with respect to the holders of WWE common stock. Raine’s opinion does not constitute a recommendation to the WWE Board, the holders of WWE common stock, Endeavor, EDR OpCo or to any other person as to how to vote or act with respect to the Transactions or any other matter. The issuance of Raine’s opinion was approved by a fairness opinion committee of Raine.

The following is a summary of the material financial analyses performed by Raine and reviewed by the WWE Board in connection with Raine’s opinion relating to the Transactions. The order of the analyses described does not represent relative importance or weight given to those analyses by Raine. The financial analyses summarized below include information presented in tabular format. In order to fully understand Raine’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raine’s financial analyses. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Raine are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses.

Standalone Valuation of WWE

For the purposes of the Raine calculations described in this section entitled “—Opinion of Raine,” operating income before depreciation and amortization with respect to WWE was adjusted to include an add-back related to certain equipment finance lease amortization in the amount of $9 million for calendar year 2022 and $8 million for all other calendar years (which we refer to in this section entitled “—Opinion of Raine” as “finance lease adjusted OIBDA”). Raine also calculated the per share value of WWE Class A common stock after giving effect to the distribution of WWE cash on the closing date (as more fully described in the section entitled “Transaction Agreement—Cash Distributions—WWE Cash Distributions”), which resulted in a downward adjustment of $3.76 per share of WWE Class A common stock (which we refer to in this section entitled “—Opinion of Raine” as the “WWE Per Share Cash Sweep Amount”). Unless otherwise indicated, Raine calculated the per share values for WWE Class A common stock on a fully diluted basis using the treasury stock method. For purposes of Raine’s analysis described in this section entitled “—Opinion of Raine,” Raine assumed that all WWE Class B common stock would be converted into WWE Class A common stock immediately prior to the consummation of the Transactions contemplated by the transaction agreement.

Discounted Cash Flow Analysis

In order to estimate the present value of WWE’s equity value, Raine performed a discounted cash flow analysis of WWE. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Raine performed a discounted cash flow analysis of WWE’s projected unlevered free cash flows based on the WWE management standalone projections for (1) the second half of the 2023 calendar year and (2) the 2024 through 2027 calendar years. Raine calculated the discounted cash flow value per share of WWE Class A common stock using discount rates ranging from 8.75% to 9.75%, reflecting Raine’s estimates of WWE’s weighted average cost of capital, determined based on considerations that Raine deemed relevant in its professional judgment and experience. Raine calculated implied prices per share of WWE Class A common stock using terminal values based on assumed perpetuity growth rates to WWE’s unlevered free cash flows ranging from 2.50% to 3.50% (which range was selected based on Raine’s professional judgment and experience), which terminal values implied multiples of terminal 2027E finance lease adjusted OIBDA of 10.3x to 14.3x prior to the deduction of stock-based compensation (which we refer to in this section entitled “—Opinion of Raine” as “Pre-SBC”) and 10.7x to 14.8x after the deduction of stock-based compensation (which we refer to in this section entitled “—Opinion of Raine” as “Post-SBC”). These terminal values were then discounted to net present value using the discount rates noted above. This analysis resulted in a range of present values of $80.74 to $106.85 per share of WWE Class A common stock and a range of present values of $76.98 to $103.09 per share of WWE Class A common stock after taking into account the WWE Per Share Cash Sweep Amount.

Selected Comparable Companies Analysis

Enterprise values, which Raine defined as equity value plus preferred stock, if any, plus total debt, less cash and cash equivalents, plus the book value of minority interests, less unconsolidated investments, if any (which we refer to in this section entitled “—Opinion of Raine” as “enterprise value” or “EV”), derived from the selected comparable companies analysis described below were calculated as of March 30, 2023. Accordingly, the information may not reflect current or future market conditions. Estimates of earnings before interest, taxes, depreciation and amortization (which we refer to in this section entitled “—Opinion of Raine” as “EBITDA”) for the selected comparable companies were based on public filings, Capital IQ and publicly available research analyst estimates as of March 30, 2023.

Raine reviewed and compared certain financial information of WWE with corresponding financial information of selected publicly traded companies that Raine, based on its professional judgment and experience, determined to be relevant in performing a selected comparable companies analysis. Although none of the selected companies is entirely comparable to WWE, these companies were selected, among other reasons, because of their operational and overall business similarities with certain portions of WWE’s business. Because none of the selected companies is exactly the same as WWE, Raine believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly traded company analysis. Accordingly, Raine also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operational characteristics of WWE and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. The companies reviewed in connection with these analyses range across sports leagues, diversified media companies, live event companies, sports-licensed intellectual property video game companies and sports teams, and include the following:

•	Formula One Group

•	Comcast Corporation

•	The Walt Disney Company

•	Netflix, Inc.

•	Warner Bros. Discovery, Inc.

•	Paramount Global

•	Fox Corporation

•	Lions Gate Entertainment Corp.

•	Live Nation Entertainment, Inc.

•	CTS Eventim AG & Co. KGaA

•	Electronic Arts Inc.

•	Take-Two Interactive Software, Inc.

•	Madison Square Garden Sports Corp.

•	Manchester United plc

•	The Liberty Braves Group

Raine reviewed, among other things, enterprise values as multiples of (i) estimated adjusted EBITDA on a Pre-SBC basis (which we refer to in this section entitled “—Opinion of Raine” as “Pre-SBC EBITDA”) and (ii) estimated adjusted EBITDA on a Post-SBC basis (which we refer to in this section entitled “—Opinion of Raine” as “Post-SBC EBITDA”) for calendar year 2023 and calendar year 2024 for such selected companies. Raine calculated “adjusted EBITDA” for each of the companies reviewed in connection with these analyses by adjusting the applicable company’s EBITDA to exclude one-time charges and benefits, and where possible, the impact of stock-based compensation and expenses allocated to retirement benefits, including pensions. A summary of the analysis is set forth below:

Enterprise Value/Adjusted EBITDA
	Pre-SBC EBITDA		Post-SBC EBITDA
	CY2023	CY2024	CY 2023	CY 2024
Range	5.0x – 40.0x	4.9x – 39.5x	5.2x – 50.9x	5.1x – 51.8x
Mean	17.0x	15.1x	19.0x	16.7x
Median	13.4x	12.0x	15.6x	13.1x

Raine also reviewed enterprise values as multiples of estimated adjusted Pre-SBC EBITDA and Post-SBC EBITDA for calendar year 2023 and calendar year 2024 for each of Endeavor and WWE. Raine then compared the multiples derived for the selected companies, Endeavor and WWE with corresponding Pre-SBC finance lease adjusted OIBDA and Post-SBC finance lease adjusted OIBDA multiples implied for WWE based on the WWE management standalone projections. Based upon its review of the foregoing, and using adjustments determined based upon differences between the comparable companies and WWE, Raine used its professional judgment and experience to determine an appropriate range of estimated (1) Pre-SBC finance lease adjusted OIBDA multiples of 14.0x to 16.0x for calendar year 2023, (2) Pre-SBC finance lease adjusted OIBDA multiples of 12.5x to 14.5x for calendar year 2024, (3) Post-SBC finance lease adjusted OIBDA multiples of 15.5x to 17.5x for calendar year 2023, and (4) Post-SBC finance lease adjusted OIBDA multiples of 13.5x to 15.5x for calendar year 2024.

Raine then applied these selected ranges to determine an approximate implied price per share range for calendar year 2023 of $68.79 to $78.44 per share of WWE Class A common stock on a Pre-SBC basis (and a corresponding range of $65.03 to $74.68 per share of WWE Class A common stock on a Pre-SBC basis, after taking into account the WWE Per Share Cash Sweep Amount) and $68.29 to $76.93 per share of WWE Class A common stock on a Post-SBC basis (and a corresponding range of $64.53 to $73.17 per share of WWE Class A common stock on a Post-SBC basis, after taking into account the WWE Per Share Cash Sweep Amount). For calendar year 2024, this analysis indicated an approximate implied price per share range of $68.37 to $79.11 per share of WWE Class A common stock on a Pre-SBC basis (and a corresponding range of $64.61 to $75.35 per share of WWE Class A common stock on a Pre-SBC basis, after taking into account the WWE Per Share Cash Sweep Amount) and $66.91 to $76.63 per share of WWE Class A common stock on a Post-SBC basis (and a corresponding range of $63.15 to $72.87 per share of WWE Class A common stock on a Post-SBC basis, after taking into account the WWE Per Share Cash Sweep Amount).

Selected Transactions Analysis

Raine reviewed and compared certain financial information relating to WWE with corresponding financial information of ten selected transactions announced between March 2016 and May 2021. These transactions were selected, among other reasons, because their participants, size or other factors, for purposes of Raine’s analysis, may be considered similar to the merger and the other Transactions. Although none of the transactions in the selected transaction analysis are directly comparable to the merger and the other Transactions, Raine chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to WWE with respect to industry and other characteristics of their business. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of WWE, UFC and the companies included in the selected transaction analysis. Accordingly, Raine used its professional judgment and experience to take into account multiple factors in undertaking its analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies, WWE and UFC.

Raine believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. The ten transactions reviewed in connection with this analysis were as follows:

Announcement Date	Acquirer	Target
May 2021	Discovery, Inc.	Magallanes, Inc. (WarnerMedia Business)
February 2021	Endeavor Group Holdings, Inc.	Zuffa Parent, LLC (UFC Business)
August 2019	Hasbro, Inc.	Entertainment One Ltd.
August 2019	CBS Corporation	Viacom Inc.
December 2017	The Walt Disney Company	Twenty-First Century Fox, Inc.
July 2017	Discovery Communications, Inc.	Scripps Networks Interactive, Inc.
October 2016	AT&T Inc.	Time Warner Inc.
September 2016	Liberty Media Corporation	Delta Topco Limited (Formula One Business)
June 2016	Lions Gate Entertainment Corp.	Starz
March 2016	Hallmark Cards, Inc.	Crown Media Holdings, Inc.

For each of the selected transactions, Raine calculated and compared the implied enterprise value of the target company, based on the announced purchase price for the transaction, as a multiple of EBITDA of the target for the last 12-month period ended prior to the announcement of the transaction. The analysis resulted in a range of EBITDA multiples of 7.1x to 21.7x, a mean EBITDA multiple of 13.0x and a median EBITDA multiple of 11.8x.

Based on its analysis of the relevant metrics for each of the selected transactions and upon the application of its professional judgment and experience, Raine selected an implied reference range for shares of WWE Class A common stock based on Pre-SBC finance lease adjusted OIBDA multiples of 17.0x to 21.0x for calendar year 2022. This analysis resulted in a range of values of $80.36 to $98.97 per share of WWE Class A common stock and an ex-dividend range of values of $76.60 to $95.21 per share of WWE Class A common stock.

Standalone Valuation of UFC

For the purposes of the Raine calculations described in this section entitled “—Opinion of Raine,” the WWE management standalone projections for UFC of UFC’s balance sheet was adjusted for a pre-closing cash sweep of projected UFC cash less the EDR Minimum Cash Requirement and transaction expenses attributable to UFC.

Discounted Cash Flow Analysis

In order to estimate the present value of UFC’s equity value, Raine performed a discounted cash flow analysis of UFC.

Raine performed a discounted cash flow analysis of UFC’s projected unlevered free cash flows based on the WWE management standalone projections for UFC for (1) the second half of the 2023 calendar year and (2) the 2024 through 2027 calendar years. Raine calculated the discounted cash flow equity value of UFC using discount rates ranging from 8.75% to 9.75%, reflecting Raine’s estimates of UFC’s weighted average cost of capital, determined based on considerations that Raine deemed relevant in its professional judgment and experience. Raine calculated implied equity values of UFC using terminal values based on assumed perpetuity growth rates to UFC’s unlevered free cash flows ranging from 3.00% to 4.00% (which range was selected based on Raine’s professional judgment and experience), which terminal values implied multiples of terminal 2027E adjusted EBITDA of 10.9x to 15.6x for Pre-SBC adjusted EBITDA and 11.2x to 16.0x for Post-SBC adjusted EBITDA. These terminal values were then discounted to net present value using the discount rates noted above. This analysis resulted in a range of equity values of UFC of $7.0 billion to $10.7 billion.

Selected Comparable Companies Analysis

Enterprise values derived from the selected comparable companies analysis described below were calculated as of March 30, 2023. Accordingly, the information may not reflect current or future market conditions. Estimates of EBITDA for the selected comparable companies were based on public filings, Capital IQ and publicly available research analyst estimates as of March 30, 2023.

Raine reviewed and compared certain financial information of UFC with corresponding financial information of selected publicly traded companies that Raine, based on its professional judgment and experience, determined to be relevant in performing a selected comparable companies analysis. Although none of the selected companies is entirely comparable to UFC, these companies were selected, among other reasons, because of their operational and overall business similarities with certain portions of UFC’s business. Because none of the selected companies is exactly the same as UFC, Raine believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected publicly traded company analysis. Accordingly, Raine also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operational characteristics of UFC and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. The companies reviewed in connection with these analyses range across sports leagues, diversified media companies, live event companies, sports-licensed intellectual property video game companies and sports teams, and include the following:

•	Formula One Group

•	Comcast Corporation

•	The Walt Disney Company

•	Netflix, Inc.

•	Warner Bros. Discovery, Inc.

•	Paramount Global

•	Fox Corporation

•	Lions Gate Entertainment Corp.

•	Live Nation Entertainment, Inc.

•	CTS Eventim AG & Co. KGaA

•	Electronic Arts Inc.

•	Take-Two Interactive Software, Inc.

•	Madison Square Garden Sports Corp.

•	Manchester United plc

•	The Liberty Braves Group

Raine reviewed, among other things, enterprise values as multiples of estimated adjusted Pre-SBC EBITDA and Post-SBC EBITDA for calendar year 2023 and calendar year 2024 for such selected companies. Raine calculated “adjusted EBITDA” for each of the companies reviewed in connection with these analyses by adjusting the applicable company’s EBITDA to exclude one-time charges and benefits, and where possible, the impact of stock-based compensation and expenses allocated to retirement benefits, including pensions. A summary of the analysis is set forth below:

Enterprise Value/Adjusted EBITDA
	Pre-SBC EBITDA		Post-SBC EBITDA
	CY2023	CY2024	CY 2023	CY 2024
Range	5.0x – 40.0x	4.9x – 39.5x	5.2x – 50.9x	5.1x – 51.8x
Mean	17.0x	15.1x	19.0x	16.7x
Median	13.4x	12.0x	15.6x	13.1x

Raine also reviewed enterprise values as multiples of estimated adjusted Pre-SBC EBITDA and Post-SBC EBITDA for calendar year 2023 and calendar year 2024 for each of Endeavor and WWE. Raine then compared the multiples derived for the selected companies with corresponding Pre-SBC adjusted EBITDA and Post-SBC adjusted EBITDA multiples implied for UFC based on the WWE management standalone projections for UFC. Based upon its review of the foregoing, and using adjustments determined based upon differences between the comparable companies and UFC, Raine used its professional judgment and experience to determine an appropriate range of estimated (1) Pre-SBC adjusted EBITDA multiples of 17.0x to 20.0x for calendar year 2023, (2) Pre-SBC adjusted EBITDA multiples of 15.0x to 18.0x for calendar year 2024, (3) Post-SBC adjusted EBITDA multiples of 18.5x to 21.5x for calendar year 2023, and (4) Post-SBC adjusted EBITDA multiples of 16.5x to 19.5x for calendar year 2024.

Raine then applied these selected ranges to determine an approximate implied equity value range for UFC for calendar year 2023 of $8.8 billion to $10.9 billion on a Pre-SBC basis and $9.4 billion to $11.3 billion on a Post-SBC basis. For calendar year 2024, this analysis indicated an approximate implied equity value range for UFC of $8.3 billion to $10.4 billion on a Pre-SBC basis and $8.9 billion to $11.0 billion on a Post-SBC basis.

Relative Ownership Analysis

Discounted Cash Flow Analysis

Raine compared the results with respect to its discounted cash flow analyses for WWE (as described above in the section entitled “—Opinion of Raine—Standalone Valuation of WWE—Discounted Cash Flow Analysis”) to the results with respect to its discounted cash flow analyses for UFC (as described above in the section entitled “—Opinion of Raine—Standalone Valuation of UFC—Discounted Cash Flow Analysis”) to determine a range of implied pro forma ownership of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate. Specifically, Raine compared (i) the highest implied equity value for WWE to the lowest implied equity value for UFC and (ii) the lowest implied equity value for WWE to the highest implied equity value for UFC, to derive a range of implied pro forma ownership of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate, as implied by the discounted cash flow analyses. This analysis resulted in a range of pro forma ownership of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate of 37.9% to 55.6%, which was compared to the pro forma ownership of 49.0% for the holders of WWE common stock, on a fully diluted basis, in the aggregate resulting upon the consummation of the Transactions.

Selected Comparable Companies Analysis

Raine compared the results with respect to its selected comparable companies analyses for WWE (as described above in the section entitled “—Opinion of Raine—Standalone Valuation of WWE—Selected Comparable Companies Analysis”) to the results with respect to its selected comparable companies analyses for UFC (as described above in the section entitled “—Opinion of Raine—Standalone Valuation of UFC—Selected Comparable Companies Analysis”) to determine a range of implied pro forma ownership of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate. Specifically, Raine compared (i) the highest implied equity value for WWE to the lowest implied equity value for UFC and (ii) the lowest implied equity value for WWE to the highest implied equity value for UFC, to derive a range of implied pro forma ownership of HoldCo by the holders of WWE common stock, on a fully diluted basis, in the aggregate, as implied by the selected comparable companies analyses. Based on the WWE equity values implied using the EV/2023E finance lease adjusted OIBDA multiples with respect to WWE and UFC equity values implied using the EV/2023E adjusted EBITDA multiples with respect to UFC, this analysis resulted in a range of pro forma ownership of 33.6% to 41.7% on a Pre-SBC basis and 32.5% to 39.7% on a Post-SBC basis. Based on the WWE equity values implied using the EV/2024E finance lease adjusted OIBDA multiples with respect to WWE and UFC equity values implied using the EV/2024E adjusted EBITDA multiples with respect to UFC, this analysis resulted in a range of pro forma ownership of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate of 34.4% to 43.6% on a Pre-SBC basis and 32.6% to 40.8% on a Post-SBC basis. The results of such analyses were compared to the pro forma ownership of 49.0% of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate resulting upon the consummation of the Transactions.

Combination Analysis

Discounted Cash Flow Analysis Including WWE Management Estimated Synergies

Raine performed a discounted cash flow analysis of HoldCo’s projected unlevered free cash flows based on the WWE management standalone projections, WWE management standalone projections for UFC, and WWE management estimated synergies for (1) the second half of the 2023 calendar year and (2) the 2024 through 2027 calendar years. Raine calculated the discounted cash flow equity value of HoldCo using discount rates ranging from 8.75% to 9.75%, reflecting estimates of HoldCo’s weighted average cost of capital. Raine calculated implied equity values of HoldCo using terminal values based on assumed perpetuity growth rates ranging from 2.50% to 3.50% with respect to WWE, 3.00% to 4.00% with respect to UFC, and 2.75% to 3.75% with respect to the WWE management estimated synergies (which ranges were selected based on Raine’s professional judgment and experience). Raine then calculated the implied share price of New PubCo, assuming that the holders of WWE common stock, on a fully diluted basis, in the aggregate hold an indirect pro forma ownership of 49.0% of HoldCo upon the consummation of the Transactions. This analysis resulted in a range of present values of $107.95 to $152.37 per share of New PubCo common stock and an ex-dividend range of present values of $104.18 to $148.61 per share of New PubCo common stock.

Raine then compared the ranges of present values under this illustrative combination analysis against the present value per share of WWE Class A common stock calculated on a standalone basis.

Other Information

Historical Trading Prices

Raine reviewed the historical trading prices of WWE Class A common stock during the 52-week period ended March 30, 2023, which reflected low to high trading prices for WWE Class A common stock during such period of $55.09 to $93.63 per share. Raine also reviewed the historical trading prices of WWE Class A common stock (i) immediately prior to the retirement of Vince McMahon, which reflected a trading price of $66.22 on July 22, 2022, (ii) immediately prior to the announcement of a strategic alternatives review by WWE, which reflected a trading price of $72.04 on January 5, 2023, and (iii) as of March 30, 2023, which reflected a trading price of $90.60.

The historical trading prices analyses were presented for reference purposes only, and were not relied upon for valuation purposes.

Analysts’ Analyses

Raine reviewed publicly available equity research analysts’ price targets for WWE Class A common stock. Raine noted that the price targets issued by those research analysts with publicly available price targets ranged from (i) approximately $83.00 to $111.00 per share of WWE Class A common stock based on the most recently available analyst price targets as of March 30, 2023 and (ii) approximately $52.00 to $111.00 per share of WWE Class A common stock excluding the impact of any transaction speculation. Raine compared such analyst price targets for WWE Class A common stock resulting from this analysis to the implied price per share of WWE Class A common stock described above in the section entitled “—Opinion of Raine—Standalone Valuation of WWE”.

Raine reviewed publicly available equity research analysts’ EV/2023E EBITDA multiples for Endeavor’s owned sports properties segment as a proxy for UFC. Raine noted that the EV/2023E EBITDA multiples issued by those research analysts with publicly available multiples for Endeavor’s owned sports properties segment ranged from approximately 14.0x to 22.0x. Raine then calculated a range of implied equity values of UFC by applying the minimum and maximum EV/2023E EBITDA multiples to the 2023E adjusted EBITDA of UFC on a

Pre-SBC basis. This analysis resulted in a range of implied equity values of UFC between $6.8 to $12.2 billion. Raine compared the implied equity values of UFC resulting from this analysis to the implied equity values of UFC described above in the section entitled “—Opinion of Raine—Standalone Valuation of UFC”.

Raine then compared the results with respect to its analysts’ analyses for WWE to the results with respect to its analysts’ analyses for UFC to determine a range of implied pro forma ownership of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate. Specifically, Raine compared (i) the highest implied equity value for WWE based on the highest analyst price target per share of WWE Class A common stock excluding the impact of any transaction speculation to the lowest implied equity value for UFC and (ii) the lowest implied equity value for WWE based on the lowest analyst price target per share of WWE Class A common stock excluding the impact of any transaction speculation to the highest implied equity value for UFC, to derive a range of implied pro forma ownership of HoldCo by the holders of WWE common stock, on a fully diluted basis, in the aggregate, as implied by the analysts’ analyses. This analysis resulted in a range of pro forma ownership of 26.5% to 58.0%. The result of such analysis was compared to the pro forma ownership of 49.0% of HoldCo for the holders of WWE common stock, on a fully diluted basis, in the aggregate resulting upon the consummation of the Transactions.

The analysts’ analyses were presented for reference purposes only, and were not relied upon for valuation purposes.

Premiums Paid Analysis

Raine reviewed premiums paid for transactions with transaction values between $1.0 to $15.0 billion that were publicly announced within the last twenty years in the “TMT” sector globally (of which there were 13 all-stock transactions) or that had a U.S. target (of which there were 28 all-stock transactions), but excluding financial institutions and real estate transactions. The average premium paid for all-stock transactions in the TMT sector ranged from 13% with respect to a 1-day premium and 19% with respect to a 1-month premium. The average premium paid for all-stock transactions with a U.S. target ranged from 15% with respect to a 1-day premium and 20% with respect to a 1-month premium.

Raine applied a range of illustrative acquisition premiums of 13% to 20% to the per share price of WWE Class A common stock as of (i) immediately prior to the retirement of Vince McMahon on July 22, 2022 and (ii) immediately prior to the announcement of a strategic alternatives review by WWE on January 5, 2023. This analysis resulted in prices that ranged from $74.83 to $86.45 per share of WWE Class A common stock. Raine compared such price ranges for WWE Class A common stock resulting from this analysis to the implied price per share of WWE Class A common stock described above in the section entitled “—Opinion of Raine—Standalone Valuation of WWE”.

The premiums paid analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

WWE selected Raine as its financial advisor because the professionals of Raine have substantial experience in similar transactions. Raine, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. Raine has acted as a financial advisor to WWE in connection with the Transactions and will receive a fee for such services, including (i) an opinion fee equal to $2.5 million that became payable upon the rendering of its opinion and (ii) a success fee equal to approximately $63.0 million, which amount may be increased by WWE in its sole discretion, that is payable upon the consummation of the Transactions and against which the opinion fee shall be credited. WWE also agreed to reimburse Raine for certain expenses and to indemnify Raine against certain liabilities relating to, arising from or in connection with the parties’ engagement.

Raine and/or its affiliates (which we refer to in this section entitled “—Opinion of Raine” collectively as, the “Raine Parties”) have provided from time to time, and are currently providing, certain financial advisory services to Endeavor and its affiliates (which we refer to in this section entitled “—Opinion of Raine” collectively as, the “EDR Parties”) in respect of various strategic, transactional and other matters that are unrelated to the Transactions, for which the Raine Parties have received or may receive compensation. EDR Parties have also agreed to reimburse Raine Parties for certain expenses and to indemnify Raine Parties against certain liabilities arising from such engagements. During the two-year period ended April 2, 2023, such engagements include having acted as Endeavor’s financial advisor in connection with (i) Endeavor’s initial public offering in April 2021; (ii) an EDR Party’s acquisition of the business operating as Qcue in July 2021; (iii) an EDR Party’s acquisition of the business operating as OpenBet in September 2021; (iv) an EDR Party’s sale of the business operating as Endeavor Content in January 2022; (v) an EDR Party’s acquisition of a private company in August 2022; (vi) an EDR Party’s sale of the Miss Universe Organization in October 2022; and (vii) an EDR Party’s sale of a joint venture involving such EDR Party. During the two-year period ended April 2, 2023, Raine Parties have received $27,655,350 in fees and expense reimbursements from EDR Parties for financial advisory services with respect to various strategic, transactional and other matters that are unrelated to the Transactions (including the foregoing transactions), and, since April 2, 2023, Raine Parties have further received an additional success fee of $1,500,000 from an EDR Party related to a current engagement. In addition to the foregoing, on April 25, 2023, an EDR Party announced the sale of its subsidiary IMG Academy. Raine was engaged in the ordinary course to provide financial advisory services with respect to such sale, for which Raine expects to receive a customary fee. Certain Raine Parties have a sublease with an EDR Party, negotiated on an arms-length basis, for commercial office space in Los Angeles. Additionally, certain entities and individuals affiliated with Endeavor are members of an entity that retains an indirect minority ownership stake in Raine’s ultimate parent company and investors in certain investment funds managed by Raine Parties. Raine Parties and EDR Parties may be invested in or may in the future invest into the same entities, including through co-investment vehicles managed or sponsored by Raine Parties. EDR Parties have been counterparties in transactions with clients of Raine Parties, and such transactions have resulted in fees paid to Raine Parties. Raine Parties may have sold or in the future may sell portfolio company interests to EDR Parties. During the two-year period ended April 2, 2023, Vince McMahon, the Executive Chairman of the WWE Board (which we refer to in this section entitled “—Opinion of Raine” as, together with his affiliates, “McMahon”) consulted Raine Parties in an unofficial capacity with respect to McMahon’s ownership interests in WWE and related governance matters. No Raine Parties were compensated, directly or indirectly, in connection therewith. Raine Parties may, in the future, provide investment banking, financial advisory or other services to, or enter into various other business relationships, matters and opportunities with, one or more EDR Parties, McMahon, New PubCo, HoldCo, WWE, UFC or their respective affiliates, for which Raine Parties would expect to receive compensation.

Opinion of J.P. Morgan

Pursuant to an engagement letter, WWE retained J.P. Morgan as a financial advisor in connection with the proposed Transactions.

At the special meeting of the WWE Board on April 1, 2023, J.P. Morgan rendered its oral opinion to the WWE Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer was fair, from a financial point of view, to New PubCo. J.P. Morgan has confirmed its April 1, 2023 oral opinion by delivering its written opinion to the WWE Board, dated April 2, 2023, that, as of such date, the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer was fair, from a financial point of view, to New PubCo.

The full text of the written opinion of J.P. Morgan dated April 2, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex J to this information statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion. WWE’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the WWE Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions, was directed only to the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the WWE Transfer Consideration to be received by New PubCo in the WWE transfer to the holders of any other class of securities, creditors or other constituencies of WWE or as to the underlying decision by WWE to engage in the Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of WWE as to how such stockholder should vote or consent with respect to any of the Transactions or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the transaction agreement;

•	reviewed certain publicly available business and financial information concerning WWE and HoldCo and the industries in which they operate;

•

reviewed the unaudited consolidated financial statements consisting of the balance sheets of HoldCo as of December 31, 2020, December 31, 2021, and December 31, 2022, and the related consolidated statements of operations, comprehensive income and retained earnings for each of the years then ended (collectively, the “HoldCo Financial Statements”);

•	reviewed information regarding the capitalization of WWE and HoldCo furnished to J.P. Morgan by WWE and Endeavor, respectively;

•

compared the proposed financial terms of the WWE transfer with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of WWE and HoldCo with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the WWE Class A common stock and certain publicly traded securities of such other companies;

•

reviewed the WWE management standalone projections furnished to J.P. Morgan by WWE (described on page 108 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections”);

•

reviewed the WWE management standalone projections for UFC furnished to J.P. Morgan by WWE (described on page 108 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections for UFC”);

•

reviewed the WWE Management estimated synergies furnished to J.P. Morgan by WWE (described in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 105 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—Certain Synergies Estimated by WWE Management”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of WWE and Endeavor with respect to certain aspects of the Transactions, and the past and current business operations of WWE and HoldCo, the financial condition and future prospects and operations of WWE and HoldCo, the effects of the Transactions on the financial condition and future prospects of WWE and HoldCo, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by WWE and Endeavor or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with WWE, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of any of the parties to any of the Transactions under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the WWE management estimated synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of WWE and HoldCo to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the WWE management estimated synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and conversion will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the transaction agreement. J.P. Morgan also assumed that the representations and warranties made by the parties in the transaction agreement and the related agreements were and will be true and correct in all respects material to its analysis and that HoldCo and its subsidiaries will have no exposure under any indemnification obligations contained within the transaction agreement or the related agreements in any amount material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to WWE with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on WWE, New PubCo or HoldCo or on the contemplated benefits of the Transactions. J.P. Morgan also assumed that the full 49.0% of the membership interests in HoldCo on a fully diluted basis (without giving effect to the proviso to Section 1.9 of the transaction agreement) will be issued to New PubCo in the WWE transfer, and there will be no reduction to the number of such membership interests in HoldCo on account of WWE Equity Awards by operation of such proviso or otherwise.

The projections furnished to J.P. Morgan were prepared by WWE’s management. WWE does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the WWE transfer, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of WWE’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 105 of this information statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to New PubCo of the WWE Transfer Consideration to be received by New PubCo in the WWE transfer, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Transactions to the holders of any other class of securities, creditors or other constituencies of WWE or New PubCo or as to the underlying decision by WWE to engage in the Transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions, or any class of such persons relative to the WWE transfer in the WWE transfer or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the WWE common stock or New PubCo common stock will trade at any future time. J.P. Morgan expressed no opinion as to any terms of the transaction agreement or any related agreements or any aspect or implication of the Transactions (including, without limitation, Pre-Closing Reorganization, the merger, the conversion, the issuance of New PubCo Class B common stock to the EDR subscribers, the governance agreement, the services agreement, the stockholders agreement or any matters set forth in Sections 6.10, 6.16, 6.17 or Article VIII of the transaction agreement), except for the fairness to New PubCo of the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer.

The terms of the transaction agreement, including the WWE Transfer Consideration to be received by New PubCo in the proposed WWE transfer, were determined through arm’s length negotiations between WWE and Endeavor, and the decision to enter into the transaction agreement was solely that of the WWE Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the WWE Board in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the WWE Board or management with respect to the proposed Transactions or the WWE Transfer Consideration to be received by New PubCo in the WWE transfer.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its oral opinion to WWE’s Board on April 1, 2023, which was subsequently confirmed in its written opinion, dated April 2, 2023, and contained in the presentation delivered to the WWE Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

WWE Financial Analyses

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of WWE with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to WWE. The companies selected by J.P. Morgan (which are referred to in this section entitled “—Opinion of J.P. Morgan” as the “Selected Publicly Traded Companies”) were:

Premium Content / Global Brands

•	Liberty Formula One Group (which is referred to in this section entitled “—Opinion of J.P. Morgan” as “Formula One Group”)

•	Endeavor

•	Lions Gate Entertainment Corporation

•	Manchester United PLC

Live Entertainment

•	Live Nation Entertainment Inc.

•	Madison Square Garden Entertainment Corp.

Diversified Media

•	Walt Disney Company

•	Netflix, Inc.

•	Warner Bros. Discovery, Inc.

•	Paramount Global

•	Fox Corporation

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be sufficiently analogous to those engaged in by WWE, based on J.P. Morgan’s experience and its familiarity with the industry in which WWE operates. However, certain of these companies may have characteristics that are materially different from those of WWE. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the Selected Publicly Traded Companies differently than they would affect WWE.

Using publicly available information, J.P. Morgan calculated the firm value, which is calculated as the market value of the relevant company’s common stock on a fully-diluted basis, plus any debt, less cash and cash equivalents, which is referred to in this section entitled “—Opinion of J.P. Morgan” as “FV”, for each of the Selected Publicly Traded Companies (calculated as equity value, plus or minus, as applicable, net debt or net cash) as of March 30, 2023 (except with respect to Manchester United PLC, the FV of which was calculated as of November 21, 2022), as a multiple of the analyst consensus estimates of fiscal year 2023 and 2024 Adjusted EBITDA (or “Adj. EBITDA”), which is generally calculated as adjusted earnings before interest, taxes, depreciation and amortizations (which are referred to in this section entitled “—Opinion of J.P. Morgan” as “FV/FY 2023E Adj. EBITDA” and “FV/FY 2024E Adj. EBITDA”, respectively) for the applicable company.

Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 14.5x to 22.5x for FV/FY 2023E Adj. EBITDA and a multiple reference range of 13.5x to 20.0x for FV/FY 2024E Adj. EBITDA, and J.P. Morgan then applied these reference ranges to WWE’s 2023E Adjusted OIBDA (or “Adj. OIBDA”) and 2024E Adj. OIBDA, respectively (each as set forth in the WWE management standalone projections, as more fully described in the section entitled “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections” beginning on page 108 of this information statement/prospectus).

The analysis indicated the following ranges of implied equity value per share for WWE common stock, rounded to the nearest $0.25 per share, which J.P. Morgan compared to the unaffected price per share of WWE Class A common stock of $72.04 on January 5, 2023 (which was the last trading day before WWE publicly announced its intention to undertake a review of its strategic alternatives):

	Implied Equity Value Per Share of WWE common stock
	Low	High
FV/FY 2023E Adj. OIBDA	$69.75	$107.75
FV/FY 2024E Adj. OIBDA	$72.50	$106.75

This analysis also indicated the following ranges of (i) implied equity value for WWE and (ii) implied equity value for WWE adjusted to be pro forma for the sweep of WWE’s cash in excess of $74 million of WWE’s contribution to minimum cash, and assuming $95 million of transaction fees payable by WWE (which is referred to in this section entitled “—Opinion of J.P. Morgan” as the “WWE Pre-Closing Cash Sweep”), each expressed in millions, rounded to the nearest $1 million:

	Implied Equity Value of WWE		Implied Equity Value of WWE (after WWE Pre-Closing Cash Sweep)
	Low	High	Low	High
FV/FY 2023E Adj. OIBDA	$5,907	$9,107	$5,589	$8,789
FV/FY 2024E Adj. OIBDA	$6,130	$9,029	$5,812	$8,711

Selected Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be analogous to WWE (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which WWE operates. Specifically, J.P. Morgan reviewed the following transactions (which are referred to in this section entitled “—Opinion of J.P. Morgan” as the “Selected Precedent Transactions”):

Target	Acquiror	Announcement Date
UFC	Endeavor	April 2021
Formula One Group	Liberty Media Corporation	September 2016
UFC	WME IMG, LLC	July 2016

None of the Selected Precedent Transactions reviewed was identical to the WWE transfer. However, the Selected Precedent Transactions were chosen because certain aspects of the Selected Precedent Transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed WWE transfer. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed WWE transfer.

Using publicly available information, J.P. Morgan calculated, for each Selected Precedent Transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s Adj. EBITDA for the 12-month period preceding the announcement of the transaction (or the “LTM” period) (which is referred to in this section entitled “—Opinion of J.P. Morgan” as “FV/LTM Adj. EBITDA”).

Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a FV/LTM Adj. EBITDA multiple reference range of 16.0x to 22.0x. J.P. Morgan then applied such reference range to WWE’s Adj. OIBDA for the LTM period ending December 31, 2022. The analysis indicated the following range of implied equity value per share for WWE common stock, rounded to the nearest $0.25 per share, which J.P. Morgan compared to the unaffected price per share of WWE Class A common stock of $72.04 on January 5, 2023 (which was the last trading day before WWE publicly announced its intention to undertake a review of its strategic alternatives):

	Implied Equity Value Per Share of WWE common stock
	Low	High
FV/LTM Adj. OIBDA	$74.00	$101.25

This analysis indicated the following ranges of (i) implied equity value for WWE and (ii) implied equity value for WWE adjusted to be pro forma for the WWE Pre-Closing Cash Sweep, each expressed in millions, rounded to the nearest $1 million.

	Implied Equity Value of WWE		Implied Equity Value of WWE (after WWE Pre-Closing Cash Sweep)
	Low	High	Low	High
FV/LTM Adj. OIBDA	$6,262	$8,569	$5,943	$8,251

Discounted Cash Flow Analysis

J.P. Morgan conducted a standalone discounted cash flow analysis for the purpose of determining the implied equity value of WWE.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” “Unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation and amortization, capital expenditures, changes in net working capital and certain other one-time cash expenses, as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using an appropriate discount rate and applying a discounting convention that assumes that all cash flows were generated at the midpoint of each period.

J.P. Morgan calculated the unlevered free cash flows that WWE is expected to generate from June 30, 2023 through December 31, 2027 based on the WWE management standalone projections. J.P. Morgan also calculated a range of terminal values of WWE at the end of this period by applying a perpetual growth rate ranging from 2.5% to 3.5% to the unlevered free cash flow of WWE during the terminal period of the projections. “Terminal value” refers to the present value of all future cash flows generated by for periods beyond the projection period. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2023 using the mid-year discounting convention and a range of discount rates from 9.0% to 10.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of WWE.

Based on the foregoing, the standalone analysis indicated the following range of implied per share equity values for WWE common stock, rounded to the nearest $0.25 per share, which J.P. Morgan compared to the unaffected price per share of WWE Class A common stock of $72.04 on January 5, 2023:

	Implied Equity Value Per Share of WWE common stock
	Low	High
Discounted Cash Flow Analysis	$75.00	$99.50

This standalone analysis indicated the following ranges of (i) implied equity value for WWE and (ii) implied equity value for WWE adjusted to be pro forma for the WWE Pre-Closing Cash Sweep, each expressed in millions, rounded to the nearest $1 million.

	Implied Equity Value of WWE		Implied Equity Value of WWE (after WWE Pre-Closing Cash Sweep)
	Low	High	Low	High
Discounted Cash Flow Analysis	$6,338	$8,413	$6,020	$8,094

Based on the above analysis, J.P. Morgan used the midpoint of the implied equity value of WWE (which is $7,216 million) for purposes of the value creation analysis described in the section entitled “—Other Analyses—Intrinsic Value Creation Analysis”.

Other Information

J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:

•

the historical range of trading prices of WWE Class A common stock for the 52-week period ending March 30, 2023, which indicated low to high closing trading prices during such period ranging from $55.00 to $93.75; and

•	analyst share price targets for WWE Class A common stock in recently published, publicly available research analysts’ reports, with unaffected share price targets ranging from $80.00 to $111.00.

UFC Financial Analyses

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of UFC with similar data for the Selected Publicly Traded Companies.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be sufficiently analogous to those engaged in by UFC, based on J.P. Morgan’s experience and its familiarity with the industry in which UFC operates. However, certain of these companies may have characteristics that are materially different from those of UFC. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the Selected Publicly Traded Companies differently than they would affect UFC.

Using publicly available information, J.P. Morgan calculated FV/FY 2023E Adj. EBITDA and FV/FY 2024E Adj. EBITDA for each of the Selected Publicly Traded Companies. Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected a multiple reference range of 14.5x to 22.5x for FV/FY 2023E Adj. EBITDA and a multiple reference range of 13.5x to 20.0x for FV/FY 2024E Adj. EBITDA, and J.P. Morgan then applied these reference ranges to UFC’s 2023E Adj. EBITDA and 2024E Adj. EBITDA, respectively (each as set forth in the WWE management standalone projections for UFC, which are more fully described in the section entitled “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections for UFC” beginning on page 108 of this information statement/prospectus).

Based on the foregoing, this analysis indicated the following ranges of (i) implied equity value for UFC and (ii) implied equity value for UFC adjusted to be pro forma for the sweep of UFC’s cash in excess of $77 million of UFC’s contribution to minimum cash, and assuming $95 million of transaction fees payable by UFC (which is referred to in this section entitled “—Opinion of J.P. Morgan” as the “UFC Pre-Closing Cash Sweep”), each expressed in millions, rounded to the nearest $50 million and the nearest $1 million, respectively:

	Implied Equity Value of UFC		Implied Equity Value of UFC (after UFC Pre-Closing Cash Sweep)
	Low	High	Low	High
FV/FY 2023E Adj. EBITDA	$7,200	$12,600	$7,154	$12,554
FV/FY 2024E Adj. EBITDA	$7,200	$11,950	$7,154	$11,904

Discounted Cash Flow Analysis

J.P. Morgan conducted a standalone discounted cash flow analysis for the purpose of determining the implied equity value of UFC.

J.P. Morgan calculated the unlevered free cash flows that UFC is expected to generate from June 30, 2023 through December 31, 2027 based on the WWE management standalone projections for UFC. J.P. Morgan also calculated a range of terminal values of UFC at the end of this period by applying a perpetual growth rate ranging from 2.5% to 3.5% to the unlevered free cash flow of UFC during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2023 using the mid-year discounting convention and a range of discount rates from 9.0% to 10.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of UFC.

Based on the foregoing, the standalone analysis indicated the following ranges of (i) implied equity value for UFC, (ii) implied equity value for UFC including projected cost synergies (which are more fully described in the section entitled “—Other Analyses—Discounted Cash Flow Analysis of Synergies”), (iii) implied equity value for UFC including projected revenue and cost synergies (which are more fully described in the section entitled “—Other Analyses—Discounted Cash Flow Analysis of Synergies”), and (iv) implied equity value for UFC

(before projected synergies) adjusted to be pro forma for the UFC Pre-Closing Cash Sweep, each expressed in millions, rounded to the nearest $50 million (unless otherwise indicated):

	Implied Equity Value of UFC		Implied Equity Value of UFC (with Projected Cost Synergies)		Implied Equity Value of UFC (with Projected Cost and Revenue Synergies)		Implied Equity Value of UFC (before Projected Synergies, after UFC Pre-Closing Cash Sweep) (rounded to the nearest $1 million)
	Low	High	Low	High	Low	High	Low	High
Discounted Cash Flow Analysis	$6,150	$9,050	$6,660	$9,700	$10,150	$14,500	$6,104	$9,004

Based on the above analysis, J.P. Morgan used the midpoint of the implied equity value of UFC (which is $7,369 million) for purposes of the value creation analysis described in the section entitled “—Other Analyses—Intrinsic Value Creation Analysis”.

Other Information

Based on its analysis of the Selected Precedent Transactions, as more fully described in the section entitled “—WWE Financial Analyses—Selected Transaction Multiples Analysis”, J.P. Morgan selected a FV/LTM Adj. EBITDA multiple reference range of 16.0x to 22.0x, and J.P. Morgan then applied such reference range to UFC’s Adj. EBITDA for the LTM period ending December 31, 2022. The analysis indicated the following ranges of (i) standalone implied equity value for UFC and (ii) implied equity value for UFC adjusted to be pro forma for the UFC Pre-Closing Cash Sweep, each expressed in millions, rounded to the nearest $50 million and the nearest $1 million, respectively:

	Implied Equity Value of UFC		Implied Equity Value of UFC (after UFC Pre-Closing Cash Sweep)
	Low	High	Low	High
FV/LTM Adj. EBITDA	$6,700	$10,200	$6,654	$10,154

The selected transaction multiples analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Other Analyses

Discounted Cash Flow Analysis of Synergies

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the present value of projected total synergies anticipated to be obtained in the Transactions.

J.P. Morgan calculated the unlevered free cash flows that (i) the projected cost synergies (net of cost to achieve those synergies and shared services costs) (which we refer to in this section entitled “—Opinion of J.P. Morgan” as the “projected costs synergies”), (ii) the projected revenue synergies and (iii) the projected total synergies, in each case that were expected to be generated from January 1, 2024 to December 31, 2027 based on the WWE management estimated synergies (as more fully described in the section entitled “Certain Unaudited Prospective Financial Information—Certain Synergies Estimated by WWE Management” beginning on page 109 of this information statement/prospectus). J.P. Morgan also calculated a range of terminal values for the projected cost synergies, projected revenue synergies and projected total synergies at the end of this period by applying a perpetual growth rate ranging from 2.5% to 3.5% to the unlevered free cash flow of such projected synergies during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2023 using the mid-year discounting convention and a range of discount rates from 9.0% to 10.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of WWE and UFC.

Based on the foregoing, this analysis indicated the following range of implied values for the projected cost synergies, projected revenue synergies and projected total synergies, each expressed in millions, rounded to the nearest $1 million:

	Implied Value of Projected Synergies
	Low	High
Discounted Cash Flow Analysis of Projected Cost Synergies	$474	$642
Discounted Cash Flow Analysis of Projected Revenue Synergies	$3,555	$4,835
Discounted Cash Flow Analysis of Projected Total Synergies	$4,028	$5,478

Based on the above analysis, J.P. Morgan used the midpoint of (i) the foregoing implied value of the projected cost synergies, net of transaction expenses of $190 million (which is $355 million) and (ii) the implied value of New PubCo’s share of the projected revenue synergies (which is $2,007 million), for purposes of the value creation analysis described in the section entitled “—Other Analyses—Intrinsic Value Creation Analysis”.

Relative Value Analysis

Based on the implied equity values, after giving effect to the WWE Pre-Closing Cash Sweep and the UFC Pre-Closing Cash Sweep, of WWE and UFC calculated above in the sections titled “—WWE Financial Analyses—Public Trading Multiples Analysis”, “—WWE Financial Analyses—Discounted Cash Flow Analysis”, “—UFC Financial Analyses—Public Trading Multiples Analysis”, “—UFC Financial Analyses—Discounted Cash Flow Analysis” and “—Other Analyses—Discounted Cash Flow Analysis of Synergies”, J.P. Morgan calculated a range of implied New PubCo ownership percentages of HoldCo based on a comparison of the implied equity value of WWE to the implied equity value of UFC, as shown in the table below. For each comparison, J.P. Morgan divided (i) the highest implied equity value of WWE by the lowest implied equity value of UFC to derive the highest New PubCo ownership percentage of HoldCo implied by each of the results and (ii) the lowest implied equity value of WWE by the highest implied equity value of UFC to derive the lowest New PubCo ownership percentage of HoldCo implied by each of the results, in each case after giving effect to the WWE Pre-Closing Cash Sweep and the UFC Pre-Closing Cash Sweep. The ranges of implied New PubCo ownership percentage of HoldCo from this analysis were:

	Implied New PubCo Ownership of HoldCo
	Low	High
Public Trading Multiples Analysis
FV/FY 2023E Adj. OIBDA or FV/FY 2023E Adj. EBITDA (as applicable)	30.8%	55.1%
FV/FY 2024E Adj. OIBDA or FV/FY 2024E Adj. EBITDA (as applicable)	32.8%	54.8%
Discounted Cash Flow Analysis
Discounted Cash Flow before Synergies	40.1%	57.0%
Discounted Cash Flow with Projected Cost Synergies	38.5%	55.2%
Discounted Cash Flow with Projected Total Synergies	29.4%	44.4%

The implied New PubCo ownership percentages of HoldCo were compared to the WWE Transfer Consideration, which implied a New PubCo ownership percentage of HoldCo of 49.0% on a fully diluted basis.

Intrinsic Value Creation Analysis

J.P. Morgan conducted an analysis of the theoretical value creation to New PubCo that compared the implied equity value of WWE on a standalone basis based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of New PubCo’s ownership percentage of HoldCo, pro forma for the WWE transfer.

J.P. Morgan calculated the estimated implied equity value of New PubCo’s ownership percentage of HoldCo, pro forma for the WWE transfer, by calculating:

(i)

the sum of $7,216 million, the implied equity value of WWE on a standalone basis using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis above, plus $7,369 million, the implied equity value of UFC on a standalone basis using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis above, plus $355 million, the midpoint of the implied value of the projected cost synergies, net of transaction expenses of $190 million, pursuant to J.P. Morgan’s discounted cash flow analysis for the projected cost synergies described above, less the WWE Pre-Closing Cash Sweep and the UFC Pre-Closing Cash Sweep, resulting in an implied pro forma equity value of New PubCo’s ownership percentage of HoldCo of $7,142 million,

(ii)

plus $318 million assumed proceeds based on the WWE management standalone projections from the WWE Pre-Closing Cash Sweep, resulting in an implied pro forma equity value of New PubCo’s ownership percentage of HoldCo of $7,461 million taking into account the projected cost synergies,

(iii)

plus $2,007 million, the midpoint of the implied value of New PubCo’s share of the projected revenue synergies pursuant to J.P. Morgan’s discounted cash flow analysis for the revenue synergies described above, resulting in an implied pro forma equity value of New PubCo’s ownership percentage of HoldCo of $9,468 million taking into account both the projected cost synergies and the projected revenue synergies.

This value creation analysis indicated that, on an illustrative basis, the WWE transfer, including the projected cost and revenue synergies and reflecting the WWE Pre-Closing Cash Sweep and the UFC Pre-Closing Cash Sweep, would result in $9,468 million in total value attributable to New PubCo, which implies a hypothetical incremental implied value of 31.2% to New PubCo (based on the midpoint implied discounted cash flow equity value of WWE on a standalone basis determined in J.P. Morgan’s discounted cash flow analysis above). There can be no assurance, however, that the synergies expected to result from the WWE transfer, transaction-related costs and other impacts referred to above will not be substantially greater or less than those estimated by the management of WWE and described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of WWE or HoldCo. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the Selected Publicly Traded Companies reviewed as described in the above summary is identical to WWE or HoldCo, and none of the Selected Precedent Transactions reviewed was identical to the WWE transfer. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of WWE and HoldCo. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the WWE transfer. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to WWE and HoldCo and the transactions compared to the WWE transfer.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise WWE with respect to the Transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with WWE, Holdco and the industries in which they operate.

For services rendered in connection with the Transactions, WWE has agreed to pay J.P. Morgan a fee of approximately $25 million, of which $2.5 million became payable by WWE to J.P. Morgan in connection with J.P. Morgan’s delivery of its opinion, and the balance of which becomes payable upon consummation of the Transactions. In addition, WWE has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with WWE or Endeavor. During the two years preceding the date of this letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Silver Lake Partners, L.P., an affiliate of Endeavor, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to portfolio companies of Silver Lake Partners, L.P. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of WWE and portfolio companies of Silver Lake Partners, L.P., for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of WWE and less than 2% of the outstanding common stock of Endeavor. During the two-year period preceding delivery of its opinion ending on April 2, 2023, the aggregate fees recognized by J.P. Morgan from WWE were less than $1 million. During the two year period preceding delivery of its opinion ending on April 2, 2023, the aggregate fees recognized by J.P. Morgan from Endeavor were approximately $7 million. During the two-year period preceding delivery of its opinion ending on April 2, 2023, the aggregate fees recognized by J.P. Morgan from Silver Lake Partners, L.P. were approximately $120 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of WWE, Endeavor or Silver Lake Partners, L.P. (and its portfolio companies), for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

In addition, an affiliate of J.P. Morgan is a party to certain note hedge and warrant transactions relating to convertible debt securities issued by WWE in December 2016 (which is referred to in this section entitled “—Opinion of J.P. Morgan” as the “note hedge and warrant transactions”). Such J.P. Morgan affiliate entered into such note hedge and warrant transactions as principal for its own account and not as an advisor to WWE. Pursuant to the terms of the note hedge and warrant transactions, such transactions may be adjusted, exercised, cancelled and/or terminated in connection with certain events relating to the Transactions.

Prior to WWE’s entry into the transaction agreement, J.P. Morgan provided to the management of WWE certain estimates and analyses concerning the potential impact of the proposed Transactions on the note hedge and warrant transactions, based on, among other things, certain theoretical models, various assumptions concerning the terms of the proposed Transaction, certain information provided by the derivatives trading personnel responsible for J.P. Morgan’s affiliate’s position as principal in the note hedge and warrant transactions and market conditions and other information available at the time. The estimates and analyses calculated, over a range of hypothetical purchase prices for the shares of WWE common stock (ranging from $100.00 per share to $150.00 per share) and other stated assumptions, that such J.P. Morgan affiliate might realize an estimated net gain ranging from approximately $6 million to approximately $16 million in connection with a full unwind of the note hedge and warrant transactions.

Opinion of Moelis

At the special meeting of the WWE Board on April 1, 2023, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 2, 2023, addressed to the WWE Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio whereby, immediately following the consummation of the WWE transfer, New PubCo will own 49.0% of the membership interests in HoldCo on a fully diluted basis and the EDR subscribers will own 51.0% of the membership interests in HoldCo on a fully diluted basis (which is referred to in this section entitled “—Opinion of Moelis” as the “exchange ratio”), was fair, from a financial point of view, to New PubCo.

The full text of Moelis’ written opinion dated April 2, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this information statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the WWE Board (solely in its capacity as such) in its evaluation of the exchange ratio. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to New PubCo, and does not address WWE’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to WWE. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to WWE and HoldCo;

•

reviewed the WWE management standalone projections furnished to Moelis by WWE (described on page 108 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections”);

•

reviewed the WWE management standalone projections for UFC furnished to Moelis by WWE (described on page 108 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—WWE Management Standalone Projections for UFC”);

•

reviewed the WWE management estimated synergies furnished to Moelis by WWE (described on page 109 of this information statement/prospectus under the heading “Certain Unaudited Prospective Financial Information—Certain Synergies Estimated by WWE Management”);

•	reviewed information regarding the capitalization of WWE and HoldCo furnished to Moelis by WWE and Endeavor, respectively;

•

reviewed the unaudited consolidated financial statements consisting of the balance sheets of HoldCo as of December 31, 2020, December 31, 2021, and December 31, 2022, and the related consolidated statements of operations, comprehensive income and retained earnings for each of the years then ended (collectively, the “HoldCo Financial Statements”);

•

conducted discussions with members of the senior managements and representatives of WWE and Endeavor concerning the information described above, as well as the businesses and prospects of WWE and HoldCo generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•

considered the results of efforts by or on behalf of WWE, including by Moelis at WWE’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of WWE;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the transaction agreement;

•	participated in certain discussions and negotiations among representatives of WWE and Endeavor and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, at the direction of the WWE Board, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the WWE Board, Moelis also relied on the representation of WWE’s management that they are not aware of any facts of circumstances that would make any such information inaccurate or misleading. With the consent of the WWE Board, Moelis relied upon, without independent verification, the assessment of WWE and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to WWE, HoldCo and the WWE management estimated synergies referred to above, Moelis assumed, at the direction of the WWE Board, that they were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of WWE as to the future performance of WWE and HoldCo and such WWE management estimated synergies (including the amount, timing and achievability thereof). Moelis did not express any views as to the reasonableness of any financial forecasts or the assumptions on which they are based. At the direction of the WWE Board, Moelis also assumed that the future financial results (including WWE management estimated synergies) reflected in such forecasts would be achieved at the times and in the amounts projected. In addition, with the consent of the WWE Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of WWE or HoldCo, nor was it furnished with any such evaluation or appraisal. Moelis also assumed, with the consent of the WWE Board, for purposes of its opinion, that the full 49.0% of the membership interests in HoldCo on a fully diluted basis (without giving effect to the proviso to Section 1.9 of the transaction agreement) would be issued to New PubCo in the WWE transfer, and there would be no reduction to the number of such membership interests in HoldCo on account of WWE Equity Awards by operation of such proviso or otherwise.

Moelis’ opinion did not address WWE’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to WWE and did not address any legal, regulatory, tax or accounting matters. At the direction of the WWE Board, Moelis was not asked to, and it did not, offer any opinion as to any terms of the transaction agreement or any related agreements or any aspect or implication of the Transactions (including, without limitation, the Pre-Closing Reorganization, the merger, the conversion, the issuance of New PubCo Class B common stock to the EDR subscribers, the governance agreement, the services agreement, the stockholders agreement or any matters set forth in Sections 6.10, 6.16, 6.17 or Article VIII of the transaction agreement), except for the fairness of the exchange ratio from a financial point of view to New PubCo. Moelis did not express any opinion as to fair value, viability or the solvency of New PubCo following the completion of the

Transactions. Moelis’ opinion related to the relative values of WWE and HoldCo. Without limiting the foregoing, Moelis did not offer any opinion as to, nor did its analysis take into account, any governance, control or other rights that would be forfeited by any holder of WWE common stock or obtained by Endeavor, New PubCo, any of their affiliates or any other person in connection with or as a result of the Transactions. With the consent of the WWE Board, Moelis expressed no opinion as to what the value of the New PubCo common stock actually would be when issued pursuant to the Transactions or the prices at which the WWE common stock or the New PubCo common stock may trade at any time. In addition, with the consent of the WWE Board, Moelis expressed no opinion as to any cash distributions to be made in connection with the Transactions, and its opinion did not take such cash distributions into account. In rendering its opinion, Moelis assumed, with the consent of the WWE Board, that the Transactions would be consummated in accordance with its terms without any waiver or modification that could be material to its analysis, that the representations and warranties of each party set forth in the transaction agreement and the related agreements were accurate and correct and that the parties to the transaction agreement and the related agreements would comply with all the material terms of the transaction agreement and the related agreements. Moelis assumed, with the consent of the WWE Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions would be obtained, except to the extent that could not be material to its analysis. Moelis also assumed with the consent of the WWE Board that HoldCo and its subsidiaries would have no exposure under any indemnification obligations contained within the transaction agreement or the related agreements in any amount material to its analysis. In addition, representatives of WWE had advised Moelis, and Moelis assumed, with the consent of the WWE Board, that the merger and the conversion would qualify as a tax-free reorganization for federal income tax purposes.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date thereof, and Moelis assumed no responsibility to update its opinion for developments after such date.

Moelis’ opinion did not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of WWE or New PubCo. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the exchange ratio or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the WWE Board at its meeting held on April 1, 2023, in connection with its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

WWE management directed Moelis to assume pro forma minimum cash of $150 million, split between WWE and HoldCo according to their pro forma ownership (approximately $77 million for UFC and $74 million for WWE). References in this section to “cash sweep” shall be deemed to be to the sweep of cash, as contemplated by the transaction agreement, prior to the closing of the WWE transfer by each of WWE and HoldCo in excess of their contributions to the minimum pro forma cash of HoldCo. Moelis expressed no view or opinion regarding the cash sweep, and its analysis of the exchange ratio did not take into account the effect of the cash sweep.

For purposes of its analyses, Moelis reviewed a number of financial and operating metrics, including the following, which are described below solely for purposes of this section entitled “—Opinion of Moelis”:

•

“Adjusted EBITDA” (or “Adj. EBITDA”) was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted to exclude one-time charges and benefits and, where possible, the impact from stock-based compensation and expenses allocated to retirement benefits, including pensions.

•

“Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of March 30, 2023 (“equity value”) (i) plus preferred stock, if any, (ii) plus debt, (iii) less cash and cash equivalents, (iv) plus book value of non-controlling interests and (v) less equity method investments (in each of the foregoing cases (i) through (iv), as of the relevant company’s most recently reported quarter end and in the foregoing case (v) based on the issuing company’s closing stock price as of March 30, 2023 if publicly available, or otherwise based on the book value from relevant company’s most recently reported quarter end).

Discounted Cash Flow Analysis

Utilizing the WWE management standalone projections and the WWE management standalone projections for UFC, respectively, Moelis performed standalone discounted cash flow (which is referred to in this section entitled “—Opinion of Moelis” as a “DCF”) analyses of each of WWE and UFC to calculate the present value of the estimated future unlevered free cash flows projected by WWE’s management to be generated by WWE and UFC and an estimate of the present value of the terminal value of each of WWE and UFC.

For each of WWE and UFC, Moelis utilized a range of discount rates (based on an estimated range of the weighted average cost of capital, which is referred to in this section entitled “—Opinion of Moelis” as “WACC”, of WWE and UFC, respectively) of 8.5% to 11.25% to calculate estimated present values as of June 30, 2023 of  (i) estimated after-tax unlevered free cash flows for the second half of the fiscal year ending December 31, 2023 through the end of the fiscal year ending December 31, 2027 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 14.0x to 16.0x to a terminal year Adjusted OIBDA (as set forth, for WWE, in the WWE management standalone projections, and for UFC, in the WWE management standalone projections for UFC, respectively). For purposes of the standalone DCF analysis of each of WWE and UFC, Moelis calculated unlevered cash flow as Adjusted OIBDA minus (a) (i) stock-based compensation, (ii) equipment finance lease amortization (in the case of WWE), (iii) taxes and (iv) capital expenditures, and plus or minus, as applicable (b) certain adjustments for depreciation and amortization and changes in net working capital.

The WACC range for each of WWE and UFC was calculated utilizing the Capital Asset Pricing Model and a size premium. The terminal multiple range for each of WWE and UFC was selected by Moelis based on its professional judgment for purposes of the DCF analysis and was informed by the long-term Adjusted EBITDA trading multiples of WWE, particularly in periods less impacted by expected significant upcoming media rights renewals and other company specific events, and a discount to the 2023E and 2024E multiple ranges used in the “Selected Publicly Traded Companies Analysis” described below.

Based on this analysis, (i) the implied share price range, (ii) the implied standalone equity value range and (iii) the implied standalone equity value range less cash sweep for WWE are presented below:

	Implied Share Price ($ per share)	Implied Equity Value ($ in million)	Implied Equity Value (Less Cash Sweep) ($ in million)
WWE	$92.72 - $114.53	$7,844 - $9,689	$7,431 - $9,275

Based on this analysis, the implied standalone equity value range less cash sweep for UFC is presented below:

Implied Equity Value (Less Cash Sweep) ($ in million)
UFC	$8,365 - $11,013

Selected Publicly Traded Companies Analysis

Moelis performed a selected publicly traded companies analysis of each of WWE and UFC. In connection with such analysis, Moelis reviewed and analyzed certain financial information and market trading data related to selected publicly traded companies in the sports, media and live events sector whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to WWE and UFC. Although none of the selected companies were directly comparable to WWE and UFC, Moelis selected these companies because, based on its experience and professional judgment, it believed that they had one or more similar operating and financial characteristics.

The selected publicly traded companies for WWE used in this analysis are as follows:

•	Endeavor

•	Liberty Formula One Group (which is referred to in this section entitled “—Opinion of Moelis” as “Formula One”)

•	Live Nation Entertainment, Inc. (which is referred to in this section entitled “—Opinion of Moelis” as “Live Nation”)

The selected publicly traded companies for UFC used in this analysis are as follows:

•	WWE

•	Formula One

•	Live Nation

Moelis reviewed, among other things, Total Enterprise Values of the selected publicly traded companies as a multiple of estimated Adjusted EBITDA for the calendar year 2023 (which is referred to in this section entitled “—Opinion of Moelis” as the “2023E Adj. EBITDA”) and estimated Adjusted EBITDA for the calendar year 2024 (which is referred to in this section entitled “—Opinion of Moelis” as the “2024E Adj. EBITDA”).

Financial data for the selected publicly traded companies were based on public filings and other publicly available information. When utilizing estimated Adjusted EBITDA for 2023 and 2024 for the selected publicly traded companies, Moelis used recently published, publicly available Wall Street research analysts’ reports.

The data used in this analysis is summarized in the following table:

Company	TEV/2023E Adj. EBITDA	TEV/2024E Adj. EBITDA
Formula One	24.8x	22.1x
Live Nation	13.4x	12.0x
Endeavor	11.9x	10.3x
WWE (as of March 30, 2023)	18.5x	16.6x
WWE (as of January 5, 2023)	14.7x	13.6x

In reviewing the characteristics of the selected publicly traded companies, Moelis noted that, with respect to WWE, Formula One was the most relevant selected publicly traded company for purposes of this analysis because of the similar business characteristics between WWE and Formula One. Moelis noted, however, that it believed WWE should be valued at a moderate discount to Formula One due to differences in the companies’ growth profile, talent costs and geographic footprint. Moelis noted that while Endeavor has an events, experiences and rights business that shares similarities with WWE’s live events business, Endeavor also operates businesses which WWE does not operate. In addition, Moelis viewed Live Nation as less similar to WWE for purposes of this analysis because, while Live Nation derives significant revenue from live events (like WWE) Live Nation (unlike WWE) does not rely on media rights for revenue.

With respect to UFC, Moelis noted that UFC should be valued in line with WWE due to their similar business characteristics, financial profile and media rights assets. Moelis noted that WWE and UFC have similar revenue streams, utilizing media rights, pay-per-view, live events and commercial channels to generate revenue, while also having similar cost structures for talent, and media rights represents the substantial majority of revenue for both UFC and WWE. Moelis noted that UFC should be valued a moderate discount to Formula One, and that Live Nation is a less similar company to UFC, in each case for the same reasons as outlined above with respect to WWE.

In addition, Moelis considered whether to include several other publicly traded companies that share similar characteristics to WWE and UFC, but ultimately excluded those companies for a variety of reasons, including differences that made them unsuitable, in Moelis’ professional judgment and experience, to be utilized in this analysis. Those companies included Madison Square Garden Entertainment Corp. in the live events business; Madison Square Garden Sports Corp., Manchester United Football Club and the Liberty Braves Group in the sports team business, and Comcast Corporation, The Walt Disney Company, Warner Bros. Discovery, Inc., Paramount Global and Fox Corporation in the public diversified media business.

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the selected publicly traded companies of  (i) 17.0x to 20.0x to 2023E Adjusted OIBDA for each of WWE and UFC and (ii) 15.0x to 18.0x to 2024E Adjusted OIBDA for each of WWE and UFC. Moelis utilized the same multiple ranges for both WWE and UFC given that both businesses are wholly owned live events businesses that generate significant revenue from media rights and commercial relationships. Additionally, both businesses have similar cost structures related to talent and general operations. The financial data for WWE was based on the WWE management standalone projections and the financial data for UFC was based on the WWE management standalone projections for UFC, and in each case, other information and data provided by WWE’s management. Based on this analysis, (i) the implied share price range, (ii) the implied equity value range and (iii) the implied range of equity value less cash sweep for WWE are presented below:

WWE	Implied Share Price ($ per share)	Implied Equity Value ($ in million)	Implied Equity Value (Less Cash Sweep) ($ in million)
2023E Adj. OIBDA	$83.26 - $97.73	$7,043 - $8,267	$6,630 - $7,854
2024E Adj. OIBDA	$81.79 - $97.89	$6,919 - $8,281	$6,506 - $7,868

Based on this analysis, the implied range of equity value less cash sweep for UFC are presented below:

UFC	Implied Equity Value (Less Cash Sweep) ($ in million)
2023E Adj. OIBDA	$8,736 - $10,755
2024E Adj. OIBDA	$8,163 - $10,336

Ownership Percentages Analysis

Based on the implied equity value (less cash sweep) ranges presented in the DCF Analysis and the Selected Publicly Traded Companies Analysis presented above, Moelis calculated implied ranges of New PubCo’s pro forma ownership percentage in HoldCo after giving effect to the WWE transfer, which are presented below:

New PubCo Implied Equity Value Ownership % (Less Cash Sweep)
DCF Analysis	40.3% - 52.6%
Selected Publicly Traded Companies Analysis:
2023E Adj. OIBDA	38.1% - 47.3%
2024E Adj. OIBDA	38.6% - 49.1%

The low end of the range of New PubCo’s pro forma ownership percentage in HoldCo represents the low end of the equity value range of WWE versus the high end of the equity value range of UFC in each analysis, and the high end of the range represents the high end of the equity value range of WWE versus the low end of the equity value range of UFC in each analysis.

Moelis compared the ranges of New PubCo’s pro forma ownership percentage in HoldCo to the implied pro forma ownership in HoldCo on a fully diluted basis of 49.0% for New PubCo based on the exchange ratio.

DCF-Based Has/Gets Analysis

Moelis performed a DCF-based has/gets analysis to calculate the value accretion/dilution implied by the WWE transfer and adjusted for total transaction fees of $190 million. The DCF-based has/gets analysis illustrated a comparison of the standalone DCF equity value (less cash sweep) of WWE with the implied share of the pro forma DCF equity value of the combined company attributable to New PubCo based on the exchange ratio after giving effect to the consummation of the WWE transfer, and taking into account the DCF value of the WWE management estimated synergies and transaction expenses.

To calculate the pro forma DCF value of the combined company after giving effect to the WWE transfer, Moelis performed a DCF analysis of the WWE management estimated synergies utilizing (i) a range of discount rates of 8.50% to 11.25% (which is the same range of discount rates in each of the WWE and the UFC standalone DCF analyses), (ii) a range of terminal multiples of 14.0x to 16.0x (which is the same range of terminal multiples applied to terminal year Adjusted OIBDA in each of the WWE and the UFC standalone DCF analyses) with respect to revenue synergies and (iii) a range of perpetuity growth rates of 2.50% to 3.50% with respect to cost synergies.

Based on this analysis, the implied range indicated by its DCF analysis for WWE’s equity value on a standalone basis, the corresponding implied range for the pro forma equity value of the combined company and the illustrative accretion noted by Moelis are presented below:

($ in million)	Low	High
New PubCo “Has”: Standalone WWE Equity Value	$7,526	$9,370
New PubCo “Gets”: 49.0% Pro Forma Ownership of the Combined Company, including Cost Synergies	$7,944	$10,302
Increase (%)	5.6%	9.9%
New PubCo “Gets”: 49.0% Pro Forma Ownership of the Combined Company, including Cost and Revenue Synergies	$10,145	$13,050
Increase (%)	34.8%	39.3%

Other Information

Moelis also noted for the WWE Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes only, including, among other things:

52-Week Low/High Share Price Analysis

Moelis reviewed the historical trading performance of the WWE Class A common stock over a 52-week period ending March 30, 2023, which ranged from a closing trading price low of $55.09 per share to a high of $93.63 per share.

Analyst Price Target Analysis

Moelis also reviewed publicly available Wall Street research analysts’ price targets for the WWE Class A common stock, which ranged from (i) $83.00 to $111.00 per share as of March 30, 2023 and (ii) $52.00 to $111.00 as of March 5, 2023.

Selected Precedent Transactions

Moelis also reviewed the implied share price for WWE and the implied equity value for UFC, in each case derived by applying the multiple of TEV to last 12 months (which is referred to in this section entitled “—Opinion of Moelis” as “LTM”) Adjusted EBITDA (which is referred to in this section entitled “—Opinion of Moelis” as the “TEV/LTM Adj. EBITDA”) paid in each of the following three precedent transactions:

Announcement Date	Acquiror	Target	Acquired Stake	TEV /LTM EBITDA
March 2021	Endeavor	UFC	49.9%	21.7x
September 2016	Liberty Media	Formula One	100.0%	16.8x
July 2016	WME-IMG (now known as Endeavor)	UFC	50.1%	15.9x

Moelis considered the three precedent transactions, but did not rely upon them in the financial analysis because two of the three transactions occurred in 2016, and significant changes to the media landscape occurred since then, making any comparison less relevant. Further, the three precedent transactions were each characterized by several deal-specific factors that may have impacted valuations, including the acquisition of a minority stake and a private equity-backed acquisition of a controlling stake in a private company.

Based on this analysis, the implied share prices for WWE were as follows:

WWE	Implied Share Price ($ per share)
2021 Endeavor acquisition of UFC	$102.37
2016 Liberty Media acquisition of Formula One	$79.43
2016 Endeavor acquisition of UFC	$75.13

Based on this analysis, the implied equity values for UFC were as follows:

UFC	Implied Equity Value (Less Cash Sweep) ($ in million)
2021 Endeavor acquisition of UFC	$10,954
2016 Liberty Media acquisition of Formula One	$7,855
2016 Endeavor acquisition of UFC	$7,275

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to WWE or HoldCo. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither WWE nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Except as described in this summary, WWE and the WWE Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The exchange ratio was determined through arms’ length negotiations between WWE, on the one hand, and HoldCo and Endeavor, on the other, and was approved by the boards of directors of WWE and Endeavor. Moelis did not recommend any specific consideration to WWE or the WWE Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transactions.

Moelis acted as financial advisor to the WWE Board in connection with the Transactions and will receive a fee for its services, currently estimated to be approximately $25 million in the aggregate, contingent upon the consummation of the Transactions. Moelis also became entitled to receive a fee of $2.5 million which was paid in connection with the delivery of its opinion delivered in connection with the Transactions, which opinion fee shall be offset against the transaction fee. Pursuant to the engagement letter with Moelis, WWE may, but is not required to, pay an additional discretionary performance fee to Moelis in connection with the Transactions if WWE determines, in its sole discretion, that such fee is warranted based on a range of factors. In addition, WWE agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of any of the parties to the Transactions. Moelis has provided investment banking and other services to Endeavor and Silver Lake Management, LLC, a shareholder of Endeavor (which is referred to in this section entitled “—Opinion of Moelis” as “Silver Lake”), unrelated to the Transactions and currently and in the future may provide such services to Endeavor and Silver Lake and has received and may receive compensation for such services. In the past two years prior to the date of its opinion, Moelis acted as, among other things, (i) a joint bookrunner for the initial public offering of Endeavor’s Class A common stock in April 2021, (ii) a financial advisor in connection with an out-of-court restructuring of a company in which Endeavor and Silver Lake are significant equity investors, which closed June 2021, and (iii) a financial advisor in connection with an out-of-court restructuring of a company in which Endeavor and Silver Lake are significant equity investors, which remains ongoing. WWE selected Moelis as its financial advisor in connection with the Transactions because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Regulatory Approvals

WWE and Endeavor agreed in the transaction agreement to cooperate with each other, and use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper, or advisable under applicable laws to consummate and make effective the Transactions as soon as reasonably practicable, subject to certain specified limitations in the transaction agreement. The Transactions are subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, which expired on June 16, 2023. The Transactions are also subject to the receipt of approvals, determinations, grants and confirmations and the satisfaction of any other closing conditions, as may be applicable, with respect to certain other regulatory authorities, including such authorities in Saudi Arabia and, if required by certain antitrust authorities, the United Kingdom and European Union. As of the date of this information statement/prospectus, all approvals, determinations, grants and confirmations have been obtained.

Further Stockholder Approval Not Required

The adoption of the transaction agreement and, therefore, the approval of the Transactions, including the merger, required the affirmative vote of holders of a majority of the voting power of the shares of WWE common stock entitled to vote on such matters. On April 2, 2023, Mr. McMahon, who, as of the date thereof, was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date, has delivered a written consent adopting and, therefore, approving the transaction agreement and the Transactions, including the merger. Accordingly, the delivery of the Written Consent was sufficient to adopt the transaction agreement and, therefore, approve the Transactions, including the merger, on behalf of WWE stockholders. WWE has not solicited and is not soliciting your adoption of the transaction agreement or approval of the Transactions, including the merger.

No further action by any Endeavor stockholder or WWE stockholder is required under applicable law, and neither Endeavor nor WWE will solicit the votes of their respective stockholders for the adoption or approval of the transaction agreement or the Transactions, including the merger. Neither Endeavor nor WWE will call a special meeting of their respective stockholders for purposes of voting on adoption or approval of the transaction agreement or the Transactions, including the merger. For this reason, this information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Listing of New PubCo Class A common stock

WWE has agreed to use its reasonable best efforts to cause the shares of New PubCo Class A common stock to be issued in connection with the Transactions to be registered pursuant to Section 12(b) of the Exchange Act and approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time. Additionally, the effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part, is a closing condition. It is expected that upon completion of the Transactions, including the merger, New PubCo Class A common stock is expected to be listed and traded on the NYSE under the ticker symbol “TKO.”

Delisting and Deregistration of WWE common stock

If the Transactions, including the merger, are completed, WWE Class A common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Governance of New PubCo

The New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor, of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Mr. Emanuel) and (y) three will be independent. As such, while New PubCo will be a controlled company, a majority of New PubCo directors will be independent.

Following the Closing, nomination of certain directors to the New PubCo Board will be decided by and/or require approval of Mr. McMahon and/or a majority of the WWE Designees, subject to certain fall-away conditions, and approval of Mr. McMahon (or a vote of the majority of the WWE Designees if Mr. McMahon is no longer Executive Chairman of the New PubCo Board or on the New PubCo Board), and certain other board approvals, will be required for certain limited business decisions, subject to certain fall-away conditions. For more information about the governance of New PubCo, please read the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

Following the Closing, New PubCo is expected to be led by Mr. Emanuel as Chief Executive Officer (who is expected to also continue in his role as Chief Executive Officer of Endeavor); Mr. McMahon as Executive Chair of the New PubCo Board; Mr. Shapiro as President and Chief Operating Officer (who is expected to also continue in his role as President and as Chief Operating Officer of Endeavor); Mr. Schleimer as Chief Financial Officer; and Mr. Krauss as Chief Legal Officer (who is expected to also continue in his role as Chief Legal Officer of Endeavor). The corporate headquarters and related corporate functions for New PubCo will be located at 200 Fifth Avenue, 7th Floor, New York, New York 10010. The corporate headquarters and related corporate functions for the WWE business will be located in WWE’s existing headquarters until such time as WWE moves its next headquarters to 677 and 707 Washington Boulevard, Stamford, Connecticut 06901.

Upon completion of the Transactions, including the merger, New PubCo Class A common stock is expected to be listed and traded on the NYSE under the ticker symbol “TKO.” The fiscal year of New PubCo ends on December 31 of each calendar year.

Material United States Federal Income Tax Consequences to holders of WWE Class A common stock of the merger and conversion

It is intended that, the merger and Conversion will, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of this information statement/prospectus, Paul, Weiss has provided an opinion to the effect that the merger and conversion, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, a holder of WWE Class A common stock that receives shares of New PubCo Class A common stock in the merger and conversion will (i) not recognize any gain or loss upon the exchange of shares of WWE Class A common stock for New PubCo Class A common stock in the merger and conversion, (ii) have a tax basis in the New PubCo Class A common stock received equal to the tax basis of the WWE Class A common stock surrendered in exchange therefor; and (iii) have a holding period for shares of New PubCo Class A common stock received that includes its holding period for its shares of WWE Class A common stock surrendered in exchange therefor. For further information, please read the section entitled “Material United States Federal Income Tax Consequences” on page 255 of this information statement/prospectus.

The United States federal income tax consequences described above may not apply to all securityholders of WWE. Securityholders of WWE are strongly urged to consult their tax advisors as to the specific tax considerations of the merger and conversion, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in their particular circumstances.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments

The Proposed Transactions will be accounted for as a reverse acquisition using the acquisition method of accounting, with New PubCo treated as the legal acquirer and HoldCo treated as the accounting acquirer for financial reporting purposes. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Accounting Treatment for the Transactions and Related Pro Forma Adjustments” beginning on page 214.

Litigation Relating to the Transactions

As of the date of this information statement/prospectus, there are no pending lawsuits challenging the Transactions. However, potential plaintiffs may file lawsuits challenging the Transactions. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Transactions and result in substantial costs to WWE, including any costs associated with the indemnification of directors and officers. One of the closing conditions is the absence of any order or legal requirement that enjoins, restrains or otherwise prevents the consummation of the Transactions. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Transactions on the agreed-upon terms, then such injunction may prevent the Transactions from being consummated, or from being consummated within the expected time frame.

Material Contracts with Endeavor/HoldCo

Currently, and since January 1, 2020, and in the future, WWE, Endeavor and their respective subsidiaries have been, are and are expected to be, party to commercial arrangements with one another, including the services agreement, which are not material, individually or in the aggregate to WWE, Endeavor or their respective subsidiaries, other than the transaction agreement and the agreements described in the section entitled “Summary of Certain Agreements Related to the Transactions” beginning on page 180 of this information statement/prospectus.

Restrictions on Sales of Shares of New PubCo Common Stock Received in the Transactions

All shares of New PubCo Class A common stock received by WWE stockholders in the Transactions will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of New PubCo Class A common stock received by any WWE stockholder who becomes an “affiliate” of New PubCo after completion of the Transactions (such as WWE directors or executive officers who become directors or executive officers of New PubCo after the merger).

SUMMARY OF THE TRANSACTION AGREEMENT

This section describes the material terms of the transaction agreement. The descriptions in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the transaction agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement/prospectus. This summary is not intended to be complete and may not contain all of the information about the transaction agreement that is important to you. You are encouraged to carefully read the transaction agreement in its entirety. This section is not intended to provide you with any factual information about New PubCo, WWE, Endeavor or UFC. Such information can be found elsewhere in this information statement/prospectus and in the public filings that WWE and Endeavor make with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

Explanatory Note Regarding the Transaction Agreement

The transaction agreement and this summary of terms are included to provide you with information regarding the terms of the transaction agreement. Factual disclosures about New PubCo, WWE, Endeavor and UFC contained in this information statement/prospectus or in the public reports of WWE and Endeavor filed with the SEC may supplement, update or modify the factual disclosures about WWE, Endeavor and UFC contained in the transaction agreement. The transaction agreement contains representations and warranties by WWE and Endeavor made solely for the benefit of the parties to the transaction agreement. The representations, warranties and covenants made in the transaction agreement by WWE and Endeavor were qualified and subject to important limitations agreed to by WWE and Endeavor in connection with negotiating the terms of the transaction agreement. In particular, in your review of the representations and warranties contained in the transaction agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the transaction agreement may have the right not to complete the transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the transaction agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure letters that WWE and Endeavor each delivered in connection with the transaction agreement and certain documents filed with the SEC by WWE and Endeavor. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement/prospectus, may have changed since the date of the transaction agreement. Accordingly, the representations and warranties in the transaction agreement should not be relied on by any persons as characterizations of the actual state of facts about WWE or Endeavor at the time they were made or otherwise.

Structure of the Transactions

The transaction agreement provides that, subject to the terms and conditions of the transaction agreement, the parties to the transaction agreement will undertake the following transactions, as further described the transaction structure chart in the section entitled “Summary—Before the Transactions; After the Transactions.”

WWE Pre-Closing Reorganization

WWE will, undertake certain internal restructuring steps, pursuant to which, among other things, WWE’s U.S. and foreign regarded subsidiaries will convert to disregarded entities for US federal income tax purposes. The foregoing transactions are referred to herein as “the WWE Pre-Closing Reorganization.”

Merger

Following the Pre-Closing Reorganization, Merger Sub will merge with and into WWE, with WWE surviving the merger (which is referred to herein as the “merger” and such surviving entity as the “surviving entity”) and becoming a direct wholly owned subsidiary of New PubCo. The effects of the merger are further described below in the section entitled “Transaction Consideration; Conversion of Shares; Exchange of Certificates.”

Conversion

Immediately following the merger and as part of a plan that includes the merger, New PubCo will cause the surviving entity to be converted to a limited liability company by (i) the approval of the board of directors of WWE and New PubCo, in its capacity as the sole stockholder of the surviving entity immediately following the effective time, of (x) the conversion and (y) the initial limited liability company agreement of WWE LLC (as defined below) and (ii) the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA (which is referred to herein as the “Conversion” and such converted entity as “WWE LLC”). Immediately following the effectiveness of the Conversion, New PubCo will be the sole managing member of WWE LLC and the officers of the surviving entity as of immediately prior to the effectiveness of the conversion shall remain the officers of WWE LLC until their respective successors are duly elected and qualified until the initial limited liability company of WWE LLC is amended in accordance with its terms and the issued and outstanding capital stock of the surviving entity will be converted into a number of membership interests in WWE LLC equal to the number of shares of WWE common stock outstanding immediately following the effective time.

WWE Transfer

Following the Conversion, New PubCo will (a) contribute, assign, grant, transfer, convey, set over and deliver, without reservation of any kind, all of the issued and outstanding membership interests in WWE LLC to HoldCo, and HoldCo will accept New PubCo’s right, title and interest in and to all of the issued and outstanding membership interests of WWE LLC, in exchange for 49.0% of the membership interests in HoldCo on a fully diluted basis after giving effect to any issuance of membership interests in HoldCo in connection with such exchange (as further described in the transaction agreement), and, following this exchange the EDR subscribers and New PubCo, as the members of HoldCo, will adopt, and HoldCo will be governed by, the HoldCo operating agreement and (b) issue to the EDR subscribers, and the EDR subscribers will purchase from New PubCo, a number of shares of New PubCo Class B common stock representing, in the aggregate, 51.0% of the total voting power of New PubCo stock on a fully diluted basis and no economic rights in New PubCo (as further described in the transaction agreement), in exchange for a payment equal to the par value of such New PubCo Class B common stock.

Cash Distributions

WWE Cash Distribution

On the closing date, after the Conversion and before the WWE transfer, WWE LLC will distribute to New PubCo an amount of cash, if any, in excess of the sum of:

(i)	$73.5 million (which amount is referred to herein as the “WWE base amount”); plus

(ii)

the amount of any outstanding indebtedness for borrowed money incurred by New PubCo or WWE or their respective subsidiaries since December 31, 2022 (and not, as of Closing, repaid or otherwise satisfied); plus

(iii)

50% of aggregate costs and expenses incurred, paid or payable by Endeavor, New PubCo, WWE or any of their respective subsidiaries in connection with the Transactions up to $150.0 million, and 100.0% of such expenses in excess of $150.0 million, in each case with respect to the period beginning January 1, 2023 and ending on the consummation of the Transactions; plus

(iv)	100.0% of the unpaid taxes payable by WWE LLC and its subsidiaries with respect to the period beginning on or after January 1, 2023 and ending on the closing date; plus

(v)	the amount of certain other specified items.

We refer to the resulting amount from the foregoing clauses (i) through (v) as the “WWE Minimum Cash Requirement.”

HoldCo Cash Distribution

On or prior to the Closing, HoldCo and its subsidiaries will distribute to Endeavor or its affiliates (as used herein, no investor (in its capacity as such) in Endeavor, EDR OpCo, HoldCo or any of their respective current, former or future stockholders, optionholders, members, representatives or affiliates (who are referred to collectively herein as the “EDR Parties”) or any of their respective affiliates will be considered affiliates of any EDR Party) an amount of cash, if any, in excess of the sum of:

(i)	$76.5 million (which amount is referred to herein as the “EDR base amount”); plus

(ii)	the amount of any outstanding indebtedness for borrowed money incurred by HoldCo or its subsidiaries since December 31, 2022 (and not, as of Closing, repaid or otherwise satisfied); plus

(iii)

50% of aggregate costs and expenses incurred, paid or payable by Endeavor, New PubCo, WWE or any of their respective subsidiaries in connection with the Transactions up to $150.0 million with respect to the period beginning January 1, 2023 and ending on the consummation of the Transactions (whether such payment becomes payable before, at or after the Closing); plus

(iv)	100.0% of the unpaid taxes payable by HoldCo and its subsidiaries with respect to the period beginning on or after January 1, 2023 and ending on the closing date.

We refer to the resulting amount from the foregoing clauses (i) through (iv) as the “EDR Minimum Cash Requirement.”

Closing

Unless the transaction agreement is terminated, as described in the section entitled “ —Termination,” the completion of the Transactions, including the merger, will occur on the day that is two business days after the satisfaction or waiver of the closing conditions described in the section entitled “ —Conditions to the Closing” (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing), or at such other date and time as agreed to in writing by the parties to the transaction agreement (which is referred to herein as the “closing date”).

Effective Time

Subject to the terms and conditions of the transaction agreement, at the Closing, the parties to the transaction agreement will file a certificate of merger relating to the merger with the Secretary of State of the State of Delaware. The merger will become effective at the time the certificate of merger relating to the merger has been duly filed with, and accepted by, the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the parties to the transaction agreement and specified in the certificate of merger relating to the merger.

Transaction Consideration; Conversion of Shares; Exchange of Certificates

Conversion of WWE Common Stock

At the effective time, each outstanding share of WWE common stock that is outstanding immediately prior to the effective time, except for certain specified shares of WWE Class A or Class B common stock owned directly by WWE, including shares held in the treasury of WWE but excluding any share of WWE common stock held by any employee benefit plans sponsored, maintained, contributed to or required to be contributed to by WWE or any of its subsidiaries, or trust related thereto (other than shares of WWE common stock reserved for issuance under the WWE Equity Plan or the WWE ESPP), or certain specified shares of WWE Class A or Class B common stock held directly or indirectly by EDR or certain of its affiliates (which shares are referred to collectively herein as “cancelled WWE shares”) will be converted automatically into the right to receive one share of New PubCo Class A common stock (which is referred to herein as “the transaction consideration”). All such converted shares of WWE common stock will cease to exist and no longer be outstanding, and (1) each certificate formerly representing any such converted shares of WWE common stock and (2) each book-entry account formerly representing any such uncertificated shares of WWE common stock so converted will thereafter represent shares of New PubCo Class A common stock, with each such certificate representing automatically an equivalent number of shares of New PubCo Class A common stock (without any requirement for the surrender of any such certificate or uncertificated shares).

New PubCo Class A common stock is expected to be listed for trading on the NYSE.

Conversion of Merger Sub Common Stock

Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the surviving entity with the same rights, powers, and privileges as the shares so converted and (subject to cancellation of New PubCo hook stock as described under “—Cancellation of New PubCo Hook Stock” below) will constitute the only outstanding shares of capital stock of the surviving entity.

From and after the effective time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the surviving entity into which they were converted in accordance with the immediately preceding paragraph.

No Appraisal Rights

No dissenters’ or appraisal rights will be available with respect to the merger or the Transactions pursuant to Section 262 of the DGCL or any other applicable laws, as described in the section entitled “No Dissenters’ or Appraisal Rights.”

Certain Adjustments for Recapitalization

If, during the interim period between execution of the transaction agreement and Closing, the outstanding shares of WWE common stock will have been changed into a different number of shares of WWE common stock or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of shares of WWE common stock, the transaction consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Cancellation of New PubCo Hook Stock

In connection with the merger, the parties to the transaction agreement will take all necessary action so that the shares of capital stock of New PubCo owned by WWE immediately prior to the effective time are, effective as of the effective time, cancelled for no consideration.

WWE Restricted Stock Units and Performance Stock Units

At the effective time, (i) each award of WWE RSUs, including any dividend equivalent rights granted with respect thereof, outstanding immediately prior to the effective time will be converted into an equivalent award of restricted stock units, on the same terms and conditions as were applicable under the award of WWE RSUs immediately prior to the effective time (including any provisions for acceleration), with respect to a number of shares of New PubCo Class A common stock equal to the number of shares of WWE Class A common stock subject to such award of WWE RSUs, and (ii) each award of WWE PSUs, including any dividend equivalent rights granted with respect thereof, outstanding immediately prior to the effective time will be converted into an equivalent award of performance stock units, on the same terms and conditions as were applicable under the award of WWE PSUs immediately prior to the effective time (including any provisions for acceleration), with respect to a number of shares of New PubCo Class A common stock equal to the number of shares of WWE Class A common stock subject to such award of PSU; provided, that the applicable performance-vesting conditions will be equitably adjusted, including by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments from Endeavor, to take into account the effects, if any, of the merger and the Conversion.

Representations and Warranties

WWE has made representations and warranties in the transaction agreement regarding, among other things:

•	due organization and subsidiaries;

•	capitalization of WWE;

•	authority and binding nature of agreement;

•	non-contravention and consents;

•	vote required;

•	absence of restrictions under Section 203 of the DGCL;

•	financial statements and internal controls;

•	absence of changes;

•	title to assets;

•	real property;

•	intellectual property;

•	WWE contracts;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee matters and employee plans;

•	WWE material media agreements (as defined below);

•	environmental matters;

•	insurance;

•	legal proceedings and orders;

•	opinions of financial advisor;

•	financial advisors;

•	related party transactions; and

•	the accuracy of information supplied for inclusion in this information statement/prospectus.

Endeavor has made representations and warranties in the transaction agreement regarding, among other things:

•	due organization and subsidiaries;

•	capitalization of HoldCo;

•	authority and binding nature of agreement;

•	non-contravention and consents;

•	financial statements and internal controls;

•	absence of changes;

•	title to assets;

•	real property;

•	intellectual property;

•	Endeavor contracts;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee matters and employee plans;

•	HoldCo material media agreements;

•	HoldCo form agreements;

•	environmental matters;

•	insurance;

•	legal proceedings and orders;

•	financial advisors;

•	related party transactions; and

•	the accuracy of information supplied for inclusion in this information statement/prospectus.

The transaction agreement also contains certain representations and warranties of WWE with respect to certain of its subsidiaries, New PubCo and Merger Sub, and certain representations and warranties of Endeavor with respect to EDR OpCo, HoldCo and certain subsidiaries of HoldCo, including with respect to corporate organization, qualification to do business, absence of conflicts or violations, authorization and validity of the transaction agreement and capitalization.

Certain of the representations and warranties made by the parties are qualified as to “materiality,” “HoldCo Material Adverse Effect” or “WWE Material Adverse Effect.”

For purposes of the transaction agreement, “HoldCo Material Adverse Effect” means an event, change, occurrence, or development (which is referred to in this section collectively as “effects”) that has a material adverse effect on the business, financial condition, or results of operations of HoldCo and HoldCo subsidiaries, taken as a whole. The definition of “HoldCo Material Adverse Effect” excludes the following effects, alone or in combination, from the determination of whether a “HoldCo Material Adverse Effect” has occurred or would reasonably be expected to occur:

•	any change in the market price or trading volume of Endeavor’s stock or the credit rating of Endeavor or any Endeavor subsidiary;

•

the execution of the transaction agreement or the announcement, pendency or consummation of the Transactions or the terms of the transaction agreement (including the identity of WWE, New PubCo or Merger Sub), including the impact of the foregoing on the relationships, contractual or otherwise, of HoldCo with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, governmental bodies, or other business relationships;

•

general changes or developments in the industries in which HoldCo or any HoldCo subsidiary operates or in the economy generally or other general business, financial, or market conditions (including interest rates, exchange rates, tariffs, trade wars, and credit markets), except to the extent (and only to the extent) that HoldCo is materially and disproportionately affected in an adverse manner relative to the other participants in such industries, as applicable;

•	fluctuations in the value of any currency;

•

from or otherwise arising out of or relating to any domestic, foreign or global political, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any governmental body affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and compliance by HoldCo or any HoldCo subsidiary with any COVID-19 measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any governmental body in response to any of the foregoing), except to the extent (and only to the extent) that such event, change, occurrence, or development materially disproportionately affects HoldCo relative to other participants in the industries or geographies in which HoldCo operates, as applicable;

•	the failure of HoldCo to meet internal, published, or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period;

•

any action taken (or failure to act) by HoldCo at the written direction of WWE, or any action or omission specifically required to be taken by HoldCo under, or the failure of HoldCo to take any action that HoldCo is specifically prohibited by, the terms of the transaction agreement;

•

any material breach of the transaction agreement by WWE, any of its subsidiaries, or any of their respective current or former stockholders, optionholders, unitholders, members, affiliates or representatives (whom is referred to collectively herein as the “WWE Parties”) that is a consequence of any act, or failure to act, undertaken by WWE with the knowledge that such act or omission would result in such breach;

•

any change after the date of the transaction agreement in, or any compliance with or action taken for the purpose of complying with, any change in law or GAAP after the date of the transaction agreement, including the adoption, implementation, promulgation, repeal, modification, interpretation, reinterpretation, or proposal of any law or new requirement under GAAP after the date of the transaction agreement;

•	any legal proceeding based on an allegation of a breach of fiduciary duty or violation of applicable law arising out of or resulting from the transaction agreement or the Transactions; or

•

any adverse effects on HoldCo resulting from any expiring material promotion, sponsorship, marketing or advertising of any programming, audio-visual or audio-only content or live events (which is referred to collectively herein as “media agreements”) of HoldCo not being renewed or any option or tranche to such contract not being exercised or effectuated.

However, any exception described in the third, fourth, fifth or ninth bullet points of the immediately preceding paragraph will not apply to the extent that the applicable effect disproportionately adversely affects HoldCo and its subsidiaries, taken as a whole, compared to other companies in the industries in which HoldCo and its subsidiaries operate, in which case only the incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably expected to be, a “HoldCo Material Adverse Effect.”

For purposes of the transaction agreement, “WWE Material Adverse Effect” means an event, change, occurrence, or development (which is referred to in this section collectively as “effects”) that has a material adverse effect on the business, financial condition, or results of operations of WWE and WWE subsidiaries, taken as a whole. The definition of “WWE Material Adverse Effect” excludes the following effects, alone or in combination, from the determination of whether a “WWE Material Adverse Effect” has occurred or would reasonably be expected to occur:

•	any change in the market price or trading volume of WWE’s stock (including WWE common stock) or the credit rating of WWE or any of its subsidiaries;

•

the execution of the transaction agreement or the announcement, pendency or consummation of the Transactions or the terms of the transaction agreement (including the identity of Endeavor, EDR OpCo or HoldCo), including the impact of the foregoing on the relationships, contractual or otherwise, of WWE with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, governmental bodies, or other business relationships;

•

general changes or developments in the industries in which WWE or any WWE subsidiary operates or in the economy generally or other general business, financial, or market conditions (including interest rates, exchange rates, tariffs, trade wars, and credit markets), except to the extent (and only to the extent) that WWE is materially and disproportionately affected in an adverse manner relative to the other participants in such industries, as applicable;

•	fluctuations in the value of any currency;

•

from or otherwise arising out of or relating to any domestic, foreign or global political, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any governmental body affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and compliance by WWE or any WWE subsidiary with any COVID-19 measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any governmental body in response to any of the foregoing), except to the extent (and only to the extent) that such event, change, occurrence, or development materially disproportionately affects WWE relative to other participants in the industries or geographies in which WWE operates, as applicable;

•	the failure of WWE to meet internal, published, or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period;

•

any action taken (or failure to act) by WWE at the written direction of Endeavor, or any action or omission specifically required to be taken by WWE under, or the failure of WWE to take any action that WWE is specifically prohibited by, the terms of the transaction agreement;

•

any material breach of the transaction agreement by the EDR Parties that is a consequence of any act, or failure to act, undertaken by Endeavor with the knowledge that such act or omission would result in such breach;

•

any change after the date of the transaction agreement in, or any compliance with or action taken for the purpose of complying with, any change in law or GAAP after the date of the transaction agreement, including the adoption, implementation, promulgation, repeal, modification, interpretation, reinterpretation, or proposal of any law or new requirement under GAAP after the date of the transaction agreement;

•	any legal proceeding based on an allegation of a breach of fiduciary duty or violation of applicable law arising out of or resulting from the transaction agreement or the Transactions; or

•	any adverse effects on WWE resulting from any expiring material Media Agreement of WWE not being renewed or any option or tranche to such contract not being exercised or effectuated.

However, any exception described in the third, fourth, fifth or ninth bullet points of the immediately preceding paragraph will not apply to the extent that the applicable effect disproportionately adversely affects WWE and its subsidiaries, taken as a whole, compared to other companies in the industries in which WWE and its subsidiaries operate, in which case only the incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a “WWE Material Adverse Effect.”

Covenants and Agreements

Conduct of Business by Endeavor

Endeavor has agreed that, from the date of the transaction agreement until the Closing or the earlier termination of the transaction agreement, except as, in each case, to the extent required by the transaction agreement or applicable laws, with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or as set forth in Endeavor’s confidential disclosure letter delivered to WWE concurrently with the execution of the transaction agreement, Endeavor will, and will cause subsidiaries of Endeavor to, use reasonable best efforts to conduct the HoldCo business in all material respects in the ordinary course; provided that Endeavor or subsidiaries of Endeavor will not be prohibited from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited by the foregoing in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets, so long as Endeavor will provide WWE with notice of such emergency situation as soon as reasonably practicable, consults with WWE before taking any such actions (to the extent practicable under the circumstances) and provides WWE with a written description of the actions taken by HoldCo or any of its subsidiaries in response to such emergency promptly following the taking of such actions. Endeavor also agreed that, from the date of the transaction agreement until the Closing or the earlier termination of the transaction agreement, except as, in each case, to the extent required by the transaction agreement or applicable laws, with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or as set forth in Endeavor’s confidential disclosure letter delivered to WWE concurrently with the execution of the transaction agreement, neither HoldCo nor any HoldCo subsidiary will, and Endeavor will cause HoldCo and any HoldCo subsidiary not to:

•

(A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the EDR Minimum Cash Requirement;

•	split, combine, subdivide, or reclassify any membership interest or other equity interests of HoldCo or its subsidiaries;

•

sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, or grant by HoldCo or any HoldCo subsidiary of (A) any membership interest or other security of HoldCo or equity interests or other security of any HoldCo subsidiary, (B) any option, call, warrant, restricted securities, or right to acquire any membership interest or other security of HoldCo or any equity interests or other security of any HoldCo subsidiary, or (C) any instrument convertible into or exchangeable for any membership interest or other security of HoldCo or any equity interests or other security of any HoldCo subsidiary (other than, in each case of clauses (A)-(C) any issuance, sale, delivery, pledge, transfer, encumbrance, or grant from a HoldCo subsidiary to another HoldCo subsidiary or from HoldCo to any subsidiary of Endeavor);

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of HoldCo;

•

other than any in respect of any contract with any on-air talent (which is referred to collectively herein as “Talent Agreements”) and except as required under the terms of any HoldCo Employee Plan or Endeavor Employee Plan in existence as of the date of the transaction agreement: (A) establish, adopt, terminate, or materially amend any HoldCo Employee Plan, except for amendments to such HoldCo Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such HoldCo Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the HoldCo Employee Plans; (C) grant any HoldCo Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to HoldCo Associates with an annual base salary below $500,000 in the ordinary course of business in connection with HoldCo’s annual merit-based compensation review process or HoldCo’s promotion of any HoldCo Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any HoldCo Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for HoldCo Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any HoldCo Associate with an annual base salary in excess of $500,000;

•	amend or permit the adoption of any amendment to its certificate of formation or operating agreement;

•

form any subsidiary of HoldCo (other than a subsidiary wholly owned by HoldCo or a HoldCo subsidiary), to (a) acquire any equity interest in any other entity (other than securities in a publicly traded company held for investment by HoldCo or any HoldCo subsidiary and consisting of less than 1% of the outstanding capital stock of such entity) or (b) enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

•

for each of (A) the remainder of calendar year 2023 and (B) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 125% of HoldCo’s capital expense budget made available to WWE or WWE’s representatives, which expenditures shall be in accordance with the categories set forth in such budget;

•

other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in HoldCo’s reasonable judgment), transfer, assign, encumber, or subject to any material encumbrance (other than permitted encumbrances) any material right or other material asset or property, including any material intellectual property right (except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of HoldCo or any HoldCo subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any intellectual property right that HoldCo or a HoldCo subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate);

•

enter into, amend, renew (or fail to exercise a renewal option under), or modify a real property lease of HoldCo if such lease, amendment, renewal, or modification would increase the aggregate amount of payments under such lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any lease (except any termination that shall occur at the end of the maximum term of such lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

•

make any material capital contribution or advance to, or material investment in, any person (other than between the HoldCo and any of its wholly owned subsidiaries), or incur or guarantee any material indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of HoldCo or any of its affiliates as the date of the transaction agreement in the ordinary course of business);

•

other than any Media Agreement or any Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under certain material contracts or enter into any contract that, if entered into prior to the date of the transaction agreement, would have been a certain material contract, excluding any non-exclusive license agreement;

•

amend or modify in any material respect, any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable law, as otherwise directed or required by a governmental body, or in relation to any new or updated software, products or technologies of HoldCo and HoldCo subsidiaries;

•

commence any legal proceeding related to the HoldCo business, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where HoldCo reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that HoldCo consults with WWE and considers in good faith the views and comments of WWE with respect to any such legal proceeding prior to commencement thereof); or (C) in connection with a breach of the transaction agreement or any other agreement contemplated thereby;

•

settle, release, waive, or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), in each case, related to the HoldCo business, other than (A) any actual or threatened legal proceeding or other claim arising out of or relating to a breach of the transaction agreement or any other agreement contemplated thereby, or (B) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by HoldCo of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, HoldCo and the payment of monies by HoldCo that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by HoldCo of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such legal proceeding or claim on the HoldCo balance sheet; or (IV) that does not result in any monetary or other obligation of HoldCo or a HoldCo subsidiary; provided that restriction shall not apply to any legal proceeding arising out of or relating to any matter set forth in certain applicable sections of the transaction agreement.

•

enter into, amend, or modify any collective bargaining agreement (except (A) to the extent required by applicable laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing collective bargaining agreement);

•

in each case, except in the ordinary course of business: (A) make, change, or rescind any material tax election; (B) settle or compromise any material tax claim; (C) change (or request to change) any material method of accounting for tax purposes; (D) file any material amended tax return or file any tax return in a manner materially inconsistent with past practice (unless otherwise required by applicable laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. tax law) or voluntary disclosure agreement or tax amnesty filing with any governmental body;

•

other than any Media Agreement or any Talent Agreement, enter into any contract that would, following the Closing, on its terms, materially limit the freedom or rights of WWE or any WWE subsidiary (other than HoldCo or any HoldCo subsidiary as of prior to the Closing) to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo subsidiary;

•

change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable law (other than such changes implemented for all or substantially all of Endeavor’s businesses);

•

after delivery of the Endeavor balance sheet schedule to WWE pursuant to the transaction agreement, take or fail to take any action with the specific intent of causing the components of such Endeavor balance sheet schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three business days before the closing date; or

•	authorize, agree, or commit to do any of the foregoing.

However, none of the foregoing will be deemed to prohibit or otherwise restrict in any way the operation of the business of Endeavor or its affiliates, except with respect to, or as it would affect, the operations, assets, liabilities, rights or obligations of HoldCo.

Conduct of Business by WWE

WWE has agreed that, from the date of the transaction agreement until the Closing or the earlier termination of the transaction agreement, except as, in each case, to the extent required by the transaction agreement or applicable laws, with the written consent of Endeavor, which consent shall not be unreasonably withheld, conditioned, or delayed, or as set forth in WWE’s confidential disclosure letter delivered to Endeavor concurrently with the execution of the transaction agreement, WWE and New PubCo will, and will cause their subsidiaries to use reasonable best efforts to conduct its businesses in all material respects in the ordinary course; provided that WWE, New PubCo or any of their respective subsidiaries will not be prohibited from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited by the foregoing in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets, so long as WWE (or, following the effective time, New PubCo) will provide Endeavor with notice of such emergency situation as soon as reasonably practicable, consult with Endeavor before taking any such actions (to the extent practicable under the circumstances) and provide Endeavor with a written description of the actions taken by WWE (or New PubCo) or any of its subsidiaries in response to such emergency promptly following the taking of such actions. WWE and New PubCo also agreed that, from the date of the transaction agreement until the Closing or the earlier termination of the transaction agreement except as, in each case, to the extent required by the transaction agreement or applicable laws, with the written consent of Endeavor, which consent shall not be unreasonably withheld, conditioned, or delayed, or as set forth in WWE’s confidential disclosure letter delivered to Endeavor concurrently with the execution of the transaction agreement, neither WWE, nor New PubCo nor any of their respective subsidiaries will:

•

(A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the WWE Minimum Cash Requirement;

•	split, combine, subdivide, or reclassify any share of its capital stock (including the shares) or other equity interests;

•

sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, or grant (A) any capital stock, equity-linked interest, or other security, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity-linked interest, or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity-linked interest, or other security of WWE (except, in each case, (w) on the settlement of WWE RSUs or WWE PSUs, in each case, outstanding as of the date of the transaction agreement or granted after the date of the transaction agreement as permitted thereunder, (x) pursuant to purchase rights under the WWE ESPP, (y) (i) in connection with conversion (in whole or in part) of any of WWE’s Convertible Notes pursuant to the terms of the related indenture (which is referred to herein as the “Convertible Notes Indenture”) or (ii) pursuant to an exercise of the Call Spread Transactions (as defined below) or otherwise pursuant to their terms or (z) from a WWE subsidiary to another WWE subsidiary);

•

adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of WWE, New PubCo or any of their respective subsidiaries;

•

other than any in respect of any Talent Agreement and except as required under the terms of any WWE Employee Plan in existence as of the date of the transaction agreement: (A) establish, adopt, terminate, or materially amend any WWE Employee Plan, except for amendments to such WWE Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such WWE Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the WWE Employee Plans; (C) grant any WWE Associates any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to WWE Associates with an annual base salary below $500,000 in the ordinary course of business in connection with WWE’s annual merit-based compensation review process or WWE’s promotion of any WWE Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any WWE Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for WWE Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any WWE Associate with an annual base salary in excess of $500,000;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other organizational document;

•

form any subsidiary (other than a subsidiary wholly owned by WWE or a WWE subsidiary), acquire any equity interest or equity-linked interest in any other entity (other than securities in a publicly traded company held for investment by WWE and consisting of less than 1% of the outstanding capital stock of such entity) or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

•	(A) for each of (i) the remainder of calendar year 2023 and (ii) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 115% of WWE’s capital expense budget made available to Endeavor or Endeavor’s representatives, which expenditures shall be in accordance with the categories set forth in such budget or (B) utilize any amount of any tenant improvement allowance paid to the tenant by the landlord pursuant to WWE’s headquarters lease for any purpose other than for the payment of the hard and soft costs incurred in connection with completion of tenant’s work (as defined in such headquarters lease) subject to and in accordance with the terms of such headquarters lease;

•

other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in WWE’s reasonable judgment), transfer, assign, encumber, or subject to any material encumbrance (other than permitted encumbrances) any material right or other material asset or property, including any material intellectual property right, except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of WWE or any WWE subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any intellectual property right that WWE or a WWE subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•

enter into, amend, renew (or fail to exercise a renewal option under), or modify a real property lease of WWE if such lease, amendment, renewal, or modification would increase the aggregate amount of payments under such lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any real property lease of WWE (except any termination that shall occur at the end of the maximum term of such lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

•

make any material capital contribution or advance to, or material investment in, any person (other than between WWE and any of its wholly owned subsidiaries), or incur or guarantee any material indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of WWE or any WWE subsidiary as the date of the transaction agreement in the ordinary course of business);

•

other than any Media Agreement or Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under certain material contracts or enter into any contract that, if entered into prior to the date of the transaction agreement, would have been a certain material contract, excluding any (A) non-exclusive license agreement and (B) settlement of conversions with respect to the Convertible Notes;

•

amend or modify in any material respect any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable law, as otherwise directed or required by a governmental body, or in relation to any new or updated software, products or technologies of WWE and WWE subsidiaries;

•

commence any legal proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where WWE reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that WWE consults with Endeavor and considers in good faith the views and comments of Endeavor with respect to any such legal proceeding prior to commencement thereof); or (C) in connection with a breach of the transaction agreement or any other agreement contemplated thereby;

•	settle, release, waive, or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than (A) any actual or threatened legal proceeding or other claim in respect of taxes, (B) any actual or threatened legal proceeding or other claim arising out of or relating to a breach of the transaction agreement or any other agreement contemplated thereby, or (C) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by WWE of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, WWE and the payment of monies by WWE that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by WWE of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such legal proceeding or claim on the WWE balance sheet schedule delivered to Endeavor pursuant to the transaction agreement; or (IV) that does not result in any monetary or other obligation of WWE, New PubCo or a WWE subsidiary; provided that restriction shall not apply to any legal proceeding arising out of or relating to any matter set forth in certain applicable sections of the transaction agreement;

•

enter into, amend, or modify any collective bargaining agreement (except (A) to the extent required by applicable laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing collective bargaining agreement);

•

in each case, except in the ordinary course of business: (A) make, change, or rescind any material tax election; (B) settle or compromise any material tax claim; (C) change (or request to change) any material method of accounting for tax purposes; (D) file any material amended tax return or file any tax return in a manner materially inconsistent with past practice (unless otherwise required by applicable laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. tax law) or voluntary disclosure agreement or tax amnesty filing with any governmental body;

•

other than any Media Agreement or any Talent Agreement, enter into any contract that would, following the Closing, on its terms, materially limit the freedom or right of HoldCo, Endeavor or their respective affiliates or investors or affiliates of such investors to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE subsidiary;

•	change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable law;

•

amend, modify, supplement or terminate the Convertible Notes Indenture or any of WWE’s call option documentation and warrant documentation existing as of the date of the transaction agreement (we refer to such documentation, collectively, as “Call Spread Documentation”) or take any action that would result in (i) a change to the conversion rate (as defined in the Convertible Notes Indenture as in effect on the date of the transaction agreement), (ii) a change to the composition of the shares thereunder or any other economic term thereof, (iii) a potential adjustment event or (iv) otherwise an adjustment to the option entitlement, warrant entitlement or strike price (each as defined in the relevant Call Spread Documentation as in effect on the date of the transaction agreement) (other than as contemplated in the transaction agreement);

•

after delivery of the WWE balance sheet schedule delivered to Endeavor pursuant to the transaction agreement, take or fail to take any action with the specific intent of causing, the components of such WWE balance sheet schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three business days before the closing date; or

•	authorize, agree, or commit to do any of the foregoing.

No Solicitation and Adverse Recommendation Change

WWE has agreed in the transaction agreement that it will not and will cause its subsidiaries not to and direct its and their representatives not to, directly or indirectly:

•

solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information), or otherwise propose or knowingly induce the making, submission, or announcement of, any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an acquisition proposal (as defined below);

•

engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other person (other than Endeavor, its subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) any non-public information and data relating to WWE or any of its subsidiaries or afford to any person (other than Endeavor, its subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) access to the business, properties, assets, books, records or other information, or to any personnel, of WWE or any of its subsidiaries (except pursuant to Section 220 of the DGCL), in each case, in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an acquisition proposal or any inquires or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	approve, adopt, endorse or recommend an acquisition proposal or any offer or proposal that could lead to an acquisition proposal;

•

terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement;

•	grant any waiver, amendment or release under any anti-takeover laws and regulations;

•	authorize or enter into any letter of intent, acquisition agreement, agreement in principle, or other contract relating to an acquisition proposal; or

•	resolve, agree or propose to do any of the foregoing.

The transaction agreement also requires WWE to, and to cause its subsidiaries and direct its and their representatives to, (i) promptly (and in any case within twenty-four (24) hours) terminate (or cause to be terminated) any discussions or negotiations with any person and its affiliates and representatives that would be prohibited by the transaction agreement, (ii) promptly (and in any case within 12 hours of the execution of the transaction agreement) terminate (or cause to be terminated) such person’s and its affiliates’ and representatives’ access to any data room or other depository of information maintained by or on behalf of WWE and its subsidiaries for purposes of facilitating an acquisition proposal and (iii) promptly cease any direct or indirect solicitation, knowing encouragement, discussion, or negotiation with any such person that may be ongoing relating to an acquisition proposal.

An “acquisition proposal” means any offer, proposal, written inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of WWE, New PubCo or any of their respective subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of outstanding voting or equity securities of WWE, New PubCo or any of their respective subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the WWE, New PubCo or any of their respective subsidiaries, the business of which constitutes 15% or more of the consolidated revenues, net income or assets of the WWE, New PubCo or any of their respective subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the WWE, New PubCo or any of their respective subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of WWE, New PubCo or any of their respective subsidiaries, the business of which constitutes 15% or more of the consolidated revenues, net income or assets of WWE, New PubCo or any of their respective subsidiaries.

Despite the restrictions described above, WWE, its subsidiaries and their respective representatives were permitted, prior to the receipt of the written consent of Mr. McMahon delivered pursuant to the transaction agreement (which is referred to herein as the “Written Consent”), in response to an acquisition proposal that did not result from a breach of the transaction agreement and that the WWE Board determined in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal (as defined below) and a failure to take the actions contemplated by the foregoing would be inconsistent with the directors’ fiduciary duties under applicable law, to:

•	enter into an acceptable confidentiality agreement (as further defined in the transaction agreement);

•	engage in discussions or negotiations regarding such acquisition proposal (so long as WWE and such person have executed an acceptable confidentiality agreement); and

•

furnish information to, or afford access to the business, properties, assets, books, records or personnel, of WWE or any of its subsidiaries (so long as WWE and such person have executed an acceptable confidentiality agreement), in each case, with the person making or renewing such acquisition proposal and its representatives; provided, however, that any such information or access has previously been made available to Endeavor or shall be made available to Endeavor prior to, or substantially concurrently with, the time such information is made available to such person.

WWE is required under the transaction agreement to notify Endeavor promptly, and in any event within twenty-four (24) hours, of the material terms of such acquisition proposal received by WWE, Mr. McMahon or any of their respective affiliates, and the identity of the person or “group” making such acquisition proposal and will provide Endeavor with copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). In addition, the transaction agreement requires WWE to, and to cause its subsidiaries, Mr. McMahon and their respective affiliates to, keep Endeavor reasonably informed of the status and terms of, and material changes in, any such acquisition proposal. WWE will promptly (and, in any event, within twenty-four (24) hours), following a determination by the WWE Board that an acquisition proposal is a superior proposal to the extent WWE Board is permitted to do so pursuant to the transaction agreement, notify Endeavor of such determination in writing (and following WWE’s receipt of the Written Consent, the WWE Board will have no right to make such a determination).

A “superior proposal” means any unsolicited bona fide written acquisition proposal that is on terms that the WWE Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects of such acquisition proposal (including the risks, conditions and timing of the consummation of such proposal) and the transaction agreement, (a) is reasonably capable of being consummated in accordance with its terms and (b) if consummated would result in a transaction more favorable to WWE’s stockholders (solely in their capacities as such) from a financial point of view, than the merger and the Transactions (taking into account any proposed amendment or modification proposed by the EDR Parties pursuant to the transaction agreement). For purposes of the reference to “acquisition proposal” in this definition, all references to “15%” will be deemed to be references to “80%.”

WWE has agreed in the transaction agreement that, subject to certain exceptions specified in the transaction agreement, the WWE Board, including any committee thereof, will not, and will not authorize or publicly propose to:

•	withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to the EDR Parties) its recommendation that WWE stockholders adopt the transaction agreement;

•	authorize, approve, adopt or recommend, or declare the advisability of, any acquisition proposal;

•

make any recommendation in connection with any acquisition proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the WWE Board of the type specified by Rule 14d-9(f) under the Exchange Act; or

•

cause or permit WWE any of WWE’s subsidiaries to enter into any letter of intent, acquisition agreement, agreement in principle, or other contract relating to an acquisition proposal or otherwise resolve or agree to do so.

We refer to any of the actions specified in the first, second or third bullets of the immediately preceding paragraph as an “adverse recommendation change.”

Despite the foregoing, under the transaction agreement, until the earlier to occur of the termination of the transaction agreement and WWE’s receipt of the duly executed Written Consent, the WWE Board was permitted to, subject to meeting the additional requirements and following the procedures described below, make an adverse recommendation change, if in response to an acquisition proposal made after the date of the transaction agreement that has not been withdrawn and that did not result from a breach of the transaction agreement, the WWE Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such acquisition proposal is a superior proposal.

Before making an adverse recommendation change with respect to an acquisition proposal, WWE was required to take the following actions:

•	notify the EDR Parties in writing that it intends to affect an adverse recommendation change;

•

provide the EDR Parties a summary of the material terms and conditions of such superior proposal (including the consideration offered therein and the identity of the person or “group” making the superior proposal) and an unredacted copy of any written materials received from or on behalf of the person or persons making such acquisition proposal;

•

if requested to do so by the EDR Parties, for a period of four business days following delivery of such notice, discuss and negotiate in good faith, and make its representatives available to discuss and negotiate, with the EDR Parties and their representatives, any proposed modifications to the terms and conditions of the transaction agreement in such a manner that would obviate the need to effect an adverse recommendation change; and

•

no earlier than the end of such four business day period, determine, after considering the terms of any proposed amendment or modification to the transaction agreement proposed by the EDR Parties during such four business day period and in consultation with its outside legal counsel and financial advisors, that such superior proposal still constitutes a superior proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice thereunder would require a second notice to EDR Parties as provided above, but with respect to such second notice, references therein to a “four business day period” would be deemed references to a “two business day period”).

Despite the foregoing, under the transaction agreement, until the earlier to occur of the termination of the transaction agreement and WWE’s receipt of the duly executed Written Consent, the WWE Board was permitted to, subject to meeting the additional requirements and following the procedures described below, make an adverse recommendation change in response to an intervening event (as defined below), if the WWE Board determines (after consultation with its respective outside legal counsel and financial advisors) that the failure to effect an adverse recommendation change in response to such intervening event is reasonably likely to breach its fiduciary duties under applicable law.

Before making a change in recommendation in response to an intervening event, WWE was required to (i) notify the EDR Parties in writing that it intends to affect an adverse recommendation change, providing the

EDR Parties a summary of the material terms and conditions of such superior proposal (including the consideration offered therein and the identity of the person or “group” making the superior proposal) and an unredacted copy of any written materials received from or on behalf of the person or persons making such acquisition proposal, (ii) if requested to do so by the EDR Parties, for a period of four business days following delivery of such notice, discuss and negotiate in good faith, and make its representatives available to discuss and negotiate, with the representatives of the EDR Parties any proposed modifications to the terms and conditions of the transaction agreement in such a manner that would obviate the need to effect such adverse recommendation change and (iii) no earlier than the end of such four business day period, determine, after considering the terms of any proposed amendment or modification to the transaction agreement agreed upon by the EDR Parties during such four business day period and in consultation with its outside legal counsel, that the failure to effect an adverse recommendation change would still be reasonably likely to breach the WWE Board’s fiduciary duties under applicable law.

An “intervening event” means a material positive effect (other than any effect resulting from or arising out of a breach of the transaction agreement by any WWE Parties) with respect to WWE and its subsidiaries or the business of WWE and its subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the WWE Board as of or prior to the execution and delivery of the transaction agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the WWE Board) and (b) first occurs, arises or becomes known to WWE Board after the execution and delivery of the transaction agreement and on or prior to the date of WWE stockholder approval; provided that (i) any effect that involves or relates to an acquisition proposal, or a superior proposal or any inquiry or communications or matters relating thereto, (ii) any effect that results from the announcement or pendency of the transaction agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to the transaction agreement, (iii) the fact that WWE meets or exceeds any internal or analysts’ expectations or projections, or (iv) any changes or lack thereof after the date of the transaction agreement in the market price or trading volume of the equity interests of WWE, individually or in the aggregate, will not be deemed to constitute an intervening event (it being understood that, with respect to clauses (i) through (iv), the underlying effects giving rise or contributing to such change or event may be taken into account in determining whether there has been an intervening event, to the extent not otherwise excluded from this definition).

Following the delivery of the Written Consent on April 2, 2023, the WWE Board may no longer make an adverse recommendation change or terminate the transaction agreement to enter into an agreement with respect to an acquisition proposal.

Stockholder and Board of Directors Approvals

Each of the WWE Board, New PubCo Board and Merger Sub and the executive committee of the board of directors of Endeavor has approved the transaction agreement and the Transactions therein.

WWE agreed that immediately after the execution of the transaction agreement, in lieu of calling a meeting of WWE’s stockholders, WWE would use reasonable best efforts to submit to, and in the absence of an adverse recommendation change, seek and obtain from, Mr. McMahon by no later than 12 hours after the execution of the transaction agreement, the Written Consent, which is referred to herein as the “Written Consent Delivery Time,” subject to the qualifications described in the section entitled “ —Covenants and Agreements—No Solicitation and Adverse Recommendation Change.”

WWE agreed in the transaction agreement to provide Endeavor with a copy of the Written Consent promptly upon receipt of the executed Written Consent (and in any event by the Written Consent Delivery Time), and New PubCo, as the sole stockholder of Merger Sub, agreed to adopt the transaction agreement in accordance with the DGCL and the organizational documents of Merger Sub. WWE delivered the Written Consent and New PubCo adopted the transaction agreement, in each case in accordance with the terms of the transaction agreement.

Governmental and Regulatory Approvals

Each of WWE and Endeavor has agreed in the transaction agreement to, and to cause their respective affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other parties to the transaction agreement in doing, all things necessary, proper, or advisable under applicable antitrust laws or foreign direct investment laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations, or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance, or waiver, or expiration or termination of a waiting period by or from, or to avoid a legal proceeding by, any governmental body in connection with any antitrust law, (ii) the obtaining of all necessary consents, authorizations, approvals, or waivers from third parties, and (iii) the execution and delivery of any additional instrument necessary to consummate the Transactions; provided, that in no event will WWE or any of its subsidiaries be required to pay prior to the effective time any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent or approval required for the consummation of the Transactions under any contract.

In addition to the immediately preceding paragraph, each of WWE and Endeavor has agreed to promptly take, and cause their affiliates to take, all actions and steps requested or required by any governmental body as a condition to granting any consent, permit, authorization, waiver, clearance, and approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or any other governmental body of any other jurisdiction for which any consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of any waiting period is sought with respect to the Transactions, including the merger, so as to obtain such consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of the waiting period under the HSR Act or other antitrust laws, and to avoid the commencement of a legal proceeding by the FTC, the DOJ, any other governmental body, or any other person under antitrust laws or any law regulating foreign investment screening, national security or trade regulation, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or legal proceeding that would otherwise have the effect of preventing the Closing, delaying the Closing, or delaying the Closing beyond the end date (as defined in the section entitled “—Termination,” including defending through litigation on the merits any claim asserted in court by any governmental body, under antitrust laws and/or foreign direct investment laws in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that could restrain, delay, or prevent the Closing by the end date (which obligation will not be deemed to limit other obligations under the transaction agreement).

Despite the foregoing, neither Endeavor nor WWE will be required to (i) negotiate, commit to, and effectuate by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, product line, or business of WWE, Endeavor, or any of their respective affiliates, (ii) terminate any existing relationship, contractual right, or obligation of WWE, Endeavor, or any of their respective affiliates, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual right, or obligation of WWE, Endeavor, or any of their respective affiliates, (v) effectuate any other change or restructuring of WWE, Endeavor, or any of their respective affiliates, (vi) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any governmental body with respect to any transaction, or (vii) otherwise take or commit to take any action with respect to the businesses, product lines, or assets of WWE, Endeavor, or any of their respective affiliates in connection with any regulatory approval (we refer to any of the foregoing as a “Remedy”); provided that despite the foregoing, each of the parties to the transaction agreement agreed to, and agreed to cause their respective affiliates to, effect, or agree to effect, any remedy solely with respect to HoldCo, UFC and/or WWE (and/or any of their respective subsidiaries, and/or any of their or their respective subsidiaries’ assets, properties, rights and/or businesses but for clarity, not with respect to any of Endeavor’s or its affiliates’ (other than HoldCo’s, UFC’s and/or their respective subsidiaries’) equity ownership interest in or arrangements with HoldCo, WWE or New PubCo or any of their subsidiaries) that, individually or in the aggregate, would not, or would not reasonably be expected to have, a burdensome effect (as defined below); provided, further, that each applicable party will be required to accept or commit to a remedy only if the effectiveness of such remedy is conditioned on the occurrence of the Closing. Further, despite anything to the contrary in the foregoing, none of Endeavor, WWE, or any of their respective representatives or affiliates may agree to any Remedy, commit to or agree with any governmental body to not consummate the merger for any period of time, or to stay, toll, or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable antitrust law, and will not pull and refile any filing made under the HSR Act, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

As defined herein and in the transaction agreement, “burdensome effect” means a material impact on UFC and its subsidiaries, taken as a whole, or on WWE and its subsidiaries, taken as a whole.

The transaction agreement provides that each party will (and will cause their respective affiliates, if applicable, to) (i) as promptly as reasonably practicable, but in no event later than ten (10) business days after the date of the transaction agreement (unless Endeavor and WWE agree to a later date), make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions (it being understood that the parties will use good faith efforts to make such filing no later than five (5) business days after the date of the transaction agreement), (ii) as promptly as reasonably practicable after the date of the transaction agreement (unless WWE and Endeavor agree to a later date) make all other filings, notifications or other consents as may be required to be made or obtained by such party under foreign antitrust laws or foreign direct investment laws in those certain jurisdictions identified in the WWE’s confidential disclosure letter delivered concurrently with the execution of the transaction agreement, and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filing or notification or other consent required to be made with, or obtained from, any other governmental body in connection with the Transactions, including the merger.

The transaction agreement further provides that each of WWE and Endeavor will, and will cause their respective affiliates to, use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions, (iii) keep the other parties informed as to the status of any such request, inquiry, investigation, action, or legal proceeding, (iv) promptly inform the other parties of any material communication to or from the FTC, the DOJ, or any other governmental body in connection with any such request, inquiry, investigation, action, or legal proceeding, (v) on request, promptly furnish to the other party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements and (B) to remove references to valuation of WWE or Endeavor or their respective subsidiaries, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or legal proceeding, and (vii) except as may be prohibited by any governmental body, permit authorized representatives of the other parties to be present at each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or legal proceeding. Each party will supply as promptly as practicable such information, documentation, other material, or testimony that may be reasonably requested by any governmental body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any party or any of their respective subsidiaries from any governmental body in connection with such applications or filings for the Transactions, including the merger. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under the transaction agreement as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each party will use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant the transaction agreement so as to preserve any applicable privilege. Merger Sub has agreed to pay all filing fees under the HSR Act and for any filing required under foreign antitrust laws or foreign direct investment laws (if any).

The transaction agreement provides that WWE and Endeavor will consult in advance with each other and in good faith take each other’s views into account prior to taking any substantive position with respect to (x) the filings under the HSR Act or required by any other governmental body under any applicable antitrust laws or foreign direct investment laws and (y) any written submission or, to the extent practicable, any discussion with any governmental body in connection with obtaining any necessary clearance under the HSR Act or any other antitrust law or any foreign direct investment law.

The transaction agreement provides that the parties to the transaction agreement will not, and will not permit any of their affiliates to, enter into any contracts for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interests or assets of any person that would be reasonably likely to: (i) materially increase the risk of imposing any material delay in the expiration or termination of any applicable waiting period or materially increase the risk of imposing any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, or order of a governmental body necessary to consummate the Transactions, including any approval or expiration of the waiting period under the HSR Act or any other applicable law; or (ii) materially increase the risk of any governmental body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, prevent, enjoin, or otherwise prohibit consummation of Transactions, including the merger.

Under the HSR Act and the rules and regulations promulgated under the HSR Act, the Transactions may not be completed until the expiration of an initial 30 calendar day waiting period (and any extension thereof) following the filing by Mr. McMahon and Endeavor of their respective HSR Act Notification and Report Forms as required under the transaction agreement and applicable law or the earlier termination of that waiting period.

The Closing is conditioned on the termination or expiration of the waiting period (and any extension thereof) applicable to the Transactions under the HSR Act. Mr. McMahon and Endeavor, based on their control of WWE and HoldCo, respectively, each filed HSR Act Notification and Report Forms with respect to the Transactions on April 13, 2023. The waiting period under the HSR Act expired on June 16, 2023. At any time before or after the Closing, the DOJ, the FTC, U.S. state attorneys general or private parties could take action under the antitrust laws in opposition to the Transactions, including the merger, including seeking to enjoin the completion of the Transactions, including the merger, condition completion of the Transactions upon the divestiture of assets of WWE or Endeavor or impose restrictions on New PubCo’s post-closing operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin completion of the Transactions or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

The Closing is also conditioned upon receiving certain approvals from, and/or making certain filings with, certain other foreign regulators. WWE and Endeavor cannot give assurance that all of the regulatory approvals described above will be obtained and, if obtained, WWE and Endeavor cannot give assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

WWE and Endeavor are not aware of any material governmental approvals or actions that are required for completion of the Transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought.

Employee Benefits

From and after the effective time, Endeavor and New PubCo will honor, and will cause the surviving entity and its subsidiaries to honor, all WWE Employee Plans and all WWE employment, severance, and termination plans and agreements, in each case, in accordance with their terms as in effect immediately before the effective time and, to the extent applicable, will assume any WWE Employee Plan that requires or contemplates assumption by its terms by an acquirer or successor.

From and after the effective time until the first anniversary of the effective time (which period is referred to herein as the “continuation period”), Endeavor and New PubCo will provide, or cause to be provided, to each natural person who is employed by WWE or any WWE subsidiary (or who provides services to WWE or any WWE subsidiary pursuant to an arrangement with a professional employer organization) as of immediately prior to the effective time (including any such employee who is on disability or other approved leave) and who is employed by New PubCo or any subsidiary of New PubCo or continues to be employed by the surviving entity or any subsidiary thereof (or to provide services to the surviving entity (or any subsidiary thereof) pursuant to an arrangement with a professional employer organization), in each case immediately following the effective time (who are referred to herein as “continuing employees”) with (1) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, that are no less favorable in the aggregate than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such continuing employee immediately prior to the effective time, and (2) other compensation or benefits (excluding severance, equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention or transaction bonus plans, programs and arrangements) that are no less favorable in the aggregate than either (x) compensation or benefits (excluding severance, equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation and retention or transaction bonus plans, programs and arrangements) provided to such continuing employee immediately prior to the effective time or (y) compensation or benefits (excluding severance, equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention plans, programs, and arrangements) provided to similarly situated employees of HoldCo or any of its subsidiaries.

During the continuation period, Endeavor and New PubCo will provide, or cause to be provided, to each continuing employee who suffers a termination of employment, severance payments and benefits that are no less favorable than those that would have been provided to such continuing employee upon such a termination of employment under the applicable WWE Employee Plans as in effect immediately prior to the effective time.

Each continuing employee will be given full service credit for all purposes (including eligibility to participate, levels of benefits, and eligibility for vesting under Endeavor’s, New PubCo’s and the surviving entity’s employee benefit plans and arrangements) to the extent such continuing employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable WWE Employee Plan in which such continuing employee participates immediately prior to the closing date, with respect to his or her length of service with WWE or HoldCo (and its predecessors) prior to the closing date; provided that the foregoing will not result in the duplication of benefits under any such employee benefit plan or arrangement or the funding of any such benefit or apply for purposes of any defined benefit pension plan or post-retirement health and welfare plan.

With respect to any accrued but unused personal, sick, or vacation time to which any continuing employee is entitled pursuant to the personal, sick, or vacation policies applicable to such continuing employee immediately prior to the effective time, Endeavor and New PubCo will, or will cause the surviving entity to and instruct its affiliates to, as applicable (and without duplication of benefits), assume, as of the effective time, the liability for such accrued personal, sick or vacation time and allow such continuing employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of HoldCo.

To the extent that service is relevant for eligibility, vesting or allowances under any health or welfare benefit plan of Endeavor, New PubCo or the surviving entity, then Endeavor and New PubCo will use reasonable best efforts to (A) waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each continuing employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the effective time and (B) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments, out-of-pocket maximums, and allowances, credit each continuing employee for service and amounts paid prior to the effective time with WWE (and its predecessors) to the same extent that such service and amounts paid were recognized prior to the effective time under the corresponding health or welfare benefit plan of WWE or HoldCo.

Endeavor acknowledged in the transaction agreement that a “change in control,” “sale event” or term or concept of similar import within the meaning of certain WWE Employee Plans will occur at or prior to the effective time, as applicable.

Indebtedness

The transaction agreement requires WWE to use reasonable best efforts to (a) deliver or cause to be delivered to Endeavor on or prior to the Closing a copy of an executed payoff letter, in customary form, from the agent for WWE’s revolving facility existing as of the date of the transaction agreement, which payoff letter must (i) indicate the aggregate amount required to be paid to such agent on the closing date and (ii) provide that upon receipt of the applicable payoff amount, the applicable agreements evidencing such revolving facility will be automatically terminated (other than any provisions that by their terms survive the termination thereof) and all encumbrances on the assets and properties of WWE and WWE subsidiaries securing any such indebtedness and all guarantees by any WWE subsidiary of such revolving facility will be released and terminated (with authority provided to file any applicable lien releases and related termination documentation) and (b) deliver or cause to be delivered all applicable lien release and related termination documentation.

Indemnification and Directors’ and Officers’ Insurance

The transaction agreement provides that all rights to indemnification, advancement of expenses, and exculpation by WWE existing in favor of those persons who are current or former directors, officers, members, managers, employees or agents of WWE or any of its subsidiaries (and any person who becomes a director, officer, member or manager of WWE or any of its subsidiaries prior to the effective time) (whom, collectively, together with such person’s heirs, executors and administrators, are referred to herein as the “D&O indemnified persons”) for any act, omission or other matter occurring prior to the effective time, as provided in the organizational documents of WWE and its subsidiaries (as in effect as of the date of the transaction agreement) or in certain indemnification agreements between WWE or any of its subsidiaries in effect as of the date of the transaction agreement will survive the merger and continue in full force and effect, and will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O indemnified person, and will be observed by the surviving entity and its subsidiaries to the fullest extent available under Delaware law or other applicable law for a period of six (6) years from the effective time.

The transaction agreement requires that from the effective time until the six (6)-year anniversary of the closing date, New PubCo and HoldCo will, to the fullest extent permitted under Delaware law or other applicable law, indemnify and hold harmless each D&O indemnified person against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines (including reasonable and documented attorneys’ fees and investigation expenses) incurred by such D&O indemnified person due to such D&O indemnified person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE subsidiary in connection with any pending or threatened legal proceeding, whether asserted or claimed prior to, at or after the effective time, based on, arising out of, or relating to, in whole or in part, (i) the fact that such D&O indemnified person is or was a director, officer, member, manager, employee or agent of WWE or any WWE subsidiary, (ii) any action or omission, or alleged action or omission, in such D&O indemnified person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE subsidiary, or taken at the request of WWE or such WWE subsidiary (including in connection with serving at the request of WWE or such WWE subsidiary as an officer, director, member, manager, agent, trustee or fiduciary of another person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time), and (iii) with respect to the Transactions, including the merger, as well as any actions taken by WWE, New PubCo or Merger Sub with respect thereto (including any disposition of assets of the surviving entity or any of its subsidiaries that is alleged to have rendered the surviving entity or any of its subsidiaries insolvent). The requirements of New PubCo and HoldCo are subject to certain restrictions and procedural requirements as further set forth in the transaction agreement.

From the effective time until the sixth (6th)-anniversary of the closing date, the surviving entity will, and New PubCo and Endeavor will cause the surviving entity to, maintain, in effect, the existing directors’ and officers’ and fiduciary liability insurance policies maintained by WWE as of the date of the transaction agreement for the benefit of WWE, its subsidiaries and D&O indemnified persons who are currently covered by such existing policies with respect to their acts and omissions occurring at or prior to the effective time in their capacities as directors and officers of WWE (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy and from an insurance carrier with the same or better credit rating as WWE’s current directors’ and officers’ liability insurance; provided that, at or prior to the effective time, WWE may (and at the request of Endeavor will) purchase a six (6)-year “tail” policy for the existing directors’ and officers’ and fiduciary liability policies effective as of immediately prior to the effective time and if an applicable “tail policy” has been obtained, it will be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this paragraph in respect of the applicable policy; provided that in no event will the surviving entity be required to expend in any one year an amount in excess of 300% of the annual premiums currently payable by WWE with respect to such current policies, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, New PubCo and Endeavor will be obligated to cause the surviving entity to obtain policies with the greatest coverage available for a cost equal to such amount. If Endeavor or WWE purchases a “tail policy” prior to the effective time, the surviving entity will (and New PubCo will cause the surviving entity to) maintain such tail policy in full force and effect for a period of no less than six (6) years after the effective time and continue to honor its obligations thereunder.

Convertible Notes and Call Spread Transactions

WWE agreed in the transaction agreement that, prior to the effective time, it will take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of the Convertible Notes Indenture and the Call Spread Documentation, including (i) the giving of any notices permitted or required by the Convertible Notes Indenture and/or the Call Spread Documentation in connection with the Transactions and delivery to the trustees, holders or other applicable persons, as applicable, of any documents or instruments required to be delivered at or prior to the effective time to such trustees, holders or other applicable persons in connection with the Transactions; provided that WWE (or its applicable subsidiary) will deliver a copy of any such notice or other document to Endeavor as soon as reasonably practicable prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture or the Call Spread Documentation, (ii) preparing one or more supplemental indentures, officer’s certificates and/or opinions of WWE’s counsel required in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee under the Convertible Notes Indenture, holders or other applicable persons, as applicable, at or prior to the Closing, which supplemental indentures, officer’s certificate and opinions of counsel will be reasonably satisfactory in form and substance to the trustee and Endeavor and (iii) taking all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible

Notes Indenture as may be required to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Transactions, including the merger, provided that opinions of counsel required by the Convertible Notes Indenture in connection with the Transactions will be delivered by Endeavor and its counsel to the extent required to be delivered after, and not substantially concurrently with, the Closing. WWE and/or New PubCo agreed to settle, and to cause to be settled, any and all conversions of the Convertible Notes after the Closing in shares of New PubCo Class A common stock.

The transaction agreement requires that WWE provide Endeavor and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments, including those referred to in the preceding paragraph deliverable pursuant to or in connection with the Convertible Notes Indenture or the Call Spread Documentation prior to the dispatch or making thereof, each of which will be subject to the prior approval of Endeavor (such approval not to be unreasonably withheld, conditioned or delayed).

Subject to certain restrictions as further set forth in the transaction agreement, prior to the effective time, WWE agreed (A) to use its reasonable best efforts to (i) take all actions reasonably requested by Endeavor in connection with making elections under, amending, obtaining waivers or unwinding or otherwise settling the call options and warrant transactions evidenced by the applicable Call Spread Documentation (we refer to such transactions as “Call Spread Transactions”) as of the effective time, (ii) promptly advise Endeavor of any notices or other communications with the counterparties to the Call Spread Transactions in respect of any settlement or termination thereof or adjustment thereto (including any adjustments arising out of an announcement event (as defined in the applicable warrant documentation of WWE existing as of the date of the transaction agreement)) and (iii) cooperate with Endeavor, at Endeavor’s written request, to negotiate with the counterparties to the Call Spread Transactions to cause such Call Spread Transactions to be adjusted, settled, terminated or amended as of the effective time, and subject to the mutual agreement of Endeavor, WWE and the respective counterparties to the Call Spread Transactions in accordance with the terms of the Call Spread Documentation and (B) not to (i) exercise any right that it may have to terminate, or cause the early settlement, exercise or cancellation of, the Call Spread Transactions (other than pursuant to the terms thereof) or (ii) amend, modify or supplement the Call Spread Documentation, in each case without the prior written consent of Endeavor, with consent not be unreasonably withheld, conditioned or delayed (it being understood that such limitations will not apply to any modification or adjustment made unilaterally by the counterparty to a Call Spread Transaction pursuant to the terms of the Call Spread Documentation, as applicable).

Notwithstanding anything to the contrary in the transaction agreement, WWE is not required to (i) other than (A) in connection with any actions set forth above and (B) with respect to any fees, costs, expenses or liabilities expressly required to be paid under the Convertible Notes Indenture or the Call Spread Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing), pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the effective time for which it has not first received full reimbursement or is not otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of Endeavor; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the effective time or that would be effective if the effective time did not occur; (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege or contravene applicable law or violate any contract; or (iv) compromise any prior tax or accounting position. Each of Endeavor, EDR OpCo and HoldCo acknowledged and agreed that its obligations to consummate the Transactions are not conditioned upon either (1) the execution of a supplemental indenture pursuant to the Convertible Notes Indenture by the trustee thereunder or (2) negotiation with the counterparties to the Call Spread Transactions with respect to adjustment of the Call Spread Transactions.

Tax Matters

The transaction agreement sets forth that (i) the transaction agreement is intended to constitute and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (ii) New PubCo, HoldCo, Endeavor and its affiliates, and WWE will each use its reasonable best efforts (a) to cause the WWE transfer to qualify as a contribution pursuant to Section 721(a) of the Code to the fullest extent permitted by law (and, in connection therewith, the parties agree that any and all exceptions available to treatment of the WWE transfer as a disguised sale of assets will be applied to the WWE transfer to the extent such exceptions more likely than not apply under applicable law); (b) to cause each of the conversions (or other deemed liquidations) of WWE’s subsidiaries set forth in the Pre-Closing Reorganization schedule attached to the transaction agreement to qualify as a liquidation described in Section 332 of the Code. Parties to the transaction agreement agreed to not take any position (whether in audits, tax returns or otherwise) that is inconsistent with the intended treatment set forth in the transaction agreement unless otherwise required by law or required to do so by a “determination” within the meaning of Section 1313(a) of the Code (or applicable state, local or non-U.S. tax law).

The transaction agreement provides that all existing tax sharing agreements between Endeavor and any of its affiliates (other than HoldCo or any of its subsidiaries) on the one hand, and HoldCo or any subsidiary of HoldCo, on the other hand, will be terminated prior to the Closing and will have no further effect for any tax period (whether past, present or future), including that neither Endeavor nor such affiliates (other than HoldCo or and of its subsidiaries) nor HoldCo or any of its subsidiaries will have any further rights or obligations thereunder, and no additional payments will be made thereunder with respect to any tax period, whether in respect of a redetermination of liabilities for taxes or otherwise. Immediately after the Closing, no tax sharing agreements between New PubCo, on the one hand, and HoldCo or any subsidiary of HoldCo (including WWE LLC and its subsidiaries) will be in effect.

EDR OpCo and WWE agreed that, acting reasonably, they will jointly determine the tax treatment of the settlement of the Convertible Notes and related Call Spread Transaction pursuant to the transaction agreement (provided, that EDR OpCo will not have any rights to determine such tax treatment to the extent such transactions could not have any adverse impact on EDR OpCo or its affiliates or their direct or indirect equity holders). To the extent that failing to do so could result in any tax-related impact to HoldCo or its subsidiaries that is not immaterial, if requested by EDR OpCo at least five (5) business days prior to the closing date, the parties to the transaction agreement agree to proportionally increase the WWE base amount of the WWE Minimum Cash Requirement and the EDR base amount of the EDR Minimum Cash Requirement (we refer to the sum of the WWE base amount and the EDR base amount as the “aggregate base amount”) only to the extent reasonably necessary to avoid WWE LLC incurring and being required to pay after Closing state or local tax for which it is not reimbursed by New PubCo attributable to the WWE transfer being treated as a disguised sale of assets (taking into account any exceptions to disguised sale treatment); provided that after any increase contemplated by this sentence, the WWE base amount will constitute 49.0% of the aggregate base amount and the EDR base amount shall constitute 51.0% of the aggregate base amount.

New PubCo Board of Directors and Other Governance Matters

The transaction agreement provides that, prior to the effective time, WWE will take all action necessary to cause the New PubCo Board, effective as of immediately following the Closing until otherwise determined in accordance with the organizational documents of New PubCo, to consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor, of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Mr. Emanuel) and (y) three will be independent.

New PubCo agreed to take all necessary action to cause, effective as of immediately following the Closing until otherwise determined in accordance with the organizational documents of New PubCo, Mr. McMahon to be elected as executive chair of the New PubCo Board, unless he is not executive chair immediately prior to the effective time, in which case, unless otherwise mutually agreed in writing by WWE and Endeavor, there will be no initial executive chair immediately following the Closing and the chair of the New PubCo Board will be determined in accordance with the organizational documents of New PubCo.

Parties to the transaction agreement also agreed that, immediately following the Closing until otherwise determined in accordance with the organizational documents of New PubCo (and organizational documents of its applicable subsidiaries (as applicable)):

•	parties will take all action necessary to cause the officers of New PubCo and HoldCo to be as specifically set forth below:

•	Mr. Emanuel as Chief Executive Officer

•	Mark Shapiro as President and Chief Operating Officer

•	Andrew Schleimer as Chief Financial Officer

•	Seth Krauss as Chief Legal Officer

•

WWE and New PubCo will take all necessary action to cause each committee of the New PubCo Board to be composed of at least three members and include at least one more individual nominated by Endeavor than by WWE;

•

New PubCo and HoldCo will operate under a name to be mutually agreed by WWE and Endeavor, and New PubCo will use “TKO” as its stock ticker symbol, unless otherwise mutually agreed by WWE and Endeavor; and

•

the corporate headquarters and related corporate functions for (i) New PubCo will be at 200 Fifth Avenue, 7th Floor, New York, New York 10010, (ii) the WWE business will be at WWE’s existing headquarters until such time as WWE moves its next headquarters to the location set forth on WWE’s confidential disclosure letter delivered concurrently with the execution of the transaction agreement and (iii) the UFC business will be at UFC’s existing headquarters in Las Vegas, Nevada.

See “Management and Directors of New PubCo After the Transactions” for more information.

Insurance

Parties to the transaction agreement agreed that, from and after the closing date, HoldCo and its subsidiaries will cease to be insured by Endeavor’s or its affiliates’ (other than HoldCo’s and its subsidiaries’) insurance policies or self-insured program, and any such policy will continue in force only for the benefit of Endeavor and its affiliates (other than HoldCo and its subsidiaries) and not for the benefit of New PubCo or its subsidiaries or their respective businesses and New PubCo and its subsidiaries will arrange for their own insurance policies with respect to the HoldCo business; provided that HoldCo and its subsidiaries will continue to have the benefit of any policy that, by its terms, covers and permits claims by HoldCo and its subsidiaries in respect of acts, omissions and events occurring prior to the Closing (to the extent any such claim by HoldCo and its subsidiaries relates to the business of HoldCo and its subsidiaries prior to the Closing).

Notwithstanding the foregoing, Endeavor and WWE may mutually agree prior to the closing date to the extent commercially available and reasonable, to permit HoldCo and its subsidiaries to continue to be insured by Endeavor’s or its affiliates’ (other than HoldCo’s and its subsidiaries’) insurance policies or self-insured program from and after the closing date (and, in such case, New PubCo and its subsidiaries agreed (i) to cooperate in the pursuit of any claim(s) under such policies, (ii) not to conduct or take part in any such grossly negligent activities that may jeopardize the insurance coverage provided by, or cause material changes to insurance premiums to, such policies and (iii) agree to compensate Endeavor for an allocation of the insurance premium in respect of any such policies deemed commercially reasonable by the parties to the transaction agreement).

Other Covenants and Agreements

The transaction agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality and access to certain information about the other parties to the transaction agreement during the period prior to the closing date;

•

cooperation between WWE and Endeavor in the preparation of this information statement/prospectus, including delivery of certain financial statements of HoldCo required under the Securities Act to be included in this information statement/prospectus by Endeavor to WWE;

•	cooperation between WWE and Endeavor in the defense and settlement of any stockholder litigation brought against WWE or Endeavor related to the Transactions;

•	cooperation between WWE and Endeavor in connection with public announcements;

•

actions by Endeavor, Merger Sub and WWE and the members of their respective boards of directors if any anti-takeover law or regulation may become or may purport to be or does become applicable to the Transactions;

•

actions by WWE and the WWE Board to exempt certain disposition and cancellation or deemed disposition and cancellation in connection with the Transactions from Rule 16b-3 promulgated under the Exchange Act;

•

actions by WWE to cause the shares of New PubCo Class A common stock to be issued in connection with the merger to be listed on the NYSE, subject to official notice of issuance, prior to the effective time;

•

cooperation between WWE and Endeavor regarding entering into and/or adopting (as applicable) an amended and restated operating agreement of HoldCo, an operating agreement of WWE LLC, certain services agreements, a registration rights agreement and a governance agreement, in each case effective as of the Closing;

•

cooperation between HoldCo and Endeavor following the Closing until the date that is five years following the Closing, regarding (i) any asset possessed by it or any of its affiliates that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the business of the other; (ii) any liability identified as resulting from any of the other’s assets or the operation or conduct of the business of the other and (iii) certain specified legal proceedings for which the other has agreed to be solely responsible; and

•	certain actions by WWE as specifically set forth in WWE’s confidential disclosure letter delivered to Endeavor concurrently with the execution of the transaction agreement.

Conditions to the Closing

The respective obligations of each party to the transaction agreement to effect the Closing shall be subject to the satisfaction (or waiver by Endeavor, on its own behalf and on behalf of EDR OpCo and HoldCo, or by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, in each case, to the extent permitted by applicable law) at or prior to the effective time of the following conditions:

•

Stockholder Approval. The affirmative vote of the holders of a majority of the voting power of the shares of WWE common stock outstanding as of the effective date of the Written Consent in favor of adopting the transaction agreement having been obtained. This condition was satisfied on April 2, 2023 by the delivery of the Written Consent;

•

No Legal Restraints. No (i) injunction or similar order by any governmental body having jurisdiction over Endeavor, Merger Sub, WWE, New PubCo or any of their respective subsidiaries that prohibits the consummation of the merger and the other Transactions, or that would impose a burdensome effect, having been entered and continuing to be in effect or (ii) law having been enacted, entered, promulgated, enforced, or deemed applicable by any governmental body having jurisdiction over Endeavor, Merger Sub, New PubCo, WWE, or any of their respective subsidiaries that, in any case, prohibits or makes illegal the Transactions or that would impose a burdensome effect;

•

Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in WWE’s confidential disclosure letter delivered concurrently with the execution of the transaction agreement applicable to the Transactions (and any extension thereof) having expired or been earlier terminated; (ii) all other authorizations, consents, orders, approvals, filings, and declarations, and all expirations of waiting periods, required under the applicable antitrust laws and foreign direct investment laws specified in WWE’s confidential disclosure letter delivered concurrently with the execution of the transaction agreement with respect to the Transactions having been made, expired, terminated, or obtained, as the case may be; and (iii) all requisite regulatory approvals being in full force and effect and no such requisite regulatory approval imposing or requiring the acceptance of a burdensome effect. This condition was satisfied by the expiration of the waiting period under the HSR Act on June 16, 2023 and the receipt of all approvals, determinations, grants and confirmations with respect to regulatory authorities in the United Kingdom and Saudi Arabia on May 11, 2023 and May 30, 2023, respectively, as more fully described in “Risk Factors—Risks Relating to the Transactions—WWE and Endeavor must obtain certain regulatory approvals in order to complete the Transactions, including the merger; if such approvals are not obtained or are obtained with conditions, the Transactions may be prevented or delayed or the anticipated benefits of the Transactions could be reduced.”;

•

Registration Statement. The registration statement on Form S-4, of which this information statement/prospectus forms a part, having become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the registration statement having been issued and remaining in effect, and no legal proceedings for that purpose having commenced or been threatened in writing by the SEC, unless subsequently withdrawn;

•

Listing. The shares of New PubCo Class A common stock issuable pursuant to the merger having been registered pursuant to Section 12(b) of the Exchange Act and authorized for listing on NYSE upon official notice of issuance;

•	Information Statement. This information statement/prospectus having been mailed to the WWE stockholders and at least 20 calendar days having elapsed from the date of completion of such mailing; and

•	Pre-Closing Reorganization. The Pre-Closing Reorganization having been completed.

The obligations of WWE, New PubCo and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, to the extent permitted by applicable law) of the following conditions:

•	Representations and Warranties.

•

Certain representations and warranties of Endeavor relating to capitalization (except for de minimis inaccuracies) and absence of changes being true and correct, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

Certain representations and warranties of Endeavor relating to due organization and subsidiaries, capitalization, authority and binding nature of agreement, and financial advisors being true and correct in all material respects, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

All other representations and warranties of Endeavor set forth in the transaction agreement (disregarding all materiality and HoldCo Material Adverse Effect qualifications contained therein) being true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect;

•

Covenants. Each of Endeavor, EDR OpCo and HoldCo having performed in all material respects all obligations required to be performed by it under the transaction agreement at or prior to the effective time;

•	No HoldCo Material Adverse Effect. No HoldCo Material Adverse Effect having occurred since the date of the transaction agreement and continuing;

•

Officer’s Certificate. Endeavor having delivered to WWE a certificate, dated as of the closing date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in this paragraph under “ —Representations and Warranties,” and “ —Covenants and Agreements” have been satisfied;

•

Ancillary Agreements. Endeavor having delivered duly executed counterparts of each of the amended and restated operating agreement of HoldCo, the initial operating agreement of WWE LLC and the governance agreement (on behalf of itself, EDR OpCo and HoldCo, as applicable) to which an EDR Party is a party; and

•

HoldCo Audited Financial Statements. (i) Endeavor having delivered to WWE the audited financial statements of HoldCo required to be delivered in accordance with the transaction agreement and (ii) the operating income reflected in such audited financial statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense), not being less than 92.5% of the operating income reflected in the financial statements of HoldCo for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense) (which was satisfied on April 23, 2023 upon the delivery of such audited financial statements of HoldCo to WWE).

The obligations of Endeavor, EDR OpCo and HoldCo to effect the Closing are further subject to the satisfaction (or waiver by Endeavor, on its own behalf and on behalf of EDR OpCo and HoldCo, to the extent permitted by applicable law) of the following conditions:

•	Representations and Warranties.

•

Certain representations and warranties of WWE relating to capitalization (except for de minimis inaccuracies) and absence of changes being true and correct, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

Certain representations and warranties of WWE relating to due organization and subsidiaries, capitalization, authority and binding nature of agreement, non-contravention and consents, and financial advisors being true and correct in all material respects, both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

All other representations and warranties of WWE set forth in the transaction agreement (disregarding all materiality and WWE Material Adverse Effect qualifications contained therein) being true and correct both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect;

•	Covenants. Each of New PubCo and Merger Sub having performed in all material respects all obligations required to be performed by it under the transaction agreement at or prior to the effective time;

•

Officer’s Certificate. WWE having delivered to Endeavor a certificate, dated as of the closing date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in this paragraph under “ —Representations and Warranties,” and “ —Covenants and Agreements” have been satisfied;

•

Ancillary Agreements. WWE having delivered duly executed counterparts of each of the amended and restated operating agreement of HoldCo, the initial operating agreement of WWE LLC and the governance agreement (on behalf of itself, New PubCo and Merger Sub, as applicable) to which a WWE Party is a party; and

•	No WWE Material Adverse Effect. No WWE Material Adverse Effect having occurred since the date of the transaction agreement and continuing.

Indemnification

Following the Closing, HoldCo will indemnify Endeavor and its affiliates (other than HoldCo and its subsidiaries but including Endeavor’s investors) and their respective officers, directors, employees, agents and representatives and their respective successors and assigns from and against any loss arising out of or resulting from any liability of New PubCo, WWE, HoldCo and their respective subsidiaries resulting from any of their assets or the operation or conduct of their business (including in connection with transfer of any such later identified liability to HoldCo and its subsidiaries) (which liabilities refer to collectively as “assumed liabilities”). Following the Closing, Endeavor will indemnify HoldCo and its subsidiaries and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any loss arising out of or resulting from (i) any liability of Endeavor or its affiliates other than the assumed liabilities (including in connection with the transfer of any such later identified liability to Endeavor or its subsidiaries) or (ii) any breach or inaccuracy of Endeavor’s representations and warranties regarding its absence of undisclosed liabilities and related party transactions, or any failure of such representations and warranties to be true and correct as of and as though made on the closing date (except to the extent expressly made as of an earlier date, in which case as of such date). Endeavor will not be required to indemnify HoldCo and its subsidiaries for losses arising from such breach or failure until the aggregate of such losses exceed on a cumulative basis $470 million (the calculation of which will be determined without regard to any materiality qualifications set forth in such representation or warranty), and then only to the extent of such excess.

HoldCo will also indemnify (a) EDR OpCo and its affiliates for losses arising out of tax liabilities incurred with respect to the operations or tax items of HoldCo and its subsidiaries, and (b) New PubCo and its affiliates, for losses arising out of tax liabilities incurred with respect to the operations or tax items of WWE and its subsidiaries, in each case with respect to any taxable period (or portion thereof) ending on or before the closing date and other than taxes imposed on any transactions pursuant to the Pre-Closing Reorganization, the Conversion, the WWE transfer or any other transactions agreed by the parties to the transaction agreement in writing to constitute a “formation transaction” (to the extent such tax would not have been imposed if such transaction had not occurred).

Following the Closing, each of HoldCo and its subsidiaries, on the one hand, and Endeavor or its subsidiaries, on the other hand, will indemnify the other party and its affiliates for liabilities incurred in connection with certain specified legal proceedings involving such party (including the settlement thereof), whether incurred prior to or following the Closing.

Termination

The transaction agreement may be terminated at any time prior to the effective time by mutual written consent of WWE and Endeavor or as follows:

•	by either WWE or Endeavor if:

•

the merger shall not have been completed by January 2, 2024, provided that, if on that date, any of the conditions described in the section entitled “ —Conditions to the Closing-Regulatory Approvals,” are not satisfied or waived but all other closing conditions either have been satisfied or would have been satisfied or waived if the Closing were to occur on such date, then the termination date will be extended automatically by three months on up to two occasions (we refer to such date as the “end date”)

(provided further that this right to terminate the transaction agreement will not be available to any party thereto that has breached in any material respect its obligations under the transaction agreement in any manner that has principally caused the failure to consummate the merger on or before such date); or

•

any governmental entity having jurisdiction over Endeavor or WWE has issued an injunction or similar order, or any law is enacted, entered, promulgated, enforced or deemed applicable by such governmental entity, in each case that prohibits the consummation of the merger and the other Transactions, or that would impose a burdensome effect and has become final and non-appealable (provided that this right to terminate the transaction agreement will not be available to any party that has breached in any material respect its obligations under the transaction agreement in any manner that has principally caused the imposition of such injunction, order or law or the failure of such injunction, order or law to be resolved or lifted).

•	by WWE if:

•

Endeavor, EDR OpCo or HoldCo has breached in any material respect any representation, warranty, covenant or agreement in the transaction agreement, in each case, which breach (i) would result in a failure of the applicable closing condition and (ii) cannot be cured by January 2, 2024 (which date is subject to two automatic three-month extensions as set forth above) or, if curable, is not cured within 30 business days following WWE’s delivery of written notice to Endeavor stating WWE’s intention to exercise this right to terminate the transaction agreement and the basis for such termination (provided that this right to terminate the transaction agreement will not be available to WWE if WWE is then in material breach of any representation, warranty, agreement or covenant in the transaction agreement that would result in a failure of the applicable closing condition); or

•

(i) the HoldCo audited financial statements described in the section entitled “ —Conditions to the Closing-HoldCo Audited Financial Statements” have not been delivered to WWE on or before July 1, 2023 (this termination right will immediately expire upon the delivery of such HoldCo audited financial statements) or (ii) upon delivery to WWE of such HoldCo audited financial statements, the applicable closing condition is not satisfied (this termination right will expire at 5:00 p.m. on the 20th business day following the date of the delivery to WWE of such HoldCo audited financial statements).

•	by Endeavor if:

•

WWE, New PubCo or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement in the transaction agreement, in each case, which breach (i) would result in a failure of the applicable closing condition and (ii) cannot be cured by January 2, 2024 (which date is subject to two automatic three-month extensions as set forth above) or, if curable, is not cured within 30 business days following Endeavor’s delivery of written notice to WWE stating Endeavor’s intention to exercise this right to terminate the transaction agreement and the basis for such termination (provided that this right to terminate the transaction agreement will not be available to Endeavor if Endeavor, EDR OpCo or HoldCo is then in material breach of any representation, warranty, agreement or covenant in the transaction agreement that would result in a failure of the applicable closing condition);

•	the WWE Board (or a committee thereof) has effected an adverse recommendation change; or

•	the Written Consent has not been delivered to WWE within 12 hours after signing the transaction agreement (this condition was satisfied on April 2, 2023 by the delivery of the Written Consent).

Effect of Termination; Termination Fees; Expenses

In the event of termination of the transaction agreement as described in the section entitled “—Termination,” the transaction agreement will be of no further force or effect and the Transactions will be abandoned, each as of the date of termination, and following any such termination there will be no liability under the transaction agreement on the part of any party to the transaction agreement, except that:

•	the confidentiality agreement between WWE and Endeavor will survive the termination;

•	certain provisions of the transaction agreement will survive the termination, including the transaction agreement provisions relating to termination fees and expenses described in this section; and

•	termination of the transaction agreement will not relieve any party to the transaction agreement from any liability for actual, intentional and knowing common law fraud or willful material breach.

If the transaction agreement is terminated by Endeavor after WWE makes an adverse recommendation change, WWE will be required to pay EDR OpCo a termination fee of $270.0 million. If the transaction agreement is terminated by Endeavor because the Written Consent has not been delivered within twelve hours of signing the transaction agreement, WWE will be required to pay EDR OpCo a termination fee of $90.0 million. The foregoing termination fees are referred to herein as the “EDR termination fee.”

If WWE fails to promptly pay any amounts of the EDR termination fee and, in order to obtain such payment, any of the EDR Parties commences a claim that results in a judgment against WWE for EDR termination fee or any portion thereof, WWE will pay to Endeavor its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such claim, together with interest on the amount due at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable law.

In no event will WWE be required to pay the EDR termination fee on more than one occasion. In no event will Endeavor be entitled to both specific performance to cause WWE to consummate the Closing in accordance with the terms of the transaction agreement and the payment of the EDR termination fee. As a result of the delivery of the Written Consent, no termination fees are payable in respect of the termination of the transaction agreement.

Any filing fees payable under the HSR Act and any other filings required under applicable foreign antitrust laws or foreign direct investment laws will be paid by Merger Sub. Except as described in this section, all fees and expenses incurred in connection with the transaction agreement and the Transactions will be paid by the party to the transaction agreement incurring such expenses, if the Transactions are not consummated. If a party to the transaction agreement is in compliance with its obligations with respect to the applicable cash distributions as described in the section entitled “ —Cash Distributions,” and the Transactions are consummated, all fees and expenses incurred in connection with the transaction agreement and the Transactions by such party or its subsidiaries will be paid by HoldCo (subject to allocation of responsibility for taxes as otherwise set forth in the transaction agreement). For the avoidance of doubt and in furtherance of the foregoing, immediately following the Closing, HoldCo will reimburse Endeavor and its subsidiaries or New Pubco (as applicable) in respect of fees and expenses included in the WWE Minimum Cash Requirement or EDR Minimum Cash Requirement (as applicable) which were paid and discharged prior to the consummation of the Transactions.

Amendment and Waiver

Prior to the effective time, the transaction agreement may be amended with the approval of each of the WWE Board and the Endeavor executive committee at any time and will be valid only if set forth in a written instrument signed on behalf of each party to the transaction agreement. The failure or delay of any party to the transaction agreement to exercise any power, right, privilege or remedy under the transaction agreement will not constitute a waiver of those rights, nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the transaction agreement. No party to the transaction agreement will be deemed to have waived any claim arising out of the transaction agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Specific Performance and Third-Party Beneficiaries

Specific Performance

The parties to the transaction agreement agreed therein that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party to the transaction agreement does not perform its obligations under the provisions of the transaction agreement in accordance with its terms or otherwise breaches such provisions. The parties to the transaction agreement further agreed that the parties to the transaction agreement would be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of the transaction agreement and to enforce specifically the terms and provisions of the transaction agreement in the jurisdictions specified in the transaction agreement without proof of damages or otherwise (which will be in addition to any other remedy to which they are entitled under the transaction agreement).

Third-Party Beneficiaries

The transaction agreement is not intended to confer, and does not confer, upon any person (other than the parties to the transaction agreement) any power, right, privilege or remedy of any nature whatsoever under or by reason of the transaction agreement, other than (1) each of the indemnified persons in respect of the matters described in the section entitled “ —Covenants and Agreements-Indemnification and Directors’ and Officers’ Insurance,” (2) with respect to the rights of securityholders of WWE in respect of the matters described in the section entitled “—Transaction Consideration; Conversion of Shares; Exchange of Certificates,” (3) each of the indemnified persons in respect of the matters described in the section entitled “ —Indemnification,” (4) with respect to the rights of the individuals named in the New PubCo Cash Management Policy Term Sheet in respect thereof, and (5) the rights of WWE Parties in respect of the limitations on liability of WWE Parties in respect of the non-survival of the representations, warranties and covenants in the transaction agreement (other than covenants that by their terms survive or contemplated performance after the effective time).

SUMMARY OF CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS

Explanatory Note Regarding the Transaction Documents

This section describes the material terms of the transaction documents. The descriptions in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the transaction documents, copies of the forms of which are attached as Annex A, D, E, F, G and H, respectively, and each of which is incorporated by reference into this information statement/prospectus. These summaries are not intended to be complete and may not contain all of the information about the transaction documents that is important to you. You are encouraged to carefully read the transaction documents in their entirety. This section is not intended to provide you with any factual information about New PubCo, WWE, Endeavor or UFC. Such information can be found elsewhere in this information statement/prospectus and in the public filings that WWE and Endeavor make with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

The transaction documents and this summary of terms are included to provide you with information regarding the terms of the transaction documents. Factual disclosures about New PubCo, WWE, Endeavor and UFC contained in this information statement/prospectus or in the public reports of WWE and Endeavor filed with the SEC may supplement, update or modify the factual disclosures about WWE, Endeavor and UFC contained in the transaction documents. Certain of the transaction documents contain representations and warranties by WWE and Endeavor made solely for the benefit of the parties to the transaction documents. The representations, warranties and covenants made in certain transaction documents by WWE and Endeavor were qualified and subject to important limitations agreed to by WWE and Endeavor in connection with negotiating the terms of the transaction documents. In particular, in your review of the representations and warranties contained in certain transaction documents and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the transaction documents may have the right not to complete the transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the transaction documents, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure letters that WWE and Endeavor each delivered in connection with the transaction documents and certain documents filed with the SEC by WWE and Endeavor. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement/prospectus, may have changed since the date of the transaction documents. Accordingly, the representations and warranties in the transaction documents should not be relied on by any persons as characterizations of the actual state of facts about WWE or Endeavor at the time they were made or otherwise.

HoldCo Operating Agreement

In connection with the Transactions, including the merger, Endeavor, HoldCo and New PubCo will enter into the HoldCo Operating Agreement. Following the Transactions, including the merger, New PubCo will operate its business through HoldCo and its subsidiaries, in accordance with the terms of the HoldCo Operating Agreement. As sole managing member of HoldCo, New PubCo will have control over all of the affairs and decision-making of HoldCo. As such, New PubCo will be responsible for all operational and administrative decisions of HoldCo and the day-to-day management of HoldCo’s business. New PubCo will fund any dividends to New PubCo stockholders (if any) by causing HoldCo to make distributions to its equityholders, including New PubCo, subject to the limitations imposed by the HoldCo Operating Agreement.

The holders of common units of HoldCo, including New PubCo, will generally incur U.S. federal, state and local income taxes on their allocable share of any net taxable income of HoldCo. Net profits of HoldCo will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of equity interests in HoldCo, though certain non-pro rata adjustments may be made to reflect tax depreciation, amortization and other allocations as required under applicable law or as provided for in the HoldCo Operating Agreement. The HoldCo Operating Agreement will provide for cash distributions to the holders of common units for purposes of funding their tax obligations in respect of the taxable income of HoldCo that is allocated to them (or otherwise provide the HoldCo members with liquidity), subject to available cash and any negative covenants in applicable loan agreements. Generally, these tax distributions will be calculated using an assumed tax rate equal to the highest marginal combined income tax rate applicable to an individual or corporation resident in Los Angeles, California or New York, New York (whichever rate is higher), taking into account the deductibility of applicable state and local income taxes for U.S. federal income tax purposes and any limitations thereon, with the same assumed tax rate applicable to all HoldCo members. Distributions (including tax distributions) made in respect of common units will generally be made pro rata in respect of such common units.

The HoldCo Operating Agreement will provide that, except as otherwise determined by New PubCo, if at any time New PubCo issues shares of New PubCo Class A common stock or any other equity or equity-linked security of New PubCo entitled to any economic rights, HoldCo will then issue an equal amount of common units (or other security with corresponding economic rights) of HoldCo to New PubCo. Similarly, except as otherwise determined by New PubCo, HoldCo will not issue any additional common units to New PubCo unless New PubCo issues or sells an equal number of shares of New PubCo Class A common stock. Conversely, except as otherwise determined by New PubCo, if at any time any shares of New PubCo Class A common stock are redeemed, repurchased or otherwise acquired, HoldCo will redeem, repurchase or otherwise acquire an equal number of common units held by New PubCo upon the same terms and for the same price per security, as the shares of New PubCo Class A common stock are redeemed, repurchased or otherwise acquired. In addition, except as otherwise determined by New PubCo, HoldCo will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of HoldCo Units unless it is accompanied by a substantively identical subdivision or combination of New PubCo common stock.

Subject to certain exceptions, HoldCo will indemnify all of its members and their officers and other related parties against all losses or expenses arising from claims or other legal proceedings in which any such person (in its capacity as such) may be involved or become subject to in connection with HoldCo’s business or affairs or the HoldCo Operating Agreement or any related document.

The HoldCo Operating Agreement will provide that the members of HoldCo (other than New PubCo) (or certain permitted transferees thereof) will have the right from time to time, subject to certain restrictions, to cause HoldCo to redeem any or all of their common units (with the simultaneous redemption of shares of New PubCo Class B common stock), in exchange for, at New PubCo’s election (subject to certain exceptions), either cash (based on the market price of a share of New PubCo Class A common stock) or shares of New PubCo Class A common stock, and if such redemption is made in exchange for shares of Class A common stock, it shall be effected as a direct purchase by New PubCo. If, on the date of the applicable exchange notice, the aggregate amount of New Pubco’s cash balance plus the aggregate amount of any loans by New PubCo to Holdco as permitted under New Pubco’s cash management policy, in the aggregate, is in excess of $100 million, any exchange may only occur 30 days following the giving of notice by Endeavor.

Under the Governance Agreement, common units will be subject to restrictions on transfer, which are more fully described in the section entitled “ —Certain Restrictions on the EDR Subscribers and Endeavor” below.

Governance Agreement

At the completion of the Transactions, Endeavor, EDR OpCo, January Capital Sub, LLC (the “EDR Blocker”), January Capital HoldCo, HoldCo, New PubCo and Mr. McMahon expect to enter into a governance agreement that addresses matters primarily relating to New PubCo’s board of directors and restrictions on the EDR subscribers’ ability to effect certain actions.

New PubCo Board Nominees

Appointment Rights Held by WWE, Mr. McMahon and the WWE Designees

The governance agreement provides that, until the later of December 31, 2025 and the earlier of (x) the date on which Mr. McMahon owns fewer than 7,188,031 shares of New PubCo common stock and (y) the date on which Mr. McMahon no longer serves as the executive chair of the New PubCo Board (the date contemplated by clauses (x) and (y), the “Sunset Date”), New PubCo’s slate of individuals nominated for election to the New PubCo Board will include all five of the WWE Designees, provided that the WWE Designees will include at least three independent directors. Until the earlier of the death, resignation or incapacitation of Mr. McMahon (the “Executive Chair Sunset”) and the Sunset Date, Mr. McMahon will have the right to designate the nominee for his seat, one non-independent director and one independent director. The then-appointed WWE Designees (acting by majority) will have the right to nominate the other two WWE Designees, each of whom must be independent. If, upon the occurrence of the Executive Chair Sunset, the Sunset Date has not occurred, then from the Executive Chair Sunset until the Sunset Date, the then-appointed WWE Designees will have the right to designate the successors to all five of the WWE Designees, three of whom must be independent. For further information regarding the appointment and other rights of Mr. McMahon, please read the section entitled “Interests of Affiliates in the Transactions—Interests of WWE Affiliates in the Transactions—Interests of WWE’s Directors and Executive Officers in the Transactions” beginning on page 247 of this information statement/prospectus.

Appointment Rights Held by Endeavor

Until the date on which Endeavor no longer owns, directly or indirectly, more than 20% in the aggregate of the voting power of the then-outstanding shares of capital stock of New PubCo, the slate of individuals nominated for election to the New PubCo Board will include the EDR Designees, provided that the EDR Designees will at all times include at least three independent directors. In the event that a majority of the New PubCo Board determines in good faith that an EDR Designee is not qualified to serve on the New PubCo Board or does not satisfy an applicable law or other regulation of the SEC or NYSE, then such individual will not be included in the slate of nominees and Endeavor will be permitted to submit a replacement nominee to the slate of individuals nominated for election to the New PubCo Board in accordance therewith. New PubCo will take all necessary action within its control so that each replacement nominee is nominated and elected to the New PubCo Board.

Other Appointment Provisions

Under the governance agreement, subject to the rights to designate a replacement as otherwise set forth therein, the full New PubCo Board will have the right to designate nominees for election at annual stockholder meetings for, or to fill vacancies in, all director positions. Subject to the right to designate a replacement, in the event that the nominating and corporate governance committee of the New PubCo Board determines in good faith that a nominating person’s designee that must be independent does not satisfy the applicable independence criteria, then New PubCo will not be required to include such individual in the slate of nominees to be recommended by the New PubCo Board for election; however, the nominating person of any such individual will be permitted to submit a replacement nominee that would qualify as independent. For so long as any nominating person has the right to designate an EDR Designee or a WWE Designee, in the event that (a) a vacancy is created at any time by the death, disability, retirement, resignation or removal of an EDR Designee or a WWE Designee or (b) an individual is disqualified by the New PubCo Board or the nominating and corporate governance committee, then the applicable nominating person may designate another individual as its designee to either fill the applicable vacancy or be included on the slate of nominees to be recommended by the New PubCo Board for election at its next meeting of the stockholders, and New PubCo will take all necessary action within its control so that each replacement nominee is nominated and elected to the New PubCo Board.

At any meeting convened before the occurrence of the Sunset Date at which directors are to be elected, the EDR subscribers and each of their permitted transferees have agreed to vote all of their shares of common stock in favor of the election of the WWE Designees and the EDR subscribers and each of their permitted transferees have agreed to vote all of their shares of New PubCo common stock against any action take in respect of the removal of any such WWE Designees from the New PubCo Board. At any meeting of the stockholders of New PubCo convened before the occurrence of the Sunset Date at which directors are to be elected, Mr. McMahon and each of his permitted transferees have agreed to vote all of their shares of New PubCo common stock in favor of the election of the EDR Designees and Mr. McMahon and each of his permitted transferees have agreed to vote all of their shares of New PubCo common stock against any action taken in respect of the removal of any such EDR Nominee from the New PubCo Board.

Certain Restrictions on the EDR Subscribers and Endeavor

During the period beginning on the date of the execution of the governance agreement and ending on the two-year anniversary of the date of its execution, except for certain permitted transfers or transfer of shares of New PubCo Class A common stock or common units at a price below the 30-day VWAP of shares of New PubCo Class A common stock (or other applicable principal security of New PubCo from time to time), the EDR subscribers will not transfer any (i) shares of New PubCo Class A common stock or (ii) common units, without the approval of a majority of the WWE Designees. Following the two year anniversary of the completion of the Transactions, the EDR subscribers will be permitted to transfer their shares of New PubCo common stock or common units, other than transfers that (A) would be at a price above the 30-day VWAP of shares of New PubCo Class A common stock (or other applicable principal security of New PubCo from time to time) and (B) would result in any third party controlling 25% or more of the voting power or economic interests of New PubCo or HoldCo, which transfers will require either (i) the approval of a majority of the WWE Designees or (ii) the acquiror in such a proposed transfer to make a pro rata offer on equivalent terms to all of the other securityholders of New PubCo and HoldCo, as applicable.

Without the approval of a majority of the independent directors of the New PubCo Board, Endeavor and its controlled affiliates have agreed not to (a) acquire all of the outstanding equity interests in, or all or substantially all of the assets of, New PubCo or HoldCo, (b) increase their direct or indirect beneficial ownership or economic or voting interests in New PubCo or HoldCo above 75% of the then-current outstanding economic or voting interests of New PubCo or HoldCo by virtue of additional acquisitions or (c) effect a sale of New PubCo or HoldCo that would result in the receipt of a disproportionate “control premium” (or other disparate consideration) relative to other stockholders of New PubCo (except for amounts explicitly and directly in respect of services contemplated by the services agreement.

During the period beginning on the date of the execution of the governance agreement and ending on the later of (i) the five-year anniversary of the completion of the Transactions and (ii) the six-month anniversary of Endeavor ceasing to hold or beneficially own, directly or indirectly (including through controlled affiliates) more than 20% (in the aggregate) of the voting power of the then-outstanding shares or capital stock of New PubCo, Endeavor has agreed not to, and will cause its controlled affiliates (other than HoldCo and its subsidiaries) not to, (a) other than de minimis passive investments, acquire or invest in any professional wrestling league that is competitive with WWE or other professional mixed martial arts league that is competitive with UFC (acting alone or in concert with any person (including any other affiliates of Endeavor)) or (b) represent (i) any professional wrestling league that is competitive with WWE, (ii) any athlete or wrestling talent in respect of their contractual relationship with HoldCo or any of its subsidiaries or (iii) any former wrestling talent of WWE in respect of their contractual relationship with any professional wrestling league that is competitive with WWE.

Services Agreement

Prior to the completion of the Transactions, Endeavor and HoldCo will enter into a services agreement whereby Endeavor and its affiliates will provide, or cause to be provided, certain services to HoldCo and its subsidiaries, and HoldCo and its subsidiaries will provide, or cause to be provided, certain services to Endeavor and its affiliates. The services to be provided pursuant to the services agreement cover the following general areas:

•

Transition Services: Endeavor and its affiliates will provide to HoldCo and its subsidiaries transition services on a temporary basis to support the transition of certain human resources functions to HoldCo and its subsidiaries.

•

Administrative Services: Endeavor and its affiliates will provide to HoldCo and its subsidiaries administrative support services in the areas of finance and accounting, tax, human resources, information technology, facilities, insurance, procurement, legal, corporate communications and business development. HoldCo and its subsidiaries will provide administrative support services to Endeavor and its affiliates in the areas of facilities, legal support, information technology and human resources.

•

Commercial Services: Endeavor and its affiliates will provide to HoldCo and its subsidiaries commercial services covering streaming services, live event production, content production, ticketing and hospitality, content licensing, gaming-related services, marketing and event services, consumer product licensing and sponsorships.

The services agreement will become effective upon the completion of the Transactions and, subject to certain termination rights of each party, has an initial term of seven years with successive automatic renewal periods of 12 months each, unless Endeavor provides written notice of its intent not to renew. The services which are designated to be provided on a transitional basis will be provided after completion of the Transactions for a transitional period of time designated in the services agreement, subject to one extension of up to an additional three months by mutual agreement.

Pursuant to the services agreement, HoldCo will pay Endeavor: (i) the fees set forth below plus (ii) any Additional Fees:

•

WWE Service Fees: During the Grace Period, WWE shall pay no fee. During the Initial WWE Period, WWE shall pay a fee of $25 million. During the 12 months immediately following the Initial WWE Period, WWE shall pay a fee of $35 million, and for each 12-month period thereafter, the fee paid by WWE shall be equal to the fee for the prior 12-month period plus 1%;

•

UFC Service Fees: During the Initial UFC Period, UFC shall pay a fee of $35 million. During the 12 months immediately following the Initial UFC Period, UFC shall pay a fee of $35 million, and for each 12-month period thereafter, the fee paid by UFC shall be equal to the fee for the prior 12-month period plus 1%;

provided that any Additional Fees in excess of $50,000.00 that are not consistent with historical practice between the parties for any individual service (including business travel and related expenses) shall require advance written approval (not to be unreasonably withheld, delayed or conditioned) of the service recipient.

Registration Rights Agreement

Prior to the completion of the Transactions, New PubCo, Endeavor, Mr. McMahon and other stockholders of New PubCo will enter into a registration rights agreement (the “registration rights agreement”) whereby Endeavor and Mr. McMahon will have demand rights that will require New PubCo to file registration statements registering their respective shares of New PubCo Class A common stock (including shares of New PubCo Class A common stock issuable upon the exercise by members of HoldCo of their redemption rights described elsewhere herein). The registration rights agreement will also include customary piggyback rights, subject to certain priority provisions.

The registration rights agreements will require New PubCo to file and thereafter keep effective a registration statement on Form S-1 under the Securities Act providing for the resale of all or part of Mr. McMahon’s registrable securities, and will use reasonable best efforts to become and remain eligible to use Form S-3, and thereafter file and keep effective a registration statement on Form S-3 under the Securities Act providing for the resale of Mr. McMahon’s registrable securities. In addition, New PubCo will be required to register for resale Mr. Khan’s registrable securities for a period of 90 days following the date of effectiveness of the registration statement on Form S-4, of which this information statement/prospectus forms a part.

New PubCo will agree to reasonably assist and cooperate with underwritten shelf takedown offerings for sales with an aggregate offering price of at least $50 million, and will bear all registration expenses, other than customary underwriting commissions of fees.

Stockholders Agreement

On April 2, 2023 concurrently with the execution of the transaction agreement, Endeavor and Mr. McMahon entered into the stockholders agreement, pursuant to which, among other things and subject to certain exceptions set forth therein, Mr. McMahon agreed:

•	not to transfer shares of WWE common stock prior to the consummation of the Transactions;

•	to provide customary assistance in respect of any required regulatory filings and comply with the “clear skies” provision of the transaction agreement; and

•	following the Closing, to provide Endeavor with a right of first offer in respect of the transfer of any shares of New PubCo common stock.

Certain provisions of the stockholders agreement terminate upon the first to occur of: (i) the consummation of the Transactions, (ii) the valid termination of the transaction agreement in accordance with its terms, (iii) the date of certain prohibited modification, waiver or amendment to the transaction agreement, or (iv) the written consent of Mr. McMahon and Endeavor.

BUSINESS OF WWE

WWE is an integrated media and entertainment company. It has been involved in the sports entertainment business for four decades and has developed into one of the most popular brands in global entertainment today. WWE is principally engaged in the production and distribution of unique and creative content through various channels, including content rights agreements for its flagship programs, Raw and SmackDown, and its premium over-the-top network, premium live event programming, monetization across social media outlets, live events, licensing of various WWE themed products, and the sale of merchandise at its live events.

WWE’s principal executive offices are located at 1241 East Main Street, Stamford, Connecticut 06902, and its telephone number is (203) 352-8600. WWE’s internet address is http://www.corporate.wwe.com. Please note that WWE’s internet address is included in this information statement/prospectus as an inactive textual reference only. The information contained on WWE’s website is not incorporated by reference into this information statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus. WWE makes available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials with or to the SEC. Investors may access these filings in the “Investors” section of WWE’s website.

For a more detailed description of the business of WWE, please see WWE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 2, 2023.

BUSINESS OF UFC

Overview

UFC is a premium global sports brand, a live events and media content company, and the largest PPV event provider in the world. Over its 29-year history, UFC has developed, grown, and revolutionized the sport of MMA, hosting hundreds of marquee events around the world and reaching hundreds of millions of fans. UFC is committed to gender equality as one of the few professional sports organizations in the world where male and female athletes compete on equal grounds in all aspects.

UFC is among the most popular sports organizations in the world, with more than 700 million fans who skew young and diverse, as well as 228 million social media followers as of December 31, 2022. The organization produces more than 40 live events annually in some of the most prestigious arenas around the world and, as of December 31, 2022, broadcasts its content to over 900 million TV households across more than 170 countries. UFC’s athlete roster features some of the world’s best MMA athletes representing more than 70 countries.

UFC’s Beginnings

UFC was formed with the original goal to establish the most effective martial art style by staging a single-night tournament featuring the best athletes skilled in the individual martial arts disciplines, including karate, jiu-jitsu, boxing, kickboxing, grappling, Greco-Roman and freestyle wrestling, sumo and other forms of hand-to-hand combats. The winner of the tournament would be crowned the champion.

The first match, featuring UFC’s trademarked “Octagon™” fighting setting, took place in Denver, Colorado on November 12, 1993. UFC grew in popularity over the next several years and underwent a transformation following its acquisition in 2001 by Zuffa, LLC (“Zuffa”) led by Frank Fertitta III, Lorenzo Fertitta and Mr. White. Through Zuffa’s leadership, MMA became a well-organized, sanctioned, and regulated combat sport. Over the next 15 years, Zuffa grew UFC’s brand from a niche fighting contest to a global sports phenomenon. From 2001 to 2016, UFC held live events in hundreds of cities worldwide, licensed content to major media distributors globally, set records for PPV audiences, reached partnership agreements with multiple blue-chip brands, launched its own direct-to-consumer streaming platform, and set new standards for athlete health and safety in MMA.

Acquisition by Endeavor-Led Consortium

In 2016, Endeavor (then named “WME-IMG”) led a consortium that included leading global investment firms Silver Lake Partners and KKR & Co. Inc. that acquired UFC for approximately $4 billion. At the time of the transaction, it was the largest sale of a sports property in history. Concurrent with the initial public offering of Endeavor (the “Endeavor IPO”) in April 2021, Endeavor acquired Silver Lake Partners and KKR & Co. Inc.’s interests in UFC, making UFC a wholly owned subsidiary of the publicly traded Endeavor Group Holdings.

Upon acquiring the company in 2016, Endeavor deployed its world-class capabilities in content creation, production and distribution, as well as licensing, sponsorship and event operations and its global infrastructure, referred to as the “Endeavor Flywheel,” to grow the UFC brand, increase sales and drive operational and cost synergies. Under Endeavor’s ownership, UFC’s global fan base has continued to grow, with live events regularly selling out across the globe as it has expanded in new and existing markets, such as China, France and Russia. Important new domestic and international media rights deals were successfully negotiated, including a seven-year deal with ESPN/ESPN+ across linear, digital and PPV. Additionally, the average annual value of international media license agreements renewed since 2021 approximately doubled. UFC held marquee PPV fights such as UFC® 229: KHABIB vs. MCGREGOR, developed popular original content including Dana White’s Contender Series, and entered new marketing and licensing partnerships with major brands such as Crypto.com, DraftKings, Modelo, Air National Guard, Jose Cuervo, and Prime Hydration, resulting in sponsorship revenue growth of more than three times from 2017 through 2022.

Recent Wins

In 2022, Endeavor’s first full-year as a public company, UFC set records across its business, recording its most successful financial year-to-date. During the year, UFC signed 10 new international media rights deals with prominent distribution partners, continuing the organization’s momentum in driving significant growth in international distribution. In the U.S., UFC continued to produce strong engagement and ratings for domestic rights partner Disney, with live events featured across Disney’s ABC broadcast channel, ESPN linear channels and its ESPN+ streaming service.

In 2022, UFC sold out all 21 events with live audiences, entertained approximately 340,000 fans, and almost tripled the number of UFC VIP guests compared to 2021. Events were held in major arenas across the world, including in Abu Dhabi, France, Singapore and the UK and in U.S. cities such as Jacksonville, Houston, Las Vegas, New York, Phoenix and Salt Lake City. UFC events broke records as the highest-grossing sports event at 11 different arenas, with four of the highest-grossing Fight Nights ever in the U.S. and the two highest grossing Fight Nights in UFC’s history, both of which took place at London’s O2 Arena.

UFC also recorded its highest sponsorship sales year in the company’s history. In 2022, it added sponsors to its roster including VeChain and New Amsterdam Vodka. In addition to these partnerships, UFC activated new sponsorship categories, such as The Official Electric Commercial Truck, The Official Law Firm and The Official Ready-to-Drink partners of UFC. 2022 was also UFC’s strongest year ever for consumer product sales, driven by the licensing, video game, and trading card categories.

The Business of UFC

UFC distributes its content and monetizes its intellectual property primarily through four principal activities: media rights and content, live events, sponsorship and consumer products licensing. For further information, please read the section entitled “Management Discussion and Analysis of UFC—Results of Operations” beginning on page 199 of this information statement/prospectus.

Media Rights and Content

UFC generates revenue from the licensing of its live events and original programming to domestic and international broadcasters and distributors that carry its programming on digital and linear channels, via residential and commercial PPV and through our owned UFC FIGHT PASS streaming platform.

License agreements with broadcasters and distributors have various terms typically ranging from three to five years. UFC negotiates agreements anticipating revenue growth, with a renewal horizon that reflects UFC’s increasing value and the growing popularity of the sport. In 2018 and 2019, UFC established a seven-year partnership with ESPN to become the exclusive broadcaster of UFC live events in the U.S., including the PPV events. UFC’s live events appear on Disney’s ABC broadcast channel, ESPN, ESPN2 and ESPN+, where UFC is helping to drive the adoption of ESPN+. It has also signed new international license agreements that have supported growth in audience engagement and sales.

UFC’s direct-to-consumer subscription service, UFC FIGHT PASS launched in 2013 and provides fans globally with access to live and video-on-demand events, a vast library of long-form and short-form original UFC content and programs and events across multiple combat sports around the world. The service has experienced strong growth since its launch. UFC FIGHT PASS enables UFC to deliver complementary content directly to its fans in regions where it has an existing rights deal. UFC FIGHT PASS also allows UFC to distribute its content directly to fans in markets where a direct customer relationship is economically favorable when compared to a third-party broadcast, digital or pay-per-view licensing deal. One such example is Brazil, where UFC elected to take its content to fans directly via UFC FIGHT PASS, considering 96% of the local fan base consumes UFC content through digital service offerings.

For the years ended December 31, 2022, 2021 and 2020, media rights and content represented 69.7%, 74.4%, and 72.6%, respectively, of total revenue.

Live Events

UFC believes that it delivers best-in-class, in-person sporting event experiences, showcasing a talented roster of athletes competing in more than 40 events held throughout the year across multiple countries and in marquee venues, such as New York’s Madison Square Garden, London’s O2 and Las Vegas’s T-Mobile Arena. It generates revenue from these events through ticket sales, site fees, as well as sales from VIP experiences and concessions. UFC events have the potential to drive millions of dollars in economic output for host cities from new job creation, salaries and wages, taxes, and other economic activity. As a result, UFC is also able to secure site fees from local governments or tourism organizations in certain jurisdictions.

The resilience of UFC’s business model and the strength of its product was demonstrated during COVID-19 when UFC was able to swiftly put in place enhanced health and safety protocols, restarting its live events in Jacksonville, Florida in May 2020. Shortly after restarting live events in Florida, UFC started holding live events in the newly-opened UFC APEX, a world-class production complex in Las Vegas, and subsequently, in July 2020, premiered its successful UFC Fight Island series, held at Yas Island in Abu Dhabi. UFC alternated holding live events between the two locations which allowed the promotion to effectively deliver a full calendar of events in 2020 and realize significant year-over-year growth despite an unprecedented logistical challenge.

For the years ended December 31, 2022, 2021 and 2020, live events represented 11.0%, 10.3%, and 11.0%, respectively, of total revenue.

Sponsorship

UFC generates revenue from the sale of in-venue and in-broadcast advertising assets, content product integration, digital impressions, rights to marks as well as monetization via digital and social media distribution channels. With complete ownership and control over production, UFC believes it is a compelling sports property for advertisers. It is able to create bespoke short-form content for partners and offer integration opportunities across existing programming. UFC is also able to create new sponsorship assets and inventory, such as its high definition LED Fight Clock and Fight Deck displays, which provides unique, additional inventory for its sponsorship partners.

UFC’s global sales force has deep relationships with major brands worldwide, resulting in an increase in sponsorship revenue by more than three times from 2017 through 2022. UFC has continued to expand the volume and quality of its partnerships with major brands, including VeChain, Monster Energy, the Hospital for Specialized Surgery, Modelo, Crypto.com, Prime Hydration and DraftKings.

For the years ended December 31, 2022, 2021 and 2020, sponsorship represented 14.6%, 12.8%, and 13.0%, respectively, of total revenue.

Consumer Products Licensing

UFC’s consumer products team is focused on partnering with major global companies to sell branded merchandise through licensing, self-manufacturing and e-commerce. Licensing agreements cover a diverse range of product categories including apparel, equipment, trading cards, memorabilia, digital goods and video games. Furthermore, licensees have access to both UFC and athlete intellectual property allowing for a vast product offering serving the wide fanbase. Currently, UFC has licensing partnerships with over 40 premium brands, including DraftKings, EA Sports, Panini, Project Rock by Under Armour, Timex and Venum.

For the years ended December 31, 2022, 2021 and 2020, consumer products licensing represented 4.7%, 2.5%, and 3.4%, respectively, of total revenue.

Industry Trends and Market Opportunity

Few forms of entertainment can match the passion and dedication that sport evokes. Sport and competition are foundational components of the shared human experience and are unique in their ability to unite people of all backgrounds regardless of race, religion, or economic status. As a result, UFC believes the broader sports ecosystem is stable and resilient. These characteristics are why live sports are experiencing high demand and why the licensing of sports content has become increasingly important to both the traditional linear cable bundle, as well as streaming services offered by media and technology companies. Premium live sports properties, including UFC, have experienced a meaningful increase in value. This increase has been highlighted by the entry of major global technology companies into live sports programming, such as Amazon’s 11 year deal with the NFL for Thursday Night Football and Apple’s 10 year agreement with the MLS. Based on Infiniti Research, Ltd.’s estimates, annual global sports media revenue is expected to grow from $50 billion in 2022 to $62 billion by 2025, representing an 8% compounded annual growth rate. Infiniti Research, Ltd. also estimates that annual global live sports revenue will grow from $60 billion in 2022 to $74 billion in 2025.

Similar to linear and streaming companies, sponsors are increasing their live sports advertising budgets to broadly reach attractive demographics and create powerful brand associations that can be formed by tapping into sports fans’ passion. Infiniti Research, Ltd. estimates that annual global sports sponsorship revenue will increase from $67 billion in 2022 to $87 billion in 2025, representing a 9% compounded annual growth rate.

Social media and internet platforms have allowed for greater connection and engagement between fans, athletes and professional sports organizations. UFC has capitalized on these new platforms by creating a scaled and embedded distribution channel consisting of approximately 228 million fans across accounts. Through its social media following, UFC builds direct relationships with its fans, enabling it to promote upcoming events, distribute short-form content and grow and monetize its brand. As consumption habits and distribution channels continue to evolve, UFC believes its direct relationship with fans on social media will enable UFC to drive fan engagement to a multitude of distribution channels, including linear, digital, subscription video on demand (“SVOD”) and advertising video on demand (“AVOD”) platforms, further enhancing UFC’s value to its distribution partners.

Technology and product innovation have enhanced the value of sports content. The connected sports model has transformed live sports from a “game day” product to a 365-day experience. The sports ecosystem has expanded to include video games, non-live (exclusive content), Augmented Reality and Virtual Reality, digital ticketing and loyalty rewards platforms, interactive analytics, sports betting, fitness technology, e-commerce, and merchandising, giving fans a wide variety of new touchpoints. UFC is utilizing each of these new technologies and market opportunities to increase engagement and enhance the feedback loop that powers growth in the sport and supports UFC’s brand strength.

Growth Vectors

Media Rights and Content

UFC believes it benefits from secular tailwinds in both sports and entertainment. Live sports remain important for both traditional linear cable providers, as well as streamers and technology entrants. As a result, the value of media rights for unique assets, such as UFC, have appreciated consistently. UFC anticipates realizing growth in media rights content agreements upon contract renewals that materialize over the coming years, reflecting the increased value of UFC’s premium content to linear and streaming channels. UFC also believes it can generate more UFC content in various formats to acquire and engage new and existing fans, generate license fees from distribution partners, and drive increased adoption of the direct-to-consumer offering, UFC FIGHT PASS.

Live Events

UFC anticipates growing live events revenue by expanding premium VIP offerings through further partnership with Endeavor’s On Location business. UFC also anticipates creating additional fan events such as

UFC X, which include open workouts, interactive fan experiences, meet and greets, concerts and parties and athlete panels.

UFC events produce substantial economic and promotional benefits for the cities which host its events. As a result, UFC negotiates site fees in host cities, allowing UFC to share in the upside created by its events. UFC believes there is additional opportunity to drive growth in site fees as the sport continues to gain in popularity and to attract a young and diverse fan base in major cities and countries throughout the world.

Sponsorship

UFC’s fanbase is young, diverse and has above average income, which makes UFC a valued partner for sponsors looking to access this attractive demographic. UFC believes it can drive additional revenue from new and existing sponsorship and brand partners as its engaged, young and diverse fanbase and viewership grow domestically and internationally. UFC also expects to realize additional revenue through the creation of innovative new sponsorship inventory, such as the high definition LED UFC Fight Clock and UFC Fight Deck, as well as other on-screen graphics assets. UFC is poised to increase product activations across platforms and formats, expand and monetize additional staple sponsorship categories, drive rate increases, and improve sell-through, particularly in its international markets.

Consumer Products Licensing

Licensing and merchandising is a fast-growing category for UFC, with 2022 year-over-year revenue growth of 110 percent. UFC believes there is an opportunity to continue to scale its consumer products division through opportunities in many product categories, including apparel, casual games, online betting platforms, and location-based entertainment, in addition to expanding direct-to-retail channels in the U.S. and globally.

Structural Advantages

UFC believes it is well positioned compared to other sports and entertainment offerings based on the organization’s structure that position it to effectively and efficiently navigate the rapidly evolving sports and media landscape. UFC’s governance structure does not involve a franchise system with multiple owner-operators as is common in team sports, nor does it rely on an independent promoters network found in other combat sports. This allows UFC to make decisions unilaterally and to react swiftly and nimbly to changes in consumption habits and fan preferences. UFC also has autonomy and oversight over its content production and intellectual property, including its domestic and international media rights, which it believes enables it to optimize distribution and production quality.

Unlike traditional sports organizations, such as the NBA or the NFL, UFC hosts live events year-round and is not constrained by a seasonal format. In the year ended December 31, 2022, UFC hosted more than 40 events in locations across the world. UFC maintains the flexibility to scale the number of events hosted each year to meet fan demand. UFC also determines the location of each event, which helps it acquire new fans across geographies globally and expand its brand reach.

UFC is also distinguished by its attractive fan demographics. The multicultural foundation of the fighting styles incorporated in MMA resonates with fans all over the world and, as a result, its 700 million global fans come from diverse cultural and demographic backgrounds. As of December 31, 2022, UFC estimates that its fanbase is approximately 37% female and approximately 90% of UFC’s fans live outside of the U.S. UFC’s fans also skew younger on average than its peers, with a median age of 36 years old compared to 38 to 47 years old for the traditional sports in the U.S. (NFL, MLB, NBA, NHL, NASCAR).

The Sport of MMA and UFC: A Global Phenomenon

Combat sports are unique in their ability to transcend cultures and borders and are the oldest forms of competition in human history. The simplicity of two opponents squaring off in the Octagon makes UFC accessible and enjoyable for new and existing fans alike.

MMA is the ultimate combat sport, combining techniques and methods to win from various traditional martial arts disciplines from around the world, including boxing, Brazilian jiu jitsu, Greco-Roman and freestyle wrestling, judo, kickboxing, muay thai, tae kwon do, karate, and many other combat sports. The multi-cultural foundation of MMA, along with its ubiquity, simplicity and accessibility, has played a significant role in the global growth of UFC and its ability to engage and entertain hundreds of millions of fans worldwide.

Overview of UFC Competitions

UFC competitions are organized into divisions based on weight classes. Presently, there are nine weight classes, ranging from 115 to 265 pounds, to provide a competitive landscape for all body types and genders. Non-title bouts are three rounds, while championship and main event bouts are five rounds, held inside UFC’s trademarked “Octagon™,” a fenced-in octagonal structure which allows for the application of techniques from multiple martial arts disciplines while providing additional layers of safety for the competitors. Each round lasts five minutes with a one-minute break in between and is scored by three judges on a 10-point scale with the winning athlete receiving 10 points and the losing athlete a maximum of nine. On average, UFC fights last nine minutes, and a winner is determined via either a knockout (an athlete is knocked down and the referee calls a stoppage to the contest), submission (an athlete taps out willingly) or by judges’ decision (applicable only in the event there is no stoppage).

UFC Athletes

Essential to the success of UFC and the sport of MMA is its ability to discover and promote athletes globally. UFC athletes are independent contractors. As of December 31, 2022, there were over 570 UFC athletes, representing over 70 countries, of which approximately 20% were female.

UFC discovers new athletes via multiple methods, including staging talent discovery shows such as “The Ultimate Fighter,” “Lookin’ for a Fight,” “Dana White’s Contender Series,” and “Road to UFC”. UFC also discovers and evaluates talent through its UFC Academy combine in Asia, which provides younger MMA athletes a platform to develop their skill and abilities while competing in local promotions and ahead of seeking a potential career in UFC.

UFC Performance Institutes

To advance the sport of MMA, UFC established the UFC Performance Institutes, which are designed to accelerate knowledge and understanding of MMA by delivering interdisciplinary services, evidence-based science, sports medicine, innovation, and technology, while sharing best practices for performance optimization with athletes and coaches around the world. The first 30,000+ square-foot Performance Institute opened in Las Vegas in 2017. The second location opened in 2019 in Shanghai. A third location is scheduled to open in Mexico City, in the fourth quarter of 2023.

Health and Safety

Establishing progressive and innovative health and safety protocols and partnerships is a critical component of growing the sport of MMA globally and has been a key focus for UFC since its inception. Prior to all fights, UFC athletes undergo significant medical testing to establish they are fit to compete in the Octagon. These medical evaluations include brain MRIs, blood work, and many other critical tests to determine an athlete is healthy enough to compete. Athletes are covered by event insurance which covers any injuries sustained during competition. In the event of an injury during training, contracted UFC athletes are protected by a first-of-its-kind, comprehensive year-round insurance coverage. To ensure the strength parity created by the introduction of weight classes is upheld, UFC athletes are also subject to year-round in-and-out-of-competition drug testing program administered and adjudicated independently by the United States Anti-Doping Agency (USADA).

Outside of the Octagon, UFC partners with the Cleveland Clinic on its Professional Fighters Brain Health Study, which is focused on developing methods to detect the earliest and most subtle signs of brain injury in athletes exposed to head trauma, as well as determining which individuals may be more likely to develop chronic neurological disorder. Since establishing this partnership in 2015, UFC has donated $2 million dollars in support of the study.

Intellectual Property and Other Proprietary Rights

UFC considers intellectual property to be very important to the operation of its business and to driving growth in revenues, particularly with respect to sponsorships, licensing rights, and media distribution agreements. UFC’s intellectual property includes the “UFC” brand and other trademarks and copyrights associated with UFC and its events, and the rights to use the intellectual property of its commercial partners. Substantially all of the intellectual property and owned assets that UFC creates or acquires are protected by trademarks and copyrights, whether registered or unregistered, associated with its content and events.

Human Capital Resources

General

UFC believes the strength of its workforce is critical to its long-term success. UFC’s human capital management objectives include attracting, retaining, and developing high performing and diverse talent.

As of December 31, 2022, UFC had approximately 490 employees in six countries, primarily in the United States. UFC has invested and focused on the training and development of its employees, from both a personnel and technology perspective. UFC believes that its relations with its employees are good.

Talent Development

UFC recognizes nurturing talent and embracing the constant evolution that leadership requires is crucial to its success. UFC has invested in learning and development opportunities that strengthen the role of leaders, as well as offering all employees opportunities for professional growth and skill development through access to a broad range of learning solutions on varying industry topics.

Diversity and Inclusion

UFC strives to create a work environment that is reflective of its fanbase and the diverse communities in which it works. UFC recognizes diversity, equity, and inclusion (DE&I) is intrinsically linked to business success and has taken part in Endeavor’s efforts to ensure its global workforce is more representative of its communicates, including the launch and/or expansion of the following initiatives in 2022:

•

Created and distributed enhanced Diversity Accountability Dashboards, comprised of divisional representation metrics from each business, which are overseen by senior leaders across UFC, along with an accompanying scorecard to help remain in line with overarching Endeavor-wide goals and commitments;

•

Conducted Self-ID campaigns in the U.S. and U.K., allowing for current and new employees to self-identify based on race/ethnicity, gender-identity (inclusive of transgender identification), sexual orientation and more;

•	Trained Human Resources leaders on partnering with executives to accelerate diversity and inclusion efforts within the UFC business and employee population;

•	Held annual employee day of service, Walk the Walk, for the first year since the pandemic;

•	Celebrated diverse backgrounds through initiatives such as Black History Month and Hispanic Heritage Month;

•	Promoted employee participation in Endeavor’s Employee Resource Groups; and

•	Provided training and developmental opportunities to UFC’s female leaders, including sending a delegation to the Women’s Leadership Conference and hosting an on-side Women’s Leadership Training.

Regulation and Legislation

UFC is subject to federal, state and local laws, both domestically and internationally, and at the state level by athletic commissions, governing matters such as:

•	licensing laws for athletes;

•	operation of UFC venues;

•	licensing, permitting, and zoning;

•	health, safety, and sanitation requirements;

•	the service of food and alcoholic beverages;

•	working conditions, labor, minimum wage and hour, citizenship, immigration, visas, harassment and discrimination, and other labor and employment laws and regulations;

•

compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) and similar regulations in other countries, as described in more detail below;

•	antitrust and fair competition;

•	data privacy and information security;

•	marketing activities;

•	environmental protection regulations;

•	imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed, ownership restrictions, or currency exchange controls;

•	licensure and other regulatory requirement for the supply of sports betting data and software to gambling operators;

•	licensing laws for the promotion and operation of MMA events; and

•	government regulation of the entertainment and sports industry.

UFC monitors changes in these laws and believes that it is in material compliance with applicable laws. See “Risk Factors—Risks Relating to UFC’s Business—UFC is subject to extensive U.S. and foreign governmental regulations, and its failure to comply with these regulations could adversely affect its business.”

Many of the events produced or promoted by UFC’s business are presented in venues which are subject to building and health codes and fire regulations imposed by the state and local governments in the jurisdictions in which the venues are located. These venues are also subject to zoning and outdoor advertising regulations and require a number of licenses in order for UFC to operate, including occupancy permits, exhibition licenses, food and beverage permits, liquor licenses, and other authorizations. In addition, these venues are subject to the U.S. Americans with Disabilities Act of 1990 and the U.K.’s Disability Discrimination Act 1995, which require UFC to maintain certain accessibility features at each of the facilities.

In various states in the United States and some foreign jurisdictions, UFC is required to obtain licenses for promoters, medical clearances and other permits or licenses for its athletes, and permits for its live events in order to promote and conduct those events. Generally, UFC or its employees hold promoters and matchmakers licenses to organize and hold UFC’s live events. UFC or its employees hold these licenses in a number of states, including California, Nevada, New Jersey and New York.

UFC is required to comply with the anti-corruption laws of the countries in which it operates, including the FCPA and the Bribery Act. These regulations make it illegal for UFC to pay, promise to pay, or receive money or anything of value to, or from, any government or foreign public official for the purpose of directly or indirectly obtaining or retaining business. This ban on illegal payments and bribes also applies to agents or intermediaries who use funds for purposes prohibited by the statute.

UFC’s business is also subject to certain regulations applicable to its web sites and mobile applications. UFC maintains various web sites and mobile applications that provide information and content regarding its business and offer merchandise and tickets for sale. The operation of these web sites and applications may be subject to a range of federal, state and local laws.

The marketplace for audio-visual programming (including cable television and internet programming) in the United States and internationally is substantially affected by government regulations applicable to, as well as social and political influences on, television stations, television networks and cable and satellite television systems and channels. Certain FCC regulations are imposed directly on UFC and/or indirectly through its distributors.

Gaming laws in the jurisdictions in which UFC operates are established by statute and are administered by regulatory agencies with broad authority to interpret gaming laws, to promulgate gaming regulations, and to regulate gaming activities. Regulatory requirements vary among jurisdictions, but a number of jurisdictions in which UFC operates require licenses, permits, or findings of suitability for UFC, its individual officers, directors, major stockholders and key employees. Regulatory agencies from time to time may modify their interpretation of gaming laws and regulations and the regulatory requirements imposed on operators under such laws and regulations. UFC believes it holds all of the licenses and permits necessary to conduct its business in this space.

MANAGEMENT DISCUSSION AND ANALYSIS OF WWE

For management’s discussion and analysis of WWE’s financial condition and results of operations, please see WWE’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 2, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 2, 2023.

MANAGEMENT DISCUSSION AND ANALYSIS OF UFC

The following discussion and analysis of UFC’s financial condition and results of operations should be read in conjunction with UFC’s consolidated financial statements and related notes included elsewhere in this information statement/prospectus. The historical consolidated financial data discussed below reflect UFC’s historical results of operations and financial position and do not give effect to pro forma adjustments. As a result, the following discussion does not reflect the significant impact such events will have on UFC.

This discussion may contain forward-looking statements based upon current plans, expectations and beliefs involving risks and uncertainties. UFC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Forward Looking Statements” of this information statement/prospectus. Furthermore, references to “UFC” refer to HoldCo and its consolidated subsidiaries.

Overview

Since its inception in 1993 as a professional MMA organization, UFC has transformed into a premium global sports brand, live events and media content company and the largest PPV event provider in the world. Over its 29-year history, UFC has helped to revolutionize the sport of MMA, hosting hundreds of marquee events and reaching hundreds of millions of fans around the world. UFC is committed to gender equality as one of the few professional sports organizations in the world where male and female athletes compete on equal grounds in all aspects.

UFC is among the most popular global sports organizations with over 700 million fans worldwide and 228 million social media followers as of December 31, 2022. Live events are typically broadcast in over 40 languages and 170 countries. In total, UFC reached 900 million TV households worldwide in 2022. UFC’s athlete roster features some the world’s best MMA athletes representing more than 70 countries and an array of cultures and styles.

UFC became a wholly owned subsidiary of Endeavor Operating Company substantially simultaneous with the closing of the Endeavor IPO.

Components of UFC’S Operating Results

Revenue

UFC primarily generates revenue via domestic and international media rights fees, PPV, sponsorships, ticket sales, subscriptions, and consumer products licensing.

Direct Operating Costs

UFC’s direct operating costs primarily include athlete costs, production, marketing, and venue costs related to its live events, as well as commissions and direct costs with distributors.

Selling, General and Administrative

UFC’s selling, general and administrative expenses primarily include personnel costs as well as rent, travel, professional service costs and the management fee paid to Endeavor.

Provision for Income Taxes

HoldCo was formed on July 27, 2016 as a Delaware limited liability company. HoldCo operates and controls all the business and affairs of UFC. HoldCo is treated as a partnership for U.S. federal income tax purposes and is therefore generally not subject to U.S. corporate income taxes. HoldCo’s foreign subsidiaries are subject to entity-level taxes. HoldCo’s U.S. subsidiaries are subject to withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. HoldCo is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

The Transactions

The historical results of operations discussed in this section are those of UFC prior to the completion of the Transactions and do not reflect certain items that are expected to affect UFC’s results of operations and financial condition after giving effect to the Transactions, including the merger.

Following the completion of the Transactions, including the merger, New PubCo will become the sole managing member of HoldCo. Although New PubCo will have a minority economic interest in HoldCo, New PubCo will have the sole voting interest in, and control of the business and affairs of, HoldCo. As a result, New PubCo will consolidate HoldCo and record a significant non-controlling interest in a consolidated entity in New PubCo’s consolidated financial statements for the economic interest in HoldCo held by Endeavor. New PubCo is a holding company that conducts no operations and, as of the consummation of the Transactions, including the merger, its principal asset will be common units.

After consummation of the Transactions, including the merger, New PubCo will become subject to U.S. federal, state, and local income taxes with respect to its allocable share of any taxable income of HoldCo and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, New PubCo will also incur expenses related to its status as a public company. New PubCo intends to cause HoldCo to make distributions or otherwise provide liquidity to New PubCo in an amount sufficient to allow it to pay these expenses.

Results of Operations

The following is a discussion of UFC’s consolidated results of operations for the years ended December 31, 2022, 2021 and 2020 and the six months ended June 30, 2023 and 2022. This information is derived from UFC’s accompanying consolidated financial statements prepared in accordance with GAAP.

	Years Ended December 31,			Six Months Ended June 30,
(in thousands)	2022	2021	2020	2023	2022
Revenue	$1,140,147	$1,031,944	$891,154	$611,915	$527,677
Operating expenses:
Direct operating costs.	325,586	335,604	267,360	171,941	143,864
Selling, general and administrative expenses	210,142	241,953	204,064	119,822	99,210
Depreciation and amortization	60,032	63,250	105,602	30,202	29,998

Total operating expenses	595,760	640,807	577,026	321,965	273,072

Operating income	544,387	391,137	314,128	289,950	254,605
Other (expense) income:
Interest expense, net	(139,567)	(102,247)	(118,550)	(111,803)	(55,448)
Other (expense) income, net	(1,271)	504	(358)	(864)	(844)

Income before income taxes and equity losses of affiliates	403,549	289,394	195,220	177,283	198,313
Provision for income taxes	14,318	15,769	10,324	6,499	7,446

Income before equity losses of affiliates	389,231	273,625	184,896	170,784	190,867
Equity losses of affiliates, net of tax	209	—	6,571	980	—

Net income	389,022	273,625	178,325	169,804	190,867
Less: Net income attributable to redeemable non-controlling interests	1,747	1,285	1,160	788	1,007

Net income attributable to Zuffa Parent, LLC	$387,275	$272,340	$177,165	$169,016	$189,860

Revenue

Revenue increased $84.2 million or 16.0% to $611.9 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase was primarily driven by $49.7 million of increased media rights and content from domestic and international rights fees due to increases in contractual revenues, higher international renewals and one additional PPV event compared to the prior period, $23.2 million of greater live event revenue from having twelve events with live audiences compared to nine in the prior year as well as $8.9 million of higher sponsorship from new sponsors and increased renewals.

Revenue increased $108.2 million, or 10.5%, to $1,140.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by $34.6 million of higher sponsorship from dealing in new product categories, $28.1 million of greater consumer products licensing from video game and trading card sales, $26.0 million of higher media rights and content from domestic and international rights fees due to increases in contractual revenues and $19.4 million of greater live event revenue from having additional events with live audiences. These increases were partially offset by having one fewer event compared to the prior year.

Revenue increased $140.8 million, or 15.8%, to $1,031.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by $121.0 million of higher media rights and content from domestic and international media rights fees due to increases in contractual revenues and having two additional events, $16.4 million of greater sponsorship from new sponsors and higher renewals, and $8.2 million of higher live event revenue from having two additional events compared to the prior year. These increases were partially offset by an approximately $25 million sponsorship contract termination fee recognized in the prior year.

Direct Operating Costs

Direct operating costs increased $28.1 million or 19.5% for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was primarily due to higher costs of $21.8 million from different athlete matchups, higher production costs associated with having one more PPV event and two more international events than in the prior period and direct costs associated with the increase in revenue described above. The remainder of the increase was primarily due to greater marketing and venue expenses due to having twelve events with live audiences compared to nine events in the prior period.

Direct operating costs decreased $10.0 million, or 3.0%, to $325.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. Higher revenue resulted in greater commissions and direct costs of $9.3 million as well as increased production, marketing, venue and other costs of $13.5 million; however, this was more than offset by lower costs primarily due to holding one fewer event and having different athlete matchups, which led to a decrease in athlete costs of $32.8 million.

Direct operating costs increased $68.2 million, or 25.5%, to $335.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily attributable to $58.3 million from holding two additional events as well as different athlete matchups resulting in higher athlete, production and venue costs. The remainder of the increase was primarily due to greater commissions and direct costs associated with the increase in revenue described above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $20.6 million or 20.8% to $119.8 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. This increase was primarily due to $14.9 million of professional fees related to the Transactions incurred during the current year period, as well as higher cost of personnel and other operating expenses.

Selling, general and administrative expenses decreased $31.8 million, or 13.1%, to $210.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease was due to a reduction in equity-based compensation expense of $40.1 million as the prior period included modification charges for changes in the distribution threshold for UFC awards, partially offset by higher cost of personnel, travel expenses and other operating expenses.

Selling, general and administrative expenses increased $37.9 million, or 18.6%, to $242.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was principally attributable to increased equity-based compensation expense of $32.1 million due to modification charges for changes in the distribution threshold for UFC awards and higher cost of personnel and travel expenses related to the increase in number of events held.

Depreciation and Amortization

Depreciation and amortization increased $0.2 million or 0.7% to $30.2 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase is primarily due to higher property, buildings and equipment.

Depreciation and amortization decreased $3.2 million, or 5.1%, to $60.0 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. Depreciation and amortization decreased

$42.4 million, or 40.1%, to $63.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. These decreases were primarily driven by certain intangible assets becoming fully amortized.

Interest Expense, Net

Interest expense, net increased $56.4 million, or 101.6% to $111.8 million for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase was primarily driven by significantly higher interest rates on variable rate debt slightly offset by lower indebtedness.

Interest expense, net increased $37.3 million, or 36.5% to $139.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily driven by higher interest rates on variable rate debt offset by lower indebtedness.

Interest expense, net decreased $16.3 million, or 13.8% to $102.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, principally due to lower interest rates under UFC’s Credit Facility following a repricing in January 2021, partially offset by higher indebtedness.

Other (Expense) Income, Net

The expense for the six months ended June 30, 2023 and 2022 was a result of $0.9 million and $0.8 million, respectively, of foreign currency transaction losses.

The expense for the year ended December 31, 2022 was a result of $1.3 million of foreign currency transaction losses.

The income for the year ended December 31, 2021 primarily included $0.9 million of gains from changes in fair value of an equity investment partially offset by $0.4 million of foreign currency transaction losses.

The expense for the year ended December 31, 2020 primarily included $0.9 million of foreign currency transaction losses offset by $0.5 million in gains received from a payroll tax credit.

Provision for Income Taxes

For the six months ended June 30, 2023, UFC recorded a provision for income taxes of $6.5 million compared to a provision of $7.4 million for the six months ended June 30, 2022 primarily related to a reduction in foreign withholding taxes.

For the year ended December 31, 2022, UFC recorded a provision for income taxes of $14.3 million compared to a provision of $15.8 million for the year ended December 31, 2021 primarily related to a reduction in foreign withholding taxes.

For the year ended December 31, 2021, UFC recorded a provision for income taxes of $15.8 million compared to a provision of $10.3 million for the year ended December 31, 2020 primarily related to an increase in foreign withholding taxes.

Equity Losses of Affiliates, Net of Tax

Equity losses of affiliates for the six months ended June 30, 2023 and 2022 were $1.0 million and none, respectively. UFC’s equity losses of affiliates in 2023 were primarily due to losses related to its investment in Howler Head.

Equity losses of affiliates for the years ended December 31, 2022, 2021 and 2020 were $0.2 million, none and $6.6 million, respectively. UFC’s equity losses of affiliates in 2022 were primarily due to losses related to its investment in Howler Head. UFC’s equity losses of affiliates in 2020 are primarily due to losses related to its investment in UFC Gyms.

Net Income Attributable to Redeemable Non-Controlling Interests

Net income attributable to non-controlling interests was $0.8 million and $1.0 million for the six months ended June 30, 2023 and 2022, respectively.

Net income attributable to non-controlling interests was $1.7 million, $1.3 million and $1.2 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger and acquisition costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA margin is a non-GAAP financial measure defined as Adjusted EBITDA divided by Revenue.

UFC management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets recognized in connection with UFC’s acquisition by Endeavor, and improves comparability by eliminating the significant level of interest expense associated with UFC’s debt facilities, as well as income taxes which may not be comparable with other companies based on UFC’s tax and corporate structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate UFC’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of UFC’s results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on UFC’s debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in UFC’s statements of cash flows.

UFC compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of UFC’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to UFC to meet its obligations. Although UFC uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate UFC’s business. UFC’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by UFC, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of UFC’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

Adjusted EBITDA

(in thousands)	Years Ended December 31,			Six Months Ended June 30,
	2022	2021	2020	2023	2022
Net income	$389,022	$273,625	$178,325	$169,804	$190,867
Provision for income taxes	14,318	15,769	10,324	6,499	7,446
Interest expense, net	139,567	102,247	118,550	111,803	55,448
Depreciation and amortization	60,032	63,250	105,602	30,202	29,998
Equity-based compensation expense (1)	23,744	63,855	31,742	11,584	12,544
Merger and acquisition costs (2)	—	—	—	14,935	—
Certain legal costs (3)	753	1,204	1,786	488	349
Restructuring, severance and impairment (4)	—	—	10,367	—	—
Other (5)	1,285	1,513	527	851	861

Adjusted EBITDA	$628,721	$521,463	$457,223	$346,166	$297,513

Net income margin	34.1%	26.5%	20.0%	27.7%	36.2%
Adjusted EBITDA margin	55.1%	50.5%	51.3%	56.6%	56.4%

(1)

Equity-based compensation represents primarily non-cash compensation expense for awards issued under Endeavor’s 2021 Incentive Award Plan subsequent to its April 28, 2021 IPO and for awards issued under UFC’s equity-based compensation plan prior to Endeavor’s IPO.

The year ended December 31, 2021 also includes the modification charge for changes in the distribution threshold for the UFC awards.

(2)	Includes certain costs of professional advisors related to the Transactions.

(3)	Includes costs related to certain litigation matters.

(4)	For the year ended December 31, 2020, was comprised of $10.4 million related to an investment impairment for UFC Gyms.

(5)	For the six months ended June 30, 2023 and 2022, other was comprised primarily of losses of $0.9 million and $0.8 million, respectively, on foreign exchange transactions.

For the year ended December 31, 2022, other was comprised primarily of losses of $1.3 million on foreign exchange transactions.

For the year ended December 31, 2021, other was comprised primarily of $2.0 million of debt transaction costs and $0.4 million on foreign exchange transaction losses and was partially offset by $0.9 million of unrealized gains on an investment without a readily determinable fair value.

For the year ended December 31, 2020, other was comprised primarily of $0.9 million on foreign exchange transaction losses partially offset by $0.5 million of gains received from a payroll tax credit.

Liquidity and Capital Resources

Historical liquidity and capital resources

Sources and Uses of Cash

Cash flows from operations have historically funded UFC’s day-to-day operations, revenue-generating activities, and routine capital expenditures, as well as serviced its long-term debt.

Credit Facilities

As of June 30, 2023, there is currently outstanding an aggregate of $2.7 billion of first lien term loans under the UFC Credit Facilities. Following a repricing under the UFC Credit Facilities in January 2021, borrowings under the UFC Credit Facilities bore interest at a variable interest rate equal to either, at its option, adjusted LIBOR or the ABR plus, in each case, an applicable margin. LIBOR term loans accrue interest at a rate equal to an adjusted LIBOR plus 2.75%-3.00%, depending on the First Lien Leverage Ratio (as defined under the UFC Credit Facilities), in each case with a LIBOR floor of 0.75%. ABR term loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.5%, (b) the prime rate, (c) adjusted LIBOR for a one-month interest period plus 1.00% and (d) 1.75%, plus (ii) 1.75%-2.00%. In June 2023, the Company executed an amendment of the First Lien Term Loan to replace the adjusted LIBOR reference rate with Term Secured Overnight Financing Rate (“SOFR”) plus a credit spread adjustment (as defined in the Zuffa Credit Agreement). The term loans under the UFC Credit Facilities include 1% principal amortization payable in equal quarterly installments and mature on April 29, 2026. In December 2022, UFC repaid $50.0 million of term loans under the UFC Credit Facilities. See Notes 7 and 9, “Debt,” to the unaudited and audited consolidated financial statements of UFC, respectively, included elsewhere in this information statement/prospectus for further detail on the UFC Credit Facilities.

As of June 30, 2023, UFC had the option to borrow incremental loans in an aggregate amount equal to at least $455.0 million, subject to market demand, and may be able to borrow additional funds depending on its First Lien Leverage Ratio. The credit agreement governing the UFC Credit Facilities includes certain mandatory prepayment provisions relating to, among other things, the incurrence of additional debt.

The UFC Credit Facilities also include a revolving credit facility, which has $205.0 million of total borrowing capacity and letter of credit and swingline loan sub-limits of up to $40.0 million and $15.0 million, respectively. Revolving credit facility borrowings under the UFC Credit Facilities bear interest at a variable interest rate equal to either, at UFC’s option, adjusted LIBOR or ABR plus, in each case, an applicable margin. LIBOR revolving loans accrue interest at a rate equal to an adjusted LIBOR plus 3.50-4.00%, depending on the First Lien Leverage Ratio, in each case with a LIBOR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate, (c) adjusted LIBOR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 2.50-3.00%, depending on the First Lien Leverage Ratio. In April 2023, the Company executed an amendment on the Zuffa Revolving Credit Facility in which the adjusted LIBOR reference rate used for the facility was replaced with SOFR. UFC pays a commitment fee on the revolving credit facility under the UFC Credit Facilities of 0.25-0.50%, based on the First Lien Leverage Ratio and Letter of Credit fees of 0.125%. As of June 30, 2023, UFC had no borrowings outstanding under this revolving credit facility and $10.0 million outstanding letters of credit. The revolving facility under the UFC Credit Facilities matures on October 29, 2024.

The revolving facility under the UFC Credit Facilities is subject to a financial covenant if greater than 35% of the borrowing capacity of the revolving credit facility (excluding cash collateralized letters of credit and non-cash collateralized letters of credit of up to $10.0 million) is utilized at the end of any fiscal quarter. This covenant was not applicable on June 30, 2023, as UFC had no borrowings outstanding under this revolving credit facility.

The UFC Credit Facilities contain certain restrictive covenants around indebtedness, liens, fundamental changes, guarantees, investments, asset sales and transactions with affiliates.

The borrower’s obligations under the UFC Credit Facilities are guaranteed by certain of HoldCo’s indirect wholly owned domestic restricted subsidiaries, subject to certain exceptions.

Restrictions on Dividends

The UFC Credit Facilities contain restrictions on UFC’s ability to make distributions and other payments from the respective credit groups. These restrictions on dividends include exceptions for, among other things,

(1) amounts necessary to make tax payments, (2) a limited annual amount for employee equity repurchases, (3) distributions required to fund certain parent entities, (4) other specific allowable situations and (5) a general restricted payment basket, as defined in the UFC Credit Facilities.

Other Debt

In October 2018, UFC entered into a $28.0 million Loan Agreement and a $12.0 million Loan Agreement in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except the $28.0 million Loan Agreement is secured by a deed of trust for UFC’s headquarters building and underlying land in Las Vegas and the $12.0 million Loan Agreement is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas. The Secured Commercial Loans bear interest at a rate of LIBOR + 1.62% (with a LIBOR floor of 0.88%) and principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028. In May 2023, the Company executed an amendment of the Secured Commercial Loans to replace the adjusted LIBOR reference rate with SOFR.

The Secured Commercial Loans contain a financial covenant that requires UFC to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the Loan Agreements of no more than 1.15-to-1 as measured on an annual basis. As of June 30, 2023, UFC was in compliance with its financial debt covenant under the Secured Commercial Loans.

Cash Flows Overview

	Years Ended December 31,			Six Months Ended June 30,
(in thousands)	2022	2021	2020	2023	2022
Net cash provided by operating activities	$501,723	$441,235	$351,238	$180,679	$238,495
Net cash used in investing activities	$(13,264)	$(11,480)	$(21,925)	$(9,204)	$(7,554)
Net cash (used in) provided by financing activities	$(1,181,381)	$162,507	$(199,610)	$(178,095)	$(87,114)

June 30, 2023 Compared to June 30, 2022

Operating activities decreased from $238.5 million of cash provided in the six months ended June 30, 2022 to $180.7 million of cash provided in the six months ended June 30, 2023. Cash provided in the six months ended June 30, 2023 was primarily due to net income for the period of $169.8 million, which included non-cash items totaling $56.9 million, offset by the decrease in accounts payable and accrued liabilities of $20.5 million due to timing of bonus and vendor payments. Cash provided in the six months ended June 30, 2022 was primarily due to net income for the period of $190.9 million, which included non-cash items totaling $57.0 million, offset by the increase in accounts receivable of $28.5 million due to timing of events and customer payments.

Investing activities increased from $7.6 million of cash used in the six months ended June 30, 2022 to $9.2 million of cash used in the six months ended June 30, 2023. Cash used in the six months ended June 30, 2023 and 2022 primarily reflects payments for property and equipment.

Financing activities increased from $87.1 million of cash used in the six months ended June 30, 2022 to $178.1 million of cash used in the six months ended June 30, 2023. Cash used in the six months ended June 30, 2023 primarily reflects distributions to Endeavor and subsidiaries of Endeavor of $161.5 million and net payments on debt of $16.3 million. Cash used in the six months ended June 30, 2022 primarily reflects distributions to Endeavor and subsidiaries of Endeavor of $67.9 million, net payments on debt of $16.3 million and $2.9 million of payments for the redemption of profits units.

December 31, 2022 Compared to December 31, 2021

Operating activities increased from $441.2 million of cash provided in the year ended December 31, 2021 to $501.7 million of cash provided in the year ended December 31, 2022 due to UFC’s improved operating results. Cash provided in the year ended December 31, 2022 was primarily due to net income for the year of $389.0 million, which included non-cash items totaling $116.6 million, offset by the increase in accounts receivable of $26.4 million due to timing of events and customer payments. Cash provided in the year ended December 31, 2021 was primarily due to net income for the year of $273.6 million, which included non-cash items totaling $142.7 million, and by the increase in deferred revenue of $29.5 million due to timing of events and customer payments.

Investing activities increased from $11.5 million of cash used in the year ended December 31, 2021 to $13.3 million of cash used in the year ended December 31, 2022. Cash used in the years ended December 31, 2022 and 2021 primarily reflects payments for property and equipment and capitalized software development costs.

Financing activities changed from $162.5 million of cash provided in the year ended December 31, 2021 to $1,181.4 million of cash used in the year ended December 31, 2022. Cash used in the year ended December 31, 2022 primarily reflects distributions to Endeavor and subsidiaries of Endeavor of $1,095.9 million and net payments on debt of $82.6 million. Cash provided in the year ended December 31, 2021 primarily reflects proceeds from borrowings, net of financing costs and debt repayments, of $381.4 million and proceeds from a warrant exercise of $53.1 million, partially offset by distributions of $269.1 million to Endeavor and subsidiaries of Endeavor.

December 31, 2021 Compared to December 31, 2020

Operating activities increased from $351.2 million of cash provided in the year ended December 31, 2020 to $441.2 million of cash provided in the year ended December 31, 2021. Cash provided in the year ended December 31, 2021 was primarily due to net income for the year of $273.6 million, which included non-cash items totaling $142.7 million, and by the increase in deferred revenue of $29.5 million due to timing of events. Cash provided in the year ended December 31, 2020 was primarily due to net income for the year of $178.3 million, which included non-cash items totaling $166.8 million, and by the increase in deferred revenue of $25.1 million due to timing of events and customer payments.

Investing activities decreased from $21.9 million of cash used in the year ended December 31, 2020 to $11.5 million of cash used in the year ended December 31, 2021. Cash used in the years ended December 31, 2021 and 2020 primarily reflects payments for property and equipment and capitalized software development costs.

Financing activities improved from $199.6 million of cash used in the year ended December 31, 2020 to $162.5 million of cash provided in the year ended December 31, 2021. Cash provided in the year ended December 31, 2021 primarily reflects proceeds from borrowings, net of financing costs and debt repayments, of $381.4 million and proceeds from a warrant exercise of $53.1 million, offset by distributions of $269.1 million to Endeavor and subsidiaries of Endeavor. Cash provided in the year ended December 31, 2020 primarily reflects proceeds from borrowings, net of financing costs and debt repayments, of $115.6 million, partially offset by distributions of $312.3 million to pre-Endeavor IPO members.

Future Sources and Uses of Liquidity

UFC’s sources of liquidity are (1) cash on hand, (2) cash flows from operations and (3) available borrowings under the UFC Credit Facilities (which borrowings would be subject to certain restrictive covenants contained therein). Based on its current expectations, UFC believes that these sources of liquidity will be sufficient to fund its working capital requirements and to meet its commitments, including long-term debt service, for at least the next 12 months.

UFC expects that its primary liquidity needs will be cash to (1) provide capital to facilitate organic growth of its business, (2) fund future investments and acquisitions, (3) pay operating expenses, including cash compensation to its employees and athletes, (4) fund capital expenditures, (5) pay interest and principal when due on the UFC Credit Facilities, (6) pay income taxes, (7) make distributions to members and (8) reduce its outstanding indebtedness under the UFC Credit Facilities.

UFC expects to refinance the UFC Credit Facilities prior to the maturity of the outstanding loans in 2026. It currently anticipates being able to secure funding for such refinancing at favorable terms; however, its ability to do so may be impacted by many factors, including UFC’s growth and other factors specific to its business as well as macro-economic factors beyond its control.

Critical Accounting Estimates

The preparation of UFC’s consolidated financial statements requires UFC to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses. UFC bases its estimates and judgments on historical experience and other assumptions that it believes are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from UFC’s assumptions and estimates.

UFC believes the following estimates related to certain of its critical accounting policies could potentially produce materially different results if it were to change underlying assumptions, estimates or judgments. See Note 2, “Summary of Significant Accounting Policies,” to UFC’s audited consolidated financial statements included elsewhere in this information statement/prospectus for a summary of its significant accounting policies.

Revenue Recognition

UFC has revenue recognition policies that are appropriate to the circumstances of its business.

In accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when control of the promised goods or services is transferred to UFC’s customers either at a point in time or over time, in an amount that reflects the consideration UFC expects to be entitled to in exchange for those goods or services. ASC 606 requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and estimates, and changes in those estimates.

Arrangements with Multiple Performance Obligations

UFC has various types of contracts with multiple performance obligations, primarily consisting of multi-year sponsorship and media rights agreements. The transaction price in these types of contracts is allocated on a relative standalone selling price basis. UFC typically determines the standalone selling price of individual performance obligations based on UFC management estimates, unless standalone selling prices are observable through past transactions. Estimates used to determine a performance obligation’s standalone selling price impact the amount and timing of revenue recognized, but not the total amount of revenue to be recognized under the arrangement.

Principal Versus Agent

UFC enters into arrangements that require UFC management to determine whether it is acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether UFC controls the goods or services before they are transferred to the customer. As part of this analysis, UFC considers whether it is primarily responsible for fulfillment of the promise to provide the specified service, has inventory risk and has discretion in establishing prices. For digital pay-per-view and subscription video rights distribution, this determination is primarily based on whether it has control over the media rights including inventory risk and setting pricing with customers. If UFC’s determinations were to change, the amounts of its revenue and operating expenses may be different.

Timing of Recognition

Media Rights and Content Revenue

Broadcast rights fees received from distributors of UFC’s live event and television programming, both domestic and internationally, are recorded when the live event or program has been delivered and is available for distribution. Certain of UFC’s media rights are typically sold in multi-year arrangements and are generally comprised of multiple performance obligations that involve the allocation of transaction price based on the relative standalone selling price of each performance obligation. UFC uses its estimate of standalone selling price to allocate transaction price. Any advance payments received from distributors are deferred upon collection and recognized into revenue as content is delivered.

UFC recognizes revenue from PPV programming from owned live sporting events when the event is aired. PPV programming is distributed through cable, satellite and digital providers. UFC receives a fixed license fee for its domestic residential PPV programming under a long-term contract. For UFC’s international and commercial PPV, the amount of revenue recognized is based upon UFC management’s initial estimate of variable consideration related to the number of buys achieved. This initial estimate is based on preliminary buy information received from certain PPV distributors and is subject to adjustment as new information regarding the number of buys is received, which is generally up to 120 days subsequent to the live event. If UFC’s estimates of buys achieved were to change, the timing and amount of its revenue may be different.

UFC owns and operates its own over-the-top (“OTT”) platform UFC FIGHT PASS that engages customers through a subscription based model. Subscriptions are offered to customers for one-month, six-month and 12-month access to UFC FIGHT PASS. Revenue for UFC FIGHT PASS is recognized ratably over each paid monthly membership period and revenue is deferred for subscriptions paid in advance until earned.

Live Event Revenue

Live event revenue is generally recognized at the time that an event occurs. Advance ticket and VIP package sales are recorded as deferred revenue pending the event date.

Sponsorship Revenue

Customer contracts for advertising and sponsorship rights are generally comprised of multiple performance obligations that involve the allocation of the arrangement consideration to the underlying deliverables based upon their standalone selling price. UFC uses an adjusted market assessment approach as its estimate of standalone selling price to allocate arrangement consideration as the performance obligations under customer contracts are infrequently sold on a standalone basis either by UFC or other third parties. After allocating revenue to each performance obligation, UFC recognizes sponsorship revenue when the promotional service is delivered. If UFC’s estimates of standalone selling prices were to change, the timing and amount of its revenue may be different.

Consumer Products Licensing Revenue

Licensing revenue relates to royalties earned from sales of licensed merchandise. The nature of the licensing arrangements is typically symbolic intellectual property, inclusive of logos, trade names, and trademarks related to merchandise sales. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to UFC during a given contract year. UFC will recognize the minimum guarantee revenue ratably over its related royalties’ contract period until such point that it is more likely than not that the total revenue during the royalty period will exceed the minimum royalty. If during the royalty period, UFC management determines that total revenue will exceed the minimum royalty, the revenue recognized during each reporting period will reflect royalties earned on the underlying product sales. For licensing agreements without minimum guarantees, UFC recognizes revenue related to the sales or usage of the underlying symbolic intellectual property over time as the sales or usage occurs. The amount of revenue recognized is based on either statements received or UFC management’s best estimate of sales or usage in a period, if statements are received on a lag. If UFC’s estimates and judgments were to change, the timing and amount of revenue recognized may be different.

Goodwill

Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. UFC performs its goodwill impairment test at the reporting unit level, which is one level below the operating segment level. It has one operating and reportable segment, consistent with the way UFC management makes decisions and allocates resources to the business and it has one reporting unit.

UFC has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. A qualitative assessment includes, but is not limited to, consideration of the results of UFC’s most recent quantitative impairment test, consideration of macroeconomic conditions and industry and market conditions. If UFC can support the conclusion that it is “not more likely than not” that the fair value of its reporting unit is less than its carrying amount under the qualitative assessment, it would not need to perform the quantitative impairment test for the reporting unit.

If UFC cannot support such a conclusion or it does not elect to perform the qualitative assessment then it must perform the quantitative impairment test. The quantitative goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill. To determine the fair value of UFC’s reporting units, it generally uses a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. UFC applies what it believes to be the most appropriate valuation methodology for its reporting unit. UFC believes its estimates of fair value are consistent with how a marketplace participant would value its reporting unit.

The discounted cash flow analyses are sensitive to UFC’s estimates of future revenue growth and margins for the business along with discount rates. Its long-term cash flow projections are estimates and inherently subject to uncertainty, particularly during periods of adverse economic conditions. Significant estimates and assumptions specific to UFC’s reporting unit include revenue growth, profit margins, terminal value growth rates, discount rates and other assumptions deemed reasonable by UFC management. Where a market approach is utilized, UFC uses judgment in identifying the relevant comparable-company market multiples. If it had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ.

If the carrying amount of the reporting unit exceeds its fair value, such excess is recognized as an impairment charge. For the year ended December 31, 2022, UFC’s annual qualitative impairment test resulted in no impairment charges.

Intangible Assets

For finite-lived intangible assets that are amortized, UFC evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the estimated undiscounted future cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. UFC defines an asset group by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. If identified, the impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. UFC has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, it must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. UFC must then conduct a quantitative analysis if it (1) determines that such an impairment is “more likely than not” to exist, or (2) foregoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of the asset groups, estimates of future cash flows and the discount rate used to determine fair values. If UFC had established different asset groups or utilized different valuation methodologies or assumptions, the impairment test results could differ, and it could be required to record impairment charges.

Equity-Based Compensation

Prior to Endeavor’s IPO, Zuffa’s parent company granted Zuffa equity awards to certain executives, employees and service providers, which were in the form of profits units or an equivalent to a profits unit (phantom unit) that correspond to profits units. For periods following the Endeavor IPO, Endeavor grants Endeavor’s Class A Common Stock to certain UFC executives and employees, which may be in the form of various equity-based awards such as restricted stock and stock options issued under Endeavor’s 2021 Incentive Award Plan.

UFC records compensation costs related to equity awards issued to executives and other employees based on the grant date fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period.

For periods following the Endeavor IPO, the fair value of time-based restricted stock units is determined based on the price of Endeavor’s Class A Common Stock on the grant date.

The fair value of stock options is determined using an option-pricing model, which requires certain estimates and assumptions to be made, such as:

•

Expected term—The expected term represents the period that awards are expected to be outstanding, giving considerations to vesting schedules and expiration dates (if applicable). The simplified method for estimating the expected term of the stock options is used.

•

Expected volatility—As Endeavor does not have a sufficient public market trading history, the expected volatility is estimated based on the historical volatility of public companies that are deemed to be comparable to Endeavor over the expected term of the award. Industry peers consist of several public companies in Endeavor’s industry which are either similar in size, stage of life cycle or financial leverage.

•	Risk-Free Interest Rate—The risk-free interest rate on the U.S. Treasury yield curve in effect at the time the awards are granted is used.

•	Expected Dividends—Prior to May 2023, Endeavor did not anticipate paying cash dividends and therefore used an expected dividend yield of zero.

The assumptions used in the option-pricing model represent Endeavor management’s best estimates. These estimates involve inherent uncertainties and the application of Endeavor management’s judgment. If factors change and different assumptions are used, UFC’s equity-based compensation expense could be materially different in the future.

Income Taxes

HoldCo was formed on July 27, 2016 as a Delaware limited liability company. HoldCo operates and controls all the business and affairs of UFC’s business. HoldCo is an LLC which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s foreign subsidiaries are subject to entity-level taxes. HoldCo’s U.S. subsidiaries are subject to withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. HoldCo also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by UFC in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which it operates. A valuation allowance is provided when UFC determines that it is “more likely than not” that a portion of a deferred tax asset will not be realized. UFC’s deferred tax positions may change if its estimates regarding future realization of deferred tax assets were to change.

A minimum probability threshold for a tax position must be met before a financial statement benefit is recognized. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The tax benefits ultimately realized by UFC may differ from those recognized in its financial statements based on a number of factors, including its decision to settle rather than litigate a matter, relevant legal precedent related to similar matters and UFC’s success in supporting its filing positions with taxing authorities.

UFC recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in the related tax liability line in the consolidated balance sheet.

Recent Accounting Standards

See Note 2, “Summary of Significant Accounting Policies,” to UFC’s audited consolidated financial statements included elsewhere in this information statement/prospectus for further information on certain accounting standards that have been recently adopted or that have not yet been required to be implemented and may be applicable to UFC’s future operations.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

UFC’s exposure to changes in interest rates relates primarily to the floating interest component on its long-term debt. The UFC Credit Facilities bear interest at floating rates and it regularly monitors and manages interest rate risks. Holding debt levels constant as of December 31, 2022, a 1% increase in the effective interest rates would have increased its annual interest expense by approximately $28 million.

Foreign currency risk

UFC has operations in several countries outside of the United States, and certain of its operations are conducted in foreign currencies, principally the British Pound and the Brazilian Real. The value of these currencies fluctuates relative to the U.S. dollar. These changes could adversely affect the U.S. dollar equivalent of UFC’s non-U.S. dollar revenue and operating costs and expenses and reduce international demand for its content and services, all of which could negatively affect UFC’s business, financial condition and results of operations in a given period or in specific territories.

Holding other variables constant (such as interest rates and debt levels), if the U.S. dollar appreciated by 10% against the foreign currencies used by UFC’s operations in the year ended December 31, 2022, revenues would have decreased by approximately $4.8 million and operating income would have decreased by approximately $0.2 million.

UFC regularly reviews its foreign exchange exposures that may have a material impact on its business and from time to time uses foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of potential adverse fluctuations in foreign currency exchange rates arising from these exposures. UFC does not enter into foreign exchange contracts or other derivatives for speculative purposes.

Credit risk

We maintain our cash and cash equivalents with various major banks and other high-quality financial institutions, and our deposits at these institutions exceed insured limits. Market conditions can impact the viability of these institutions and, in the event of failure of any of the financial institutions where we maintain our cash and cash equivalents or any inability to access or delays in our ability to access our funds could adversely affect our business and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On April 2, 2023, the transaction agreement was entered into contemplating, among other things, the Transactions. The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions described in this joint information statement/prospectus under “The Transactions.” During and subsequent to the six months ended June 30, 2023, certain holders of outstanding convertible debt have converted approximately $210.8 million principal amount of outstanding debt and WWE has delivered approximately 8.5 million shares of WWE Class A common stock in accordance with the original terms of the convertible debt (“Conversions”). During this period, WWE also entered into unwind agreements to terminate all outstanding convertible note hedge and warrant transactions that WWE previously entered into in connection with the issuance of the convertible debt (the “Unwind Agreements”). WWE received cash proceeds of approximately $51.3 million as result of the Unwind Agreements. The Conversions and Unwind Agreements are collectively referred to as “Convertible Debt Transactions.”

The unaudited pro forma condensed combined financial information assumes that the Transactions are accounted for as a reverse acquisition using the acquisition method of accounting, with New PubCo treated as the legal acquirer and HoldCo treated as the accounting acquirer. In identifying HoldCo as the acquiring entity for accounting purposes, WWE and HoldCo took into account a number of factors as of the date of this joint information statement/prospectus, including the relative voting rights and the intended corporate governance structure of New PubCo. HoldCo is considered the accounting acquirer primarily based on the fact that, subsequent to the consummation of the Transactions, certain subsidiaries of Endeavor will have the majority of the voting power over New PubCo and will also control the nomination for a majority of the New PubCo Board. Additionally, subsequent to the consummation of the Transactions, HoldCo will be New PubCo’s only operating subsidiary with certain subsidiaries of Endeavor retaining approximately 51.0% of its common units and management of Endeavor and HoldCo will also comprise the majority of management of New PubCo. However, no single factor was the sole determinant in the overall conclusion that HoldCo is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. The unaudited pro forma condensed combined financial information reflects the fact that upon the completion of the Transactions New PubCo will be the reporting entity and, as the sole managing member of HoldCo, New PubCo will consolidate the results of HoldCo. In respect of the Transactions, the acquired assets and assumed liabilities of WWE represent a business as defined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the assets and liabilities of New PubCo (WWE prior to the consummation of the Transactions), as the accounting acquiree, will be recorded at their respective fair value as of the date the Transactions are completed.

The following unaudited pro forma condensed combined financial information gives effect to the Transactions and the Convertible Debt Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions and the Convertible Debt Transactions had occurred on June 30, 2023. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022 and six months ended June 30, 2023 are presented as if the Transactions and the Convertible Debt Transactions had occurred on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of HoldCo and WWE, and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where HoldCo is considered the acquirer of WWE for accounting purposes. See “Note 2—Basis of Pro Forma Presentation.”

The unaudited pro forma condensed combined financial information for the Transactions and the Convertible Debt Transactions has been developed from HoldCo’s and WWE’s historical financial statements. WWE’s audited financial statements for the year ended December 31, 2022 are included in WWE’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 2, 2023, which is incorporated by reference into this joint information statement/prospectus. WWE’s unaudited financial statements for the three and six months ended June 30, 2023 are included in WWE’s Form 10-Q filed with the SEC on August 2, 2023, which is incorporated by reference in this joint information statement/prospectus. HoldCo’s audited financial statements for the year ended December 31, 2022 and unaudited financial statements for the six months ended June 30, 2023 are included in this joint information statement / prospectus. The acquisition of WWE will be accounted for as a business combination. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of this joint information statement/prospectus, including valuations of intangible assets as well as the assessment of the tax positions and tax rates of the combined business, which are in process and will not be completed until subsequent to the close of the Transactions. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent the current best estimate of fair value and are subject to revision.

At the effective time, each issued and outstanding share of WWE common stock (other than cancelled WWE shares) will be converted automatically into one validly issued, fully paid and non-assessable share of New PubCo Class A common stock. An aggregate of 83,129,692 shares of New PubCo Class A common stock will be issued based on WWE’s shares outstanding as of June 30, 2023, including the impact of the issuance of 202,931 shares of WWE Class A common stock in July 2023 related to the vesting of previously granted WWE share based compensation agreements, 801 shares related to the Convertible Debt Transactions subsequent to June 30, 2023, as well as the issuance of 17,895 shares related to the WWE ESPP. New PubCo’s Class A common stock participate in the earnings of New PubCo. Additionally, New PubCo will issue to EDR OpCo and certain other subsidiaries of Endeavor a number of shares of New PubCo Class B common stock representing, in the aggregate, 51.0% of the total voting power of New PubCo on a fully diluted basis, in exchange for a payment equal to the par value of such New PubCo Class B common stock. New PubCo’s Class B common stock does not participate in the earnings of New PubCo. An aggregate of 89,425,405 shares of New PubCo Class B common stock will be issued based on WWE’s shares outstanding on a fully diluted basis as of June 30, 2023. Additionally, as a result of the Transactions, New PubCo will become the sole managing member of HoldCo, and EDR OpCo and certain other subsidiaries of Endeavor and New PubCo are expected to collectively own 51.0% and 49.0%, on a fully diluted basis, respectively, of HoldCo.

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $8.9 billion. The purchase consideration primarily consists of approximately 83.1 million shares of New PubCo Class A common stock based on a per share price of $105.77, which is intended to represent the closing price of WWE Class A common stock on August 2, 2023. The fair value of the purchase consideration is preliminary, subject to change and will ultimately be based on the share price and number of outstanding shares on the closing date of the Transactions.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments

As previously noted, the Transactions are being accounted for as a reverse acquisition of WWE using the acquisition method of accounting, with New PubCo treated as the legal acquirer of WWE and HoldCo treated as the accounting acquirer for financial reporting purposes. WWE and HoldCo were not entities under common control from an accounting perspective prior to the completion of the Transactions. Upon completion of the Transactions, Endeavor will be the indirect parent of both WWE and HoldCo. As Endeavor is the indirect parent of HoldCo prior to the consummation of the Transactions, HoldCo is the predecessor from a financial statement perspective. The predecessor is the reporting entity for accounting purposes but is not the legal acquirer and is also the entity first controlled by the parent of the entities that will be combined. Upon the completion of the Transactions, New PubCo will be the reporting entity and, as the sole managing member of HoldCo, New PubCo will consolidate the results of HoldCo. The purchase price consideration is allocated to the fair value of the identified assets acquired and liabilities assumed based upon the expected consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire WWE has been allocated to the assets acquired and assumed liabilities of WWE based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on June 30, 2023. These fair values are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities will result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of the Transactions on the consolidated financial position and results of operations of HoldCo or New PubCo.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following materials:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

WWE’s historical audited consolidated financial statements and related notes for the year ended December 31, 2022 included in WWE’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 2, 2023 and WWE’s historical unaudited consolidated financial statements for the three and six months ended June 30, 2023 included in WWE’s Form 10-Q filed with the SEC on August 2, 2023, which are incorporated by reference into this information statement/prospectus; and

•

HoldCo’s historical audited consolidated financial statements for the year ended December 31, 2022 and historical unaudited consolidated financial statements for the six months ended June 30, 2023, which are included elsewhere in this information statement/prospectus.

New PubCo Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(in thousands)

	HoldCo Historical	WWE Historical	Transaction Accounting Adjustments		Convertible Debt Transactions Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$172,822	$317,769	$(64,709)	4(a)	$2,118	4(a)	$428,000
Short-term investments	—	206,054	(206,054)	4(a)	—		—
Accounts receivable	49,024	161,949	(1,809)	4(b)	—		209,164
Other current assets	68,731	57,741	—		—		126,472

Total current assets	290,577	743,513	(272,572)		2,118		763,636

Property, buildings and equipment, net	174,022	372,355	—		—		546,377
Intangible assets, net	452,381	—	4,475,600	4(d)	—		4,927,981
Financing and operating lease right-of-use assets	22,169	306,445	—		—		328,614
Goodwill	2,602,639	—	4,470,792	4(c)	—		7,073,431
Deferred income taxes, net	—	38,414	(38,414)	4(e)	—		—
Other assets	34,404	46,493	—		—		80,897

Total assets	$3,576,192	$1,507,220	$8,635,406		$2,118		$13,720,936

Liabilities, Non-controlling Interests and Members’/Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$101,088	$129,337	$234,599	4(f)	$—		$465,024
Current portion of long-term debt	22,514	459	—		—		22,973
Convertible debt	—	4,252	13,156	4(g)	(20)	4(g)	17,388
Current portion of financing and operating lease liabilities	1,897	13,587	—		—		15,484
Deferred revenue	79,537	49,312	—		—		128,849
Other current liabilities	20,496	—	—		—		20,496

Total current liabilities	225,532	196,947	247,755		(20)		670,214

Long-term debt	2,725,067	20,622	—		—		2,745,689
Long-term financing and operating lease liabilities	21,727	375,716	—		—		397,443
Other long-term liabilities	6,246	4,624	521,862	4(e)	—		532,732

Total liabilities	2,978,572	597,909	769,617		(20)		4,346,078

Commitments and contingencies
Redeemable non-controlling interests	10,696	—	—		—		10,696
Members’/Stockholders’ equity:
Members’ capital	587,161	—	(587,161)	4(h)	—		—
WWE Class A common stock	—	518	(520)	4(h)	2	4(h)	—
WWE Class B convertible common stock	—	311	(311)	4(h)	—		—
New PubCo Class A common stock	—	—	1	4(h)	—		1
New PubCo Class B common stock	—	—	1	4(h)	—		1
Additional paid in capital	—	744,908	3,513,451	4(h)	2,136	4(h)	4,260,495
Retained earnings (accumulated deficit)	—	162,316	(187,316)	4(i)	—		(25,000)
Accumulated other comprehensive (loss) income	(237)	1,258	(1,258)	4(i)	—		(237)

Total members’/stockholders’ equity	586,924	909,311	2,736,887		2,138		4,235,260

Nonredeemable non-controlling interests	—	—	5,128,902	4(j)	—		5,128,902

Total liabilities, non-controlling interests and members’/stockholders equity	$3,576,192	$1,507,220	$8,635,406		$2,118		$13,720,936

See accompanying notes to the unaudited pro forma condensed combined financial statements.

New PubCo Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

	HoldCo Historical	WWE Historical	Transaction Accounting Adjustments		Convertible Debt Transactions Adjustments		Pro Forma Combined
Revenue	$1,140,147	$1,291,523	$—		$—		$2,431,670
Operating expenses:
Direct operating costs	325,586	730,624	—		—		1,056,210
Selling, general and administrative expenses	210,142	240,387	122,460	5(a)	—		572,989
Depreciation and amortization	60,032	37,287	146,924	5(b)	—		244,243

Total operating expenses	595,760	1,008,298	269,384		—		1,873,442

Operating income	544,387	283,225	(269,384)		—		558,228
Other (expense) income:
Interest expense, net	(139,567)	(21,156)	—		8,033	5(c)	(152,690)
Other (expense) income, net	(1,271)	2,312	(4,157)	5(d)	—		(3,116)

Income before income taxes and equity losses of affiliates	403,549	264,381	(273,541)		8,033		402,422
Provision for income taxes	14,318	68,793	(33,711)	5(e)	1,006	5(e)	50,406

Income before equity losses of affiliates	389,231	195,588	(239,830)		7,027		352,016
Equity losses of affiliates, net of tax	209	—	—		—		209

Net income	389,022	195,588	(239,830)		7,027		351,807
Less: Net income attributable to redeemable and nonredeemable non-controlling interests	1,747	—	228,513	5(f)	3,642	5(f)	233,902

Net income attributable to HoldCo/New PubCo	$387,275	$195,588	$(468,343)		$3,385		$117,905

Earnings per share:
Net income per share:
Basic		$2.63					$1.42	5(g)
Diluted		$2.29					$1.41	5(g)
Weighted average number of common share outstanding:
Basic		74,459					83,130	5(h)
Diluted		88,163					83,919	5(h)
Dividends declared per Common Share (Class A & B)		$0.48

See accompanying notes to the unaudited pro forma condensed combined financial statements

New PubCo Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2023

(in thousands, except share and per share amounts)

	HoldCo Historical	WWE Historical	Transaction Accounting Adjustments		Convertible Debt Transactions Adjustments		Pro Forma Combined
Revenue	$611,915	$707,925	$—		$—		$1,319,840
Operating expenses:
Direct operating costs	171,941	404,736	—		—		576,677
Selling, general and administrative expenses	119,822	143,729	30,880	6(a)	—	6(a)	294,431
Depreciation and amortization	30,202	19,013	73,462	6(b)	—	6(b)	122,677

Total operating expenses	321,965	567,478	104,342		—		993,785

Operating income	289,950	140,447	(104,342)		—		326,055
Other (expense) income:
Interest expense, net	(111,803)	(9,198)	—		3,951	6(c)	(117,050)
Other (expense) income, net	(864)	888	(6,883)	6(d)	—	6(d)	(6,859)

Income before income taxes and equity losses of affiliates	177,283	132,137	(111,225)		3,951		202,146
Provision for income taxes	6,499	43,458	(25,132)	6(e)	495	6(e)	25,320

Income before equity losses of affiliates	170,784	88,679	(86,093)		3,456		176,826
Equity losses of affiliates, net of tax	980	—	—		—		980

Net income	169,804	88,679	(86,093)		3,456		175,846
Less: Net income attributable to redeemable and nonredeemable non-controlling interests	788	—	117,600	6(f)	1,791	6(f)	120,179

Net income attributable to HoldCo/New PubCo	$169,016	$88,679	$(203,693)		$1,665		$55,667

Earnings per share:
Net income per share:
Basic		$1.16					$0.67	6(g)
Diluted		$1.18					$0.66	6(g)
Weighted average number of common share outstanding:
Basic		76,160					83,291	6(h)
Diluted		77,478					84,114	6(h)
Dividends declared per common share (Class A and B)		$0.24

See accompanying notes to the unaudited pro forma condensed combined financial statements

1. Description of the Transactions

In connection with its entry into the transaction agreement, WWE formed two wholly owned subsidiaries, New PubCo and Merger Sub. Subject to the terms and conditions of the transaction agreement, (i) WWE will undertake the Pre-Closing Reorganization, (ii) following the Pre-Closing Reorganization, WWE will merge with and into Merger Sub, with WWE surviving the merger as a direct, wholly owned subsidiary of New PubCo, (iii) following the merger, the surviving corporation will be converted to WWE LLC, a Delaware limited liability company, which will be wholly owned by New PubCo, and (iv) following the conversion of the surviving corporation to WWE LLC, New PubCo will (a) contribute all of the equity interests in WWE LLC to HoldCo in exchange for 49.0% of the membership interests in HoldCo on a fully diluted basis and (b) issue to EDR OpCo and certain other holders of HoldCo a number of shares of New PubCo Class B common stock, par value $0.00001 per share, representing, in the aggregate, 51.0% of the total voting power of New PubCo on a fully diluted basis and no economic rights in New PubCo, in exchange for a payment equal to the par value of such New PubCo Class B common stock. As a result of the Transactions, including the merger, subsidiaries of Endeavor are expected to collectively own 51.0% of the economic interests in HoldCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in HoldCo, 49.0% of the voting power of New PubCo, and 100.0% of the economic interests in New PubCo, in each case, on a fully diluted basis. HoldCo is deemed to be the accounting acquirer under ASC 805 and thus WWE’s net assets are measured at their fair value.

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of WWE, using established valuation techniques. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, could materially affect New PubCo’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed to date. As of the date of this joint information statement/prospectus, the valuation studies performed to determine the fair value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed will differ from the amounts reflected in the pro forma purchase price allocation, and any differences may be material. The purchase price allocation will be finalized as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

2. Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Transactions, irrespective of whether or not such adjustment is deemed to be recurring. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (the “Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (the “Management’s Adjustments”). The selected unaudited pro forma condensed combined financial information presents the Transaction Accounting Adjustments, but does not present the Management’s Adjustments.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions and the Convertible Debt Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions and the Convertible Debt Transactions had occurred on June 30, 2023. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 are presented as if the Transactions and the

Convertible Debt Transactions had occurred on January 1, 2022. This pro forma information is provided for informational purposes only and is based on available information and reasonable assumptions. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of New PubCo would have been if the Transactions and the Convertible Debt Transactions had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of New PubCo. The actual financial position and results of operations of New PubCo will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in value not currently identified and changes in operating results following the dates of the Transactions, the Convertible Debt Transactions and the pro forma financial information.

Accounting for the Transactions

The accompanying unaudited pro forma condensed combined financial statements give effect to the Transactions and assumes that the Transactions are accounted for as a reverse acquisition of WWE using the acquisition method of accounting, with New PubCo treated as the legal acquirer and HoldCo treated as the accounting acquirer. In identifying HoldCo as the acquiring entity for accounting purposes, WWE and Holdco took into account a number of factors as of the date of this joint information statement/prospectus, including the relative voting rights and the intended corporate governance structure of New PubCo. HoldCo is considered the accounting acquirer primarily based on the fact that, subsequent to the consummation of the Transactions, certain subsidiaries of Endeavor will have the majority of the voting power over New PubCo and will also control the nomination for a majority of the New PubCo Board. Additionally, subsequent to the consummation of the Transactions, HoldCo will be New PubCo’s only operating subsidiary with certain subsidiaries of Endeavor retaining approximately 51.0% of its common units and management of Endeavor and HoldCo will comprise the majority of management of New PubCo. However, no single factor was the sole determinant in the overall conclusion that HoldCo is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of WWE, as the accounting acquiree, will be recorded at their respective fair value as of the date the Transactions are completed. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of HoldCo and WWE, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statements include the balance sheet and statement of operations impacts of the application of the acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Transactions have had or will have on the results of operations and financial condition of New PubCo.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Transactions, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the estimated fair values of the identifiable assets acquired and liabilities assumed from WWE, the actual amounts eventually recorded in connection with acquisition accounting, including the property, buildings and equipment, identifiable intangibles and goodwill, could differ materially from the information presented. However, HoldCo’s and WWE’s management believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.

3. Calculation of Purchase Price and Preliminary Allocation of Estimated Fair Value of Assets Acquired and Liabilities Assumed

The total preliminary acquisition purchase price has been calculated as follows (in thousands):

Fair value of equity consideration (i)	$8,792,628
Add: Fair value of replacement equity awards to be issued by the acquirer (ii)	58,700

Fair value of consideration transferred	$8,851,328

(i)

The equity portion of the purchase price is based on WWE’s closing share price of $105.77 on August 2, 2023 and 83,129,692 shares of WWE Class A common stock and WWE Class B common stock outstanding as of June 30, 2023, including the adjustments described below. WWE Class B common stock will be automatically converted to WWE Class A common stock at the completion of the Transactions. Subsequent to June 30, 2023, approximately 202,931 shares of WWE Class A common stock have been issued related to previously granted WWE share based compensation agreements and 801 shares of WWE Class A common stock have been issued related to the Convertible Debt Transactions; as such, these shares are assumed to be issued for the purpose of calculating the fair value of equity consideration and included in the estimated shares of outstanding WWE Class A common stock and WWE Class B common stock as of June 30, 2023. In addition, pursuant to the transaction agreement, any outstanding purchase right under the WWE ESPP will be automatically exercised five days prior to the completion of the Transactions. As such, 17,895 shares of WWE Class A common stock related to the WWE ESPP as of June 30, 2023 are assumed to be issued for the purposes of calculating the fair value of equity consideration. The equity portion of the purchase price will vary based on the market price of WWE’s Class A common stock and the number of shares of WWE Class A and Class B common stock outstanding upon consummation of the acquisition. WWE believes that a 20% fluctuation in the market price of WWE’s Class A common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be as follows (in thousands, except for per share data):

	WWE’s Share price	Purchase price (equity portion)
As presented	$105.77	$8,792,628
20% increase	$126.92	$10,550,821
20% decrease	$84.62	$7,034,435

(ii)

The transaction agreement stipulates that each award of WWE restricted stock units and performance stock units outstanding immediately prior to the completion of the Transactions shall be converted into an award of New PubCo restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable under the previously issued awards. The portion of the fair-value-based measure of the replacement awards that is attributable to precombination vesting is purchase consideration and estimated to be approximately $58,700.

The purchase price is generally allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows (in thousands):

Fair value of consideration transferred		$8,851,328
Cash and cash equivalents	$276,500
Accounts receivable	160,140
Other current assets	57,741
Property, buildings and equipment, net	372,355
Net identifiable intangible assets	4,475,600
Financing and operating lease right of use assets	306,445
Other assets	46,493

Estimated fair value of total assets acquired (net of goodwill)	$5,695,274

Accounts payable and accrued liabilities	$300,871
Current portion of long-term debt	459
Convertible debt	17,388
Current portion of financing and operating lease liabilities	13,587
Deferred revenue	49,312
Long-term debt	20,622
Long-term financing and operating lease liabilities	375,716
Other long-term liabilities	536,783

Estimated fair value of total liabilities assumed	$1,314,738

Estimated fair value of net assets acquired		$4,380,536

Goodwill		$4,470,792

4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet presented as of June 30, 2023 (in thousands except for share and per share data):

(a) Adjustments recorded to reflect $21,322 of HoldCo cash that is estimated to be distributed to EDR OpCo by HoldCo prior to the completion of the Transactions as well as $251,250 of net WWE cash ($43,387) and short-term investments ($207,863), which includes (i) the liquidation of WWE’s short-term investments, including $1,809 of interest income receivable in tick mark 4(b); and (ii) the cash received of $2,118 associated with the net settlement of the Unwind Agreements subsequent to June 30, 2023, that is estimated to be distributed to New PubCo shareholders, shortly after the completion of the Transactions. HoldCo will contribute $151,500 of cash and WWE will contribute $276,500 of cash to New PubCo at the completion of the Transactions such that New PubCo is expected to have $428,000 of cash and cash equivalents upon completion of the Transactions. WWE is expected to convert all short term investments on hand to cash and cash equivalents in conjunction with the completion of the Transactions. New PubCo is expected to pay approximately $265,910 of pre-combination and post-combination transaction expenses (including transaction bonuses) from the estimated cash balance subsequent to the completion of the Transactions, refer to tick marks 4(f), 4(h), and 5(a) for other adjustments related to estimated transaction expenses. HoldCo is expected to have $162,090 of remaining cash and cash equivalents available to fund its operations. The previously mentioned distribution to EDR OpCo from Holdco, distribution to New PubCo shareholders, the New PubCo cash balance at Closing, and transaction expenses are all estimates and will differ based on actual Holdco cash and WWE cash and short-term investments on hand at completion of the Transactions.

(b) Adjustment recorded to reflect the reclassification of $1,809 interest income receivable associated with short-term investments that are expected to be converted to cash upon the completion of the Transactions.

(c) Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of June 30, 2023. Refer to Note 3 for details regarding the allocation of purchase consideration and the calculation of goodwill resulting from the Transactions. The amount of goodwill ultimately recognized in acquisition accounting at the closing date of the Transactions will differ from the amount shown in the unaudited pro forma condensed combined financial statements due to, among other things, changes to certain of WWE’s reported asset and liability balances and changes in the value of the equity consideration subsequent to the date of the Unaudited Pro Forma Condensed Combined Balance Sheet. Goodwill resulting from the acquisition will not be amortized and will be assessed for impairment at least annually.

(d) Adjustment recorded to reflect acquired identifiable intangible assets, consisting primarily of trade names and trademarks, customer relationships, and other intangible assets at their fair values in connection with the application of acquisition accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using acceptable valuation techniques, such as the “cost approach”, “income approach” (including the relief from royalty and the multi-period excess earnings methods), and “market approach”.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to goodwill recorded in connection with the Transactions.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transactions and the estimated useful lives of the identifiable intangible assets:

	Estimated fair value (in thousands )	Estimated useful life in years
Trade Names and Trademarks	$2,813,900	Indefinite
Customer Relationships	1,563,000	4 – 16 (i)
Other	98,700	2 – 4(ii)

Total acquired intangible assets – pro forma adjustment	$4,475,600

(i)	Customer relationships’ useful lives vary based on specific customer data. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.
(ii)

Other intangible assets consist of content library, talent roster, and fan database assets. Other intangible assets’ useful lives vary based on nature and expected future cash flows of each asset. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

(e) The net adjustment of $38,414 to deferred income taxes, net is related to: (i) establishing HoldCo taxable temporary differences of $10,297 as HoldCo was historically a limited liability company taxed as a partnership; (ii) adjusting WWE’s historical taxable temporary differences, decreasing it by $9,973 and (iii) reclassing the resulting deferred income tax, net of $38,738 to net deferred tax liabilities, which are included within other long-term liabilities. The net adjustment of $521,862 to other long-term liabilities is related to the impact of purchase accounting adjustments related to the Transactions of $560,600 reduced by the reclass of the resulting deferred income tax, net amount of $38,738. The deferred tax adjustments associated with the Transactions were calculated utilizing an estimated effective tax rate of 26%, based on the locations where New PubCo operates.

(f) The net adjustment to increase accounts payable and accrued liabilities by $234,599 related to nonrecurring transaction costs of $172,898 and $63,065 that are expected to be incurred by WWE and HoldCo, respectively, subsequent to June 30, 2023 and prior to the completion of the Transactions offset by a $1,364 reduction of the liability associated with the WWE ESPP based upon the assumed issuance of WWE Class A common stock five business days prior to the close of the Transactions. Refer to tick mark 4(a) for the impact of transaction expenses on cash and equivalents and short-term investments, 4(i) for the impact on retained earnings, and 5(a) for the impact on the Unaudited Pro Forma Condensed Combined Statement of Operations.

(g) The net adjustment of $13,136 is to reflect (i) a reduction of $20 of convertible debt principal related to the Convertible Debt Transactions subsequent to June 30, 2023 and (ii) remeasuring the remaining outstanding principal amount of the convertible debt at fair value as of June 30, 2023 as a result of purchase accounting. The remaining convertible debt principal amount of $4,241 is outstanding as of the filing of this information statement/prospectus and has been reflected as such.

(h) The adjustments to members’ capital, common stock and additional paid-in capital is comprised of the following:

•	Issuance of 17,895 shares of WWE Class A common stock related to WWE ESPP resulting in an increase of $1,364 in additional paid in capital.

•

Issuance of 801 shares of WWE Class A common stock related to the Convertible Debt Transactions and the impact of the Unwind Agreements subsequent to June 30, 2023 resulting in an increase of $2,136 in additional paid in capital.

•	Issuance of 202,931 shares of WWE Class A common stock in July 2023 related to the vesting of previously granted WWE share based compensation agreements.

•

New PubCo contributes WWE into HoldCo in exchange for a 49.0% interest in HoldCo, on a fully diluted basis, resulting in a reverse acquisition from an accounting perspective as previously described whereby WWE’s acquired assets and liabilities are recorded at fair value (see tick mark 3), after taking into account the WWE cash dividend (see tick mark 4a), the impact of the Convertible Debt Transactions, including the Unwind Agreements as noted above and the WWE nonrecurring transaction costs (see tick mark 4f) resulting in an increase in additional paid in capital of $8,102,091.

•	WWE converts WWE Class B common stock to WWE Class A common stock resulting in a decrease of $311 in WWE Class B convertible common stock and an increase of $311 in WWE Class A common stock.

•

New PubCo exchanges New PubCo Class A common stock for WWE Class A common stock resulting in a decrease of $831 in WWE Class A common stock, an increase of $1 in New PubCo Class A common stock and an increase of $830 in additional paid in capital.

•	The payment of the estimated cash distribution made by HoldCo to EDR OpCo prior to the completion of the Transactions resulting in a decrease of $21,322 in HoldCo’s members’ capital.

•

Issuance of New PubCo’s Class B common stock to EDR OpCo and certain other holders of HoldCo equity resulting in an increase of $1 in New PubCo Class B common stock and a decrease of $1 in additional paid in capital as well as the elimination of HoldCo’s members’ capital of $587,161 after taking into consideration the estimated cash distribution discussed in the above bullet and HoldCo’s nonrecurring transaction costs (see tick mark 4f).

•	Establishment of HoldCo tax temporary differences of $10,297 as HoldCo was historically a limited liability company taxed as a partnership (see tick mark 4e).

•

$5,128,902 reduction to additional paid in capital to reflect non-controlling interests, which is calculated as EDR OpCo’s ownership interest in HoldCo by HoldCo’s net assets, excluding net deferred tax liabilities for which the non-controlling interest does not have economic rights, upon completion of the Transactions.

(i) Adjustment to remove WWE’s historical retained earnings of $162,316 and accumulated comprehensive income of $1,258 in connection with acquisition accounting. The adjustment for WWE’s historical retained earnings includes $(251,250) to reflect the estimated New PubCo cash dividend expected to be paid shortly after the completion of the Transactions, $(172,898) to reflect the expense associated with estimated WWE transaction costs incurred prior to the close of the Transactions, and $261,832 to remove the total historical and pro forma retained losses. Refer to tick mark 4(a) for the impact of transaction expenses on cash and equivalents and short-term investments and 4(f) for the impact on accounts payable and accrued liabilities. Additionally, New PubCo retained earnings includes a $25,000 adjustment for related transaction bonuses described in tick mark 5(a) that are expected to be incurred upon the consummation of the Transactions.

(j) The adjustment of $5,128,902 is to record non-controlling interests, which is calculated as EDR OpCo’s ownership interest in HoldCo multiplied by HoldCo’s net assets. HoldCo’s net assets differ from New PubCo combined net assets due to the net deferred tax liabilities for which the non-controlling interest does not have economic rights to.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations presented for the year ended December 31, 2022 (in thousands except for share and per share data):

(a) The adjustment of $122,460 for selling, general and administrative reflects the following:

i.

The accrual of $38,065 of transaction expenses that are estimated to be incurred by HoldCo prior to the consummation of the Transactions and the accrual of $25,000 of transaction bonuses estimated to be incurred by New PubCo upon the consummation of the Transactions. The transaction expenses of $63,065 are not expected to be recurring expenses after the consummation of the Transactions and are comprised of professional services fees and transaction bonuses, which are payable after the consummation of the Transactions.

ii.

This adjustment reflects new compensation agreements with two key New PubCo executives, which are summarized in this joint information statement/prospectus and are expected to be effective upon the consummation of the Transactions, resulting in $29,333 of compensation expense. Components of the compensation include, salaries, cash bonus, and New PubCo restricted stock awards. This adjustment assumes cash bonus and restricted stock awards will be paid at 100% of target.

iii.

WWE Restricted Stock Units and Performance Stock Units outstanding immediately prior to the completion of the Transactions that will be converted into an award of New PubCo restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable under the previously issued awards. The impact of the increase in fair value of the portion of share based payment awards that will be issued by New PubCo related to service to be rendered in the year subsequent to the completion of the Transactions is approximately $10,200.

iv.

The accrual of a management services fee adjustment of $18,212, which reflects fees expected to be incurred by WWE 180 days after the consummation of the Transactions net of certain historical fees paid by WWE to EDR and HoldCo’s incremental management service fee paid to EDR for the year ended December 31, 2022 in accordance with the services agreement included in the transaction agreement. The annual management services fee is expected to be a recurring expense after the consummation of the Transactions that will increase in future years in accordance with the transaction agreement.

v.

The accrual of $1,650 compensation expense related to transaction bonuses included in the transaction agreement where employment is required for six months subsequent to the completion of the Transactions in accordance with the agreement. Transaction bonus compensation expense is not expected to be a recurring expense. Refer to tick mark 4(a) for the impact of transaction expenses on cash and equivalents and short-term investments, 4(f) for the impact on accounts payable and accrued liabilities, and 4(g) for the impact on retained earnings.

(b) The adjustment of $146,924 reflects recording intangible asset amortization in connection with acquisition accounting related to the trade names and trademarks, customer relationships, and other intangible assets recorded as described in Note 3.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the tradenames, acquired customer relationships, and other intangible assets:

	Estimated fair value	Estimated useful life in years	Amortization expense year ended December 31, 2022
Trade Names and Trademarks	$2,813,900	Indefinite	$0
Customer Relationships	1,563,000	4 – 16	117,338
Other	98,700	2 – 4	29,586

Total acquired intangible assets	$4,475,600		$146,924

(c) The adjustment of $8,033 reflects the reduction of interest expense related to the Convertible Debt Transactions.

(d) The adjustment of $4,157 reflects the reduction of interest income related to WWE’s short-term investments that are assumed to be converted to cash upon Closing and distributed to New PubCo shareholders as described in 4(a).

(e) The net adjustment of $32,705 represents $552 of incremental tax expense associated with HoldCo’s and WWE’s operations in the New PubCo structure and $33,257 of tax benefit related to acquisition accounting adjustments, recorded at the estimated blended effective tax rate of 26%, based on locations where New PubCo operates.

(f) The net adjustment of $232,155 is to recognize the noncontrolling interest in HoldCo for the year ended December 31, 2022 that is calculated as HoldCo’s income attributable to common units of $447,966 multiplied by EDR OpCo’s ownership interest of HoldCo as of the completion of the Transactions. HoldCo’s income attributable to common units of $447,966 is equal to the sum of the WWE historical net income of $195,588 and HoldCo’s historical net income attributable to HoldCo of $387,275 adjusted for (i) the decrease due to the Transaction Accounting Adjustments and the Convertible Debt Transactions Adjustments of $232,803 and (ii) the reversal of the tax provision of $50,406 and management services fees of $47,500 allocated solely to New PubCo.

(g) Amount reflects pro forma basic and diluted income per share calculated using the New PubCo’s pro forma income and pro forma weighted average number of shares outstanding.

(h) The weighted average shares outstanding for basic EPS is based on the 83,129,692 shares of WWE Class A common stock and WWE Class B common stock outstanding as of June 30, 2023 including 202,931 shares of WWE Class A common stock issued in July 2023 related to the vesting of previously issued WWE share based compensation agreements, 801 shares of WWE Class A common stock issued related to the Convertible Debt Transactions, and 17,895 shares of WWE Class A common stock issued for the WWE ESPP (see note 3). WWE Class A and B common stock are effectively exchanged on a 1:1 basis into New PubCo Class A common stock as a result of the consummation of the Transactions. New PubCo Class B common stock do not participate in the earnings of New PubCo.

The weighted average shares outstanding for diluted EPS is based on the weighted average shares outstanding for basic EPS plus the dilutive effect of (i) convertible debt instruments of 170,238 and (ii) restricted and performance stock units of 619,539. The conversion of EDR OpCo’s HoldCo common units of 89,425,405 into New PubCo Class A common stock is anti-dilutive.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2023

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations presented for the six months ended June 30, 2023 (in thousands except for share and per share data):

(a) The adjustment of $30,880 for selling, general and administrative reflects the following:

i.

This adjustment reflects new compensation agreements with two key New PubCo executives, which are summarized in this joint information statement/prospectus and are expected to be effective upon the consummation of the Transactions, resulting in $12,083 of compensation expense. Components of the compensation include, salaries, cash bonus, and New PubCo restricted stock awards. This adjustment assumes cash bonus and restricted stock awards will be paid at 100% of target.

ii.

WWE Restricted Stock Units and Performance Stock Units outstanding immediately prior to the closing of the Transactions that will be converted into an award of New PubCo restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable under the previously issued awards. The impact of the increase in fair value of the portion of share based payment awards that will be issued by New PubCo related to service to be rendered subsequent to the closing of the Transactions is approximately $5,300.

iii.

The accrual of a management services fee adjustment of $13,497, which reflects fees expected to be incurred by WWE net of certain historical fees paid by WWE to EDR and HoldCo’s incremental management service fee paid to EDR for the six months ended June 30, 2023 in accordance with the services agreement included in the transaction agreement. The annual management services fee is expected to be a recurring expense after the consummation of the Transactions that will increase in future years in accordance with the transaction agreement.

(b) The adjustment of $73,462 reflects recording intangible asset amortization in connection with acquisition accounting related to the trade names and trademarks, customer relationships, and other intangible assets recorded as described in Note 3.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the tradenames, acquired customer relationships, and other intangible assets:

	Estimated fair value	Estimated useful life in years	Amortization expense six Months ended June 30, 2023
Trade Names and Trademarks	$2,813,900	Indefinite	$0
Customer Relationships	1,563,000	4 – 16	58,669
Other	98,700	2 – 4	14,793

Total acquired intangible assets	$4,475,600		$73,462

(c) The adjustment of $3,951 reflects the reduction of interest expense related to the Convertible Debt Transactions.

(d) The adjustment of $6,883 reflects the reduction of interest income related to WWE’s short-term investments that are assumed to be converted to cash upon closing and distributed to New PubCo shareholders as described in 4(a).

(e) The net adjustment of $24,637 represents $11,200 of incremental tax benefit associated with HoldCo’s and WWE’s operations in the New PubCo structure and $13,437 of tax benefit related to acquisition accounting adjustments, recorded at the estimated blended effective tax rate of 26%, based on locations where New PubCo operates.

(f) The net adjustment of $119,392 is to recognize the noncontrolling interest in HoldCo for the six months ended June 30, 2023 that is calculated as HoldCo’s income attributable to common units of $230,378 multiplied by EDR OpCo’s ownership interest of HoldCo as of the closing of the Transactions. HoldCo’s income attributable to common units of $230,378 is equal to the sum of the WWE historical net income of $88,679 and HoldCo’s historical net income attributable to HoldCo of $169,016 adjusted for (i) the decrease due to the Transaction Accounting Adjustments and the Convertible Debt Transactions Adjustments of $82,637 and (ii) the reversal of the tax provision of $25,320 and management services fees of $30,000 allocated solely to New PubCo.

(g) Amount reflects pro forma basic and diluted income per share calculated using the New PubCo’s pro forma income and pro forma weighted average number of shares outstanding.

(h) The weighted average shares outstanding for basic EPS is based on the 83,291,206 shares of WWE Class A common stock and WWE Class B common stock outstanding as of June 30, 2023 including 202,931 shares of WWE Class A common stock issued in July 2023 related to previously issued WWE share based compensation agreements, 801 shares of WWE Class A common stock issued related to the Convertible Debt Transactions, 17,895 shares of WWE Class A common stock issued for the WWE ESPP (see note 3), and 161,514 shares of WWE Class A common stock related to the vesting of New PubCo restricted stock awards granted under the new compensation agreements with two key New PubCo executives. WWE Class A and B common stock are effectively exchanged on a 1:1 basis into New PubCo Class A common stock as a result of the consummation of the Transactions. New PubCo Class B common stock do not participate in the earnings of New PubCo.

The weighted average shares outstanding for diluted EPS is based on the weighted average shares outstanding for basic EPS plus the dilutive effect of (i) convertible debt instruments of 170,238 and (ii) restricted and performance stock units of 653,024, which includes the effect of the New PubCo restricted stock awards granted under the new compensation agreements with two key New PubCo executives. The conversion of EDR OpCo’s HoldCo common units of 89,425,405 into New PubCo Class A common stock is anti-dilutive.

COMPENSATION PROGRAMS OF NEW PUBCO AFTER THE TRANSACTIONS

2023 Plan

The New PubCo Board and stockholders of New PubCo intend to adopt the 2023 Incentive Award Plan (referred to herein as the “2023 Plan”) prior to the Closing to become effective upon the Closing. The following is a summary of certain terms and conditions of the 2023 Plan and is qualified in its entirety by reference to the complete text of the 2023 Plan, a copy of which is attached as Exhibit 10.18 and is incorporated by reference into this information statement/prospectus. You are encouraged to read the full 2023 Plan.

Administration

The New PubCo Board will administer the 2023 Plan, provided it may also delegate authority to administer the 2023 Plan to one or more committees consisting of the New PubCo directors and/or executive officers, subject to certain limitations that may be imposed under the 2023 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The New PubCo Board or its authorized delegate is herein referred to as the “Administrator.” Under the 2023 Plan, the Administrator generally has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, the method by which an award can be settled, exercised, cancelled, forfeited, suspended or repurchased, institute and determine the terms of an exchange program, determine the circumstances when delivery or cash, property or other amounts payable with respect to an award may be deferred, determine the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award which could provide for the surrender or cancellation, transfer, or reduction or increase of exercise price, of outstanding awards or take other actions that the Administrator deems necessary or desirable for the administration of the 2023 Plan or to comply with applicable law, subject to the limitations provided for in the 2023 Plan. The Administrator’s determinations under the 2023 Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the 2023 Plan or any award thereunder.

Eligibility.

Any current or prospective employees (except those covered by a collective bargaining agreement), directors, officers, consultants or advisors of New PubCo, HoldCo or any of their respective subsidiaries, who are eligible for awards under applicable securities law and selected by the Administrator will be eligible for awards under the 2023 Plan. Except as otherwise required by applicable law or regulation or stock exchange rules or as otherwise limited by the terms of the 2023 Plan, the Administrator will have the authority to determine who will be granted an award under the 2023 Plan.

Number of Shares Authorized.

The number of shares of New PubCo Class A common stock that are initially reserved for issuance under the 2023 Plan may not exceed 10,000,000.

No more than 10,000,000 shares of New PubCo Class A common stock may be issued with respect to incentive stock options under the 2023 Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-affiliate director under the 2023 Plan during any one fiscal year, taken together with any cash fees paid to such non-affiliate director during such fiscal year, in each case solely in respect of such non-affiliate director’s service on the New PubCo Board, will be $750,000, provided, that such limit shall not apply to any awards issued to a non-affiliate director in respect of any one-time initial equity grant upon a non-affiliate director’s appointment to the New PubCo Board or in the event of extraordinary circumstances, to the extent such non-affiliate director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving other non-affiliate directors.

The number of shares of New PubCo Class A common stock reserved for issuance under the 2023 Plan will be reduced by the relevant number of shares granted under the 2023 Plan for each award that is valued by reference to a share of New PubCo Class A common stock; provided, that awards that are valued by reference to shares of New PubCo Class A common stock but are paid in cash pursuant to their terms or the 2023 Plan and dividend equivalents paid in cash in conjunction with any award will not reduce the number of shares reserved for issuance. If any award granted under the 2023 Plan expires, terminates, is canceled, forfeited, exchanged or surrendered without being vested, settled or exercised (including, without limitation, pursuant to an exchange program), any shares subject to such award will again be made available for future grants. Notwithstanding the foregoing, certain shares shall not become available for future issuance under the plan, including those shares that are (a) tendered by participants, or withheld by New PubCo, as full or partial payment to New PubCo upon exercise of stock options granted under the 2023 Plan, (b) reserved for issuance upon the grant of stock appreciation rights, to the extent that the number of reserved shares of New PubCo Class A common stock exceeds the number of shares of New PubCo Class A common stock actually issued upon the exercise of the stock appreciation rights, (c) purchased on the open market by New PubCo with cash proceeds received from exercise of stock options or (d) tendered to pay the exercise price of an award or to satisfy withholding taxes owed. Notwithstanding the above, after the tenth anniversary of the earlier of (a) the date on which the 2023 Plan is adopted by the New PubCo Board and (b) the date that the 2023 Plan is approved by the New PubCo stockholders, no shares shall again be available for future grants of awards under the 2023 Plan to the extent that such return of shares would at such time cause the 2023 Plan to constitute a “formula plan” or constitute a “material revision” of the 2023 Plan subject to stockholder approval under then-applicable rules of the NYSE (or any other applicable exchange or quotation system).

Change in Capitalization.

If there is a change in New PubCo capitalization in the event of any stock or extraordinary cash dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of New PubCo Class A common stock or other relevant change in capitalization or applicable law or circumstances, such that the Administrator determines that an adjustment to the terms of the 2023 Plan (or awards thereunder) is necessary or appropriate, then the Administrator shall make adjustments in such manner as it may deem equitable. Such adjustments may be to the number of shares reserved for issuance under the 2023 Plan, the number of shares covered by awards then outstanding under the 2023 Plan, the limitations on awards under the 2023 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine to be appropriate.

Awards Available for Grant.

The Administrator may grant awards of non-qualified options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”), other stock or cash-based awards, dividend equivalent awards or any combination of the foregoing. Awards may be granted under the 2023 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by New PubCo or with which New PubCo combines (which are referred to herein as “Substitute Awards”).

Stock Options.

The Administrator will be authorized to grant options to purchase shares of New PubCo Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2023 Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option” and such options otherwise qualify for such treatment. Options granted under the 2023 Plan will be subject to the terms and conditions established by the Administrator. Under the terms of the 2023 Plan, the exercise price of the options will not be less than the fair market value of New PubCo Class A common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2023 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Administrator and specified in the applicable award agreement. The maximum term of an option granted under the 2023 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that, if the term of a non-qualified option would expire at a time when trading in the shares of New PubCo Class A common stock is prohibited by any exchange or insider trading policy that may be established by New PubCo or any “black-out” or similar period under New PubCo’s policies covering trading of securities, solely in respect of non-qualified options, the option’s term shall be automatically extended until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of New PubCo Class A common stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Administrator may permit in its sole discretion, including: (i) in other property having a fair market value equal to the exercise price and all applicable required withholding taxes; (ii) if there is a public market for the shares of New PubCo Class A common stock at such time, by means of a broker-assisted cashless exercise mechanism; or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of Class A common stock will be settled in cash. No incentive stock options may be granted after the tenth anniversary of the earlier of (a) the date of approval by the New PubCo Board or (b) the date of approval by New PubCo stockholders.

Stock Appreciation Rights.

The Administrator will be authorized to award SARs under the 2023 Plan. SARs will be subject to the terms and conditions established by the Administrator. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An award of options granted under the 2023 Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Administrator (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of New PubCo Class A common stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs shall be established by the Administrator and reflected in the award agreement.

Restricted Stock.

The Administrator will be authorized to grant restricted stock under the 2023 Plan, which will be subject to the terms and conditions established by the Administrator. Restricted stock is Class A common stock that generally is non-transferable and is subject to other restrictions determined by the Administrator for a specified period. Any accumulated dividends will be payable at the same time as the underlying restricted stock vests.

Restricted Stock Unit Awards.

The Administrator will be authorized to award RSU awards, which will be subject to the terms and conditions established by the Administrator. An RSU award, once vested, may be settled in shares of New PubCo Class A common stock based on the number of units earned, or in cash equal to the fair market value of the number of shares of New PubCo Class A common stock to be received upon settlement based on the number of units earned, at the election of the Administrator. RSUs may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Administrator.

Other Stock or Cash Based Awards; Dividend Equivalents.

The Administrator will be authorized to grant awards of unrestricted shares of New PubCo Class A common stock, awards that provide for cash payments, rights to receive grants of awards at a future date or other awards denominated in shares of New PubCo Class A common stock under such terms and conditions as the Administrator may determine and as set forth in the applicable award agreement. Other stock or cash-based awards may be available as a form of payment in settlement of other awards granted under the 2023 Plan, as stand-alone payments, as part of or in settlement of a bonus, deferred bonus, deferred compensation, phantom equity or other arrangement or as a payment in lieu of compensation to which a participant is otherwise entitled. The Administrator may also provide dividend equivalents alone or as part of an award, on a current or deferred basis, on such terms and conditions as may be determined by the Administrator.

Performance Criteria.

The Administrator may select performance criteria for awards granted under the 2023 Plan for the purposes of establishing performance goals for an applicable performance period. The performance criteria that may be used to establish performance goals under the 2023 Plan may include, but are not limited to, the following: net earnings, losses and operating income (either before or after one or more of the following: interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes); adjusted net income; operating earnings or profit (either before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); return on assets; return on capital (or invested capital) and cost of capital; return on stockholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); implementation or completion of critical projects; market share; economic value; individual employee performance; and specified, objective metrics (such as, without limitation, number of subscribers, viewership or other program ratings, social media metrics, live event attendances or average ticket price), any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

Effect of a Change of Control.

Unless otherwise provided in an award agreement, or any applicable employment, consulting, change of control, severance or other agreement between a participant and New PubCo, HoldCo or any respective subsidiary thereof, in the event of a change of control, if a participant’s employment or service is terminated by New PubCo, HoldCo or any respective subsidiary thereof other than for cause (and other than due to death or disability) within the twelve-month period following a change of control, then the Administrator may (but is not obligated to) provide that (i) all then-outstanding options and SARs will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or RSUs (including without limitation a waiver of any applicable performance goals); provided that any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that is determined to become fully vested and immediately exercisable shall be based on the assumed achievement of target performance as determined by the Administrator and prorated for the number of days elapsed from the grant date of such award through the date of termination. Notwithstanding the above, the Administrator shall exercise such discretion over the timing or settlement of any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability.

Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order, unless the Administrator permits the award to be transferred to a permitted transferee (as defined in the 2023 Plan).

Amendment.

The Administrator may amend, suspend or terminate the 2023 Plan at any time, subject to stockholder approval if necessary to comply with any tax, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval is not required for an exchange program.

The Administrator may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary.

Clawback/Forfeiture.

Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 10D-1 of the Exchange Act) and/or the rules and regulations of the NYSE or other applicable securities exchange, or as required pursuant to a written policy adopted by New PubCo or the provisions of an award agreement.

Section 162(m).

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to certain employees designated in Section 162(m) of the Code, currently including, but not limited to, to (a) its chief executive officer, chief financial officer and the three other officers whose compensation is required to be disclosed in its proxy statement (or any of the foregoing employees for any preceding taxable year beginning after December 31, 2016) and (b) for any taxable year beginning after December 31, 2026, any employee who is among the five highest compensated employees for such taxable year (other than those described in (a) above for such taxable year). New PubCo believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating its named executive officers and other highly compensated employees in a manner that New PubCo believes can best promote its corporate objectives. As a result, while New PubCo may take into account any limitations of Section 162(m) of the Code, it intends to continue to compensate its executive officers and other highly compensated employees in a manner consistent with the best interests of its stockholders and reserves the right to award compensation (including compensation under the 2023 Plan) that may not be deductible under Section 162(m) where New PubCo believes it is appropriate to do so.

MANAGEMENT AND DIRECTORS OF NEW PUBCO AFTER THE TRANSACTIONS

Board of Directors

Under the terms of the transaction agreement, upon the completion of the Transactions, the New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor, of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Mr. Emanuel) and (y) three will be independent. As such, while New PubCo will be a controlled company, a majority of New PubCo directors will be independent. Upon election by the stockholders of New PubCo, the directors of New PubCo will serve one-year terms until the next annual meeting of stockholders and their successors are duly elected and qualified or until their earlier resignation or removal.

The directors of New PubCo that have been designated to take office upon the completion of the merger, as of the date of this information statement/prospectus, and their ages as of August 10, 2023 are as follows:

Name	Age	Designee of:
Vincent K. McMahon	77	WWE
Ariel Emanuel	62	Endeavor
Egon P. Durban	49	Endeavor
Nick Khan	48	WWE
Steven R. Koonin	66	WWE
Jonathan A. Kraft	59	Endeavor
Sonya E. Medina	47	Endeavor
Mark Shapiro	53	Endeavor
Nancy R. Tellem	70	WWE
Carrie Wheeler	51	Endeavor

Biographical information regarding Mr. McMahon is contained in WWE’s proxy statement for its 2023 annual meeting of stockholders and is incorporated by reference into this information statement/prospectus. For more information, see the section entitled “Where You Can Find More Information.”

Ariel Emanuel has served as Chief Executive Officer of Endeavor since October 2017. He has also served as a director of Endeavor since June 2009. He previously served as the Co-Chief Executive Officer of Endeavor since July 2014, and as Co-Chief Executive Officer of William Morris Endeavor Entertainment, LLC since 2009. Mr. Emanuel previously served on the board of directors of ContextLogic Inc. (d/b/a Wish) (Nasdaq) and Live Nation Entertainment, Inc. (NYSE). Mr. Emanuel is a graduate of Macalester College. We believe that Mr. Emanuel is qualified to serve on our board of directors because of his extensive experience in the sports, media and live entertainment industries as well as his previous experience with the Endeavor and UFC businesses.

Egon P. Durban has served as Co-Chief Executive Officer of Silver Lake, a global technology investment firm, since December 2019. Mr. Durban joined Silver Lake in 1999 as a founding principal and is based in the firm’s Menlo Park office. He serves on the boards of directors of Endeavor Group Holdings, Inc. (NYSE), City Football Group, Dell Technologies Inc. (NYSE), Group 42, Learfield, Motorola Solutions, Inc. (NYSE), Qualtrics, Unity Software Inc. (NYSE), VMware, Inc. (NYSE), Verily, and Waymo. Previously, he served on the board of Skype, and was Chairman of its operating committee, served on the supervisory board and operating committee of NXP, and served on the boards of MultiPlan, Pivotal Software, Inc. (NYSE), SecureWorks Corp. (Nasdaq), Twitter Inc., and certain other boards, some of which were public companies. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban graduated from Georgetown University with a B.S.B.A. in Finance. We believe that Mr. Durban is qualified to serve on our board of directors because of his strong experience in technology and finance, and his extensive knowledge of and years of experience in global strategic leadership and management of multiple companies.

Nick Khan has served as Chief Executive Officer of WWE since January 2023. He previously served as one of WWE’s Co-CEOs from July 2022 and President & Chief Revenue Officer from August 2020 to July 2022. Mr. Khan also previously served as the Co-Head of the Television Department for Creative Artists Agency LLC (CAA) from 2012 until 2020. Prior to that, Mr. Khan, a former practicing attorney, transitioned to International Creative Management (ICM) in 2006 where he launched their Sports Media department. Mr. Khan is a graduate of the University of Nevada, Las Vegas. We believe that Mr. Khan is qualified to serve on our board of directors because of his previous experience with the WWE business and his extensive experience in sports broadcasting, media and entertainment.

Steven R. Koonin has served as Chief Executive Officer of the Atlanta Hawks, LLC since April 2014. He has served on the board of directors of the Atlanta Police Foundation Inc since June 2021, the Metropolitan Atlanta Chamber of Commerce Inc since June 2014 and the Georgia Aquarium Inc (currently serving as Chairman) since June 2004. He also served on the board of directors of Rubicon Technologies, Inc. (NYSE) from December 2012 to June 2022 and GameStop Corp. (NYSE) from May 2007 to May 2020. Mr. Koonin currently serves as a member of the Nominating and Corporate Governance Committee of WWE since July 2022 and the Compensation Committee of WWE (currently serving as Chairman) since June 2021. Mr. Koonin graduated with a Bachelor of Science in Marketing from the University of Georgia. We believe that Mr. Koonin is qualified to serve on our board of directors because of his extensive executive leadership experience with media entertainment and consumer brands.

Jonathan A. Kraft has served as President of the Kraft Group LLC since July 1995. He currently serves on the board of directors for the Kraft Group and various of its affiliated companies since July 1990. Mr. Kraft also serves on the board of directors for the Paper & Packaging Board since January 2019, Mass General Brigham Incorporated since January 2017, Dexter Southfield Board of Trustees since June 2016, Harvard Business School’s Board of Advisors since June 2013, Massachusetts General Hospital (Mass General) since 2010 (currently serving as Chair), Williams College Investment Committee since October 2006 and Belmont Hill School Board of Trustees since June 2003. Mr. Kraft graduated with a Bachelor of Arts in History from Williams College and a Master of Business Administration from Harvard Business School. We believe that Mr. Kraft is qualified to serve on our board of directors because of his experience as a director on the boards of a vast array of companies.

Sonya E. Medina has served as the President and Chief Executive Officer of Reach Resilience since May 2022, as a co-founder of Greenlight Growth Capital, LLC since January 2022, and as an independent consultant since July 2013. Previously, Ms. Medina served as the Vice President of Community & External Affairs at Silver Eagle Distributors (distributor of Anheuser Busch & Grupo Modelo products) from January 2009 to June 2013, Director of the AT&T Global Foundation from September 2006 to February 2008 and a White House commissioned officer in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady from January 2001 to August 2006 and from February 2008 to November 2008. She has also served on the board of directors for Delta Apparel, Inc (NYSE) since April 2022, the Texas Tribune since April 2022, Texas 2036 since April 2022, Spurs Give since April 2021, Teach for Uganda since May 2018 and Papa Johns International, Inc. (Nasdaq) since October 2015. Ms. Medina also currently serves as a member of the Compensation and Nominating and Governance committees of Papa Johns International, Inc. (Nasdaq) since May 2018 and September 2015, respectively, as well as the Audit and Governance committees of Delta Apparel, Inc (NYSE) since April 2022. Ms. Medina earned a Bachelor of Science degree from Texas A&M University and a Masters of Public Health degree from Columbia University. We believe that Ms. Medina is qualified to serve on our board of directors because of her extensive experience as a director of public companies and corporate social responsibility, social impact, and brand management acumen.

Mark Shapiro has served as President of Endeavor since December 2018 and President and Chief Operating Officer since April 2023. He previously served as the Co-President of Endeavor from November 2016 and as Chief Content Officer of Endeavor from September 2014 to November 2016. Prior to that, Mr. Shapiro served in various executive positions at Dick Clark Productions from May 2010 to September 2014, including as Chief Executive Officer and as Executive Producer. From February 2006 through May 2010, he served as a Director,

President and Chief Executive Officer of Six Flags Entertainment Corporation (NYSE) and worked for ESPN as Executive Vice President of Programming and Production from 2002 to February 2006. Mr. Shapiro currently serves as a member of the board of trustees of Equity Residential (NYSE) and as the Chairman of Captivate Network. Mr. Shapiro previously served as a member of the board of directors of Live Nation Entertainment, Inc. (NYSE), Frontier Communications Corporation (Nasdaq), Papa Johns International, Inc. (Nasdaq) and Bright Lights Acquisition Corp., formerly a public special purpose acquisition company. Mr. Shapiro is a graduate of University of Iowa. We believe that Mr. Shapiro is qualified to serve on our board of directors because of his extensive experience in the sports, media and entertainment industries and his prior service on public company boards.

Nancy R. Tellem has served as the Executive Chairperson and Chief Media Officer of Eko (f/k/a Interlude US, Inc.), a media network company since 2015. She previously served as President of Xbox Entertainment Studios from September 2012 through October 2014. Prior to that, she served as President of CBS Television Entertainment Group from May 1998 through June 2010. Ms. Tellem holds board and advisory positions including Eko, LeagueApps, ALLCITY Network since January 2022, BasBlue, Inc. since October 2021, Rocket Companies, Inc. since July 2020 and Sipur Studios, and is a board member of Cranbrook Art Academy and Museum, the Detroit Symphony Orchestra and the Detroit Riverfront Conservancy. She also is a director of Gores Guggenheim, Inc. and UTA Acquisition Corporation (Nasdaq). Ms. Tellem earned a bachelor’s degree from University of California, Berkeley, and a J.D. degree from UC Hastings College of the Law. We believe that Ms. Tellem is qualified to serve on our board of directors because of her significant business and management expertise in the entertainment industry.

Carrie Wheeler has served as Chief Executive Officer and a board member of Opendoor Technologies Inc. (Nasdaq) since December 2022, where she also served as Chief Financial Officer from September 2020 to December 2022. Ms. Wheeler also previously served as a member of Opendoor’s board of directors from October 2019 to September 2020. From 1996 to 2017, Ms. Wheeler was with TPG Global, a global private equity firm, including as a Partner and Head of Consumer / Retail Investing. Ms. Wheeler currently serves on the board of directors and on the audit and compensation committees of APi Group Corporation (NYSE), a global provider of safety and specialty services, since October 2019. She previously served on the board and audit committee of Dollar Tree, Inc. (Nasdaq) from March 2019 to March 2022. Ms. Wheeler has also served on a number of other corporate boards of private and public companies, including J. Crew Group, Inc. from 2010 to 2018, Neiman Marcus Group from 2005 to 2013 and Petco Animal Supplies from 2006 to 2015. Ms. Wheeler received her Bachelor of Commerce degree from Queen’s University in Canada. We believe that Ms. Wheeler is qualified to serve on our board of directors because of her extensive executive and board experience, including guiding significant public company transactions.

We are evaluating the specific terms of New PubCo’s director compensation program, but we anticipate that non-employee directors will be eligible to receive cash retainer fees and grants of equity awards for their services, in addition to reimbursement of out-of-pocket expenses.

Management

Upon the Closing, the corporate headquarters, principal executive offices and related corporate and operational functions of New PubCo will be located at 200 Fifth Avenue, 7th Floor, New York, New York 10010. The corporate headquarters and related corporate functions for the WWE business will be located in WWE’s existing headquarters until such time as WWE moves its next headquarters to 677 and 707 Washington Boulevard, Stamford, Connecticut 06901.

The executive officers of New PubCo that have been designated to take office upon the Closing, as of the date of this information statement/prospectus, and their ages as of August 10, 2023 are as follows:

Name	Age	Title
Ariel Emanuel	62	Chief Executive Officer
Mark Shapiro	53	President and Chief Operating Officer
Andrew Schleimer	46	Chief Financial Officer
Seth Krauss	52	Chief Legal Officer

Ariel Emanuel will be the Chief Executive Officer of New PubCo. For Ariel Emanuel’s biography, please read the section entitled “Management and Directors of New PubCo After the Transactions— Board of Directors” beginning on page 234 of this information statement/prospectus.

Mark Shapiro will be the President and Chief Operating Officer of New PubCo. For Mark Shapiro’s biography, please read the section entitled “Management and Directors of New PubCo After the Transactions— Board of Directors” beginning on page 234 of this information statement/prospectus.

Andrew Schleimer will be the Chief Financial Officer of New PubCo. He has also served as Deputy Chief Financial Officer of Endeavor since February 2021 and will continue in that role until Closing. He will also continue serving as Chief Financial Officer of UFC, having served in that position since September 2016. From July 2014 to September 2016, Mr. Schleimer served as the Executive Vice President & Chief Financial Officer of Digital Turbine, Inc. (Nasdaq), a provider of end-to-end solutions for mobile technology companies to enable advertising and monetization functions. From October 2012 to July 2014, Mr. Schleimer served as an advisor and advisory board member of Digital Turbine, Inc. (formerly known as Mandalay Digital Group). From September 2010 to October 2012, Mr. Schleimer served as the Executive Vice President of Strategic Development of Dick Clark Productions. From January 2006 to July 2010, Mr. Schleimer served as the Executive Vice President of Strategy Development & In-Park Services for Six Flags Entertainment Corporation (NYSE). Mr. Schleimer began his career in investment banking at UBS Financial Services as part of the M&A group, with a particular focus on media and entertainment. Mr. Schleimer graduated from Cornell University with a Bachelor of Science in Hotel and Restaurant Management, with a focus on real estate finance.

Seth Krauss will be the Chief Legal Officer of New PubCo. He has also served as Chief Legal Officer of Endeavor since June 2014. From March 2007 to June 2014, he served as the Executive Vice President and General Counsel of Take Two Interactive Software Inc. (Nasdaq). From March 2004 through March 2007 he served in the Legal and Compliance Division of Morgan Stanley, first as Vice President and Counsel and then as Executive Director and Counsel. From 1995 until joining Morgan Stanley in March 2004, Mr. Krauss served as an Assistant District Attorney and Senior Investigative Counsel in the New York County District Attorney’s Office. Mr. Krauss currently serves as a member of the board of directors of the Minority Corporate Counsel Association. He previously served as a member of the board of directors of the Center for Family Representation and as a member of the board of trustees of Duke University in Durham, North Carolina. Mr. Krauss graduated with a Bachelor of Arts both in History and in Political Science from Duke University and a Juris Doctor from the Washington University in St. Louis School of Law.

New PubCo has not yet paid any compensation to its directors or executive officers. We are evaluating the specific terms of New PubCo’s director compensation program, but we anticipate that non-employee directors will be eligible to receive cash retainer fees and grants of equity awards for their services, in addition to reimbursement of out-of-pocket expenses.

Employment Agreement with Mr. Emanuel

New PubCo intends to enter into an employment agreement with Mr. Emanuel that will become effective immediately following the effective time. The following represents a summary of the material expected terms of such agreement.

The term of Mr. Emanuel’s employment agreement will expire on December 31, 2027. Mr. Emanuel’s employment agreement provides that Mr. Emanuel shall serve as Chief Executive Officer and will report to the New PubCo Board. In addition, Mr. Emanuel is entitled, but not obligated, to serve on the New PubCo Board (and any committee thereof, to the extent permitted by applicable law and listing standards). Mr. Emanuel’s employment agreement provides that he may continue to provide services in his role and position at Endeavor, Endeavor Operating Company, LLC and their respective subsidiaries, including as such role and position may be modified. To the extent not inconsistent with the business practices and policies applicable to New PubCo’s employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Emanuel is permitted to serve as a member of the board of directors of any charitable, educational, religious or entertainment industry trade, public interest or public service organization and any “for profit” entity approved by the New PubCo Board, and he may continue to serve in the board, advisory and ownership positions in which Mr. Emanuel is currently involved.

Mr. Emanuel’s employment agreement provides for an annual base salary of $3,000,000, which will be pro-rated for any partial calendar year (if applicable) and subject to increase from time to time as approved by the New PubCo Board or such other party whose approval is required in accordance with the New PubCo bylaws (the “Governing Body”).

For the fiscal year 2023, Mr. Emanuel will be eligible for a cash bonus, all or a portion of which may be guaranteed depending on the timing of the effective time. If the effective time occurs on or prior to October 1, 2023, Mr. Emanuel is entitled to receive a guaranteed annual bonus for the fiscal year 2023 equal to $1,750,000. If the effective time occurs between October 1, 2023 and December 1, 2023, Mr. Emanuel will be entitled to receive a guaranteed annual bonus for the fiscal year 2023 equal to the product of (i) $7,000,000 and (ii) a fraction, the numerator of which is the number of days from the date of the effective time through December 31, 2023 and the denominator of which is 365. If the effective time occurs on or after December 1, 2023, Mr. Emanuel will not be entitled to receive a guaranteed annual bonus for the fiscal year 2023 (but will remain eligible for a cash bonus on a discretionary basis).

Beginning in the fiscal year 2024, Mr. Emanuel will be eligible to receive an annual bonus with a target bonus amount equal to $7,000,000. The attainment of the annual bonus will be based on the achievement of a performance metric to be mutually agreed upon between Mr. Emanuel and the Governing Body. If (i) less than 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be determined and paid in the Company’s sole discretion, (ii) at least 90% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 75% of the target bonus, (iii) at least 100% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 100% of the target bonus, or (iv) at least 110% of the performance metric is achieved, Mr. Emanuel’s annual bonus shall be at least 125% of the target bonus. In addition to the foregoing, Mr. Emanuel may, in New PubCo’s sole discretion, receive an additional cash bonus for the applicable year. Mr. Emanuel’s annual bonus and any discretionary decisions related to such bonus shall be determined by the Governing Body.

In addition, for the fiscal year 2023, if the effective time occurs on or prior to October 1, 2023, Mr. Emanuel is entitled to receive an equity award with an aggregate value equal to $2,500,000. If the effective time occurs following October 1, 2023, Mr. Emanuel is entitled to receive (i) an equity award with an aggregate value equal to 50% of the product of (A) $10,000,000 and (B) a fraction, the numerator of which is the number of days from date of the effective time through December 31, 2023 and the denominator of which is 365 (such product, the “Emanuel 2023 Stub Award Value”) and (ii) an increase in the target annual equity award amount (as described below) for the fiscal year 2024 equal to the Emanuel 2023 Stub Award Value. The fiscal year 2023 equity awards are expected to consist of restricted stock units (or similar awards) and will vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of issuance, subject to Mr. Emanuel’s continued employment through each applicable vesting date.

Beginning in the fiscal year 2024, Mr. Emanuel will be eligible to receive annual equity awards in respect of each fiscal year commencing during the term of his employment agreement. It is expected that fifty percent of the annual equity awards for each year shall be determined based on attainment of certain annual performance metrics, and fifty percent shall be determined based on continued service and/or other criteria. Subject to approval by the Governing Body, each annual equity award will represent an aggregate value (as of the date of grant) ranging from 75% to 150% of Mr. Emanuel’s target annual equity award amount of $10,000,000 (and, for the fiscal year 2024, increased by the Emanuel 2023 Stub Award Value, if applicable), to consist of restricted stock units or similar awards that vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the date of issuance, subject to Mr. Emanuel’s continued employment through each applicable vesting date or as described in the next sentence. The terms and conditions of Mr. Emanuel’s equity awards (including the type, nature and vesting conditions thereof) shall be determined in the good faith discretion of the Governing Body, and the Governing Body may only change the equity awards from time-vesting to performance-vesting awards after negotiations with Mr. Emanuel in good faith. The value of Mr. Emanuel’s equity awards may exceed the expected amount for the fiscal years described above. The equity grants described herein for Mr. Emanuel will not constitute “promised equity awards” for purposes of the definition of “Fully-Diluted Basis” in the transaction agreement.

Mr. Emanuel’s employment agreement additionally entitles Mr. Emanuel to receive (i) a transaction bonus of $20,000,000, which will be payable within 30 days following of the date of the effective time, and (ii) a one-time equity award comprised of restricted stock, restricted stock units or similar awards with respect to a number of shares of New PubCo common stock equal to $40,000,000 divided by the closing price of New PubCo common stock on the date on which the effective time occurs. The equity award will vest in four equal installments on each of the one-year, two-year, three-year and four-year anniversaries of the date of the effective time, subject to Mr. Emanuel’s continued employment through each applicable vesting date.

Mr. Emanuel’s employment agreement further provides that Mr. Emanuel is eligible to participate in all employee benefit programs made available to all active employees. Mr. Emanuel’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Employment Agreement with Mr. Shapiro

New PubCo intends to enter into an employment agreement with Mr. Shapiro that will become effective immediately following the effective time. The following represents a summary of the material expected terms of such agreement.

The term of Mr. Shapiro’s employment agreement will expire on the one-year anniversary of the closing. The employment agreement provides that Mr. Shapiro shall serve as President and Chief Operating Officer and will report to Ariel Emanuel as Chief Executive Officer of New PubCo. Mr. Shapiro’s employment agreement provides that he may continue to provide services in his role and position at Endeavor, Endeavor Operating Company, LLC and their respective subsidiaries, including as such roles and positions may be modified. To the extent not inconsistent with the business practices and policies applicable to New PubCo’s employees, and if such activities do not interfere in any material respect with his duties and responsibilities, Mr. Shapiro is permitted to serve as a member of the board of directors of any charitable, educational, religious, public interest or public service organization and any “for profit” entity approved by New PubCo. He may continue to serve in the board, advisory and ownership positions in which Mr. Shapiro is currently involved. During the term of Mr. Shapiro’s employment agreement, his principal place of employment is in New York, New York.

Mr. Shapiro’s employment agreement provides for an annual base salary of $2,500,000, which will be pro-rated for any partial calendar year (if applicable) and subject to increase from time to time as approved by the Governing Body.

During the term of Mr. Shapiro’s employment agreement, Mr. Shapiro is eligible to receive an annual bonus with a target bonus amount equal to $5,500,000. The amount of the annual bonus will be based on the achievement of performance metrics based on New PubCo performance (which may include profitability, successful integration following the closing and/or renewal of medial deals), as determined by the Governing Body in good faith following consultation with Mr. Shapiro. In addition to the foregoing, Mr. Shapiro may, in New PubCo’s sole discretion, receive an additional cash bonus for the applicable year. Mr. Shapiro’s annual bonus and any discretionary decisions related to such bonus shall be determined by the Governing Body.

Mr. Shapiro’s employment agreement additionally entitles Mr. Shapiro to receive (i) a transaction bonus of $5,000,000, which will be payable within 30 days following the date of the effective time, and (ii) a one-time equity award comprised of restricted stock, restricted stock units or similar awards with respect to a number of shares of New PubCo common stock equal to $6,250,000, divided by the closing price of New PubCo common stock on the date on which the effective time occurs. The equity award will vest on the one-year anniversary of the date of the effective time, subject to Mr. Shapiro’s continued employment through each such date. The equity grant described herein for Mr. Shapiro will not constitute a “promised equity award” for purposes of the definition of “Fully-Diluted Basis” in the transaction agreement.

Mr. Shapiro’s employment agreement further provides that Mr. Shapiro is eligible to participate in all employee benefit programs made available to all active employees; provided, that Mr. Shapiro shall have reasonable access to private aircraft available to New PubCo for business travel purposes (or first class or charter aircraft for business travel when not using any private aircraft available to New PubCo) and reasonable commuting expenses (including appropriate car service). Mr. Shapiro’s employment agreement provides for severance upon certain terminations of employment as described below under “—Potential Payments upon Termination of Employment or Change in Control.”

Potential Payments upon Termination of Employment or Change in Control

Severance Payments and Benefits under Employment Agreements

Ariel Emanuel

If Mr. Emanuel’s employment is terminated without “cause” (as defined in his employment agreement) or due to a resignation for “good reason” (as defined below) he is entitled to receive (i) any unpaid annual bonus for the year prior to the year of termination, which shall be paid in a lump sum within thirty days after Mr. Emanuel’s termination of employment, and (ii) an amount equal to two times the sum of (x) his base salary and (y) his target bonus, which shall be paid ratably in monthly installments over the twenty-four month period following the date of Mr. Emanuel’s termination of employment. For Mr. Emanuel, “good reason” means the occurrence of, without Mr. Emanuel’s consent, (i) a material diminution of his duties, responsibilities or authorities as chief executive officer (including any requirement that Mr. Emanuel report to someone other than the New PubCo Board), (ii) the assignment of duties inconsistent with Mr. Emanuel’s position, (iii) the material breach by New PubCo of any terms under Mr. Emanuel’s employment agreement, (iv) the relocation of Mr. Emanuel’s principal place of employment outside of the Los Angeles Metropolitan area or (iv) the failure of New PubCo to obtain the assumption in writing of its obligations under Mr. Emanuel’s employment agreement by any successor to all or substantially all of the assets of New PubCo.

If Mr. Emanuel’s employment is terminated due to death or disability, he will be entitled to receive any unpaid annual bonus for the year prior to the year of termination and a pro-rata portion of the target bonus for the year of termination.

Upon a termination without cause or due to a resignation for good reason, any unvested portion of Mr. Emanuel’s equity awards that is subject solely to vesting based on continued service will accelerate and vest. Additionally, any unvested portion of Mr. Emanuel’s equity awards that is subject solely to vesting based on continued service will accelerate and vest upon a Change of Control (as defined in the 2023 Plan), subject to Mr. Emanuel’s continued service through the consummation of such Change in Control.

Any severance that Mr. Emanuel is entitled to receive upon his termination by the company without cause, or due to a resignation for good reason is subject to Mr. Emanuel’s execution and non-revocation of a release of claims.

Mr. Emanuel’s employment agreement provides that, if any payments to Mr. Emanuel would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Emanuel in relation to the net after-tax benefit to Mr. Emanuel if all such payments had been made.

Mark Shapiro

If Mr. Shapiro’s employment is terminated without “cause” (as defined in his employment agreement) or due to a resignation for “good reason” (as defined below) prior to the end of his employment term, he is entitled to (i) continued payment of his base salary commencing on the date of termination and ending on the second anniversary of the effective date, (ii) payment of his target bonus for the period ending on the first anniversary of the effective date (less any bonus previously paid for that period) and (iii) an amount equal to his target bonus for each calendar year commencing with the calendar year in which the first anniversary of the effective date occurs and ending on the twenty-four month anniversary of the effective date (prorated for any partial year). For Mr. Shapiro, “good reason” means, the occurrence of, without Mr. Shapiro’s consent, the breach by New PubCo of any terms under Mr. Shapiro’s employment agreement (including Mr. Shapiro’s ceasing to report directly to Mr. Emanuel as Chief Executive Officer, except in the event of the termination of Mr. Emanuel’s employment as a result of Mr. Emanuel’s death or disability).

If, before the end of the term of Mr. Shapiro’s employment agreement, New PubCo fails to give Mr. Shapiro a bona fide offer of employment that provides compensation that is substantially comparable to the compensation provided under his employment agreement and an annual target equity award opportunity equal to at least $7,000,000 (excluding his one-time equity award of $6,250,000 and one-time cash award of $5,000,000, each as described above in “—Employment Agreement with Mr. Shapiro”), and Mr. Shapiro’s employment is then either terminated by New PubCo without cause or by Mr. Shapiro for any reason (an “Employer Non-Renewal”), Mr. Shapiro shall be entitled to (i) continued payment of his base salary as though he had remained employed for twelve months following the termination date and (ii) payment of an amount equal to his target annual bonus for each calendar year during the period commencing with the calendar year in which the date of termination occurs and ending on the twelve month period immediately following Mr. Shapiro’s termination of employment (prorated for any partial year).

If Mr. Shapiro’s employment is terminated within 30 days following the end of the term of the employment agreement for any reason other than an Employer Non-Renewal, as long as (i) at the time of such termination, New PubCo has not terminated Mr. Shapiro for cause and (ii) Mr. Shapiro continues to provide services to New PubCo through the thirtieth day following the end of the term of the employment agreement, Mr. Shapiro shall be entitled continued payment of his base salary for six months following termination and an amount equal to fifty percent of his target annual bonus.

If Mr. Shapiro’s employment is terminated due to death or disability prior to the end of his employment term, he shall be entitled to payment of his target annual bonus for his employment term, pro-rated for the portion of his employment term in which he was employed.

If Mr. Shapiro’s employment is terminated by the company without cause or due to a resignation for good reason prior to the end of his employment term, any unvested portion of Mr. Shapiro’s one-time equity award that is subject solely to vesting based on continued service will accelerate and vest in full. Additionally, any unvested portion of the one-time equity award that is subject solely to vesting based on continued service will accelerate and vest in full upon a Change of Control (as defined in Mr. Shapiro’s employment agreement), subject to Mr. Shapiro’s continued service through the consummation of such Change of Control.

Any severance that Mr. Shapiro is entitled to receive upon his termination by the company without cause, due to a resignation for good reason or, due to an Employer Non-Renewal is subject to Mr. Shapiro’s execution and non-revocation of a release of claims.

Mr. Shapiro’s employment agreement provides that, if any payments to Mr. Shapiro would be considered “excess parachute payments” under Section 280G of the Code and subject to excise taxes under Section 4999 of the Code, such payments will be reduced to the extent such reduction would provide a greater net after-tax benefit to Mr. Shapiro in relation to the net after-tax benefit to Mr. Shapiro if all such payments had been made.

Information concerning the compensation paid to, and the employment agreements with, WWE’s named executive officers is contained in WWE’s proxy statement for its 2023 annual meeting of stockholders and WWE’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 2, 2023, each of which is incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

Family Relationships

There are no family relationships between any members or nominees of the New PubCo Board and any of New PubCo’s executive officers.

Corporate Governance

Controlled Company Exemption

Because Endeavor will control more than 50% of New PubCo’s combined voting power for the election of directors, New PubCo will be considered a “controlled company” for the purposes of the NYSE’s rules and corporate governance standards. As a “controlled company,” New PubCo will be permitted to, and intends to, elect not to comply with certain corporate governance requirements of the NYSE, for example, those that would otherwise require that it establish a nominating and corporate governance committee composed entirely of independent directors. Additionally, New PubCo may elect to rely on additional exemptions for so long as it remains a “controlled company.” Accordingly, holders of New PubCo Class A common stock will not have the same protections afforded to stockholders of companies that are subject to all of the rules and corporate governance standards of NYSE, and the ability of New PubCo’s independent directors to influence its business policies and affairs may be reduced. New PubCo expects to remain a controlled company until Endeavor no longer controls more than 50% of its combined voting power. See “Risk Factors—Risks Related to New PubCo’s Organization and Structure—New PubCo will be exempt from certain corporate governance requirements since it will be a “controlled company” within the meaning of NYSE rules, and as a result its stockholders will not have the protections afforded by these corporate governance requirements.” beginning on page 64 of this information statement/prospectus.

Structure of the Board of Directors

The governance agreement provides that, until the later of (i) December 31, 2025 and (ii) the earlier of (x) the date on which Mr. McMahon owns fewer than 7,188,031 shares of New PubCo common stock and (y) the date on which Mr. McMahon no longer serves as the executive chair of the New PubCo Board (the date contemplated by clauses (x) and (y), the “Sunset Date”), New PubCo’s slate of individuals nominated for election to the New PubCo Board will include all five of the WWE Designees, provided that the WWE Designees will include at least three directors who qualify as “independent.” Until the earlier of the death, resignation or incapacitation of Mr. McMahon (the “Executive Chair Sunset”) and the Sunset Date, Mr. McMahon will have the right to designate the nominee for his seat, one non-independent director and one independent director. The then-appointed WWE Designees (acting by majority) will have the right to nominate the other two WWE Designees, each of whom must qualify as “independent.” If, upon the occurrence of the Executive Chair Sunset, the Sunset Date has not occurred, then from the Executive Chair Sunset until the Sunset Date, the then-appointed WWE Designees will have the right to designate the successors to all five of the WWE Designees, three of whom must qualify as “independent.”

The governance agreement also provides that, until the date on which Endeavor no longer owns, directly or indirectly, more than 20% in the aggregate of the voting power of the then-outstanding shares of capital stock of New PubCo, the slate of individuals nominated for election to the New PubCo Board will include the EDR Designees, provided that the EDR Designees will at all times include at least three directors who qualify as “independent.” In the event that a majority of the New PubCo Board determines in good faith that an EDR Designee is not qualified to serve on the New PubCo Board or does not satisfy an applicable law or other regulation of the SEC or NYSE, then such individual will not be included in the slate of nominees and Endeavor will be permitted to submit a replacement nominee to the slate of individuals nominated for election to the New PubCo Board in accordance therewith. New PubCo will take all necessary action within its control so that each replacement nominee is nominated and elected to the New PubCo Board.

For further information regarding the governance agreement and the structure of the New PubCo Board, please see “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

Director Independence

Under New PubCo’s bylaws, a director qualifies as “independent” if such director (a) is qualified as an independent director under the NYSE rules and (b) is not (x) an affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 5% of the voting or economic interest of the applicable Person) of HoldCo, Endeavor, New PubCo or any of their respective affiliates and (y) any employee, director, officer, or an immediate member of family (as applicable) of any person described in (x) or of HoldCo, Endeavor or any of their respective affiliates.

New PubCo’s Board will consist of 11 directors, with Mr. Emanuel, Mr. Durban, Mr. Shapiro, Mr. Kraft, Ms. Medina and Ms. Wheeler as Endeavor’s director designees, Mr. McMahon, Mr. Khan, Mr. Koonin, Ms. Tellem and one other individual to be identified by WWE as WWE’s director designees and with Mr. McMahon serving as the Executive Chair. Of the foregoing, Mr. Kraft, Ms. Medina, Ms. Wheeler, Mr. Koonin, Ms. Tellem and the remaining WWE designee are expected to qualify as “independent” under the NYSE rules and the New PubCo bylaws.

Board Committees of New PubCo

The New PubCo Board is expected to have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Pursuant to the transaction agreement, WWE and New PubCo have agreed that each committee of the New PubCo Board will be composed of at least three members and include at least one more individual nominated by Endeavor than by WWE. The expected composition and responsibilities of each of the committees of the New PubCo Board are described below.

Audit Committee

The New PubCo Board’s Audit Committee (the “Audit Committee”) is expected to consist of three members each of whom is expected to satisfy the applicable independence requirements under the NYSE rules, under New PubCo’s bylaws and under Rule 10A-3(b)(1) of the Exchange Act. The Audit Committee will be responsible for overseeing New PubCo’s corporate accounting and financial reporting process and assisting the New PubCo Board in its oversight of (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance and independence; and (iv) the design and implementation of the Company’s internal audit function and the performance of the Company’s internal audit function. The Audit Committee will be responsible for, among other things:

•	appointing, compensating, retaining and overseeing the work of New PubCo’s independent auditor;

•	discussing with New PubCo’s independent auditor any audit problems or difficulties and management’s response;

•

pre-approving all audit and non-audit services provided to New PubCo by its independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules);

•	reviewing and discussing New PubCo’s annual and quarterly financial statements with management and New PubCo’s independent registered public accounting firm;

•

discussing and reviewing New PubCo’s periodic assessment of New PubCo’s key risk areas and providing oversight and accountability with respect to the execution of appropriate plans to mitigate and/or address such risks; and

•

establishing procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by New PubCo’s employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

The New PubCo Board’s Compensation Committee (the “Compensation Committee”) is expected to consist of three members. The purpose of the Compensation Committee will be to, among other things, (i) oversee the discharge of the responsibilities of the New PubCo Board relating to the New PubCo compensation policies, plans and programs and (ii) review and assist in the determination of the compensation to be paid to executive officers and directors, as applicable. Specific responsibilities of the Compensation Committee will include, among other things:

•

reviewing and making recommendations to the New PubCo Board and, to the extent applicable, the Executive Chair of the New PubCo Board, regarding the cash and equity compensation, evaluation and employment agreements of New PubCo’s Chief Executive Officer and its President and Chief Operating Officer;

•	reviewing and making recommendations regarding the cash compensation, evaluation and employment agreements of the other executive officers of New PubCo;

•

reviewing, considering the recommendation of the New PubCo’s Chief Executive Officer, and approving of the equity-based compensation of the other executive officers of New PubCo (excluding such equity-based compensation that is subject to approval by the New PubCo Board for purposes of exempting such transactions under Rule 16b-3 under the Securities Exchange Act of 1934, as amended); and

•	reviewing and recommending to the New PubCo Board the compensation of directors.

Nominating and Corporate Governance Committee

The New PubCo Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”) is expected to consist of three members. The Nominating Committee will be responsible for overseeing the selection of persons to be nominated to serve on the New PubCo Board. The Nominating Committee will consider persons identified by its members, directors, executive officers, shareholders and others.

Specific responsibilities of the Nominating Committee will include, among other things and subject to the provisions of New PubCo’s organizational documents and the governance agreement:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the New PubCo Board;

•	considering and making recommendations to the New PubCo Board regarding the composition and chairmanship of the committees of the New PubCo Board and its committees;

•	developing and making recommendations to the New PubCo Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the performance of the New PubCo Board, including its individual directors and committees.

Code of Business Conduct and Ethics

New PubCo intends to adopt a Code of Business Conduct and Ethics (the “New PubCo Code”) applicable to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions (“Covered Persons”). In addition to the New PubCo Code, Covered Persons employed by Zuffa, LLC and its subsidiaries will also be subject to the Endeavor Group Holdings, Inc. Code of Conduct (the “Endeavor Code”), and Covered Persons employed by WWE and its subsidiaries will also be subject to WWE’s Code of Business Conduct (the “WWE Code”). A copy of the New PubCo Code will be posted on New PubCo’s website, and New PubCo intends to disclose any legally required amendments to or waivers of the applicable code in a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of New PubCo’s executive officers will serve as members of New PubCo’s Compensation Committee. Prior to the consummation of the Transactions, compensation decisions for those who are to serve as New PubCo executive officers were made, as to Messrs. Emanuel and Shapiro, by the New PubCo Board. Mr. Emanuel also serves on the Board of Directors and the Executive Committee of Endeavor.

Related person transactions pursuant to Item 404(a) of Regulation S-K involving those who made compensation decisions for those who are to serve as the New PubCo’s executive officers are set forth under “Summary of Certain Agreements Related to the Transactions” and under “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Information regarding transactions with related persons of WWE is incorporated by reference from information contained in WWE’s definitive proxy statement for its 2023 annual meeting of shareholders in the section entitled “Certain Relationships and Related Party Transactions.”

Transaction Agreements

New PubCo, WWE, Endeavor and UFC or their respective affiliates, as applicable, will enter into the transaction documents before or in connection with the consummation of the Transactions, which will govern various interim and on-going relationships between New PubCo, WWE, Endeavor and UFC. A summary of those agreements is set forth under “Summary of Certain Agreements Related to the Transactions.”

Policies and Procedures on Transactions with Related Persons

New PubCo intends to adopt a related person transaction policy (the “RPT Policy”), which will set forth its policy with respect to the review and approval or ratification of related person transactions. A “related person transaction” is defined as, subject to certain exceptions as provided under Item 404(a) of Regulation S-K, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any related person (as defined in the RPT Policy) had, has or will have a direct or indirect material interest.

Pursuant to New PubCo’s bylaws, (x) prior to the Sunset Date, transactions between New PubCo and Endeavor (or its affiliates) must be approved by (i) a majority of the New PubCo Board (including Mr. McMahon, or following Mr. McMahon’s death, incapacitation or resignation, a majority of the WWE-designated New PubCo directors or their successors) and (ii) a majority of the New PubCo Board’s “independent” directors (as defined under New PubCo’s bylaws), and (y) following the Sunset Date, such transactions must be approved by (i) a majority of the New PubCo Board and (ii) a majority of the New PubCo Board’s independent directors.

Indemnification Agreements

New PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that will provide them, in general, with customary indemnification in connection with their service to New PubCo or on its behalf.

INTERESTS OF AFFILIATES IN THE TRANSACTIONS

Interests of WWE Affiliates in the Transactions

Interests of WWE’s Directors and Executive Officers in the Transactions

WWE’s directors and executive officers have interests in the Transactions, including financial interests, that may be different from, or in addition to, the interests of WWE’s stockholders generally. The WWE Board was aware of these interests and carefully considered them, among other matters, during their respective deliberations of the merits of the Transactions in negotiating, evaluating and approving the transaction agreement and the transactions contemplated thereby, including the Transactions, and in recommending that WWE’s stockholders approve the Transactions, including the merger, in accordance with the terms of the transaction agreement. The WWE Board concluded that the potential benefits that it expects WWE and the WWE stockholders to achieve as a result of the Transactions outweigh any potential risks that could arise from such interests. These interests are described in more detail below, and certain of them, including compensation that may become payable in connection with the Transactions to named executive officers, are quantified in the section entitled “—Quantification of Potential Transaction-Related Payments to WWE Named Executive Officers” below.

For purposes of this disclosure, the named executive officers of WWE are:

•	Vincent K. McMahon, Executive Chairman of the WWE Board

•	Nick Khan, Chief Executive Officer

•	Frank A. Riddick III, President & Chief Financial Officer

•	Paul Levesque, Chief Content Officer

•	Kevin Dunn, Executive Producer & Chief Global Television Production

•	Suzette Ramirez-Carr, EVP, Chief Human Resources Officer

•	Stephanie McMahon, Former Co-Chief Executive Officer

For purposes of this disclosure, the remaining executive officers of WWE, who are not named executive officers, are:

•	Maurice F. Edelson, EVP, Chief Legal Officer

•	Rajan Mehta, EVP, Chief Product & Technology Officer

For purposes of this disclosure, (i) a “qualifying termination” means a termination of employment of an executive officer of WWE without “cause,” or a resignation for “good reason” or due to a “second trigger event” within the 24-month period following a change in control (each such term as applicable under and defined in the relevant compensation arrangement, and each such termination of employment, a “qualifying termination”) and (ii) the Transactions will constitute a “change in control” for purposes of the relevant compensation arrangements described below. “Good reason” generally includes a decrease in base salary and/or target compensation, a material adverse change in title, duties or responsibility or an adverse change in reporting structure, or a material breach by WWE of the terms and conditions of any employment or other compensation agreement for Messrs. Khan, Riddick and Levesque, a failure to obtain an agreement from a successor to assume all compensatory agreements and for Messrs. Khan and Levesque, the failure to nominate him for election to the WWE Board and use its best efforts to have him elected to the WWE Board.

Interests of WWE’s Directors in the Transactions

Mr. McMahon is the chairman of the WWE Board, and is expected to serve as the executive chairman of the New PubCo Board following the completion of the Transactions, including the merger. As of April 2, 2023, Mr. McMahon was the record holder of 69,157 shares of WWE Class A common stock and 28,682,948 shares of WWE Class B common stock, representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE common stock on such date. As such, immediately following the completion of the Transactions, including the merger, Mr. McMahon is expected to have beneficial ownership of approximately 28,752,105 shares of New PubCo Class A common stock representing approximately 17% of the economic interests in HoldCo, 17% of the voting power of New PubCo and approximately 34% of the economic interests in New PubCo, in each case, on a fully diluted basis. Mr. McMahon will also have certain governance rights in respect of New PubCo which are described in the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus. Mr. McMahon is not expected to receive any change of control payments in connection with the Transactions.

Membership of the New PubCo Board of Directors

Under the terms of the transaction agreement, upon the completion of the Transactions, the New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom two will be members of the WWE management team (one of whom will be Mr. McMahon). For further information, please read the section entitled “Summary of Certain Agreements Related to the Transactions—Governance Agreement” beginning on page 181 of this information statement/prospectus.

Treatment of WWE Equity Awards

Each of WWE’s executive officers (other than Ms. McMahon) holds outstanding WWE equity awards in the form of WWE RSUs and WWE PSUs, in each case, under the WWE Equity Plan. WWE’s non-employee directors do not hold any outstanding WWE equity awards. Under the transaction agreement, at the effective time, each outstanding award of WWE RSUs and WWE PSUs, including any dividend equivalent rights granted with respect thereof that are accrued but unpaid, will be converted into an award of New PubCo restricted stock units and New PubCo performance stock units, respectively, on the same terms and conditions as were applicable under the original WWE equity award immediately prior to the effective time (including any provisions for acceleration) on a one-to-one basis; provided that the performance-metrics applicable to the New PubCo performance stock units will be equitably adjusted, including by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments by Endeavor, as necessary, and in a manner consistent with past practice and the terms of the transaction agreement, to take into account the effects, if any, of the Transactions, including the merger.

While the Transactions themselves will not result in accelerated vesting of WWE RSUs or WWE PSUs, the WWE Equity Plan provides that, if, within 24 months following a change in control, a “second trigger event” occurs, all restrictions applicable to WWE RSUs and WWE PSUs shall terminate fully and the participant shall have the right to delivery of shares subject thereto, and, for any WWE PSUs, the number of shares delivered shall be at the target level. A “second trigger event” occurs if (i) the holder’s employment is terminated by WWE without cause (as determined by the committee administering the WWE Equity Plan in its sole discretion) or (ii) the holder terminates his or her employment as a result of a decrease in base salary, a material adverse change in responsibility or reporting structure or a change in employment to a location more than 25 miles from the place of employment at the time of the change in control.

In addition, certain arrangements described in the section entitled “—Employment Agreements, Change in Control Letter Agreements and Severance Policy” below each provide that upon a qualifying termination of a WWE executive officer, the vesting of his or her unvested equity awards will fully accelerate upon the date of such qualifying termination, with the accelerated vesting for WWE PSUs generally based upon target-level achievement (except as specified below). The estimated aggregate value of the WWE RSUs and WWE PSUs held by executive officers as of the date of this information statement/prospectus is equal to approximately $116.23 million, assuming (i) a qualifying termination as of the date of this information statement/prospectus and (ii) a relevant price per share of WWE Class A common stock equal to $100.44, which is the average closing stock price for the first five business days following April 3, 2023 (the date of the announcement of the Transactions).

Employment Agreements, Change in Control Letter Agreements and Severance Policy

Each of WWE’s executive officers, other than Mr. Dunn, Ms. McMahon and one executive officer who is not a named executive officer, is party to an employment agreement with WWE (each, an “employment agreement”) and/or a change in control letter agreement with WWE (each, a “CIC agreement”). Mr. Dunn and the aforementioned executive officer who is not a named executive officer are participants in WWE’s severance policy. Under the foregoing arrangements, each of the executive officers (other than Ms. McMahon) will be entitled to certain severance payments and benefits upon a qualifying termination, as described in more detail below.

Messrs. Khan, McMahon, Riddick and Levesque are each party to an employment agreement with WWE providing for severance payments and benefits upon a qualifying termination. Under their respective employment agreements, upon a qualifying termination, Messrs. Khan, McMahon, Riddick and Levesque would be entitled to receive:

•	a lump-sum cash payment equal to 2x (for Messrs. Khan and McMahon) or 1.5x (for Messrs. Riddick and Levesque) the sum of their respective base salary and target annual bonus;

•

a lump-sum cash payment equal to the actual bonus for the year of termination (for Mr. McMahon, calculated based on target annual bonus and for Messrs. Khan, Riddick and Levesque, calculated based on actual performance), if any, prorated based on days elapsed in the year and payable in accordance with WWE’s standard practices regarding annual bonus payments;

•

up to 24 months (for Messrs. Khan and McMahon) or 18 months (for Messrs. Riddick and Levesque) of COBRA continuation coverage, subject to plan terms and active employee cost sharing or similar arrangements (or a similar benefit will be provided if required under applicable law); and

•

accelerated vesting of all unvested equity awards, with accelerated vesting for WWE PSUs based upon (x) target-level achievement for awards for which the performance period is incomplete as of the date of the qualifying termination and (y) based on actual performance for awards for which the performance period has been completed and performance has been attained as of the date of the qualifying termination.

Ms. Ramirez-Carr and a WWE executive officer who is not a named executive officer are each party to a CIC agreement with WWE providing for severance payments and benefits upon a qualifying termination. Under their respective CIC agreements, upon a qualifying termination, each such individual would be entitled to receive:

•	a lump-sum cash payment equal to 1x the sum of their respective base salary and target annual bonus;

•

a lump-sum cash payment equal to the actual annual bonus for the year of termination, prorated based on days elapsed in the year and payable in accordance with WWE’s standard practices regarding annual bonus payments;

•	up to 12 months of COBRA continuation coverage; and

•

accelerated vesting of all unvested equity awards, with accelerated vesting for WWE PSUs based upon (x) target-level achievement for awards for which the performance period is incomplete as of the date of the qualifying termination and (y) based on actual performance for awards for which the performance period has been completed as of the date of the qualifying termination.

Mr. Dunn and one executive officer who is not a named executive officer are not party to an employment agreement, CIC agreement or other individual agreement with WWE that provides severance payments or benefits upon a qualifying termination. Instead, upon a termination without cause, such individuals are eligible to receive cash severance payments and benefits under WWE’s severance policy, as well as accelerated vesting of equity awards under the WWE Equity Plan. Under the severance policy and the WWE Equity Plan, upon a termination without cause, such individuals would be entitled to receive:

•	up to 12 months of base salary continuation, payable in accordance with WWE’s standard payroll practices;

•

a lump-sum cash payment equal to the actual annual bonus for the year of termination, prorated based on days elapsed in the year and payable in accordance with WWE’s standard practices regarding annual bonus payments;

•	up to 12 months of COBRA continuation coverage; and

•	accelerated vesting of all unvested equity awards, with accelerated vesting for WWE PSUs based upon target-level achievement.

As a condition to receiving the severance payments and benefits outlined above, the executive officers are required to execute a separation agreement, which includes an effective and enforceable full release of claims in favor of WWE and confidentiality and non-disparagement provisions, and continue to comply with any post-employment restrictive covenants in favor of WWE, including, under their respective employment agreements and CIC agreements, confidentiality and non-disparagement provisions.

Assuming that the Transactions are completed and each such executive officer experiences a qualifying termination (or, in the case of Mr. Dunn and one executive officer who is not a named executive officer, a termination without cause) on July 1, 2023 (which is the assumed date solely for purposes of this disclosure), the aggregate value of the severance payments and benefits (excluding (i) amounts attributable to accelerated vesting of equity awards and (ii) amounts of Sale Bonuses), that would be payable to WWE’s executive officers would be equal to approximately $29.35 million.

Sale Bonus Agreements

In light of their significant contributions to WWE prior to and in connection with the Transactions, including the merger, to increase the likelihood of the successful operation of WWE during the period prior to the completion of the Transactions, including the merger, and to promote the retention and continued focus of certain key employees through the completion of the Transactions (and, for a subset of such employees, for a period of time following the completion of the Transactions), WWE entered into bonus letter agreements, effective as of April 2, 2023 (each, a “Bonus Letter Agreement”), with certain key employees. The Bonus Letter Agreements each provide for a cash payment (the “Sale Bonus”) in the event a Sale Transaction (as defined in the Bonus Letter Agreements) is consummated on or before February 28, 2024 (unless such date is extended by WWE’s Board of Directors, in its discretion) (a “Qualifying Sale Transaction”). The Transactions, including the merger, if consummated, will qualify as a Qualifying Sale Transaction.

The aggregate amount of the Sales Bonuses payable to WWE’s key employees, including four of WWE’s named executive officers (specifically Messrs. Khan, Riddick, Levesque and Dunn) and one additional WWE executive officer who is not a named executive officer, is $40 million. Messrs. Khan, Levesque and Dunn are eligible to receive Sale Bonuses in the amount of $15 million, $5 million and $7 million, respectively, and 100.0% of their respective Sales Bonus is payable as soon as practicable following the Closing, subject to their continuous employment through the closing date (except as otherwise noted below). Mr. Riddick is eligible to receive a Sale Bonus in the amount of $5 million, 60% of which is payable as soon as practicable following the Closing and the remainder of which is payable as soon as practicable following the six-month anniversary of the Closing, subject to Mr. Riddick’s continuous employment through each such date (except as otherwise noted below). A WWE executive officer who is not a named executive officer is eligible to receive a Sale Bonus in the amount of $3 million, approximately 57% of which is payable as soon as practicable following the Closing and the remainder of which is payable as soon as practicable following the six-month anniversary of the Closing, subject to the executive officer’s continuous employment through each such date (except as otherwise noted below).

In the event any such executive officer is terminated by WWE without “cause” or resigns for “good reason” prior to a Qualifying Sale Transaction or the payment date(s) described above, the unpaid portion of the respective executive officer’s Sale Bonus shall vest and become payable as of the date of termination, subject to execution of an effective and enforceable general release of all claims in favor of WWE.

Benefit Arrangements with WWE

Please refer to the section entitled “Summary of the Transaction Agreement—Covenants and Agreements—Employee Benefits” for a summary of certain post-closing covenants related to employee benefit arrangements. Further, New PubCo expects to adopt a 2023 Incentive Award Plan prior to the Closing to become effective upon the Closing, under which shares of New PubCo Class A common stock will be reserved for issuance with respect to potential awards to eligible participants in the form of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock or cash-based awards, dividend equivalent awards or any combination of the foregoing.

Indemnification

Under the transaction agreement, New PubCo has agreed to indemnify the D&O indemnified persons against, and to hold them harmless from, any and all losses, claims, damages, liabilities, fees, expenses, judgments, or fines (including reasonable and documented attorneys’ fees and investigation expenses), incurred by a D&O indemnified person in connection with any pending or threatened legal proceeding, whether asserted or claimed prior to, at or after effective time. For further information, please read the section entitled “Summary of the Transaction Agreement—Covenants and Agreements—Indemnification and Directors’ and Officers’ Insurance” beginning on page 168 of this information statement/prospectus.

WWE currently maintains directors’ and officers’ liability insurance to insure its directors against the cost of defense, settlement or payment of a judgment under certain circumstances. Additionally, WWE has entered into indemnification agreements with each of its independent directors providing that, subject to limited exceptions, and among other things, WWE will indemnify the director to the fullest extent permitted by applicable law for claims arising in his or her capacity as a director of WWE. Applicable Delaware law permits the indemnification of WWE’s directors, officers, employees and agents, under certain circumstances, for attorney’s fees and other expenses incurred by them in any litigation to which they become a party resulting from their association with WWE or activities on WWE’s behalf. Under the transaction agreement, New PubCo agrees to assume all such obligations of WWE to the D&O indemnified persons in respect of indemnification, advancement of expenses and exculpation of liabilities that exist prior to the effective time.

Other Interests

As of the date of this information statement/prospectus, other than the arrangements discussed herein, none of WWE’s executive officers or directors has entered into any agreement with WWE regarding employment with, or compensation from, or equity participation or reinvestment in, WWE or New PubCo (or their affiliates) on a going-forward basis following the completion of the Transactions, including the merger. However, WWE or New PubCo (or their respective representatives) and some or all of WWE’s executive officers and directors may from time to time have discussions with respect to, or enter into, such arrangements.

To the extent payments made or to be made to WWE’s executive officers or directors would reasonably be expected to constitute parachute payments (within the meaning under Section 280G of the Code), WWE may take steps, in reasonable consultation with Endeavor, to eliminate or mitigate the potential impact of Section 280G of the Code on past or future payments to the disqualified individuals.

Quantification of Potential Transaction-Related Payments to WWE Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for WWE’s named executive officers based on the Transactions, including the merger, assuming:

•

that the Transactions are completed, and each such named executive officer experiences a qualifying termination, on July 1, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•

the relevant price per share of WWE Class A common stock is $100.44, which is the average closing stock price for the first five business days following April 3, 2023 (the date of the announcement of the Transactions); and

•	each named executive officer’s base salary rate, annual target bonus and outstanding WWE equity awards remain unchanged from those in effect as of the date of this information statement/prospectus.

As a result of the foregoing assumptions and the assumptions included in the footnotes below, the actual amounts, if any, to be received by WWE’s named executive officers based on the Transactions may differ materially from the amounts set forth in the table below. The amounts below do not reflect certain compensation actions that may occur after the date hereof and before completion of the Transactions, including the merger. The calculations in the table below do not include amounts that the WWE named executive officers were already entitled to receive or vested in as of the date hereof. In addition, these amounts do not attempt to forecast any additional equity or cash award grants, issuances or forfeitures that may occur, prior to the effective time, except as discussed in the narrative above.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Vincent K. McMahon	7,647,123	8,340,839	39,808	16,027,770
Nick Khan	24,558,904	47,421,842	42,705	72,023,451
Stephanie McMahon(4)	—	—	—	—
Paul Levesque	8,148,767	17,445,323	31,905	25,625,995
Frank A. Riddick III	8,798,373	11,290,963	27,889	20,117,225
Kevin Dunn	8,697,948	23,153,931	28,179	31,880,058
Suzette Ramirez-Carr	1,306,301	2,026,377	23,472	3,356,150

(1)

Cash. Represents each named executive officer’s cash severance benefits and Sale Bonus, as applicable. The entirety of the Sale Bonus payable by WWE to each of Messrs. Khan, Levesque and Dunn is a “single-trigger” payment. Sixty percent (60%) of the Sale Bonus payable to Mr. Riddick is a “single-trigger” payment and the remaining forty percent (40%) is a “double-trigger” payment. The cash severance payments are “double-trigger” payments payable in the event the named executive officer experiences a qualifying termination, as set forth below:

Named Executive Officer	Salary Component ($)(a)	Bonus Component ($)(b)	Prorated Bonus Component ($)(c)	Sale Bonus ($)(d)	Total ($)
Vincent K. McMahon	2,400,000	4,200,000	1,047,123	—	7,647,123
Nick Khan	3,000,000	5,250,000	1,308,904	15,000,000	24,558,904
Stephanie McMahon	—	—	—	—	—
Paul Levesque	1,350,000	1,350,000	448,767	5,000,000	8,148,767
Frank A. Riddick III	1,425,000	1,781,250	592,123	5,000,000	8,798,373
Kevin Dunn	1,133,000	—	564,948	7,000,000	8,697,948
Suzette Ramirez-Carr	746,750	373,375	186,176	—	1,306,301

(a)

Under the applicable agreement with WWE, in the event of a qualifying termination, the named executive officers, other than Ms. McMahon and Mr. Dunn, are entitled to receive a lump-sum cash payment in the amount of (i) 2x base salary for Messrs. McMahon and Khan, (ii) 1.5x base salary for Messrs. Riddick and Levesque and (iii) 1x base salary for Ms. Ramirez-Carr. Under WWE’s severance policy, Mr. Dunn is entitled to receive 12 months of base salary continuation. As of the date of this information statement/prospectus, Ms. McMahon is not party to any contractual arrangement with WWE pursuant to which she could receive cash or severance payments and benefits in connection with a qualifying termination.

(b)

Under the applicable agreement with WWE, the named executive officers, other than Ms. McMahon and Mr. Dunn, are entitled to receive a lump-sum cash payment in the amount of (i) 2x target bonus for Messrs.

McMahon and Khan, (ii) 1.5x target bonus for Messrs. Riddick and Levesque and (iii) 1x target bonus for Ms. Ramirez-Carr.
(c)

Under the applicable agreement with WWE, the named executive officers, other than Ms. McMahon and Mr. Dunn, are entitled to receive a lump-sum cash payment equal to the actual annual bonus for the year of termination, prorated based on days elapsed in the year and payable in accordance with WWE’s standard practices regarding annual bonus payments. Under WWE’s severance policy, Mr. Dunn is entitled to receive the same prorated bonus amount. For purposes of this table, the prorated bonus amounts are based upon achievement of target-level performance.

(d)

For Messrs. Khan, Levesque and Dunn, 100% of their Sale Bonuses are payable in a lump-sum as soon as practicable following the Closing, subject to their continuous employment through the closing date. For Mr. Riddick, 60% of his Sale Bonus is payable in a lump-sum as soon as practicable following the Closing and 40% of his Sale Bonus is payable in a lump-sum as soon as practicable following the six-month anniversary of the Closing, subject to his continuous employment through each such date. Notwithstanding the foregoing, if Messrs. Khan, Riddick, Levesque or Dunn incurs a qualifying termination prior to the payment date(s) described above, the unpaid portion of his respective Sale Bonus shall vest and become payable as of the date of termination.

(2)

Equity. As described above under the section entitled “—Treatment of WWE Equity Awards,” the vesting of unvested WWE RSUs and WWE PSUs will not accelerate solely as a result of the completion of the Transactions, including the merger. Instead, such figures represent the estimated value of unvested WWE RSUs and WWE PSUs, including any dividend equivalent rights granted with respect thereof, which would accelerate and vest, with WWE PSUs vesting at target performance, in the event the named executive officer experiences a qualifying termination (i.e., “double-trigger”), as set forth below:

Named Executive Officer	Value of WWE RSUs ($)	Value of WWE PSUs ($)	Total ($)
Vincent K. McMahon	5,213,037	3,127,802	8,340,839
Nick Khan	6,516,246	40,905,596	47,421,842
Stephanie McMahon	—	—	—
Paul Levesque	1,942,409	15,502,914	17,445,323
Frank A. Riddick III	7,212,898	4,078,065	11,290,963
Kevin Dunn	12,630,933	10,522,998	23,153,931
Suzette Ramirez-Carr	1,591,271	435,106	2,026,377

(3)

Benefits. Under the applicable arrangement with WWE, represents the estimated value of COBRA continuation coverage for (i) 24 months, in the case of Messrs. McMahon and Khan, (ii) 18 months, in the case of Messrs. Riddick and Levesque and (iii) 12 months, in the case of Mr. Dunn and Ms. Ramirez-Carr. Such benefits are “double-trigger.”

(4)

Ms. McMahon. Ms. McMahon formerly served as WWE’s Co-Chief Executive Officer through January 10, 2023 and is not a current employee of WWE. She does not hold any outstanding WWE equity awards and is no longer party to arrangements pursuant to which she could receive cash or severance payments and benefits in connection with the Transactions, including the merger.

CERTAIN BENEFICIAL OWNERS OF WWE COMMON STOCK

Information regarding certain beneficial owners of WWE common stock is contained in WWE’s proxy statement for its 2023 annual meeting of stockholders under the section entitled “Security Ownership of Certain Beneficial Owners and Management,” which is incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material U.S. federal income tax consequences of the merger and conversion to holders of WWE Class A common stock and to beneficial owners of the Convertible Notes.

This discussion addresses holders of WWE Class A common stock and beneficial owners of the Convertible Notes who hold their stock or Convertible Notes, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any applicable non-U.S., state or local tax consequences of the merger and Conversion. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to securityholders of WWE, as applicable, in light of their particular circumstances or to holders subject to special rules (including controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, tax-deferred or other retirement accounts, financial institutions, brokers or dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts, persons who hold WWE securities as part of a hedging or conversion transactions or as part of a short-sale or straddle, certain U.S. expatriates, persons whose functional currency is not the U.S. dollar, entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code, persons deemed to sell WWE securities under the constructive sale provisions of the Code, persons who acquired WWE Class A common stock pursuant to the exercise of options or otherwise as compensation or persons who own (or are deemed to own) five percent (5%) or more of the outstanding WWE Class A common stock). In addition, this discussion does not address any alternative minimum tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on the Code, applicable United States Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this information statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds WWE Class A common stock or is a beneficial owner of a Convertible Note or shares of New PubCo Class A common stock acquired upon conversion of a Convertible Note, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of such partnerships are urged to consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of WWE Class A common stock or the Convertible Notes and the shares of New PubCo Class A common stock into which the Convertible Notes may be converted, as applicable.

Securityholders of WWE are strongly urged to consult their tax advisors as to the specific tax considerations of the merger and conversion, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws in their particular circumstances.

WWE Class A Common Stock

In connection with the filing of this information statement/prospectus Paul, Weiss has provided an opinion to the effect that the merger and conversion, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Additionally, unless otherwise noted in the following discussion, and subject to the limitations, qualifications, and assumptions described herein and set forth in the opinion provided by Paul, Weiss, the discussion in this subsection titled “WWE Class A Common Stock” constitutes the opinion of Paul, Weiss, counsel to WWE, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law.

This opinion was rendered on the basis of customary representations and covenants, including representations and covenants regarding the absence of changes in existing facts and including representations contained in officers’ certificates of WWE, and customary assumptions, including that the merger and conversion will be consummated in accordance with this information statement/prospectus and the transaction agreement and that the representations made by WWE are true and accurate in all respects and will remain true and accurate in all respects at all times up to and including the effective time and conversion. If any of those representations or assumptions are inaccurate, incomplete or untrue or any of the covenants are breached, the conclusions contained in the opinions referred to in this paragraph could be affected. WWE is not currently aware of any facts or circumstances that would cause any representations made by it to Paul, Weiss to be untrue or incorrect in any material respect. The Paul, Weiss opinion will not be binding on the IRS or the courts, and no rulings will be sought from the IRS regarding the Tax treatment of the merger and conversion. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in any of the opinions stated herein or that a court would not sustain such a challenge.

Based on the above, a holder of WWE Class A common stock that receives shares of New PubCo Class A common stock in the merger and conversion:

•	will not recognize any gain or loss upon the exchange of shares of WWE Class A common stock for shares of New PubCo Class A common stock in the merger;

•	will have a tax basis in the New PubCo Class A common stock received in the merger equal to the tax basis of the WWE Class A common stock surrendered in exchange therefor; and

•

will have a holding period for shares of New PubCo Class A common stock received in the merger that includes its holding period for its shares of WWE Class A common stock surrendered in exchange therefor.

Convertible Notes

The merger and conversion are not expected to result in any gain or loss to a holder of the Convertible Notes, nor are they expected to change previously-disclosed U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Convertible Notes. Furthermore, the merger and the addition of New PubCo as a co-obligor on the Convertible Notes pursuant to the supplemental indenture is not expected to result in any gain or loss to a holder of the Convertible Notes. In addition, the material U.S. federal income tax consequences of ownership and disposition of the New PubCo Class A common stock into which the Convertible Notes may be converted should be substantially similar to the U.S. federal income tax consequences of ownership and disposition of shares of WWE Class A common stock.

DESCRIPTION OF NEW PUBCO’S CAPITAL STOCK

The following is a description of New PubCo’s capital stock as will be in effect upon the completion of the Transactions, including the merger, and is not complete and may not contain all the information you should consider before investing in its capital stock. This description is summarized from, and qualified in its entirety by reference to, New PubCo’s certificate of incorporation, as amended, a copy of the form of which is attached as Exhibit 3.2 and is incorporated by reference into this information statement/prospectus. This section is not intended to provide you with any factual information about New PubCo, WWE, Endeavor or UFC. Such information can be found elsewhere in this information statement/prospectus and in the public filings that WWE makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

Authorized Capitalization

New PubCo’s authorized capital stock will consist of (i) 5,000,000,000 shares of New PubCo Class A common stock, par value $0.00001 per share; (ii) 5,000,000,000 shares of New PubCo Class B common stock, par value $0.00001 per share and (iii) 1,000,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Upon completion of the Transactions, including the merger, New PubCo will have [            ] shares of New PubCo Class A common stock issued and outstanding and [            ] shares of New PubCo Class B stock issued and outstanding. Holders of New PubCo’s common stock will be entitled to the following rights:

Voting

The holders of New PubCo Class A common stock and New PubCo Class B common stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law.

Holders of New PubCo Class A common stock and New PubCo Class B common stock will be entitled to one vote per share on all matters submitted to stockholders for their vote or approval.

Dividends

The holders of New PubCo Class A common stock will be entitled to receive dividends when, as and if declared by New PubCo’s Board out of legally available funds.

The holders of New PubCo Class B common stock will not have any right to receive dividends other than stock dividends consisting of shares of New PubCo Class B common stock, paid proportionally with respect to each outstanding share of New PubCo common stock.

Liquidation or Dissolution

Upon New PubCo’s liquidation or dissolution, the holders of all classes of common stock will be entitled to their respective par value, and the holders of New PubCo Class A common stock will then be entitled to share ratably in those of New PubCo’s assets that are legally available for distribution to holders of New PubCo Class A common stock after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of New PubCo Class B common stock will not have any right to receive a distribution upon a liquidation or dissolution of New PubCo.

Redemption, Transferability and Exchange

Subject to the terms of their limited liability company agreement, the members of HoldCo may from time to time cause New PubCo to redeem any or all of their vested common units (and paired shares of New PubCo

Class B common stock) in exchange for, at New PubCo’s election (subject to certain exceptions), either cash (based on the market price of a share of New PubCo Class A common stock) or shares of New PubCo Class A common stock.

Other Provisions

None of the New PubCo Class A common stock or New PubCo Class B common stock has any pre-emptive or other subscription rights.

At such time as no common units remain exchangeable for shares of New PubCo Class A common stock, all outstanding shares of New PubCo Class B common stock will be cancelled.

Preferred Stock

New PubCo will have no shares of preferred stock outstanding.

New PubCo’s Board will be authorized, subject to limitations prescribed by Delaware law and New PubCo’s amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of each series. New PubCo’s Board will also be authorized to designate any qualifications, limitations, or restrictions on each series of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of New PubCo and may adversely affect the voting and other rights of the holders of New PubCo common stock, which could have a negative impact on the market price of New PubCo’s Class A common stock.

Corporate Opportunity Doctrine

New PubCo’s amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, New PubCo renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for it, and the directors of New PubCo (other than in their capacity as officers and employees of the Company), certain directors, principals, officers, employees, members, equityholders and/or other representatives of Endeavor, Mr. McMahon and their respective affiliates, or any of New PubCo’s non-employee directors have no duty to present such corporate opportunity to New PubCo and may invest in competing businesses or do business with New PubCo’s clients or customers.

Anti-Takeover Provisions

The provisions of New PubCo’s amended and restated certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of New PubCo Class A common stock.

New PubCo’s amended and restated certificate of incorporation and bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of its Board and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of New PubCo unless such takeover or change in control is approved by its Board.

These provisions include:

Special Meetings of Stockholders

New PubCo’s amended and restated certificate of incorporation and bylaws will provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by the New PubCo Board, the executive chairman of the New PubCo Board, the chief executive officer of New PubCo, or any holder of 25% or more of the voting power of New PubCo’s issued and outstanding capital stock. Except as described above, stockholders will not be permitted to call a special meeting or to require the New PubCo Board to call a special meeting.

Advance Notice Procedures

New PubCo’s amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of New PubCo’s stockholders, and for stockholder nominations of persons for election to the New PubCo Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New PubCo Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who will have given New PubCo’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although New PubCo’s bylaws will not give the New PubCo Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, New PubCo’s bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of New PubCo.

Authorized but Unissued Shares

New PubCo’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, unless otherwise required by law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of New PubCo’s common stock by means of a proxy contest, tender offer, merger, or otherwise.

Business Combinations with Interested Stockholders

New PubCo’s amended and restated certificate of incorporation will provide that it is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, New PubCo will not be subject to any anti-takeover effects of Section 203.

Choice of Forum

New PubCo’s amended and restated certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New PubCo, (2) any action asserting a claim of breach of fiduciary duty owed by any New PubCo Director, officer, agent, or other employee or stockholder of New PubCo to it or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or New PubCo’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. New PubCo’s amended and restated certificate of incorporation will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of New PubCo capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders are not deemed to have waived New PubCo’s compliance with the federal securities laws and the rules and regulations thereunder.

Directors’ and Officers’ Liability and Indemnification

New PubCo’s amended and restated certificate of incorporation will limit the liability of its directors and executive officers to the fullest extent permitted by the DGCL and will provide that New PubCo provides them with customary indemnification and advancement of expenses. New PubCo expects to enter into customary indemnification agreements with each of its executive officers and directors that will provide them, in general, with customary indemnification in connection with their service to New PubCo or on its behalf.

Transfer Agent

The transfer agent and registrar for New PubCo Class A common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

Upon completion of the Transactions, including the merger, New PubCo Class A common stock will be listed and traded on the NYSE under the ticker symbol “TKO.”

COMPARISON OF STOCKHOLDER RIGHTS

This section describes the material differences between the rights of WWE stockholders and New PubCo stockholders and reflects the rights of New PubCo stockholders as will be in effect upon completion of the Transactions. This section does not include a complete description of all differences among the rights of WWE stockholders and New PubCo stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences do not exist. You are encouraged to carefully read the relevant provisions of the DGCL, as well as the amended and restated certificate of incorporation and amended and restated bylaws of WWE and the New PubCo charter and New PubCo bylaws. Copies of the WWE charter are filed as an exhibit to the Amendment No. 3 to Form S-3, as filed with the SEC on October 13, 1999, and copies of the WWE bylaws are filed as an exhibit to the Form 8-K, as filed with the SEC on January 17, 2023, each of which is incorporated by reference into this information statement/prospectus. For further information, please read the section entitled “Where You Can Find More Information” beginning on page 310 of this information statement/prospectus. This summary is qualified in its entirety by reference to (i) the amended and restated certificate of incorporation and amended and restated bylaws of WWE and (ii) the New PubCo charter and New PubCo bylaws, which will be in effect at the effective time and are included as Annex B and Annex C, respectively, to this information statement/prospectus.

Explanatory Note Regarding the Comparison of Stockholder Rights

The rights of WWE stockholders are governed by the DGCL, the WWE amended and restated certificate of incorporation and the WWE amended and restated bylaws, which are referred to in this section as the “WWE charter” and “WWE bylaws”, respectively.

Upon the Closing, the rights of WWE stockholders, who will become New PubCo stockholders in the merger, will be governed by the DGCL and the New PubCo charter and New PubCo bylaws.

	WWE	New PubCo
Authorized Capital Stock	WWE is authorized to issue 260,000,000 shares, consisting of (i) 180,000,000 shares of WWE Class A common stock, par value $0.01 per share; (ii) 60,000,000 shares of WWE Class B common stock, par value $0.01 per share and (iii) 20,000,000 shares of preferred stock, par value $0.01 per share.

New PubCo will be authorized to issue 11,000,000,000 shares consisting of (i) 5,000,000,000 shares of New PubCo Class A common stock, par value $0.00001 per share; (ii) 5,000,000,000 shares of New PubCo Class B common stock, par value $0.00001 per share and (iii) 1,000,000,000 shares of preferred stock, $0.00001 par value.

Upon completion of the Transactions, including the merger, it is expected that there will be approximately [            ] shares of New PubCo Class A common stock outstanding and approximately [            ] shares of New PubCo Class B common stock outstanding. Following completion of the Transactions, including the merger, New PubCo is not expected to have any preferred stock outstanding.

Rights of Preferred Stock	WWE’s charter permits the WWE Board to fix the voting powers, designations, preferences, limitations, restrictions and	The New PubCo charter will permit the directors of New PubCo to fix for any class or series of preferred stock the voting

	WWE	New PubCo
	relative rights of each class or series of preferred stock.	powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New PubCo’s assets, which rights may be greater than the rights of the holders of New PubCo common stock.

Number and Qualification of Directors	The WWE charter states that the number of members of the WWE Board is fixed by resolution adopted by the affirmative vote of a majority of the directors of WWE, but may not be less than three directors.	Subject to any rights of holders of preferred stock to elect additional directors of New PubCo under specified circumstances and upon the completion of the Transactions, the New PubCo charter states that the New PubCo Board will consist of 11 members who will be determined prior to the Closing, five of whom will be selected by WWE, of whom (x) two will be members of the WWE management team (one of whom will be Mr. McMahon) and (y) three will be independent, and six of whom will be selected by Endeavor, of whom (x) three will be members of the Endeavor management team or Endeavor directors (one of whom will be Mr. Emanuel) and (y) three will be independent. The foregoing information about the number and qualification of directors is governed by the governance agreement, aside from the number of directors which is governed by the New PubCo charter. For further description of the number and qualification of directors, please see the section entitled “Management and Directors of New PubCo After the Transactions—Board of Directors” beginning on page 234 of this information statement/prospectus.

Classification of the Board of Directors	The DGCL permits a corporation to classify its board of directors into as many as three classes with staggered terms of office, where at least one-third of the directors must be elected annually. However, the WWE charter does not provide for classified directors of WWE,	The DGCL permits a corporation to classify its board of directors into as many as three classes with staggered terms of office, where at least one-third of the directors must be elected annually. However, the New PubCo charter does not provide for classified directors of New PubCo, and thus all directors of New

	WWE	New PubCo
	and thus all directors of WWE are elected each year for one-year terms.	PubCo are elected each year for one-year terms.

Removal of Directors

The DGCL provides that, subject to certain exceptions, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

WWE’s bylaws provide that any director of WWE may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of stock of WWE entitled to vote generally in the election of directors of WWE, cast at a special meeting of stockholders called for the purpose.

The DGCL provides that, subject to certain exceptions, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

The New PubCo charter will provide that, subject to the rights of the holders of the New PubCo preferred stock and the governance agreement, any New PubCo Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of New PubCo entitled to vote generally in the election of directors of New PubCo, voting together as a single class.

Voting

The WWE charter provides that each share of WWE Class A common stock entitles the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

The WWE charter provides that each share of WWE Class B common stock entitles the record holder thereof to ten votes on all matters on which stockholders generally are entitled to vote.

The New PubCo charter will provide that each share of New PubCo Class A common stock and New PubCo Class B common stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the New PubCo charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under the New PubCo charter (including any certificate of designations relating to any series of preferred stock) or under the DGCL.

Cumulative Voting	The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the WWE charter does not provide for cumulative voting.	The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the New PubCo charter does not provide for cumulative voting.

	WWE	New PubCo

Vacancies on the Board of Directors	Any vacancies on the WWE Board resulting from an increase in the number of directors of WWE must be filled only by a majority of the directors of WWE then in office, provided that a quorum is present. Any other vacancy occurring in the WWE Board must be filled by a majority of directors of WWE then in office or by a sole remaining director, even if less than a quorum. Any director of WWE elected to fill a vacancy not resulting from an increase in the number of directors of WWE must have the same remaining term as that of his or her predecessor.	Subject to the rights of the holders of any one or more series of preferred stock then-outstanding, the governance agreement and the New PubCo bylaws, any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining directors of New PubCo then in office, even if less than a quorum of the Board. Any director of New PubCo so chosen shall hold office until the next election of directors of New PubCo and until his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. No decrease in the number of directors of New PubCo shall shorten the term of any director then in office.

Special Meeting of the Stockholders	Special meetings of stockholders of WWE may be called only by (i) the Chairman of the WWE Board, (ii) the President of WWE or (iii) the WWE Board.	Subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of New PubCo may be called only by or at the direction of (i) the Board, (ii) the Executive Chair, (iii) the Chief Executive Officer or (iv) any holder of twenty-five percent (25%) or more of the total voting power of the outstanding shares of capital stock of New PubCo. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Stockholder Action by Written Consent	The DGCL provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required or permitted to be taken at any annual or special meeting of stockholders of a corporation, may be taken without a meeting, without prior notice, if a consent or consents setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and	The DGCL provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required or permitted to be taken at any annual or special meeting of stockholders of a corporation, may be taken without a meeting, without prior notice, if a consent or consents setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and

	WWE	New PubCo
shall be delivered to the corporation in the manner required thereunder. The WWE charter is silent with respect to written consent, so the DGCL default applies.

shall be delivered to the corporation in the manner required thereunder.

The New PubCo charter will provide that any action required or permitted to be taken by the stockholders of New PubCo may be effected by the consent of the holders of outstanding capital stock of New PubCo having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of the Charter

Subject to certain exceptions, the DGCL will generally permit amendments to the certificate of incorporation of a corporation from time to time in any respect and the board of directors of such corporation shall adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the stockholders entitled to vote thereon or directing that the amendment proposed be considered at the next annual meeting of the stockholders.

The WWE charter provides that WWE reserves the right to amend, alter, change or repeal any provision contained in the WWE charter, in the manner at the time of the adoption of the WWE charter or thereafter prescribed by statute.

Subject to certain exceptions, the DGCL will generally permit amendments to the certificate of incorporation of a corporation from time to time in any respect and the board of directors of such corporation shall adopt a resolution setting forth the amendment proposed, declaring its advisability and either calling a special meeting of the stockholders entitled to vote thereon or directing that the amendment proposed be considered at the next annual meeting of the stockholders.

The New PubCo charter will provide that, subject to the terms of the bylaws and the governance agreement, New PubCo may reserve the right to amend, alter, change or repeal any provision contained in the New PubCo charter, in the manner at the time of the adoption of the New PubCo charter or thereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors of New PubCo or any other persons whomsoever by and pursuant to the New PubCo charter in its present form or as hereafter amended, will be granted and held subject to this reservation. Notwithstanding the above, certain provisions of the New PubCo charter may not be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the New PubCo charter, the bylaws and/or the governance agreement, or otherwise required by law,

	WWE	New PubCo
such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of New PubCo entitled to vote generally in the election of the directors of New PubCo, voting together as a single class, at a meeting of the stockholders called for that purpose.

Amendment of the Bylaws	WWE’s bylaws provide that they may be amended, altered or repealed (i) by resolution adopted by a majority of the directors of WWE at any special or regular meeting of the WWE Board or (ii) at any regular or special meeting of the stockholders, if, in the case of special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.	The New PubCo bylaws will provide that the Board is expressly empowered to adopt, amend or repeal the bylaws of New PubCo. The stockholders also shall have power to adopt, amend or repeal the bylaws of New PubCo.

Quorum

WWE Board. At all meetings of the WWE Board, a majority of the directors of WWE constitutes a quorum for the transaction of business.

Stockholders. The holders of a majority of the voting power of all outstanding shares of capital stock of WWE entitled to vote at the meeting, present in person, or represented by proxy, constitutes a quorum for the transaction of business at all meetings of the WWE stockholders.

New PubCo Board. At all meetings of the New PubCo Board, a majority of New PubCo Board will constitute a quorum for the transaction of business.

Stockholders. The holders of a majority of the voting power of all outstanding shares of capital stock of New PubCo entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in the New PubCo bylaws until a quorum is present or represented.

Notice of Stockholder Meetings	The notice of any meeting of stockholders must be sent or otherwise given not less than 10 nor more than 60 days before the date of the meeting to each stockholder	Unless otherwise provided by law, the New PubCo charter or the New PubCo bylaws, the notice of any meeting of stockholders shall be sent or otherwise given not less

	WWE	New PubCo
	entitled to vote at such meeting. The notice must specify the place, if any, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called.	than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nominations of Persons for Election as Directors)

WWE’s bylaws provide that, at any annual meeting of the stockholders only such business may be conducted as has been properly brought before the meeting (i) by or at the direction of the WWE Board or (ii) by any stockholder of WWE who complies with the requirements set forth in WWE’s bylaws. For business to be properly brought before the annual meeting of the stockholders by a stockholder, such stockholder must be entitled under Delaware law to present such business and such stockholder must give timely notice of such stockholder’s intent to make such presentation. To be timely, a stockholder’s notice must be received by the secretary of WWE not less than 60 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 15 days earlier than such anniversary date, notice of the stockholder to be timely must be received no later than the close of business on the fifth business day following the day on which public announcement of the date of such meeting is first made.

Each such notice must set forth: (i) a brief description of each item of business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and the address, as they appear on WWE’s books, of the stockholder proposing such business; (iii) a representation by the stockholder proposing such business that the stockholder will be a holder of record of shares of capital stock of WWE entitled to vote at such meeting

The New PubCo bylaws will provide that, at an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the directors of New PubCo, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the directors of New PubCo or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of New PubCo both at the time of giving timely notice of such stockholder proposal and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the requirements of the New PubCo bylaws or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.

The New PubCo bylaws may require for business to be properly brought before an annual meeting by any stockholder (a) the stockholder must provide timely notice thereof in writing and in proper form to the secretary of New PubCo, (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by the New PubCo

	WWE	New PubCo

and intends to appear in person or by proxy at such meeting; (iv) the class and number of shares of capital stock of WWE that are beneficially owned by such stockholder; and (v) as to each item of business the stockholder proposes to bring before the meeting, any material interest of the stockholder in such business other than as a stockholder of WWE. In addition, the stockholder submitting such proposal must promptly provide any other information reasonably requested by WWE.

A stockholder must also comply with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder with respect to the matters set forth in the bylaws in order to bring business before any annual meeting. The chairman of any annual meeting of the stockholders must have the power and duty (i) to determine whether any business proposed to be brought before the meeting was brought in accordance with the requirements in the bylaws and (ii) if any proposed business was not so brought, to declare that such defective proposal be disregarded.

bylaws and (c) the proposed business must constitute a proper matter for stockholder action.

To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of New PubCo not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Stockholder Nominations of Persons for Election as Directors	Nominations for the election of directors to be elected by the holders of the outstanding shares of capital stock of WWE entitled to vote generally for the election of directors may be made by the WWE Board or by any stockholder entitled to vote generally for the election of directors, provided, however, that a stockholder may nominate a person for election as a director of WWE at a meeting only if timely notice of such stockholder’s intent to make such nomination has been given to the secretary of WWE. To be timely, a stockholder’s notice must be received by the secretary (i) in the case of an annual meeting, not less than 60 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 15 days earlier than such anniversary date, notice by the stockholder to be timely must be	Subject in all respects to the provisions of the governance agreement and New PubCo charter, nominations of any person for election to the directors of New PubCo at an annual meeting may be made at such meeting only (a) by or at the direction of the directors of New PubCo, or (b) by a stockholder present in person who (1) was a beneficial owner of shares of New PubCo both at the time of giving the notice of such nomination and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the requirements of the New PubCo bylaws as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the New PubCo charter.

	WWE	New PubCo
received no later than the close of business on the fifth business day following the day on which public announcement of the date of such meeting is first made; and (ii) in the case of a special meeting at which any directors of WWE are to be elected, no later than the close of business on the fifth day following the day on which public announcement of the date of such meeting is first made.

Limitation of Liability of Directors and Officers

The DGCL permits corporations to include provisions in their certificates of incorporation eliminating monetary damages for a director for breaches of fiduciary duties, provided, that a corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

The WWE charter provides that, to the fullest extent permitted under the DGCL, no director of WWE will be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of WWE, except for liability (i) for any breach of the director’s duty of loyalty to WWE or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The DGCL permits corporations to include provisions in their certificates of incorporation eliminating monetary damages for a director for breaches of fiduciary duties, provided, that a corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

The New PubCo charter will provide that, to the fullest extent permitted under the DGCL, no director or officer of New PubCo shall be personally liable to New PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of New PubCo.

Indemnification of Directors, Officers	The DGCL permits a corporation to indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or	The DGCL permits a corporation to indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or

WWE	New PubCo

officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful as described under “ —Limitation of Liability of Directors and Officers” above. Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation, for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person must have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnification for such expenses that the relevant court deems proper.

The WWE charter provides that WWE must indemnify and hold harmless, to the fullest extent permitted by applicable law at the time of the adoption of the WWE officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful as described under “—Limitation of Liability of Directors and Officers” above. Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation, for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnification for such expenses that the relevant court deems proper.

The New PubCo charter will provide that, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, New PubCo shall indemnify,

	WWE	New PubCo
	charter or may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of WWE or is or was serving at the request of WWE as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. WWE is required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the WWE Board. The rights to indemnification and advancement of expenses conferred by the WWE charter will be presumed to have been relied upon by directors and officers of WWE in serving or continuing to serve WWE and are enforceable as contract rights. Said rights are not exclusive of any other rights to which those seeking indemnification may otherwise be entitled. WWE may enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL. WWE may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in the WWE charter or in any such contract.	and advance expenses to, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of New PubCo or, while a director or officer of New PubCo, is or was serving at the request of New PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection therewith.

Dividends	The DGCL permits the directors of a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all	The DGCL permits the directors of a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all

WWE	New PubCo

classes having a preference upon the distribution of assets. Additionally, under the DGCL, a corporation must have lawfully available funds to declare and pay the dividend.

Subject to applicable law, dividends upon the stock of WWE may be declared by the WWE Board at any regular or special meeting of the WWE Board and any such dividend may be paid in cash, property, or shares of the WWE’s capital stock.

When and as dividends are declared, whether payable in cash, property or securities of WWE, the holders of WWE Class A common stock and the holders of WWE Class B common stock are entitled to share equally, share for share, in such dividends, provided that if dividends are declared which are payable in shares of WWE Class A common stock or WWE Class B common stock, dividends are declared which are payable at the same rate on each class of stock, and the dividends payable in shares of WWE Class A common stock are payable to holders of WWE Class A common stock, and the dividends payable in shares of WWE Class B common stock are payable to holders of WWE Class B common stock.

classes having a preference upon the distribution of assets. Additionally, under the DGCL, a corporation must have lawfully available funds to declare and pay the dividend.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference senior to or the right to participate with the New PubCo Class A common stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the New PubCo Class A common stock out of the assets of New PubCo that are by law available therefor, at the times and in the amounts as the directors of New PubCo in their discretion may determine.

Except as provided below with respect to stock dividends, dividends of cash or property may not be declared or paid on the New PubCo Class B common stock.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of common stock unless a corresponding stock adjustment for all other classes of common stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of common stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such stock adjustment need be made for such other class of common stock). Notwithstanding the foregoing, New PubCo shall be entitled to declare a stock dividend on the New PubCo Class A common stock without any corresponding stock adjustment to the New PubCo Class B common stock so long as, after the payment of such stock dividend on the New PubCo Class A common stock, the number of shares of New PubCo Class A common stock outstanding (excluding any shares issuable upon the exercise of any options,

	WWE	New PubCo
warrants, restricted stock units, exchange rights, conversion rights or similar rights for New PubCo Class A common stock and excluding any shares issuable as a result of any redemption (as defined in the HoldCo operating agreement) pursuant to the applicable provisions of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on redemption contained therein and assuming no redemptions for cash)), does not exceed the number of common units owned by New PubCo. Dividends payable in shares of common stock with respect to each class of common stock may only be paid with shares of stock of the same class of common stock.

Liquidation	The WWE charter provides that, except as otherwise required by any series of preferred stock designated by the WWE Board, in the event of any voluntary or involuntary liquidation, dissolution or winding up of WWE, after distribution in full of the preferential amounts to be distributed to the holders of any series of preferred stock, the remaining assets of WWE must be distributed ratably among the holders of the WWE Class A common stock and the holders of the WWE Class B common stock in proportion to the number of shares of WWE Class A common stock and WWE Class B common stock held by each holder.	The New PubCo charter will provide that, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New PubCo, after payment or provision for payment of the debts and other liabilities of New PubCo and of the preferential and other amounts, if any, to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of New PubCo Class A common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of New PubCo Class A common stock will be entitled to receive the remaining assets of New PubCo available for distribution ratably in proportion to the number of shares of New PubCo Class A common stock held by such holders. The holders of shares of New PubCo Class B common stock, as such, will not be entitled to receive, with respect to such shares, any assets of New PubCo in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New PubCo.
Supermajority Voting Provisions	There are no supermajority voting provisions in either the WWE charter or WWE’s bylaws.	There will be no supermajority voting provisions in either the New PubCo charter or bylaws.

	WWE	New PubCo

Anti-Takeover Provisions and Other Stockholder Protections

WWE’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of WWE’s common stock by means of a proxy contest, tender offer, merger, or otherwise.

WWE has not opted out of Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, WWE is subject to the anti-takeover effects of Section 203.

See the sections entitled “ —Special Meeting of the Stockholders, Stockholder Proposals (Other than Nominations of Persons for Election as Directors and Stockholder Nominations of Persons for Election as Directors)” for more information regarding the anti-takeover provisions related thereto.

See the section entitled “Description of New PubCo’s Capital Stock—Anti-Takeover Provisions” for more information regarding the anti-takeover provisions related thereto.

Preemptive Rights	There are no preemptive rights relating to shares of WWE capital stock.	There will be no preemptive rights relating to shares of New PubCo capital stock.

Fiduciary Duties of Directors	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of

	WWE	New PubCo
	care and duty of loyalty and good faith to the company and its stockholders. Members of a board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.	care and duty of loyalty and good faith to the company and its stockholders. Members of a board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

Inspection of Books and Records	Under the DGCL, any stockholder may inspect a corporation’s books and records for a proper purpose.	Under the DGCL, any stockholder may inspect a corporation’s books and records for a proper purpose.

Choice of Forum	WWE’s bylaws provide that, unless WWE consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of WWE, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or, to the fullest extent permitted by law, employee or agent of WWE to WWE or WWE’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the WWE charter or WWE’s bylaws (as each may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine is the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding is another court of the State of Delaware or, if no	The New PubCo charter will provide that, unless New PubCo consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New PubCo, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of New PubCo to New PubCo or New PubCo’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the New PubCo charter or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery

WWE	New PubCo

court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware.

Unless WWE consents in writing to the selection of an alternative forum, the federal district courts of the United States of America is the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

DESCRIPTION OF CONVERTIBLE NOTES

We issued the Convertible Notes under an indenture between World Wrestling Entertainment, Inc. and U.S. Bank Trust Company, National Association, as trustee (the “trustee”), dated December 16, 2016 (the “indenture”).

In connection with Transactions, WWE, New PubCo and the trustee are expected to enter into a supplemental indenture (to be effective upon the completion of the Transactions) pursuant to which, among other things, New PubCo will be added as a co-issuer of the Convertible Notes and assume, as co-obligor (together with WWE, the “Co-Obligors”), jointly and severally with WWE, the obligations of WWE under the Convertible Notes and the indenture.

The following description is a summary of the material provisions of the Convertible Notes (after giving effect to the supplemental indenture discussed above in connection with Transactions) and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Convertible Notes and the indenture, including the definitions of certain terms used in the indenture. For purposes of this description, references to “we,” “our” and “us” refer only to the Co-Obligors and not to its subsidiaries. In addition, the indenture and the Convertible Notes will be deemed to include certain terms that are made a part of the indenture and the Convertible Notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

General

The Convertible Notes:

•	are our general unsecured, senior obligations;

•	bear cash interest from December 16, 2016 at an annual rate of 3.375% payable on June 15 and December 15 of each year, beginning on June 15, 2017;

•	are not redeemable prior to maturity;

•

are subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require us to Repurchase Convertible Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	will mature on December 15, 2023, unless earlier converted or repurchased;

•	were issued in denominations of $1,000 and multiples of $1,000; and

•

are represented by one or more registered Convertible Notes in global form, but in certain limited circumstances may be represented by Convertible Notes in definitive form. See “Book-entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the Convertible Notes may be converted at an initial conversion rate of 40.1405 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $24.91 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

As a result of the Settlement Election Notice (as defined below), we will settle conversions of Convertible Notes by delivering shares of our common stock, as described under “—Conversion Rights—Settlement Upon Conversion.” Holders will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require us to Repurchase Convertible Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the Convertible Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the Convertible Notes and issue additional notes under the indenture with the same terms as the Convertible Notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the Convertible Notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

The Convertible Notes are not listed on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “Convertible Notes” in this section of the information statement/prospectus to refer to each $1,000 principal amount of Convertible Notes. Following the consummation of the Transaction, all references to “common stock” will be with respect to New PubCo Class A common stock. References in this section of the information statement/prospectus to a “holder” or “holders” of Convertible Notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such Convertible Notes, unless the context otherwise requires. However, WWE and the trustee will treat the person in whose name the Convertible Notes are registered (Cede & Co., in the case of Convertible Notes held through DTC) as the owner of such Convertible Notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all Convertible Notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All Convertible Notes delivered to the trustee shall be cancelled promptly by the trustee. No Convertible Notes shall be authenticated in exchange for any Convertible Notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Convertible Notes are surrendered to us), repurchase Convertible Notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any Convertible Notes so repurchased (other than Convertible Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Convertible Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, Convertible Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated Convertible Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where Convertible Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Convertible Notes, and we may act as paying agent or registrar. Interest on certificated Convertible Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these Convertible Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of Convertible Notes may transfer or exchange Convertible Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Convertible Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a note is treated as its owner for all purposes.

Interest

The Convertible Notes bear cash interest at a rate of 3.375% per year until maturity. Interest on the Convertible Notes will accrue from the most recent date on which interest has been paid or duly provided for. Interest is payable semiannually in arrears on June 15 and December 15 of each year.

Interest is payable to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Convertible Notes is computed on the basis of a 360-day year composed of 12 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this section of the information statement/prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The Convertible Notes are general unsecured obligations of WWE and New PubCo that rank senior in right of payment to all of indebtedness of WWE and New PubCo, respectively, that is expressly subordinated in right of payment to the Convertible Notes. The Convertible Notes rank equal in right of payment with all of unsecured indebtedness of WWE and New PubCo, respectively, that is not so subordinated. The Convertible Notes effectively rank junior to any secured indebtedness of WWE and New PubCo, respectively, to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets of the Co-Obligors that secure secured debt will be available to pay obligations on the Convertible Notes only after all indebtedness under such secured debt has been repaid in full from such assets.

The Convertible Notes rank structurally junior to all indebtedness and other liabilities of subsidiaries of WWE and New PubCo, respectively (including trade payables and intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP).

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the Convertible Notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase Convertible Notes as described below.

No Redemption

We may not redeem the Convertible Notes prior to the maturity date, and no “sinking fund” is provided for the Convertible Notes, which means that we are not required to redeem or retire the Convertible Notes periodically.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding June 15, 2023, the Convertible Notes may be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after June 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Convertible Notes at the conversion rate at any time irrespective of the foregoing conditions. On June 14, 2023, WWE notified (the “Settlement Election Notice”) holders of Convertible Notes of its irrevocable election to settle any conversions of the Convertible Notes on or after June 15, 2023 by delivering shares of common stock.

The conversion rate is currently 40.1405 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to a conversion price of approximately $24.91 per share of common stock). As a result of the Settlement Election Notice, upon conversion of a note, we will satisfy our conversion obligation by delivering shares of our common stock as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 60 trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee acts as the conversion agent.

A holder may convert fewer than all of such holder’s Convertible Notes so long as the Convertible Notes converted are a multiple of $1,000 principal amount.

Upon conversion, holders will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of Convertible Notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement Upon Conversion.” Our payment and delivery, as the case may be, to holders of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Convertible Notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if Convertible Notes are converted after the close of business on a regular record date for the payment of interest, holders of such Convertible Notes at the close of business on such regular record date will receive the full amount of interest payable on such Convertible Notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the Convertible Notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their Convertible Notes have been converted following such regular record date.

If a holder converts Convertible Notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their Convertible Notes for conversion only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding June 15, 2023, a holder may surrender all or any portion of its Convertible Notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The New York Stock Exchange or, if our common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding June 15, 2023, a holder of Convertible Notes may surrender all or any portion of its Convertible Notes for conversion at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of Convertible Notes, as determined following a request by a holder of Convertible Notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the Convertible Notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of Convertible Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of Convertible Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Convertible Notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of Convertible Notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of Convertible Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of Convertible Notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of Convertible Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Convertible Notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of Convertible Notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee acts as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding June 15, 2023, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Convertible Notes at least 70 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their Convertible Notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the Convertible Notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding June 15, 2023, regardless of whether a holder has the right to require us to repurchase the Convertible Notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets that occurs prior to the close of business on the business day immediately preceding June 15, 2023, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, all or any portion of a holder’s Convertible Notes may be surrendered for conversion at any time from or after the date that is 70 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the earlier of (x) the business day after we give notice of such transaction and (y) the actual effective date of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 70 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 70 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or After June 15, 2023

On or after June 15, 2023, a holder may convert all or any portion of its Convertible Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If a holder holds a beneficial interest in a global note, to convert the holder must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled. As such, if the holder is a beneficial owner of the Convertible Notes, such holder must allow for sufficient time to comply with DTC’s procedures if such holder wishes to exercise its conversion rights.

If a holder holds a certificated note, to convert such holder must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which the holder is not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the Convertible Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date”.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its Convertible Notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the Convertible Notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after June 15, 2023 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after June 15, 2023, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for Convertible Notes converted on one conversion date to settle conversions in physical settlement, and choose for Convertible Notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after June 15, 2023, no later than June 15, 2023). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of Convertible Notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of Convertible Notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of Convertible Notes of $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of Convertible Notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of Convertible Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 60 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of Convertible Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 60 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 60 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of Convertible Notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 60 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 60 consecutive trading days during the observation period, 1/60th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 60 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WWE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to June 15, 2023, the 60 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after June 15, 2023, the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any Convertible Notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Convertible Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Convertible Notes, in any of the transactions described below without having to convert their Convertible Notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of Convertible Notes held by such holder.

(1)

If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the WWE Board or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =

the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion Upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =

the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 – MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion Upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of Convertible Notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of Convertible Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spinoff and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of Convertible Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)

If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than a regular, quarterly cash dividend that does not exceed $0.12 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 – T
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

T =	the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of Convertible Notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =

the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =

the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by the WWE Board or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Convertible Notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of Convertible Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of Convertible Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its Convertible Notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder.

Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the Convertible Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

If we have a rights plan in effect upon conversion of the Convertible Notes into common stock, holders will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Convertible Notes were first issued;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of Convertible Notes will be changed into a right to convert such principal amount of Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Convertible Notes, as set forth under “—Settlement upon conversion” and (ii)(x) any amount payable in cash upon conversion of the Convertible Notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the Convertible Notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Convertible Notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of Convertible Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the Convertible Notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their Convertible Notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes” below, as our board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the conversion rate described above, we will also adjust the initial dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (3) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the Convertible Notes and a holder elects to convert its Convertible Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the Convertible Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of Convertible Notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the Convertible Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (3) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of Convertible Notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement Upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (3) of the definition of fundamental change is composed entirely of cash, for any conversion of Convertible Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Convertible Notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (3) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the Convertible Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of Convertible Notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$19.93	$22.50	$24.91	$30.00	$35.00	$40.00	$45.00	$50.00
December 16, 2016	10.0351	7.6733	5.7026	3.0281	1.5586	0.7237	0.2647	0.0466
December 15, 2017	10.0351	7.4175	5.4562	2.8259	1.4084	0.6214	0.2031	0.0201
December 15, 2018	10.0351	7.0301	5.0932	2.5399	1.2029	0.4868	0.1298	0.0096
December 15, 2019	10.0351	6.7814	4.8272	2.3035	1.0275	0.3733	0.0719	0.0020
December 15, 2020	10.0351	6.5874	4.5764	2.0531	0.8404	0.2597	0.0278	0.0000
December 15, 2021	10.0351	6.3544	4.2381	1.7060	0.5931	0.1272	0.0001	0.0000
December 15, 2022	10.0351	5.8354	3.5362	1.0743	0.2221	0.0000	0.0000	0.0000
December 15, 2023	10.0351	4.3039	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $50.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $19.93 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Convertible Notes exceed 50.1756 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for Convertible Notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their Convertible Notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the Convertible Notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the Convertible Notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than us, our wholly owned subsidiaries, any of our or their employee benefit plans and any Permitted Holder) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock and/or our Class B common stock, par value $0.01 per share (our “Class B Common Stock”) representing more than 50% of the voting power of our common stock and our Class B Common Stock taken together;

(2) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than us, our wholly owned subsidiaries, and our and their employee benefit plans) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock; provided that none of (A) beneficial ownership of shares of our Class B Common Stock, (B) beneficial ownership by any Permitted Holder of shares of our common stock received by such Permitted Holder upon conversion of shares of our Class B Common Stock (or the right of any Permitted Holder to acquire such shares of our common stock) nor (C) beneficial ownership by any Direct Transferee of any Conversion Common Stock, as the case may be, shall constitute, for purposes of this clause (2), beneficial ownership of our common stock;

(3) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) (whether or not also constituting a transaction described in clause (A)) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (3);

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock underlying the Convertible Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Conversion Common Stock” means any shares of our common stock acquired by a Direct Transferee from a Permitted Holder, which shares, at some point in time prior to such acquisition, constituted and were in the form of our Class B Common Stock.

“Direct Transferee” means, in respect of any Conversion Common Stock, any person or entity that acquired such Conversion Common Stock directly from a Permitted Holder.

“Permitted Holder” means any “Initial Class B Stockholder” or any “Affiliate” (as such terms are defined in our Amended and Restated Certificate of Incorporation as in effect on the date the Convertible Notes are first issued).

A transaction or transactions described in clause (1), clause (2) or clause (3) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Convertible Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “— Conversion Rights—Settlement Upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the Convertible Notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the Convertible Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their Convertible Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, holders must deliver, on or before the second business day immediately preceding the fundamental change repurchase date, the Convertible Notes to be repurchased, duly endorsed for transfer (in the case of certificated Convertible Notes), together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of such holder’s Convertible Notes to be delivered for repurchase;

•	the portion of the principal amount of Convertible Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Convertible Notes are to be repurchased by us pursuant to the applicable provisions of the Convertible Notes and the indenture.

If the Convertible Notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Convertible Notes;

•	if certificated Convertible Notes have been issued, the certificate numbers of the withdrawn Convertible Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the Convertible Notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the Convertible Notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the Convertible Notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Convertible Notes on the fundamental change repurchase date, then, with respect to the Convertible Notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•

the Convertible Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Convertible Notes is made or whether or not the Convertible Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the Convertible Notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes” to be exercised in the time and in the manner specified in the indenture.

No Convertible Notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the Convertible Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Convertible Notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the Convertible Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Convertible Notes to require us to repurchase its Convertible Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the Convertible Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. If we fail to repurchase the Convertible Notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the Convertible Notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the Convertible Notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the Convertible Notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the Convertible Notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the Convertible Notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes” or notice of a specified corporate transaction as described under “—Conversion Rights—Conversion Upon Specified Corporate Events,” in each case when due;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Convertible Notes then outstanding has been received to comply with any of our other agreements contained in the Convertible Notes or indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment or judgments for the payment of $20,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing (other than on account of an event of default as described in clause (8) above with respect to us), the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Convertible Notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Convertible Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization as described in clause (8) above, involving us, 100% of the principal of and accrued and unpaid interest on the Convertible Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, after the occurrence of such an event of default consists exclusively of the right to receive additional interest on the Convertible Notes at a rate equal to 0.25% per annum of the principal amount of the Convertible Notes outstanding for each day during the 60-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs; provided that any additional interest that may accrue as a result of our election as the sole remedy relating to the failure to comply with our reporting obligations as described under this “—Events of Default” will not accrue at a rate in excess of 0.50% in the aggregate per annum.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Convertible Notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the Convertible Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of Convertible Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the Convertible Notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of Convertible Notes, the trustee and the paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the Convertible Notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the Convertible Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding Convertible Notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the Convertible Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the Convertible Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its Convertible Notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the Convertible Notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Convertible Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Convertible Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Convertible Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee is required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after the trustee’s receipt of notice of the default. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the Convertible Notes may be amended with the consent of the holders of at least a majority in principal amount of the Convertible Notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Convertible Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Convertible Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Convertible Notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of Convertible Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any Convertible Notes;

(5) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of Convertible Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money, or at a place of payment, other than that stated in the note;

(7) change the ranking of the Convertible Notes; or

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the Convertible Notes;

(4) secure the Convertible Notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder in any material respect;

(7) in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the Convertible Notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement Upon Conversion” above, and make certain related changes to the terms of the Convertible Notes to the extent expressly required by the indenture; or

(8) conform the provisions of the indenture to the “Description of Convertible Notes” section in the preliminary offering memorandum, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It is sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Convertible Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Convertible Notes have become due and payable, whether at maturity, on any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding Convertible Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Convertible Notes

Except as otherwise provided above, we are responsible for making all calculations called for under the Convertible Notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the Convertible Notes and the conversion rate of the Convertible Notes. We make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Convertible Notes. We provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Convertible Notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system are deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Rule 144A Information

At any time we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the Convertible Notes or any shares of our common stock issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, upon written request, provide to any holder, beneficial owner or prospective purchaser of such Convertible Notes or any shares of our common stock issuable upon conversion of such Convertible Notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Convertible Notes or shares of our common stock pursuant to Rule 144A under the Securities Act.

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the Convertible Notes, and any claim, controversy or dispute arising under or related to the indenture or the Convertible Notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The Convertible Notes were issued in the form of one or more registered Convertible Notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note are limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes are subject to the operations and procedures of DTC and, therefore, holders must allow for sufficient time in order to comply with these procedures if they wish to exercise any of their rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Convertible Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the Convertible Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Convertible Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the Convertible Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Convertible Notes

Notes in physical, certificated form are issued and delivered to each person that DTC identifies as a beneficial owner of the related Convertible Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Convertible Notes has occurred and is continuing and such beneficial owner requests that its Convertible Notes be issued in physical, certificated form.

NO DISSENTERS’ OR APPRAISAL RIGHTS

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from a merger or consolidation and to instead demand payment of the fair value of their shares. Pursuant to Section 262 of the DGCL, stockholders of a constituent corporation in a merger do not have rights to dissent or demand payment with respect to shares of any class or series of stock if, prior to the merger, such shares of stock, or depository receipts in respect thereof, are listed on a national securities exchange and the holders thereof are not required by the terms of the agreement of merger to accept for such stock anything except shares of stock of the surviving corporation in such merger, shares of stock or depository receipts in respect thereof of any other corporation that will be listed on a national securities exchange or held of record by more than 2,000 holders as of the effective time of the merger, cash in lieu of fractions of such shares or depository receipts, or any combination of the foregoing. Therefore, because the shares of WWE Class A common stock are currently listed on the NYSE, a national securities exchange, and the stockholders of WWE Class A common stock will receive, in connection with the Transactions, including the merger, only shares of New PubCo Class A common stock (i.e., shares of which will also be listed on the NYSE, a national securities exchange), under the ticker symbol “TKO,” holders of WWE Class A common stock will not have rights under the DGCL to dissent from, or demand payment for, their shares in connection with the Transactions, including the merger.

EXPERTS

Zuffa Parent, LLC. The financial statements of Zuffa Parent, LLC as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, included in this information statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

World Wrestling Entertainment, Inc. The financial statements of World Wrestling Entertainment, Inc. and subsidiaries as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this information statement/prospectus, and the effectiveness of WWE’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of WWE’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements, proxy statements and annual reports with respect to two or more holders sharing the same address by delivering a single information statement/prospectus or annual report, as applicable, addressed to those holders. As permitted by the Exchange Act, only one copy of this information statement/prospectus is being delivered to holders residing at the same address, unless such holders have notified WWE of its desire to receive multiple copies of this information statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for holders and cost savings for WWE.

If you want to receive separate copies of this information statement/prospectus, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact WWE.

You may also request a copy of this information statement/prospectus or other information concerning WWE, without charge, by telephone or written request directed to:

Attention: Investor Relations

1241 East Main Street

Stamford, Connecticut 06902

(203) 352-8600

LEGAL MATTERS

The validity of the securities registered under the registration statement of which this information statement/prospectus forms a part will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

WHERE YOU CAN FIND MORE INFORMATION

WWE files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including WWE, which can be accessed at http://www.sec.gov. In addition, you may also access the SEC filings and obtain other information about WWE through the website maintained by WWE, which is https://www.corporate.wwe.com, respectively. Information contained on WWE’s website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus or the registration statement of which it forms a part.

New PubCo has filed a registration statement on Form S-4, which is referred to as the “registration statement,” under the Securities Act, of which this information statement/prospectus forms a part, with the SEC with respect to New PubCo’s common stock to be issued in the Transactions, including the merger, the Convertible Notes issued by WWE and the shares of New PubCo Class A common stock that will be issuable upon conversion of the Convertible Notes following the consummation of the Transactions. This information statement/prospectus does not contain all of the information set forth in the registration statement, because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this information statement/prospectus, or in any document incorporated by reference into this information statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows WWE to “incorporate by reference” into this information statement/prospectus documents that WWE files with the SEC, including certain information required to be included in the registration statement, of which this information statement/prospectus forms a part. This means that WWE can disclose important information to you by referring you to those documents. The information incorporated by reference into this information statement/prospectus is considered to be a part of this information statement/prospectus, and later information that WWE files with the SEC will update and supersede that information to the extent inconsistent therewith. WWE incorporates by reference the documents listed below and any documents filed by them pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of this information statement/prospectus and until the date that the offering of the New PubCo Class A common stock is terminated and (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement (excluding in each case any current reports on Form 8-K to the extent disclosure is furnished and not filed).

WWE Filings with the SEC (File No. 001-16131):

•	Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 2, 2023;

•	Definitive Proxy Statement for WWE’s 2023 Annual Meeting filed with the SEC on April 7, 2023;

•

Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May  3, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 2, 2023; and

•

Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January  11, 2023, January  17, 2023, March  24, 2023, March  31, 2023, April  3, 2023, May 12, 2023 (Items  8.01 and 9.01), May  12, 2023 (Item 8.01), May  15, 2023, June  1, 2023, June  14, 2023 and June 26, 2023.

Notwithstanding the foregoing, information furnished by WWE on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this information statement/prospectus.

You may also request the documents incorporated by reference into this information statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone at the following address: World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, Connecticut 06902, Attention: Investor Relations, Telephone: (203) 352-8600.

You should rely only on the information contained in or incorporated by reference into this information statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this information statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. This information statement/prospectus is dated [                ], 2023, and you should not assume that the information contained in this information statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this information statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this information statement/prospectus to stockholders of WWE nor the issuance of New PubCo common stock pursuant to the transaction agreement will create any implication to the contrary.

ZUFFA PARENT, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the members of Zuffa Parent, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zuffa Parent, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, members’ equity, and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue – Refer to Notes 2 and 3 to the financial statements

Critical Audit Matter Description

The Company’s revenue is generally recognized when control of the promised goods or services is transferred to its customers either at a point in time or over time. For contracts which have more than one performance obligation the total contract consideration is allocated based on management’s estimate of each performance obligation’s stand-alone selling price. Consumer products licensing revenue is derived from licensing the Company’s logos, trade names, trademarks and related symbolic intellectual property to third party manufacturers and distributors of branded merchandise. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract year. Given the judgement involved in the determination of distinct performance obligations and the allocation of the transaction price to each distinct performance obligation, auditing the related revenue required both extensive audit effort and a high degree of audit judgement when performing audit procedures and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the revenue recognition of consumer products licensing contracts with minimum guarantees included the following, among others:

•	We evaluated the Company’s revenue recognition policy and management’s current year accounting assessment for consumer products licensing agreements with minimum guarantees.

•	We obtained and read a sample of consumer products licensing contracts, including master agreements, amended agreements, and other source documents that were part of the contract.

•	We tested management’s identification of the performance obligations within the consumer products licensing contracts.

•	We tested management’s allocation of transaction price to each distinct performance obligation.

•	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the financial statements.

/s/ Deloitte & Touche LLP

New York, NY

May 12, 2023

ZUFFA PARENT, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$180,574	$874,688
Accounts receivable (1)	45,448	21,565
Other current assets (2)	42,278	52,005

Total current assets	268,300	948,258

Property, buildings and equipment, net	175,048	174,049
Intangible assets, net	475,765	522,347
Operating lease right-of-use assets	23,276	19,161
Goodwill	2,602,639	2,602,639
Investments	5,416	1,749
Other assets	30,286	27,972

Total assets	$3,580,730	$4,296,175

Liabilities, Redeemable Non-controlling Interests and Members’ Equity
Current liabilities:
Accounts payable	$16,842	$11,636
Accrued liabilities	108,189	91,665
Current portion of long-term debt	22,683	22,894
Current portion of operating lease liabilities	1,793	1,583
Deferred revenue (3)	71,624	50,690
Other current liabilities (4)	9,048	8,852

Total current liabilities	230,179	187,320

Long-term debt	2,736,315	2,808,754
Long-term operating lease liabilities	22,594	18,586
Other long-term liabilities	12,818	22,923

Total liabilities	3,001,906	3,037,583

Commitments and contingencies (Note 17)
Redeemable non-controlling interests	9,908	9,700
Members’ equity:
Members’ capital	568,070	1,251,416
Accumulated other comprehensive income (loss)	846	(2,524)

Total members’ equity	568,916	1,248,892

Total liabilities, redeemable non-controlling interests and members’ equity	$3,580,730	$4,296,175

(1)	Net of allowance for doubtful accounts of $2,355 and $479, respectively, and related party receivables of $323 and $0, respectively
(2)	Including related party receivables of $24,431 and $37,772, respectively, and prepaid contract costs to related party of $258 and $780, respectively
(3)	Including related party accounts of $672 and $0, respectively
(4)	Including related party payables of $7,728 and $6,478, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2022	2021	2020
Revenue (1)	$1,140,147	$1,031,944	$891,154
Operating expenses:
Direct operating costs (2)	325,586	335,604	267,360
Selling, general and administrative expenses (3)	210,142	241,953	204,064
Depreciation and amortization	60,032	63,250	105,602

Total operating expenses	595,760	640,807	577,026

Operating income	544,387	391,137	314,128
Other (expense) income:
Interest expense, net	(139,567)	(102,247)	(118,550)
Other (expense) income, net	(1,271)	504	(358)

Income before income taxes and equity losses of affiliates	403,549	289,394	195,220
Provision for income taxes	14,318	15,769	10,324

Income before equity losses of affiliates	389,231	273,625	184,896
Equity losses of affiliates, net of tax	209	—	6,571

Net income	389,022	273,625	178,325
Less: Net income attributable to redeemable non-controlling interests	1,747	1,285	1,160

Net income attributable to Zuffa Parent, LLC	$387,275	$272,340	$177,165

(1)	Including related party revenue of $15,141, $7,669 and $1,680, respectively
(2)	Including related party expenses of $17,949, $14,164 and $9,723, respectively
(3)	Including related party expenses of $25,370, $25,350 and $29,896, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2022	2021	2020
Net income	$389,022	$273,625	$178,325
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(1,192)	227	147
Cash flow hedges:
Change in net unrealized gains (losses)	4,866	2,498	(2,299)
Amortization of cash flow hedge fair value to net income	(304)	(304)	(304)

Total comprehensive income, net of tax	392,392	276,046	175,869
Less: Comprehensive income attributable to redeemable non-controlling interests	1,747	1,285	1,160

Comprehensive income attributable to Zuffa Parent, LLC	$390,645	$274,761	$174,709

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Members’ Capital	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
Balance as of December 31, 2019	$1,227,172	$(2,489)	$1,224,683
Comprehensive income	177,165	(2,456)	174,709
Accretion of redeemable non-controlling interests	1,160	—	1,160
Distributions	(312,315)	—	(312,315)
Cumulative transition adjustment of ASU 2016-13 adoption	(402)	—	(402)
Equity-based compensation expense	26,782	—	26,782

Balance as of December 31, 2020	$1,119,562	$(4,945)	$1,114,617

Comprehensive income	272,340	2,421	274,761
Accretion of redeemable non-controlling interests	1,285	—	1,285
Distributions	(270,339)	—	(270,339)
Contributions	35,244	—	35,244
Equity-based compensation expense	40,236	—	40,236
Proceeds from warrant exercise	53,088	—	53,088

Balance as of December 31, 2021	$1,251,416	$(2,524)	$1,248,892

Comprehensive income	387,275	3,370	390,645
Accretion of redeemable non-controlling interests	1,539	—	1,539
Distributions	(1,095,904)	—	(1,095,904)
Contributions	23,744	—	23,744

Balance as of December 31, 2022	$568,070	$846	$568,916

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021	2020
Operating activities
Net income	$389,022	$273,625	$178,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,032	63,250	105,602
Net provision for allowance for doubtful accounts	3,288	(841)	5,452
Equity losses of affiliates	209	—	6,571
Amortization of content costs	14,535	9,910	11,347
Amortization and write-off of original issue discount and deferred financing costs	10,635	8,585	6,988
Equity-based compensation expense	23,744	63,855	31,742
Change in equity investment fair value	—	(889)	—
Income taxes	2,334	(2,368)	(810)
Loss on extinguishment of debt	—	1,249	—
Other, net	3	(43)	(94)
Changes in operating assets and liabilities:
Accounts receivable	(26,404)	4,396	1,300
Other Current assets	9,979	(16,119)	(14,606)
Other noncurrent assets	(16,786)	(16,689)	(12,528)
Accounts payable and accrued liabilities	19,657	25,985	9,108
Deferred revenue	10,731	29,541	25,115
Other liabilities	744	(2,212)	(2,274)

Net cash provided by operating activities	501,723	441,235	351,238

Investing activities
Purchase of property and equipment	(11,986)	(6,790)	(20,717)
Capitalized software development costs	(418)	(4,341)	(968)
Investments in affiliates	(875)	(499)	(250)
Other, net	15	150	10

Net cash used in investing activities	(13,264)	(11,480)	(21,925)

Financing activities
Proceeds from borrowings	—	594,300	300,000
Payments on borrowings	(82,600)	(207,897)	(176,350)
Redemption of profits units	(2,877)	(2,877)	(2,877)
Payments for financing costs	—	(5,028)	(8,068)
Proceeds from warrant exercise	—	53,088	—
Distributions to members	(1,095,904)	(269,079)	(312,315)

Net cash (used in) provided by financing activities	(1,181,381)	162,507	(199,610)

Effects of exchange rate movements on cash	(1,192)	227	147
(Decrease) increase in cash and cash equivalents	(694,114)	592,489	129,850
Cash and cash equivalents, beginning of period	874,688	282,199	152,349

Cash and cash equivalents, end of period	$180,574	$874,688	$282,199

Supplemental disclosures:
Cash paid for interest	$118,315	$84,154	$102,997
Cash paid for taxes	14,794	18,579	10,184
Non-cash investing and financing activities:
Capital expenditures included in current liabilities	$3,759	$1,686	$878
Accretion of redeemable non-controlling interests	(1,539)	(1,285)	(1,160)
Capital contribution from parent for equity-based compensation	23,744	35,244	—

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Business and Organization

Zuffa Parent, LLC and its subsidiaries (collectively the “Company”, “Zuffa”, “UFC”, or “we”) is an integrated media and entertainment company, principally engaged in the development, production, sales and marketing of media and consumer products featuring the Ultimate Fighting Championship® (UFC®) and related brands. Zuffa Parent, LLC was formed on July 27, 2016, is headquartered in Las Vegas, Nevada and wholly-owns Zuffa, LLC, which is the operating entity for the Ultimate Fighting Championship.

On August 18, 2016, a buyer group that included Endeavor Operating Company, LLC (“EOC”), affiliates of Silver Lake Partners (“SLP”), affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) and certain other investors (including certain existing owners as rollover investors) (the “buyer group”) acquired 100% of the equity interests of Zuffa, (the “EOC Transaction”). In connection with the acquisition, EOC was deemed to be the accounting acquirer under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) as EOC had a controlling financial interest.

In August 2017, EOC purchased the common equity interests of certain existing shareholders of the Company for $373.7 million, which included EOC exercising its call option to purchase a portion of a rollover seller’s Class B Common Units for $18.8 million. After giving effect to these transactions, EOC’s common ownership interest in the Company was 50.1%.

In May 2021, substantially simultaneous with the closing of Endeavor Group Holdings Inc.’s (“EGH”) initial public offering (the “EGH IPO”), EOC acquired the remaining equity interests in the Company resulting in EOC directly or indirectly owning 100% of the equity interests of Zuffa (the “UFC Buyout”). In addition, prior to the close of the EGH IPO, the holders of UFC profits units received EOC common units or Endeavor Manager LLC common units in exchange for such UFC profits units.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by ASC Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. All intercompany transactions and balances have been eliminated. Non-controlling interest in subsidiaries are reported as a component of equity or temporary equity in the consolidated balance sheets with disclosure of the net income (loss) and comprehensive income (loss) attributable to the Company and the non-controlling interests on the consolidated statements of operations and the consolidated statements of comprehensive income (loss). The equity method of accounting is used for investments in affiliates and joint ventures where the Company has significant influence over operating and financial policies but not control. Investments in which the Company does not have significant influence over operating and financial policies are accounted for either at fair value if the fair value is readily determinable or at cost, less impairment, adjusted for subsequent observable price changes if the fair value is not readily determinable.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the allowance for doubtful accounts, content cost amortization and impairment, the fair value of the Company’s reporting unit and the assessment of goodwill, other intangible assets and long-lived assets for impairment, redeemable non-controlling interests, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Revenue Recognition

Under ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), our sales revenue is recognized when products are delivered or as services are performed. Revenue is generally recognized when control of the promised goods or services is transferred to our customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For contracts which have more than one performance obligation the total contract consideration is allocated based on management’s estimate of each performance obligation’s stand-alone selling price. Our pay-per-view programming revenue and consumer product licensing revenue include variable consideration in the form of sales or usage-based royalties. The variability related to these sales or usage-based royalties will be resolved in the periods when the licensee generates sales related to the intellectual property license.

Our payment terms vary by the type of products or services offered, and are generally subject to contractual payment terms, which may include advance payment requirements. The time between invoicing and when payment is due is not significant. Our contracts with customers do not result in significant obligations associated with returns, refunds or warranties. Our pay-per-view and consumer products licensing revenues include material amounts of variable consideration that are sales or usage based and are subject to contractual payment terms.

The following are the primary sources of revenue earned by the Company:

Media Rights and Content

Broadcast rights fees received from distributors of the Company’s live event and television programming, both domestic and internationally, are recorded when the live event or program has been delivered and is available for distribution. Certain of the Company’s media rights are typically sold in multi-year arrangements and are generally comprised of multiple performance obligations that involve the allocation of transaction price based on the relative stand-alone selling price of each performance obligation. The Company uses its estimate of stand-alone selling price to allocate transaction price. Any advance payments received from distributors are deferred upon collection and recognized into revenue as content is delivered. Revenue from the Company’s pay-per-view programming is recognized when the event is aired and, for those contracts with variable fees, is based upon its initial estimate of the number of buys achieved. This initial estimate is based on preliminary buy information received from certain pay-per-view distributors. Pay-per-view programming is distributed through cable, satellite, and digital providers to residential and commercial establishments. The Company’s customer is the cable, satellite, and certain digital providers on residential buys and the Company records its percentage of the revenue share arrangement. For other residential buys through digital providers, the Company recognizes the amount paid by the end customer. On commercial buys, the Company recognizes the amount paid by the establishment less amounts due to the cable or satellite provider and commissions to sales agents. The Company owns and operates its own over-the-top (“OTT”) platform UFC Fight Pass that engages customers through a subscription based model. Subscriptions are offered to customers for one month, six month and twelve month access to UFC Fight Pass. Revenue for UFC Fight Pass is recognized ratably over each paid monthly membership period and revenue is deferred for subscriptions paid in advance until earned. The Company recognizes revenue for UFC Fight Pass gross of third-party distributor fees as the Company is the principal in the arrangement.

Live Event

Live event revenue consists of ticket and VIP package sales for events at third-party venues, each of which generally represents distinct performance obligations. The Company allocates the transaction price to all performance obligations contained within an event based on their relative stand-alone selling price. Revenue for ticket sales collected in advance of the event is recorded as deferred revenue until the event occurs. The Company recognizes revenue gross of third-party commissions and fees as the Company is the principal in the arrangement.

Sponsorships

The Company’s sponsorship revenue includes arena and octagon signage, digital and broadcast content, on-air announcements, special appearances by fighters and other forms of advertisement. Customer contracts for advertising and sponsorship rights are generally comprised of multiple performance obligations that involve the allocation of the arrangement consideration to the underlying deliverables based upon their stand-alone selling price. The Company uses an adjusted market assessment approach as its estimate of stand-alone selling price to allocate arrangement consideration as the performance obligations under customer contracts are infrequently sold on a stand-alone basis either by the Company or other third parties. After allocating revenue to each performance obligation, the Company recognizes sponsorship revenue when the promotional service is delivered. Revenue is recognized gross of third-party commissions and fees as the Company is the principal in the arrangement.

Consumer Products Licensing

Revenue is derived from licensing the Company’s logos, trade names, trademarks and related symbolic intellectual property to third party manufacturers and distributors of branded merchandise. Revenue is recognized based on the Company’s estimates of sales that occurred with subsequent adjustments recognized upon receipt of a statement or other information from the customer. Many licensing agreements include minimum guarantees, which set forth the minimum royalty to be paid to the Company during a given contract year. The Company will recognize the minimum guarantee revenue ratably over its related royalty period until such point that it is more likely than not that the total revenue during the royalty period will exceed the minimum royalty. If during the royalty period, management determines that total revenue will exceed the minimum royalty, the revenue recognized during each reporting period will reflect royalties earned on the underlying product sales.

Direct Operating Costs

Direct operating costs primarily include venue, production, commissions and direct costs with certain third-party content affiliates and distributors, technology costs to operate UFC Fight Pass, direct costs with sales agents, event specific marketing, athlete costs related to our live events, and costs to operate our athlete performance centers.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash on deposit with banks maintained by major U.S. financial institutions and foreign banks as well as highly liquid money market accounts with original maturities of three months or less at the time of purchase. Such deposits materially exceeded federally insured limits at December 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and a significant portion relates to trade receivables for pay-per-view events from various pay-per-view distributors, who collect and remit payments to the Company from individual cable system operators, satellite system operators and commercial location operators as well as large broadcast and cable television networks with whom Zuffa licenses content. Significant portions of trade receivables also relate to third party venues.

As of December 31, 2022 and 2021, two customers and no customer accounted for 10% or more of the Company’s accounts receivable, respectively. For the years ended December 31, 2022, 2021 and 2020, there was one customer who accounted for more than 10% of the Company’s revenue.

Derivative Instruments and Hedging Activities

The Company uses interest rate swaps to manage exposure to the risk associated with interest rates on variable rate borrowings. The Company does not use derivatives for trading or speculative purposes. The Company recognizes derivative financial instruments at fair value as either assets or liabilities in the consolidated balance sheets.

The accounting for changes in fair value (i.e., gains or losses) of the interest rate swap agreements depends on whether they have been designated and qualify as part of a hedging relationship and the type of hedging relationship. Changes in the fair value of derivative instruments accounted for as cash flow hedges are recorded as a component of accumulated other comprehensive income (loss) until the hedged item affects earnings. For derivatives not designated as cash flow hedges, changes in fair value are recognized in earnings.

Accounts Receivable

Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of expected losses. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations in addition to evaluating the historical loss rate on the pool of receivables. The following table sets forth information about the Company’s allowance for doubtful accounts (in thousands):

	Balance at Beginning of Year	ASU 2016-13 Adoption	Charged to Costs and Expenses	Deductions	Foreign Exchange	Balance at End of Year
Year ended December 31, 2022	$479	$—	$2,176	$(295)	$(4)	$2,356
Year ended December 31, 2021	$1,323	$—	$(778)	$(68)	$2	$479
Year ended December 31, 2020	$456	$402	$5,063	$(4,596)	$(2)	$1,323

Film and Television Costs

The Company incurs costs to produce and distribute film and television content which are either monetized on a title-by-title basis or as a group through subscription from customers. These costs include development costs, direct costs of production as well as direct negative costs incurred in the physical production of the film. From time to time, the Company acquires films to distribute exclusively through its UFC Fight Pass subscription network. The Company also licenses films for distribution exclusively through its UFC Fight Pass subscription network. Film and television costs, acquired films and licensed films are included in other assets in the consolidated balance sheets. Depending on the predominant monetization strategy, content costs are amortized over the estimated period of ultimate revenue subject to an individual-film-forecast model or over the estimated usage of the film group. Such amortization is recorded in direct operating expenses in the consolidated statements of operations.

The Company produces live sports and taped content, which represent content costs predominantly monetized on a title-by-title basis that has a limited life to sell in secondary markets. As such, the Company recognizes all of the revenue associated with film and television costs when the programs are delivered and made available for telecast in the initial market resulting in simultaneously expensing all of the related film and television costs. Costs incurred in acquiring, licensing, and producing content for distribution on UFC Fight Pass are predominantly monetized as a film group, and are amortized straight-line over the shorter of the license term or the estimated period of use, which is currently three years. These estimates are reviewed at the end of each reporting period and adjustments, if any, will result in changes to amortization rates.

Unamortized content costs are also tested for impairment based on the predominant monetization strategy whenever there is an impairment indication, as a result of certain triggering events or changes in circumstances, whereby the fair value of the individual film and television content or collectively with others as a film group may be less than its unamortized costs. The impairment test compares the estimated fair value of the individual film and television content or collectively with others as a film group to the carrying value of the unamortized content costs. Where the unamortized content costs exceed the fair value, the excess is recorded as an impairment charge in the consolidated statements of operations. No impairment charges were recognized during the years ended December 31, 2022, 2021 or 2020.

Property, Buildings and Equipment

Property, buildings and equipment are carried at historical cost, less accumulated depreciation and adjusted for impairment charges. Costs of normal repairs and maintenance are charged to expense as incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. The estimated useful lives of property, buildings and equipment are as follows:

Years
Buildings	35
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, office and other equipment	3 - 12
Production equipment	3 - 7
Computer hardware and software	3 - 5

Capitalized Software Costs

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software. Costs incurred in the preliminary project stage are expensed. All direct external costs incurred to develop internal use software during the application development stage are capitalized and amortized using the straight-line method over the useful lives which range from one to eight years. These capitalized software costs are included in intangible assets in the consolidated balance sheets. Costs such as maintenance and training are expensed as incurred.

Leases

The Company determines whether a contract contains a lease at contract inception. The right-of-use asset and lease liability are measured at the present value of the future minimum lease payments, with the right-of-use asset being subject to adjustments such as initial direct costs, prepaid lease payments and lease incentives. Due to the rate implicit in each lease not being readily determinable, the Company uses its incremental collateralized borrowing rate to determine the present value of the lease payments. The lease term includes periods covered by options to extend when it is reasonably certain the Company will exercise such options as well as periods subsequent to an option to terminate the lease if it is reasonably certain the Company will not exercise the termination option. Operating lease costs are recognized on a straight-line basis over the lease term. Variable lease costs are recognized as incurred.

Investments

Investments in companies in which the Company owns 50% or less equity interest and where it exercises significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. The Company’s proportionate share of the net income or loss of the equity method investments is included in equity losses of affiliates in the consolidated statements of operations. Dividends received reduce the carrying value of the investment while contributions paid increase the carrying value of the investment. The excess of the cost of the investment over the Company’s proportionate share of the fair value of the net assets of the investee at the acquisition date is recognized as goodwill and included in the carrying amount of the investment. Goodwill in equity method investments is not amortized. The Company periodically reviews the carrying value of these investments to determine if there has been an other-than-temporary decline in carrying value. A variety of factors are considered when determining if a decline in carrying value is other-than-temporary, including, among others, the financial condition and business prospects of the investee, as well as the Company’s intent with regards to the investment.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method. Costs incurred with the issuance of the Company’s revolving credit facilities have been deferred and amortized over the term of the facilities as a component of interest expense using the straight-line method. These deferred costs are included in other assets in the consolidated balance sheets.

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value. Fair value measurements are categorized within a fair value hierarchy, which is comprised of three categories. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The carrying values reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values because of the immediate or short-term maturities of these financial instruments.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. These assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment (Note 6). The resulting fair value measurements of the assets are considered to be Level 3 measurements.

Members’ Equity

In the consolidated statements of members’ equity, changes in the members’ equity balances related to contributions, distributions, accretion of redeemable non-controlling interests, equity-based compensation and allocations of comprehensive income (loss) were specifically listed in the reconciliation of beginning and ending balances.

Members’ liabilities are limited to the amount of capital contributed or committed.

Redeemable Non-Controlling Interests

Non-controlling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable non-controlling interests. Redeemable non-controlling interests are considered to be temporary equity and are reported in the mezzanine section between total liabilities and members’ equity in the Company’s consolidated balance sheets.

Redeemable non-controlling interests are recorded at the greater of carrying value, which is adjusted for the non-controlling interests’ share of net income or loss, or estimated redemption value at each reporting period. If the carrying value, after the income or loss attribution, is below the estimated redemption value at each reporting period, the Company accretes the redeemable non-controlling interests to its redemption price.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company records compensation costs related to its profits units prior to the EGH IPO. Subsequent to the EGH IPO, the Company records compensation costs for stock options and restricted stock units issued by EGH and for unvested EOC and Endeavor Manager common units issued to employees of the Company with a corresponding increase to equity for the deemed contribution to the Company by these entities. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time-based awards is recognized ratably over the applicable vesting period. See Note 13 for further discussion of the Company’s equity-based compensation.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses, including management’s estimation of the fair value of any contingent consideration, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statements of operations.

Goodwill

Goodwill is tested annually, as of October 1, for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. If the Company can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, the Company would not need to perform the quantitative impairment test for that reporting unit. If the Company cannot support such a conclusion or the Company does not elect to perform the qualitative assessment, then the Company must perform the quantitative impairment test. When the Company performs a quantitative test, it records the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

Intangible Assets

Intangible assets consist primarily of trade names and customer and client relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of finite-lived intangible assets are as follows:

Years
Trademarks and trade names	7 - 18
Customer relationships	2 - 9
Internally developed software	1 - 8

For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. The Company must then conduct a quantitative analysis if the Company (1) determines that such an impairment is “more likely than not” to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Income Taxes

The Company is a limited liability company (LLC) which is treated as a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s U.S. income is subject to tax at the partner level. The Company’s foreign corporate subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions where they do business.

The Company’s corporate subsidiaries account for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Significant factors considered by the Company in estimating the probability of the realization of deferred tax assets include expectations of future earnings and taxable income, as well as application of tax laws in the jurisdictions in which the Company operates. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of a deferred tax asset will not be realized.

ASC Topic 740-10-40, Income Taxes prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in ASC 740 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. To the extent the Company prevails in matters for which a liability for an unrecognized tax benefit is established or is required to pay amounts in excess of the liability, the Company’s effective tax rate in a given financial statement period may be affected.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the consolidated statements of operations. Accrued interest and penalties are included in accrued liabilities in the consolidated balance sheets.

Foreign Currency Translations and Transactions

The Company has operations outside of the United States. Therefore, changes in the value of foreign currencies affect the consolidated financial statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period end exchange rates as to the monetary assets and liabilities and monthly average exchange rates as to revenue, expenses and cash flows. For these countries, currency translation adjustments are recognized in members’ equity as a component of accumulated other comprehensive income (loss), whereas transaction gains and losses are recognized in other (expense) income, net in the consolidated statements of operations. The Company recognized $1.3 million, $0.4 million and $0.9 million of realized and unrealized foreign currency transaction losses for the years ended December 31, 2022, 2021 and 2020, respectively.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2022 with no material effect on the Company’s financial position or results of operations.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. This ASU requires disclosure for transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy to other guidance. The requirements do not apply to transactions with a government that are accounted for in accordance with other Codification Topics. The annual disclosures include terms and conditions, accounting treatment and impacted financial statement lines reflecting the impact of the transactions. The guidance is effective for public entities for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company adopted this guidance on January 1, 2022 with no material effect on the Company’s financial position, results of operations, and financial statement disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU provides guidance to help improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to recognition of an acquired contract liability and the effect on subsequent revenue recognized by the acquirer. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company early adopted this guidance on December 1, 2021 with no material effect on the Company’s financial position, results of operations, and financial statement disclosures.

In January 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323 and Topic 815 (“ASU 2020-01”). ASU 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the fair value measurement alternative. This ASU was effective for annual and interim reporting periods beginning after December 15, 2020. The Company adopted this guidance on January 1, 2021 with no material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The update removes certain exceptions to the general principles in Topic 740 and simplifies accounting for income taxes in certain areas of Topic 740 by clarifying and amending existing guidance. This ASU was effective for annual and interim reporting periods beginning after December 15, 2020. The Company adopted this guidance on January 1, 2021 with no material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. ASU 2018-17 is effective for annual and interim reporting periods beginning after December 15, 2019 for public entities. The Company adopted this new guidance on January 1, 2020 with no material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirement for Fair Value Measurement (“ASU 2018-13”). The update eliminates, adds and modifies certain disclosure requirements for fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019 for all companies. The Company adopted this new guidance on January 1, 2020 with no material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) and subsequent amendment to the initial guidance: ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses (collectively, Topic 326). Topic 326 introduces a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. The estimate of expected credit losses will require entities to incorporate considerations of historical information, current information, and reasonable and supportable forecasts, and will generally result in earlier recognition of allowances for losses. Topic 326 is effective for annual and interim reporting periods beginning after December 15, 2019. The guidance is to be applied using the modified retrospective approach. The Company adopted this new guidance on January 1, 2020 and recorded a cumulative transition adjustment to retained earnings of $0.4 million.

Recently Issued Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging—Portfolio Layer Method. This ASU clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets, expanding the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the accounting guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-40 and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. For entities that have already adopted ASU 2016-13, which the Company has, the amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of that security. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In September 2022, the FASB issued ASU 2022-04, Liabilities–Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This ASU enhances the transparency of supplier finance programs. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In December 2022, the FASB issued ASU 2022-05, Transition for Sold Contracts. This ASU amends the transition guidance in ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, to make targeted improvements to its guidance on long-duration contracts issued by an insurance entity. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

3.	REVENUE

Disaggregated Revenue

The following table presents our revenue disaggregated by primary revenue sources (in thousands):

	Year Ended December 31,
	2022	2021	2020
Revenue:
Media Rights and Content	$794,397	$768,370	$647,411
Live Event (1)	125,271	105,833	97,645
Sponsorships	166,845	132,240	115,859
Consumer Products Licensing	53,634	25,501	30,239

Total Revenue	$1,140,147	$1,031,944	$891,154

(1) - The Company presents taxes assessed by governmental authorities related to ticket revenue on a gross basis when imposed concurrent with a revenue-producing transaction. Such ticket taxes aggregated to $4.6 million, $3 .9 million and $1 .5 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of December 31, 2022 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Year Ending December 31,
2023	$893,917
2024	803,533
2025	814,749
2026	91,351
2027	58,263
Thereafter	25,000

Total	$2,686,813

Revenue from Prior Period Performance Obligations

The Company recognized a $2.1 million, a $3.1 million and a $1.4 million net increase of revenue from performance obligations satisfied in prior periods during the years ended December 31, 2022, 2021 and 2020, respectively. The amount recognized from prior period performance obligations reflects changes in estimated sales and usage based pay-per-view and consumer products licensing royalty revenue due to updated information. Additionally, this amount includes incremental revenues earned from performance obligations satisfied in prior periods.

Contract Liabilities (Deferred Revenue)

We record deferred revenues when cash payments are received or due in advance of our performance. Our deferred revenue balance primarily relates to advance payments received related to our content distribution rights agreements, our consumer product licensing agreements and our sponsorship arrangements, and our six- and twelve-month memberships for UFC Fight Pass. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s deferred revenue as of December 31, 2022 and 2021 (in thousands):

Description	Balance at Beginning of Year	Additions	Deductions	Foreign Exchange	Balance at End of Year
Deferred revenue - current	$50,690	$778,852	$(756,812)	$(1,106)	$71,624
Deferred revenue - noncurrent	$17,495	$1,462	$(7,897)	$—	$11,060

4.	FILM AND TELEVISION COSTS

The following table presents the Company’s unamortized content costs (in thousands):

	December 31, 2022	December 31, 2021
Licensed and acquired program rights, net of accumulated amortization	$20,548	$18,554
Produced programming:
Released, net of accumulated amortization	5,699	4,344
In production	557	1,514

Total film and television costs	$26,804	$24,412

The Company amortized $14.5 million, $9.9 million and $11.3 million of capitalized content costs during the years ended December 31, 2022, 2021 and 2020, respectively. These amounts are included in direct operating costs in the consolidated statements of operations.

Estimated annual amortization of capitalized costs for licensed and acquired program rights for the next three years will be approximately (in thousands):

Years Ending December 31,
2023	$10,881
2024	7,216
2025	2,451

Total licensed and acquired program rights	$20,548

Estimated annual amortization of capitalized costs for produced program rights for the next three years will be approximately (in thousands):

Years Ending December 31,
2023	$3,115
2024	2,147
2025	994

Total produced program rights	$6,256

5.	PROPERTY, BUILDINGS AND EQUIPMENT

Property, buildings and equipment consisted of the following (in thousands):

	December 31,
	2022	2021
Land and land improvements	$50,539	$48,780
Buildings and improvements	116,863	117,111
Furniture and fixtures	47,652	42,014
Office, computer, and other equipment	11,641	9,670
Construction in progress	7,053	2,080

	233,748	219,655
Less: accumulated depreciation	(58,700)	(45,606)

Total property, buildings and equipment, net	$175,048	$174,049

Depreciation of property, buildings and equipment, including amortization of leasehold improvements, was $13.3 million, $12.9 million and $11.2 million during the years ended December 31, 2022, 2021 and 2020, respectively.

6.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying value of the Company’s goodwill was $2,602.6 million as of December 31, 2022 and 2021. There were no additions, nor were there any dispositions or impairments to goodwill during the years ended December 31, 2022, 2021 or 2020.

Goodwill as of December 31, 2022 and 2021, reflects goodwill resulting from the Company’s election to apply pushdown accounting in its separate financial statements to reflect EGH’s new basis of accounting in the Company’s assets and liabilities, including goodwill.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	(249,085)	$454,541
Customer relationships	4.5	354,510	(337,379)	17,131
Internally developed software	2.9	16,234	(12,141)	4,093

Total intangible assets		$1,074,370	$(598,605)	$475,765

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2021 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	(209,986)	$493,640
Customer relationships	4.4	361,880	(338,151)	23,729
Internally developed software	3.1	16,113	(11,136)	4,977

Total intangible assets		$1,081,619	$(559,273)	$522,346

Amortization of intangible assets was $46.7 million, $50.4 million and $94.4 million during the years ended December 31, 2022, 2021 and 2020, respectively, which is recognized within depreciation and amortization in the consolidated statements of operations.

Estimated annual intangible amortization for the next five years and thereafter will be approximately (in thousands):

Year Ending December 31,
2023	46,867
2024	46,755
2025	44,015
2026	39,675
2027	39,349
Thereafter	259,104

Total	$475,765

7.	INVESTMENTS

UFC Gyms

The Company had a 50%-owned joint venture to develop and operate UFC®-branded fitness gyms and manufacture, create, own and market retail home fitness and related products. Zuffa accounts for this investment under the equity method of accounting.

In March 2020, the business activities of the investment were adversely impacted by government-mandated restrictions resulting from the COVID-19 pandemic. As a result, the Company recorded an other-than-temporary impairment of $5.6 million, impairing the remaining investment carrying value. Due to the impairment, the Company discontinued application of the equity method of accounting for this investment and will not provide for additional losses until the Company’s share of net losses equals the share of net losses not recognized during the period the equity method was suspended. Prior to the impairment of the investment the Company recognized equity losses of $0.7 million for the year ended December 31, 2020.

Subsequent to recording this impairment charge, the Company made $0.3 million in discretionary contributions to the investment. This contribution was in effect funding the Company’s share in losses incurred by the investee company; therefore, the full amount is considered an equity loss in the investment and is included in equity losses of affiliates in the Company’s consolidated statement of operations. The Company does not have any obligation to continue funding the investee company.

In August 2020, the investee company underwent a restructuring transaction in which the Company’s ownership stake in the entity was reduced to 5%. The Company did not receive any consideration for this transaction.

Howler Head

In December 2020 the Company received equity ownership in Monkey Spirit, LLC, which owns the IP license to distribute Howler Head branded products and beverages (together, “Howler Head”) in exchange for promotional services provided by the Company over a five-year term. The Company determined fair value to be $0.4 million based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company determined this was non-monetary consideration in exchange for services performed and recorded $0.4 million in deferred revenue at the time of investment, with that amount being recognized ratably over the five-year term.

The investment was classified as an equity investment without a readily determinable fair value as of December 31, 2021. In September 2021 there was an observable and orderly transaction which increased the value in the Howler Head investment by $0.9 million. This increase was recorded in other (expense) income, net. The balance of this investment was $1.3 million as of December 31, 2021.

In August 2022, the Company received an incremental share of equity in Howler Head as compensation for the same promotional services associated with the initial investment. The value of the equity investment received was determined to be $3.0 million using Level 3 inputs not observable in the market. The incremental investment is an increase in transaction price to the original revenue arrangement and a cumulative catch-up entry of $1.0 million was recorded to revenue, with the remaining $2.0 million recorded to deferred revenue to be recognized ratably over the remainder the term.

The Company’s ownership in Howler Head increased to approximately 7% as a result of this transaction. The Company determined that it now exercised significant influence over the operating and financial policies of Howler Head subsequent to this transaction, and as a result the $4.3 million investment was reclassified as an equity method investment. The Company recognized equity losses of $0.1 million for the year ended December 31, 2022, and the investment balance was $4.2 million as of December 31, 2022.

Other Investments

During the year ended December 31, 2022, the Company made a total of $0.9 million of contributions in other equity method investments and recognized equity losses of $0.2 million in those investments, which had a $0.7 million balance as of December 31, 2022. The Company also had investments without a readily determinable fair value of $0.5 million as of December 31, 2022 and 2021.

8.	ACCRUED LIABILITIES

The following is a summary of accrued liabilities (in thousands):

	December 31,
	2022	2021
Operating payables	$41,896	$45,580
Interest	35,502	18,105
Payroll-related costs	27,271	27,452
Other	3,520	528

Total accrued liabilities	$108,189	$91,665

9.	DEBT

The following is a summary of outstanding debt (in thousands):

	December 31,
	2022	2021
Credit Facilities
First Lien Term Loan (due April 2026)	$2,759,767	$2,840,767
Secured Commercial Loans	33,467	35,067

Total principal	2,793,234	2,875,834
Unamortized discount	(11,791)	(15,208)
Unamortized debt issuance cost	(22,445)	(28,978)

Total debt	$2,758,998	$2,831,648
Less: current portion	(22,683)	(22,894)

Total long-term debt	$2,736,315	$2,808,754

Credit Facilities

In connection with the acquisition on August 18, 2016, the Company entered into a First Lien Credit Agreement and a Second Lien Credit Agreement (together the “Credit Facilities”). The Credit Facilities consist of a first lien secured term loan (the “First Lien Term Loan”) and a secured revolving credit facility in an aggregate principal amount of $205.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Revolving Credit Facility”). In addition the Credit Facilities included an eight year secured term loan with an aggregate principal amount of $425.0 million (the “Second Lien Term Loan”). The Credit Facilities are secured by liens on substantially all of the assets of the Company.

Payments under the First Lien Term Loan include 1% principal amortization that is payable in equal quarterly installments, with any remaining balance payable on the final maturity date which is April 2026. In 2020, the First Lien Term Loan accrued interest at an annual rate of LIBOR + 3.25% with LIBOR floor of 1.0%.

In June 2020, the Company entered into an incremental term loan of $150.0 million (the “Term Loan Add-on”) under its Credit Facilities. The proceeds of the Term Loan Add-on were used to repay outstanding amounts drawn on the Revolving Credit Facility.

In January 2021, the Company completed a refinancing of the First Lien Term Loan and the Term Loan Add-on into a single term loan (the “New First Lien Term Loan”), which reduced the annual interest rate margin by 25 basis points to 3.00% for LIBOR loans and reduced the LIBOR floor by 25 basis points to 0.75%. The annual interest rate margin applicable to the New First Lien Term Loan is subject to a 25-basis point step-down to 2.75% for LIBOR loans if the First Lien Leverage Ratio is below 3.5-to-1. With the exception of the interest rate margin and the LIBOR floor, the New First Lien Term Loan has similar terms and conditions as the Zuffa First Lien Term Loan and Term Loan Add-on.

In October 2021, the Company completed an incremental $600.0 million borrowing of Incremental Term Loans as a new tranche of Term Loans under the Credit Agreement (the “Incremental Term Loan Borrowing”). The Incremental Term Loan Borrowing maintains the same interest rate at LIBOR + 3.00% (with a LIBOR floor of .75%), with an additional leverage based step down of 25 basis points once the First Lien Leverage ratio falls below 3.50:1.00, and includes 1% principal amortization that is payable in equal quarterly installments with any remaining balance payable at final maturity and has similar terms and covenants to the existing New First Lien Term Loan.

In December 2022, the Company repaid $50.0 million of term loans under the Credit Facilities.

The Credit Facilities contain a financial covenant that requires the Company to maintain a First Lien Leverage Ratio of Consolidated First Lien Debt to Consolidated EBITDA as defined in the credit agreement of no more than 6.5-to-1 as measured on an annual basis beginning on December 31, 2018. The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings under the Revolving Credit Facility plus outstanding letters of credit exceeding $10.0 million that are not cash collateralized exceeds thirty-five percent of the capacity of the Revolving Credit Facility as measured on a quarterly basis, as defined in the credit agreement. This covenant did not apply as of December 31, 2022 and 2021, as the Company did not utilize greater than thirty-five percent of the borrowing capacity.

The Company had no outstanding letters of credit as of December 31, 2022 and 2021.

Secured Commercial Loans

In October 2018, the Company entered into a $28.0 million Loan Agreement and a $12.0 million Loan Agreement in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except the $28.0 million Loan Agreement is secured by a deed of trust for the Company’s headquarters building and underlying land in Las Vegas and the $12.0 million Loan Agreement is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas. The Secured Commercial Loans bear interest at a rate of LIBOR + 1.62% (with a LIBOR floor of 0.88%) and principal amortization of 4% is payable in monthly installments with any remaining balance payable on the final maturity date of November 1, 2028.

The Secured Commercial Loans contain a financial covenant that requires the Company to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the Loan Agreements of no more than 1.15-to-1 as measured on an annual basis. As of December 31, 2022 and 2021, the Company was in compliance with its financial debt covenant under the Secured Commercial Loans.

The Company will be required to repay the following principal amounts in connection with its debt obligations (in thousands):

2023	$32,600
2024	32,600
2025	32,600
2026	2,668,367
2027	1,600
Thereafter	25,467

Total	$2,793,234

10.	LEASES

The Company has operating leases, in which the Company is the lessee, primarily for real estate property for offices around the world. The Company’s operating leases have lease terms, which range from one year to 20 years and often include one or more options to renew. These renewal terms can extend the lease term by 5 years and are included in the lease term when it is reasonably certain that the Company will exercise the option.

Lease costs for operating leases totaled $2.1 million, $3.0 million and $2.6 million for the years ended December 31, 2022, 2021 and 2020, respectively, and was classified within direct operating costs and selling, general and administrative expenses in the consolidated statements of operations.

The following tables present information on the Company’s operating leases (in thousands):

	Year Ended December 31,
	2022	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities	$1,748	$2,958	$2,144
Operating lease right- of-use assets obtained in exchange for new operating lease obligations	7,378	370	119

	December 31,
	2022	2021
Weighted average remaining lease term (in years)	10.9	10.4
Weighted average discount rate	6.33%	5.74%

The following table reconciles the undiscounted cash flows for the operating leases as of December 31, 2022 to the operating lease liabilities recorded in the consolidated balance sheets (in thousands):

Years Ending December 31,
2023	$2,905
2024	4,013
2025	3,390
2026	3,400
2027	3,251
Thereafter	18,753

Total future minimum lease payments	35,712
Less: imputed interest	(11,325)

Present value of future minimum lease payments	24,387
Less: current portion of operating lease liabilities	(1,793)

Total	$22,594

11.	MEMBERS’ EQUITY

Common Units

The Company had 1,465,125 Class A common units and 325,000 Class B common units issued and outstanding at December 31, 2020. The Class A common units were held by EOC, SLP, KKR and other investors. The Class B common units were held by EOC and certain of the pre-acquisition owners who participated in the EOC Transaction as rollover investors.

In January 2020, the Board authorized the EOC directors the ability to approve payments of distributions in the amount of $300.0 million to common units and profits units holders (the “2020 Distributions”).

The Company paid distributions of $312.3 million to holders of common units and profits units during the year ended December 30, 2020 consisting of $300.0 million related to the 2020 Distributions and $12.3 million related to tax distributions. The 2020 Distributions included $47.7 million related to SLP, which funds the Company used to purchase Class A common units of EOC with a value of $47.7 million and the Company immediately thereafter distributed those Class A common units to SLP. The 2020 Distributions also included $15.9 million made by EOC issuing a promissory note to Zuffa and the Company immediately thereafter assigning the promissory note to SLP.

As discussed in Note 1 above, simultaneous with the EGH IPO, EOC completed the UFC Buyout transaction, acquiring the remaining equity interests of the minority unitholders of Zuffa. As of December 31, 2022 and 2021, EOC directly and indirectly owns 100% of the Company’s equity.

The Company paid distributions of $1,095.9 million and $270.3 million to EOC and its subsidiaries during the years ended December 31, 2022 and 2021, respectively.

Profits Units

In December 2019, the Company agreed to redeem 5,149.00 vested profit units from a senior executive for an aggregate purchase price of $8.6 million, which was paid in three equal installments in January 2020, January 2021 and January 2022.

Profits units were not entitled to participate in operating distributions unless otherwise elected by the Board. All profits units had no par value.

As discussed in Note 1, prior to the closing of the EGH IPO, the holders of UFC profits units received EOC common units or Endeavor Manager LLC common units in exchange for such UFC profits units.

12.	REDEEMABLE NON-CONTROLLING INTEREST

In July 2018, the Company received an investment of $9.7 million by third parties (the “Russia Co-Investors”) in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this investment provide the Russia Co-Investors with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the investment. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. The initial fair value of the redeemable non-controlling interest was determined to be equal to the initial investment made by the Russia Co-Investors.

Because the exercise of the put option is outside the Company’s control and can be settled in cash, the redeemable non-controlling interest in the Russia Subsidiary is considered to be temporary equity and is reported in the mezzanine section between total liabilities’ and members’ equity in the Company’s consolidated balance sheets. Subsequent accretion adjustments to the redeemable non-controlling interest are recorded to members’ equity in the Company’s consolidated balance sheets.

The changes in fair value of the redeemable non-controlling interest were as follows (in thousands):

Balance - December 31, 2020	$9,700
Net income attributable to redeemable non-controlling interests	1,285
Accretion	(1,285)

Balance - December 31, 2021	$9,700
Net income attributable to redeemable non-controlling interests	1,747
Accretion	(1,539)

Balance - December 31, 2022	$9,908

13.	EQUITY-BASED COMPENSATION

Prior to the EGH IPO and the UFC Buyout, the Board granted awards to certain employees and service providers for their time and commitment to the Company. The awards were designed to share in the equity value appreciation of the Company and were granted in the form of profits units or an equivalent to a profits unit (phantom unit) that corresponded to profits units.

The terms of each award, including vesting, forfeiture and repurchase terms, were fixed by the EOC-designated members of the Company’s board and in certain circumstances, approved by the entire Company board. Key grant terms included the following: (a) time-based vesting ranging from two to seven years or in some cases, fully vested at grant; (b) no cancellation or cancellation upon such termination of employment or services for any reason; and (c) no repurchase or optional repurchase by Zuffa or an affiliated entity of all or part of any vested interests retained following termination of employment or services for 50%-100% of fair market value.

In connection with the EGH IPO, EGH’s board of directors adopted the 2021 Incentive Award Plan (the “2021 Plan”), which became effective April 28, 2021. As of December 31, 2022, EGH authorized a total of 26,244,045 shares of Class A common stock under the 2021 Plan. Subsequent the EGH IPO and the UFC Buyout, awards granted under the 2021 Plan to the Company’s employees are stock options and restricted share units (“RSUs”).

Valuation Techniques

For time-based vesting RSUs, EGH used the closing share price on the date of grant. For RSUs with market-based vesting conditions, EGH used a Monte Carlo simulation model to determine the fair value and the derived service periods of these awards.

The Company estimates the fair value of each stock option (and prior to the EGH IPO, each award) on the date of grant using a Black-Scholes option pricing model. Management is required to make certain assumptions with respect to selected model inputs. Expected volatility is based on comparable publicly traded companies’ stock movements. The expected life represents the period of time that the respective awards are expected to be outstanding. The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant. All stock options exercised will be settled in EGH’s Class A common stock. The key assumptions used for grants in the years ended December 31, 2022, 2021 and 2020 are as follows:

	Year Ended December 31,
	2022	2021	2020
Risk-free interest rate	1.85%	1.08%	0.14%
Expected volatility	40.92%	41.07%	37.50%
Expected life (in years)	6.00	6.00	1 to 5
Expected dividend yield	0%	0%	0%

2021 Incentive Award Plan

The terms of each award, including vesting and forfeiture, are fixed by the administrator of the 2021 Plan. Key grant terms include one or more of the following: (a) time-based vesting over a two to five year period; (b) market-based vesting conditions at graduated levels upon the Company’s attainment of certain market price per share thresholds; and (c) expiration dates (if applicable). Granted awards may include time-based vesting conditions only, market-based vesting conditions only, or both.

The following table summarizes the RSUs award activity for the year ended December 31, 2022:

	Time Vested RSUs		Market/Market and Time Vested RSUs
	Units	Value*	Units	Value*
Outstanding at January 1, 2022	853,665	$29.49	7,386	$26.12
Granted	36,255	$30.79	—	$—
Released	(285,045)	$29.49	(2,271)	$29.44
Forfeited	—	$—	—	$—

Outstanding at December 31, 2022	604,875	$29.57	5,115	$24.65

Vested and releasable at December 31, 2022	1,470	$30.81	—	$—

*	Weighted average grant date fair value

The following table summarizes the stock options award activity for the year ended December 31, 2022:

	Stock Options
	Options	Weighted average exercise price
Outstanding at January 1, 2022	200,520	$24.00
Granted	86,316	$30.79
Exercised	—	$—
Forfeited or expired	—	$—

Outstanding at December 31, 2022	286,836	$26.04

Vested and exercisable at December 31, 2022	66,840	$24.00

Total equity-based compensation expense recognized for the awards, including the future incentive award discussed below, was $23.7 million, $63.9 million and $31.7 million during the years ended December 31, 2022, 2021 and 2020, respectively, which is included within selling, general and administrative expenses in the consolidated statements of operations. Inclusive in this expense for the year ended December 31, 2021 is $34.0 million of modification expense for adjustments made to the distribution threshold.

As of December 31, 2022, total unrecognized compensation cost related to the unvested awards was $11.6 million, which is expected to be recognized over a weighted average period of 1.53 years.

Future Incentive Awards

In March 2019, the Company issued equity-based compensation awards in Zuffa to a senior executive (“Future Incentive Awards”). The Future Incentive Awards was based on achievement of various equity value thresholds of Zuffa. The senior executive had a right to earn these awards through the term of his employment agreement, which expires on December 31, 2028. Upon achieving each of the equity value thresholds, the senior executive was to receive awards as defined in the agreement with a notional value equal to $12.5 million or if an initial public offering of Zuffa had occurred, $14.0 million. Upon achievement of each equity value threshold, the award would have been granted with one third of the award vesting on the grant date, one third on the first anniversary of the grant date and the remaining one third on the second anniversary of the grant date. Due to the variability of the number of units to be granted upon meeting a threshold, liability accounting was applied to the Future Incentive Award. Once a threshold was met, the profits units granted pursuant to the Future Incentive Awards were accounted as equity classified awards. The Company used a Monte Carlo simulation model to determine the fair value and the derived service periods for the liability portion of the Future Incentive Awards and the Black-Scholes option pricing model for the profits units granted upon meeting a threshold. In June 2019 and December 2020, the first and second equity value thresholds were met and the Company granted profits units equal to a notional value of $12.5 million for each equity value threshold. For the years ended December 31, 2021 and 2020, total stock compensation expense for the Future Incentive Awards, including amounts for profits units granted, was $6.2 million and $8.6 million, respectively, and amounts reclassed from the liability to equity for the profits units granted was zero and $2.5 million, respectively. As part of the EGH IPO and UFC Buyout, the Future Incentive Awards was extinguished and EGH assumed the obligation. The Company transferred its liability balance to EGH through a contribution to equity.

14.	DERIVATIVE FINANCIAL INSTRUMENTS

In October 2018, the Company entered into a swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of LIBOR + 1.62%, which totaled 3.97% as of December 31, 2018. The Company entered into this swap to hedge certain of its interest rate risks on its variable rate debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. The Company has designated the interest rate swap as a cash flow hedge, and all changes in fair value are recognized in other comprehensive income until the hedged interest payments affect earnings.

The fair value of the swap is based on commonly quoted monthly LIBOR rates, which are considered observable inputs representing a Level 2 measurement within the fair value hierarchy. The fair value of the swap was $0.6 million as of December 31, 2022 and was included in other assets in the consolidated balance sheets. The fair value of the swap was $4.3 million as of December 31, 2021 and was included in other long-term liabilities in the consolidated balance sheets. The total change in fair value of the swap’s liability position included in accumulated other comprehensive income was a $4.9 million decrease, a $2.5 million decrease, and a $2.3 million increase for the years ended December 31, 2022, 2021 and 2020, respectively. The Company reclassified $0.3 million of the increase in fair value into net income during the years ended December 31, 2022, 2021 and 2020, representing the amortization of the cash flow hedge fair value to net income.

15.	EMPLOYEE BENEFIT PLANS

Zuffa sponsors a 401(k) defined contribution plan (the “Plan”) covering substantially all of its employees. Under the Plan, participants are allowed to make contributions based on a percentage of their salaries, subject to a statutorily prescribed annual limit. Zuffa makes matching contributions of 50% of each participant’s contributions, up to 6% of eligible compensation (maximum 3% matching contribution). Zuffa may also make additional discretionary contributions to the 401(k) plan. Employer matching contributions and discretionary contributions to the 401(k) plan were $0.8 million, $2.2 million and $2.7 million for the years ended December 31, 2022, 2021 and 2020, respectively.

16.	INCOME TAXES

The Company is an LLC which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s foreign subsidiaries are subject to entity-level taxes. The Company’s U.S. subsidiaries are subject to withholding taxes on sales in certain foreign jurisdictions which are included as a component of foreign current taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

Income before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2022	2021	2020
United States	$399,244	$287,440	$193,570
Foreign	4,305	1,954	1,650

Total	$403,549	$289,394	$195,220

The income tax provision consists of the following (in thousands):

	Year Ended December 31,
	2022	2021	2020
Current:
U.S. federal, state and local	$816	$315	$630
Foreign	13,184	16,302	9,575

Total Current	14,000	16,617	10,205

Deferred:
U.S. federal, state and local	460	492	194
Foreign	(142)	(1,340)	(75)

Total Deferred	318	(848)	119

Total provision for income taxes	$14,318	$15,769	$10,324

The effective income tax rate based on the actual provision shown in the consolidated statements of operations differs from the U.S. statutory federal income tax rate as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
U.S. statutory federal income tax of 21%	$84,743	$60,773	$40,996
Partnership income not subject to tax in U.S.	(83,839)	(60,363)	(40,650)
Tax impact of foreign operations	12,072	15,905	11,507
UK ORIP Tax	859	971	957
Provision to Return	968	(998)	(601)
Valuation allowance	(1,756)	580	(490)
Unrecognized tax benefit	(4)	(1,894)	(2,299)
U.S. state and local taxes at partnership level	1,275	795	904

Total provision for income taxes	$14,318	$15,769	$10,324

Principal components of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss, capital loss and tax credits carried forward	$2,203	$4,013
Property, buildings, and equipment	9	16

Total gross deferred tax assets	2,212	4,029
Less valuation allowance	(94)	(1,850)

Net deferred tax assets	$2,118	$2,179

Deferred tax liabilities:
Accrued expenses	15	(3)
Deferred state tax liability	(1,564)	(1,128)

Net deferred tax assets	$569	$1,048

The classification of net deferred tax assets (liabilities) is as follows (in thousands):

	December 31,
	2022	2021
Other assets	$2,118	$2,179
Other long-term liabilities	(1,549)	(1,131)

	$569	$1,048

As of December 31, 2022 and 2021, the Company had foreign net operating losses of $10.9 million and $21.3 million, respectively, which expire over various time periods ranging from 5 years to no expiration.

ASC 740 requires that a valuation allowance be recorded against deferred tax assets when it is more likely than not that some or all of a company’s deferred tax assets will not be realized based upon available positive and negative evidence. After reviewing all available positive and negative evidence as of December 31, 2022 and 2021, the Company recorded a full valuation allowance against certain foreign deferred tax assets of $0.1 million and $1.8 million, respectively. The Company recorded a decrease in valuation allowance of $1.7 million, an increase in valuation allowance of $0.6 million and a decrease in valuation allowance of $0.5 million for the years ended December 31, 2022, 2021 and 2020, respectively, which was recorded in the respective year’s provision for income taxes.

Due to the Company’s structure, the portion of unremitted earnings of non-U.S. subsidiaries (foreign disregarded entities), which are deemed to be indefinitely reinvested outside of the U.S., are not significant to the consolidated financial statements.

The Company had unrecognized tax benefits of $0.9 million, $1.0 million and $2.7 million, respectively, as of December 31, 2022, 2021 and 2020. The aggregate changes to the liability for unrecognized tax benefits, excluding interest and penalties, were as follows (in thousands):

	December 31,
	2022	2021	2020
Beginning balance	$951	$2,720	$4,468
Gross increases	—	—	916
Gross decreases	—	(1,872)	(2,664)
Translation adjustments	(71)	103	—

Ending balance	$880	$951	$2,720

The Company recognizes interest and penalties related to uncertain tax benefits in its provisions for income taxes. The Company had accrued interest and penalties of $0.1 million and $0.0 million as of December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, approximately $1.0 million would affect the Company’s effective tax rate upon resolution of the uncertain tax positions.

The Company is regularly audited by domestic and foreign taxing authorities. Audits may result in tax assessments in excess of amounts claimed and the payment of additional taxes. The Company believes that its tax return positions comply with applicable tax law and that it has adequately provided for reasonably foreseeable assessments of additional taxes. Additionally, the Company believes that any assessments in excess of the amounts provided for will not have a material adverse impact in the consolidated financial statements.

The Company is subject to taxation in various state and foreign jurisdictions. As of December 31, 2022, the Company is generally subject to review by U.S. federal taxing authorities for the years 2019 through 2021. With few exceptions, the Company is generally no longer subject to examination by state and local and foreign income tax authorities for periods prior to 2019.

For tax years beginning on or after January 1, 2018, the Company is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (the “Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any IRS audit of the Company would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that the Company would pay an “imputed underpayment” including interest and penalties, if applicable. The Company may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal income tax returns. If the Company does not elect to make to make a “push-out” election, the Company has agreements in place requiring former partners to indemnify the Company for their share of the imputed underpayment. The Company’s partnership agreement does not stipulate how the Company will address imputed underpayments. If the Company receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time. Any payments that the Company ultimately makes on behalf of its current partners will be reflected as a distribution, rather than tax expense, at the time that such distribution is declared.

The Organization for Economic Co-operation and Development (“OECD”) has proposed changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises. These proposals, if finalized and adopted by the associated countries, will likely increase tax uncertainty, and may adversely affect our provision for income taxes. The European Union Member States unanimously adopted a directive in December 2022 to implement the global minimum tax rules in Pillar Two of the OECD’s BEPS 2.0 project. At the end of 2022, South Korea enacted the Pillar 2 model rules into their legislation. The Company will continue to monitor legislative and regulatory developments to assess potential impacts.

17.	COMMITMENTS AND CONTINGENCIES

Film Commitments

Film commitments include amounts related to the production, acquisition and licensing of film content where the Company has entered into an agreement to produce or obtain future films but has not paid for or received the films yet. Future minimum payments under these agreements are as follows (in thousands):

Year Ending December 31,
2023	$15,485
2024	10,255
2025	5,700

Total	$31,440

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California (the “District Court”) between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA Fighters’ services. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. On December 14, 2020, the District Court orally indicated its intention to grant Plaintiffs’ motion to certify the Bout Class (comprised of fighters who participated in bouts from December 16, 2010 to September 30, 2017) and to deny Plaintiffs’ motion to certify the Identity Class (a purported class based upon the alleged expropriation and exploitation of fighter identities). The Company is awaiting the official written order from the judge and assuming he rules as previously indicated, then the Company will seek an appeal of this decision. On June 23, 2021, plaintiffs’ lawyers filed a new case against Zuffa and EGH alleging substantially similar claims but providing for a class period from July 1, 2017 to present . Management believes that the Company has meritorious defenses against the allegations and intends to defend itself vigorously.

The Company is involved in various other legal matters arising in the normal course of business. In the opinion of the Company, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

18.	SEGMENT REPORTING

The accounting guidance for disclosures about segments of an enterprise and related information requires separate financial information to be disclosed for all reporting segments of a business. Management has evaluated this guidance and determined that the Company is composed of a single operating and reportable segment.

The tables below summarize revenue and long-lived assets by geographic area (in thousands). Revenue by geographic area is based on the location of the legal entity that sells the services.

Revenue by geographic area

	Year Ended December 31,
	2022	2021	2020
United States	$1,117,773	$1,026,354	$885,361
Rest of world	22,374	5,590	5,793

Total revenue	$1,140,147	$1,031,944	$891,154

Long-lived assets by geographic area

	December 31,
	2022	2021
United States	$168,652	$166,613
Rest of world	6,396	7,436

Total long-lived assets	$175,048	$174,049

19.	RELATED PARTY TRANSACTIONS

EGH and its subsidiaries (collectively, the “Group”) provide various services to the Company:

The Company is charged an annual management fee of $25.0 million for services provided by the Group. For the years ended December 31, 2022, 2021 and 2020, the Company incurred management fee charges of $25.0 million and commissions fees of $2.5 million, $1.6 million and $0.2 million, respectively, which are included in selling, general and administrative expenses and direct operating costs, respectively, in the consolidated statements of operations. The Company believes the annual management fee is a reasonable allocation of costs related to representation, executive leadership, back-office and corporate functions and other services provided by the Group. The Company also reimburses the Group for third party costs they incur on the Company’s behalf. The Company reimbursed the Group for $5.4 million, $4.7 million, and $1.3 million of such costs during the years ended December 31, 2022, 2021 and 2020, respectively. The Company also receives revenue from the Group for the exhibition of UFC events as well as for other licensing arrangements. The Company recognized $10.7 million, $7.1 million and $1.0 million of revenue for these transactions during the years ended December 31, 2022, 2021 and 2020, respectively. The Company had a receivable balance of $10.4 million and $5.2 million due from these parties as of December 31, 2022 and 2021, respectively.

The Company also procured $8.6 million, $4.9 million and $3.7 million in production and consulting services from the Group for the years ended December 31, 2022, 2021 and 2020, respectively. The Company had a $2.6 million and $0.5 million payable balance due to these parties as of December 31, 2022 and 2021, respectively.

The Company uses Endeavor Streaming, a Group company, to manage the video platform and billing for its over-the-top subscription service UFC Fight Pass and digital pay-per-view service UFC.TV. Endeavor Streaming collects revenue paid by the end-user for these products and then remits payment to the Company net of fees on revenue generated using the Endeavor Streaming platform. As of December 31, 2022 and 2021, the Company had a $6.2 million and $24.2 million receivable from Endeavor Streaming, respectively, which is included in other current assets in the consolidated balance sheet. Additionally, the Company pays Endeavor Streaming fees for revenue generated using Endeavor Streaming’s platform, as well as for work performed in updating and maintaining the video platform. These fees are deferred over the period of the subscription, which ranges from one to twelve months for UFC Fight Pass and are recognized at the time of the live event for UFC.TV. As of December 31, 2022, the Company had $0.3 million in deferred fees and a $0.8 million payable related to such fees, which is included in other current assets and other current liabilities, respectively, in the consolidated balance sheet. As of December 31, 2021, the Company had $0.8 million in deferred fees and a $0.6 million payable related to such fees. The Company recognized $6.4 million, $6.9 million and $5.4 million of fees and $0.4 million, $0.4 million and $0.4 million of maintenance expenses to Endeavor Streaming during the years ended December 31, 2022, 2021 and 2020, respectively, which is included in direct operating costs and selling, general and administrative expenses, respectively, in the consolidated statements of operations.

The Company has a $2.7 million receivable from Endeavor Streaming for sales tax owed to various taxing authorities in territories where Endeavor Streaming has sold UFC Fight Pass and UFC.TV to its end-users as of December 31, 2022 and 2021. This receivable is included in other current assets in the Company’s consolidated balance sheet. The Company recorded a corresponding $2.7 million payable to those taxing authorities as of December 31, 2022 and 2021, which is included in accrued liabilities in the Company’s consolidated balance sheet.

The Company entered into various other transactions with entities affiliated with EGH during the year ended December 31, 2022, 2021 and 2020 throughout the normal course of business. In the aggregate, the Company recognized $3.2 million, $0.6 million, and $0.7 million in revenues, respectively, and $0.5 million, $0.7 million, and $0.4 million in direct operating costs, respectively, from these transactions.

The Company recorded bad debt expense of $4.5 million related to amounts due from its equity method investee, Ultimate NEV, LLC during the year ended December 31, 2020. The Company determined that the events that resulted in the other-than-temporary impairment in the investment discussed in Note 7 above also resulted in the amounts due from the investee no longer being collectible, and therefore the entire amount due was written off as bad debt. This expense is included in selling, general and administrative expenses in the consolidated statement of operations.

The Company recognized $1.2 million and $0.1 million of revenue during the years ended December 31, 2022 and 2021, respectively, from promotional services provided to its equity method investee, Howler Head. in connection to its equity investment in the entity discussed in Note 7 above. The Company had deferred revenue of $2.0 million and $0.3 million as of December 31, 2022 and 2021, respectively, related to this arrangement. Additionally the Company had receivables from Howler Head of $0.2 million and $0.1 million as of December 31, 2022 and 2021, respectively, which are related to amounts owed for certain reimbursable expenses incurred during each period.

20.	SUBSEQUENT EVENTS

Subsequent events were evaluated through May 12, 2023, which is the date the consolidated financial statements were available for issuance.

On April 2, 2023, EGH entered into a transaction agreement to form a new publicly traded company (“New PubCo”) with World Wrestling Entertainment, Inc (“WWE”) relating to the combination of the UFC and WWE businesses. Upon close, which is expected in late 2023, (A) EGH and/or its subsidiaries will hold (1) a 51.0% controlling non-economic voting interest in New PubCo and (2) a 51.0% economic interest in an operating subsidiary (“HoldCo”), which will own all of the assets of the UFC and WWE businesses, and (B) former securityholders of WWE will hold (1) a 49.0% voting interest in New PubCo and (2) a 100.0% economic interest in New PubCo, which will in turn hold a 49.0% economic interest in Holdco, in each case, on a fully diluted basis.

On April 10, 2023, the Company amended its Revolving Credit Facility to extend its maturity to October 29, 2024. The amendment to the facility also changes the reference rate on the facility from LIBOR to Term SOFR. There were no other material changes to the terms and conditions of the Revolving Credit Facility resulting from this amendment.

The Company concluded that no other events have occurred that would require recognition or disclosure in the consolidated financial statements.

ZUFFA PARENT, LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$172,822	$180,574
Accounts receivable (1)	49,024	45,448
Other current assets (2)	68,731	42,278

Total current assets	290,577	268,300

Property, buildings and equipment, net	174,022	175,048
Intangible assets, net	452,381	475,765
Operating lease right-of-use assets	22,169	23,276
Goodwill	2,602,639	2,602,639
Investments	4,436	5,416
Other assets	29,968	30,286

Total assets	$3,576,192	$3,580,730

Liabilities, Redeemable Non-controlling Interests and Members’ Equity
Current liabilities:
Accounts payable	$10,124	$16,842
Accrued liabilities	90,964	108,189
Current portion of long-term debt	22,514	22,683
Current portion of operating lease liabilities	1,897	1,793
Deferred revenue (3)	79,537	71,624
Other current liabilities (4)	20,496	9,048

Total current liabilities	225,532	230,179

Long-term debt	2,725,067	2,736,315
Long-term operating lease liabilities	21,727	22,594
Other long-term liabilities (5)	6,246	12,818

Total liabilities	2,978,572	3,001,906

Commitments and contingencies (Note 11)
Redeemable non-controlling interests	10,696	9,908
Members’ equity:
Members’ capital	587,161	568,070
Accumulated other comprehensive (loss) income	(237)	846

Total members’ equity	586,924	568,916

Total liabilities, redeemable non-controlling interests and members’ equity	$3,576,192	$3,580,730

(1)	Net of allowance for doubtful accounts of $338 and $2,355, respectively, and related party receivables of $38 and $323, respectively
(2)	Including related party receivables of $38,756 and $24,431, respectively, and prepaid contract costs to related party of $381 and $258, respectively
(3)	Including related party accounts of $809 and $672, respectively
(4)	Including related party payables of $18,645 and $7,728, respectively
(5)	Including related party payables of $1,008 and $0, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Revenue (1)	$611,915	$527,677
Operating expenses:
Direct operating costs (2)	171,941	143,864
Selling, general and administrative expenses (3)	119,822	99,210
Depreciation and amortization	30,202	29,998

Total operating expenses	321,965	273,072

Operating income	289,950	254,605
Other expense:
Interest expense, net	(111,803)	(55,448)
Other expense, net	(864)	(844)

Income before income taxes and equity losses of affiliates	177,283	198,313
Provision for income taxes	6,499	7,446

Income before equity losses of affiliates	170,784	190,867
Equity losses of affiliates, net of tax	980	—

Net income	169,804	190,867
Less: Net income attributable to redeemable non-controlling interests	788	1,007

Net income attributable to Zuffa Parent, LLC	$169,016	$189,860

(1)	Including related party revenue of $8,412 and $5,248, respectively
(2)	Including related party expenses of $8,304 and $7,253, respectively
(3)	Including related party expenses of $12,764 and $12,673, respectively

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Net income	$169,804	$190,867
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(1,132)	220
Cash flow hedges:
Change in net unrealized gains	201	3,275
Amortization of cash flow hedge fair value to net income	(152)	(152)

Total comprehensive income, net of tax	168,721	194,210
Less: Comprehensive income attributable to redeemable non-controlling interests	788	1,007

Comprehensive income attributable to Zuffa Parent, LLC	$167,933	$193,203

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

(Unaudited)

	Common Units	Accumulated Other Comprehensive Income/(Loss)	Total Members’ Equity
Balance as of December 31, 2021	$1,251,416	$(2,524)	$1,248,892
Comprehensive income	189,860	3,343	193,203
Accretion of redeemable non-controlling interests	1,007	—	1,007
Distributions	(67,937)	—	(67,937)
Contributions	12,544	—	12,544

Balance as of June 30, 2022	$1,386,890	$819	$1,387,709

	Common Units	Accumulated Other Comprehensive Income/(Loss)	Total Members’ Equity
Balance as of December 31, 2022	$568,070	$846	$568,916
Comprehensive income	169,016	(1,083)	167,933
Distributions	(161,509)	—	(161,509)
Contributions	11,584	—	11,584

Balance as of June 30, 2023	$587,161	$(237)	$586,924

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities
Net income	$169,804	$190,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,202	29,998
Net provision for allowance for doubtful accounts	89	547
Equity losses of affiliates	980	—
Amortization of content costs	7,960	6,858
Amortization and write-off of original issue discount and deferred financing costs	5,207	5,119
Equity-based compensation expense	11,584	12,544
Income taxes	1,132	2,003
Other, net	(213)	(120)
Changes in operating assets and liabilities:
Accounts receivable	(3,665)	(28,515)
Other current assets	(26,405)	16,085
Other noncurrent assets	(7,479)	(8,315)
Accounts payable and accrued liabilities	(20,518)	(14,316)
Deferred revenue	1,362	27,509
Other liabilities	10,639	(1,769)

Net cash provided by operating activities	180,679	238,495

Investing activities
Purchase of property and equipment	(9,088)	(6,984)
Capitalized software development costs	(116)	(328)
Proceeds from sale of assets	—	8
Investments in affiliates, net	—	(250)

Net cash used in investing activities	(9,204)	(7,554)

Financing activities
Payments on borrowings	(16,300)	(16,300)
Redemption of profits units	—	(2,877)
Payments for financing costs	(286)	—
Distributions to members	(161,509)	(67,937)

Net cash used in financing activities	(178,095)	(87,114)

Effects of exchange rate movements on cash	(1,132)	220
(Decrease) increase in cash and cash equivalents	(7,752)	144,047
Cash and cash equivalents, beginning of period	180,574	874,688

Cash and cash equivalents, end of period	$172,822	$1,018,735

Supplemental disclosures:
Cash paid for interest	$103,499	$51,547
Cash paid for taxes	7,057	7,269
Non-cash investing and financing activities:
Capital expenditures included in current liabilities	$335	$305
Accretion of redeemable non-controlling interests	—	(1,007)
Capital contribution from parent for equity-based compensation	11,584	12,544

See accompanying notes to consolidated financial statements

ZUFFA PARENT, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	DESCRIPTION OF BUSINESS

Business and Organization

Zuffa Parent, LLC and its subsidiaries (collectively the “Company”, “Zuffa”, “UFC”, or “we”) is an integrated media and entertainment company, principally engaged in the development, production, sales and marketing of media and consumer products featuring the Ultimate Fighting Championship® (UFC®) and related brands. Zuffa Parent, LLC was formed on July 27, 2016, is headquartered in Las Vegas, Nevada and wholly-owns Zuffa, LLC, which is the operating entity for the Ultimate Fighting Championship.

On August 18, 2016, a buyer group that included Endeavor Operating Company, LLC (“EOC”), affiliates of Silver Lake Partners (“SLP”), affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) and certain other investors (including certain existing owners as rollover investors) (the “buyer group”) acquired 100% of the equity interests of Zuffa, (the “EOC Transaction”). In connection with the acquisition, EOC was deemed to be the accounting acquirer under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) as EOC had a controlling financial interest.

In August 2017, EOC purchased the common equity interests of certain existing shareholders of the Company for $373.7 million, which included EOC exercising its call option to purchase a portion of a rollover seller’s Class B Common Units for $18.8 million. After giving effect to these transactions, EOC’s common ownership interest in the Company was 50.1%.

In May 2021, substantially simultaneous with the closing of Endeavor Group Holdings Inc.’s (“EGH”) initial public offering (the “EGH IPO”), EOC acquired the remaining equity interests in the Company resulting in EOC directly or indirectly owning 100% of the equity interests of Zuffa (the “UFC Buyout”). In addition, prior to the close of the EGH IPO, the holders of UFC profits units received EOC common units or Endeavor Manager LLC common units in exchange for such UFC profits units.

In April 2023, EGH entered into a transaction agreement to form a new publicly traded company (“New PubCo”) with World Wrestling Entertainment, Inc (“WWE”) relating to the combination of the UFC and WWE businesses. Upon close, which is expected in late 2023, (A) EGH and/or its subsidiaries will hold (1) a 51.0% controlling non-economic voting interest in New PubCo and (2) a 51.0% economic interest in an operating subsidiary (“HoldCo”), which will own all of the assets of the UFC and WWE businesses, and (B) the stockholders of WWE will hold (1) a 49.0% voting interest in New PubCo and (2) a 100.0% economic interest in New PubCo, which will in turn hold a 49.0% economic interest in Holdco.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and should be read in conjunction with the Company’s consolidated financial statements and accompanying footnotes for the year ended December 31, 2022. Certain information and note disclosures normally included in the annual financial statements have been condensed or omitted from these interim financial statements. The interim consolidated financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 are unaudited; however, in the opinion of management, such interim consolidated financial statements reflect all adjustments, consisting solely of normal and recurring adjustments, necessary for a fair statement of its financial position, results of operations, and cash flows for the interim periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the allowance for doubtful accounts, content cost amortization and impairment, the fair value of the Company’s reporting unit and the assessment of goodwill, other intangible assets and long-lived assets for impairment, redeemable non-controlling interests, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s consolidated financial statements in future periods.

Recently Adopted Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging—Portfolio Layer Method. This ASU clarifies the guidance in ASC 815 on fair value hedge accounting of interest rate risk for portfolios of financial assets, expanding the scope of this guidance to allow entities to apply the portfolio layer method to portfolios of all financial assets, including both prepayable and nonprepayable financial assets. The amendments in this update were effective for public entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2023 with no material effect on the Company’s financial position or results of operations.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions was permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company adopted this guidance on April 1, 2023 with no material effect on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements

In July 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718). This ASU amends or supersedes various SEC paragraphs within the FASB Accounting Standards Codification to conform to past SEC announcements and guidance issued by the SEC. The Company is in the process of assessing the impact of this ASU on its consolidated financial statements.

3.	REVENUE

Disaggregated Revenue

The following table presents the Company’s revenue disaggregated by primary revenue sources (in thousands):

	Six months ended June 30,
	2023	2022
Revenue:
Media Rights and Content	$435,771	$386,035
Live Event (1)	63,795	40,626
Sponsorship	84,209	75,260
Consumer Products Licensing	28,140	25,756

Total Revenue	$611,915	$527,677

(1) - The Company presents taxes assessed by governmental authorities related to ticket revenue on a gross basis when imposed concurrent with a revenue-producing transaction. Such ticket taxes aggregated to $2.4 million and $1.3 million for the six months ended June 30, 2023 and 2022, respectively.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of June 30, 2023 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Year Ending December 31,
Remainder of 2023	$482,379
2024	888,337
2025	892,779
2026	156,067
2027	118,284
Thereafter	75,148

Total	$2,612,995

Revenue from Prior Period Performance Obligations

The Company recognized a $0.8 million and $2.1 million net increase of revenue from performance obligations satisfied in prior periods during the six months ended June 30, 2023 and 2022, respectively. The amount recognized from prior period performance obligations reflects changes in estimated sales and usage based pay-per-view and consumer products licensing royalty revenue due to updated information. Additionally, this amount includes incremental revenues earned from performance obligations satisfied in prior periods.

Contract Liabilities (Deferred Revenue)

The Company records deferred revenue when cash payments are received or due in advance of our performance. Our deferred revenue balance primarily relates to advance payments received related to our content distribution rights agreements, our consumer product licensing agreements and our sponsorship arrangements, and our six- and twelve-month memberships for UFC Fight Pass. Deferred revenue is included in the current liabilities section and in other long-term liabilities in the consolidated balance sheets.

The following table presents the Company’s deferred revenue as of June 30, 2023 and December 31, 2022 (in thousands):

Description	As of December 31, 2022	Additions	Deductions	Foreign Exchange	As of June 30, 2023
Deferred revenue - current	$71,624	$430,347	$(422,602)	$168	$79,537
Deferred revenue - noncurrent	$11,060	$—	$(6,551)	$—	$4,509

4.	SUPPLEMENTARY DATA

Allowance for Doubtful Accounts

The changes in the allowance for doubtful accounts are as follows (in thousands):

	As of December 31, 2022	Charged to Costs and Expenses	Deductions	Foreign Exchange	As of June 30, 2023
Six Months Ended June 30, 2023	$2,355	$83	$(2,100)	$—	$338

Film and Television Costs

The following table presents the Company’s unamortized content costs (in thousands):

	June 30, 2023	December 31, 2022
Licensed and acquired program rights, net of accumulated amortization	$21,067	$20,548
Produced programming:
Released, net of accumulated amortization	4,491	5,699
In production	805	557

Total film and television costs	$26,333	$26,804

The Company amortized $8.0 million and $6.9 million during the six months ended June 30, 2023 and 2022, respectively. These amounts are included in direct operating costs in the consolidated statements of operations.

Accrued Liabilities

The following is a summary of accrued liabilities (in thousands):

	June 30, 2023	December 31, 2022
Interest	$39,522	$35,502
Operating payables	34,152	41,896
Payroll-related costs	13,147	27,271
Other	4,143	3,520

Total accrued liabilities	$90,964	$108,189

5.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying value of the Company’s goodwill was $2,602.6 million as of June 30, 2023 and December 31, 2022. There were no additions, nor were there any dispositions or impairments to goodwill during the six months ended June 30, 2023 and 2022.

Goodwill as of June 30, 2023 and December 31, 2022 reflects goodwill resulting from the Company’s election to apply pushdown accounting in its separate financial statements to reflect EGH’s new basis of accounting in the Company’s assets and liabilities, including goodwill.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of June 30, 2023 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	$(268,635)	$434,991
Customer relationships	4.5	354,510	(340,638)	13,872
Internally developed software	2.9	16,228	(12,710)	3,518

Total intangible assets		$1,074,364	$(621,983)	$452,381

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Trademarks and trade names	18	$703,626	$(249,085)	$454,541
Customer relationships	4.5	354,510	(337,379)	17,131
Internally developed software	2.9	16,234	(12,141)	4,093

Total intangible assets		$1,074,370	$(598,605)	$475,765

Amortization of intangible assets was $23.4 million and $23.3 million during the six months ended June 30, 2023 and 2022, respectively, which is recognized within depreciation and amortization in the consolidated statements of operations.

6.	INVESTMENTS

Howler Head

The Company has an approximately 7% ownership stake in in Monkey Spirit, LLC, which owns the IP license to distribute Howler Head branded products and beverages (together, “Howler Head”). From the date of the original investment until August 2022, the investment was classified as an equity investment without a readily determinable fair value. In August 2022, the Company received an incremental share of equity in Howler Head. Subsequent to this transaction, the Company determined that it exercised significant influence over the operating and financial policies of Howler Head and as a result the investment was reclassified as an equity method investment. The Company recognized equity losses of $0.9 million for the six months ended June 30, 2023, and the investment balance was $3.3 million and $4.2 million as of June 30, 2023 and December 31, 2022, respectively.

Other Investments

During the six months ended June 30, 2023, the Company recognized equity losses of $0.1 million in its other equity method investments, which had a $0.6 million and $0.7 million balance as of June 30, 2023 and

December 31, 2022, respectively. The Company also had investments without a readily determinable fair value of $0.5 million as of June 30, 2023 and December 31, 2022.

7.	DEBT

The following is a summary of outstanding debt (in thousands):

	June 30, 2023	December 31, 2022
Credit Facilities
First Lien Term Loan (due April 2026)	$2,744,267	$2,759,767
Secured Commercial Loans	32,667	33,467

Total principal	2,776,934	2,793,234
Unamortized discount	(10,105)	(11,791)
Unamortized debt issuance cost	(19,248)	(22,445)

Total debt	2,747,581	2,758,998
Less: current portion	(22,514)	(22,683)

Total long-term debt	$2,725,067	$2,736,315

Credit Facilities

As of June 30, 2023 and December 31, 2022, the Company had $2.7 billion and $2.8 billion, respectively, outstanding under a credit agreement that was entered into in connection with the acquisition in 2016 (the “Credit Facilities”). The Credit Facilities consist of a first lien secured term loan (the “First Lien Term Loan”) and a secured revolving credit facility in an aggregate principal amount of $205.0 million, letters of credit in an aggregate face amount not in excess of $40.0 million and swingline loans in an aggregate principal amount not in excess of $15.0 million (collectively, the “Revolving Credit Facility”). The Credit Facilities are secured by liens on substantially all of the assets of the Company. In April 2023, the Company executed an amendment on the Revolving Credit Facility to extend the maturity by six months to October 29, 2024 and replace the adjusted LIBOR reference rate with Term Secured Overnight Financing Rate (“SOFR”). In June 2023, the Company executed an amendment of the First Lien Term Loan to replace the adjusted LIBOR reference rate with SOFR plus a credit spread adjustment (as defined in the credit agreement).

The financial debt covenant of the Credit Facilities did not apply as of June 30, 2023 and December 31, 2022, as the Company’s borrowings outstanding under the Revolving Credit Facility did not exceed thirty-five percent of its capacity.

The Company had $10.0 million and no outstanding letters of credit as of June 30, 2023 and December 31, 2022, respectively.

Secured Commercial Loans

As of June 30, 2023 and December 31, 2022, the Company had $32.7 million and $33.5 million of secured loans outstanding, respectively, which were entered into in October 2018 in order to finance the purchase of a building and its adjacent land (the “Secured Commercial Loans”). The Secured Commercial Loans have identical terms except the $28.0 million Loan Agreement is secured by a deed of trust for the Company’s headquarters building and underlying land in Las Vegas and the $12.0 million Loan Agreement is secured by a deed of trust for the newly acquired building and its adjacent land, also located in Las Vegas. In May 2023, the Company executed an amendment of the Secured Commercial Loans to replace the LIBOR reference rate with SOFR.

The Secured Commercial Loans contain a financial covenant that requires the Company to maintain a Debt Service Coverage Ratio of consolidated debt to Adjusted EBITDA as defined in the Loan Agreements of no more than 1.15-to-1 as measured on an annual basis. As of June 30, 2023 and December 31, 2022, the Company was in compliance with its financial debt covenant under the Secured Commercial Loans.

8.	REDEEMABLE NON-CONTROLLING INTEREST

In July 2018, the Company received an investment of $9.7 million by third parties (the “Russia Co-Investors”) in a newly formed subsidiary of the Company (the “Russia Subsidiary”) that was formed to expand the Company’s existing business in Russia and certain other countries in the Commonwealth of Independent States. The terms of this investment provide the Russia Co-Investors with a put option to sell their ownership in the Russia Subsidiary five years and six months after the consummation of the investment. The purchase price of the put option is the greater of the total investment amount, defined as the Russia Co-Investors’ cash contributions less cash distributions, or fair value. As of June 30, 2023 and December 31, 2022, the estimated redemption value was $9.9 million and $9.7 million, respectively.

The changes in carrying value of the redeemable non-controlling interest for the six months ended June 30, 2023 were as follows (in thousands):

Balance – December 31, 2022	$9,908
Net income attributable to non-controlling interests	788

Balance – June 30, 2023	$10,696

The changes in carrying value of the redeemable non-controlling interest for the six months ended June 30, 2022 were as follows (in thousands):

Balance – December 31, 2021	$9,700
Net income attributable to non-controlling interests	1,007
Accretion	(1,007)

Balance – June 30, 2022	$9,700

9.	DERIVATIVE FINANCIAL INSTRUMENTS

In October 2018, the Company entered into a swap for $40.0 million notional effective November 1, 2018 with a termination date of November 1, 2028. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of LIBOR + 1.62%, which totaled 3.97% as of December 31, 2018. The Company entered into this swap to hedge certain of its interest rate risks on its variable rate debt. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. The Company has designated the interest rate swap as a cash flow hedge, and all changes in fair value are recognized in other comprehensive income until the hedged interest payments affect earnings.

In May 2023, the Company amended its Secured Commercial Loans and associated interest rate swap to replace the LIBOR reference rate with Term SOFR. The swap requires the Company to pay a fixed rate of 4.99% and receive the total of SOFR + 1.70%, which totaled 6.78% as of June 30, 2023.

Prior to the May 2023 amendment, the fair value of the swap was based on commonly quoted monthly LIBOR rates. Subsequent to this amendment, the fair value of the swap is based on commonly quoted monthly Term SOFR rates. Both the LIBOR and Term SOFR reference rates are considered observable inputs representing a Level 2 measurement within the fair value hierarchy. The fair value of the swap was $0.8 million and $0.6 million as of June 30, 2023 and December 31, 2022, respectively, and was included in other assets in the consolidated balance sheets. The total change in fair value of the swap’s liability position included in accumulated other comprehensive income was a decrease of $0.2 million and $3.3 million for the six months ended June 30, 2023 and 2022, respectively. The Company reclassified $0.2 million during the six months ended June 30, 2023 and 2022, representing the amortization of the cash flow hedge fair value to net income.

10.	INCOME TAXES

The Company is an LLC which is treated as a partnership for U.S. federal income tax purposes and is therefore not subject to U.S. corporate income taxes. The Company’s foreign subsidiaries are subject to entity-level taxes. The Company also is subject to entity-level income taxes in certain U.S. state and local jurisdictions.

In accordance with ASC Topic 740, Income Taxes, each interim period is considered integral to the annual period and tax expense is generally determined using an estimate of the annual effective income tax rate (“AETR”). The Company’s tax provision for interim periods is determined using an estimate of its AETR, adjusted for discrete items, if any, that are considered in the relevant period. Each quarter, the Company updates the AETR and, if the estimated effective tax rate changes, a cumulative adjustment is made. In accordance with the authoritative guidance for accounting for income taxes in interim periods, the Company computed its income tax provision for the six months ended June 30, 2023 and 2022 based upon the AETR.

The provision for income taxes for the six months ended June 30, 2023 is $6.5 million based on pretax income of $177.3 million. The provision for income taxes for the six months ended June 30, 2022 was $7.4 million based on pretax income of $198.3 million. The effective tax rate is 3.67% and 3.73% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate between the periods differs primarily from the amount of year-to-date actual and projected pretax income (loss) for each period, and the amount of such income (loss) that is not subject to tax due to the Company’s tax structure. Any tax balances reflected on the June 30, 2023 balance sheet would be adjusted accordingly to reflect the actual financial results as of December 31, 2023.

Our effective tax rate differs from the U.S. federal statutory rate of 21% primarily due to partnership income not subject to income tax, state and local income taxes, withholding taxes in foreign jurisdictions that are not based on net income and income subject to tax in foreign jurisdictions which differ from the U.S. federal statutory income tax rate and the relative amount of income earned in those jurisdictions.

As of June 30, 2023 and December 31, 2022, the Company had unrecognized tax benefits of $0.9 million and $0.9 million, respectively, for which we are unable to make a reasonable and reliable estimate of the period in which these liabilities will be settled with the respective tax authorities.

In December 2022, the Organization for Economic Co-operation and Development (“OECD”) proposed Global Anti-Base Erosion Rules, which provides for changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises (“GloBE rules”). While various jurisdictions are in the process of enacting legislation to adopt GloBE rules, only South Korea and Japan have enacted such legislation. Other countries are expected to adopt GloBE rules in 2023 with effective dates beginning in 2024. Changes in tax laws in the various countries in which the Company operates can negatively impact the Company’s results of operations and financial position in future periods. The Company will continue to monitor legislative and regulatory developments in this area.

11.	COMMITMENTS AND CONTINGENCIES

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Zuffa has five related class-action lawsuits filed against it in the United States District Court for the Northern District of California (the “District Court”) between December 2014 and March 2015 by a total of eleven former UFC fighters. The complaints in the five lawsuits are substantially identical. Each alleges that Zuffa violated Section 2 of the Sherman Act by monopolizing the alleged market for the promotion of elite professional MMA bouts and monopolizing the alleged market for elite professional MMA fighters’ services. Plaintiffs claim that Zuffa’s alleged conduct injured them by artificially depressing the compensation they received for their services and their intellectual property rights, and they seek treble damages under the antitrust laws, as well as attorneys’ fees and costs, and injunctive relief. On December 14, 2020, the District Court orally indicated its intention to grant plaintiffs’ motion to certify the Bout Class (comprised of fighters who participated in bouts from December 16, 2010 to September 30, 2017) and to deny plaintiffs’ motion to certify the Identity Class (a purported class based upon the alleged expropriation and exploitation of fighter identities). On August 9, 2023, the judge issued a written order confirming this ruling. The Company will seek an appeal of this decision. On June 23, 2021, plaintiffs’ lawyers filed a new case against Zuffa and EGH alleging substantially similar claims but providing for a class period from July 1, 2017 to present. Management believes that the Company has meritorious defenses against the allegations and intends to defend itself vigorously.

The Company is involved in various other legal matters arising in the normal course of business. In the opinion of the Company, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

12.	RELATED PARTY TRANSACTIONS

EGH and its subsidiaries (collectively, the “Group”) provide various services to the Company:

The Company is charged an annual management fee of $25.0 million for services provided by the Group. For the six months ended June 30, 2023 and 2022, the Company incurred management fee charges of $12.5 million and $12.5 million and commissions fees of $1.6 million and $1.0 million, respectively, which are included in selling, general and administrative expenses and direct operating costs, respectively, in the consolidated statements of operations. The Company believes the annual management fee is a reasonable allocation of costs related to representation, executive leadership, back-office and corporate functions and other services provided by the Group. The Company also reimburses the Group for third party costs they incur on the Company’s behalf. The Company reimbursed $5.4 million and $2.6 million of such costs during the six months ended June 30, 2023 and 2022, respectively. The Company also receives revenue from the Group for the exhibition of UFC events as well as for other licensing arrangements. The Company recognized $6.5 million and $3.8 million of revenue for these transactions during the six months ended June 30, 2023 and 2022, respectively. Third-party costs of $14.9 million were incurred by the Group on behalf of the Company in connection with the transaction agreement entered into in April 2023 (see Note 1) during the six months ended June 30, 2023. The Company will reimburse the Group for such services. The Company had a net receivable balance of $5.5 million and $10.4 million due from these parties as of June 30, 2023 and December 31, 2022, respectively.

The Company also procured $3.4 million and $2.8 million in production and consulting services from the Group for the six months ended June 30, 2023 and 2022, respectively. The Company had a $1.0 million and $2.6 million payable balance due to these parties as of June 30, 2023 and December 31, 2022, respectively.

The Company uses Endeavor Streaming, a Group company, to manage the video platform and billing for its over-the-top subscription service UFC Fight Pass and digital pay-per-view service UFC.TV. Endeavor Streaming collects revenue paid by the end-user for these products and then remits payment to the Company net of fees on revenue generated using the Endeavor Streaming platform. As of June 30, 2023 and December 31, 2022, the Company had a $13.4 million and $6.2 million receivable from Endeavor Streaming, respectively, which is included in other current assets in the consolidated balance sheets. Additionally, the Company pays Endeavor Streaming fees for revenue generated using Endeavor Streaming’s platform, as well as for work performed in updating and maintaining the video platform. These fees are deferred over the period of the subscription, which ranges from one to twelve months for UFC Fight Pass and are recognized at the time of the live event for UFC.TV. As of June 30, 2023 and December 31, 2022, the Company had $0.4 million and $0.3 million in deferred fees and a $0.6 million and $0.8 million payable related to such fees, respectively, which is included in other current assets and other current liabilities, respectively, in the consolidated balance sheets. The Company recognized $3.4 million and $3.2 million of fees and $0.1 million and $0.2 million of maintenance expenses to Endeavor Streaming during the six months ended June 30, 2023 and 2022, respectively, which is included in direct operating costs and selling, general and administrative expenses, respectively, in the consolidated statements of operations.

The Company has a $2.7 million receivable from Endeavor Streaming for sales tax owed to various taxing authorities in territories where Endeavor Streaming has sold UFC Fight Pass and UFC.TV to its end-users as of June 30, 2023 and December 31, 2022. This receivable is included in other current assets in the Company’s consolidated balance sheets. The Company recorded a corresponding $2.7 million payable to those taxing authorities as of June 30, 2023 and December 31, 2022, which is included in accrued liabilities in the Company’s consolidated balance sheets.

The Company entered into various other transactions with entities affiliated with EGH throughout the normal course of business. During the six months ended June 30, 2023 and 2022, the Company recognized $1.4 million and $1.4 million in revenues, respectively, and none and $0.2 million in direct operating costs, respectively, from these transactions.

The Company recognized $0.3 million and less than $0.1 million of revenue during the six months ended June 30, 2023 and 2022, respectively, from promotional services provided to its equity method investee, Howler Head, in connection to its equity investment in the entity discussed in Note 7 above. The Company had deferred revenue of $1.7 million and $2.0 million as of June 30, 2023 and December 31, 2022, respectively, related to this arrangement. Additionally the Company had receivables from Howler Head of less than $0.1 million and $0.2 million as of June 30, 2023 and December 31, 2022, respectively, which are related to amounts owed for certain reimbursable expenses incurred during each period.

13.	SUBSEQUENT EVENTS

Subsequent events were evaluated through August 10, 2023, which is the date the consolidated financial statements were issued.

The Company concluded that no other events have occurred that would require recognition or disclosure in the consolidated financial statements.

Annex A

TRANSACTION AGREEMENT

by and among:

ENDEAVOR GROUP HOLDINGS, INC.,

ENDEAVOR OPERATING COMPANY, LLC,

ZUFFA PARENT, LLC,

WORLD WRESTLING ENTERTAINMENT, INC.,

NEW WHALE INC.,

and

WHALE MERGER SUB INC.

Dated as of April 2, 2023

A-i

(cont’d)

A-ii

(cont’d)

A-iii

EXHIBIT

Exhibit A	Certain Definitions	A
Exhibit B	Certificate of Incorporation of the Surviving Entity	B
Exhibit C	Certificate of Incorporation of New PubCo	C
Exhibit D	Bylaws of New PubCo	D
Exhibit E	HoldCo Operating Agreement Term Sheet	E
Exhibit F	EDR Registration Rights Term Sheet	F
Exhibit G	Services Term Sheet	G
Exhibit H	New PubCo Cash Management Policy Term Sheet	H
Exhibit I	WWE Written Consent	I
Exhibit J	Form of Governance Agreement	J
Schedule I	Pre-Closing Reorganization Schedule	I
Schedule II Executive Officers		II

A-iv

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made and entered into as of April 2, 2023, by and among: Endeavor Group Holdings, Inc., a Delaware corporation (“EDR”); Endeavor Operating Company, LLC, a Delaware limited liability company and a Subsidiary of EDR (“EDR OpCo”); Zuffa Parent, LLC, a Delaware limited liability company and a Subsidiary of EDR (“HoldCo”); World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”); New Whale Inc., a Delaware corporation and a wholly owned Subsidiary of WWE (“New PubCo”); and Whale Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of New PubCo (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, EDR and WWE desire to combine the UFC Holdings, LLC, a Delaware limited liability company and subsidiary of HoldCo (“UFC”) and WWE businesses on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such combination, and on the terms and subject to the conditions set forth in this Agreement, prior to the Closing, WWE shall undertake the steps described on Schedule I (such schedule, the “Pre-Closing Reorganization Schedule”, and such steps, the “WWE Pre-Closing Reorganization”);

WHEREAS, following the WWE Pre-Closing Reorganization and on the Closing Date, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into WWE (the “Merger”), with WWE surviving the Merger (the “Surviving Entity”) and becoming a wholly owned Subsidiary of New PubCo;

WHEREAS, immediately following and as part of a plan that includes the Merger, New PubCo will cause the Surviving Entity to be converted to a Delaware limited liability company (“WWE LLC”) by the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and New PubCo will become the sole managing member of WWE LLC (the “Conversion”), and WWE LLC will be governed by the Initial WWE LLC Operating Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Conversion will, taken together, qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, following the Conversion, (i) New PubCo will contribute all of the equity interests of WWE LLC to HoldCo in exchange for 49% of the membership interests in HoldCo (the membership interests of HoldCo, “Membership Interests”), on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange (such transfer, the “WWE Transfer”), and be admitted as a member of HoldCo in respect thereof, (ii) EDR OpCo and New PubCo, as members, will adopt, and HoldCo will thereafter be governed by, the HoldCo Operating Agreement and (iii) New PubCo will issue a number of New PubCo Class B Shares representing 51% of the total voting power of New PubCo Stock on a Fully-Diluted Basis to the EDR Subscribers in exchange for a payment equal to the par-value of such New PubCo Class B Shares;

WHEREAS, prior to or concurrently with the Closing, EDR, the EDR Subscribers, Vince McMahon and New PubCo will enter into a governance agreement substantially in the form of Exhibit J (the “Governance Agreement”);

WHEREAS, concurrently with the execution of this Agreement, EDR and Vince McMahon are entering into a stockholders agreement;

WHEREAS, the board of directors of WWE (the “WWE Board”) has (a) determined that it is in the best interests of WWE and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery, and performance of this Agreement, the consummation of the WWE Pre-Closing Reorganization, the Conversion, the Merger, the WWE Transfer, the matters addressed in the Governance Agreement and the other transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”), and (c) resolved to recommend that WWE stockholders adopt this Agreement (the “WWE Board Recommendation”);

WHEREAS, the boards of directors of New PubCo (the “New PubCo Board”) and Merger Sub (the “Merger Sub Board”) have each (a) determined that it is in the best interests of such Person and its stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery, and performance of the Agreement and the consummation of the Transactions (including the issuance of equity by New PubCo to EDR OpCo pursuant to Section 1.10), to the extent applicable to it;

WHEREAS, immediately following the execution and delivery of this Agreement, New PubCo, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement;

WHEREAS, the executive committee of the board of directors of EDR (the “EDR Executive Committee”) and the managing member of EDR OpCo (the “EDR Managing Member”) and the managing member of HoldCo have each (a) determined that it is in the best interests of such Person and its equityholders or members (as applicable), and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the Services Agreements and the consummation of the Transactions (including the issuance of equity by HoldCo pursuant to Section 1.9) and the transactions contemplated by the Services Agreements, to the extent applicable to it;

WHEREAS, prior to or concurrently with the Closing, HoldCo, on the one hand, and EDR or its Affiliates, on the other hand, will enter into certain agreements substantially consistent with the terms set forth on Exhibit G (the “Services Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE MERGER, CONVERSION, TRANSFER AND ISSUANCE

Section 1.1 WWE Pre-Closing Reorganization. Prior to the Closing, WWE shall, and shall cause its Affiliates to, undertake the steps described on the Pre-Closing Reorganization Schedule, which shall be pursuant to documentation reasonably acceptable to EDR.

Section 1.2 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into WWE and the separate corporate existence of Merger Sub shall thereupon cease, (b) WWE shall be the surviving corporation in the Merger and from and after the Effective Time shall (subject to Section 2.1(d)) be a wholly owned Subsidiary of New PubCo and the separate corporate existence of WWE with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, and (c) the Merger shall have such other effects as provided in the DGCL, in each case, except as expressly set forth in this Agreement (to the extent permitted by applicable Laws).

Section 1.3 Closing. The closing of the Merger (the “Closing”) and the other Transactions shall take place (a) remotely by electronic exchange of executed documents, commencing at 9:00 a.m., New York City time, on the date that is two (2) business days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing) or (b) at such other place, time and date as WWE and EDR may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, New PubCo, WWE and Merger Sub shall cause a certificate of merger in a form and substance reasonably acceptable to EDR (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger in a form and substance reasonably acceptable to EDR. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by WWE and EDR and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.6 The Conversion. On the Closing Date, immediately following the Effective Time and as part of a plan that includes the Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA: (i) the Conversion shall be effected pursuant to which the Surviving Entity shall be converted to a limited liability company by (x) the approval of the Conversion and the initial limited liability company agreement of WWE LLC (the “Initial WWE LLC Operating Agreement”) by the board of directors of WWE and New PubCo, in its capacity as the sole stockholder of WWE immediately following the Effective Time (the “New PubCo Stockholders Consent”) and (y) the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, (ii) WWE LLC shall thereupon be governed by the Initial WWE LLC Operating Agreement (which shall provide, among other things, that as of immediately following the effectiveness of the Conversion (the “Conversion Effective Time”), (x) New PubCo shall be the sole managing member of WWE LLC and (y) the officers of the Surviving Entity as of immediately prior to the Conversion Effective Time shall remain the officers of WWE LLC until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal) until the Initial WWE LLC Operating Agreement is thereafter amended in accordance with its terms and (iii) the issued and outstanding capital stock of the Surviving Entity shall be converted into a number of membership interests in New PubCo LLC equal to the number of WWE Shares outstanding immediately following the Effective Time.

Section 1.7 WWE Cash Distribution. On the Closing Date, after the Conversion and before the WWE Transfer, WWE LLC shall distribute to New PubCo an amount of cash (if any) equal to the greater of (x) $0.00 and (y) (i) the WWE Cash Amount less (ii) the WWE Minimum Cash Amount. On the date that is three (3) business days prior to the Closing Date, WWE shall prepare and deliver to EDR a schedule (together with reasonable documentation, back-up and supporting detail for each of the items and calculations in such statement, the “WWE Balance Sheet Schedule”) providing its reasonable, good faith estimate of (A) the WWE Minimum Cash Amount and (B) the amount of unrestricted cash held by WWE LLC or their respective Subsidiaries in bank accounts and available for withdrawal or transfer in either case net of any Tax or other fees, costs or expenses (other than customary wire transfer fees) (“WWE Unrestricted Cash”), in each case as of immediately prior to the time of the WWE Transfer (such amount of cash as finally determined pursuant to this Section 1.7(B), the “WWE Cash Amount”). If EDR objects to the WWE Balance Sheet Schedule in writing, WWE and EDR shall use reasonable best efforts to resolve the dispute prior to the Closing Date. If, at any time following the delivery of the WWE Balance Sheet, WWE’s Representatives have actual knowledge of an Effect or other circumstance that will result in changes to the calculations set forth in the WWE Balance Sheet Schedule as of immediately prior to the time of the WWE Transfer, then WWE shall deliver a revised WWE Balance Sheet Schedule to EDR as promptly as practicable (and, in any event, prior to the WWE Transfer). WWE and New PubCo shall procure that WWE LLC and its Subsidiaries have, immediately prior to the Closing an aggregate amount of WWE Unrestricted Cash equal to at least (I) $73,500,000 plus (II) the amount of any outstanding indebtedness for borrowed money that has been incurred by New PubCo or WWE or their respective Subsidiaries since December 31, 2022 and not, as of Closing, repaid or otherwise satisfied plus, (III) any amounts incurred in connection with the items set forth on Section 1.7 of the WWE Disclosure Letter, plus (IV) (x) fifty-percent (50%) of the aggregate costs and expenses incurred, paid or payable by EDR, New PubCo, WWE or any of their respective Subsidiaries, including HoldCo, in connection with the Transactions (collectively, “Expenses”) up to $150,000,000 (the “Cap”) and (y) 100% of the Expenses in excess of the Cap, in the case of (x) and (y), with respect to the period beginning January 1, 2023, and ending upon the consummation of all transactions contemplated hereby (whether such payment becomes payable before, at or after the Closing), plus (IV) one-hundred percent (100%) of the unpaid Taxes payable by WWE LLC and its Subsidiaries (as opposed to New PubCo) with respect to the period beginning on or after January 1, 2023, and ending on the Closing Date (such amount, the “WWE Minimum Cash Amount” and such requirement, the “WWE Minimum Cash Requirement”). For the avoidance of doubt, the costs and expenses of a Party will be deemed to include, without duplication: (X) all accounting, tax, consulting, legal or investment banking fees or similar third-party expenses incurred in connection with the Transaction; (Y) any sale bonus, change-in-control bonus, transaction bonus, or other “single-trigger” compensatory payments (whether such payment becomes payable before, at or after the Closing) and any other compensatory payments mutually agreed in writing by WWE and EDR, together with the employer portion of any payroll, employment and other Taxes with respect thereto; and (Z) costs and expenses incurred in connection with the matters set forth on Section 6.9(e) of the EDR Disclosure Letter and the aggregate amount of all payments to be made pursuant to the agreements set forth on Section 3.18(e)(12) of the WWE Disclosure Letter, together any employer payroll, employment and other Taxes with respect thereto. Other than with respect to the distribution permitted by this Section 1.7, nothing in this Section 1.7 will be deemed to modify the WWE Parties’ agreements set forth herein (including Section 5.2).

Section 1.8 HoldCo Cash Distribution. On or prior to the Closing, HoldCo and its Subsidiaries may distribute to EDR or its Affiliates an amount of cash (if any) equal to the greater of (x) $0.00 and (y) (i) the EDR Cash Amount less (ii) the EDR Minimum Cash Amount. On the date that is three (3) business days prior to the Closing Date, EDR shall prepare and deliver to WWE a schedule (together with reasonable documentation, back-up and supporting detail for each of the items and calculations in such statement, the “EDR Balance Sheet Schedule”) providing its reasonable, good faith estimate of (A) the EDR Minimum Cash Amount and (B) the amount of unrestricted cash held by HoldCo or its Subsidiaries in bank accounts and available for withdrawal or transfer in either case net of any Tax or other fees, costs or expenses (other than customary wire transfer fees) (the “EDR Unrestricted Cash”) as of immediately prior to the Closing (such amount of cash as finally determined pursuant to this Section 1.8(B), the “EDR Cash Amount”). If WWE objects to the EDR Balance Sheet Schedule in writing, WWE and EDR shall use reasonable best efforts to resolve the dispute prior to the Closing Date. If, at any time following the delivery of the EDR Balance Sheet, EDR’s Representatives have actual knowledge of an Effect or other circumstance that will result in changes to the calculations set forth on the EDR Balance Sheet as of immediately prior to the Closing, then EDR shall deliver a revised EDR Balance Sheet Schedule to WWE as promptly as practicable (and, in any event, prior to the Closing). EDR shall procure that HoldCo and its Subsidiaries have, immediately prior to the Closing an aggregate amount of EDR Unrestricted Cash equal to at least (I) $76,500,000 plus (II) the amount of any indebtedness for borrowed money that has been incurred by HoldCo or its Subsidiaries since December 31, 2022 and not, as of the time of the Closing, repaid or otherwise satisfied plus (III) (x) fifty-percent (50%) of the Expenses up to the Cap and (y) none of the Expenses in excess of the Cap, in the case of (x) and (y), with respect to the period beginning January 1, 2023, and ending upon the consummation of all transactions contemplated hereby (whether such payment becomes payable before, at or after the Closing), plus (IV) one-hundred percent (100%) of the unpaid Taxes payable by HoldCo and its Subsidiaries with respect to the period beginning on or after January 1, 2023, and ending on the Closing Date (such amount, the “EDR Minimum Cash Amount” and such requirement, the “EDR Minimum Cash

Requirement”). Other than with respect to the distribution permitted by this Section 1.8, nothing in this Section 1.8 will be deemed to modify the EDR Parties’ agreements set forth herein (including Section 5.2).

Section 1.9 The WWE Transfer. Prior to the Effective Time on the Closing Date, WWE (in its capacity as the sole stockholder of New PubCo) and the board of directors of New PubCo shall take all necessary action to approve the WWE Transfer, for all purposes of the DGCL. On the Closing Date, immediately following the WWE Cash Distribution and the HoldCo Cash Distribution, on the terms and subject to the conditions set forth in the Contribution Schedule, and in accordance with the Initial WWE LLC Operating Agreement, the DLLCA and the DGCL: (i) New PubCo will contribute, assign, grant, transfer, convey, set over and deliver, without reservation of any kind, to HoldCo all of the issued and outstanding membership interests in WWE LLC, and HoldCo shall accept New PubCo’s right, title and interest in and to all of the issued and outstanding membership interests of WWE LLC, (ii) in exchange for the contribution described in Section 1.9(i), New PubCo shall receive, in exchange for the WWE Transfer, Membership Interests representing 49% of the Membership Interests outstanding on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange and be admitted as a member of HoldCo in respect thereof, and, following this exchange (the “WWE Transfer Consideration”), and (iii) the EDR Subscribers and New PubCo, as the members of HoldCo, shall adopt, and HoldCo shall thereafter be governed by, the HoldCo Operating Agreement; provided that, for the avoidance of doubt, the WWE Transfer Consideration allocable to WWE Equity Awards that are vested and not yet settled or unvested (calculated in accordance with the definition of “Fully-Diluted Basis”) will reduce the number of the Membership Interests received by New PubCo on the Closing Date by an equivalent amount and will not be issued to New PubCo unless and until the applicable WWE Equity Award (as converted hereby) is so settled or becomes vested and is settled in accordance with its terms, as applicable.

Section 1.10 Issuance of New PubCo Equity Shares to the EDR Subscribers. Immediately following the WWE Transfer, New PubCo shall issue to, and the EDR Subscribers shall purchase from New PubCo, that certain number of shares of WWE Class B common stock, par value $0.00001 per share of New PubCo (as allocated amongst the EDR Subscribers by EDR) (such shares, collectively, the “New PubCo Class B Common Stock,” and each, a “New PubCo Class B Share”), representing 51% of the voting power of New PubCo (calculated in accordance with the definition of Fully-Diluted Basis and in an equivalent manner to Section 1.09) (the “EDR Class B Issuance”) in exchange for a payment by the EDR Subscribers to New PubCo equal to the par value of such New PubCo Class B Common Stock.

Section 1.11 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of incorporation of the Surviving Entity shall be amended and restated to conform to Exhibit B; until, subject to Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) The Parties shall take all necessary action such that at the Effective Time the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (except that all references in such bylaws of Merger Sub to its name, date of incorporation, registered office or registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Surviving Entity) until, subject to Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Entity and such bylaws.

Section 1.12 Directors of the Surviving Entity. The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall become the only directors of the Surviving Entity as of immediately after the Effective Time and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 1.13 Officers of the Surviving Entity. The Parties shall take all necessary action such that the officers of WWE as of immediately prior to the Effective Time shall be the initial officers of the Surviving Entity as of immediately after the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

Section 1.14 Withholding. Notwithstanding any other provision in this Agreement, EDR OpCo, HoldCo, WWE, New PubCo and each of their Affiliates, Representatives and any other Person making payments on behalf of any of them shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable or deliverable in connection with this Agreement any amounts that are required to be deducted or withheld and paid over to the applicable Taxing Authority under the Code, or any other applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. At least five (5) days prior to Closing, EDR OpCo, HoldCo, WWE, New PubCo and each of their Affiliates, Representatives and any other Person making payments on behalf of any of them, as the case may be, shall use commercially reasonable efforts to provide or cause to be provided notice to any Person with respect to which such withholding obligation applies (excluding any payments properly treated as compensation for applicable tax purposes), and shall reasonably cooperate with such Person to obtain any available reduction of or relief from such deduction or withholding.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of WWE, New PubCo, Merger Sub, or the holders of any security of WWE, New PubCo or Merger Sub:

(i) Conversion of WWE Common Stock. Each share of WWE Common Stock (each, a “WWE Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled WWE Shares, shall be converted automatically into the right to receive one (1) share of New PubCo Class A common stock, par value $0.0001 per share of New PubCo (such shares, collectively, the “New PubCo Class A Common Stock,” and each, a “New PubCo Class A Share”) (the “Merger Consideration”). All WWE Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall cease to exist and no longer be outstanding, and (1) each certificate (a “WWE Certificate”) formerly representing any such shares of WWE Common Stock converted into the Merger Consideration pursuant to this Section 2.1(a)(i) and (2) each book-entry account formerly representing any such uncertificated shares of WWE Common Stock so converted (“Uncertificated WWE Shares”) shall thereafter represent shares of New PubCo Class A Common Stock (without any requirement for the surrender of any WWE Certificates or Uncertificated WWE Shares), with each WWE Certificate representing automatically an equivalent number of shares of New PubCo Class A Common Stock (without any requirement for the surrender of any WWE Certificates or Uncertificated WWE Shares).

(ii) Cancellation of WWE Shares. Each WWE Share that is owned by WWE as treasury stock or otherwise, but excluding for the avoidance of doubt any WWE Share held by any WWE Employee Plan or trust related thereto (other than, for the avoidance of doubt, WWE Shares reserved for issuance under any of the WWE Equity Plan or the WWE ESPP), or held, directly or indirectly by EDR, the EDR Subscribers, HoldCo or any wholly owned Subsidiary of EDR immediately prior to the Effective Time (the “Cancelled WWE Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity with the same rights, powers, and privileges as the shares so converted and (subject to Section 2.1(d)) shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b) No Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the Transactions pursuant to Section 262 of the DGCL or any other applicable Law.

(c) Certain Adjustments. If, during the Pre-Closing Period, the outstanding WWE Shares shall have been changed into a different number of WWE Shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of WWE Shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(d) Hook Stock. In connection with the Merger, the Parties shall take all necessary action so that the shares of capital stock of New PubCo owned by WWE immediately prior to the Effective Time are, effective as of the Effective Time, cancelled for no consideration.

Section 2.2 Treatment of WWE Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and the Conversion and without any further action on the part of the holders thereof, WWE, New PubCo or Merger Sub, each then-outstanding WWE Equity Award shall be treated as follows:

(i) Each award of WWE Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into an award of restricted stock units, on the same terms and conditions as were applicable under the award of WWE Restricted Stock Units immediately prior to the Effective Time (including any provisions for acceleration), with respect to a number of New PubCo Class A Shares equal to the number of WWE Class A Shares subject to such award of WWE Restricted Stock Units.

(ii) Each award of WWE Performance Stock Units outstanding immediately prior to the Effective Time shall be converted into an award of performance stock units, on the same terms and conditions as were applicable under the award of WWE Performance Stock Units immediately prior to the Effective Time (including any provisions for acceleration), with respect to a number of New PubCo Class A Shares equal to the number of shares of WWE Class A Common Stock subject to such award of WWE Performance Stock Units; provided, however, that, the applicable performance-vesting conditions shall be equitably adjusted, prior to Closing by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments from EDR, and following Closing by the New PubCo Compensation Committee, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the Merger and the Conversion.

(iii) For the avoidance of doubt, any amounts relating to dividend equivalent rights granted with respect to each award of WWE Restricted Stock Units and WWE Performance Stock Units, in each case that are outstanding immediately prior to the Effective Time, that are accrued but unpaid as of the Effective Time will carry over to the award of restricted stock units or performance stock units, as applicable, with respect to New PubCo Class A Shares (as described above), on the same terms and conditions as were applicable under the award of WWE Restricted Stock Units or WWE Performance Stock Units, as applicable, immediately prior to the Effective Time (including any provisions for acceleration).

(b) Prior to the Effective Time, the WWE Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions:

(i) to effect the treatment described in Section 2.2(a); and

(ii) to make such other changes to the WWE Equity Plan as are and only to the extent necessary to give effect to the Merger and the Conversion.

(c) Prior to the Effective Time, the New PubCo Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions to assume and make such changes to the WWE Equity Plans as are appropriate to give effect to the Merger and the Conversion.

(d) Prior to the Effective Time, the WWE Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions such that (i) any offering period under the WWE ESPP during which the Effective Time would otherwise have occurred shall be deemed to have ended on the fifth (5th) business day prior to the Closing Date and (ii) each outstanding purchase right under the WWE ESPP with respect to such offering period shall automatically be exercised on the fifth (5th) business day prior to the Closing Date with respect to such offering period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WWE

WWE hereby represents and warrants to EDR as follows (it being understood that each representation and warranty in this Article III is subject to (a) the exceptions and disclosures set forth in the WWE Disclosure Letter and (b) the disclosures set forth in the WWE SEC Documents filed after April 28, 2021, and prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such WWE SEC Documents):

Section 3.1 Due Organization; Subsidiaries.

(a) WWE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware (“Delaware Law”) and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(b) WWE does not own any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any Entity other than WWE Subsidiaries. WWE has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c) Section 3.1(c) of the WWE Disclosure Letter identifies each Subsidiary of WWE (each, a “WWE Subsidiary,” and collectively, the “WWE Subsidiaries”) and indicates its jurisdiction of organization. Each WWE Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each WWE Subsidiary have been duly authorized, validly issued, fully paid, nonassessable, and are owned by WWE, by another WWE Subsidiary, or by WWE and another WWE Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary or any Permitted Encumbrances.

(d) WWE has made available to EDR or EDR’s Representatives accurate and complete copies of the certificate of incorporation and bylaws of WWE, New PubCo and Merger Sub, including all amendments thereto, as in effect on the date of this Agreement. None of WWE, New PubCo, or Merger Sub is in violation of any provision of their respective certificate of incorporation or bylaws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Merger by the End Date.

Section 3.2 Capitalization.

(a) The authorized capital stock of WWE consists of (i) 180,000,000 WWE Class A Shares, of which 43,347,119 WWE Class A Shares have been issued or are outstanding as of the close of business on March 31, 2023 (the “Reference Date”), (ii) 60,000,000 WWE Class B Shares, of which 31,099,011 WWE Class B Shares have been issued or are outstanding as of the close of business on the Reference Date, and (iii) 20,000,000 shares of WWE Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. No Shares were held in treasury as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement: (i) no outstanding Share is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Share is subject to any right of first refusal in favor of WWE; (iii) no outstanding bond, debenture, note, or other Indebtedness of WWE has a right to vote on any matter on which WWE stockholders have a right to vote; and (iv) no WWE Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Share. WWE is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share. The WWE Class A Common Stock constitutes the only outstanding class of securities of WWE registered under the Securities Act.

(c) As of the close of business on the Reference Date, (i) 1,086,814 WWE Class A Shares are subject to issuance upon settlement of outstanding WWE Performance Stock Units granted and outstanding under the WWE Equity Plan (assuming maximum level of performance); (ii) 985,803 WWE Class A Shares are subject to issuance upon settlement of outstanding WWE Restricted Stock Units granted and outstanding under the WWE Equity Plan; (iii) 1,289,989 WWE Class A Shares are reserved and available for issuance under the WWE ESPP; and (iv) the maximum number of WWE Class A Shares subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the Transactions is 8,630,208. WWE has made available to EDR or EDR’s Representatives copies of the WWE Equity Plan covering WWE Equity Awards outstanding and the forms of all award agreements evidencing such WWE Equity Awards, in each case, as of the date of this Agreement. Each WWE Equity Award was issued in compliance in all material respects with applicable Law. Other than as set forth in this Section 3.2(c), there is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to WWE to which WWE is a party or by which WWE is bound.

(d) Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no: (i) outstanding share of capital stock or other equity interest in WWE; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of WWE, in each case, issued by WWE or to which WWE is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of WWE; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which WWE is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(e) The authorized capital stock of New PubCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued or are outstanding as of the close of business on the Reference Date. All of the outstanding capital stock of New PubCo is, and at the Effective Time will be, owned by WWE, free and clear of all Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no (i) outstanding share of capital stock or other equity interest in New PubCo; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of New PubCo, in each case, issued by New PubCo or to which New PubCo is bound; or (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of New PubCo. New PubCo has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary for its formation and pursuant to this Agreement and the Transactions.

(f) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued or are outstanding as of the close of business on the Reference Date. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by New PubCo, free and clear of all Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no (i) outstanding share of capital stock or other equity interest in Merger Sub; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of Merger Sub, in each case, issued by Merger Sub or to which Merger Sub is bound; or (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary for its formation and pursuant to this Agreement and the Transactions.

(g) Other than for the Transactions, no event or circumstance has occurred that has resulted in (i) an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 40.1405 shares of WWE Common Stock per $1,000 principal amount of Convertible Notes, (ii) a change to the composition of the Shares thereunder or any other economic terms thereof, (iii) a Potential Adjustment Event or otherwise an adjustment to the Strike Price, Option Entitlement or Warrant Entitlement (each as defined in the Call Spread Documentation), or (iv) an Additional Termination Event (as defined in the Call Spread Documentation) or other termination of all or any portion of the transactions under the Call Spread Documentation.

Section 3.3 Authority; Binding Nature of Agreement. Assuming that none of EDR, EDR OpCo, HoldCo or any of their respective “affiliates” or “associates” is an “interested stockholder” of WWE (as such terms are defined in Section 203 of the DGCL) as of the date of this Agreement (the “Section 203 Assumption”), each of WWE, New PubCo and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required WWE Stockholder Vote. Assuming the truth of the Section 203 Assumption, except for obtaining the Required WWE Stockholder Vote in connection with the consummation of the Merger, no other corporate action on the part of WWE, New PubCo and Merger Sub is necessary to authorize the execution, delivery and performance by, New PubCo and Merger Sub of this Agreement and the consummation by them of the Transactions. The WWE Board at a meeting duly called and held on or prior to the date of this Agreement has unanimously: (a) determined that it is in the best interests of WWE and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions; (b) approved the execution, delivery, and performance of this Agreement, the consummation of the Merger and the other Transactions contemplated by this Agreement; and (c) resolved to recommend that WWE stockholders adopt this Agreement, which resolutions have not been subsequently withdrawn or modified in a manner adverse to any EDR Party. The New PubCo Board and the Merger Sub Board have each unanimously (x) determined that it is in the best interests of such Person and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions, and (y) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions (including the issuance of equity by New PubCo pursuant to Section 1.10), to the extent applicable to it. This Agreement has been duly executed and delivered by WWE, New PubCo and Merger Sub and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of WWE, New PubCo and Merger Sub, enforceable against WWE, New PubCo and Merger Sub, respectively, in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Non-Contravention; Consents.

(a) Assuming the truth of the Section 203 Assumption, the execution and delivery of this Agreement by WWE, New PubCo and Merger Sub do not, and the performance of this Agreement by WWE, New PubCo and Merger Sub and the consummation by WWE, New PubCo and Merger Sub of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation or bylaws of WWE, New PubCo and Merger Sub, or (B) any similar organizational documents of any other WWE Subsidiary, (ii) assuming that all consents, approvals, and other authorizations described in Section 3.4(b) have been obtained and that all filings and other actions described in Section 3.4(b) have been made or taken and the actions to be taken on or prior to the Closing Date by WWE, New PubCo, Merger Sub and their respective boards of directors as set forth in Section 6.12 occur and the Required WWE Stockholder Vote has been obtained, conflict with or violate any Law applicable to WWE, New PubCo or Merger Sub or by which any property or asset of WWE, New PubCo or Merger Sub is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by WWE, New PubCo, Merger Sub or any other WWE Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of WWE pursuant to, any WWE Contract, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Merger by the End Date.

(b) The execution and delivery of this Agreement by WWE, New PubCo and Merger Sub do not, and the performance of this Agreement by WWE, New PubCo and Merger Sub and the consummation by WWE, New PubCo and Merger Sub of the Transactions will not, require any consent, approval, authorization, or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Information Statement and Registration Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Formation, Certificate of Conversion to Limited Liability Company and Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 3.4(b) of the WWE Disclosure Letter, and (vii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Transactions by the End Date.

Section 3.5 Vote Required.

(a) Assuming the truth of the Section 203 Assumption, the affirmative vote of the holders of a majority of the voting power of the shares of WWE Common Stock outstanding as of the effective date of the WWE Written Consent in favor of adopting this Agreement (the “Required WWE Stockholder Vote”) is the only vote of the holders of any class or series of WWE’s capital stock prior to the Effective Time, or any holder of any other security of WWE, necessary to adopt this Agreement and approve the consummation of the WWE Pre-Closing Reorganization, the Merger, the WWE Transfer, the issuance of equity by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions, the execution and delivery by the Specified Stockholder of the written consent in the form attached hereto as Exhibit I (the “WWE Written Consent”) will satisfy the Required WWE Stockholder Vote and will be sufficient to approve this Agreement and the Transactions, including the Merger, in accordance with the DGCL and WWE’s organizational documents.

(b) The New PubCo Stockholders Consent will satisfy all requirements of any vote of any holders of any class or series of WWE’s capital stock or any holder of any other security of WWE necessary to adopt and approve the Conversion.

Section 3.6 Section 203 of the DGCL. Assuming the truth of the Section 203 Assumption, the WWE Board has taken all actions so that the restrictions applicable to business combinations in Section 203 of the DGCL shall be inapplicable to the execution, delivery, and performance of this Agreement and to the consummation the WWE Pre-Closing Reorganization, the Merger, the Conversion, the WWE Transfer, the issuance by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions.

Section 3.7 Financial Statements; Internal Controls.

(a) Since January 1, 2020, WWE has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by WWE with or to the SEC (the “WWE SEC Documents”). As of their respective dates, WWE SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such WWE SEC Documents or WWE and, except to the extent that information in such WWE SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed WWE SEC Document, none of the WWE SEC Documents when filed or furnished contained (or with respect to WWE SEC Documents filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by WWE with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No WWE Subsidiary, including New PubCo or Merger Sub, is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the WWE SEC Documents (the “WWE Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of WWE and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of WWE and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(c) WWE maintains, and at all times since January 1, 2020, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of WWE; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of WWE; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of WWE that could have a material effect on WWE’s consolidated financial statements. Since January 1, 2020, none of WWE, the WWE Board, its audit committee, or, to the knowledge of WWE, WWE’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by WWE; (B) illegal act or fraud, whether or not material, that involves the management or other employees of WWE who have a significant role in WWE’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(d) WWE maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in WWE’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to WWE’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of WWE and the principal financial officer of WWE to make the certifications required under the Exchange Act with respect to such reports. WWE and its subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(e) Neither WWE nor any WWE Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among WWE and any WWE Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WWE or any WWE Subsidiary in WWE’s published financial statements or other WWE SEC Documents.

(f) As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to WWE SEC Documents. To the knowledge of WWE, none of WWE SEC Documents is the subject of ongoing SEC review and there is no inquiry or investigation by the SEC, or any internal investigation pending or threatened, in each case, regarding any accounting practice of WWE.

Section 3.8 Absence of Changes.

(a) Since December 31, 2022 through the date of this Agreement, there has not occurred any WWE Material Adverse Effect.

(b) Except as contemplated by this Agreement, from December 31, 2022 through the date of this Agreement, WWE and WWE Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

Section 3.9 Title to Assets. WWE and each WWE Subsidiary has good and valid title to all material assets (excluding, to the extent relevant, Intellectual Property Rights, which are solely covered under Section 3.11) owned by it as of the date of this Agreement, or valid leasehold interests in or valid right to use all other material assets of WWE and WWE Subsidiaries and including all material assets reflected on WWE’s consolidated balance sheet as of December 31, 2022 in WWE’s Annual Report on Form 10-K for the year ended on December 31, 2022 (the “WWE Balance Sheet”), except (a) for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2023, and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.10 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, WWE or one of the WWE Subsidiaries is the sole owner of each parcel of real property owned by WWE or its Subsidiaries (the “Owned Real Property”) and, subject to the Permitted Encumbrances, WWE or one of the WWE Subsidiaries has good and valid title and, to the knowledge of WWE, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. Section 3.10(a) of the WWE Disclosure Letter sets forth the address of each parcel of Owned Real Property that is material to the business of WWE and the WWE Subsidiaries, taken as a whole, as of the date of this Agreement and designates WWE or the applicable WWE Subsidiary that is the owner thereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, WWE or one of the WWE Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by WWE or such Subsidiary, as applicable, from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 3.10(b) of the WWE Disclosure Letter sets forth each WWE Lease that is material to the business of WWE and its Subsidiaries, taken as a whole, as of the date of this Agreement and identifies the street address of the applicable Leased Real Property subject thereto. As of the date of this Agreement, neither WWE nor any WWE Subsidiary has received any written notice regarding any violation or breach or default under any WWE Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a WWE Material Adverse Effect.

(c) The Owned Real Property and the Leased Real Property collectively constitute all of the material real property necessary to operate the business of WWE as currently conducted in all respects material to the business of WWE and its Subsidiaries, taken as a whole. No casualty event has occurred with respect to any Owned Real Property or Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, no condemnation event is pending or, to the knowledge of WWE, threatened, with respect to any Owned Real Property or, to the knowledge of WWE, Leased Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the WWE Disclosure Letter sets forth a list of all material registrations and applications for Patents, trademarks and copyrights included in the WWE Registered IP as of the date of this Agreement. To the knowledge of WWE, all WWE Registered IP is subsisting, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(b) WWE or a WWE Subsidiary, as the case may be, owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use, pursuant to a valid Contract or other right, all material Intellectual Property Rights necessary for the conduct of the business as presently conducted by WWE and the WWE Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE: (i) the operation of the business of WWE and its Subsidiaries as currently conducted is not infringing, misappropriating or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any WWE IP. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, as of the date of this Agreement, there is currently no, and there has not been during the twelve (12) months immediately prior to the date of this Agreement any Legal Proceeding pending (or, to the knowledge of WWE, is threatened in writing) against WWE or any WWE Subsidiary alleging that the operation of the business of WWE or any WWE Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person.

(d) WWE and the WWE Subsidiaries have taken commercially reasonable measures to protect and maintain each item of material WWE Registered IP and the confidentiality of the Trade Secrets included in the WWE IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE, as of the date of this Agreement, none of the material WWE IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such WWE IP.

(f) To the knowledge of WWE, no WWE IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE and the WWE Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the WWE IT Assets and have taken commercially reasonable steps designed to (i) protect against loss and unauthorized access or use of the WWE IT Assets, and (ii) detect for and prevent the introduction of any Malicious Code into such WWE IT Assets. To the knowledge of WWE, in the twelve (12) months immediately prior to the date of this Agreement, there has not been any material incident of unauthorized access or other material security breach of the WWE IT Assets.

(g) Since January 1, 2020: (a) WWE and WWE Subsidiaries have, in all material respects, complied with (i) all applicable Laws and binding standards relating to WWE’s and WWE Subsidiaries’ collection, storage, transfer, processing, security and use of Personal Information, email, text message, or telephone marketing, and the PCI-DSS Standards, (ii) all published privacy and data security policies, and (iii) the requirements of any Contract concerning information security and data privacy to which WWE and WWE Subsidiaries are subject; (b) WWE and WWE Subsidiaries have, and have taken commercially reasonable steps to require, any entity with which WWE or WWE Subsidiaries exchange Personal Information (“WWE Data Partner”) to have, adopted and implemented at least industry standard physical, technical, organizational, and administrative security measures and policies to protect all Personal Information stored or processed on behalf of WWE and WWE Subsidiaries; (c) WWE and WWE Subsidiaries have not experienced a material data breach or incident resulting in loss or unauthorized access to Personal Information, including to the knowledge of WWE, any material breach of Personal Information stored or processed by or on behalf of WWE and any WWE Subsidiary by any WWE Data Partner; and (d) WWE and WWE Subsidiaries have not been the subject of any material complaint, claim, or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE, neither (w) WWE, (x) any WWE Subsidiary, (y) any Person in which WWE or any WWE Subsidiary (or any officer, senior executive or other employee thereof) directly or indirectly owns an ownership or financial interest nor (z) any officer, senior executive or, to the knowledge of WWE, other employee of any of the foregoing is or has been engaged in the activities set forth on Section 6.19(a) of the WWE Disclosure Letter.

(i) This Section 3.11 sets forth the sole and exclusive set of representations and warranties of WWE with respect to Intellectual Property Rights ownership and non-infringement, WWE IT Assets, data privacy, and information security matters.

Section 3.12 WWE Contracts.

(a) Section 3.12(a) of the WWE Disclosure Letter identifies each of the following WWE Contracts to which WWE is a party as of the date of this Agreement other than any WWE Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a WWE Employee Plan, which shall be governed by Section 3.18 (WWE Contracts required to be set forth on such schedule, the “WWE Material Contracts”):

(i) other than any Media Agreement or any Talent Agreement, any WWE Contract that materially limits the freedom or right of WWE or any WWE Subsidiary to sell, distribute, produce, or manufacture any product, project or service either by (A) materially limiting the freedom or right of WWE or a WWE Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE Subsidiary;

(ii) other than any Media Agreement or any Talent Agreement, any WWE Contract that requires by its terms or is reasonably likely to require, during the remaining term of such WWE Contract, annual payments or delivery of cash or other consideration by or to WWE or its Subsidiaries in an amount having an expected value in excess of $5,000,000 in the fiscal year ending December 31, 2023;

(iii) other than any Media Agreement or any Talent Agreement, any WWE Contract that is material to WWE and its Subsidiaries, taken as a whole, that following the consummation of the Transactions, would on its terms, reasonably be expected to bind or purport to bind any Affiliate of WWE (other than WWE or any WWE Subsidiary) or apply to the assets or business thereof in a manner that would be material to HoldCo and its Subsidiaries, taken as a whole;

(iv) other than any Media Agreement or any Talent Agreement, any WWE Contract under which WWE or any WWE Subsidiary (A) licenses or sublicenses material Intellectual Property Rights to any third party, (B) licenses or sublicenses material Intellectual Property Rights from any third party or (C) has entered into any covenant not to sue or assert or immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-exclusive licenses granted by WWE or a WWE Subsidiary in the ordinary course of business or to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to WWE or a WWE Subsidiary by any customer, employee, consultant, or independent contractor of WWE or any WWE Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to WWE or a WWE Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which WWE Contract is material to the business of WWE and the WWE Subsidiaries, taken as a whole;

(v) any WWE Contract relating to Indebtedness in excess of $5,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of WWE or any WWE Subsidiary;

(vi) other than any Media Agreement or any Talent Agreement, any WWE Contract constituting a joint venture, partnership, limited liability company or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of WWE and the WWE Subsidiaries, taken as a whole;

(vii) any WWE Contract that prohibits the payment of dividends or distributions in respect of the capital stock of WWE, the pledging of the capital stock or other equity interests of WWE, or prohibits the issuance of any guaranty by WWE;

(viii) any WWE Contract that is currently in effect and has been filed (or is required to be filed) by WWE as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) any WWE Contract relating to a WWE Related Party Transaction (other than (A) offer letters that can be terminated at will without severance obligations and (B) WWE Contracts pursuant to WWE Equity Awards);

(x) any WWE Contract for the license, lease, or sublease of any material Owned Real Property;

(xi) any WWE Contract since January 1, 2020, that relates to the acquisition or disposition by WWE or any WWE Subsidiary, involving consideration in excess of $10,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii) any WWE Contract with any Governmental Body under which payments in excess of $1,000,000 were received by WWE in the most recently completed fiscal year;

(xiii) any WWE Contract pursuant to which WWE or any WWE Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of WWE, in each case, that could result in payments in excess of $5,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of WWE or any WWE IP, in each case, which WWE Contract is material to the business of WWE and any WWE Subsidiary, taken as a whole, other than any commercial Contract entered into in the ordinary course of business;

(xiv) any WWE Contract since January 1, 2020, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of WWE and WWE Subsidiaries, taken as a whole, other than any such WWE Contracts entered into in the ordinary course of business;

(xv) any WWE Contract (including any side letters) governing or amending, modifying, supplementing or otherwise relating to any of the Convertible Notes Indenture or any of the Call Spread Documentation;

(xvi) any hedging, swap, derivative, or similar WWE Contract;

(xvii) any WWE Contract that is material to the business of WWE and WWE Subsidiaries, taken as a whole, pursuant to which, to the knowledge of WWE, WWE or any WWE Subsidiary has any ongoing rights, entitlements or obligations with respect to any Specified Project (as defined in Section 6.19 of the WWE Disclosure Letter);

(xviii) any WWE Contract that, to the knowledge of WWE, requires the services, performance or involvement of any particular employee or service provider of WWE or any WWE Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xix) any Media Agreement that involves either annual payments to or by WWE or any WWE Subsidiary of $3,000,000 or more (in cash or kind) (the “WWE Material Media Agreements”); and

(xx) any settlement, conciliation or similar agreement (A) pursuant to which WWE or any WWE Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $15,000,000 or (B) that would otherwise materially limit the operation of WWE and its Subsidiaries, taken as a whole, as currently operated.

(b) As of the date of this Agreement, WWE has made available to EDR or EDR’s Representatives an accurate and complete copy of each WWE Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) neither WWE nor, to the knowledge of WWE, the other party is in breach of or default under any WWE Material Contract and, neither WWE, nor, to the knowledge of WWE, the other party has taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any WWE Material Contract, (ii) each WWE Material Contract is, with respect to WWE and, to the knowledge of WWE, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of WWE, each WWE Material Contract is enforceable by WWE in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2020, through the date of this Agreement, WWE has not received any written notice regarding any violation or breach or default under any WWE Material Contract that has not since been cured.

Section 3.13 Liabilities. As of the date of this Agreement, neither WWE nor any WWE Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the WWE Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of WWE or any WWE Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to EDR or EDR’s Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2023; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.14 Compliance with Laws. WWE and WWE Subsidiaries have each been, since January 1, 2020, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. To the knowledge of WWE, since January 1, 2020, neither WWE nor any WWE Subsidiary has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. To the knowledge of WWE, no investigation or review by any Governmental Body with respect to WWE or any WWE Subsidiary is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.15 Certain Business Practices. Since January 1, 2020, none of WWE, any WWE Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of WWE, any third party authorized to act on behalf of WWE or any WWE Subsidiary (each, a “WWE Representative”), has (i) been a Sanctioned Person or (ii) violated any applicable Trade Laws or Sanctions, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (iii) has, in violation of any applicable Anti-Corruption Law: (a) directly or indirectly paid, offered, or promised to make or offer any contribution, gift, entertainment, or other expense, (b) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (c) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (d) created or caused the creation of any false or inaccurate books and records of WWE or any WWE Subsidiary related to any of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE has established and maintains policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, anti-money laundering Laws, Sanctions, and Trade Laws applicable to WWE and its Subsidiaries. There are no Anti-Corruption-related, anti-money laundering-related, Sanctions-related or Trade Laws-related enforcement actions pending or, to the knowledge of WWE, threatened against WWE or WWE Subsidiaries or, to the knowledge of WWE, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

Section 3.16 Governmental Authorizations. WWE and WWE Subsidiaries hold all Governmental Authorizations necessary to enable WWE and WWE Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. The material Governmental Authorizations held by WWE and WWE Subsidiaries are, in all material respects, valid and in full force and effect. WWE and WWE Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. Since January 1, 2020, neither WWE nor any WWE Subsidiary has received any written notice of any material noncompliance or alleged material noncompliance with any material Governmental Authorization.

Section 3.17 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by WWE or any WWE Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects, (ii) all Taxes due and payable by or required to have been paid by WWE or any WWE Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by WWE or any WWE Subsidiary, and (iii) WWE and each WWE Subsidiary has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has provided appropriate certificates of deduction.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority against WWE or any WWE Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) no examination or audit of, or other Legal Proceeding with respect to, any Tax Return of WWE or any WWE Subsidiary is currently in progress or pending, or, to WWE’s or any WWE Subsidiary’s knowledge, threatened, (iii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of WWE or of any WWE Subsidiary, and (iv) no written claim has been made since January 1, 2020 by any Governmental Body in a jurisdiction in which WWE or any WWE Subsidiary, as applicable, does not file Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file Tax Returns in, that jurisdiction.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, neither WWE nor any WWE Subsidiary is a party to any Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind HoldCo or any HoldCo Subsidiary after the Closing Date (other than commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which is not Tax). Neither WWE nor any WWE Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was WWE or any WWE Subsidiary) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, has any liability for the Taxes of another Person (other than WWE or any WWE Subsidiary) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, neither WWE nor any WWE Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) any “closing agreement” executed prior to the Closing or any agreement with any Taxing Authority entered into or any ruling received or requested from any Taxing Authority on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing, (iv) any prepaid amount received on or prior to the Closing or any deferred revenue accrued or existing on or before the Closing Date, (v) any election under Section 108(i) of the Code made prior to the Closing or (vi) any installment sale or open transaction disposition occurring on or before the Closing Date.

(e) Since January 1, 2021, neither WWE nor any WWE Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither WWE nor any WWE Subsidiary is or has entered into any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) For U.S. federal income Tax purposes (i) the entity classification of WWE and each WWE Subsidiary, and any entity classification election made by any WWE Subsidiary, is set forth on Section 3.17(g) of the WWE Disclosure Letter; and (ii) the entity classification of WWE and each WWE Subsidiary after the WWE Pre-Closing Reorganization and immediately prior to the WWE Transfer is set forth on Section 3.17(g) of the WWE Disclosure Letter.

(h) This Section 3.17 and Section 3.18 set forth the sole and exclusive representations and warranties of WWE with respect to Tax matters.

Section 3.18 Employee Matters; Employee Plans.

(a) WWE has provided a materially correct and complete census of all current WWE employees as of the date of this Agreement, which shall include job title and location of each such employee.

(b) Neither WWE nor any WWE Subsidiary (i) is party to or bound by a Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) since January 1, 2020, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting WWE, any WWE Subsidiary or any of their respective employees; and (ii) there is not now pending, and, to the knowledge of WWE, no Person has threatened in writing to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c) There is no (and, since January 1, 2020, has been no) Legal Proceeding pending or, to the knowledge of WWE, threatened in writing, arising out of or relating to the employment or engagement of any WWE Associate, including arising out of or relating to any WWE Employee Plan, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(d) Since January 1, 2020, WWE has complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, collective bargaining, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt or non-exempt), background checks, leaves of absence, plant closing notification, privacy rights, labor disputes, workplace safety, retaliation, immigration, and harassment and discrimination matters, except any lack of compliance that would not, individually or in the aggregate, reasonably be expected to result in a WWE Material Adverse Effect.

(e) Section 3.18(e) of the WWE Disclosure Letter sets forth, as of the date of this Agreement, a complete list of each material WWE Employee Plan. WWE has made available to EDR or EDR’s Representatives with respect to each material WWE Employee Plan (provided that for any non-U.S. WWE Employee Plan, only to the extent reasonably available) (excluding for this purpose all offer letters that both (i) do not provide for severance or similar termination payments and (ii) do not otherwise materially deviate from WWE’s standard forms) accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (iv) all material, non-routine written communications relating to such WWE Employee Plan.

(f) Neither WWE nor any other Person that would be or, at any relevant time, would have been considered a single employer with WWE under Section 414(b), (c), (m) or (o) the Code or ERISA has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to or otherwise had liability, whether absolute or contingent, with respect to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) (i) Each of the WWE Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such WWE Employee Plan and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, each of the WWE Employee Plans is now, and has since January 1, 2020, been operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, each WWE Employee Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any WWE Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment, and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), neither WWE nor any WWE Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any WWE Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or WWE Employee Plan.

(j) The consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any WWE Associate or under any WWE Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any WWE Associate under any WWE Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefit to any WWE Associate or under any WWE Employee Plan, (iv) result in any breach or violation of or default under or limit WWE’s right to amend, modify or terminate any WWE Employee Plan or related trust or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(k) No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any WWE Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any WWE Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any WWE Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No WWE Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l) Except as would not, individually or in the aggregate, reasonably be expected to result in a WWE Material Adverse Effect, with respect to any WWE Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) is (or, since January 1, 2020, has been) pending, or, to the knowledge of WWE, threatened in writing against any WWE Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any WWE Employee Plan with respect to the operation thereof, and (ii) to the knowledge of WWE, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding.

Section 3.19 WWE Material Media Agreement. To WWE’s knowledge, since January 1, 2020, no counterparty to any WWE Material Media Agreement has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with WWE or any WWE Subsidiary, or (b) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with WWE and its Subsidiaries.

Section 3.20 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (a) WWE and WWE Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of WWE, threatened in writing against WWE or any WWE Subsidiary; (c) as of the date of this Agreement, neither WWE nor any WWE Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of WWE or any WWE Subsidiary arising under Environmental Laws; (d) to the knowledge of WWE: (i) no Person has been exposed to any Hazardous Material at a property or facility of WWE or any WWE Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of WWE or any WWE Subsidiary under any Environmental Law; and (e) neither WWE nor any WWE Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in WWE Material Contracts or other licenses, leases, or sub-leases for real property. This Section 3.20 sets forth the sole and exclusive representations and warranties of WWE with respect to matters arising under Environmental Laws.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, (a) WWE and WWE Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which WWE or any WWE Subsidiary is a party or is bound; and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of WWE and WWE Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.22 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of WWE, threatened in writing, against WWE or any WWE Subsidiary, or any property or asset of WWE or any WWE Subsidiary, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or to prevent or materially delay the ability of WWE to consummate the Merger by the End Date.

(b) As of the date of this Agreement, there is no order, writ, injunction, or judgment to which WWE or any WWE Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.23 Opinions of Financial Advisor. The WWE Board (in such capacity) has received (a) the opinion of Raine Securities LLC (“Raine”) as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, and taking into account the consummation of the Transactions contemplated by this Agreement, the aggregate Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders, (b) the opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the WWE Transfer Consideration to be received by New PubCo in the WWE Transfer is fair, from a financial point of view, to New PubCo and (c) the opinion of Moelis & Company LLC (“Moelis”, together with Raine and J.P. Morgan, the “WWE Financial Advisors”), as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio specified therein is fair from a financial point of view to New PubCo. WWE shall provide a copy of such written opinions to EDR solely for informational purposes promptly after receipt thereof by the WWE Board.

Section 3.24 Financial Advisors. Except for the WWE Financial Advisors pursuant to the WWE Advisor Engagement Letters, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of WWE. WWE has, prior to the execution and delivery of this Agreement, made available to EDR true, correct, and complete copies of WWE’s engagement letters with each WWE Financial Advisor relating to the Transactions as in effect on the date of this Agreement (the “WWE Advisor Engagement Letters”).

Section 3.25 Related Party Transactions. As of the date of this Agreement, other than any WWE Employee Plan, neither WWE nor any of its Subsidiaries is party to any transaction or arrangement or series of related transactions or arrangements between WWE or a WWE Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of WWE or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of WWE or any of its Subsidiaries whose status as a 5% holder is known to WWE as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of WWE), on the other hand, in each case as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “WWE Related Party Transaction”).

Section 3.26 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of WWE or WWE Subsidiaries expressly for inclusion in (a) the Information Statement to be filed by WWE with the SEC will, on the date the Information Statement is first mailed to stockholders of WWE and (b) the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by WWE with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of WWE or any WWE Subsidiary for use therein.

Section 3.27 No Other Representation.

(a) Except for the express written representations and warranties made by WWE in this Agreement or in any instrument or other document delivered pursuant to this Agreement, neither WWE, New PubCo nor Merger Sub makes any express or implied representation or warranty with respect to WWE or any WWE Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, WWE, New PubCo and Merger Sub each hereby acknowledges and agrees that except for the express written representations and warranties made by EDR in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of EDR, EDR OpCo, HoldCo or any other Person has made makes any express or implied representation or warranty with respect to EDR or any EDR Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, WWE, New PubCo and Merger Sub each hereby acknowledges and agrees (on its own behalf and on behalf of the WWE Parties) that: (i) except for the representations and warranties of EDR expressly set forth in Article IV or in any instrument or other document delivered pursuant to this Agreement, (x) none of the EDR Parties makes, or has made, any representation or warranty and (y) none of the WWE Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any EDR Party, in each case, regarding any EDR Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of WWE, New PubCo and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding EDR, the EDR Subsidiaries, and the Transactions, which investigation, review, and analysis were conducted by WWE, New PubCo and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EDR

EDR hereby represents and warrants to WWE as follows (it being understood that each representation and warranty in this Article IV is subject to (a) the exceptions and disclosures set forth in the EDR Disclosure Letter and (b) the disclosures set forth in the reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EDR with or to the

SEC (the “EDR SEC Documents”) filed after April 28, 2021 and prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such EDR SEC Documents):

Section 4.1 Due Organization; Subsidiaries.

(a) EDR OpCo and HoldCo are each limited liability companies duly organized, validly existing, and in good standing under Delaware Law. EDR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EDR, EDR OpCo and HoldCo each has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used, and (iii) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b) Each of EDR, EDR OpCo and HoldCo is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(c) HoldCo does not own any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any Entity other than HoldCo Subsidiaries. HoldCo has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(d) Section 4.1(d) of the EDR Disclosure Letter identifies each Subsidiary of HoldCo (each, a “HoldCo Subsidiary,” and collectively, the “HoldCo Subsidiaries”) and indicates its jurisdiction of organization. Each HoldCo Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each HoldCo Subsidiary have been duly authorized, validly issued, fully paid nonassessable, and are owned by HoldCo, by another HoldCo Subsidiary, or by HoldCo and another HoldCo Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary.

(e) EDR has made available to WWE or WWE’s Representatives accurate and complete copies of the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of EDR OpCo and HoldCo, including all amendments thereto, as in effect on the date of this Agreement. None of EDR, EDR OpCo, or HoldCo is in violation of any provision of its respective certificate of incorporation or bylaws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

Section 4.2 Capitalization.

(a) The issued and outstanding equity interests of HoldCo as of the date of this Agreement are as set forth on Section 4.2(a) of the EDR Disclosure Letter. Such list sets forth, (i) the number and class of Membership Interests outstanding as of the close of business on the Reference Date and (ii) for any Membership Interests,

whether such Membership Interests are subject to any vesting criteria and if so, whether such Membership Interests are vested or will fully vest (or will be forfeited) pursuant to the HoldCo Operating Agreement as a result of the consummation of the Transactions. The Membership Interests are validly issued and have not been issued in violation of, and, except as set forth in the HoldCo Operating Agreement are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. The Membership Interests of HoldCo have been granted and/or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws.

(b) As of the date of this Agreement: (i) no Membership Interest is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Membership Interest is subject to any right of first refusal in favor of HoldCo; (iii) no outstanding bond, debenture, note, or other Indebtedness of HoldCo has a right to vote on any matter on which HoldCo members have a right to vote; and (iv) no HoldCo Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Membership Interest. HoldCo is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Membership Interest.

(c) There is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to HoldCo to which HoldCo is a party or by which HoldCo is bound.

(d) Except as set forth in this Section 4.2, as of the close of business on the Reference Date, there is no: (i) outstanding ownership interest in HoldCo; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any membership interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of membership interests or other securities of HoldCo, in each case, issued by HoldCo or to which HoldCo is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any membership interests or other securities of HoldCo; or (iv) rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which HoldCo is or may become obligated to sell or otherwise issue any membership interests or any other security.

Section 4.3 Authority; Binding Nature of Agreement. Each of EDR, EDR OpCo and HoldCo has the necessary power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. Each of the EDR Executive Committee, the EDR Managing Member and the managing member of HoldCo have each at a meeting duly called and held, on or prior to the date of this Agreement unanimously (a) determined that it is in the best interests of such Person and its equityholders or members (as applicable), and declared it advisable, to enter into this Agreement and to consummate the Transactions and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the issuance of equity by HoldCo pursuant to Section 1.9) to the extent applicable to it (together, the “EDR Approvals”). This Agreement has been duly executed and delivered by EDR, EDR OpCo and HoldCo and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of EDR, EDR OpCo and HoldCo, respectively, enforceable against EDR, EDR OpCo and HoldCo, respectively, in accordance with its terms, subject to the Enforceability Exceptions and except as would not reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date. The EDR Approvals have been obtained and, other than the EDR Approvals, no vote of any class or series of EDR’s, EDR OpCo’s or HoldCo’s capital stock prior to the Effective Time,or any holder of any other security of EDR, EDR OpCo or HoldCo or the board of directors of EDR, or the managing member of EDR OpCo or HoldCo or the approval of any person under any Organizational Document of any of EDR, EDR OpCo or HoldCo is necessary to adopt this Agreement and approve the consummation of the WWE Pre-Closing Reorganization, the Merger, the WWE Transfer, the issuance of equity by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions, and the EDR Approvals will be sufficient to approve this Agreement and the Transactions, including the Merger, in accordance with the DGCL and EDR’s organizational documents.

Section 4.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by EDR, EDR OpCo and HoldCo do not, and the performance of this Agreement by EDR, EDR OpCo and HoldCo and the consummation by EDR, EDR OpCo and HoldCo of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of EDR, EDR OpCo and HoldCo, or (B) any similar organizational documents of any other EDR Subsidiary, (ii) assuming that all consents, approvals, and other authorizations described in Section 4.4(b) have been obtained and that all filings and other actions described in Section 4.4(b) have been made or taken, conflict with or violate any Law applicable to EDR, EDR OpCo or HoldCo or by which any property or asset of EDR, EDR OpCo or HoldCo is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by EDR, EDR OpCo, HoldCo or any other EDR Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of HoldCo pursuant to, any HoldCo Contract, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

(b) The execution and delivery of this Agreement by EDR, EDR OpCo and HoldCo do not, and the performance of this Agreement by EDR, EDR OpCo and HoldCo and the consummation by EDR, EDR OpCo and HoldCo of the Transactions will not, require any consent, approval, authorization, or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Information Statement and Registration Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the premerger notification and waiting period requirements of the HSR Act, (v) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 4.4(b) of the EDR Disclosure Letter, and (vi) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

Section 4.5 Financial Statements; Internal Controls.

(a) Since January 1, 2020, EDR has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by EDR with or to the SEC (the “EDR SEC Documents”). As of their respective dates, EDR SEC Documents (to the extent related to HoldCo) complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such EDR SEC Documents or EDR and, except to the extent that information in such EDR SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed EDR SEC Document, none of the EDR SEC Documents (to the extent related to HoldCo) when filed or furnished contained (or with respect to EDR SEC Documents (to the extent related to HoldCo) filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by EDR with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No HoldCo Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the EDR SEC Documents in respect of HoldCo: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of EDR and its consolidated Subsidiaries (with respect to HoldCo) as of the respective dates thereof and the consolidated results of operations and cash flows of EDR and its consolidated Subsidiaries (with respect to HoldCo) for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(c) Section 4.5(c) of the EDR Disclosure Letter contains true, complete and accurate copies of the unaudited consolidated financial statements consisting of the balance sheets of HoldCo as of December 31, 2020, December 31, 2021, and December 31, 2022, and the related consolidated statements of operations, comprehensive income and retained earnings for each of the years then ended (collectively the “HoldCo Financial Statements”). True and correct copies of HoldCo Financial Statements have been provided to WWE. The HoldCo Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly present, in all material respects, the consolidated financial position of HoldCo and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of HoldCo and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(d) When delivered by EDR to WWE in accordance with Section 6.15(a), the HoldCo Audited Financial Statements will (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of HoldCo and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations of HoldCo and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(e) EDR maintains, and at all times since January 1, 2020, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) relating to HoldCo that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that, to the extent relating to HoldCo: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EDR; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of EDR; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of EDR that could have a material effect on EDR’s consolidated financial statements. Since January 1, 2020, none of EDR, EDR Executive Committee, its audit committee or, to the knowledge of EDR, EDR’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by

EDR; (B) illegal act or fraud, whether or not material, that involves the management or other employees of EDR who have a significant role in EDR’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(f) EDR maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information relating to HoldCo required to be disclosed in EDR’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to EDR’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of EDR and the principal financial officer of EDR to make the certifications required under the Exchange Act with respect to such reports. EDR and its Subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(g) Only to the extent relating to HoldCo, neither EDR nor any EDR Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among EDR and any EDR Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, EDR or any EDR Subsidiary in EDR’s published financial statements or other reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EDR with or to the SEC.

Section 4.6 Absence of Changes.

(a) Since December 31, 2022 and through the date of this Agreement, there has not occurred any HoldCo Material Adverse Effect.

(b) Except as contemplated by this Agreement, from December 31, 2022 through the date of this Agreement, HoldCo and HoldCo Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

Section 4.7 Title to Assets. HoldCo and each HoldCo Subsidiary has good and valid title to all material assets (excluding to the extent relevant, any Intellectual Property Rights, which are solely covered under Section 4.9) owned by it as of the date of this Agreement, or valid leasehold interests in or valid right to use all other material assets of Holdco and Holdco Subsidiaries, and including all material assets reflected on the HoldCo Financial Statements, except (a) for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2023 and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.8 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, HoldCo or one of the HoldCo Subsidiaries is the sole owner of each parcel of real property owned by HoldCo or its Subsidiaries (the “HoldCo Owned Real Property”) and, subject to the Permitted Encumbrances, HoldCo or one of the HoldCo Subsidiaries has good and valid title and, to the knowledge of HoldCo, marketable title to the HoldCo Owned Real Property, and the HoldCo Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. Section 4.8(a) of the EDR Disclosure Letter sets forth the address of each parcel of HoldCo Owned Real Property that is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole, as of the date of this Agreement and designates HoldCo or the applicable HoldCo Subsidiary that is the owner thereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, HoldCo or one of the HoldCo Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by HoldCo or such Subsidiary, as applicable, from another Person (the “HoldCo Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 4.8(b) of EDR Disclosure Letter sets forth each HoldCo Lease that is material to the business of HoldCo and its Subsidiaries, taken as a whole, as of the date of this Agreement and identifies the street address of the applicable HoldCo Leased Real Property subject thereto. As of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has received any written notice regarding any violation or breach or default under any HoldCo Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a HoldCo Material Adverse Effect.

(c) The HoldCo Owned Real Property and the HoldCo Leased Real Property collectively constitute all of material real property necessary to operate the business of HoldCo as currently conducted in all respects material to the business of HoldCo and its Subsidiaries, taken as a whole. No casualty event has occurred with respect to any HoldCo Owned Real Property or HoldCo Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, no condemnation event is pending or, to the knowledge of HoldCo, threatened, with respect to any HoldCo Owned Real Property or, to the knowledge of HoldCo, HoldCo Leased Real Property.

Section 4.9 Intellectual Property.

(a) Section 4.9(a) of the EDR Disclosure Letter sets forth a list of all material registrations and applications for Patents, trademarks and copyrights included in the HoldCo Registered IP as of the date of this Agreement. To the knowledge of EDR, all HoldCo Registered IP is subsisting, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b) HoldCo or a HoldCo Subsidiary, as the case may be, owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use, pursuant to a valid Contract or other right, all material Intellectual Property Rights necessary for the conduct of the business as presently conducted by HoldCo and the HoldCo Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, to the knowledge of HoldCo: (i) the operation of the business of HoldCo and its Subsidiaries as currently conducted is not infringing, misappropriating or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any HoldCo IP. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, as of the date of this Agreement, there is currently no, and there has not been during the twelve (12) months immediately prior to the date of this Agreement any Legal Proceeding pending (or, to the knowledge of EDR, is threatened in writing) against HoldCo or any HoldCo Subsidiary alleging that the operation of the business of HoldCo or any HoldCo Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person.

(d) HoldCo and the HoldCo Subsidiaries have taken commercially reasonable measures to protect and maintain each item of material HoldCo Registered IP and the confidentiality of the Trade Secrets included in the HoldCo IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, to the knowledge of EDR, as of the date of this Agreement, none of the material HoldCo IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such HoldCo IP.

(f) To the knowledge of EDR, no Holdco IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect. Holdco and the Holdco Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the Holdco IT Assets and have taken commercially reasonable steps designed to (i) protect against loss and unauthorized access or use of the Holdco IT Assets, and (ii) detect for and prevent the introduction of any Malicious Code into such Holdco IT Assets. To the knowledge of EDR, in the twelve (12) months immediately prior to the date of this Agreement, there has not been any material incident of unauthorized access or other material security breach of the HoldCo IT Assets.

(g) Since January 1, 2020: (a) HoldCo and HoldCo Subsidiaries have, in all material respects, complied with (i) all applicable Laws and binding standards relating to HoldCo’s and HoldCo Subsidiaries’ collection, storage, transfer, processing, security and use of Personal Information, email, text message, or telephone marketing, and the PCI-DSS Standards, (ii) all published privacy and data security policies, and (iii) the requirements of any Contract concerning information security and data privacy to which HoldCo and HoldCo Subsidiaries are subject; (b) HoldCo and HoldCo Subsidiaries have, and have taken commercially reasonable steps to require any entity with which HoldCo or HoldCo Subsidiaries have agreed to exchange, since such date, any Personal Information (“HoldCo Data Partner”) to have, adopted and implemented at least industry standard physical, technical, organizational, and administrative security measures and policies to protect all Personal Information stored or processed on behalf of HoldCo and HoldCo Subsidiaries; (c) HoldCo and HoldCo Subsidiaries have not experienced a material data breach or incident resulting in loss or unauthorized access to Personal Information, including to the knowledge of HoldCo, any material breach of Personal Information stored or processed by or on behalf of HoldCo and any HoldCo Subsidiary by any HoldCo Data Partner; and (d) HoldCo and HoldCo Subsidiaries have not been the subject of any material complaint, claim, or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h) This Section 4.9 sets forth the sole and exclusive set of representations and warranties of HoldCo with respect to Intellectual Property Rights ownership and non-infringement, HoldCo IT Assets, data privacy, and information security matters.

Section 4.10 EDR Contracts.

(a) Section 4.10(a) of the EDR Disclosure Letter identifies each of the following HoldCo Contracts to which HoldCo is a party as of the date of this Agreement other than any HoldCo Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a HoldCo Employee Plan or EDR Equity Plan, which shall be governed by Section 4.16 (HoldCo Contracts required to be set forth on such schedule, the “HoldCo Material Contracts”):

(i) other than any Media Agreement or any Talent Agreement, any HoldCo Contract that materially limits the freedom or right of HoldCo or any HoldCo Subsidiary to sell, distribute, produce or manufacture any product, project or service either by (A) materially limiting the freedom or right of HoldCo or a HoldCo Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo Subsidiary;

(ii) other than any Media Agreement or any Talent Agreement, any HoldCo Contract that requires by its terms or is reasonably likely to require, during the remaining term of such HoldCo Contract, annual payments or delivery of cash or other consideration by or to HoldCo or its Subsidiaries in an amount having an expected value in excess of $3,000,000 in the fiscal year ending December 21, 2023;

(iii) other than any Media Agreement or any Talent Agreement, any HoldCo Contract that is material to HoldCo and its Subsidiaries, taken as a whole, that following the consummation of the Transactions, would on its terms, reasonably be expected to bind or purport to bind any Affiliate of HoldCo (other than HoldCo or any HoldCo Subsidiary) or apply to the assets or business thereof in a manner that would be material to HoldCo and its Subsidiaries, taken as a whole;

(iv) other than any Media Agreement or any Talent Agreement, any HoldCo Contract under which HoldCo or any HoldCo Subsidiary (A) licenses or sublicenses material Intellectual Property Rights to any third party, (B) licenses or sublicenses material Intellectual Property Rights from any third party or (C) has entered into any covenant not to sue or assert or immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-exclusive licenses granted by HoldCo or a HoldCo Subsidiary in the ordinary course of business or to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to HoldCo or a HoldCo Subsidiary by any customer, employee, consultant, or independent contractor of HoldCo or any HoldCo Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to HoldCo or a HoldCo Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which HoldCo Contract is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole;

(v) any HoldCo Contract relating to Indebtedness in excess of $5,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of HoldCo or any HoldCo Subsidiary;

(vi) other than any Media Agreement or any Talent Agreement, any HoldCo Contract constituting a joint venture, partnership, or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole;

(vii) any HoldCo Contract that prohibits the payment of dividends or distributions in respect of the capital stock of HoldCo, the pledging of the capital stock or other equity interests of HoldCo, or prohibits the issuance of any guaranty by HoldCo;

(viii) any HoldCo Contract that is currently in effect and has been filed (or is required to be filed) by HoldCo as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) any HoldCo Contract relating to a HoldCo Related Party Transaction other than offer letters that can be terminated at will without severance obligations;

(x) any HoldCo Contract for the license, lease, or sublease of any material HoldCo Owned Real Property;

(xi) any HoldCo Contract since January 1, 2020, that relates to the acquisition or disposition by HoldCo or any HoldCo Subsidiary, involving consideration in excess of $10,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii) any HoldCo Contract with any Governmental Body under which payments in excess of $1,000,000 were received by HoldCo in the most recently completed fiscal year;

(xiii) any HoldCo Contract pursuant to which HoldCo or any HoldCo Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of HoldCo, in each case, that could result in payments in excess of $5,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of HoldCo or any HoldCo IP, in each case, which HoldCo Contract is material to the business of HoldCo and any HoldCo Subsidiary, taken as a whole, other than any commercial Contract entered into in the ordinary course of business;

(xiv) any HoldCo Contract since January 1, 2020, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of HoldCo and HoldCo Subsidiaries, taken as a whole, other than any such HoldCo Contracts entered into in the ordinary course of business;

(xv) any hedging, swap, derivative, or similar HoldCo Contract;

(xvi) any HoldCo Contract that requires the services, performance or involvement of any particular employee or service provider of HoldCo or any HoldCo Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xvii) any Media Agreement that involves either annual payments to or by HoldCo or any HoldCo Subsidiary of $3,000,000 or more (in cash or kind) (the “HoldCo Material Media Agreements”); and

(xviii) any settlement, conciliation or similar agreement (A) pursuant to which HoldCo or any HoldCo Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $15,000,000 or (B) that would otherwise materially limit the operation of HoldCo and its Subsidiaries, taken as a whole, as currently operated.

(b) As of the date of this Agreement, HoldCo has made available to WWE or WWE’s Representatives an accurate and complete copy of each HoldCo Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) neither HoldCo nor, to the knowledge of HoldCo, the other party is in breach of or default under any HoldCo Material Contract and, neither HoldCo nor, to the knowledge of HoldCo, the other party has taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any HoldCo Material Contract, (ii) each HoldCo Material Contract is, with respect to HoldCo and, to the knowledge of HoldCo, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of HoldCo, each HoldCo Material Contract is enforceable by HoldCo in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2020, through the date of this Agreement, HoldCo has not received any written notice regarding any violation or breach or default under any HoldCo Material Contract that has not since been cured.

Section 4.11 Liabilities. As of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the HoldCo Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of HoldCo or any HoldCo Subsidiary under HoldCo Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to WWE or WWE’s Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2023; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.12 Compliance with Laws. HoldCo and HoldCo Subsidiaries have each been, since January 1, 2020, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. To the knowledge of HoldCo, since January 1, 2020, neither HoldCo nor any HoldCo Subsidiary has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. To the knowledge of HoldCo, no investigation or review by any Governmental Body with respect to HoldCo or any HoldCo Subsidiary is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.13 Certain Business Practices. Since January 1, 2020, none of HoldCo, any HoldCo Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of HoldCo, any third party authorized to act on behalf of HoldCo or any HoldCo Subsidiary (each, a “HoldCo Representative”), has (i) been a Sanctioned Person or (ii) violated any applicable Trade Laws or Sanctions, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (iii) has, in violation of any applicable Anti-Corruption Law: (a) directly or indirectly paid, offered, or promised to make or offer any contribution, gift, entertainment, or other expense, (b) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (c) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (c) created or caused the creation of any false or inaccurate books and records of HoldCo or any HoldCo Subsidiary related to any of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.. HoldCo has established and maintains policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, anti-money laundering Laws, Sanctions, and Trade Laws applicable to HoldCo and its Subsidiaries. There are no Anti-Corruption-related, anti-money laundering-related Sanctions-related or Trade Laws-related enforcement actions pending or, to the knowledge of HoldCo, threatened against HoldCo or HoldCo Subsidiaries or, to the knowledge of HoldCo, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

Section 4.14 Governmental Authorizations. HoldCo and HoldCo Subsidiaries hold all Governmental Authorizations necessary to enable HoldCo and HoldCo Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. The material Governmental Authorizations held by HoldCo and HoldCo Subsidiaries are valid and in full force and effect. HoldCo and HoldCo Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Since January 1, 2020, neither HoldCo nor any HoldCo Subsidiary has received any written notice of any material noncompliance or alleged material noncompliance with any material Governmental Authorization.

Section 4.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by HoldCo or any HoldCo Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects, (ii) all Taxes due and payable by or required to have been paid by HoldCo or any HoldCo Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by HoldCo or any HoldCo Subsidiary and (iii) HoldCo and each HoldCo Subsidiary has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has provided appropriate certificates of deduction.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority in writing against HoldCo or any HoldCo Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) no examination or audit of, or other Legal Proceeding with respect to, any Tax Return of HoldCo or any HoldCo Subsidiary is currently in progress or pending, or, to HoldCo’s or any HoldCo Subsidiary’s knowledge, threatened, (iii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of HoldCo or of any HoldCo Subsidiary, and (iv) no written claim has been made since January 1, 2020 by any Governmental Body in a jurisdiction in which HoldCo or any HoldCo Subsidiary, as applicable, does not file Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file Tax Returns in, that jurisdiction.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, neither HoldCo nor any HoldCo Subsidiary is a party to any Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind HoldCo or any HoldCo Subsidiary after the Closing Date (other than commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which is not Tax). Neither HoldCo nor any HoldCo Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was HoldCo or any HoldCo Subsidiary) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, has any liability for the Taxes of another Person (other than HoldCo or any HoldCo Subsidiary) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, neither HoldCo nor any HoldCo Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) any “closing agreement” executed prior to the Closing or any agreement with any Taxing Authority entered into or any ruling received or requested from any Taxing Authority on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing, (iv) any prepaid amount received on or prior to the Closing or any deferred revenue accrued or existing on or before the Closing Date, (v) any election under Section 108(i) of the Code made prior to the Closing or (vi) any installment sale or open transaction disposition occurring on or before the Closing Date.

(e) Neither HoldCo nor any HoldCo Subsidiary is or has entered into any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f) For U.S. federal income Tax purposes the entity classification of HoldCo and each Subsidiary of HoldCo, and any entity classification election made by any such entity, is set forth on Section 4.15(f) of the EDR Disclosure Letter.

(g) This Section 4.15 and Section 4.16 sets forth the sole and exclusive representations and warranties of HoldCo with respect to Tax matters.

Section 4.16 Employee Matters; Employee Plans.

(a) HoldCo has provided a materially correct and complete census of all current HoldCo employees as of the date of this Agreement, which shall include job title and location of each such employee.

(b) Neither HoldCo nor any HoldCo Subsidiary (i) is party to or bound by a Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) since January 1, 2020, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting HoldCo, any HoldCo Subsidiary or any of their respective employees; and (ii) there is not now pending, and, to the knowledge of HoldCo, no Person has threatened in writing to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c) There is no (and, since January 1, 2020, has been no) Legal Proceeding pending or, to the knowledge of HoldCo, threatened in writing, arising out of or relating to the employment or engagement of any HoldCo Associate, including arising out of or relating to any HoldCo Employee Plan or EDR Employee Plan, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(d) Since January 1, 2020, HoldCo has complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, collective bargaining, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt or non-exempt), background checks, leaves of absence, plant closing notification, privacy rights, labor disputes, workplace safety, retaliation, immigration, and harassment and discrimination matters, except any lack of compliance that would not, individually or in the aggregate, reasonably be expected to result in a HoldCo Material Adverse Effect.

(e) Section 4.16(e) of the EDR Disclosure Letter sets forth, as of the date of this Agreement, a complete list of each material HoldCo Employee Plan and material EDR Employee Plan. HoldCo has made available to WWE or WWE’s Representatives (provided that for any non-U.S. HoldCo Employee Plan or EDR Employee Plan, only to the extent reasonably available) (i) with respect to each material HoldCo Employee Plan (excluding for this purpose all offer letters that both (x) do not provide for severance or similar termination payments and (y) do not otherwise materially deviate from HoldCo’s standard forms) accurate and complete copies of the following, as relevant: (A) all plan documents and all material amendments thereto, and all related trust or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (D) all material, non-routine written communications relating to such HoldCo Employee Plan, and (ii) with respect to each material EDR Employee Plan (excluding for this purpose all offer letters that both (1) do not provide for severance or similar termination payments and (2) do not otherwise materially deviate from EDR’s standard forms) accurate and complete copies of all material plan documents and all material amendments thereto (or a summary of the material terms thereof).

(f) Neither HoldCo nor any other Person that would be or, at any relevant time, would have been considered a single employer with HoldCo under Section 414(b), (c), (m) or (o) the Code or ERISA has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to or otherwise had liability, whether absolute or contingent, with respect to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) (i) Each of the HoldCo Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such HoldCo Employee Plan and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, each of the HoldCo Employee Plans is now, and has since January 1, 2020, been operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, each HoldCo Employee Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any HoldCo Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), neither HoldCo nor any HoldCo Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any HoldCo Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or HoldCo Employee Plan.

(j) The consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any HoldCo Associate or under any HoldCo Employee Plan or EDR Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any HoldCo Associate under any HoldCo Employee Plan or EDR Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting (A) of any benefit to any HoldCo Associate, (B) under any HoldCo Employee Plan (C) of any benefit to any HoldCo Associate under any EDR Employee Plan or (D) under any equity or equity-based compensation plans, programs, agreements, arrangements or Contracts sponsored or maintained by EDR or any of its Subsidiaries with respect to any HoldCo Associate, (iv) result in any breach or violation of or default under or limit HoldCo’s right to amend, modify or terminate any HoldCo Employee Plan or related trust, or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(k) No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any HoldCo Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any HoldCo Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any HoldCo Employee Plan or EDR Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No HoldCo Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l) Except as would not, individually or in the aggregate, reasonably be expected to result in a HoldCo Material Adverse Effect, with respect to any HoldCo Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) is (or, since January 1, 2020, has been) pending, or, to the knowledge of HoldCo, threatened in writing against any HoldCo Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any HoldCo Employee Plan with respect to the operation thereof, and (ii) to the knowledge of HoldCo, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding.

Section 4.17 HoldCo Material Media Agreement. To EDR’s knowledge, since January 1, 2020, no counterparty to any HoldCo Material Media Agreement has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with HoldCo or any HoldCo Subsidiary or (b) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with HoldCo and its Subsidiaries.

Section 4.18 HoldCo Form Agreement. As of the date of this Agreement, EDR has made available to WWE an accurate and complete copy of HoldCo’s standard form promotion and bout agreement (the “Form Agreement”). As of the date of this Agreement, all fighters have entered into an agreement with HoldCo or a HoldCo Subsidiary that contains terms with respect to the assumption of risk/waiver of all claims that is substantially similar to those assumption of risk/waiver of all claims provisions in the Form Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Except as set forth on Section 4.18 of the EDR Disclosure Letter, there is no agreement with any fighter pursuant to which HoldCo or any HoldCo Subsidiary could be required to make a payment that would be material to HoldCo and its Subsidiaries, taken as a whole.

Section 4.19 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (a) HoldCo and HoldCo Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of HoldCo, threatened in writing against HoldCo or any HoldCo Subsidiary; (c) as of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of HoldCo or any HoldCo Subsidiary arising under Environmental Laws; (d) to the knowledge of HoldCo: (i) no Person has been exposed to any Hazardous Material at a property or facility of HoldCo or any HoldCo Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the HoldCo Owned Real Property and the HoldCo Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of HoldCo or any HoldCo Subsidiary under any Environmental Law; and (e) neither HoldCo nor any HoldCo Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in Material Contracts or other licenses, leases, or sub-leases for real property. This Section 4.19 sets forth the sole and exclusive representations and warranties of HoldCo with respect to matters arising under Environmental Laws.

Section 4.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, (a) HoldCo and HoldCo Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which HoldCo or any HoldCo Subsidiary is a party or is bound; and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of HoldCo and HoldCo Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.21 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of HoldCo, threatened in writing, against HoldCo or any HoldCo Subsidiary, or any property or asset of HoldCo or any HoldCo Subsidiary, or against EDR and its Affiliates primarily arising from the business of HoldCo or any HoldCo Subsidiary, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or to prevent or materially delay the ability of HoldCo to consummate the Merger by the End Date.

(b) As of the date of this Agreement, there is no order, writ, injunction, or judgment to which HoldCo or any HoldCo Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.22 Financial Advisors. Except for the those advisors set forth on Section 4.21 of the EDR Disclosure Letter (the “EDR Financial Advisors”) pursuant to the EDR Advisor Engagement Letters, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of EDR or HoldCo. EDR has, prior to the execution and delivery of this Agreement, made available to WWE a true, correct, and complete copy of EDR’s engagement letter with the EDR Financial Advisors relating to the Transactions as in effect on the date of this Agreement (the “EDR Advisor Engagement Letters”).

Section 4.23 Related Party Transactions. As of the date of this Agreement, other than any HoldCo Employee Plan or EDR Employee Plan, neither HoldCo nor any of its Subsidiaries is party to any transaction or arrangement or series of related transactions or arrangements between HoldCo or a HoldCo Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of HoldCo or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of HoldCo or any of its Subsidiaries whose status as a 5% holder is known to HoldCo as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of HoldCo), on the other hand, in each case as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (assuming that such Item 404 were to apply to HoldCo) (each of the foregoing, a “HoldCo Related Party Transaction”).

Section 4.24 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of HoldCo or HoldCo Subsidiaries expressly for inclusion in (a) the Information Statement to be filed by WWE with the SEC will, on the date the Information Statement is first mailed to stockholders of WWE and (b) the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by HoldCo with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of HoldCo or any HoldCo Subsidiary for use therein.

Section 4.25 No Other Representation.

(a) Except for the express written representations and warranties made by EDR in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of EDR, EDR OpCo or HoldCo makes any express or implied representation or warranty with respect to HoldCo or any HoldCo Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, EDR, EDR OpCo and HoldCo each hereby acknowledges and agrees that except for the express written representations and warranties made by WWE in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of WWE, New PubCo, Merger Sub or any other Person has made makes any express or implied representation or warranty with respect to WWE or any WWE Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, EDR, EDR OpCo and HoldCo each hereby acknowledges and agrees (on its own behalf and on behalf of the EDR Parties) that: (i) except for the representations and warranties of WWE expressly set forth in Article III or in any instrument or other document delivered pursuant to this Agreement, (x) none of the WWE Parties makes, or has made, any representation or warranty and (y) none of the EDR Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any WWE Party, in each case, regarding any WWE Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of EDR, EDR OpCo and HoldCo is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding WWE, the WWE Subsidiaries, and the Transactions, which investigation, review, and analysis were conducted by EDR, EDR OpCo and HoldCo together with expert advisors, including legal counsel, that they have engaged for such purpose.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Access to Information.

(a) Subject to applicable Law, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1 (the “Pre-Closing Period”), solely for purposes of furthering the Transactions, integration planning relating thereto and in accordance with Section 6.1, on reasonable advance notice to WWE, New PubCo or EDR, as applicable:

(i) WWE and New PubCo shall, and shall cause their Representatives to provide EDR and EDR’s Representatives with reasonable access during WWE’s and New PubCo’s normal business hours to WWE’s and New PubCo’s Representatives, personnel, and books and records; provided that any such access shall be conducted at EDR’s expense, at a reasonable time, under the supervision of appropriate personnel of WWE and New PubCo and in such a manner as not to unreasonably interfere with the normal operation of the business of WWE or New PubCo or any WWE Subsidiary or create material risk of damage or destruction to any material asset or property; and

(ii) EDR shall, and shall cause its Representatives to provide WWE and WWE’s Representatives with reasonable access during HoldCo’s normal business hours to HoldCo’s Representatives, personnel, and books and records; provided that any such access shall be conducted at WWE’s expense, at a reasonable time, under the supervision of appropriate personnel of EDR and in such a manner as not to unreasonably interfere with the normal operation of the business of HoldCo or any HoldCo Subsidiary or create material risk of damage or destruction to any material asset or property.

Any such access shall be subject to WWE’s and EDR’s reasonable security measures and insurance requirements, as applicable, and shall not include invasive testing or sampling of soil, sediment, groundwater, building material, vapor, air, or any other environmental media. Nothing in this Agreement shall require WWE or EDR to disclose or provide access to any information to the extent that such Party determines in its reasonable discretion (after consultation with its outside legal counsel) that such disclosure would (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which WWE, EDR or any of their respective Affiliates is a party) or (C) increase the risk of facing any Regulatory Hurdle; provided, however, WWE, New PubCo, or EDR, as applicable, shall inform the other Party as to the general nature of what is being withheld and WWE and EDR shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (1) if reasonably requested by the Party requesting the relevant information, obtain the required Consent or waiver of any third party required to provide such information and (2) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(b) With respect to the information disclosed pursuant to this Section 5.1, EDR and WWE shall comply with, and shall instruct their respective Representatives to comply with, all of its obligations under the Mutual Confidentiality Agreement, dated February 7, 2023, between WWE and EDR (the “Confidentiality Agreement”).

Section 5.2 Operation of WWE’s Business.

(a) During the Pre-Closing Period, except (x) as to the extent required under this Agreement or by applicable Laws, (y) with the written consent of EDR, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.2 of the WWE Disclosure Letter, WWE and New PubCo shall, and shall cause their respective Subsidiaries to use reasonable best efforts to conduct its business in all material respects in the ordinary course; provided that (i) with respect to the matters specifically addressed by any provision of Section 5.2(b) such specific provisions shall govern over the more general provision of Section 5.2(a) (it being agreed, however, that nothing herein shall imply that being permitted to take any specific action under Section 5.2(b) relieves WWE, New PubCo or any of their respective Subsidiaries from compliance with Section 5.2(a) as it relates to a subsequent action to the extent such subsequent action is not so permitted under Section 5.2(b)) and (ii) this Section 5.2(a) shall not prohibit WWE, New PubCo or any of their respective Subsidiaries from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 5.2(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets; provided, however, that WWE (or, following the Effective Time, New PubCo) shall provide EDR with notice of such emergency situation as soon as reasonably practicable, consult with EDR before taking any such actions (to the extent practicable under the circumstances) and provide EDR with a written description of the actions taken by WWE (or New PubCo) or any of its Subsidiaries in response to such emergency promptly following the taking of such actions.

(b) During the Pre-Closing Period, except (w) to the extent required under this Agreement or by applicable Laws, (x) with the written consent of EDR, which consent shall not be unreasonably withheld, conditioned, or delayed, or (y) as set forth in Section 5.2 of the WWE Disclosure Letter, neither WWE, nor New PubCo nor any of their respective Subsidiaries shall:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the WWE Minimum Cash Requirement;

(ii) split, combine, subdivide, or reclassify any share of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant (A) any capital stock, equity-linked interest, or other security, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity-linked interest, or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity-linked interest, or other security of WWE (except, in each case, (w) on the settlement of WWE Restricted Stock Units or WWE Performance Stock Units, in each case, outstanding as of the date hereof or granted after the date hereof as permitted hereunder, (x) pursuant to purchase rights under the WWE ESPP, (y) (i) in connection with conversion (in whole or in part) of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture or (ii) pursuant to an exercise of the Call Spread Transactions or otherwise pursuant to their terms or (z) from a WWE Subsidiary to another WWE Subsidiary);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of WWE, New PubCo or any of their respective Subsidiaries;

(v) other than any in respect of any Talent Agreement and except as required under the terms of any WWE Employee Plan in existence as of the date hereof: (A) establish, adopt, terminate, or materially amend any WWE Employee Plan, except for amendments to such WWE Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such WWE Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the WWE Employee Plans; (C) grant any WWE Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to WWE Associates with an annual base salary below $500,000 in the ordinary course of business in connection with WWE’s annual merit-based compensation review process or WWE’s promotion of any WWE Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any WWE Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for WWE Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any WWE Associate with an annual base salary in excess of $500,000;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other organizational document;

(vii) form any Subsidiary (other than a subsidiary wholly-owned by WWE or a WWE Subsidiary), acquire any equity interest or equity-linked interest in any other Entity (other than securities in a publicly traded company held for investment by WWE and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) (A) for each of (i) the remainder of calendar year 2023 and (ii) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 115% of WWE’s capital expense budget made available to EDR or EDR’s Representatives, which expenditures shall be in accordance with the categories set forth in such budget or (B) utilize any amount of any tenant improvement allowance paid to the tenant by the landlord pursuant to the Headquarters Lease for any purpose other than for the payment of the hard and soft costs incurred in connection with completion of Tenant’s Work (as defined in the Headquarters Lease) subject to and in accordance with the terms of the Headquarters Lease;

(ix) other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in WWE’s reasonable judgment), transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Intellectual Property Right, except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of WWE or any WWE Subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that WWE or a WWE Subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(x) enter into, amend, renew (or fail to exercise a renewal option under), or modify a WWE Lease if such WWE Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such WWE Lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any WWE Lease (except any termination that shall occur at the end of the maximum term of such WWE Lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

(xi) make any material capital contribution or advance to, or material investment in, any Person (other than between WWE and any of its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of WWE or any WWE Subsidiary as the date of this Agreement in the ordinary course of business);

(xii) other than any Media Agreement or Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any WWE Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a WWE

Material Contract, excluding any (A) non-exclusive license agreement and (B) settlement of conversions with respect to the Convertible Notes;

(xiii) amend or modify in any material respect any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Law, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of WWE and WWE Subsidiaries;

(xiv) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where WWE reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that WWE consults with EDR and considers in good faith the views and comments of EDR with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreement contemplated hereby;

(xv) settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any actual or threatened Legal Proceeding or other claim in respect of Taxes, (B) any actual or threatened Legal Proceeding or other claim arising out of or relating to a breach of this Agreement or any other agreement contemplated hereby, or (C) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by WWE of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, WWE and the payment of monies by WWE that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by WWE of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the WWE Balance Sheet; or (IV) that does not result in any monetary or other obligation of WWE, New PubCo or a WWE Subsidiary; provided that this Section 5.2(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 6.2 or Section 6.5;

(xvi) enter into, amend, or modify any Collective Bargaining Agreement (except (A) to the extent required by applicable Laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreement);

(xvii) in each case, except in the ordinary course of business: (A) make, change, or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return or file any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable Laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or voluntary disclosure agreement or Tax amnesty filing with any Governmental Body;

(xviii) other than any Media Agreement or any Talent Agreement, enter into any Contract that would, following the Closing, on its terms, materially limit the freedom or right of HoldCo, EDR or their respective Affiliates or investors or Affiliates of such investors to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE Subsidiary;

(xix) change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(xx) amend, modify, supplement or terminate the Convertible Notes Indenture or any Call Spread Documentation or take any action that would result in (i) a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof), (ii) a change to the composition of the Shares thereunder or any other economic term thereof, (iii) a Potential Adjustment Event or (iv) otherwise an adjustment to the Option Entitlement, Warrant Entitlement or Strike Price (each as defined in the relevant Call Spread Documentation as in effect on the date hereof) (other than as contemplated pursuant to Section 6.9);

(xxi) after delivery of the WWE Balance Sheet Schedule, take or fail to take any action with the specific intent of causing, the components of the WWE Balance Sheet Schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three (3) business days before the Closing Date; or

(xxii) enter into or authorize, agree, or commit to take any action described in clauses (i) through Section 5.2(b)(xxi) of this Section 5.2(b).

Nothing in this Agreement shall give to EDR, EDR OpCo or HoldCo, directly or indirectly, any right to control or direct the operations (including the negotiation of any Media Agreement) of WWE, New PubCo or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of EDR and WWE shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of its Subsidiaries.

Section 5.3 Operation of HoldCo’s Business.

(a) During the Pre-Closing Period, except (x) to the extent required under this Agreement or by applicable Laws, (y) with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.3 of the EDR Disclosure Letter, EDR shall, and shall cause the EDR Subsidiaries to, use reasonable best efforts to conduct the HoldCo business in all material respects in the ordinary course; provided, that (i) with respect to the matters specifically addressed by any provision of Section 5.3(b) such specific provisions shall govern over the more general provision of Section 5.3(a) (it being agreed, however, that nothing herein shall imply that being permitted to take any specific action under Section 5.3(b) relieves Holdco or any HoldCo Subsidiary from compliance with Section 5.3(a) as it relates to a subsequent action to the extent such subsequent action is not so permitted under Section 5.3(b)) and (ii) this Section 5.3(a) shall not prohibit EDR or any EDR Subsidiary from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 5.3(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets; provided, however, that EDR shall provide WWE with notice of such emergency situation as soon as reasonably practicable, consult with WWE before taking any such actions (to the extent practicable under the circumstances) and provide WWE with a written description of the actions taken by HoldCo or any of its Subsidiaries in response to such emergency promptly following the taking of such actions.

(b) During the Pre-Closing Period, except (x) to the extent required under this Agreement or by applicable Laws, (y) with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.3 of the EDR Disclosure Letter, neither HoldCo nor any HoldCo Subsidiary shall, and EDR shall cause HoldCo and any HoldCo Subsidiary not to:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the EDR Minimum Cash Requirement;

(ii) split, combine, subdivide, or reclassify any Membership Interest or other equity interests of HoldCo or its Subsidiaries;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant by HoldCo or any HoldCo Subsidiary of (A) any Membership Interest or other security of HoldCo or equity interests or other security of any HoldCo Subsidiary, (B) any option, call, warrant, restricted securities, or right to acquire any Membership Interest or other security of HoldCo or any equity interests or other security of any HoldCo Subsidiary, or (C) any instrument convertible into or exchangeable for any Membership Interest or other security of HoldCo or any equity interests or other security of any HoldCo Subsidiary (other than, in each case of clauses (A)-(C) any issuance, sale, delivery, pledge, transfer, Encumbrance, or grant from a HoldCo Subsidiary to another HoldCo Subsidiary or from HoldCo to any Subsidiary of EDR);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of HoldCo;

(v) other than any in respect of any Talent Agreement and except as required under the terms of any HoldCo Employee Plan or EDR Employee Plan in existence as of the date hereof: (A) establish, adopt, terminate, or materially amend any HoldCo Employee Plan, except for amendments to such HoldCo Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such HoldCo Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the HoldCo Employee Plans; (C) grant any HoldCo Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to HoldCo Associates with an annual base salary below $500,000 in the ordinary course of business in connection with HoldCo’s annual merit-based compensation review process or HoldCo’s promotion of any HoldCo Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any HoldCo Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for HoldCo Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any HoldCo Associate with an annual base salary in excess of $500,000;

(vi) amend or permit the adoption of any amendment to its certificate of formation or the HoldCo Operating Agreement;

(vii) form any Subsidiary of HoldCo (other than a subsidiary wholly-owned by HoldCo or a HoldCo Subsidiary), to (a) acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by HoldCo or any HoldCo Subsidiary and consisting of less than 1% of the outstanding capital stock of such Entity) or (b) enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) for each of (A) the remainder of calendar year 2023 and (B) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 125% of HoldCo’s capital expense budget made available to WWE or WWE’s Representatives, which expenditures shall be in accordance with the categories set forth in such budget;

(ix) other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in HoldCo’s reasonable judgment), transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Intellectual Property Right (except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of HoldCo or any HoldCo Subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that HoldCo or a HoldCo Subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate);

(x) enter into, amend, renew (or fail to exercise a renewal option under), or modify a HoldCo Lease if such HoldCo Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such HoldCo Lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any HoldCo Lease (except any termination that shall occur at the end of the maximum term of such HoldCo Lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

(xi) make any material capital contribution or advance to, or material investment in, any Person (other than between the HoldCo and any of its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of HoldCo or any of its Affiliates as the date of this Agreement in the ordinary course of business;

(xii) other than any Media Agreement or any Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any HoldCo Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a HoldCo Material Contract, excluding any non-exclusive license agreement;

(xiii) amend or modify in any material respect, any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Law, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of HoldCo and HoldCo Subsidiaries;

(xiv) commence any Legal Proceeding related to the HoldCo business, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where HoldCo reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that HoldCo consults with WWE and considers in good faith the views and comments of WWE with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreement contemplated hereby;

(xv) settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), in each case, related to the Holdco business, other than (A) any actual or threatened Legal Proceeding or other claim arising out of or relating to a breach of this Agreement or any other agreement contemplated hereby, or (B) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by HoldCo of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, HoldCo and the payment of monies by HoldCo that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by HoldCo of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the HoldCo Balance Sheet; or (IV) that does not result in any monetary or other obligation of HoldCo or a HoldCo Subsidiary; provided that this Section 5.3(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 6.2 or Section 6.5;

(xvi) enter into, amend, or modify any Collective Bargaining Agreement (except (A) to the extent required by applicable Laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreement);

(xvii) in each case, except in the ordinary course of business: (A) make, change, or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return or file any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable

Laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or voluntary disclosure agreement or Tax amnesty filing with any Governmental Body;

(xviii) other than any Media Agreement or any Talent Agreement, enter into any Contract that would, following the Closing, on its terms, materially limit the freedom or rights of WWE or any WWE Subsidiary (other than HoldCo or any HoldCo Subsidiary as of prior to the Closing) to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo Subsidiary;

(xix) change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law (other than such changes implemented for all or substantially all of EDR’s businesses);

(xx) after delivery of the EDR Balance Sheet Schedule, take or fail to take any action with the specific intent of causing the components of the EDR Balance Sheet Schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three (3) business days before the Closing Date; or

(xxi) enter into or authorize, agree, or commit to take any action described in clauses (i) through Section 5.3(b)(xx) of this Section 5.3(b).

(c) Despite the foregoing, nothing in this Section 5.3 shall prohibit or otherwise restrict in any way the operation of the business of EDR or its Affiliates, except with respect to, or as it would affect, the operations, assets, liabilities, rights or obligations of HoldCo.

(d) Nothing in this Agreement shall give to WWE, New PubCo or Merger Sub, directly or indirectly, any right to control or direct the operations (including the negotiation of any Media Agreement) of HoldCo prior to the Effective Time. Prior to the Effective Time, each of WWE and EDR shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of its Subsidiaries.

Section 5.4 No Solicitation.

(a) Except to the extent expressly permitted by this Section 5.4, during the Pre-Closing Period, WWE shall, shall cause its Subsidiaries and direct its and their Representatives to (i) promptly (and in any case within twenty-four (24) hours) terminate (or cause to be terminated) any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.4, (ii) promptly (and in any case within twelve (12) hours of the execution of this Agreement) terminate (or cause to be terminated) such Person’s and its Affiliates’ and Representatives’ access to any data room or other depository of information maintained by or on behalf of WWE and its Subsidiaries for purposes of facilitating an Acquisition Proposal and (iii) promptly cease any direct or indirect solicitation, knowing encouragement, discussion, or negotiation with any such Person that may be ongoing relating to an Acquisition Proposal. Additionally, WWE shall not, shall cause its Subsidiaries not to and direct its and their Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information), or otherwise propose or knowingly induce the making, submission, or announcement of, any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an Acquisition Proposal, (B) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other Person (other than EDR, its Subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) any non-public information and data relating to WWE or any of its Subsidiaries or afford to any Person (other than EDR, its Subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) access to the business, properties, assets, books, records or other information, or to any personnel, of WWE or any of its Subsidiaries (except pursuant to Section 220 of the DGCL), in each case, in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any inquires or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) approve, adopt, endorse or recommend an Acquisition Proposal or any offer or proposal that could lead to an Acquisition Proposal, (D) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (E) grant any waiver, amendment or release under any Takeover Laws, (F) authorize or enter into any letter of intent, acquisition agreement, agreement in principle, or other Contract (an “Acquisition Agreement”) relating to an Acquisition Proposal or (G) resolve, agree or propose to do any of the foregoing; provided, that, if (and only if) prior to WWE’s receipt of the duly executed WWE Written Consent, WWE receives an Acquisition Proposal that did not result from a breach of this Section 5.4(a) and the WWE Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (1), (2) or (3) would be inconsistent with the directors’ fiduciary duties under applicable Law, WWE and the WWE Subsidiaries and their respective Representatives may (1) enter into an Acceptable Confidentiality Agreement, (2) engage in discussions or negotiations regarding such Acquisition Proposal (so long as WWE and such person have executed an Acceptable Confidentiality Agreement) and (3) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of WWE or any of its Subsidiaries (so long as WWE and such person have executed an Acceptable Confidentiality Agreement), in each case, with the person making or renewing such Acquisition Proposal and its Representatives; provided, however, that any such information or access has previously been made available to EDR or shall be made available to EDR prior to, or substantially concurrently with, the time such information is made available to such Person.

(b) WWE shall promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal by it or any of its Representatives, notify EDR of the material terms of such Acquisition Proposal received by WWE, the Specified Stockholder or any of their respective Affiliates, and the identity of the person or “group” making such Acquisition Proposal and shall provide EDR with copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). In addition, WWE shall, and shall cause its Subsidiaries, the Specified Stockholder and their respective Affiliates to, keep EDR reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal. WWE shall promptly (and, in any event, within 24 hours), following a determination by the WWE Board that an Acquisition Proposal is a Superior Proposal to the extent WWE Board is permitted to do so pursuant to Section 5.6, notify Parent of such determination in writing (and, for the avoidance of doubt, following WWE’s receipt of the WWE Written Consent, the WWE Board shall have no right to make such a determination pursuant to Section 5.6 or otherwise).

(c) As soon as reasonably practicable after the date of this Agreement, WWE shall deliver a written notice to each Person that entered into a confidentiality agreement relating to an Acquisition Proposal within the 180 days preceding the date of this Agreement requesting the prompt return or destruction of all confidential information previously furnished to any Person pursuant to such confidentiality agreement within such 180-day period.

(d) Without limiting the foregoing, WWE agrees that if any of its officers, or its or their officers’ direct reports, or its or their directors, or any investment banker or financial advisor retained by, and acting on behalf of WWE, takes (or omits to take) any action that if taken (or not taken) by WWE would constitute a breach of this Section 5.4, then such action (or inaction) shall be deemed to constitute a breach of this Section 5.4 by WWE.

Section 5.5 WWE Written Consent. Immediately after the execution of this Agreement, in lieu of calling a meeting of WWE’s stockholders, WWE shall use reasonable best efforts to submit to, and in the absence of an Adverse Recommendation Change made in accordance with the terms of Section 5.6(b) or Section 5.6(c), seek and obtain from, the Specified Holder by no later than twelve (12) hours after the execution of this Agreement, the WWE Written Consent (the “Written Consent Delivery Time”). Upon receipt of the executed WWE Written

Consent, WWE shall provide to EDR promptly (and in any event by the Written Consent Delivery Time) a copy of such WWE Written Consent. In connection with the WWE Written Consent, WWE shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL, and WWE’s organizational documents.

Section 5.6 WWE Board Recommendation.

(a) Except to the extent permitted by Section 5.6(b) or Section 5.6(c), the WWE Board and each committee of the WWE Board shall not, and shall not authorize or publicly propose to: (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to the EDR Parties) the WWE Board Recommendation; (B) authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; or (C) make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the WWE Board of the type specified by Rule 14d-9(f) under the Exchange Act (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit WWE any of WWE’s Subsidiaries to enter into any Acquisition Agreement or otherwise resolve or agree to do so.

(b) Anything to the contrary in Section 5.6(a) notwithstanding, until the earlier to occur of the termination of this Agreement pursuant to Article VII and WWE’s receipt of the duly executed WWE Written Consent by the Specified Stockholder, if (but only if) in response to an Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a breach of Section 5.6, the WWE Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, then, subject to the remainder of this Section 5.6(b), the WWE Board may make an Adverse Recommendation Change. Before the WWE Board may effect an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) WWE shall notify the EDR Parties in writing that it intends to effect an Adverse Recommendation Change; (ii) WWE shall provide the EDR Parties a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of any written materials received from or on behalf of the Person or Persons making such Acquisition Proposal; (iii) if requested to do so by the EDR Parties, for a period of four Business Days following delivery of such notice, WWE shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the EDR Parties and their Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change; and (iv) no earlier than the end of such four Business Day period, WWE Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by the EDR Parties during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to EDR Parties as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).

(c) Anything to the contrary in Section 5.6(a) notwithstanding, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and WWE’s receipt of the duly executed WWE Written Consent by the Specified Stockholder, the WWE Board may make, subject to the remainder of this Section 5.6(c), an Adverse Recommendation Change in response to an Intervening Event if the WWE Board determines (after consultation with its respective outside legal counsel and financial advisors) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to breach its fiduciary duties under applicable Law. Before the WWE Board may effect an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) WWE shall notify the EDR Parties in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse

Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by the EDR Parties, for a period of four Business Days following delivery of such notice, WWE shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the Representatives of the EDR Parties any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Adverse Recommendation Change and (iii) no earlier than the end of such four Business Day period, WWE Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by the EDR Parties during such four Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to breach the WWE Board’s fiduciary duties under applicable Law.

Section 5.7 Payoff of Certain Indebtedness. WWE shall use reasonable best efforts to (a) deliver or cause to be delivered to EDR on or prior to Closing a copy of an executed payoff letter, in customary form, from the agent for the Existing Revolving Facility, which payoff letter shall (i) indicate the aggregate amount required to be paid to such agent on the Closing Date and (ii) provide that upon receipt of the applicable payoff amount, the applicable agreements evidencing the Existing Revolving Facility shall be automatically terminated (other than any provisions that by their terms survive the termination thereof) and all Encumbrances on the assets and properties of WWE and WWE Subsidiaries securing any such Indebtedness and all guarantees by any WWE Subsidiary of the Existing Revolving Facility shall be released and terminated (with authority provided to file any applicable lien releases and related termination documentation) and (b) deliver or cause to be delivered all applicable lien release and related termination documentation.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1 Preparation of Information Statement/Registration Statement.

(a) As promptly as practicable following the delivery by EDR to WWE of the HoldCo Audited Financial Statements in accordance with Section 6.15(a), WWE shall cause to be prepared and filed with the SEC (i) an information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the WWE Written Consent and the Transactions and a prospectus to be sent to the stockholders of WWE (the “Information Statement”) and (ii) New PubCo’s registration statement on Form S-4 (the “Registration Statement,” with the Information Statement constituting a part thereof). WWE shall promptly notify EDR upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement or the Registration Statement and shall provide the EDR with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Information Statement or the Registration Statement and shall provide EDR and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. EDR and WWE shall cooperate and provide each other Party with a reasonable opportunity to review and comment the Information Statement and the Registration Statement and any substantive correspondence (including responses to SEC comments), amendments or supplements to the Information Statement or the Registration Statement prior to filing with the SEC (and any such filing shall be subject to EDR’s prior written consent not be unreasonably withheld, conditioned or delayed), and shall provide to such other Parties a copy of all such filings made with the SEC.

(b) WWE shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the Information Statement to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Without limiting any other provision herein, the Registration Statement and Information Statement will contain such information and disclosure reasonably requested by WWE so that the Registration Statement conforms in form and substance to the requirements of the

Securities Act and the Information Statement conforms in form and substance to the requirements of the Exchange Act. WWE shall use its reasonable best efforts to cause the Information Statement to be mailed to holders of WWE Common Stock as promptly as practicable after the Registration Statement is declared effective.

(c) If at any time prior to the Effective Time there shall occur any event with respect to WWE, EDR or any of their respective Subsidiaries, or with respect to information supplied by WWE or EDR for inclusion in the Registration Statement or Information Statement, which event is required to be described in an amendment of or a supplement to the Registration Statement or Information Statement, WWE will promptly file an amendment or supplement with the SEC and, as required by law, disseminate it to the stockholders of WWE.

(d) EDR and Merger Sub shall provide WWE with such information concerning themselves and their Affiliates as is customarily included in a registration statement or information statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Laws, requested by the SEC or its staff, or as WWE may reasonably request, in each case, sufficiently in advance of the mailing of the Registration Statement or Information Statement to be included therein.

Section 6.2 Filings, Consents, and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 6.2(b), each of the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Antitrust Laws or Foreign Direct Investment Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations, or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance, or waiver, or expiration or termination of a waiting period by or from, or to avoid a Legal Proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals, or waivers from third parties, and (iii) the execution and delivery of any additional instrument necessary to consummate the Transactions; provided, however, that in no event shall WWE or any WWE Subsidiary be required to pay prior to the Effective Time any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent or approval required for the consummation of the Transactions under any Contract.

(b) Without limiting the obligations imposed under Section 6.2(a), the Parties shall promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance, and approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or any other Governmental Body of any other jurisdiction for which any consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of any waiting period is sought with respect to the Transactions, so as to obtain such consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a Legal Proceeding by the FTC, the DOJ, any other Governmental Body, or any other Person under Antitrust Laws or any Law regulating foreign investment screening, national security or trade regulation (“Foreign Direct Investment Laws”), and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or Legal Proceeding that would otherwise have the effect of preventing the Closing, delaying the Closing, or delaying the Closing beyond the End Date (collectively, “Regulatory Approvals”), including defending through litigation on the merits any claim asserted in court by any Governmental Body, under Antitrust Laws and/or Foreign Direct Investment Laws in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that could restrain, delay, or prevent the Closing by the End Date (which obligation will not be deemed to limit other obligations under this Agreement). Subject to the immediately following provisos, but notwithstanding anything else to the contrary contained in this Agreement, no Party shall be required to (i) negotiate, commit to, and effectuate by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, product line, or business of WWE, EDR, or any of their respective Affiliates, (ii) terminate any existing relationship, contractual right, or obligation of WWE, EDR, or any of their respective Affiliates, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual right, or obligation of WWE, EDR, or any of their respective Affiliates, (v) effectuate any other change or restructuring of WWE, EDR, or any of their respective Affiliates, (vi) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Body with respect to any transaction, or (vii) otherwise take or commit to take any action with respect to the businesses, product lines, or assets of WWE, EDR, or any of their respective Affiliates in connection with any Regulatory Approval (each of the foregoing, a “Remedy”); provided that notwithstanding the foregoing, each of the Parties shall, and shall cause their respective Affiliates to, effect, or agree to effect, any Remedy solely with respect to HoldCo, UFC and/or WWE (and/or any of their respective Subsidiaries, and/or any of their or their respective Subsidiaries’ assets, properties, rights and/or businesses but for clarity, not with respect to any of EDR’s or its Affiliates’ (other than HoldCo’s, UFC’s and/or their respective Subsidiares’) equity ownership interest in or arrangements with Holdco, WWE or New PubCo or any of their Subsidiaries) that, individually or in the aggregate, would not, or would not reasonably be expected to have, a burdensome effect; provided, further, that each applicable Party shall be required to accept or commit to a Remedy only if the effectiveness of such Remedy is conditioned on the occurrence of the Closing. A “burdensome effect” means a material impact on UFC and its Subsidiaries, taken as a whole, or on WWE and its Subsidiaries, taken as a whole.

(c) Subject to the terms and conditions of this Agreement, each Party shall (and shall cause their respective Affiliates, if applicable, to) (i) as promptly as reasonably practicable, but in no event later than ten (10) business days after the date of this Agreement (unless EDR and WWE agree to a later date), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions (it being understood that the Parties shall use good faith efforts to make such filing no later than five (5) business days after the date of this Agreement), (ii) as promptly as reasonably practicable after the date of this Agreement (unless WWE and EDR agree to a later date) make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws or Foreign Direct Investment Laws in those jurisdictions identified in Section 6.2(c) of the WWE Disclosure Letter, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period, or consent or approval is a condition to Closing and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filing or notification or other consent required to be made with, or obtained from, any other Governmental Body in connection with the Transactions.

(d) Without limiting the generality of anything in this Section 6.2, each Party shall, and shall cause their respective Affiliates to, use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action, or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, the DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action, or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements and (B) to remove references to valuation of WWE or EDR or their respective Subsidiaries, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body, permit authorized Representatives of the other Parties to be present at each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material, or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant to this Section 6.2 so as to preserve any applicable privilege. Merger Sub shall pay all filing fees under the HSR Act and for any filing required under foreign Antitrust Laws or Foreign Direct Investment Laws (if any).

(e) Notwithstanding anything to the contrary in the foregoing, none of EDR, WWE, or any of their respective Representatives or Affiliates shall agree to any Remedy, commit to or agree with any Governmental Body to not consummate the Merger for any period of time, or to stay, toll, or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and shall not pull and refile any filing made under the HSR Act, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(f) WWE and EDR shall consult in advance with each other and in good faith take each other’s views into account prior to taking any substantive position with respect to (x) the filings under the HSR Act or required by any other Governmental Body under any applicable Antitrust Laws or Foreign Direct Investment Laws and (y) any written submission or, to the extent practicable, any discussion with any Governmental Body in connection with obtaining any necessary clearance under the HSR Act or any other Antitrust Law or any Foreign Direct Investment Law.

(g) The Parties shall not, and shall not permit any of their Affiliates to, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interests or assets of any Person that would be reasonably likely to: (i) materially increase the risk of imposing any material delay in the expiration or termination of any applicable waiting period or materially increase the risk of imposing any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, or order of a Governmental Body necessary to consummate the Transactions, including any approval or expiration of the waiting period under the HSR Act or any other applicable Law; or (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, prevent, enjoin, or otherwise prohibit consummation of Transactions (any of clause (i) or (ii), a “Regulatory Hurdle”).

(h) From the date hereof until the Closing, EDR shall not permit the Persons set forth on Section 6.2(h) of the EDR Disclosure Letter to take the actions set forth on Section 6.2(h) of the EDR Disclosure Letter.

Section 6.3 Employee Benefits.

(a) From and after the Effective Time, EDR and New PubCo shall honor, and shall cause the Surviving Entity and its Subsidiaries to honor, all WWE Employee Plans and all WWE employment, severance, and termination plans and agreements, in each case, in accordance with their terms as in effect immediately before the Effective

Time and, to the extent applicable, shall assume any WWE Employee Plan that requires or contemplates assumption by its terms by an acquirer or successor. EDR hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the WWE Employee Plans set forth on Section 6.3(a) of the WWE Disclosure Letter will occur at or prior to the Effective Time, as applicable. For a period beginning on the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), EDR and New PubCo shall provide, or cause to be provided, to each natural person who is employed by WWE or any WWE Subsidiary (or who provides services to WWE or any WWE Subsidiary pursuant to an arrangement with a professional employer organization) as of immediately prior to the Effective Time (including any such employee who is on disability or other approved leave) and who is employed by New PubCo or any New PubCo Subsidiary or continues to be employed by the Surviving Entity or any Subsidiary thereof (or to provide services to the Surviving Entity (or any Subsidiary thereof) pursuant to an arrangement with a professional employer organization), in each case immediately following the Effective Time (each, a “Continuing Employee”) (1) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, that are no less favorable in the aggregate than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, and (2) other compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention or transaction bonus plans, programs and arrangements) that are no less favorable in the aggregate than either (x) compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation and retention or transaction bonus plans, programs and arrangements) provided to such Continuing Employee immediately prior to the Effective Time or (y) compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention plans, programs, and arrangements) provided to similarly situated employees of HoldCo or any of its Subsidiaries). Without limiting the foregoing:

(i) During the Continuation Period, EDR and New PubCo shall provide, or cause to be provided, to each Continuing Employee who suffers a termination of employment, severance payments and benefits that are no less favorable than those that would have been provided to such Continuing Employee upon such a termination of employment under WWE Employee Plans set forth on Section 6.3(a)(i) of the WWE Disclosure Letter as in effect immediately prior to the Effective Time.

(ii) Each Continuing Employee shall be given full service credit for all purposes (including eligibility to participate, levels of benefits, and eligibility for vesting under EDR’s, New PubCo’s and the Surviving Entity’s employee benefit plans and arrangements) to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable WWE Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with WWE or Holdco (and its predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits under any such employee benefit plan or arrangement or the funding of any such benefit or apply for purposes of any defined benefit pension plan or post-retirement health and welfare plan.

(iii) With respect to any accrued but unused personal, sick, or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick, or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, EDR and New PubCo shall, or shall cause the Surviving Entity to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of HoldCo.

(iv) To the extent that service is relevant for eligibility, vesting or allowances under any health or welfare benefit plan of EDR, New PubCo or the Surviving Entity, then EDR and New PubCo shall use reasonable best efforts to (A) waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the Effective Time and (B) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for service and amounts paid prior to the Effective Time with WWE (and its predecessors) to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of WWE or HoldCo.

(b) The provisions of this Section 6.3 are solely for the benefit of the Parties to this Agreement, no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any WWE Associate any right to continue in the employ or service of New PubCo, the Surviving Entity, EDR, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way any right that New PubCo, the Surviving Entity, EDR, or any Subsidiary or Affiliate thereof may have to discharge or terminate the services of any WWE Associate at any time for any reason whatsoever, with or without cause.

Section 6.4 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses, and exculpation by WWE existing (the “D&O Indemnification Obligations”) in favor of those Persons who are current or former directors, officers, members, managers, employees or agents of WWE or any WWE Subsidiary (and any person who becomes a director, officer, member or manager of WWE or any WWE Subsidiary prior to the Effective Time) (collectively, together with such Person’s heirs, executors and administrators, the “D&O Indemnified Persons”) for any act, omission or other matter occurring prior to the Effective Time, as provided in the organizational documents of WWE and the WWE Subsidiaries (as in effect as of the date of this Agreement) or in any indemnification agreements between WWE or any WWE Subsidiary set forth on Section 6.4(a) of the WWE Disclosure Letter and said D&O Indemnified Persons (in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect and shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person, and shall be observed by the Surviving Entity and its Subsidiaries to the fullest extent available under Delaware Law or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.4(a) and the rights provided under this Section 6.4(a) until disposition of such claim.

(b) From the Effective Time until the six (6)-year anniversary of the Closing Date, New PubCo and HoldCo (together with their successors and assigns, the “D&O Indemnifying Parties”) shall, to the fullest extent permitted under Delaware Law or other applicable Law, indemnify and hold harmless each D&O Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines (including reasonable and documented attorneys’ fees and investigation expenses) incurred by such D&O Indemnified Person due to such D&O Indemnified Person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE Subsidiary in connection with any pending or threatened Legal Proceeding, whether asserted or claimed prior to, at or after the Effective Time, based on, arising out of, or relating to, in whole or in part, (i) the fact that such D&O Indemnified Person is or was a director, officer, member, manager, employee or agent of WWE or any WWE Subsidiary, (ii) any action or omission, or alleged action or omission, in such D&O Indemnified Person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE Subsidiary, or taken at the request of WWE or such WWE Subsidiary (including in connection with serving at the request of WWE or such WWE Subsidiary as an officer, director, member, manager, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), and (iii) with respect to the Transactions, as well as any actions taken by WWE, New PubCo or Merger Sub with respect thereto

(including any disposition of assets of the Surviving Entity or any of its Subsidiaries that is alleged to have rendered the Surviving Entity or any of its Subsidiaries insolvent). Without limiting the foregoing, from the Effective Time until the six (6)-year anniversary of Closing Date, the D&O Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and investigation expenses) incurred by the D&O Indemnified Persons in connection with matters for which such D&O Indemnified Persons are eligible to be indemnified pursuant to this Section 6.4(b) reasonably promptly after receipt by New PubCo of a written request for such advance, subject to the execution by such D&O Indemnified Persons of appropriate undertakings in favor of the D&O Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Person is not entitled to be indemnified under this Section 6.4(b); provided, that if any D&O Indemnified Person delivers to New PubCo a written notice asserting a claim for indemnification pursuant to this Section 6.4(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. Notwithstanding anything to the contrary in this Agreement, none of New PubCo, the Surviving Entity nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an D&O Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Person from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Entity (which counsel will be reasonably acceptable to such D&O Indemnified Person), the fees and expenses of which shall be paid by the Surviving Entity.

(c) From the Effective Time until the sixth (6th)-anniversary of the Closing Date, the Surviving Entity shall, and New PubCo and EDR shall cause the Surviving Entity to, maintain, in effect, the existing directors’ and officers’ and fiduciary liability insurance policies maintained by WWE as of the date of this Agreement for the benefit of WWE, WWE Subsidiaries and D&O Indemnified Persons who are currently covered by such existing policies with respect to their acts and omissions occurring at or prior to the Effective Time in their capacities as directors and officers of WWE (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy and from an insurance carrier with the same or better credit rating as WWE’s current directors’ and officers’ liability insurance; provided that, at or prior to the Effective Time, WWE may (and at the request of EDR shall) purchase a six (6)-year “tail” policy for the existing directors’ and officers’ and fiduciary liability policies effective as of immediately prior to the Effective Time and if an applicable “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.4(c) in respect of the applicable policy; provided that in no event shall the Surviving Entity be required to expend in any one (1) year an amount in excess of 300% of the annual premiums currently payable by WWE with respect to such current polices, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, New PubCo and EDR shall be obligated to cause the Surviving Entity to obtain policies with the greatest coverage available for a cost equal to such amount. If EDR or WWE purchases a “tail policy” prior to the Effective Time, the Surviving Entity shall (and New PubCo shall cause the Surviving Entity to) maintain such tail policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) If New PubCo, EDR, the Surviving Entity, or any of their respective legal successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person or consummate any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of New PubCo, EDR, or the Surviving Entity shall assume all of the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 shall survive the consummation of the Transactions and may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such Indemnified Person. Each D&O Indemnified Persons are, and are intended to be, third party beneficiaries of this Section 6.4, with full rights of enforcement as if a Party. The rights of D&O Indemnified Persons this Section 6.4 will be in addition to, and not in substitution for, any other rights that such Persons may have, including any rights pursuant to (i) the certificate of incorporation and bylaws of WWE; (ii) the organizational documents of the WWE Subsidiaries; (iii) any and all indemnification agreements entered into with WWE or any WWE Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any right pursuant to any indemnification agreement or any directors’ and officers’, employment practices and fiduciary liability insurance claims under any policy that is or has been in existence with respect to WWE or any WWE Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.4 is not prior to or in substitution for any such claim under such policies.

Section 6.5 Securityholder Litigation. During the Pre-Closing Period, each of EDR and WWE shall, as promptly as possible after obtaining knowledge thereof, notify the other Party of any Legal Proceeding brought by such Party’s security holders against such Party or its directors arising out of or relating to the Transactions (“Securityholder Litigation”), shall keep the other Party reasonably informed with respect to the status thereof and shall give the other Party a reasonable opportunity to participate (at such Party’s expense) in the defense or settlement of any such Securityholder Litigation. Each of EDR and WWE shall give the other Party the opportunity to review and comment on all material filings or responses to be made by such Party in connection with any such Securityholder Litigation, and shall in good faith take such comments into account; provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 5.1, including with respect to attorney-client privilege or any other applicable legal privilege.

Section 6.6 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions.

Section 6.7 Disclosure. No Party or its Subsidiaries, nor its and their Representatives acting on their behalf, shall issue or cause the publication of any press release or otherwise make any public statement, disclosure, or communication with respect to the Transactions except (i) as may be required by any applicable Law or (ii) with the prior written consent of (A) EDR, in the case of any such public statement, disclosure, or communication by WWE Parties their Subsidiaries or its or their Representatives acting on their behalf or (B) WWE, in the case of any such public statement, disclosure, or communication by EDR Parties, their Subsidiaries or its or their Representatives acting on their behalf; provided that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by WWE and/or EDR or their respective Representatives in compliance with this Section 6.7, except as would or would reasonably be expected to require (x) WWE or its Affiliates or its investors, in the case of any such public statement, disclosure, or communication by EDR or its Representatives acting on their behalf or (y) EDR or its Affiliates or investors, in the case of any such public statement, disclosure, or communication by WWE or its Representatives acting on their behalf, to be required under applicable Law to make additional public disclosure.

Section 6.8 Takeover Laws. If any Takeover Law may become, may purport to be, or does become applicable to the Transactions, each of EDR, Merger Sub, and WWE and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on the Transactions.

Section 6.9 Convertible Notes; Call Spread Transaction.

(a) Prior to the Effective Time and as set forth in Section 6.9 of the WWE Disclosure Letter, WWE shall take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of the Convertible Notes Indenture and the Call Spread Documentation, including (i) the giving of any notices permitted or required by the Convertible Notes Indenture and/or the Call Spread Documentation in connection with the Transactions and delivery to the trustees, holders or other applicable Persons, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustees, holders or other applicable Persons in connection with the Transactions; provided that WWE (or the applicable WWE Subsidiary) shall deliver a copy of any such notice or other document to EDR as soon as reasonably practicable prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture or the Call Spread Documentation, (ii) preparing one or more supplemental indentures, officer’s certificates and/or opinions of WWE’s counsel required in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee under the Convertible Notes Indenture, holders or other applicable Persons, as applicable, at or prior to the Closing, which supplemental indentures, officer’s certificate and opinions of counsel shall be reasonably satisfactory in form and substance to the Trustee and EDR and (iii) taking all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible Notes Indenture as may be required to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Transactions, provided that opinions of counsel required by the Convertible Notes Indenture in connection with the Transactions shall be delivered by EDR and its counsel to the extent required to be delivered after, and not substantially concurrently with, the Closing. WWE and/or New PubCo shall settle, and shall cause to be settled, any and all conversions of the Convertible Notes after the Closing in shares of New PubCo Class A Common Stock.

(b) WWE shall provide EDR and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments, including those referred to in clause (a) of this Section 6.9 deliverable pursuant to or in connection with the Convertible Notes Indenture or the Call Spread Documentation prior to the dispatch or making thereof, each of which shall be subject to the prior approval of EDR (such approval not to be unreasonably withheld, conditioned or delayed).

(c) Subject to Section 6.9(d) and Section 6.14(j) below, prior to the Effective Time, WWE agrees (A) to use its reasonable best efforts to (i) take all take all actions reasonably requested by EDR in connection with making elections under, amending, obtaining waivers or unwinding or otherwise settling the Call Spread Transactions as of the Effective Time, (ii) promptly advise EDR of any notices or other communications with the counterparties to the Call Spread Transactions in respect of any settlement or termination thereof or adjustment thereto (including any adjustments arising out of an Announcement Event (as defined in the Warrant Documentation)) and (iii) cooperate with EDR, at EDR’s written request, to negotiate with the counterparties to the Call Spread Transactions to cause such Call Spread Transactions to be adjusted, settled, terminated or amended as of the Effective Time, and subject to the mutual agreement of EDR, WWE and the respective counterparties to the Call Spread Transactions in accordance with the terms of the Call Spread Documentation and (B) not to (i) exercise any right that it may have to terminate, or cause the early settlement, exercise or cancellation of, the Call Spread Transactions (other than pursuant to the terms thereof) or (ii) amend, modify or supplement the Call Spread Documentation, in each case without the prior written consent of EDR, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification or adjustment made unilaterally by the counterparty to a Call Spread Transaction pursuant to the terms of the Call Spread Documentation, as applicable).

(d) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 6.9 shall require WWE to (i) other than (A) in connection with any actions set forth in Section 6.9(a), Section 6.9(b), Section 6.9(c), and Section 6.9(e) and (B) with respect to any fees, costs, expenses or liabilities expressly required to be paid under the Convertible Notes Indenture or the Call Spread Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing), pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of EDR; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege or contravene applicable Law or violate any Contract; or (iv) compromise any prior Tax or accounting position. For the avoidance of doubt, and without limiting the obligations in this Section 6.9, each of EDR, EDR OpCo and HoldCo acknowledge and agree that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either (1) the execution of a supplemental indenture pursuant to the Convertible Notes Indenture by the trustee thereunder or (2) negotiation with the counterparties to the Call Spread Transactions with respect to adjustment of the Call Spread Transactions.

(e) Prior to the Effective Time, if reasonably requested by EDR, and subject to the terms and conditions set forth in Section 6.9(e) of the EDR Disclosure Letter, WWE shall and shall cause its Subsidiaries to take the actions set forth in Section 6.9(e) of the EDR Disclosure Letter.

Section 6.10 Governance Matters.

(a) New PubCo Board of Directors. Prior to the Effective Time, WWE shall take all action necessary to cause the New PubCo Board, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents, to consist of eleven (11) members comprised of (i) six (6) directors designated by EDR, of whom (x) three (3) are members of the EDR management team or EDR directors (one of whom shall be Ariel Emanuel) and (y) three (3) are Independent and (ii) five (5) directors designated by WWE, of whom (x) two (2) are members of WWE management team (one of whom shall be Vince McMahon) and (y) three (3) are Independent.

(b) Executive Chair. New PubCo shall take all necessary action to cause, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents, Vince McMahon to be elected as executive chair of the New PubCo Board, unless he is not executive chair immediately prior to the Effective Time, in which case, unless otherwise mutually agreed in writing by WWE and EDR, there will be no initial executive chair immediately following the Closing and the chair of the New PubCo Board shall be determined in accordance with the New PubCo Organizational Documents.

(c) Executive Officers.

(i) New PubCo/HoldCo. EDR and WWE shall take all action necessary to cause, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents the officers of New PubCo to be as set forth on Schedule II

(ii) WWE. WWE shall take all action necessary to cause, effective as of immediately following the Effective Time until otherwise determined in accordance with the organizational documents of WWE, the officers of WWE to be as set forth on Schedule II.

(iii) UFC. UFC shall take all action necessary to cause, effective as of immediately following the Effective Time until otherwise determined in accordance with the organizational documents of UFC, the officers of UFC to be as set forth on Schedule II.

(d) Committees. Prior to the Closing, WWE and EDR shall mutually agree on (i) the initial committees of the New PubCo Board (each, a “Committee”) and (ii) the charters and composition thereof; provided, that WWE and New PubCo shall take all necessary action to cause, effective of immediately following the Closing, each

Committee to be comprised of at least three (3) members and include at least one (1) more individual nominated by EDR than by WWE. From and after the Closing, all committees of the New PubCo Board and the charters and composition thereof shall be determined accordance with the New PubCo Organizational Documents.

(e) Name and Stock Symbol. Effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents and HoldCo organizational documents, respectively, New PubCo and HoldCo shall operate under a name to be mutually agreed by WWE and EDR. New PubCo shall initially use the stock ticker symbol set forth on Section 6.10(e) of the EDR Disclosure Letter, unless otherwise mutually agreed by WWE and EDR.

(f) Headquarters. Effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents and organizational documents of its applicable Subsidiaries (as applicable), the corporate headquarters and related corporate functions for (i) New PubCo will be in 200 Fifth Ave, New York, NY 10010, (ii) the WWE business will be at WWE’s existing headquarters at the address set forth on Section 6.10(f) of the WWE Disclosure Letter until such time as WWE moves its next headquarters to the location set forth on Section 6.10(f) of the WWE Disclosure Letter and (iii) the UFC business will be at UFC’s existing headquarters in Las Vegas, Nevada.

(g) Organizational Documents of New PubCo. Prior to the Effective Time, the Parties shall take all necessary actions to cause the certificate of incorporation of New PubCo to be amended and restated in the form set forth on Exhibit C (as amended, modified or supplemented from time to time following the Closing, the “New PubCo Charter”) and the bylaws of New PubCo shall be amended and restated to conform to Exhibit D (as amended, modified or supplemented from time to time following the Closing the “New PubCo Bylaws”, and, together with the New PubCo Charter, the “New PubCo Organizational Documents”), including by causing the filing of the New PubCo Charter with the Secretary of State of the State of Delaware.

Section 6.11 Section 16 Matters. WWE and the WWE Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and WWE Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Merger Sub Stockholder Consent and Other Transaction Consents. New PubCo, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. Prior to the Effective Time, WWE, in its capacity as the sole stockholder of New PubCo, and the New PubCo Board shall (and WWE shall cause the New PubCo Board to) take all necessary action to approve the WWE Transfer for all purposes of the DGCL and the EDR Class B Issuance. After the Effective Time, but on the Closing Date and prior to the WWE Transfer, New PubCo, in its capacity as the sole stockholder of WWE, and the WWE Board shall (and New PubCo shall cause the WWE Board to) take all necessary action to approve and consummate the Conversion, the Initial WWE LLC Operating Agreement for all purposes of the DGCL and the DLLCA, including adopting the New PubCo Stockholders Consent and causing the simultaneous filings of the Certificate of Formation and Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware and causing the EDR Class B Issuance.

Section 6.13 Stock Exchange Listing. WWE shall use its reasonable best efforts to cause the New PubCo Class A Shares to be issued in the Merger to be registered pursuant to Section 12(b) of the Exchange Act and approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.14 Tax Matters.

(a) This Agreement is intended to constitute and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) New PubCo, HoldCo, EDR and its Affiliates, and WWE shall each use its reasonable best efforts (i) to cause the WWE Transfer to qualify as a contribution pursuant to Section 721(a) of the Code to the fullest extent permitted by Law (and, in connection therewith, the Parties agree that any and all exceptions available to treatment of the WWE Transfer as a disguised sale of assets will be applied to the WWE Transfer to the extent such exceptions more likely than not apply under applicable Law); (ii) to cause each of the conversions (or other deemed liquidations) of WWE Subsidiaries set forth in the WWE Pre-Closing Reorganization Schedule to qualify as a liquidation described in Section 332 of the Code. No Party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the intended treatment set forth in this Section 6.14(b) unless otherwise required by Law or required to do so by a “determination” within the meaning of Section 1313(a) of the Code (or applicable state, local or non-U.S. Tax Law).

(c) Tax Returns

(i) New PubCo shall prepare and file or cause to be prepared and filed each Tax Return that is required to be filed by New PubCo after the Closing (“New PubCo Prepared Return”) (including, for avoidance of doubt, any IRS Form 1120 with respect to the operations of WWE and its Subsidiaries) for any Pre-Closing Tax Period. With respect to any WWE Prepared Return that pertains to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the most recent past practices of WWE and its Subsidiaries, except as otherwise required by applicable Law or as provided in this Agreement. Any such New PubCo Prepared Return that could result in any liability for which HoldCo is responsible under the terms of this Agreement shall be delivered by New PubCo to HoldCo at least 20 days prior to the filing of such Tax Return (or, if such timing is not reasonably practical given the circumstances, as soon as reasonably practical) for HoldCo’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed), which approval shall be limited to matters for which HoldCo is required to indemnify New PubCo (or which implicate matters for which HoldCo or its Subsidiaries would be responsible under applicable law).

(ii) HoldCo shall prepare and file or cause to be prepared and filed each Tax Return that is required to be filed by HoldCo or its Subsidiaries after the Closing (“HoldCo Prepared Tax Returns”). With respect to any HoldCo Prepared Tax Returns that pertains to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the most recent past practices of HoldCo and its Subsidiaries, except as otherwise required by applicable Law or as provided in this Agreement. Any such Tax Return that could give rise to a Tax liability for which any equityholder of HoldCo could be liable (in their capacity as an equityholder of HoldCo) for Pre-Closing Tax Periods or that could give rise to any liability subject to indemnification in favor of an EDR Tax Indemnified Party or a New PubCo Tax Indemnified Party from HoldCo pursuant to this Section 6.14 shall be timely provided to each of EDR OpCo and New PubCo for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(iii) Except as otherwise required by applicable Law, as specifically provided for in connection with this Agreement, as would not result in any matter for which EDR OpCo or its Affiliates (excluding HoldCo and its Subsidiaries) or New PubCo (in each case, in their capacity as owners of the businesses conducted by HoldCo and WWE, as applicable, prior to the Closing) could reasonably be expected to have any material liability, or as consented to by EDR OpCo (if the matter implicates Taxes for which EDR OpCo or its Affiliates may be responsible) or by New PubCo (if the matter implicates Taxes for which New PubCo may be responsible), after the Closing HoldCo shall not (i) amend any Tax Return with respect to HoldCo or its Subsidiaries for a Pre-Closing Tax Period or (ii) make, revoke, or change any Tax election that has retroactive effect to any Pre-Closing Tax Period with respect to HoldCo or its Subsidiaries for a Pre-Closing Tax Period.

(d) Tax Contests

(i) The Parties shall promptly notify one another upon receipt of any written notice of claim, audit, examination, proceedings or other Taxes relating to Tax matters of (i) HoldCo and its Subsidiaries; or (ii) New PubCo, WWE, and WWE Subsidiaries to the extent it could reasonably be expected to give rise to any indemnification claim pursuant to this Section 6.14 (each, a “Tax Matter”). For the avoidance of doubt, no failure or delay in providing such notice shall limit any person’s remedies in connection with this Agreement except to the extent of prejudice faced by any other Party as a result of such delay.

(ii) HoldCo shall have right to control the conduct of any Tax Matter; provided, that HoldCo shall keep each of New PubCo and EDR reasonably apprised regarding its conduct of a Tax Matter, shall offer New PubCo and EDR reasonable participation rights with respect to any Tax Matter in respect of items subject to indemnification under the terms of this Agreement, and shall not settle any Tax Matter without the prior written consent of each of New PubCo and EDR (such consent, in each case, not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything else in this Agreement or in the operating agreement of HoldCo or any of its Affiliates, (i) with respect to any Tax audit, examination, proceeding or other action relating to income Tax matters pertaining to HoldCo or its Subsidiaries in respect of Pre-Closing Tax Periods, after the Closing, without the prior written consent of EDR OpCo (which consent may be withheld in the sole discretion of EDR OpCo), in no event will HoldCo make (or cause to be made) any election under Section 6226 of the Code (or any similar “push out” election under provisions of state, local or non-U.S. Law) or undertake any other alternative to the payment of an Imputed Underpayment, and the relevant entity shall instead pay such Imputed Underpayment at the entity level; and (ii) in no event will HoldCo or any of its Affiliates be entitled to enforce any obligation of EDR OpCo or any other owner of equity interests in HoldCo or its Subsidiaries that was entered into prior to the Closing and is not pursuant to this Agreement or any Ancillary Agreement or the Services Agreements to indemnify, reimburse, or otherwise pay to HoldCo or any of its Subsidiaries with respect to any Tax or underpayment of Tax in respect of Pre-Closing Periods without the prior written consent of EDR OpCo (which consent may be withheld in EDR OpCo’s sole discretion).

(e) Any and all existing Tax Sharing Agreements between EDR and any of its Affiliates (other than HoldCo or any of its Subsidiaries) on the one hand, and HoldCo or any Subsidiary of HoldCo, on the other hand, shall be terminated prior to the Closing and shall have no further effect for any Tax period (whether past, present or future), including that neither EDR nor such Affiliates (other than HoldCo or and of its Subsidiaries) nor HoldCo or any of its Subsidiaries shall have any further rights or obligations thereunder, and no additional payments shall be made thereunder with respect to any Tax period, whether in respect of a redetermination of liabilities for Taxes or otherwise. Immediately after the Closing, no Tax Sharing Agreement between New PubCo, on the on hand, and HoldCo or any Subsidiary of HoldCo (including, for the avoidance of doubt, WWE LLC and its Subsidiaries) will be in effect. For the avoidance of doubt, this Section 6.14(e) shall not apply to limit any obligations under this Agreement or the Ancillary Agreements or the Services Agreements.

(f) Between the date hereof until the Closing, EDR OpCo and WWE shall use reasonable best efforts to mitigate, to the extent possible (and without undue cost, expense or loss), any Formation Taxes. Such cooperation shall include WWE and EDR OpCo providing (or causing to be provided) any information with respect to Formation Transactions reasonably requested by the other party.

(g) Notwithstanding anything to the contrary herein, from and after the termination of this Agreement, EDR OpCo will indemnify and defend New PubCo from and against any and all Losses incurred or suffered by New PubCo arising out of, in connection with or relating to any Formation Taxes; provided that (i) such indemnity shall only apply to the extent that the Closing does not occur, (ii) EDR shall not be required to indemnify New PubCo to the extent the Losses arise out of, are in connection with, or relate to a breach of any covenant of another Party set forth in this Agreement and (iii) Losses for this purpose shall be reduced to take account of any Tax benefit actually realized as a result of the incurrence or payment of the applicable Loss as a reduction in cash Taxes paid by New PubCo in the taxable year in which the applicable Loss is incurred and increased to take account of any Tax cost incurred by New PubCo as a result of the receipt of any indemnification payment made pursuant to this Section 6.14(g), determined on a with and without basis. This Section 6.14, shall exclusively govern any indemnification for Formation Taxes and the manner in which matters relating to Formation Taxes are conducted and resolved.

(h) Each Party hereto shall (and shall cause their respective Affiliates to) provide the other Parties hereto with such cooperation, information and records, as may be reasonably requested by any other Party hereto with respect to the structure and Tax treatment (and corresponding Tax filing obligations) of the Transaction. Each Party shall retain (and cause to be retained) all Tax Returns, schedules and work papers, and all material records and other documents, with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

(i) Certain Indemnification Matters.

(i) EDR Tax Matters:

i. HoldCo hereby agrees to indemnify and hold harmless EDR OpCo and its officers, directors, agents, Affiliates (excluding HoldCo and its Subsidiaries), and direct and indirect equity holders (“EDR Tax Indemnified Parties”) from any Losses arising out Tax liabilities of the EDR Tax Indemnified Parties incurred with respect to the operations or Tax items of HoldCo and HoldCo’s Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Tax liabilities attributable to allocations of income or gain by HoldCo and its Subsidiaries with respect to Pre-Closing Tax Periods) other than Formation Taxes.

ii. For purposes of determining Losses in respect of Taxes subject to indemnification pursuant to this Section 6.14(i)(i), it will be assumed that (i) each of EDR and January Capital Sub, LLC is subject to income Tax on any item of income or gain attributable to HoldCo at the highest combined federal, state and local income tax rate attributable to a corporation in the relevant jurisdiction; and (ii) each other equityholder in HoldCo is subject to income Tax on any item of income or gain attributable to HoldCo at the highest combined federal, state and local income tax rate attributable to an individual in the relevant jurisdiction. With respect to any audit, examination or other proceeding or adjustment relating to HoldCo in respect of a Pre-Closing Tax Period that is potentially subject to a claim for indemnification for income Taxes made by an EDR Tax Indemnified Party, EDR OpCo shall be entitled to (i) direct that no election pursuant to Section 6226 of the Code (or similar provisions of state, local or non-U.S. law) will be made and that the relevant liability will be paid as an “imputed underpayment” (or any similar amount imposed under similar provisions of state, local or non-U.S. law) at the entity-level; or (ii) in the case of any audit, examination or other proceeding or adjustment where the election provided for in Section 6226 of the Code (or similar provisions of state, local or non-U.S. law) is made (or where the relevant income Taxes are otherwise “pushed out” or imposed on the direct or indirect equityholders of HoldCo under applicable Law), bring a claim and recover Losses on behalf of all direct or indirect equity holders of HoldCo applying the assumptions regarding Tax rates set forth above (and with EDR OpCo entitled to recover 100% of such Losses).

iii. The Parties will (and will cause their Affiliates to) use commercially reasonable efforts to reduce the incurrence of Taxes subject to indemnification under this Agreement (and in connection therewith EDR will, and will cause January Capital Sub, LLC to) use commercially reasonable efforts to cooperate to reduce any “imputed underpayment” (or any similar amount imposed under similar provisions of state, local or non-U.S. law) payable by HoldCo or its Subsidiaries on account of their status as corporations (provided, for the avoidance of doubt, that nothing contained in this Section 6.14(i)(i)(iii) will require any person to amend its Tax Returns or undertake an alternative to paying an imputed underpayment as provided in Section 6225(c)(2) of the Code).

iv. Notwithstanding the foregoing, the EDR Tax Indemnified Parties shall only be entitled to indemnification pursuant to Section 6.14(i)(i)(i) with respect to income Taxes described in clause (a) of the definition of EDR Tax Amount if the EDR Tax Amount (redetermined to take into account the effects of any claim or adjustment) would be a positive amount (and then indemnification shall be available for such Taxes only to the extent of such positive amount). For the avoidance of doubt, EDR Tax Indemnified Parties shall not be entitled to indemnification under this Section 6.14(i)(i) for any claim for diminution in value of their interests in HoldCo as a result of Taxes paid by HoldCo or its Subsidiaries.

(ii) WWE Tax Matters

i. HoldCo hereby agrees to indemnify and hold harmless New PubCo and its officers, directors, agents, and Affiliates (excluding HoldCo and its Subsidiaries) (“New PubCo Tax Indemnified Parties”) from any Losses arising out of Tax liabilities of the New PubCo Tax Indemnified Parties incurred with respect to the operations or Tax items of WWE and WWE Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Tax liabilities for the U.S. federal income tax consolidated group of which WWE was the parent prior to the Closing) other than Formation Taxes.

ii. Notwithstanding the foregoing, the New PubCo Tax Indemnified Parties shall only be entitled to indemnification pursuant to Section 6.14(i)(ii)(i) with respect to income Taxes described in clause (a) of the definition of WWE Tax Amount to the extent the WWE Tax Amount (redetermined to take into account the effects of any claim or adjustment) would be a positive amount (and then indemnification shall be available for such Taxes only to the extent of such positive amount). For the avoidance of doubt, WWE Tax Indemnified Parties shall not be entitled to indemnification under this Section 6.14(i)(ii) for any claim for diminution in value of their interests in HoldCo as a result of Taxes paid by HoldCo or its Subsidiaries.

(iii) The Parties agree to reasonably cooperate to characterize any indemnity or similar payments made pursuant to this Section 6.14 in a manner that is tax-efficient for the Parties, and in connection therewith intend any such payments to be treated as an adjustment to the value of property contributed to HoldCo in the WWE Transfer (or to the value of property owned by HoldCo immediately prior to the WWE Transfer) to the extent permitted by Law.

(j) EDR OpCo and WWE, acting reasonably, shall jointly determine the tax treatment of the settlement of the Convertible Note and related Call Spread Transaction pursuant to Section 6.9 (provided, that EDR OpCo shall not have any rights to determine such tax treatment to the extent such transactions could not have any adverse impact on EDR OpCo or its Affiliates or their direct or indirect equity holders). To the extent that failing to do so could result in any Tax-related impact to HoldCo or its Subsidiaries that is not immaterial, if requested by EDR OpCo at least five (5) business days prior to the Closing Date, the Parties agree to proportionally increase the amounts described in clause (I) of the definition of “WWE Minimum Cash Amount” (the “WWE Base Amount”) and in clause (I) of the definition of “EDR Minimum Cash Amount” (the “EDR Base Amount”, and the sum of the EDR Base Amount and the WWE Base Amount, the “Aggregate Base Amount”) only to the extent reasonably necessary to avoid WWE LLC incurring and being required to pay after Closing state or local Tax for which it is not reimbursed by New PubCo attributable to the WWE Transfer being treated as a disguised sale of assets (taking into account any exceptions to disguised sale treatment); provided that, for the avoidance of doubt, after any increase contemplated by this sentence, the WWE Base Amount shall constitute 49% of the Aggregate Base Amount and the EDR Base Amount shall constitute 51% of the Aggregate Base Amount.

(k) Notwithstanding anything to the contrary in this Agreement, the indemnities set forth in this Section 6.14 shall survive until 30 days after the date upon which the Loss to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Other than as provided for in Section 8.3(g), Section 8.4 and Section 8.7, this Section 6.14 shall exclusively govern all claims for Losses arising from the indemnities provided for in Section 6.14(i) and the rights, obligations and procedures related to any such claims (for the avoidance of doubt, the limitations and procedures set forth in Section 8.3 and Section 8.6 shall not apply to claims arising from the indemnities set forth in Section 6.14(i)).

(l) At or prior to the Closing, New PubCo shall deliver to HoldCo a duly completed and properly executed IRS Form W-9.

Section 6.15 HoldCo Audited Financials.

(a) EDR shall use its reasonable best efforts to deliver to WWE the audited financial statements of HoldCo required under the Securities Act to be included in the Registration Statement (the “HoldCo Audited Financial Statements”), which financial statements shall include the balance sheet of HoldCo as of December 31, 2021 and December 31, 2022 and statement of income and cash flows of HoldCo as of December 31, 2020, December 31, 2021 and December 31, 2022 and be prepared in accordance with GAAP and Regulation S-X, together with all related notes and schedules thereto, accompanied by an audit report of Deloitte & Touche LLP (the “Auditor”), as promptly as reasonably practicable following the date hereof. WWE and its applicable Affiliates shall execute any customary documentation required by the Auditor to receive the HoldCo Audited Financial Statements.

(b) In addition, EDR and WWE shall each use their reasonable best efforts to provide information reasonably necessary to prepare, and shall reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Registration Statement

(c) To the extent required by SEC rules and regulations to be included in the Registration Statement, EDR shall deliver to WWE as promptly as reasonably practicable following the end of each financial quarter, any unaudited financial statements of HoldCo required under the Securities Act to be included in the Registration Statement and be prepared in conformity with GAAP.

Section 6.16 Ancillary Documents. Between the date hereof and the Closing, WWE and EDR shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and to enter into and/or adopt, as applicable (and shall cause their respective applicable Affiliates to enter into and/or adopt, as applicable) the HoldCo Operating Agreement (on substantially the terms set forth in the term sheet attached hereto as Exhibit E), the Initial WWE LLC Operating Agreement, the Services Agreements (on substantially the terms set forth in the term sheet attached hereto as Exhibit G), the New PubCo cash management policy (on substantially the terms set forth in the term sheet attached hereto as Exhibit H), the registration rights agreement (on substantially the terms set forth in the term sheet attached hereto as Exhibit F) (the “Registration Rights Agreement”), and the Governance Agreement (on substantially the terms set forth the form of Exhibit J), in each case effective as of Closing. Between the date hereof and the Closing, WWE and EDR shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and (as applicable) enter into and/or adopt, as applicable (and shall cause HoldCo to enter into and/or adopt, as applicable) the Services Agreements. Notwithstanding the foregoing, if the Parties are unable, prior to the Closing, to enter into the Services Agreements or the Registration Rights Agreement, then, following the Closing, the terms set forth on Exhibits F and G shall be binding on the Parties and the Parties shall operate in accordance therewith.

Section 6.17 Carve-Out Matters.

(a) In the event that at any time following the Closing until the date that is five (5) years following the Closing, EDR or any EDR Affiliate (other than HoldCo and the HoldCo Subsidiaries) shall possess any asset that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the HoldCo business, then EDR, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such asset to HoldCo or a HoldCo Subsidiary (as designated by HoldCo in writing) and HoldCo or such HoldCo Subsidiary shall accept any such asset for no additional consideration. In the event that at any time following the Closing until the date that is five (5) years following the Closing, EDR or any EDR Affiliate (other than HoldCo and the HoldCo Subsidiaries) identifies any Assumed Liability, then EDR, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such Assumed Liability to HoldCo or a HoldCo Subsidiary (as designated by HoldCo in writing) and HoldCo or such HoldCo Subsidiary shall assume any such Assumed Liability for no additional consideration.

(b) In the event that at any time following the Closing until the date that is five (5) years following the Closing, HoldCo or any HoldCo Subsidiary shall possess any asset that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the businesses of EDR and its Subsidiaries (other than the business of HoldCo, and its Subsidiaries), then New PubCo, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such asset or liability to EDR or an EDR Affiliate (as designated by EDR in writing and other than New PubCo and its Subsidiaries) and EDR or such Affiliate of EDR shall accept any such asset for no additional consideration. In the event that at any time following the Closing until the date that is five (5) years following the Closing, HoldCo or any HoldCo Subsidiary identifies any Retained Liability, then New PubCo, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such Retained Liability to EDR or an EDR Affiliate (as designated by EDR in writing and other than New PubCo and its Subsidiaries) and EDR or such Affiliate of EDR shall assume such Assumed Liability for no additional consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, with respect to any Legal Proceeding set forth on Section 6.17(c) of the EDR Disclosure Letter and any similar Legal Proceedings, including matters related to the same legal claims or underlying facts (collectively, the “HoldCo Legal Proceedings”), HoldCo and its Subsidiaries shall be solely responsible for all liabilities in connection with such HoldCo Legal Proceedings (and the defense thereof) and shall, following the Closing, indemnify and hold harmless EDR and its Affiliates (including any investor of EDR but excluding New PubCo and its Subsidiaries) and each of their respective officers, directors, employees, agents, and representatives and their respective successors and assigns for all liabilities, Losses and expenses incurred in connection therewith (including the settlement thereof) whether incurred prior to or following the Closing. The Parties will cooperate with each other and use reasonable best efforts to have EDR and any of its Affiliates (including any investor of EDR but excluding New PubCo and its Subsidiaries) removed and released as a named party to such HoldCo Legal Proceeding.

(d) With respect to any Legal Proceeding set forth on Section 6.17(d) of the WWE Disclosure Letter (the “EDR Legal Proceedings” and together, with the HoldCo Legal Proceedings, the “Specified Legal Proceedings”), EDR or its Subsidiaries shall be solely responsible for all liabilities in connection with such EDR Legal Proceedings (and the defense thereof) and shall, following the Closing indemnify and hold harmless HoldCo or its Subsidiaries and each of their respective officers, directors, employees, agents, and representatives and their respective successors and assigns for any liabilities, Losses and expenses incurred in connection therewith (including the settlement thereof) whether incurred prior to or following the Closing. Following the Closing, the Parties will cooperate with each other and use reasonable best efforts to have HoldCo and its Subsidiaries removed and released as a named party to such EDR Legal Proceeding.

(e) Following the Closing, other than with respect to any Specified Legal Proceeding, (which shall be solely subject to Sections 6.17(c) and 6.17(d)), in the event of any Legal Proceeding by a third party which either (I) names as a party both EDR or its Subsidiaries (other than New PubCo and its Subsidiaries), on the one hand, and New PubCo and its Subsidiaries, on the other, or (II) imposes (or purports to impose) liabilities on a Party (or its Affiliates) relating to the conduct of both the business of New PubCo and its Subsidiaries (including, following the Closing, HoldCo and its Subsidiaries) and the business of EDR (other than the business of HoldCo or its Subsidiaries) (each of clause (I) and (II), a “Shared Litigation” and together with any Specified Legal Proceeding, the “Carve-Out Litigation”), then each of EDR and New PubCo (or their applicable Affiliates) shall be entitled to defend such Shared Litigation to the extent of any claims brought against such Party or its Affiliate named thereto or to the extent of any liabilities for which such Party is responsible in respect thereof (i.e., EDR shall be entitled to defend such Shared Litigation to the extent of any liabilities relating to the conduct of business of EDR other than the business of HoldCo or its Subsidiaries and New PubCo shall be entitled to defend such Shared Litigation to the extent of any liabilities relating to the conduct of the HoldCo business). The Parties shall cooperate and consult with each other in connection with the defense of any such Shared Litigation and counsel for the Shared Litigation shall be jointly agreed by EDR and New PubCo and the costs and expenses of counsel for the Shared Litigation shall be allocated among the Parties in the same manner as the other liabilities for such Shared Litigation. No Party shall consent to the entry of any judgement, or enter into any settlement or compromise, with respect to any Shared Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) each Party shall be entitled to consent to the entry of any judgement, or enter into any settlement or compromise of a portion of such Shared Litigation, to the extent solely related to any liabilities for which such Party is responsible under this Section 6.17(e), so long as such judgment, settlement or compromise does not materially and adversely impact the ability of the other Party to defend, settle or compromise any remaining portion of such Shared Litigation or otherwise materially increase such other Party’s exposure or liability under such remaining portion of such Shared Litigation and (ii) in the event that either Party or its Affiliates is a named party to such Shared Litigation, but such Shared Litigation relates solely to liabilities for which the other Party is responsible under Section 6.17(e), then the Parties will cooperate with each other and use reasonable best efforts to have the non-responsible Party removed and released as a named party to such Shared Litigation. Each of EDR and HoldCo shall be responsible for all liabilities, Losses and expenses arising out of any Shared Litigation in proportion to which such Shared Litigation relates to the business of EDR and its Affiliates (other than HoldCo and its Subsidiaries), on the one hand, and New PubCo or its Subsidiaries, on the other hand.

Section 6.18 Insurance. From and after the Closing Date, HoldCo and its Subsidiaries shall cease to be insured by EDR’s or its Affiliates’ (other than HoldCo and its Subsidiaries) insurance policies or self-insured program (collectively, the “EDR Insurance Policies”), and any EDR Insurance Policies shall continue in force only for the benefit of EDR and its Affiliates (other than HoldCo and its Subsidiaries) and not for the benefit of New PubCo or its Subsidiaries or their respective businesses and New PubCo and its Subsidiaries shall arrange for their own insurance policies with respect to the HoldCo business; provided that HoldCo and its Subsidiaries shall continue to have the benefit of any policy that, by its terms, covers and permits claims by HoldCo and its Subsidiaries in respect of acts, omissions and events occurring prior to the Closing (to the extent any such claim by HoldCo and its Subsidiaries relates to the business of HoldCo and its Subsidiaries prior to the Closing). Notwithstanding the foregoing, EDR and WWE may mutually agree prior to the Closing Date to the extent commercially available and reasonable, to permit HoldCo and its Subsidiaries to continue to be insured by EDR Insurance Policies from and after the Closing Date (and, in such case, New PubCo and its Subsidiaries hereby agree (i) to cooperate in the pursuit of any claim(s) under such EDR Insurance Policies, (ii) not to conduct or take part in any such grossly negligent activities that may jeopardize the insurance coverage provided by, or cause material changes to insurance premiums to, the EDR Insurance Policies and (iii) agree to compensate EDR for an allocation of the insurance premium in respect of any such EDR Insurance Policies deemed commercially reasonable by the Parties).

Section 6.19 Other Actions. WWE shall and shall cause its Subsidiaries to take the actions set forth on Section 6.19 of the WWE Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

The obligations of the Parties to effect the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, to the extent applicable:

Section 7.1 Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver by EDR, on its own behalf and on behalf of EDR OpCo and HoldCo, or by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, in each case, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Required WWE Stockholder Vote shall have been obtained.

(b) No Legal Restraints. No (i) injunction or similar order by any Governmental Body having jurisdiction over EDR, Merger Sub, WWE, New PubCo or any of their respective Subsidiaries that prohibits the consummation of the Merger and the other Transactions, or that would impose a burdensome effect, shall have been entered and shall continue to be in effect or (ii) Law shall have been enacted, entered, promulgated, enforced, or deemed applicable by any Governmental Body having jurisdiction over EDR, Merger Sub, New PubCo, WWE, or any of their respective Subsidiaries that, in any case, prohibits or makes illegal the Transactions or that would impose a burdensome effect (any such order, injunction, or Law in clause (i) or (ii), a “Legal Restraint”).

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in Section 7.1(c) of the WWE Disclosure Letter applicable to the Transactions (and any extension thereof) shall have expired or been earlier terminated; (ii) all other authorizations, consents, orders, approvals, filings, and declarations, and all expirations of waiting periods, required under the applicable Antitrust Laws and Foreign Direct Investment Laws specified in Section 7.1(c) of the WWE Disclosure Letter with respect to the Transactions shall have been made, expired, terminated, or obtained, as the case may be (all authorizations, consents, orders, approvals, filings, and declarations and the lapse of all such waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”); and (iii) all Requisite Regulatory Approvals shall be in full force and effect and no such Requisite Regulatory Approval shall impose or require the acceptance of a burdensome effect.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Legal Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

(e) Listing. The shares of New PubCo Class A Common Stock issuable pursuant to the Merger shall have been registered pursuant to Section 12(b) of the Exchange Act and authorized for listing on NYSE upon official notice of issuance.

(f) Information Statement. The Information Statement shall have been mailed to the WWE stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

(g) WWE Pre-Closing Reorganization. The WWE Pre-Closing Reorganization shall have been completed.

Section 7.2 Conditions to Obligations of WWE, New PubCo and Merger Sub to Effect the Closing. The obligations of WWE, New PubCo and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of EDR set forth in Section 4.2(a) (except for de minimis inaccuracies) and Section 4.6(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 4.1, Section 4.2(b)-(d), Section 4.3, and Section 4.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of EDR set forth in Article IV (disregarding all materiality and HoldCo Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b) Each of EDR, EDR OpCo and HoldCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) EDR shall have delivered to WWE a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied

(d) EDR shall have delivered duly executed counterparts of each of the Ancillary Agreements (on behalf of itself, EDR OpCo and HoldCo, as applicable) to which an EDR Party is a party.

(e) No HoldCo Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

(f) (i) EDR shall have delivered to WWE the HoldCo Audited Financial Statements in accordance with Section 6.15(a) and (ii) the Operating Income reflected in the HoldCo Audited Financial Statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense), shall not be less than ninety-two and a half percent (92.5%) of the Operating Income reflected in the HoldCo Financial Statements for the fiscal year ending December 31, 2022 (excluding the impact of stock-based compensation expense).

Section 7.3 Conditions to Obligations of EDR, EDR OpCo and HoldCo to Effect the Closing. The obligations of EDR, EDR OpCo and HoldCo to effect the Closing are further subject to the satisfaction (or waiver by EDR, on its own behalf and on behalf of EDR OpCo and HoldCo, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of WWE set forth in Section 3.2(a) (except for de minimis inaccuracies) and Section 3.8(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 3.1, Section 3.2(b)-Section 3.2(d) and Section 3.2(g), Section 3.3, Section 3.5 and Section 3.24 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of WWE set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of WWE, New PubCo and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) WWE shall have delivered to EDR a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) WWE shall have delivered duly executed counterparts of each of the Ancillary Agreements (on behalf of itself, New PubCo and Merger Sub, as applicable) to which a WWE Party is a party.

(e) No WWE Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

Section 7.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused principally by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by HoldCo. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, except with respect to indemnification for Taxes (which is addressed by Section 6.14, but excluding Taxes representing Losses in respect of a non-Tax claim) and any Carve-Out Litigation (which is addressed by Sections 6.17(c)-(e)), HoldCo will indemnify and defend EDR, its Affiliates (other than HoldCo and its Subsidiaries but including EDR’s investors) and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any Loss arising out of or resulting from any Assumed Liability, including in connection with transfer of any later identified Assumed Liability to HoldCo or its Subsidiaries pursuant to Section 6.17(a).

Section 8.2 Indemnification by EDR. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, except with respect to indemnification for Taxes (which is addressed by Section 6.14, but excluding Taxes representing Losses in respect of a non-Tax claim) and any Carve-Out Litigation (which is addressed by Sections 6.17(c)-(e)), EDR will indemnify and defend HoldCo its Subsidiaries and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any Loss arising out of or resulting from the following:

(a) any Retained Liability, including in connection with the transfer of any later identified Retained Liability to EDR or its Subsidiaries pursuant to Section 6.17(b);or

(b) (i) any breach or inaccuracy of the representations and warranties made in Section 4.11 or Section 4.23 or (ii) any failure of the representations and warranties made in Section 4.11 or Section 4.23 to be true and correct, in each case, as of and as though made on the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 8.3 Limitations; Exclusive Remedy; Calculation of Losses; Mitigation.

(a) EDR shall not be required to indemnify HoldCo and its Subsidiaries against, or reimburse HoldCo and its Subsidiaries for, any Losses pursuant to Section 8.2(b) until the aggregate amount of all Losses that are subject to the limitation set forth in this Section 8.3(b) exceed on a cumulative basis $470,000,000, and then only to the extent of any such excess.

(b) For purposes of Section 8.2(b) above, any breach of the representations and warranties made in Section 4.11 or Section 4.23 (and the calculation of Losses arising, resulting from or relating thereto) shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “HoldCo Material Adverse Effect” or any similar terms shall be given no effect and shall be disregarded in their entirety for purposes of determining whether such representation or warranty was breached and the amount of Losses arising out of or resulting from any such breach of representation or warranty.

(c) Except for any specific enforcement remedy to which HoldCo or its Subsidiaries may be entitled pursuant to Section 10.5(c) and any Losses with respect to Taxes which are governed by Section 6.14, HoldCo, on behalf of itself and each of the indemnified parties under Section 8.2, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising from any (i) breach or inaccuracy of the representations and warranties made in Section 4.11 or Section 4.23, (ii) any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) any Retained Liability or (iv) any liability arising out of the conduct of the business of EDR and its Subsidiaries (other than HoldCo and its Subsidiaries) shall be pursuant to the indemnification provisions set forth in this Article VIII.

(d) Except for any specific enforcement remedy to which EDR or its Subsidiaries (other than HoldCo and its Subsidiaries) may be entitled pursuant to Section 10.5(c) and any Losses with respect to Taxes which are governed by Section 6.14, EDR, on behalf of itself and each of the other indemnified parties under Section 8.1, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising from any (i) Assumed Liability or (ii) any liability arising out of the conduct of the business of HoldCo and its Subsidiaries shall be pursuant to the indemnification provisions set forth in this Article VIII.

(e) The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Party seeking or entitled to indemnification under insurance policies or otherwise with respect to such Loss (net of the reasonable, out-of-pocket costs of investigation, and collection). To the extent that any Loss is recovered by the Party seeking or entitled to indemnification under an insurance policy or any other source of indemnification is realized after the date that an indemnity payment is made hereunder, then the Party seeking or entitled to indemnification shall pay to the Party obligated to provide such indemnity such amounts (net of associated reasonable out-of-pocket costs) no later than five days after such proceeds are received (but not to exceed the amount of the indemnity payment).

(f) Notwithstanding anything to the contrary herein or provided under applicable Law, Losses indemnifiable pursuant to this Article VIII shall not include Losses that are in the nature of punitive or special damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, in each case except to the extent (x) in the case of consequential damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, any such Losses are reasonably foreseeable to the Indemnifying Person or (y) any such Losses are awarded and paid by a Party with respect to a Third Party Claim.

(g) The Parties shall cooperate, and shall cause their respective Subsidiaries to cooperate, with respect to resolving any claim, liability or other Loss with respect to which a Party is obligated to indemnify under this Article VII, including by using commercially reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement. In the event that a Party shall fail to use such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Party obligated to indemnify shall not be required to indemnify the Party seeking or entitled to indemnification for any loss, liability, claim, damage, expense or other Loss that would reasonably be expected to have been avoided if the first Party had made such efforts to mitigate.

Section 8.4 Tax Treatment of Indemnification. The Parties intend any indemnity payments under this Agreement to be treated in a manner consistent with Section 6.14(i)(iii).

Section 8.5 Termination of Indemnification. The obligations to indemnify and hold harmless pursuant to Section 8.1 or Section 8.2, as applicable, shall terminate as specified in Section 9.2; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Party seeking or entitled to indemnity shall have, before the expiration of the applicable period, delivered a notice of such claim in writing (stating in reasonable detail the basis of such claim) pursuant to Section 8.1 or Section 8.2.

Section 8.6 Indemnification Procedures.

(a) Third Party Claims. In order for a Party (in such capacity, the “Indemnified Person”) to be entitled to any indemnification provided for under Section 8.1 in respect of, arising out of or involving a claim made by any third Person against the other party (in such capacity, the “Indemnifying Person” and any such third-party claim, a “Third Party Claim”), the Indemnified Person must notify the Indemnifying Person in writing (and in reasonable detail) of the Third Party Claim within ten (10) business days after receipt by Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give, or delaying in giving, such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the

Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim; provided, further, that failure to provide, or delay in providing, such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been prejudiced as a result of such failure.

(b) Assumption. If a Third Party Claim is made against the Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person that is reasonably acceptable to the Indemnified Person; provided, that the Indemnifying Person shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding, (ii) the Third Party Claim principally seeks an injunction or equitable relief against the Indemnified Person, (iii) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Person’s business or principally relates to its customers or (iv) the Indemnifying Person has failed or is failing to use diligent and good faith efforts to defend or prosecute the Third Party Claim. Should the Indemnifying Person so elect in writing to assume the defense of a Third Party Claim, (x) the Indemnifying Person shall defend such Third Party Claim in good faith and (y) the Indemnifying Person shall not be liable to the Indemnified Person for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, that if on the advice of counsel to the Indemnified Person, (1) there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (2) there exists reasonable likelihood of a conflict of interest between the Indemnifying Person and the Indemnified Person, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, subject to the immediately preceding sentence, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. the Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall reasonably cooperate in the defense or prosecution thereof upon the request of, and at the sole cost and expense of, the Indemnifying Person. Such cooperation shall include the retention of, and upon the Indemnifying Person’s written request, the provision of, records and information that are reasonably relevant to such Third Party Claim (which shall be subject to Section 5.1 and Section 6.14(h)). Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Person’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms (i) involves only money damages and does not seek an injunction, equitable relief or other nonmonetary relief against any the Indemnified Person, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person, (ii) contains an unconditional release of each the Indemnified Person with respect to such Third Party Claim, (iii) includes no finding or admission of fault or misconduct by the Indemnified Person, and (iv) obligates the Indemnifying Person to pay the full amount of the liability in connection therewith (a settlement, compromise or discharge meeting all requirements of clauses (i) through (iv), a “Specified Settlement”); provided, however, that the Indemnifying Person shall not, without prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third Party Claim except if such settlement, compromise or offer is a Specified Settlement.

(c) If the Indemnifying Person is not entitled to, or does not elect to, assume or control the defense of a Third Party Claim, (i) the Indemnified Person shall have the right to conduct such defense, and (ii) the Indemnified

Person may only consent to entry of any judgment upon, or settle, compromise or discharge any such Third Party Claim, with the prior written consent of the Indemnifying Person (which consent shall not to be unreasonably withheld, conditioned or delayed).

(d) Other Claims. In the event the Indemnified Person should have a claim against the Indemnifying Person under Section 8.1 that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Person, the Indemnified Person shall promptly deliver written notice of such claim (describing such claim in reasonable detail) to the Indemnifying Person. Subject to Section 8.5 and Section 8.7, the failure by the Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability that it may have to the Indemnified Person under Section 8.1, except to the extent that the Indemnifying Person shall have been prejudiced as a result of such failure. If the Indemnifying Person does not notify the Indemnified Person within thirty (30) calendar days following its receipt of such notice that the Indemnifying Person disputes its liability to the Indemnified Person under Section 8.1, such claim specified by the Indemnified Person in such notice shall be conclusively deemed a liability of the Indemnifying Person under Section 8.1 and the Indemnifying Person shall pay the amount of such liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. For the avoidance of doubt, Section 6.14, and not this Section 8.6, shall govern Tax Contests and third party claims primarily related to Taxes

(e) Payment of Indemnification. Any payment due from the Indemnifying Person to the Indemnified Person pursuant to this Article VIII shall be settled, as determined by EDR in its sole discretion, by either (i) immediately available cash or (ii) the issuance to New PubCo of such number of additional Membership Interest of HoldCo that have a value equal to such due payment, assuming for this purpose, that each unit of Membership Interest has the value ascribed to each unit of Membership Interests as of the Closing (or alternatively, by undertaking a transfer of a portion of the Membership Interest in HoldCo owned by the EDR Subscribers that achieves the same economic effect as such issuance).

ARTICLE IX

TERMINATION

Section 9.1 Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of WWE and EDR;

(b) by either WWE or EDR if (i) the Effective Time shall not have occurred on or before January 2, 2024 (provided that if, as of such date, all conditions set forth in Section 7.1, Section 7.2, and Section 7.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing, each of which is capable of being satisfied) other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only to the extent the applicable Legal Restraint relates to Antitrust Laws), then such date shall automatically be extended by three (3) months on up to two (2) occasions (as may be so extended, the “End Date”)) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached (and, in the case of EDR, EDR OpCo and HoldCo shall also not have breached, and in the case of WWE, New PubCo and Merger Sub shall also not have breached) in any material respect its obligations under this Agreement in any manner that shall have principally caused the failure to consummate the Merger on or before such date;

(c) by either WWE or EDR if (i) any Governmental Body having jurisdiction over EDR or WWE shall have issued a Legal Restraint, and such Legal Restraint shall have become final and nonappealable and (ii) the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have principally caused the imposition of such Legal Restraint or the failure of such Legal Restraint to be resolved or lifted;

(d) by WWE, if EDR, EDR OpCo or HoldCo shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.2(a), or Section 7.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following WWE’s delivery of written notice to EDR stating WWE’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided that WWE is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.3(a), or Section 7.3(b);

(e) by WWE, if (i) the HoldCo Audited Financial Statements have not been delivered to WWE on or before July 1, 2023 or (ii) upon delivery to WWE of the HoldCo Audited Financial Statements, the condition set forth in Section 7.2(f)(ii) is not satisfied; provided, the right of WWE to terminate this Agreement under Section 9.1(e)(i) shall immediately expire upon the delivery of the HoldCo Audited Financial Statements; provided, further, the right of WWE to terminate this Agreement under Section 9.1(e)(ii) shall expire at 5:00 p.m. on the 20th business day following the date on which the HoldCo Audited Financial Statements were delivered to WWE.

(f) by EDR, if WWE, New PubCo or Merger Sub shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.3(a), or Section 7.3(b) and (ii) cannot be cured by the End Date or, if curable, is not cured with thirty (30) business days following EDR’s delivery of written notice to WWE stating EDR’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; provided that EDR, EDR OpCo or HoldCo is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.2(a), or Section 7.2(b);

(g) by EDR, if the WWE Board shall have effected an Adverse Recommendation Change; and

(h) by EDR if the WWE Written Consent shall not have been delivered to WWE by the time that is twelve (12) hours after signing this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, (a) the terminating Party shall give prompt written notice thereof to the other Parties, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall be of no further force or effect and the Transactions shall be abandoned, each as of the date of termination, and (c) there shall be no liability on the part of any EDR Party or WWE Party following any such termination; provided that (i) Section 3.27, Section 4.25, this Section 9.2, Section 9.3, Section 10.3 and Article X shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, in accordance with its terms, and (iii) subject to Section 10.3, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach.

Section 9.3 EDR Termination Fee.

(a) If this Agreement shall be terminated by EDR pursuant to (i) Section 9.1(g), then WWE shall pay to EDR OpCo (or its designee) $270,000,000 or (ii) Section 9.1(h), then WWE shall pay to EDR OpCo (or its designee) $90,000,000, in each case, in accordance with Section 9.3(b) (any amount payable under this Section 9.3(a), the “EDR Termination Fee”).

(b) In the event the EDR Termination Fee becomes payable by WWE pursuant to Section 9.3(a), it shall be paid to EDR OpCo (or EDR OpCo’s designees) by WWE in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment.

(c) The Parties agree that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not have entered into this Agreement. Each of the Parties further acknowledges that the payment of the amounts by WWE specified in this Section 9.3 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate the EDR Parties in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if WWE fails to promptly pay any amount due pursuant to Section 9.3(b) and, in order to obtain such payment, any of the EDR Parties commences a claim that results in a judgment against WWE for WWE Termination Fee or any portion thereof, WWE will pay to Parent its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, together with interest on the amount due at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. In no event shall (i) WWE be required to pay the EDR Termination Fee on more than one occasion and (ii) EDR be entitled to both specific performance to cause WWE to consummate the Closing in accordance with the terms hereof and the payment of the EDR Termination Fee pursuant to this Section 9.3.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of each of the WWE Board and the EDR Executive Committee at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3 No Survival of Representations and Warranties and Covenants. None of the representations and warranties or covenants in this Agreement, the WWE Disclosure Letter, the EDR Disclosure Letter or any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except that those covenants that by their terms survive or contemplate performance after the Effective Time (which shall survive until fully performed) and this Article X and any applicable defined term in Exhibit A shall survive the Effective Time.

Section 10.4 Entire Agreement; Counterparts. This Agreement, the Governance Agreement and the other agreements, exhibits, annexes, and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) Subject to Section 10.5(d), in any action or Legal Proceeding arising out of or relating to this Agreement or the Transactions (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the Parties irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding; (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, tried, and determined only in the Chosen Courts; (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum; and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court or elsewhere other than the Chosen Courts. Each of the Parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 10.8 or any other manner permitted by applicable Law. A final judgment in any action or Legal Proceeding commenced in accordance with this Section 10.5 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions. Subject to the following sentence, the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. No Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that a Party initiates a Legal Proceeding seeking equitable relief pursuant to this Section 10.5(c), the End Date shall automatically be extended to (x) the twentieth (20th) business day following the date on which such Legal Proceeding is finally resolved or (y) such other date established by the Chosen Court presiding over such Legal Proceeding.

(d) EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect.

Section 10.7 No Third-Party Beneficiary. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any power, right, privilege, or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) the provisions of Article II (which, from and after the Effective Time, shall be for the express benefit of, and enforceable by, each holder of WWE Common Stock or WWE Equity Awards as of the Effective Time), Section 6.4 (which, from and after the Effective Time, shall be for the benefit of the D&O Indemnified Persons), Section 6.14(c) and Section 6.14(d) (which, from and after the Effective Time, shall be for the benefit of and enforceable by the Applicable Directors), Article VIII (which, to the extent it relates to New PubCo, shall be for the benefit of and enforceable by the Applicable Directors) and the New PubCo Cash Management Policy Term Sheet (which shall be for the benefit of and enforceable by the individuals named therein) and (b) the limitations on liability of WWE Parties set forth in Section 10.3 (which shall be for the express benefit of, and enforceable by, each of WWE Parties).

Section 10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to EDR, EDR OpCo or HoldCo:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention:        Seth Krauss

Email:              skrauss@endeavorco.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:    Justin Hamill

 Michael Anastasio

 Jonathan Solomon

 Ian Nussbaum

Email:          Justin.Hamill@lw.com

 Michael.Anastasio@lw.com

 Jonathan.Solomon@lw.com

 Ian.Nussbaum@lw.com

if to WWE, New PubCo or Merger Sub:

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902 Attention: Maurice Edelson

Email: maurice.edelson@wwecorp.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:    Scott A. Barshay

Kyle T. Seifried

Email:         SBarshay@paulweiss.com

KSeifried@paulweiss.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:    Jonathan Davis, P.C.

Edward J. Lee, P.C.

Chelsea Darnell

Email:         jonathan.davis@kirkland.com

edward.lee@kirkland.com

chelsea.darnell@kirkland.com

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

Section 10.10 Expenses. Except as set forth in the last sentence of Section 6.2(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, if the Transactions are not consummated. If a Party is in compliance with their applicable obligations pursuant to Section 1.7 or Section 1.8 (as applicable) and the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions by such Party or their Subsidiaries shall be paid by HoldCo (provided, that nothing in this Section 10.10 shall alter the allocation of responsibility for Taxes established by Section 6.14). Each Party shall use reasonable best efforts to deliver to HoldCo, at least one (1) business day prior to the Closing all outstanding invoices related to such fees and expenses. HoldCo shall concurrently with the Closing pay all such fees and expenses.

Section 10.11 Obligations of the Parties. EDR shall cause EDR OpCo and HoldCo to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and EDR shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by EDR under this Agreement shall be deemed to also be a consent or waiver by EDR OpCo and HoldCo. WWE shall cause New PubCo and Merger Sub to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and WWE shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by WWE under this Agreement shall be deemed to also be a consent or waiver by New PubCo and Merger Sub.

Section 10.12 Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes, and fees incurred in connection with this Agreement and the Transactions shall be paid or reimbursed by HoldCo when due.

Section 10.13 Disclosure Letters. The disclosures set forth in any particular part or subpart of the WWE Disclosure Letter or the EDR Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties or covenants of WWE or EDR, as applicable, that are set forth in the corresponding section or subsection of this Agreement and (b) any other representation and warranty or covenant of WWE or EDR, as applicable, that is set forth in this Agreement to the extent, in the case of this clause (b), the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representation and warranty or covenant is reasonably apparent on the face of such disclosure. No Party may deem the mere inclusion of an item in the WWE Disclosure Letter or the EDR Disclosure Letter, as applicable, as an exception to a representation and warranty or covenant as an admission that such item represents a material exception or material fact, event, or circumstance or that such item is material or constitutes a WWE Material Adverse Effect or a HoldCo Material Adverse Effect, as applicable (and no Party concedes such materiality or effect by its inclusion), and no reference to, or disclosure of, any item or other matter in the WWE Disclosure Letter or the EDR Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes,” “Letter”, and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes, Letters and Schedules to this Agreement, as applicable.

(e) The phrase “made available,” when used in reference to anything made available by WWE, New PubCo, Merger Sub, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of WWE or its Representatives for purposes of the Transactions prior to 11:59 p.m., New York City time on the day immediately prior to the delivery of this Agreement or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The phrase “made available,” when used in reference to anything made available by EDR, EDR OpCo, HoldCo, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of EDR or its Representatives for purposes of the Transactions prior to 11:59 p.m., New York City time on the day immediately prior to the delivery of this Agreement or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(f) The bold-faced headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Any reference to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated, or replaced from time to time (in the case of any Contract, to the extent permitted by the terms thereof and, if applicable, the terms of this Agreement); (ii) any Governmental Body includes any successor to that Governmental Body; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, includes any rule and regulation promulgated under such statute) and references to any section of any applicable Law include any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(h) The terms “Dollars” and “$” mean U.S. dollars.

(i) Any reference herein to “as of the date hereof,” “as of the date of this Agreement,” or words of similar import shall be deemed to mean the date set forth in the Preamble.

(j) When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date.

(k) Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

(l) The word “or” will not be exclusive.

Section 10.15 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each of the WWE Parties acknowledges that Latham & Watkins LLP and the in-house legal counsel of EDR (“EDR Counsel”) have, on or prior to the Closing, represented EDR and its Affiliates (including HoldCo and its Subsidiaries), and each of their respective officers, employees and directors (each such Person, a “Designated Person”) in one or more matters relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that EDR Counsel will represent them in connection with such matters. Accordingly, following the Closing, New PubCo hereby (A) agrees that EDR Counsel may represent New PubCo and its Subsidiaries (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more EDR Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each of clauses (A) and (B), a “Post-Closing Representation”), and (C) agrees that, in the event that a Post-Closing Matter arises, EDR Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo or any of its Affiliates, and even though EDR Counsel may (x) have represented EDR, HoldCo or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any

information learned by EDR Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or EDR Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

(b) Attorney-Client Privilege. In the event of any requests from any Designated Person, New PubCo agrees that it shall not assert, and agrees after the Closing to cause its Subsidiaries to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any pre-Closing communication between any EDR Counsel, on the one hand, and any Designated Person or HoldCo (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by EDR Counsel, occurring prior to the Closing during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of New PubCo, HoldCo and their respective Subsidiaries, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by EDR, and shall not pass to or be claimed or used by New PubCo or HoldCo, except as provided in the last sentence of this Section 10.15(b). Furthermore, New PubCo acknowledges and agrees that any advice given to or communication with any of the Designated Persons prior to the Closing shall not be subject to any joint privilege (whether or not HoldCo also received such advice or communication prior to the Closing) and shall be owned solely by such Designated Persons. For the avoidance of doubt, in the event that a dispute arises between New PubCo, on the one hand, and a third party other than a Designated Person, on the other hand, New PubCo shall cause HoldCo and its Subsidiaries to assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of EDR.

(c) Conflicts of Interest. Each of the EDR Parties acknowledges that Kirkland & Ellis LLP (“McMahon Counsel”) have, on or prior to the Closing, represented Mr. Vincent K. McMahon and certain of his Affiliates (the “McMahon Persons”) in one or more matters including but not limited to matters relating to this Agreement, other agreements contemplated hereby and the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, a “McMahon Existing Representation”), and may continue those representations in the future in such matters. Moreover, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more McMahon Person, on the other hand, are or may be adverse to each other (each, a “McMahon Post-Closing Matter”), the McMahon Persons reasonably anticipate that McMahon Counsel may represent them in connection with such matters as well. Accordingly, following the Closing, New PubCo and each of the EDR Parties hereby (A) agrees that McMahon Counsel may represent the McMahon Persons, (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more McMahon Counsel of one or more McMahon Persons in connection with one or more McMahon Post-Closing Matters (each, a “McMahon Post-Closing Representation”), and (C) agrees that, in the event that a McMahon Post-Closing Matter arises, McMahon Counsel may represent one or more McMahon Persons in a McMahon Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo or any of its Affiliates, and even though McMahon Counsel may (x) have represented EDR, HoldCo, WWE or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo, WWE or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more McMahon Post-Closing Representations, to the McMahon Persons of any information learned by McMahon Counsel in the course of one or more McMahon Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates

(other than EDR and its Subsidiaries) or Prior Company Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

(d) Conflicts of Interest. Each of the EDR Parties acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“WWE Counsel”) has, on or prior to the Closing, represented WWE and/or its Subsidiaries and/or certain directors and/or officers (the “WWE Persons”) in one or more matters including but not limited to matters relating to this Agreement, other agreements contemplated hereby and the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, a “WWE Existing Representation”), and may continue to those representations in the future in such matters. Moreover, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more WWE Person, on the other hand, are or may be adverse to each other (each, a “WWE Post-Closing Matter”), the WWE Persons reasonably anticipate that WWE Counsel may represent them in connection with such matters as well. Accordingly, following the Closing, New PubCo and each of the EDR Parties hereby (A) agrees that WWE Counsel may represent New PubCo and its Subsidiaries, (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more WWE Counsel of one or more WWE Persons in connection with one or more WWE Post-Closing Matters (each, a “WWE Post-Closing Representation”), and (C) agrees that, in the event that a WWE Post-Closing Matter arises, WWE Counsel may represent one or more WWE Persons in a WWE Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo and each of the EDR Parties or any of its Affiliates, and even though WWE Counsel may (x) have represented EDR, HoldCo, WWE or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo, WWE or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more WWE Post-Closing Representations, to the WWE Persons of any information learned by WWE Counsel in the course of one or more WWE Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or Prior Company Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

Section 10.16 Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more Party under this Agreement or of or for any Legal Proceeding based on, arising out of, or related to this Agreement or the Transactions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Chief Executive Officer

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Chief Executive Officer

ZUFFA PARENT, LLC

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Authorized Signatory

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Nick Khan
Name: Nick Khan
Title: Chief Executive Officer

NEW WHALE INC.

By:	/s/ Maurice Edelson
Name: Maurice Edelson
Title: President

WHALE MERGER SUB INC.

By:	/s/ Maurice Edelson
Name: Maurice Edelson
Title: President

[Signature Page to Transaction Agreement]

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

[NEW WHALE INC.]

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

[●], 2023

[New Whale Inc.], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is [New Whale Inc.] The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was March 29, 2023.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD: This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:

1. Name. The name of the Corporation is [New Whale Inc.]

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 11,000,000,000 shares, consisting of: (a) 5,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 5,000,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) 1,000,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”). Upon the filing and effectiveness of this Certificate of Incorporation (the “Effective Time”), all shares of common stock, par value $0.01 per share of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified, in the aggregate, into one fully paid and nonassessable share of Class A Common Stock.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefore. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights or redemption rights (including with respect to all outstanding shares of Class B Common Stock to the extent redeemable for shares of Class A Common Stock pursuant to Section [●]1 of the HoldCo LLC Agreement) or similar rights for Class A Common Stock; and

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(a) Voting Rights.

(i) Each share of Class A Common Stock and Class B Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends; Stock Splits or Combinations.

(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock

Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to declare a stock dividend on the Class A Common Stock without any corresponding Stock Adjustment to the Class B Common Stock so long as, after the payment of such stock dividend on the Class A Common Stock, the number of shares of Class A Common Stock outstanding (excluding any shares issuable upon the exercise of any options, warrants, restricted stock units, exchange rights, conversion rights or similar rights for Class A Common Stock and excluding any shares issuable as a result of any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash)), does not exceed the number of Common Units owned by the Corporation. Dividends payable in shares of Common Stock with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Certain Provisions Related to Redemption Rights.

6.1 Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting any exchanges pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units (together with the applicable number of shares of Class B Common Stock) will, upon issuance, be validly issued, fully paid and non-assessable.

6.2 No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

6.3 Retirement of Class B Common Stock. In the event that no Common Units remain redeemable pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), all shares of Class B Common Stock then outstanding will automatically and without further action on the part of the Corporation or holders thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. In addition, in the event that holders of Class B Common Stock transfer shares of Class B Common Stock to the Corporation in connection with a Redemption of Common Units pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement, the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation.

6.4 Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance (excluding, for the avoidance of doubt, any taxes pursuant to Section 1446(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder); provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record-holder of the shares of Class B Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any transfer tax, stamp tax or duty or other similar tax that may be payable by the Corporation in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7. Board of Directors.

7.1 Number of Directors.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred

Stock to elect additional Directors, (i) the total authorized number of Directors constituting the entire Board shall be (i) until the Sunset Date, eleven (11) members and (ii) thereafter, fixed from time to time by the Board.

(b) A director shall hold office until the expiration of the term of one year and until his successor shall be elected and qualified, subject, however, to prior death, resignation, Incapacitation or removal in accordance with the provisions of this Certificate of Incorporation. In any election of directors, the Persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

7.2 Executive Chair. Notwithstanding Section 7.1(b), Vincent K. McMahon shall serve as the Executive Chair of the Board (the “Executive Chair”) until the earliest of his death, resignation or Incapacitation. Any vacancy of the Executive Chair (which, if Mr. McMahon is the initial Executive Chair, shall initially only occur upon the death, resignation or Incapacity of Mr. McMahon) shall be filled by the Board by the affirmative vote of a majority of the Directors.

7.3 Board Actions. Except as otherwise required in this Certificate of Incorporation or the By-laws or by applicable law or Stock Exchange Rules, actions of the Board or any committee thereof will require approval by the affirmative vote of a majority of the Directors (or a majority of the Directors on such committee, as applicable) at a meeting at which a quorum is present.

7.4 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the Governance Agreement and the By-laws, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.5 Removal of Directors. Except for Preferred Stock Directors and subject to the Governance Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8. Meetings of Stockholders.

8.1 Action by Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Executive Chair, (iii) the Chief Executive Officer or (iv) any holder of twenty-five percent (25%) or more of the total voting power of the outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9. DGCL Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

10. Corporate Opportunities.

10.1 Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in recognition and anticipation that (i) certain directors, principals, officers, employees, members and/or other representatives of EDR, Mr. McMahon and their respective Affiliates (collectively, the “Applicable Parties”) may serve as directors, officers or agents of the Corporation, (ii) the Applicable Parties may now engage and may continue to engage in any transaction or matter that may be an investment, corporate, business or other opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates (as defined below), directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise (a) compete with the Corporation or its controlled Affiliates, directly or indirectly, (b) do business or otherwise transact with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates and (c) employ or otherwise engage any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and (iii) members of the Board who are not officers or employees of the Corporation or their respective Affiliates may desire to participate, invest or otherwise engage in certain Competitive Opportunities, the provisions of this Article 10 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Applicable Parties and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

10.2 Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), each of the Applicable Parties and any past or present directors, principals, officers, employees, members, equityholders, and/or other representatives of the Applicable Parties that may serve as directors, officers, employees or agents of the Corporation, and each of their Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty whatsoever to refrain from directly or indirectly (a) participating or otherwise engaging in any Competitive Opportunity, (b) otherwise competing with the Corporation or any of its controlled Affiliates, (c) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates or (d) otherwise employing or engaging any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate, present or otherwise provide such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation or any other Person for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

10.3 The Corporation does not renounce its interest in any Competitive Opportunity offered to any director nominated or designated by the Applicable Parties if such opportunity is expressly offered to such

Person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.2 of this Article 10 shall not apply to any such Competitive Opportunity.

10.4 In addition to and notwithstanding the foregoing provisions of this Article 9, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

10.5 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

11. Limitation of Liability.

11.1 To the fullest extent permitted under the General Corporation Law, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation.

11.2 Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

12. Indemnification.

12.1 To the fullest extent permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 12, the Corporation shall not be required to indemnify or advance expenses to any Person in connection with a proceeding (or part thereof) commenced by such Person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

12.2 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office.

12.3 To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition;

provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 12 or otherwise.

12.4 If a claim for indemnification or advancement of expenses under this Article 12 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

12.5 The Corporation shall have the power to purchase and maintain insurance to protect itself and any Person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the General Corporation Law or the provisions of this Article 12.

12.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall continue as to a Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board, pursuant to Section 12.10, shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a Person, after the time such Person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

12.7 Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a Director and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the General Corporation Law, (ii) this Certificate of Incorporation or the By-laws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 12.7.

12.8 “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

12.9 Any amendment or repeal of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.10 This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Indemnitees when and as authorized by appropriate corporate action.

13. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, and subject to the terms of the Governance Agreement, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws.

14. Adoption, Amendment and Repeal of Certificate. Subject to the terms of the By-laws and the Governance Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 7, 8, 9, 10, 11, 12, 13, 14, or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation, the By-laws and/or the Governance Agreement, or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

15. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

16. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation.

(b) “Audit Committee” means the Audit Committee of the Board.

(c) “Board” means the board of directors of the Corporation.

(d) “By-laws” is defined in Section 7.1.

(e) “Certificate of Incorporation” is defined in the recitals.

(f) “Chairman” means the Chairman of the Board.

(g) “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(h) “Class A Common Stock” is defined in Section 4.1.

(i) “Class B Common Stock” is defined in Section 4.1.

(j) “Common Stock” is defined in Section 4.1.

(k) “Common Unit” has the meaning set forth in the Holdco LLC Agreement.

(l) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m) “Controlled Entities” is defined in Section 12.7.

(n) “Corporation” means [New Whale Inc.]

(o) “Director” is defined in Section 7.1.

(p) “EDR” means Endeavor Group Holdings, Inc.

(q) “EDR Subscribers” means, collectively, Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of EDR (“EDR OpCo”), January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and subsidiary of EDR.

(r) “General Corporation Law” is defined in the recitals.

(s) “Governance Agreement” means that certain Governance Agreement, dated as of [___], 2023, by and among the Corporation, EDR, the EDR Subscribers, HoldCo and Mr. McMahon, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(t) “HoldCo” means Zuffa Parent, LLC, a Delaware limited liability company.

(u) “HoldCo LLC Agreement” means the [●], as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(v) “Identified Persons” is defined in Section 10.

(w) “Incapacitation” means personal injury, illness, or other cause that has rendered Mr. McMahon unable to perform substantially his material duties and responsibilities for a continuous period of not less than 12 months, as determined jointly by a physician selected by the Corporation reasonably acceptable to Mr. McMahon (or, if he is incapacitated, his legal representative) and a physician selected by Mr. McMahon (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Corporation. If such physicians cannot agree as to whether Mr. McMahon has suffered an Incapacitation, they shall jointly select a third physician who shall make such determination. The determination of Incapacitation made in writing to the Corporation and Mr. McMahon (or, if he is incapacitated, his legal representative) shall be final and conclusive for all purposes of this Certificate of Incorporation. .

(x) “Indemnification Sources” is defined in Section 12.7.

(y) “Indemnitee” is defined in Section 12.1.

(z) “Indemnitee-Related Entities” is defined in Section 12.8.

(aa) “Indemnitees” is defined in Section 12.1.

(bb) “Jointly Indemnifiable Claims” is defined in Section 12.7.

(cc) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(dd) “Preferred Stock” is defined in Section 4.1.

(ee) “Preferred Stock Directors” is defined in Section 7.1.

(ff) “proceeding” is defined in Section 12.1.

(gg) “Sunset Date” has the meaning set forth in the Governance Agreement.

(hh) “Stock Adjustment” is defined in Section 5.1(b)(iii).

(ii) “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(jj) “Transaction Agreement” means that certain Transaction Agreement, dated as of April [●], 2023, by and among EDR, EDR OpCo, HoldCo, World Wrestling Entertainment, Inc., a Delaware corporation, the Corporation, and Whale Merger Sub Inc.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of [New Whale Inc.] has been duly executed by the officer below as of the date first written above.

By:
Name:
Title:

Annex C

Amended and Restated Bylaws of

[New Whale Inc.]

(a Delaware corporation)

C-i

Article IV Committees		C-12

4.1	Committees of Directors.	C-12

4.2	Committee Minutes.	C-13

4.3	Meetings and Actions of Committees	C-13

Article V Officers		C-13

5.1	Officers	C-13

5.2	Appointment of Officers	C-13

5.3	Subordinate Officers	C-14

5.4	Removal and Resignation of Officers	C-14

5.5	Vacancies in Offices	C-14

5.6	Representation of Shares of Other Corporations	C-14

5.7	Authority and Duties of Officers	C-14

Article VI Records		C-14

Article VII General Matters		C-15

7.1	Execution of Corporate Contracts and Instruments	C-15

7.2	Stock Certificates	C-15

7.3	Lost Certificates	C-15

7.4	Shares Without Certificates	C-15

7.5	Construction; Definitions	C-16

7.6	Dividends	C-16

7.7	Fiscal Year	C-16

7.8	Seal	C-16

7.9	Transfer of Stock	C-16

7.10	Stock Transfer Agreements	C-16

7.11	Registered Stockholders	C-17

7.12	Waiver of Notice	C-17

Article VIII Amendments		C-17

Article IX Definitions		C-17

C-ii

FINAL FORM

Amended and Restated Bylaws of

[New Whale Inc.]

Article I

Corporate Offices

1.1 Registered Office.

The address of the registered office of [New Whale Inc.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s Board may from time to time establish or as the business of the Corporation may require.

Article II

Meetings of Stockholders

2.1	Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be

(a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, as applicable, “present in person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be (A) any person who is authorized in writing by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders or (B), if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(iii)(c), (a) the stockholder must provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and (c) the proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the Corporation’s initial underwritten public offering of common stock, the preceding year’s annual meeting date shall be deemed to be May 19, 2022); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and

(B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F)any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner and (G) a representation whether any Proposing Person, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies or votes from stockholders in support of such proposal; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder, beneficial owner or any other participant.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Subject in all respects to the provisions of the Governance Agreement and Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (as defined in Section 2.4) who (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the Certificate of Incorporation.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each person for election as a director at the meeting) and a representation whether any Nominating Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such nomination; and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(viii).

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation and (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner or any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(vii) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.5(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(viii) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 (or otherwise in accordance with the Certificate of Incorporation) and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder pursuant to Section 2.5(i)(b), in accordance with the time period prescribed in this Section 2.5 for delivery of the stockholder notice of nomination), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the

Corporation that has not been disclosed therein and (B) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(ix) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(x) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(xi) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(xii) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(xiii) Notwithstanding anything to the contrary contained in these bylaws, for as long as any party to the Governance Agreement has a right to designate or nominate a director, the procedure for any such nomination shall be governed by the Governance Agreement and such party shall not be subject to the notice procedures set forth in these bylaws for the nomination of any person to serve as a director at any annual meeting or special meeting of stockholders.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address; or (iii) if electronically transmitted as provided in the DGCL.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail, courier service or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Each stockholder shall be entitled to a number of votes based on the number of and type of shares of capital stock held by such stockholder as provided in the Certificate of Incorporation or as required under the DGCL.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy. Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever Sections 2.4 and 2.5 of this Article II require one or more persons (including a record or beneficial owner of stock of the Corporation) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the Corporation’s capital stock pursuant to Sections 2.4 and 2.5 of this Article II, to the fullest extent permitted by law, the Corporation expressly opts out of Section 116 of the DGCL.

Article III

Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

The total number of directors constituting the Board shall be determined in accordance with the Certificate of Incorporation and the Governance Agreement.

3.3 Election, Qualification and Term of Office of Directors. The procedures for election of directors, as well as the terms and qualifications of directors, shall be as set forth in the Certificate of Incorporation and the Governance Agreement.

3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, except as otherwise provided for in the Certificate of Incorporation or the Governance Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the Certificate of Incorporation and the Governance Agreement.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee of the Board or subcommittee of the Board, in each case, designated by the Board, may participate in a meeting of the Board, or any committee of the Board or subcommittee of the Board, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board, for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or (iv) sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Subject to the Certificate of Incorporation, at all meetings of the Board, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation, the Governance Agreement or these bylaws. If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee of the Board or subcommittee of the Board, may be taken without a meeting if all members of the Board, or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission. After such an action is taken by written consent without a meeting, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, committee or subcommittee in the same paper or electronic form as the minutes are maintained.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV

Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees of the Board, each committee of the Board to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors or members of the Board as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee or subcommittee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. For so long as there are WWE Designees (as defined in the Governance Agreement), the Corporation shall, except as otherwise provided in the Governance Agreement, take all necessary action to cause each committee of the Board to be comprised of (x) at least three (3) directors and (y) one (1) more Endeavor Designee (as defined in the Governance Agreement) than WWE Designee(s).

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.12 (waiver of notice), with such changes in the context of those bylaws as are necessary to substitute the committee and its respective members for the Board and its members. However:

(a) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(b) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and (iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V

Officers

5.1 Officers.

The officers of the Corporation shall initially include a chief executive officer, an executive chair, a president/chief operating officer, a chief financial officer and a chief legal officer. The Corporation may also have, at the discretion of the Board, any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers.

The Board or a duly authorized committee or subcommittee thereof shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board or a duly authorized committee or subcommittee thereof may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, as the Board or a duly authorized committee or subcommittee thereof may from time to time determine, or as determined by the officer upon whom such power of appointment has been conferred by the Board or a duly authorized committee or subcommittee thereof.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or a duly authorized committee or subcommittee thereof or, except in the case of an officer chosen by the Board or a duly authorized committee or subcommittee thereof, by any officer upon whom such power of removal may be conferred by the Board or a duly authorized committee or subcommittee thereof.

Any officer may resign at any time by giving notice to the Corporation in writing or by electronic transmission. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or a duly authorized committee or subcommittee thereof or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the executive chair, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or securities of any other corporation or entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI

Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Delaware Uniform Commercial Code.

Article VII

General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chief executive officer, executive chair, chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, general counsel or deputy general counsel, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates.

The Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. In connection herewith, to the extent there are conflicts among these bylaws, the Certificate of Incorporation or the Governance Agreement, priority shall first be given to the Certificate of Incorporation, second to the Governance Agreement and third to these bylaws, in each case except as otherwise required by the DGCL. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Dividends.

The Board, subject to any restrictions contained in either (a) the DGCL or (b) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock. Until the Sunset Date, the Board shall pay dividends in accordance with the Cash Management Policy.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws subject to any transfer restrictions contained in the Certificate of Incorporation and the Governance Agreement. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or a subsidiary of the Corporation pursuant to applicable provisions of the governing documents such subsidiary of the Corporation, of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII

Amendments

Subject to Section 7.1(a) of the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation.

Article IX

Consent Rights

9.1 EDR Sunset Approval Rights. For so long as EDR beneficially owns, directly or indirectly (including through its controlled Affiliates), more than twenty percent (20)% (in the aggregate) of the voting power of the then-outstanding shares of capital stock of the Corporation, the Corporation shall not, and shall cause its subsidiaries not to, take the following actions without approval of (i) a majority of the Board (which must include, until the Sunset Date, the Executive Chair (or, if the Executive Chair Sunset has occurred, a majority of the WWE Designees or their successors)) and (ii) a majority of the Independent directors of the Board:

(a) any alteration, amendment or waiver of these bylaws, the Certificate of Incorporation, voting agreements or other governing documents of the Corporation or the HoldCo LLC Agreement that positively alters or changes (other than in an immaterial and ministerial manner) the rights, preferences or privileges of the Class B Common Stock in a disproportionate manner relative to the Class A Common Stock, or that otherwise positively affects (other than in an immaterial and ministerial manner) the holders of the Class B Common Stock in a disproportionate manner relative to the holders of Class A Common Stock (including, without limitation, with respect to ownership or rights in HoldCo) whether by merger, consolidation or otherwise;

(b) any sale, consolidation, reorganization, merger or acquisition involving HoldCo and/or the Corporation under which the holders of the Class B Common Stock would receive a disproportionate “control premium” (or other disparate consideration) relative to the holders of the Class A Common Stock (except for amounts explicitly and directly in respect of services contemplated by the Services Agreement);

(c) formation of any new committee of the Board, including any executive committee, or altering, amending, waiving or otherwise modifying the charter of any committee of the Board, in each case, in a manner which adversely impacts (other than in an immaterial and ministerial manner) the rights of the WWE Designees under these bylaws, the Certificate of Incorporation, voting agreements or other governing documents of the Corporation or the HoldCo LLC Agreement; and

(d) entering into, modifying, amending or terminating, any agreements, arrangements or transactions with EDR or its affiliates (including, without limitation, adding an EDR business to HoldCo or entering into commercial agreements or other arrangements with EDR or its Affiliates, but excluding, for the avoidance of doubt, any transactions with portfolio companies of such affiliates in the ordinary course of such portfolio companies’ businesses) (in each case, other than pursuant to agreements in the form approved by the Corporation and EDR and entered into in connection with or effective as of the Closing Date); provided that, compensation decisions (including salary, bonus and equity awards) for overlapping executives with EDR who serve as the chief executive officer or president/chief operating officer of the Corporation (solely in their capacities as executives of the Corporation) will require the approval of only a majority of the Board and, until the date on which the Executive Chair Sunset occurs, the Executive Chair; provided, further, that any decision to hire or fire any such overlapping executive with EDR, and any compensation decisions for any overlapping executive with EDR other than the chief executive officer or president/chief operating officer (in their capacities as executives of the Corporation), in each case will require the approval of only a majority of the Board.

9.2 WWE Sunset Approval Rights. Until the Sunset Date, the Corporation shall not take the following actions without approval of (i) a majority of the Board (excluding the Executive Chair) and (ii) (x) until the Executive Chair Sunset, the Executive Chair and (y) after the Executive Chair Sunset, a majority of the WWE Designees or their successors:

(a) any acquisition or disposition of an operating business (whether by way of acquisition of stock, assets, merger, consolidation or otherwise) by the Corporation or any of its subsidiaries in a transaction or series of related transactions in each case involving aggregate consideration payable to or by the Corporation in excess of $750 million (including, for the avoidance of doubt, any sale of the Corporation or HoldCo);

(b) any change in the corporate headquarters of the legacy WWE business; and

(c) any modification to the Corporation’s cash management policy as of the date hereof (the “Cash Management Policy”).

Article X

Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Board” means the board of directors of the Corporation.

“Closing Date” means [__].

“EDR” means Endeavor Group Holdings, Inc.

“EDR Subscribers” means, collectively, Endeavor Operating Company, LLC, a Delaware corporation and a subsidiary of EDR, January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and subsidiary of EDR.

“Executive Chair Sunset” has the meaning set forth in the Governance Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of [the Closing Date], by and among EDR, the EDR Subscribers, HoldCo, [New Whale], and Vincent K. McMahon.

“HoldCo” means TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC).

“Independent” means (a) being qualified as an independent director under the listing standards of the New York Stock Exchange, or any other principal market on which the Common Stock is listed or quoted for trading and (b) not being (x) an Affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 5% of the voting or economic interest of the applicable Person) of HoldCo, EDR, [New Whale] or any of their respective Affiliates and (y) any employee, director, officer, or an immediate member of family (as applicable) of any Person described in (x) or of HoldCo, EDR, or any of their respective Affiliates, as determined by the Nominating and Corporate Governance Committee of the Board.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Services Agreement” means that certain Services Agreement, dated as of the Closing Date, by and between HoldCo and EDR.

“Sunset Date” has the meaning set forth in the Governance Agreement.

Capitalized terms used but not defined in these bylaws shall have the meanings ascribed to them in the Certificate of Incorporation.

[New Whale Inc.]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of [New Whale Inc.] a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [●], 2023, effective as of [●], 2023 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this __ day of April, 2023.

Annex D

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of April 2, 2023, is entered into by and between Endeavor Group Holdings, Inc. a Delaware corporation (“EDR”), and Vincent K. McMahon (the “Stockholder” and together with EDR, the “Parties” and each, a “Party”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 69,157 shares of WWE Class A Common Stock and 28,682,948 shares of WWE Class B Common Stock (all such shares and any securities convertible into or exercisable or exchangeable or redeemable for such shares, together the “Owned Shares”, and collectively with any shares of WWE Class A Common Stock and WWE Class B Common Stock acquires record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) on or after the date hereof, whether by purchase, upon exercise or conversion of any securities or otherwise (the “New Shares”), the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, EDR, EDR OpCo, HoldCo (collectively, the “EDR Parties”), New PubCo, Merger Sub and WWE have entered into a Transaction Agreement, dated as of the date hereof (as it may be amended from time to time, the “Transaction Agreement”), which provides, among other things, for the parties thereto consummating the Transactions, including the Merger and the WWE Transfer, upon the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, the WWE Board has, prior to the execution and delivery of this Agreement, unanimously adopted the Transaction Agreement, and approved the transactions contemplated thereby; and

WHEREAS, as a condition and inducement to the willingness of the EDR Parties to enter into the Transaction Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to EDR that:

1.1 Authorization; Binding Agreement. The Stockholder has full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by EDR, constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

1.2 Non-Contravention. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby nor compliance by the Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body on the part of the Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any assets (including Subject Shares) of the Stockholder (other than one created by any EDR Party), or (d) violate any Laws applicable to the Stockholder or by which any of its assets (including Subject Shares) are bound, except as would not, in the case of each of clauses (a), (b), (c) and (d), reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Stockholder’s ability to timely perform its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act and the applicable rules and regulations of the SEC or any applicable stock exchange, no filings, notifications, approvals or other consents are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Body in connection with the execution, delivery and performance by the Stockholder of this Agreement.

1.3 Ownership of the Owned Shares. The Stockholder is, as of the date hereof, the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all the Owned Shares and has good and marketable title to all such Owned Shares free and clear of any Encumbrance, except for (i) any such Encumbrance that may be imposed pursuant to this Agreement or any Ancillary Agreement, (ii) Transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws and (iii) the 3,484,006 shares of WWE Class B Common Stock pledged to an unaffiliated bank of the Stockholder pursuant to the terms of that certain Prepaid Forward Contract (the “Prepaid Forward Contract”), dated as of March 24, 2020 (the “Pledged Shares”) (clauses (i)-(iii), the “Permitted Restrictions”). As of the date hereof, the Owned Shares (excluding the Pledged Shares) constitute all of the shares of “voting stock” of WWE of which the Stockholder is the “owner” (as such terms are defined in Section 203 of the Delaware General Corporation Law) as of the date hereof. Without limiting the foregoing, as of the date hereof, other than the Owned Shares, the Stockholder and its Affiliates do not own beneficially or of record, and do not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares (or any securities convertible into or exercisable or exchangeable or redeemable for Shares) or any interest therein.

1.4 Voting Power. The Stockholder has full voting power with respect to all the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Subject Shares. None of the Subject Shares are subject to any stockholders’ agreement (other than the WWE Organizational Documents), proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. As of the date hereof, the Stockholder has not entered into any Contract that is inconsistent with, or would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The Stockholder has beneficial ownership of a majority of the voting power of WWE.

1.5 Reliance. The Stockholder understands and acknowledges that the EDR Parties are entering into the Transaction Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

1.6 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Shares beneficially owned by the Stockholder before or by any Governmental Body that would reasonably be expected to prevent or materially impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder (including, for the avoidance of doubt, the due execution and valid delivery of the Written Consent).

1.7 Brokers. Other than as set forth in the Transaction Agreement, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company, Merger Sub or New PubCo in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EDR

EDR represents and warrants to the Stockholder that:

2.1 Organization and Qualification. EDR is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where the failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on EDR’s ability to timely perform its obligations under this Agreement.

2.2 Authority for this Agreement. EDR has the necessary corporate power and authority, and has taken all corporate company action necessary, to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EDR has been duly and validly authorized by all necessary entity action on the part of EDR, and no other entity proceedings on the part of EDR are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EDR, and assuming due authorization, execution and delivery by the Stockholder, this Agreement constitutes a legal, valid and binding obligation of EDR and is enforceable against EDR in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.3 Non-Contravention. None of the execution and delivery by EDR of this Agreement, the performance by EDR of its obligations hereunder or the consummation by EDR of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which EDR is a party or by which each of EDR may be bound, (ii) violate any law or order applicable to EDR or (iii) violate any constituent or organizational documents of EDR, except as would not, in the case of each of clauses (i) and (ii), reasonably be expected to have, individually or in the aggregate, a material adverse effect on EDR’s ability to perform its obligations under this Agreement.

2.4 Absence of Litigation. With respect to EDR, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of EDR, threatened in writing against EDR before or by any Governmental Body that would reasonably be expected to prevent or materially delay or materially impair the consummation by EDR of the transactions contemplated by this Agreement or otherwise materially impair the ability of EDR to perform its obligations hereunder.

ARTICLE III

ADDITIONAL COVENANTS

The Stockholder hereby covenants and agrees that:

3.1 No Transfer; No Inconsistent Arrangements.

(a) From and after the date hereof and until the Termination Date, the Stockholder shall not, directly or indirectly, without the prior written consent of EDR, (i) create or permit to exist any Encumbrance (other than Permitted Restrictions) on any of the Subject Shares, (ii) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Shares, or any right, title or interest therein (including any right or power to vote to which the Stockholder may be entitled) (or consent to any of the foregoing), (iii) enter into (or cause to be entered into) any Contract with respect to any Transfer of the Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Subject Shares, (v) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or (vi) approve or consent to any of the foregoing; provided, however, nothing herein shall prohibit an Exempt Transfer. For purposes of this Agreement, an “Exempt Transfer” means any Transfer of the Subject Shares (1) by will or intestacy, (2) by operation of Law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or bankruptcy, insolvency or similar proceedings or (3) in connection with a foreclosure under the Prepaid Forward Contract (the Persons who are Transferred Subject Shares pursuant to an Exempt Transfer, the “Exempt Transferees”); provided that in the case of a transfer pursuant to clauses (1) through (3), (A) prior to such Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to EDR and which shall bind such transferee to all of the obligations of a Stockholder herein (including Article IV) and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Notwithstanding the foregoing, in addition to any Exempt Transfer, the Stockholder may make Transfers of its Subject Shares as EDR may agree in writing in its sole discretion provided that the transferee of the Transfer shall have, prior to any such Transfer, executed and delivered to EDR a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute the “Stockholder” for all purposes of this Agreement.

3.2 No Exercise of Appraisal Rights. The Stockholder irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of the Subject Shares that may arise in connection with the Transactions, including the Merger and agrees not to commence, participate in or knowingly assist any Legal Proceeding to seek (or file any petition related to) appraisal rights or dissenters’ rights in connection with the Transactions, including the Merger.

3.3 Public Announcements, Documentation and Information. The Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of EDR, except as may be required by applicable Law (including any applicable amendment to a Schedule 13D); provided that reasonable notice of any such disclosure will be provided to EDR and the Stockholder shall reasonably consult with EDR with respect to such disclosure. The Stockholder consents to and hereby authorizes EDR to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that EDR reasonably determines to be necessary in connection with the Transactions and any other transactions contemplated by the Transaction Agreement, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that EDR may file this Agreement or a form hereof with the SEC or any other Governmental Body; (provided, that in each case, the Stockholder shall have a reasonable opportunity to review and approve that portion of any disclosure that identifies the Stockholder prior to any such filing or public release, such approval not to be unreasonably withheld, conditioned or delayed). The Stockholder agrees to promptly give EDR any information it may reasonably request that is reasonably necessary for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify EDR of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

3.4 New Shares; Adjustments. Any New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if it comprised the Owned Shares as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities and the term “Subject Shares” shall be deemed to refer to and include such securities.

3.5 Waiver of Certain Legal Proceedings. The Stockholder hereby agrees not to commence, participate in or knowingly assist and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against EDR, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the Closing or challenging the validity of the Written Consent or its delivery), except to enforce the terms hereof or thereof or (b) alleging a breach of any fiduciary duty of the Company board of directors or any other Person in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby (including the negotiation or entry into any such agreement); provided, that the foregoing shall not limit, restrict or prohibit the Stockholder from claiming or asserting any defenses or counter-claims in connection with any Legal Proceeding arising out of or in connection with the Transaction Agreement, this Agreement, or the transactions contemplated thereby or hereby or enforcing its rights under this Agreement.

3.6 Certain Transaction Agreement Matters. The Stockholder shall use reasonable best efforts to assist and cooperate with the Company and EDR in connection with the obligations of the Company and EDR pursuant to Section 6.2 of the Transaction Agreement (the “Regulatory Obligations”). In furtherance of the foregoing, Stockholder agrees to promptly give EDR or the Company any information it may reasonably request in connection with obtaining the Regulatory Approvals. EDR shall use its reasonable best efforts to cooperate in all respects and consult with Stockholder in connection with any filing or submission in connection with the Regulatory Obligations, including allowing Stockholder to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions.

3.7 Registration Rights. In connection with the Closing, EDR will cause New PubCo to enter into the registration rights agreement with EDR and Stockholder on the terms set forth in the Transaction Agreement.

ARTICLE IV

RIGHT OF FIRST OFFER

4.1 Right of First Offer:

(a) Offer. During the period commencing at the Closing and until the date on which the Stockholder and any Exempt Transferees and Stockholder Related Persons collectively own fewer than 7,188,031 New PubCo Shares (provided, that if, after the date hereof, any change in the outstanding shares of capital stock of WWE or New

PubCo, as applicable, shall occur as a result of any stock split (including reverse stock split), exchange, subdivision, recapitalization, reorganization or other similar transaction, the foregoing number of New PubCo Shares shall be appropriately adjusted to eliminate the effect of such event), the Stockholder desires to sell or otherwise Transfer (excluding, solely with respect to Vince McMahon, (1) pursuant to any Exempt Transfer, (2) any Transfer to any immediate family member of the Stockholder (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (3) any Transfer to any trust that is solely for the benefit of the Stockholder or the immediate family of the Stockholder and that is solely for bona fide estate planning purposes, and (4) any Transfer to a partnership, limited liability company or other entity of which the Stockholder and/or the immediate family of the Stockholder are the sole legal and beneficial owners of all of the outstanding equity securities, voting securities (or the managing member) and similar interests (the Persons described in the foregoing clauses (3) and (4), each a “Stockholder Related Person”); provided that, in the case of the foregoing clauses (1), (2), (3) and (4), prior to such Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to EDR and which shall bind such transferee to all of the obligations of a Stockholder herein (including Article IV); provided further, that (x) if, at any time following such Transfer, such transferee shall cease to be a Stockholder Related Person, the New PubCo Shares held by such Stockholder Related Person shall be automatically transferred to the Stockholder and shall be deemed to be owned by the Stockholder for all purposes of this Agreement, the certificate of incorporation and bylaws of New PubCo and applicable Law) and (y) such Stockholder Related Person shall not, and shall not be used to, circumvent any provision of this Agreement) any part or all of the New PubCo Class A Common Stock to be issued to the Stockholder upon the consummation of the Merger (the “New PubCo Shares”), the Stockholder shall provide EDR a written notice indicating such desire to Transfer specifying the amount of the Subject Shares proposed to be Transferred (the “Sale Notice”). Such Sale Notice shall be treated as confidential by EDR and shall not be disclosed to any other Person. EDR shall have ten (10) Business Days from the date of the Sale Notice (the “ROFO Period”) to provide written notice to the Stockholder of its desire to purchase in cash all (and not less than all) of the New PubCo Shares specified in the Sale Notice and the details of its offered terms and the sale price, including the proposed price per New PubCo Share (the “Offer”). The Stockholder shall consider the Offer and may accept or reject the Offer in its sole discretion.

(b) Offer Rejected. If EDR fails to deliver an Offer prior to the expiration of the ROFO Period or the Stockholder rejects such Offer in writing (the date the ROFO Period expires or the date such rejection is received by EDR, the “Rejection Date”), the Stockholder may pursue a sale of the New PubCo Shares to a third party but may only sell the New PubCo Shares to a third party in a sale that is (i) at any price and for no less than 75% of the New PubCo Shares specified in the Sale Notice if EDR fails to deliver an Offer prior to the expiration of the ROFO Period and (ii) at or above the price contained in the applicable Offer and for no less than 75% of the New PubCo Shares specified in the Sale Notice if the Stockholder rejects such Offer in writing, in each case of the foregoing clauses (i) and (ii), pursuant to a definitive agreement executed within one hundred twenty (120) days of the Rejection Date (the “Sale Window”) (such sale, a “Third Party Sale”). Subject to the requirements in the foregoing sentence, the Stockholder shall determine the terms and conditions of the Third Party Sale in its sole discretion. If a definitive agreement in respect of the New PubCo Shares is not executed during the Sale Window or such a definitive agreement is executed during the Sale Window and subsequently terminated (at any time), the New PubCo Shares shall continue to be subject to this Section 4.1 and the Stockholder shall submit a Sale Notice in respect of such New PubCo Shares in respect of any subsequent desire to sell or otherwise Transfer such New PubCo Shares.

(c) Offer Acceptable. If the Stockholder determines to accept the Offer, EDR shall be required to purchase the New PubCo Shares on the terms set forth in the Offer, including the purchase price stated in the Offer. The closing of any sale of the New PubCo Shares pursuant to this Section 4.1(c) shall take place as promptly as practicable (subject to obtaining any regulatory approvals or other applicable consents and approvals and the expiration of any applicable waiting periods required by any Governmental Body) after the Stockholder accepts the Offer hereunder (and in any case within five (5) Business Days of the later of such acceptance or the receipt of applicable required regulatory approvals or the expiration of waiting periods), and upon such sale, the

Stockholder shall not be required to make any representations or warranties to EDR other than customary representations in their capacity as a holder of the New PubCo Shares.

(d) Termination. This Section 4.1 shall automatically terminate upon the consummation of a New PubCo Change of Control. For purposes of this Agreement, “New PubCo Change of Control” shall mean any tender offer, merger, consolidation or other transaction, the result of which is the stockholders of New PubCo as of immediately prior to such transaction hold, in the aggregate, less than 50% of the outstanding shares of New PubCo (or the successor or ultimate parent in such transaction, if applicable) entitled to vote on matters to be determined by the stockholders of New PubCo (or such successor or ultimate parent in such transaction, if applicable).

ARTICLE V

MISCELLANEOUS

5.1 Capacity as Stockholder. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that this Agreement (including Section 3.5) shall apply to the Stockholder solely in the Stockholder’s capacity as the beneficial owner of the Subject Shares and not (if applicable) in the Stockholder’s capacity as a director, officer or employee of WWE or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan. Notwithstanding any provision of this Agreement to the contrary, the Stockholder makes no agreement or understanding in this Agreement in the Stockholder’s capacity (if applicable) as a director, officer or employee of WWE and nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict any actions or omissions of a director, officer or employee of WWE, including the exercise of the Stockholder’s fiduciary duties as a director, officer or employee of WWE or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or prevent or be construed to create any obligation on the part of any director or officer of WWE or any trustee or fiduciary of any employee benefit plan from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

5.2 Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement, other than the covenants contained in Section 3.2, Section 3.5, Article IV and Article V, shall not survive the Effective Time.

5.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 5.3):

if to EDR:

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: Seth Krauss

Email: skrauss@endeavorco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Justin Hamill
Michael Anastasio
Jonathan Solomon
Ian Nussbaum
Email:	Justin.Hamill@lw.com
Michael.Anastasio@lw.com
Jonathan.Solomon@lw.com
Ian.Nussbaum@lw.com

if to the Stockholder:

Vincent K. McMahon

c/o World Wrestling Entertainment, Inc.

1241 E. Main Street

Stamford, Connecticut 06902

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Jonathan Davis, P.C.
Edward J. Lee, P.C.
Chelsea Darnell
Email:	jonathan.davis@kirkland.com
edward.lee@kirkland.com
chelsea.darnell@kirkland.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:	Scott A. Barshay
Kyle T. Seifried
Email:	SBarshay@paulweiss.com
KSeifried@paulweiss.com

5.4 Termination. Upon the earliest to occur of (a) the consummation of the Transactions, (b) the valid termination of the Transaction Agreement in accordance with its terms, (c) the date of any modification, waiver or amendment to any provision of the Transaction Agreement that reduces the Merger Consideration or changes the form of Merger Consideration, and (d) the time this Agreement is terminated upon the mutual written agreement of EDR and the Stockholder (such date, the “Termination Date”), this Agreement shall terminate automatically, without any notice or other action by any Person; provided, however, that, (i) Sections 3.2 and 3.5 and Article IV shall survive in full force and effect following any such termination of this Agreement pursuant to the foregoing clause (a) and (ii) the provisions of this Article V shall survive in full force and effect following any termination of this Agreement. Nothing set forth in this Section 5.4 shall relieve any Party from liability for any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge and the taking of such act, or failure to act, would result in such breach.

5.5 Interpretation and Rules of Construction. Section 10.14 of the Transaction Agreement shall apply to, and govern, this Agreement, mutatis mutandis.

5.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

5.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

5.8 Assignment. Neither this Agreement nor any of the Parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that EDR may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary or Affiliate of EDR; provided, that, in each case, (i) no such assignment or pledge will in any way affect EDR’s obligations or liabilities under this Agreement and EDR shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a material adverse effect on EDR’s (or such assignee’s) ability to timely perform its obligations under this Agreement. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Non-Recourse Parties set forth in Section 5.14.

5.10 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an any injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 5.10 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

5.11 Governing Law.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The Parties agree that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom; provided, however, that, if such court does not have subject matter jurisdiction over such Legal Proceeding, such Legal Proceeding shall be heard and determined exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”). Consistent with the preceding sentence, solely in connection with such Legal Proceedings, each of the Parties hereby (i) submits to the exclusive jurisdiction and venue of the Chosen Courts for the purpose of such Legal Proceeding arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process in connection with any such Legal Proceeding will be validly effected by sending notice in accordance with Section 5.1; (iii) irrevocably waives, and agrees not to attempt to deny, defeat or assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such Chosen Courts, that any Legal Proceeding brought in an appropriate Chosen Court is an inconvenient forum or that the venue of the Legal Proceeding is improper; and (iv) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. A final judgement in any such Legal Proceeding commenced in accordance with this Section 5.11(b) shall be conclusive and maybe enforced in any other jurisdictions by suit on the judgment or in any manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal rom, such final judgement.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

5.13 Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by each of the Parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. The failure of any Party to exercise any of its rights under this Agreement shall not constitute a waiver of those rights.

5.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon or arising out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, this Section 5.14 shall not operate or limit or otherwise affect the obligations or liabilities of any Party hereto (in their capacity as such) with respect to their agreements contained herein or in any Ancillary Agreement or in any other agreement or document entered into in connection with the Transaction, in each case, to the extent such Party is a party thereto (and subject to the terms and conditions set forth therein with respect to such Party).

5.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.16 Expenses. All expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

5.17 Further Assurances. Each Party agrees, upon the reasonable request of the other Party, to execute and deliver, or cause to be executed and delivered, such further documents and instruments and take, or cause to be taken, such further actions as are necessary or reasonably requested to assure and confirm its obligations under this Agreement.

5.18 No Agreement Until Executed. This Agreement shall not be effective unless and until this Agreement is executed by all Parties.

5.19 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in EDR any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and EDR shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including EDR, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[Signature Pages Follow]

The Parties are executing this Agreement on the date set forth in the introductory clause.

Endeavor Group Holdings, Inc.

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Chief Executive Officer

STOCKHOLDER Vincent K. McMahon

By:	/s/ Vincent K. McMahon

Annex E

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between Endeavor Group Holdings, Inc., a Delaware corporation (“Endeavor”), Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of Endeavor (“Endeavor Opco”), January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of Endeavor (“Endeavor Blocker”), January Capital Holdco, LLC, a Delaware limited liability company and a subsidiary of Endeavor (together with Endeavor OpCo and Endeavor Blocker, the “Endeavor Subscribers”), Zuffa Parent, LLC, a Delaware limited liability company (“HoldCo”), New Whale Inc., a Delaware corporation (“New PubCo”); and Vince McMahon (together with Endeavor, the Endeavor Subscribers, HoldCo and New PubCo, the “Parties” and each, a “Party”). Unless otherwise specified herein, all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in New PubCo’s Amended and Restated Certificate of Incorporation, dated as of [●], 2023 (as may be amended from time to time, the “New PubCo Certificate”).

WHEREAS, Endeavor, Endeavor OpCo, HoldCo, New PubCo, Whale Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of New PubCo (“Merger Sub”), and World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”) are parties to that certain Transaction Agreement, dated as of April 2, 2023 (as may be amended from time to time, the “Transaction Agreement”);

WHEREAS, in connection with the Closing (as defined in the Transaction Agreement), the following individuals were designated by WWE to serve as Directors on the New PubCo Board, effective as of immediately following the Closing: Vince McMahon, [●], [●], [●], [●] (each such Director, together with his or her successors selected in accordance with Section 1.1(b), a “WWE Designee”) and, following the Closing, the Parties have agreed to select the successors for the WWE Designees in accordance with the terms of this Agreement;

WHEREAS, in connection with the Closing, the following individuals were designated by Endeavor to serve as Directors on the New PubCo Board, effective as of immediately following the Closing: [●], [●], [●], [●], [●], [●] (each such Director, together with his or her successors selected in accordance with Section 1.1(d), an “Endeavor Designee”) and, following the Closing, the Parties have agreed to select the successors for the Endeavor Designees in accordance with the terms of this Agreement; and

WHEREAS, the Parties wish to enter into this Agreement for the purpose of regulating certain relationships of the Parties and imposing certain restrictions on the Class A Common Stock, the Class B Common Stock (collectively, the “Common Stock”) and the membership interests of HoldCo (the “Common Units”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

BOARD NOMINATIONS; GOVERNANCE

1.1 Director Designees.

(a) Until the later of (i) December 31, 2025 and (ii) the earlier of (x) the date on which Mr. McMahon owns fewer than 7,188,031 shares of Common Stock (as equitably adjusted as a result of a stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like) and (y) the date on which Mr. McMahon no longer serves as the Executive Chair (the date contemplated by clauses (i) and (ii), the “Sunset Date”), New PubCo’s slate of individuals nominated for election to the Board shall include the WWE Designees designated in accordance with Section 1.1(b); provided, that the WWE Designees shall at all times include at least three (3) Independent Directors. For purpose of this Agreement, “Independent” shall have the meaning set forth in New PubCo’s by-laws. For purposes of this Section 1.1(a), Mr. McMahon shall be deemed to own (1) any shares of Common Stock held by any trust that is for the benefit of Mr. McMahon or the immediate family of Mr. McMahon and over which Mr. McMahon retains voting control, and (2) any shares of Common Stock owned by a partnership, limited liability company or other entity, the sole owners of which are Mr. McMahon or the immediate family of Mr. McMahon and in any case of which Mr. McMahon is the legal and beneficial owner of a majority of the outstanding voting securities or the managing member.

(b) Until the earlier of the Executive Chair Sunset Date and the Sunset Date, (A) Mr. McMahon shall have the right, but not the obligation, to designate (i) the nominee for his seat (whether himself or his successor(s)), (ii) one (1) non-Independent director and (iii) one (1) Independent director (the “V.M Designated Independent Director”) and (B) the then-appointed WWE Designees (acting by majority) shall have the right to nominate the two other (2) WWE Designees, each of whom must be Independent. If, upon the occurrence of the death, resignation or Incapacitation of Mr. McMahon (the “Executive Chair Sunset”), the Sunset Date has not occurred, then from the Executive Chair Sunset until the Sunset Date, the then-appointed WWE Designees (acting by majority), shall have the right to designate the successors to all five (5) of the WWE Designees (three (3) of whom must be Independent), subject to the terms of this Agreement. Any Director designated pursuant to this Section 1.1(b) shall be deemed to be a WWE Designee upon his or her election to the Board for all purposes. But, for the avoidance of doubt, any vacancy of the Executive Chair will be filled by the Board by affirmative vote of a majority of the Directors.

(c) Until the date on which Endeavor no longer owns, directly or indirectly (including through its controlled Affiliates), more than twenty percent (20)% (in the aggregate) of the voting power of the then-outstanding shares of capital stock of New PubCo, the slate of individuals nominated for election to the Board shall include the Endeavor Designees designated in accordance with Section 1.1(d); provided, that the Endeavor Designees shall at all times include at least three (3) Independent directors. However, in the event that a majority of the Board (or a majority of Nominating and Corporate Governance Committee of the Board) determines in good faith that an Endeavor Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all Directors or (ii) does not satisfy any applicable Law or other rule or regulation of the SEC or NYSE regarding service as a director, then such individual will not be included in the slate of nominees to be recommended by the Board for election at the next New PubCo meeting of stockholders, and Endeavor shall be permitted to submit a replacement nominee to the slate of individuals nominated for election to the Board in accordance with this Section 1.1(c). In such case, New PubCo shall take all necessary action within its control so that each replacement nominee is nominated and elected to the Board in accordance with the provisions of New PubCo’s Certificate of Incorporation and by-laws.

(d) The Endeavor Subscribers (acting together by majority) shall have the right, but not the obligation, to designate all of the Endeavor Designees.

1.2 For so long as any person or persons have the right hereunder to designate a designee for inclusion in New PubCo’s slate of individuals nominated for election to the Board pursuant to Section 1.1 (each individual, group of individuals acting together, entity or entities acting together, as applicable, a “Nominating Person”), New PubCo shall take all necessary action within its control so that each of the Endeavor Designees and WWE Designees is nominated and elected to the Board.

1.3 The full Board (acting by majority) shall have the right to designate nominees for election at annual stockholders meetings for, or to fill vacancies in, all Director positions; provided, that, notwithstanding the foregoing, for the time period set forth herein, the applicable Nominating Person shall have the designation rights set forth herein.

1.4 New PubCo will reimburse each director for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board.

1.5 Subject to the right to designate a replacement as set forth in Section 1.7, in the event that Nominating and Corporate Governance Committee of the Board determines in good faith that a Nominating Person’s designee that must be Independent does not satisfy the applicable independence criteria, then, despite anything else to the contrary set forth herein, New PubCo will not be required to include such individual in the slate of nominees to be recommended by the Board for election at a meeting of stockholders of New PubCo; provided, however, the Nominating Person of any such individual shall be permitted to submit a replacement nominee that would qualify as Independent to the slate of individuals nominated for election to the Board in accordance with Section 1.7.

1.6 Subject to the other terms of this Agreement, for so long as a Nominating Person has the right to nominate directors for election to the Board under this Agreement, New PubCo and the Board (or, if applicable, Nominating and Governance Committee of the Board) shall take such action as is required under applicable Law, the rules and regulations in effect at such time of the NYSE or such other market on which the Common Stock is then listed or quoted or under New PubCo’s by-laws or Certificate of Incorporation to include on the Board or in the slate of nominees recommended by the Board such individuals that are nominated pursuant to Section 1.1. New PubCo shall use its reasonable best efforts to have those individuals on the slate of nominees designated pursuant to Section 1.1 elected as a director of New PubCo and New PubCo shall solicit proxies for such persons.

1.7 For so long as any Nominating Person has the right to designate a WWE Designee or Endeavor Designee under this Agreement, in the event that (a) a vacancy is created at any time by the death, disability, retirement, resignation or removal of an Endeavor Designee or a WWE Designee or (b) an individual is disqualified by the Board or Nominating and Corporate Governance Committee of the Board pursuant to Section 1.5 of this Agreement, then the applicable Nominating Person may designate another individual as its designee to either fill the applicable vacancy or be included on the slate of nominees to be recommended by the Board for election at its next meeting of stockholders, and New PubCo shall take all necessary action within its control so that each replacement nominee is nominated and elected to the Board in accordance with the provisions of New PubCo’s Certificate of Incorporation and by-laws.

1.8 In the event that a Nominating Person ceases to have the right to designate a director pursuant to Section 1.1, none of the directors will be required to resign (and the Nominating Persons will not be required to cause any directors to resign).

1.9 At any meeting convened before the occurrence of the Sunset Date at which Directors are to be elected, (i) the Endeavor Subscribers and each of their Permitted Transferees shall (and Endeavor shall cause the foregoing to) vote all of their shares of Common Stock in favor of the election of such WWE Designees nominated and included in the slate of nominees in accordance with this Agreement, (ii) the Endeavor Subscribers and each of their Permitted Transferees shall (and Endeavor shall cause the foregoing to) vote all of their shares of Common Stock against any action taken in respect of the removal of any such WWE Designees from the Board and (iii) in respect of any such vote for any amendment, alteration or waiver to the by-laws, except as otherwise provided in Section 9.1(a) of the by-laws, the Endeavor Subscribers and each of their Permitted Transferees shall not (and Endeavor shall cause the foregoing not to) vote any of their shares of Common Stock in favor of any alteration, amendment or waiver of Article IX of New PubCo’s by-laws except in accordance with Section 9.1(a) thereof.

1.10 At any meeting of the stockholders of New PubCo convened before the occurrence of the Sunset Date at which Directors are to be elected, (i) Mr. McMahon and each of his Permitted Transferees shall vote all of their shares of Common Stock in favor of the election of the Endeavor Designees nominated and included in the slate of nominees in accordance with this Agreement and (ii) Mr. McMahon and each of his Permitted Transferees shall vote all of their shares of Common Stock against any action taken in respect of the removal of any such Endeavor Designees from the Board.

1.11 Until the Sunset Date, the Endeavor Subscribers and each of their Permitted Transferees shall provide five business days’ advance written notice to the Board before effecting any action by written consent pursuant to Section 8.1 of the New PubCo Certificate.

1.12 Until the Sunset Date, the size of the Board will be fixed at eleven (11) persons.

ARTICLE II

TRANSFERS; STANDSTILL

2.1 Restrictions on Transfer.

(a) During the period beginning on (x) the date hereof and ending on (y) the two-year anniversary of the date hereof, except for any Permitted Transfer or a Transfer of shares of Class A Common Stock or Common Units at a price (calculated with respect to any such Common Units as though converted to Class A Common Stock) below the 30-Day VWAP of shares of Class A Common Stock (or such other principal security of New PubCo from time to time) as of the date immediately prior to the date of any announcement or execution of definitive documentation in respect thereof, the Endeavor Subscribers shall not, and Endeavor shall cause the Endeavor Subscribers and each Permitted Transferee of Endeavor or the Endeavor Subscribers not to, Transfer any (i) shares of Class A Common Stock beneficially owned or owned of record by them or (ii) Common Units beneficially owned or owned of record by them, in each case to any Person without the approval of a majority of the WWE Designees (in each case, in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law).

(b) Following the two-year anniversary of the Closing Date, the Endeavor Subscribers and their Permitted Transferees shall be permitted to effect any Transfer of its or their shares of Common Stock or Common Units, except in a Restricted Transfer. Despite the foregoing, the Endeavor Subscribers and their Permitted Transferees may effect a Restricted Transfer following the two-year anniversary of the Closing Date if (but only if) Endeavor either (in each case, in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law):

(i) obtains the approval of a majority of the WWE Designees; or

(ii) the Acquiror in such proposed Transfer makes a pro rata offer on equivalent terms to all of the other equityholders of New PubCo and HoldCo, as applicable, (i.e., if an Acquirer in such a Transfer has agreed to purchase forty-percent (40%) of the shares of Class A Common Stock then-held by the Endeavor Subscribers and their Permitted Transferees and such Transfer constitutes a Restricted Transfer, then in order to avoid the application of the restriction set forth in this Section 2.1(b), such Acquirer would be required make an offer to the stockholders of New PubCo and unitholders of HoldCo (in each case, other than the Endeavor Subscribers and their Permitted Transferees) to purchase up to (at each such offerees’ election) forty-percent (40%) of the shares of Class A Common Stock and/or Common Units, respectively, that are not held by the Endeavor Subscribers and their Permitted Transferees on equivalent terms).

(c) For purposes of Section 2.1(b): (i) a “Restricted Transfer” means a Transfer (or a series of related Transfers) that (A) would be at a price above the 30-Day VWAP of shares of Class A Common Stock (or such other principal security of New PubCo from time to time) as of the date immediately prior to the date of any announcement and (B) would result in any third party or group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, but excluding for purposes of determining any such group, Endeavor and its Affiliates) (an, “Acquiror”) controlling, directly or indirectly, 25% or more of the voting power and/or economic interests of New PubCo and/or HoldCo (as applicable); and (ii) the “30-Day VWAP” means, as of an applicable date, the volume weighted average price per share of the applicable security on such security’s principal trading market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source determined by New PubCo) from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on such date.

2.2 Permitted Transfers and Transfer Requirements.

Notwithstanding anything to the contrary herein (but subject to the immediately following sentence of this Section 2.2), each of the Endeavor Subscribers and their Permitted Transferees may (a) Transfer any shares of Class A Common Stock or Common Units owned by it to any Affiliate of the Endeavor Subscribers, and (b) may effect a Transfer in connection with any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (any such Transfer described in clause (a) or (b), a “Permitted Transfer”). It shall be a condition precedent to any Permitted Transfer (and with respect to any other Transfers otherwise permitted pursuant to this Article II, the following clause (ii) shall be a condition precedent) that (i) the transferee shall agree in writing to be bound by this Agreement as a Party hereto (i.e., as an Endeavor Subscriber) by signing and delivering to New PubCo a joinder substantially in a form acceptable to New PubCo; and (ii) the Transfer, alone or together with other Transfers, does not create a material risk that HoldCo will be treated as a publicly traded partnership for U.S. federal income tax purposes. With respect to any Transfer that is not a Permitted Transfer, the Endeavor Subscribers will provide New PubCo with written notice of such Transfer either prior to or promptly following such Transfer.

2.3 Standstill. Without the approval of a majority of the Independent directors of the Board (in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law), Endeavor and its controlled Affiliates, acting alone or in concert with any other Person (including any other Affiliate of Endeavor), agree not to (a) acquire all of the outstanding equity interests in, or all or substantially all of the assets of, New PubCo or HoldCo, (b) increase their direct or indirect beneficial ownership (excluding for clarity beneficial ownership to the extent arising solely from this Agreement or that certain Stockholders Agreement, dated as of April 2, by and between Mr. McMahon and Endeavor) or economic and/or voting interest in New PubCo or HoldCo above 75% of the then-current outstanding economic or voting interests of New PubCo or HoldCo by virtue of additional acquisitions or (c) effect a sale of New PubCo or HoldCo that would result in the receipt of a disproportionate “control premium” (or other disparate consideration) relative to other stockholders of New PubCo (except for amounts explicitly and directly in respect of services contemplated by the Services Agreement (as defined in the Transaction Agreement)).

2.4 For purposes of this Agreement, “Transfer” shall mean directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Law; provided, however, that (a) the following shall not be considered a “Transfer”: (i) entering into a voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of New PubCo or HoldCo that has been approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (ii) the pledge of shares of capital stock of New PubCo or HoldCo by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; (iii) the fact that the spouse of any holder of Class A Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class A Common Stock ; or (iv) any direct or indirect sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any equity interest or any legal or beneficial interest in any equity interest of Endeavor or any of its Subsidiaries (other than New PubCo, HoldCo or their respective Subsidiaries).

ARTICLE III

NON-COMPETE

3.1 Non-Compete. During the period beginning on the date of this Agreement and ending on the later of (i) the five year anniversary of the Closing Date and (ii) the six-month anniversary of Endeavor ceasing to hold or beneficially own, directly or indirectly (including through its controlled Affiliates), more than 20% (in the aggregate) of the voting power of the then-outstanding shares or capital stock of New PubCo, Endeavor shall not, and shall cause its controlled Affiliates (other than HoldCo and its Subsidiaries) not to:

(a) other than de minimis passive investments, acquire or invest in any other Competitive Wrestling League or professional mixed martial arts league that is competitive with UFC (acting alone or in concert with any other person (including any other Affiliates of Endeavor)); or

(b) represent (i) any professional wrestling league that is competitive with WWE (a “Competitive Wrestling League”), (ii) any fighter or wrestling talent in respect of their contractual relationship with HoldCo or any of its Subsidiaries, or (iii) any former wrestling talent of WWE in respect of their contractual relationship with any Competitive Wrestling League.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 4.1):

if to Endeavor, the Endeavor Subscribers or HoldCo:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd., Third Floor

Beverly Hills, CA 90210

Attention:	Seth Krauss
skrauss@endeavorco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Justin Hamill

Michael Anastasio

Jonathan Solomon

Ian Nussbaum

Email:	Justin.Hamill@lw.com

Michael.Anastasio@lw.com

Jonathan.Solomon@lw.com

Ian.Nussbaum@lw.com

if to New PubCo or WWE:

[Name]

[Address]

[Address]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:	Scott A. Barshay

Kyle T. Seifried

Email:	SBarshay@paulweiss.com

KSeifried@paulweiss.com

if to McMahon:

[Name]

[Address]

[Address]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Jonathan Davis, P.C.

Edward J. Lee, P.C.

Chelsea Darnell

Email:	jonathan.davis@kirkland.com

edward.lee@kirkland.com

chelsea.darnell@kirkland.com

4.2 Termination. This Agreement shall terminate upon and be of no further force and effect upon the earlier of (a) the mutual written agreement of the Parties and (b) 12:01 a.m., Eastern Time, on the day following the Sunset Date; provided, however, Article II, Article III and Article IV and the applicable definitions contained or referenced therein shall survive any such termination in accordance with their terms. Nothing set forth in this Section 4.2 shall relieve any Party from liability for any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge and the taking of such act, or failure to act, would result in such breach.

4.3 Interpretation and Rules of Construction. Section 9.14 of the Transaction Agreement shall apply to, and govern, this Agreement, mutatis mutandis.

4.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

4.5 Entire Agreement. This Agreement, together with the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement), the New PubCo Certificate and New PubCo’s by-laws

(each as they may be amended) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

4.6 Assignment. Neither this Agreement nor any of the Parties’ respective rights or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

4.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for the rights of the Non-Recourse Parties set forth in Section 4.12 and (b) that WWE Designees shall be beneficiaries of, and permitted to enforce, their rights as and to the extent expressly set forth herein.

4.8 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an any injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 4.8 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

4.9 Governing Law.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The Parties agree that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom; provided, however, that, if such court does not have subject matter jurisdiction over such Legal Proceeding, such Legal Proceeding shall be heard and determined exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”). Consistent with the preceding sentence, solely in connection with such Legal Proceedings, each of the Parties hereby (i) submits to the exclusive jurisdiction and venue of the Chosen Courts for the purpose of such Legal Proceeding arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process in connection with any such Legal Proceeding will be validly effected by sending notice in accordance with Section 4.1; (iii) irrevocably waives, and agrees not to attempt to deny, defeat or assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such Chosen Courts, that any Legal Proceeding brought in an appropriate Chosen Court is an inconvenient forum or that the venue of the Legal Proceeding is improper; and (iv) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. A final judgement in any such

Legal Proceeding commenced in accordance with this Section 4.9(b) shall be conclusive and maybe enforced in any other jurisdictions by suit on the judgment or in any manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal rom, such final judgement.

4.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

4.11 Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by each of the Parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. The failure of any Party to exercise any of its rights under this Agreement shall not constitute a waiver of those rights.

4.12 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, or arising out of, this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, this Section 4.12 shall not operate to limit or otherwise affect the obligations or liabilities of any Party hereto (in their capacity as such) with respect to their agreements contained herein or in any other agreement or document entered into in connection with the Transaction, in each case, to the extent such Party is a party thereto (and subject to the terms and conditions set forth therein with respect to such Party).

4.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.14 Expenses. Except as provided in this Agreement or the Transaction Agreement, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

4.15 Further Assurances. Each Party agrees, upon the reasonable request of the other Party, to execute and deliver, or cause to be executed and delivered, such further documents and instruments and take, or cause to be taken, such further actions as are necessary or reasonably requested to assure and confirm its obligations under this Agreement.

4.16 No Agreement Until Executed. This Agreement shall not be effective unless and until this Agreement is executed by all Parties.

[Signature Pages Follow]

The Parties are executing this Agreement on the date set forth in the introductory clause.

Endeavor Group Holdings, Inc.

By:
Name:
Title:

Endeavor Operating Company, LLC

By:
Name:
Title:

January Capital Sub, LLC

By:
Name:
Title:

January Capital Holdco, LLC

By:
Name:
Title:

Zuffa Parent, LLC

By:
Name:
Title:

NEW WHALE INC.

By:
Name:
Title:

Vince McMahon

SCHEDULE I

PRE-CLOSING REORGANIZATION SCHEDULE

[Attached]

Schedule I-1

SCHEDULE II

EXECUTIVE OFFICERS

New PubCo/HoldCo:

•	Ariel Emanuel as Chief Executive Officer

•	Mark Shapiro as President or President and Chief Operating Officer (as determined by EDR)

•	Andrew Schleimer as Chief Financial Officer

•	Seth Krauss as Chief Legal Officer

WWE:

•	Nick Khan as President, WWE

UFC:

•	Dana White as President, UFC

•	Lawrence Epstein as Chief Operating Officer, UFC

Should any of the foregoing Persons be terminated, resign, die or become incapacitated prior to the Closing, such initial position shall be vacant as of the Closing until filled in accordance with the New PubCo Organizational Documents (or the organizational documents of WWE or UFC, as applicable).

Schedule II-1

Annex F

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), dated [ ● ] and effective as of the Effective Date, by and between Endeavor Group Holdings, Inc. (“Endeavor”), and TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC) (“TKO”). Endeavor and TKO are referred to collectively herein as the “Parties,” and each individually, a “Party”.

WHEREAS, Endeavor, TKO, and certain other parties entered into that certain Transaction Agreement, dated as of April 2, 2023 (as amended, supplemented, modified or restated from time to time, the “Transaction Agreement”); and

WHEREAS, in connection with consummation of the transactions contemplated by the Transaction Agreement, each Party has agreed to provide, or cause to be provided, to the other Party (or its Affiliates) certain services after Closing on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE 1 – INTERPRETATION; DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below or in the Sections set forth below:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, TKO and its Subsidiaries shall be deemed to not be Affiliates of Endeavor or of Endeavor’s other Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Las Vegas, Nevada or Los Angeles, California are required or authorized by Law to be closed.

“Compliance Policies” means written policies of the applicable Service Provider created, implemented or maintained as required by applicable Law.

“Content” means all audio, audiovisual or visual content developed, produced or otherwise created pursuant to this Agreement.

“Damages” means losses, liabilities (including reasonable legal costs and expenses), fines, penalties, costs and damages.

“Effective Date” has the meaning set forth in Section 5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Agreements” means those agreements set forth in Schedule B.

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“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, by and among Endeavor, TKO and certain other parties (as amended, supplemented, modified or restated from time to time).

“Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether transnational, federal, state, provincial, territorial or local, domestic or foreign, including any political subdivision thereof, that has, in each case, jurisdiction over the matter in question.

“Law” means any applicable foreign, federal, state or local constitutional provision, statute, code, ordinance, rule, law, regulation or other legal requirement of any Governmental Entity.

“Networks” means a Party’s and its Affiliates’ information systems, including all data and all computer software and hardware that they contain.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ or arbitration award issued by a Governmental Entity or arbitral panel.

“Person” means any individual, corporation, company, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Qualifying Third Party Service Provider Costs” means any costs, fees, assessments or expenses paid or payable by a Service Provider to a Third Party Service Provider to the extent such Service Provider engages a Third Party Service Provider in its ordinary course operations in connection with the same subject matter as addressed by a Service.

“Service Provider” means the Party (or its Affiliate) who is providing Services under this Agreement, as designated in Schedule A.

“Service Recipient” means the Party (or its Affiliate) who is receiving Services under this Agreement, as designated in Schedule A.

“Service Year” means each twelve (12) month period during the Term, commencing on the Effective Date.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors. For purposes of this Agreement, TKO and its Subsidiaries shall be deemed to not be Subsidiaries of Endeavor or of any of Endeavor’s Subsidiaries.

“Third Party Service Provider” means any Unaffiliated Third Party that Service Provider has designated as a direct or indirect provider or supporter of Services.

“Unaffiliated Third Party” means any Person other than Service Provider or its Subsidiaries.

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Section 1.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e) references herein to any gender shall include each other gender;

(f) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k) references herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(m) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(o) references herein to “$” and “dollars” means United States dollars (unless the context requires otherwise); and

(p) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

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ARTICLE 2 – SERVICES

Section 2.1 Provision of Services; Services Standards.

(a) Pursuant to the terms of this Agreement, Service Provider will provide or cause to be provided to Service Recipient, as reasonably requested by Service Recipient, the services set forth on Schedule A, as the same may be updated pursuant to Section 2.2 (collectively, the “Services”); provided, however, that subject to modifications to the fees under the Existing Agreements as set forth in Section 2.6(b), the Existing Agreements shall remain in effect until they expire or are terminated in accordance with the terms thereof.

(b) Subject to any specifications and limitations as mutually agreed by the Parties, Service Provider will provide the Services consistent with past practice (including with respect to scope) and (i) in substantially the same manner as such services are performed or obtained by Service Provider for its own account or for any of its subsidiaries (including Zuffa, LLC (“UFC”) prior to the Effective Date) or clients, or (ii) if Service Provider does not so perform such Services for itself or its clients (or did not provide such services for the Service Recipient prior to the Effective Date), Service Provider will provide the Services in a commercially reasonable and diligent manner, in each case so long as commercially feasible. Notwithstanding anything in the foregoing to the contrary, (x) Service Recipient may elect not to receive any Service which it reasonably deems in its sole discretion to not be provided in accordance with clauses (i) and (ii) of this paragraph and (y) TKO may elect not to receive any Service relating to live event and content production for World Wrestling Entertainment, LLC (“WWE”) in its sole discretion. Notwithstanding the foregoing, with respect to any Service provided by a Third Party Service Provider, Service Provider shall use commercially reasonable efforts to cause such Third Party Service Provider to provide such Services in accordance with the terms of this Agreement and the applicable service agreement (if any) obligating such Third Party Service Provider.

(c) Subject to (i) any specifications and limitations as mutually agreed by the Parties, and (ii) the terms and conditions of this Agreement, Endeavor (as Service Provider) will use commercially reasonable efforts to provide TKO and its Subsidiaries (as Service Recipient) with any services that TKO and its Subsidiaries (as Service Recipient) received from Endeavor in the ninety (90) days prior to the Effective Date that were inadvertently omitted from Schedule A, in a commercially reasonable and diligent matter, to the extent commercially feasible.

Section 2.2 Modification of Services.

(a) At any time during the Term, Service Recipient may request in writing that Schedule A be amended to reference additional or modified specifications. Upon such request, the Parties shall negotiate in good faith the adoption of such additional or modified specifications and any consents that may be necessary or appropriate in connection with such modification. No Service Provider shall be obligated to perform or cause to be performed any Services in accordance with such specifications unless and until mutually agreed by the Parties.

(b) Subject to Section 2.4, Service Provider may make changes from time to time to the Services provided pursuant to Schedule A or in the manner of performing Services as long as (i) Service Provider is making similar changes in performing or receiving similar services for itself or its subsidiaries or clients, (ii) Service Provider uses commercially reasonable efforts to provide Service Recipient reasonable advance notice of such changes, to the extent permitted by applicable Law and (iii) such changes do not materially degrade the applicable Services. Additionally, if Service Provider ceases at any time to have exclusive control over the ability to provide such Service (including due to a sale, transfer or other disposition), Service Provider shall have no obligation hereunder to continue to perform or otherwise provide such Service. If such reduction is material, Service Provider agrees to discuss in good faith with Service Recipient a potential reduction to the Service Fees payable by Service Recipient.

Section 2.3 Compliance with Law. Each Party will materially comply with all applicable Laws in the performance of this Agreement and will obtain and maintain all Governmental Authorizations necessary to

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enable such Party to perform its obligations under this Agreement. Notwithstanding anything herein to the contrary, Service Provider shall not be responsible for providing any Service if and to the extent such Service would (a) violate applicable Law or (b) constitute a violation of Service Provider’s bona fide Compliance Policies as updated by Service Provider from time to time; provided, that if any Service cannot be provided for reasons described in this Section 2.3, such Service Provider shall cooperate in good faith with Service Recipient to determine an alternative arrangement pursuant to which the same or substantially similar Services will be provided by such Service Provider to Service Recipient which would not result in such violation.

Section 2.4 Third Party Consents and Providers.

(a) Following the Effective Date, Service Provider may be required to obtain third-party consents and approvals to provide certain Services. Service Provider and Service Recipient shall cooperate reasonably with each other and use their respective commercially reasonable efforts to obtain such consents or approvals, except for consents or approvals which would not reasonably be expected to have a material effect on the Services Providers’ ability to provide the Services to Service Recipient. The Parties acknowledge and agree that commercially reasonable efforts and cooperation do not include the obligation to threaten to commence or commence litigation against, to undertake any obligations to or grant any accommodations for, or trigger a termination or recapture right on the part of any third party, provided, that Service Provider shall be required to obtain any third party consent or approval of any Subsidiary. In the event an Unaffiliated Third Party conditions the granting of any such consent or approval in connection with a Service on the payment of a consent fee or other fee or expense, to the extent Service Recipient approves the payment of such consent fee or other fee or expense, (i) Service Provider shall pay such amount to such third party and invoice Service Recipient for the same; and (ii) Service Recipient shall pay such Service Provider in accordance with the terms of Section 2.6(e). The obligation to provide any Service, which Service is provided or supported by the products or services of a Third Party Service Provider as of the Effective Date, is subject to and conditioned upon obtaining any required Unaffiliated Third Party consent or approval. No Service Provider shall have any responsibility or liability for failure to provide any, or part of any, Service unable to be provided pursuant to this Section 2.4. Prior to the time that such consents and approvals are obtained by Service Provider, Service Providers and Service Recipient shall cooperate in good faith to develop and implement reasonable and lawful alternative arrangements designed to provide the benefits of the subject Services (or portion thereof) to Service Recipient. Service Provider shall invoice Service Recipient for any incremental increase in its costs, fees or expenses with respect to such alternative arrangements and Service Recipient shall pay such Service Provider in accordance with the terms of Section 2.6(e).

(b) Certain Services are currently provided and will continue to be provided by Third Party Service Providers on behalf of a Service Provider. Notwithstanding anything to the contrary contained in this Agreement, a Service Provider may also hire, engage or subcontract with a Third Party Service Provider to directly or indirectly provide or support any other Services to Service Recipient. Service Provider shall seek Service Recipient’s prior written consent (not to be unreasonably withheld or delayed) with respect to any Third Party Service Providers engaged to directly provide Services to Service Recipient that were not previously providing such Service prior to Closing. Service Provider shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope and provision of the Services, the standard for such Services and the content of the Services provided to Service Recipient.

Section 2.5 Force Majeure. Each Service Provider (including with respect to services performed through Third Party Service Providers) shall be excused from the performance of its obligations under this Agreement, for any period, and to the extent, that such performance is prevented, in whole or in part, as a result of delays caused by any act of God, public enemy, war or threats of same, terrorism or threats of same, epidemic, fire, flood, embargoes, severe weather, civil disturbance, act of government, court order, or other cause beyond its reasonable control (a “Force Majeure Event”), and such non-performance shall not be a breach or default hereunder or grounds for termination hereof; provided that, for the avoidance of doubt, nothing herein shall preclude either Party from terminating a Service in accordance with Section 5.2 during the period of the Force

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Majeure Event. Such affected Service Provider shall give written notice to Service Recipient of any such Force Majeure Event as soon as reasonably practicable, and the respective Service Providers (including with respect to services performed through Third Party Service Providers) and Service Recipient will use commercially reasonable efforts to mitigate the effect of any such Force Majeure Event and its consequences on performance hereunder.

Section 2.6 Fees for Services.

(a) In consideration of the provision of Services under this Agreement, TKO shall pay Endeavor (x) the fees set forth in clauses (i) and (ii) (below) (the “Fixed Fees”), plus (y) any and all reasonable, actual out-of-pocket costs, fees, assessments or expenses incurred in connection with the performance of such Services (including, without limitation, insurance premiums, license and subscription fees, rent and Qualifying Third Party Service Provider Costs) (the “Additional Fees,” and together with the Fixed Fees, the “Service Fees”):

(i) WWE:

(a) During the 180 days immediately following the Effective Date, a Fixed Fee of $0 (the “Grace Period”);

(b) During the twelve (12) months immediately following the Grace Period, a Fixed Fee of $25,000,000.00 (the “Initial Period”);

(c) During the twelve (12) months immediately following the Initial Period, a Fixed Fee of $35,000,000.00; and

(d) For each 12-month period thereafter, the Fixed Fee shall be equal to the Fixed Fee for the prior 12-month period plus 1%;

(ii) For UFC:

(a) During the first Service Year, a Fixed Fee of $35,000,000.00;

(b) During the second Service Year, a Fixed Fee of $35,000,000.00; and

(c) For each Service Year thereafter, the Fixed Fee shall be equal to the Fixed Fee for the prior 12-month period plus 1%;

(b) Notwithstanding anything to the contrary, any amounts (i) payable by WWE under an Existing Agreement between WWE and Endeavor or a Subsidiary thereof (including without limitation any amounts payable pursuant to the streaming services arrangements between WWE and Endeavor, and the William Morris Enterprise representation agreement) shall be subsumed within the Service Fee and the payment of the Service Fee shall be deemed to fully satisfy any such amounts and (ii) to be paid to WWE pursuant to the Service Agreement effective as of January 13, 2022, between On Location Events, LLC d/b/a On Location and World Wrestling Entertainment, Inc. (the “On Location Agreement”) shall continue to be paid by Endeavor to WWE in accordance with the terms of such agreement, which shall continue in full force and effect until its expiration or termination in accordance with its terms.

(c) Any Additional Fees in excess of $50,000.00 that are not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval (not to be unreasonably withheld, delayed or conditioned) of Service Recipient, and the Parties will work together in good faith to establish a process for obtaining approval of Additional Fees in a timely manner.

(d) Notwithstanding the foregoing, if TKO or any of its subsidiaries acquires any business with an equity value of more than $1,000,000,000.00 (one billion) (an “Acquired Business”), the Fixed Fees shall be

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increased based on the equity value of 100% of the Acquired Business as compared to the market capitalization of TKO at the time of such acquisition (e.g., if (i) in the second Service Year the market capitalization of TKO is $20,000,000,000.00 (20 billion), (ii) TKO acquires an Acquired Business with an equity value of $5,000,000,000.00 (5 billion) and (iii) the Fixed Fees were $60,000,000.00 (60 million), then the Fixed Fees for the second Service Year would be $75,000,000.00 (75 million) and such additional amounts would be allocated to the Acquired Business).

(e) TKO shall pay Endeavor the Fixed Fees in equal monthly installments in U.S. dollars for each year in which fees are payable, each of which shall become due and payable (without set-off) ten (10) Business Days in advance of the first day of each calendar month during the Term; provided, that, on the Effective Date, TKO shall pay Endeavor an amount equal to one monthly installment pro-rated by the number of calendar days remaining in the calendar month of the Effective Date. The applicable Service Provider shall invoice the applicable Service Recipient each month for all Additional Fees incurred in the prior month and Service Recipient shall pay all such invoiced amounts thirty (30) calendar days after receipt of such invoice. To the extent a Service requires a transfer of funds in advance of the Service being provided (e.g., payroll), such funds will be transferred in advance as reasonably instructed by Service Provider. All remittances shall be made by wire transfer of immediately available funds to the account designated by the receiving Party in writing at least ten (10) business days prior to the applicable payment date.

(f) Service Provider shall provide invoices and other support documentation upon reasonable request from Service Recipient evidencing the Additional Fees charged under the Agreement. TKO or its selected auditor, no more than once per Service Year and upon notice of at least five (5) Business Days, and at TKO’s sole cost and expense, shall be entitled to examine the books and records of Endeavor during regular business hours to determine the accuracy of the calculation of any Additional Fees under this Agreement. Such examinations shall be conducted in a manner that does not unreasonably interfere with Endeavor’s normal business activities and operations.

Section 2.7 Designation of Personnel. Subject to (a) the other provisions of this Agreement, and (b) each Service Provider’s obligation to use substantially the same degree of care (but at least reasonable care) in selecting each such personnel or Third Party Service Provider as it would if such Person was being retained to provide similar services to such Service Provider, each Service Provider shall have the right, in its reasonable discretion, to designate which personnel shall be assigned to perform the Services, and shall have the right, in its reasonable discretion, to remove and replace any such personnel at any time and/or designate a Third Party Service Provider. Nothing in this Agreement shall be deemed to create an employment relationship between Service Recipient and the employees and/or agents of Service Provider who perform the Services pursuant to this Agreement, or make Service Recipient and Service Provider joint employers thereof. Service Provider shall have the sole responsibility for the day-to-day control and supervision of the individuals it employs in connection with this Agreement. Service Provider retains any and all liability with respect to the actions, activities and conduct of such individuals in full (including any employment- related claims, litigation or other assertions of liability or responsibility).

Section 2.8 Service Recipient Obligations. Each Service Recipient shall reasonably cooperate with Service Provider and Third Party Service Providers with respect to the provision of Services. Without limiting the foregoing, Service Recipient shall: (a) adhere in all material respects to the applicable and reasonable Service Provider policies and procedures (including those with respect to the protection of proprietary information or use of information technology resources), provided the same are communicated to Service Recipient in writing; (b) provide all reasonably necessary instructions to enable Service Provider to perform its obligations under this Agreement; (c) to the extent reasonably required in order to receive a particular Service, notify Service Provider of any material omissions or inaccuracies in the information supplied to Service Provider after becoming aware of them; (d) provide all data and information as Service Provider may reasonably require in order to perform its obligations under this Agreement or comply with any applicable Laws; (e) ensure that all data and information required to be provided to Service Provider pursuant to this Agreement is provided in a complete, accurate and

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timely manner so as to enable Service Provider to perform the Services; (f) to the extent required in order to receive a particular Service, work with Service Provider or any applicable third parties in good faith to agree upon a statement of work governed by the terms of this Agreement setting forth customary terms regarding the scope and terms of the services to be performed with respect to such Service; and (g) provide reasonable access to its facilities and assets as reasonably requested in advance by Service Providers or the Third Party Service Providers in connection with the Service. Service Recipient shall reasonably cooperate with Service Provider and the Third Party Service Providers to address any problems or failures with respect to the Services, or any breach or default by any Service Provider or Third Party Service Provider under this Agreement. Service Providers and the Third Party Service Providers shall be entitled to rely on any instructions or other information provided by a Service Recipient, and Service Providers shall not be in breach of or in default under this Agreement as a result of any such reliance; provided, that no such instructions shall expand the obligations of Service Providers hereunder. Service Providers shall be excused from their obligation to perform or cause to be performed a Service if and to the extent that such failure to perform or cause to be performed such Service was due to Service Recipient’s failure to materially perform its responsibilities under this Section 2.8.

Section 2.9 Network and Data Access. Each Party will (subject to the other terms and conditions in this Agreement) provide the other Party and its employees, agents, representatives and consultants with access to its Networks as may reasonably be required in order to provide or receive the Services; provided, that only those employees, agents, representatives and consultants who have a bona fide need to have such access in connection with the provision or receipt of Services will be provided such access. With respect to Service Provider’s Networks, Service Provider is only obligated to utilize security measures and procedures consistent with those currently in place for such Networks. Service Provider is authorized to access, store, transfer, process, and use data and information (including personal data) owned or controlled by Service Recipient only to the extent reasonably necessary for, the provision of Services and in accordance with Service Provider’s existing policies, procedures and security measures and in compliance, in all material respects, with applicable Laws. The Parties agree to comply with the obligations set forth in Schedule C.

Section 2.10 Records. Each Party will keep and preserve all books and records regarding the performance and receipt of the Services in accordance with its document retention procedures or such longer period as required by applicable Law.

Section 2.11 Services Manager. Each Party shall appoint an operational lead to act as the primary contact between them and to manage each Party’s performance and discuss and resolve issues regarding the Services (each a “Services Manager”). The Services Managers shall meet (in person, digitally or by telephone) at a frequency to be mutually agreed by the Parties. A Party may changes its Services Manager from time to time by providing notice of such change in writing to the other Party. Each Party shall appoint an executive with overall responsibility for and decision making capability concerning this Agreement, including to serve as a point of executive escalation in the event of any dispute in accordance with Section 2.12.

Section 2.12 Dispute Escalation. The Parties will endeavor in good faith to promptly and reasonably settle any dispute, controversy or claim (each a “Dispute” and collectively, “Disputes”) arising out of, relating to or in connection with this Agreement. All Disputes will be escalated in accordance with the following process: (a) the Services Managers will attempt in good faith to resolve any dispute after receiving written notice of such Dispute describing the details of the Dispute; (b) if the Services Managers, after good faith efforts, are unable to resolve a Dispute within ten (10) business days after receipt of notice thereof, they will immediately escalate such Dispute to each Party’s appropriate personnel at the executive level; (c) if the Parties’ executive personnel, after good faith efforts, are unable to resolve such Dispute within ten (10) business days after receipt of escalation thereof, they will immediately escalate such Dispute to each Party’s appropriate personnel at the senior executive level; (d) if the Parties’ senior executive personnel, after good faith efforts, are unable to resolve a Dispute within thirty (30) calendar days after receipt of escalation thereof, such Dispute shall be subject to the dispute resolution process described in Section 9.11.

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Section 2.13 Advertising and Promotional Support. The Parties or their respective Subsidiaries may use their respective programming, platforms or other assets to provide advertising or promotional support to one another, and such support shall be priced using rate cards (and shall otherwise be on terms) that are generally applicable to other similarly situated third parties for whom advertising or promotional support is provided; provided, that (a) advertising and promotional inventory that remains unsold after ordinary course attempts to sell to Unaffiliated Third Parties may be priced using a discounted rate card or provided on a gratis basis (as determined for any applicable period by Endeavor, with such determination applying to support provided by both Parties during such time period), and (b) Endeavor shall have the right in its discretion to charge a lower amount for any advertising or promotional support it elects to provide. Any such advertising or promotional support provided by one Party (or its Subsidiaries) during each month will be offset against advertising or promotional support provided by the other Party (or its Subsidiaries) during such month, with any remaining net amount added to or credited against (as applicable) the monthly invoice for Additional Fees as set forth in Section 2.6 above.

Section 2.14 Tax Matters

(a) Sales Tax or Other Transfer Taxes. Service Recipient shall bear any and all sales, use, excise, value added, transaction and transfer taxes and other similar charges or duties (and any related interest and penalties) imposed on, or payable with respect to, any Service Fees payable by Service Recipient pursuant to this Agreement or otherwise with respect to any Service received by Service Recipient.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Service Recipient in relation to any Service is required in respect of any taxes pursuant to any applicable Law, Service Recipient will: (i) gross up the amount payable such that, after such withholding or deduction has been made (including any such withholding or deduction applicable to additional amounts payable pursuant to this Section 2.14(b)(i)), Service Provider receives an amount equal to the amount of the Service Fees, in respect of that Service, (ii) deduct such tax from the amount payable to Service Provider; (iii) timely pay the deducted amount referred to in clause (ii) to the relevant Governmental Entity; and (iv) promptly forward to Service Provider a withholding tax certificate evidencing that payment.

(c) Cooperation. Service Recipient and Service Provider will take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 2.13.

ARTICLE 3 – INTELLECTUAL PROPERTY

Section 3.1 Licenses.

(a) Service Provider, on behalf of itself and its Affiliates, grants to Service Recipient, during the Term, a non-exclusive, non-transferable, and non-sublicensable license to use, on an “as is”, warranty-free basis, the intellectual property owned or Sublicensable by Service Provider or its Affiliates embodied in any materials, products, reports, hardware, computer programs (source or object code), documentation, deliverables, and inventions developed, conceived, authored, or prepared by Service Provider in connection with the Services (“Work Product”) delivered to Service Recipient, solely to the extent necessary for Service Recipient to use any Work Product to receive or enjoy the benefit of the Services.

(b) Service Recipient, on behalf of itself and its Affiliates, hereby grants Service Provider a worldwide, royalty-free, fully paid-up, non-exclusive license to use the intellectual property, materials and information of Service Recipient during the Term in connection with Service Provider’s performance of its obligations hereunder. This license may be sublicensed by Service Provider to its representatives, agents, designees and Third Party Service Providers as necessary for Service Provider to perform its obligations hereunder.

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(c) “Sublicensable” means, with respect to intellectual property, if the applicable Party or Affiliate has the right to grant the sublicenses or rights granted by such Party or Affiliate to such intellectual property without (i) the licensor’s consent, unless consent can be obtained using commercially reasonable efforts with no (A) additional fees or other consideration, (B) additional obligations upon such Party or Affiliate or (C) loss of any rights of, or breach by, such Party or Affiliate, (ii) loss of any rights of, or breach by, such Party or Affiliate, (iii) additional obligations upon such Party or Affiliate or (iv) any additional fees or other consideration payable to the licensor.

Section 3.2 Ownership.

(a) Unless otherwise agreed to by the Parties in writing, Service Provider shall be the owner of all right, title and interest in and to all Work Product. To the extent Service Recipient obtains any right, title or interest in or to any Work Product (other than the license granted pursuant to Section 3.1(a)), Service Recipient hereby assigns to Service Provider all such right, title and interest, and all goodwill associated therewith, and Service Recipient agrees to perform all actions and deliver all documents reasonably requested by Service Provider to effectuate, record and perfect such assignment and Service Provider’s ownership of any Work Product.

(b) Notwithstanding Section 3.2(a), TKO and its Subsidiaries shall be the owner of all Content. As between the Parties, TKO and its Subsidiaries shall be the sole and exclusive owner of all right, title and interest in and to all Content. To the extent Endeavor or its Affiliates obtains any right, title or interest in or to any Content (other than the license granted pursuant to Section 3.1(b)), Endeavor hereby assigns to TKO all such right, title and interest, and all goodwill associated therewith, and Endeavor agrees to perform all actions and deliver all documents reasonably requested by TKO to effectuate, record and perfect such assignment and TKO’s ownership of any Content. Notwithstanding the foregoing or anything to the contrary contained herein and for the avoidance of doubt, Endeavor and its Affiliates are the exclusive owners of all right, title and interest in and to all of Endeavor and its Affiliates’ names, marks, logos, content, copyrights and other intellectual property existing as of the date hereof or otherwise created independently of the Services rendered hereunder and owned by Endeavor (the “Endeavor IP”), and neither TKO nor any of its Subsidiaries shall acquire any intellectual property or other proprietary rights in or to any Endeavor IP as a result of its inclusion in any Content or use in connection with any Services rendered by Endeavor hereunder.

ARTICLE 4 – CONFIDENTIALITY

Section 4.1 Confidentiality.

(a) The Parties hereto agree that certain non-public information supplied by each to the other during provision of Services under this Agreement may be proprietary and confidential. Except with the prior consent of the disclosing Party, each Party will use reasonable best efforts to:

(i) limit access to any information (whether or not marked, noticed, or treated as confidential by a disclosing Party) which the disclosing Party holds in confidence or that, given the nature of the information, reasonably should be considered as confidential, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities (“Confidential Information”) of the other Party disclosed to or acquired by such Party or its employees, agents, representatives, and consultants pursuant to this Agreement;

(ii) advise its employees, agents, representatives and consultants having access to such Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and

(iii) safeguard such Confidential Information to prevent disclosure of the Confidential Information to third parties, using a degree of care that is not less than the degree of care used by that Party in safeguarding its own similar information or material.

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(b) A Party’s obligations respecting confidentiality under this Section 4.1 will not apply to any of the Confidential Information of the other Party that: (i) is or was generally available in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no breach of the recipient in violation of this Agreement; (iii) was independently developed or acquired by it and such Party has evidence to demonstrate such independent development or acquisition or (iv) becomes available on a non-confidential basis from another source, provided that such other source is not to the receiving Party’s knowledge bound by an obligation of confidentiality with respect to such information.

(c) A Party may disclose Confidential Information of the other Party: (i) as required by applicable Law or to comply with binding orders of any Governmental Entity having jurisdiction over a Party; (ii) as required to be disclosed by reason of legal, judicial, administrative or regulatory process or requirements applicable to the recipient, provided that the recipient (x) gives the other Party reasonable notice (to the extent permitted by Law) to allow such other Party to seek a protective order or other appropriate remedy, and (y) discloses only such information as is required; (iii) to its directors, officers, employees, independent contractors, attorneys, advisors, consultants, agents and other representatives as may be reasonably necessary; or (iv) in connection with any dispute arising out of or relating to this Agreement. Service Provider may disclose Confidential Information of Service Recipient as reasonably necessary to provide the Services contemplated under this Agreement or in connection therewith. The provisions of this Section 4.1 will survive for a period of three years after the expiration or termination of this Agreement, regardless of the reason for such expiration of termination; provided that any personally identifiable information will remain subject to the provisions of Section 4.1 herein for so long as such information is retained.

(d) To the extent that, in connection with the performance of any Services, any employee (or contractor) of Service Provider performs legal services or performs Services for Service Recipient at the direction of Service Recipient’s attorneys, Service Recipient does not intend to waive attorney-client privilege, attorney work-product, or any other applicable privilege or protection with respect to the matters that are the subject of such Services and any inadvertent disclosure of privileged information is not intended to, and does not in fact, waive applicable privileges and protections.

ARTICLE 5 – TERM AND TERMINATION

Section 5.1 Term and Final Termination. This Agreement shall commence on the Closing (as defined in the Transaction Agreement) (the “Effective Date”) and shall continue until the seventh (7th) anniversary of the Effective Date, unless earlier terminated pursuant to Section 5.2 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive twelve (12) month periods, unless Endeavor provides written notice of its intent not to renew no less than 60 days prior to the end of the then-current Term (such automatic renewal periods, if applicable, together with the Initial Term, the “Term”). In the interest of clarity, the Parties agree that Service Provider shall only provide the Services designated as “Transition Services” on Schedule A for the applicable period set forth on Schedule A, subject to one (1) extension period of up to three (3) months upon the Parties’ mutual written agreement.

Section 5.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated (a) by Endeavor, if TKO fails to pay any amounts due hereunder and does not cure such failure within thirty (30) calendar days following receipt of written notice thereof from Endeavor, (b) by TKO, if (x) Endeavor materially breaches its obligations under this Agreement and fails to cure such material breach within ninety (90) calendar days following the receipt of written notice thereof from TKO, or (y) if Endeavor is prevented from performing its material obligations under this Agreement for more than sixty (60) days as a result of a Force Majeure Event. The Parties may terminate individual Services by mutual written agreement. Other than as provided in this Section 5.2, this Agreement may not be terminated by either Party under any circumstances.

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Section 5.3 Effect of Termination. If this Agreement is terminated in its entirety pursuant to Section 5.1 or Section 5.2, all obligations of the Parties under this Agreement shall terminate, except for (a) ARTICLE 1, ARTICLE 3, ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 7, ARTICLE 8, and ARTICLE 9, the terms of which shall survive any termination or expiration of this Agreement and (b) the obligation of any Party to pay (x) any unpaid Service Fee corresponding and pro-rated to the period prior to the effective date of expiration or termination, whether or not invoiced prior to such date, and without giving effect to Section 2.6(e), and (y) other costs and expenses expressly required by the terms of this Agreement to be borne by such Party.

ARTICLE 6 – REMEDIES

Section 6.1 Cure. In the event a Service Provider materially breaches this Agreement by failing to perform in accordance with this Agreement any Service required to be performed under this Agreement, Service Recipient shall provide notice thereof to the applicable Service Provider, and such Service Provider shall use commercially reasonable efforts to cure such failure within thirty (30) Business Days (which shall run concurrently with the ninety (90) day period provided in Section 5.2(b)), including by performing or re-performing such Service. Service Recipient shall provide such notice of breach with reasonable specificity.

ARTICLE 7 – INDEMNIFICATION

Section 7.1 Indemnification by Service Recipient. Service Recipient shall indemnify, defend, save and hold harmless Service Provider, its Affiliates and any of its or their personnel, successors and assigns (collectively, the “Provider Indemnified Parties”) from and against any and all Damages to the extent resulting from or arising out of any third party claim asserted against Service Provider in relation to the Services, except to the extent resulting from or arising out of the gross negligence, bad faith, willful misconduct or fraud of Service Provider or claims by any of Service Provider’s employees against Service Provider.

Section 7.2 Indemnification Procedures. The Provider Indemnified Party shall give the Service Recipient prompt written notice of the existence of any indemnifiable claim; provided that the Provider Indemnified Party’s failure to promptly notify Service Recipient will not affect Service Recipient’s indemnification obligations except to the extent that any such delay prejudices Service Recipient’s ability to defend such claim. Service Recipient will defend any such claim using counsel approved by the Provider Indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed), and may settle any such claim as the Service Recipient deems appropriate; provided that Service Recipient will not enter into any settlement placing any obligation or admission of liability on the Provider Indemnified Party without the Provider Indemnified Party’s prior written consent. At the expense of Service Recipient, the Provider Indemnified Party will reasonably cooperate with Service Recipient in the defense and settlement of any claim subject to indemnification hereunder. At its discretion and expense, the Provider Indemnified Party may participate in the defense, any appeals, and settlement of any claim subject to indemnification hereunder with counsel of its own choosing, and such counsel shall have full access to all information, documents and other materials related to the litigation.

ARTICLE 8 – LIMITATION OF LIABILITY

Section 8.1 WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT TO THE EXTENT OF A SERVICE PROVIDER’S GROSS NEGLIGENCE, BAD FAITH, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL A SERVICE PROVIDER BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SUCH DAMAGES OR LOSSES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS.

Section 8.2 LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT OF A SERVICE PROVIDER’S GROSS NEGLIGENCE, BAD FAITH, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL THE

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AGGREGATE LIABILITY OF A SERVICE PROVIDER UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT OF SERVICE FEES ACTUALLY RECEIVED BY SUCH SERVICE PROVIDER IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO LIABILITY.

ARTICLE 9 - MISCELLANEOUS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

(a)	If to TKO or any other Service Recipient:

TKO Operating Company, LLC

[ ● ]

[ ● ]

Attention: [ ● ]

Email: [ ● ]

(b)	If to Endeavor:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention: Seth Krauss

Email: skrauss@endeavorco.com

All such notices or communications shall be deemed to have been delivered and received (i) if delivered in person, on the day of such delivery, (ii) if by email, on the day on which such facsimile or email was sent and receipt was confirmed by non-automated means, (iii) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (iv) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

Section 9.2 No Right of Setoff. No Party nor any of its Affiliates shall have any right of holdback or setoff or to assert any claim or defense with respect to any amounts that may be owed by such Party or its Affiliates to any other Party (or Parties) hereto or its or their Affiliates as a result of and with respect to any amount that may be owing to such Party or its Affiliates under this Agreement or any other commercial arrangement entered into, between or among such Parties and/or their respective Affiliates.

Section 9.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment or delegation without such prior written consent shall be null and void; provided, that, (a) each of TKO and Endeavor shall be permitted to collaterally assign and pledge to its creditors all rights, title and interest in, to and under this Agreement, without the other’s consent; and (b) the reorganization, restructuring, merger, consolidation or sale of equity interests or all or substantially all of assets of (x) TKO (or its ultimate parent entity) solely in connection with, or implemented to facilitate, a reorganization, restructuring, merger, or consolidation in connection with an initial public offering of equity securities of TKO or TKO Parent (or its ultimate parent entity) or (y) Endeavor (or its ultimate parent entity) shall not be deemed an assignment or delegation of this Agreement. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by Endeavor (and approved by its board of directors) and TKO (and approved by its managing member), except for changes to Services in accordance with Section 2.2.

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Section 9.5 Extensions; Waiver. At any time during the Term, Service Provider, on the one hand, and Service Recipient, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party contained in this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) subject to applicable Law, waive compliance with any of the terms contained in this Agreement. Any agreement on the part of a Party to any extension or waiver of this Agreement shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 9.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, then the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.7 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

Section 9.8 Interpretation; Headings. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party hereto. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.9 No Third-Party Beneficiaries. Subject to the last sentence of Section 9.11, the Parties hereby agree that their respective agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10 Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy (whether in contract or tort) arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement (including any cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles thereof that would result in the application of the laws of another jurisdiction.

Section 9.11 Arbitration. Subject to the escalation process set forth in Section 2.12, any Dispute arising out of, relating to or in connection with this Agreement, including any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement, shall be resolved exclusively by arbitration, before a single arbitrator, in accordance with the rules and regulations of JAMS or its legal successor in effect at the time of the arbitration. The arbitration award in any such arbitration may be confirmed by any court of competent jurisdiction. Any such arbitration shall take place in New York, New York. In the event of any such arbitration, the prevailing party shall be awarded its costs and reasonable attorney’s fees as part of the award, and the costs of the arbitration shall be borne by the parties on such equitable basis as the arbitrators shall determine. Except as may be required by applicable Law or Order, each Party agrees to maintain confidentiality as to all aspects of this Agreement and any arbitration, including their existence and results, except that nothing herein shall prevent a

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Party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to obtain the agreement of the arbitral tribunal to preserve the confidentiality of the arbitration. Notwithstanding any other terms of this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief in any court of competent jurisdiction if, in its reasonable judgment, such action is necessary to avoid irreparable harm as permitted by applicable Law. Until the Sunset Date (as defined in the Governance Agreement), the WWE Designees (as defined in the Governance Agreement), and after the Sunset Date, the Independent directors (as defined in the Governance Agreement) on the board of directors of TKO Group Holdings, Inc., will be entitled to enforce this Agreement, including by causing TKO to commence and pursue the remedies available to TKO in accordance with the dispute resolution procedures set forth in this Agreement and/or to terminate this Agreement to the extent permitted by this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. NOTWITHSTANDING Section 9.11, IN THE EVENT THE PARTIES ARE BEFORE A COURT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13 Entire Agreement. This Agreement contains all of the terms and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersedes and cancels all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties in connection with this Agreement. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and with respect to this Agreement the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction. Each of the Parties hereby agrees that with respect to this Agreement no Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 9.14 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH SERVICE PROVIDER AND THEIR RESPECTIVE AFFILIATES AND ANY PERSON ACTING ON BEHALF OF ANY SUCH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT, OR THE ACCURACY, AVAILABILITY, TIMELINESS OR COMPLETENESS OF, OR THE RESULTS TO BE OBTAINED FROM, SUCH SERVICES, AND EACH SERVICE PROVIDER AND THEIR RESPECTIVE AFFILIATES HEREBY DISCLAIM THE SAME.

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Section 9.15 Interpretation of Schedules. Within the Schedules, references to Service Provider or Service Recipient shall be deemed to include the Affiliates of such Party, as appropriate.

Section 9.16 Relationship of the Parties. The Parties are independent contractors and this Agreement shall not be construed to create a partnership, joint venture, employment or principal agent relationship between the Parties within the meaning or application of any Law. No Party, nor any Person employed by such Party, is authorized to make any warranty concerning the other Parties or to incur or assume any obligation or liability for the other Parties, express or implied, or to bind the other Parties in any manner. Service Provider shall not be liable under this Agreement for any debt, obligation or liability of Service Recipient.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

TKO OPERATING COMPANY, LLC

By:
Name:
Title:

ENDEAVOR GROUP HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Services Agreement]

SCHEDULE A

SERVICES

Service Provided by Endeavor to TKO

ID	Category	Service Description
CMS.1.0	Streaming Services	Service Provider will provide reasonable support with respect to a video streaming platform with functionality across several devices, live event support services, live channel support services, technical support and end user support.

CMS.2.0	Live Event Production	Service Provider will provide reasonable services with respect to live and ancillary event production.

CMS.3.0	Content Production	Service Provider will provide reasonable services and support in connection with non-scripted, audio-visual content production, audio content production, and any other content production as mutually agreed.

CMS.4.0	Ticketing and Hospitality	Service Provider will provide reasonable services in connection with the procurement, promotion and facilitation of the sale and fulfilment of event ticket, VIP and hospitality packages.

CMS.5.0	Sale / Licensing of Content Rights	Service Provider will provide reasonable services to support the sale and licensing of content to third party networks, platforms, licensees and other distributors.

CMS.6.0	Gaming	Service Provider will provide reasonable services to support the implementation, maintenance, exploitation and distribution of sports betting/performance feeds and to manage related technology/platform transactions.

CMS.7.0	Marketing / Event Services	Service Provider will provide reasonable marketing services (including but not limited to activations, brand and experiential marketing, digital/social marketing, etc.) and services in connection with the planning, management and execution of events.

CMS.8.0	Consumer Product Licensing	Service Provider will provide reasonable services to support the licensing of rights to develop, manufacture, distribute, advertise and sell merchandise and other physical and digital consumer goods/products.

CMS.9.0	Sponsorships	Service Provider will provide reasonable sales services in connection with sponsorship and commercial opportunities.

FIN.1.0	SEC Reporting Services	Service Provider will provide reasonable support related to Service Recipient’s financial reporting (e.g., providing support and access to systems, processes, and tools required to maintain and produce SEC reporting).

FIN.2.0	Accounting Support Services	Service Provider will provide reasonable support and oversight through Service Provider’s corporate functions related to Service Recipient’s accounting matters.

[Schedule A to Services Agreement]

ID	Category	Service Description
FIN.3.0	Financial Planning & Analysis Support Services	Service Provider will provide reasonable support and oversight related to budgeting and forecasting process, including assumptions.

FIN 4.0	Treasury Support Services	Service Provider will provide reasonable support and oversight related to treasury matters (e.g., cash management, capital structure, credit structuring and compliance, and other general treasury matters).

FIN 5.0	Accounting Service Center Support Services	Service Provider will provide access to and support and oversight from Service Provider’s accounting shared service center (e.g., invoicing and cash application, preparation of bank reconciliations).

FIN 6.0	Internal Audit Services	Service Provider will provide support for Service Recipient’s internal audit function including audit plans, working papers, audit software, and other relevant documentation.

FIN 7.0	SOX / Internal Controls Support Services	Service Provider will provide support for Service Recipient’s SOX compliance activities, including SOX documentation, risk assessments, process documentation, control documentation, testing and assistance with any remediation activities.

TAX 1.0	Tax Services	Service Provider will provide reasonable support and oversight through Service Provider’s corporate functions related to tax matters with respect to acquisitions, transfer pricing, restructurings, audits (e.g.IRS), international tax questions in certain locations and knowledge transfer and support for existing/overlapping tax items to extent required.

HR 1.0	Executive Compensation (through Equilar)	Service Provider will provide access to Equilar for comp benchmarking information and incentive plan design.

HR 2.0	(USA) Workday Subscription and HR Operations Transition Services	Service Provider will provide access to Workday HCM system software, including HCM, recruiting, compensation and learning, each case, to the extent reasonably feasible to provide such systems as determined in good faith by Service Provider. Services to include system maintenance and support transactional processing via Service Provider’s HR operations team as well as support of regulatory reporting in connection therewith, e.g. state, federal, EEO reports.

HR 3.0	Payroll Processing Support ADP, ActivPayroll (UK)	Service Provider to engage certain third party payroll processors and related support in certain jurisdictions from time to time and permit Service Recipient to utilize such Services and Service Provider to recharge cost to the Recipient based on current negotiated rates (e.g., US (ADP), UK (ActivPayroll)).

HR 4.0	HR Applications and Programs Services	Service Provider to provide access to existing and new HR-specific applications and programs, supporting talent acquisition, learning and development, DE&I, immigration, and wellness to the extent permitted by applicable third party arrangements.

[Schedule A to Services Agreement]

ID	Category	Service Description
HR 5.0	Full-Time Employee Services

Service Provider, in its discretion, subject to applicable Law, will employ resources who are dedicated full-time to Recipient’s business, in jurisdictions where Service Recipient does not have infrastructure to support such employment.

Currently, Service Provider to continue to offer ongoing full-time services of employees in Australia, Singapore, and Spain who have historically been legally employed by Service Provider for administrative purposes, in each case, subject to applicable law.

HR 6.0	Employee Lifecycle Services	Service Provider will provide ongoing HR shared-service, strategic and operational support for recruiting, hiring, onboarding, compensation administration (including comp surveys for employees), DE&I, and off boarding.

HR 7.0	Other Benefits Services	Service Provider will offer access to Service Provider’s current and future benefits and perks and related support services to the extent permitted by third-party agreements.

HR 8.0	Benefit Plan Management Support	Service Provider will provide support services with respect to management of Service Recipients’ H&W plans.

IT 1.0	HUB System Services	Service Provider will provide access to UFC Hub system and application support services including all existing integrations to other applications, marketing tool, and data marts.

IT 2.0	IT Services	Service Provider will provide corporate IT support services, including network, end point management, help desk, telephony, video conferencing, employee onboarding/offboarding for covered systems, O365 and other end-user software.

IT 3.0	Finance / Accounting Systems Services	Service Provider will provide reasonable access to applicable financial systems (e.g., Treasury and Tax) to the extent permitted by applicable Law and applicable third-party arrangements.

IT 4.0	BI, Reporting, & Analytics Services	Service Provider will provide reasonable access to Service Provider data lake including PowerBI and other data, reporting, and visualization tools, as well as other support services as requested from Service Provider’s analytics department.

IT 5.0	Digital CDP Services	Service Provider will provide reasonable access to Digital CDP, Data Mart and other data, reporting, and visualization tools.

IT 6.0	Administration Services	Service Provider will provide reasonable access to IT Purchasing functions to support ongoing IT equipment and maintenance IT expense purchases to the extent permitted under applicable third-party arrangements.

IT 7.0	Compliance Services	Service Provider will provide reasonable support with respect to Provider IT Compliance general controls processes.

IT 8.0	Event Support Services	Service Provider will provide Service Recipient global event support services (e.g., supporting the APEX facility and remote fight venue locations, hotel technology services and venue event security services).

[Schedule A to Services Agreement]

ID	Category	Service Description
FAC.1.0	Office Space Services

Subject to continued availability and the terms of any applicable leases and licenses and other legal requirements, and pursuant to mutually agreed upon space licenses or leases, Service Provider will provide reasonable access to unused/surplus office space of Service Provider, as may be mutually agreed by the Parties.

INS.1.0	Insurance Support Services	Service Provider will provide reasonable risk management and insurance support and oversight (e.g., insurance procurement and renewal services, bond administration, claims support, brokering services, trainings and COI requests).

PROC.1.0	Procurement Support Services	Service Provider will provide reasonable procurement support and oversight (e.g., integration to third-party vendor pricing and services agreements to the extent permitted under applicable third-party arrangements).

LGL.1.0	Litigation Support Services	Service Provider’s litigation team will provide reasonable management, support and oversight services with respect to Service Recipient’s litigation matters, including assistance with respect to management of disputes, litigation, and investigations arising at Service Recipient.

LGL.2.0	Compliance Support Services	Service Provider will provide reasonable support related to legal matters with respect to Service Recipient’s regulatory compliance including data privacy and cybersecurity compliance and gaming compliance, general compliance (e.g. ABAC, sanctions, AML, COI, international trade, and other regulatory support).

LGL.3.0	Intellectual Property Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to Service Recipient’s Intellectual Property (e.g., managing Trademark Portfolio, Pre-Litigation Infringement Counsel, Trademark Search and Analysis and Consumer Product Approvals).

LGL.4.0	Cybersecurity Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to data privacy and cyber security (e.g., management of security matters, data privacy compliance, oversight and support with respect to data privacy policies, data governance, and cybersecurity preparedness).

LGL.5.0	Health & Safety Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to Health & Safety (e.g., health and safety guidance and infrastructure support via Service Provider’s global health & safety policy, incident reporting and accident investigation, training, safety reviews and guidance, periodic

[Schedule A to Services Agreement]

ID	Category	Service Description
or ad hoc health & safety reporting obligations, access to OSHENS incident reporting and accident investigation system).

LGL.6.0	Corporate Security Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions with respect to corporate security matters.

LGL.7.0	Government Relations Support Services	Service Provider will provide reasonable support with respect to government relations support services including lobbying, providing oversight and support and administering Service Recipient PACs.

LGL.8.0	SEC Reporting Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to SEC reporting matters, including assistance with review and preparation of securities filings and other reasonable support with respect to securities laws compliance and related matters.

LGL.9.0	Employment Legal Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to employment law (e.g., advice and counseling with regard to employee / labor relations matters, advice, drafting and negotiation of employment / labor-related policies, documents and agreements and device and support with regard to the establishment, maintenance and compliance of employee benefits such as medical benefits, retirement plans, bonus plans and equity compensation).

LGL.10.0	Immigration Support Services	Service Provider will provide reasonable support for immigration matter management for employees such as preparing work permit and visa applications, maintaining immigration registrations/licenses, instructing external counsel and tracking visa expiration dates.

LGL.11.0	Corporate Legal Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to corporate legal matters, including corporate transactional support on acquisitions, joint ventures, investments and other strategic transactions, credit agreement support and compliance, corporate governance and corporate secretarial support (e.g., new entity formations and entity maintenance and compliance).

LGL.12.0	Commercial Legal Support Services	Service Provider will provide reasonable support with respect to Commercial Legal Matters (e.g., media and content transactions, sports betting/performance data, streaming, technology/platform transactions, live event support, consumer product, retail, e-commerce, digital and gaming, and other various intellectual property license agreements, non-scripted content production, streaming and technology initiatives managed by Endeavor Streaming, hospitality activities managed by On Location Experiences, consumer marketing

[Schedule A to Services Agreement]

ID	Category	Service Description
support (e.g., experiential activations) and related services managed by 160X90).

COM.1.0	Corporate Communications Services	Service Provider’s communications team will provide reasonable management, support and oversight services with respect to Service Recipient’s communications matters, including assistance with respect to management of corporate, executive, internal and crisis communications.

DEV.1.0	Corporate Development Services	Service Provider will provide reasonable support and oversight with respect to corporate development matters including mergers, acquisitions, asset dispositions, minority investments, and general strategy exercises.

The Services shall not include services and associated costs related to the use of Endeavor airplanes, which shall instead be governed by the terms of [ ● ] (as may be amended from time to time) regarding the use of Endeavor’s airplanes, and the Parties will enter into substantially similar agreements with respect to any future airplanes owned by Endeavor.

Transition Services provided by Endeavor to TKO

ID	Category	Transition Service Description	Termination Date
T.HR 1.0	Immigration	Service Provider to provide reasonable services with respect to transfer of work permits and/ or immigration related applications/ permits to the extent applicable.	[TBD]
T.HR 2.0	Benefits Participation and Administration Transition Services (excl. wellness)

Service Provider to provide reasonable services with respect to managing benefits administration for participation in Service Provider’s H&W plans. Cost to cover employees that are benefits eligible and enrolled in Service Provider health benefits.

Employee cost sharing scheme to be withheld via payroll.

Includes US (group life, disability, ADA/FMLA, 401K, pension, medical, dental and vision benefits), UK (Darwin benefits platform), and China.

Through December 31, 2023.

Services Provided by TKO to Endeavor

ID	Category	Service Description
R.FAC.1.0	Office Space Services	Subject to continued availability and the terms of any applicable leases and licenses and other legal requirements, and pursuant to mutually agreed upon space licenses or leases, Service Provider will provide reasonable access to unused/surplus office space of Service Provider as may be mutually agreed by the Parties.

[Schedule A to Services Agreement]

ID	Category	Service Description
R.LGL.1.0	Immigration Services	Service Provider to provide reasonable immigration matter management for athletes and their support teams such as preparing work permit and visa applications, maintaining immigration registrations/licenses, instructing external counsel and tracking visa expiration dates.

R.IT.1.0	BI, Reporting, & Analytics Services	Service Provider will provide reasonable access to Service Provider data lake including PowerBI and other data, reporting, and visualization tools, as well as other support services from time to time from Service Provider’s analytics department.

R.IT.2.0	Digital CDP Services	Service Provider will provide reasonable access to Digital CDP, Data Mart and other data for inclusion in the Digital CDP.

R.HR.1.0	Full-Time Employee Services	Service Provider, subject to applicable Law, to employ resources who are dedicated full-time to Recipient’s business, in jurisdictions where Service Recipient does not have infrastructure to support such employment.

[Schedule A to Services Agreement]

Annex G

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [ ● ], 2023 by and among TKO Group Holdings, Inc., a Delaware corporation (the “Corporation”), and Endeavor Operating Company, LLC, a Delaware limited liability corporation (“Endeavor”), January Capital HoldCo, LLC (“January HoldCo”), January Capital Sub LLC (together with Endeavor and January HoldCo, the “Endeavor Holders”), Vince McMahon (“Mr. McMahon” and, together with the Endeavor Holders, the “Holders”) and the other stockholder(s) party hereto (the “Management Holders”).

RECITALS

WHEREAS, on April 2, 2023, the Corporation, Endeavor Group Holdings, Inc., Endeavor, World Wrestling Entertainment, Inc. and Whale Merger Sub Inc. entered into that certain Transaction Agreement (the “Transaction Agreement”);

WHEREAS, in connection with the Transaction Agreement, and subject to the terms and conditions therein, the parties thereto, among other things, (i) will complete the reorganizations and business combinations as set forth in the Transaction Agreement, including the formation of the Corporation, (ii) the Corporation subsequently will become the sole managing member of TKO Operating Company, LLC, a Delaware limited liability company (the “Company”), and (iii) the Corporation will (a) contribute all of the equity interests in the combined business as set forth in the Transaction Agreement to the Company in exchange for 49% of the membership interests (the “Common Units”) in the Company on a fully diluted basis after giving effect to any issuance of Common Units in the Company in connection with such exchange and (b) issue to the Endeavor Holders a number of shares of Class B common stock, par value $0.00001 per share (“Class B Common Stock”), representing, in the aggregate, 51% of the voting power of the Corporation on a fully diluted basis and no economic rights in the Corporation, in exchange for a payment equal to the par value of such Class B Common Stock (collectively, such actions as set forth in the Transaction Agreement the “Transactions”);

WHEREAS, immediately prior to or simultaneous with the Transactions, the Corporation, the Company and Endeavor will enter into that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company (such agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, in connection with the Transactions, the Company has provided the Endeavor Holders with redemption rights pursuant to which the Endeavor Holders can redeem their Common Units (and an equal number of shares of Class B Common Stock) for cash or, at the Corporation’s option, exchange Common Units (and an equal number of shares of Class B Common Stock) for shares of the Corporation’s Class A common stock, par value $0.00001 (“Class A Common Stock”) at a price per share and on the terms set forth in the LLC Agreement; and

WHEREAS, in connection with the Transactions described above, the Corporation has agreed to grant to the Holders and Management Holders certain rights with respect to the registration of the Registrable Securities (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Acquired Common” has the meaning set forth in Section 9.

“Additional Holder” has the meaning set forth in Section 9 and shall be deemed to include each such Person’s Affiliates, immediate family members, heirs, successors and permitted assigns who may succeed to such Person as a Holder hereunder.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person and, in the case of an individual, also includes any member of such individual’s Family Group; provided that the Corporation and its Subsidiaries shall not be deemed to be Affiliates of any Holder. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the recitals.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 2(a)(ii).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Charitable Gifting Event” means any transfer by a Holder, or any subsequent transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any underwritten offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive (A) a share of the profits and losses of, or the distribution of assets of, the issuing Person and/or (B) voting rights in such Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above.

“Class A Common Stock” has the meaning set forth in the recitals.

“Class B Common Stock” has the meaning set forth in the recitals.

“Common Units” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Corporation” has the meaning set forth in the recitals.

“End of Suspension Notice” has the meaning set forth in Section 2(d)(ii).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Family Group” means with respect to any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holdback Period” has the meaning set forth in Section 4(a)(i).

“Holder” means any Person that is a party to this Agreement from time to time, as set forth on the signature pages hereto, other than a Management Holder.

“Holder Indemnified Parties” has the meaning set forth in Section 7(a).

“Joinder” has the meaning set forth in Section 9.

“LLC Agreement” has the meaning set forth in the recitals.

“Long-Form Registration Statements” has the meaning set forth in Section 2(a)(i).

“Management Blackout Window” means the Corporation’s regular quarterly trading blackout window during which directors, officers and employees of the Corporation are restricted from making sales of the Capital Stock of the Corporation or any of its subsidiaries, as set forth in Corporation’s insider trading policy.

“Management Fall-Away Date” means the date that is three months following the effective date of the Corporation’s Registration Statement on Form S-4 (File No. 333-271893).

“MNPI” means material non-public information within the meaning of Regulation FD promulgated under the Exchange Act.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Public Offering” means any sale or distribution to the public of Capital Stock of the Corporation pursuant to an offering registered under the Securities Act, whether by the Corporation, by Holders and/or by any other holders of the Corporation’s Capital Stock.

“Registrable Securities” means (i) any Class A Common Stock (A) issued by the Corporation in connection with the Transactions or (B) issued by the Corporation in a Share Settlement in connection with (x) the redemption by the Company of Common Units owned by the Endeavor Holders or (y) at the election of the Corporation, in a direct exchange for Common Units owned by the Endeavor Holders, in each case in accordance with the terms of the LLC Agreement, (ii) any Capital Stock of the Corporation or of any Subsidiary of the Corporation issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of Class A Common Stock owned, directly or indirectly, by the Holders, the Management Holders or any of their Affiliates from time to time. As to any particular Registrable Securities owned by any Person, such securities shall cease to be Registrable Securities on the date such securities (a) have been sold or distributed pursuant to a Public Offering, (b) have been sold in compliance with Rule 144 following the consummation of the Transactions, (c) have been repurchased by the Corporation or a Subsidiary of the Corporation or (d) other than securities owned by Management Holders, represent less than 3% of the voting power of the Corporation. For purposes of this Agreement, a Person shall be deemed to be a Holder or a Management Holder, as applicable, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Capital Stock of the Corporation that is registered or to be registered as a class under Section 12 of the Exchange Act be registered pursuant to this Agreement. For the avoidance of doubt, while Common Units may constitute Registrable Securities, under no circumstances shall the Corporation be obligated to register Common Units, and only shares of Class A Common Stock issuable upon redemption or exchange of Common Units will be registered.

“Registration Expenses” has the meaning set forth in Section 6(a).

“Requesting Holder” has the meaning set forth in Section 8(b).

“Rule 144,” “Rule 158,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“Section 13 Representatives” has the meaning set forth in Section 13(b).

“Securities” has the meaning set forth in Section 4(a)(i).

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Share Settlement” means “Share Settlement” as defined in the LLC Agreement, as applicable.

“Shelf Offering” has the meaning set forth in Section 2(b)(i).

“Shelf Offering Notice” has the meaning set forth in Section 2(b)(ii).

“Shelf Offering Request” has the meaning set forth in Section 2(b)(i).

“Shelf Registration Statement” means a Long-Form Registration Statement or a Short-Form Registration Statement.

“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by the Corporation, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by the Corporation or (y) the Corporation or one of its Subsidiaries is the sole manager or general partner of such Person.

“Suspension Event” has the meaning set forth in Section 2(d)(ii).

“Suspension Notice” has the meaning set forth in Section 2(d)(ii).

“Suspension Period” has the meaning set forth in Section 2(d)(i).

“Transaction Agreement” has the meaning set forth in the recitals.

“Underwritten Takedown” has the meaning set forth in Section 2(b)(i).

“Violation” has the meaning set forth in Section 7(a).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

Section 2. Registrations.

(a) Shelf Registration Statements.

(i) The Corporation shall file with the SEC, as promptly as practicable following the execution of this Agreement (but in any event no later than 30 days after the closing of the Transactions), and have declared effective a registration statement on Form S-1 or any similar long-form registration statement (“Long-Form Registration Statement”) registering all of the Holders’ and Management Holders’ Registrable Securities, and, as promptly as practicable after the Corporation is eligible to use Form S-3, file and have declared effective a registration under the Securities Act of all of the Holders’ Registrable Securities on Form S-3 or any similar short-form registration statement (“Short-Form Registration Statement”). The Corporation shall replace any Shelf Registration Statement at or before expiration with a successor effective registration statement on Form S-3 (or any comparable or successor form or forms or, if the Corporation is not eligible to file a registration statement on Form S-3, a successor effective registration statement on Form S-1 providing for the registration of, and the sale by the Holders on a continuous or delayed basis of, all of the Registrable Securities, pursuant to Rule 415 or otherwise) to the extent any Holders hold any Registrable Securities. Any such successor registration statement shall be considered a “Shelf Registration Statement” for the purposes of this Agreement. In the event the Corporation files a Shelf Registration Statement on Form S-1, the Corporation shall use its reasonable best efforts to convert it to a Shelf Registration Statement on Form S-3 as soon as practicable after the Corporation is eligible to use Form S-3. In order for any Holder or Management Holder to be named as a selling securityholder in any Shelf Registration Statement, the Corporation may require such Holder or Management Holder, as applicable, to deliver all information about such Holder or Management Holder, as applicable, that is required to be included in such Shelf Registration Statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto.

(ii) To the extent the Corporation is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at a time when it is obligated to file a Shelf Registration Statement pursuant to this Agreement, the Corporation shall file such Shelf Registration Statement as an automatic shelf registration statement (as defined in Rule 405) on Form S-3 (an “Automatic Shelf Registration Statement”) in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, that covers the

Registrable Securities. The Corporation shall pay the registration fee for all Registrable Securities to be registered pursuant to an Automatic Shelf Registration Statement at the time of filing of the Automatic Shelf Registration Statement and shall not elect to pay any portion of the registration fee on a deferred basis. If at any time following the filing of an Automatic Shelf Registration Statement when the Corporation is required to re-evaluate its WKSI status the Corporation determines that it is not a WKSI, the Corporation shall use its reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Shelf Registration Statement that is not automatically effective or file a new Shelf Registration Statement.

(iii) The Corporation shall use its reasonable best efforts to keep (A) a Shelf Registration Statement filed pursuant to this Agreement continuously effective and usable for the resale of the Registrable Securities covered thereby until the earliest of (A) in the case of Short-Form Registration Statement (and without limitation of Section 5(a)(xxiii)), the third anniversary of the initial effective date of such Shelf Registration Statement, (B) the date on which all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement, and (C) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration Statement in existence.

(iv) The Registration Expenses of the Holders and Management Holders, as applicable, in connection with any Shelf Registration Statement pursuant to this Section 2 shall be paid by the Corporation, whether or not any such Shelf Registration Statement becomes effective.

(v) Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of any filing until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement. Notwithstanding the foregoing, the Corporation shall not be required to take any action that would otherwise be required under this Section 2 if such action would violate Section 4(a) hereof or any similar provision contained in the underwriting agreement entered into in connection with any underwritten Public Offering.

(b) Shelf Offerings.

(i) Holders and, until the Management Fall-Away Date, Management Holders shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell Registrable Securities held by them pursuant to a Shelf Registration Statement (each, a “Shelf Offering”) for which the Corporation shall pay all Registration Expenses, regardless of whether any registration statement is filed or any such Shelf Offering is consummated, excluding any underwriting commissions or fees for shares sold by the Holders and Management Holders which shall be paid by the applicable Holders and Management Holders. The number of Shelf Offerings that the Holders and Management Holders may effect pursuant to this Section 2(b) shall not be limited, provided that any Shelf Offering pursuant to an underwritten offering (an “Underwritten Takedown”) must cover Registrable Securities with an aggregated anticipated offering price of at least $50.0 million. Any Shelf Offering may be made by and pursuant to any method or combination of methods legally available to the Holders and, until the Management Fall-Away Date, Management Holders (including an underwritten offering, a direct sale to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block sales, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). The applicable Holders or Management Holders shall make such election by delivering to the Corporation a written request (a “Shelf Offering Request”) for such offering specifying the number of Registrable Securities that such Holders desire to sell pursuant to such Shelf Offering; provided, however that Management Holders shall not be entitled to initiate (pursuant to this Section 2(b)(i) or Section 2(b)(iv)) or participate (pursuant to Section 2(b)(ii)) in an Underwritten Takedown or underwritten block sale or bought deal.

(ii) In the case of an Underwritten Takedown, as promptly as practicable, but no later than two Business Days after receipt of a Shelf Offering Request for an Underwritten Takedown, the Corporation shall give written notice (the “Shelf Offering Notice”) of such Shelf Offering Request to all other holders of Registrable Securities. The Corporation, subject to Sections 2(c) and 8 hereof, shall include in such Shelf Offering that is an Underwritten Offering the Registrable Securities of any other Holder that shall have made a written request to the Corporation for inclusion in such Underwritten Takedown (which request shall specify the maximum number of Registrable Securities intended to be sold by such Holder) within seven Business Days after the receipt of the Shelf Offering Notice. The Corporation shall, as expeditiously as possible (and in any event within fourteen Business Days after the receipt of a Shelf Offering Request, unless a longer period is agreed to by the Holders representing a majority of the Registrable Securities that made the Shelf Offering Request), use its reasonable best efforts to facilitate such Underwritten Offering. For the avoidance of doubt, no Holder shall have piggy-back or other rights of participation in any sales of Registrable Securities, or rights of inclusion in any amendment or supplement to any applicable prospectus, in each case for any Shelf Offering that is not an Underwritten Takedown.

(iii) If any Holders or, prior to the Management Fall-Away Date, Management Holders desires to effect a sale of Registrable Securities that (A) does not constitute an Underwritten Takedown and (B) requires an amendment or supplement to the applicable prospectus or, if the applicable Shelf Registration Statement is an Automatic Shelf Registration Statement, any post-effective amendments, prior to the time of sale to reflect changes in information regarding such Holder or the plan of distribution as related to such sale, the Holder or Management Holder, as applicable, shall deliver to the Corporation a Shelf Offering Request no later than two Business Days prior to the expected date of the sale of such Registrable Securities, and subject to the limitations set forth in Section 2(a)(iii), the Corporation shall file and effect an amendment, supplement or post-effective amendment to its Shelf Registration Statement for such purpose as soon as reasonably practicable.

(iv) Notwithstanding the foregoing, if a Holder wishes to engage in a Shelf Offering that is an underwritten block trade or bought deal off of a Shelf Registration Statement, such Holder(s) shall provide a Shelf Offering Request for the Shelf Offering two Business Days prior to the day such offering is to commence (unless a longer period is agreed to by the Holders wishing to engage in the Shelf Offering). If requested by the requesting Holders, the Corporation shall promptly notify other Holders and such other Holders (“Potential Participants”) may elect whether or not to participate no later than the next Business Day (i.e., one Business Day prior to the day such offering is to commence) (unless a longer period (A) is necessary for the completion of a customary due diligence process required for counsel to each of the Corporation and the underwriters to provide customary “10b-5” negative assurance letters and for the Corporation’s accountants to provide customary “comfort letters” or (B) is agreed to by the Holders wishing to engage in the Shelf Offering) and the Corporation shall use its commercially reasonable efforts to facilitate such offering (which may close as early as two Business Days after the date it commences); provided that, notwithstanding the provisions of Section 2(b)(ii), no Holder will be permitted to participate in an underwritten block trade or bought deal without the written consent of the Holders that sent the Shelf Offering Request. Holders wishing to engage in the underwritten block trade or bought deal shall use commercially reasonable efforts to work with the Corporation and the underwriters prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Shelf Offering. Any Potential Participant’s request to participate in such an underwritten block trade shall be binding on the Potential Participant.

(c) Priority on Shelf Offerings. The Corporation shall not include in any Shelf Registration Statement any securities that are not Registrable Securities without the prior written consent of Holders representing a majority of the Registrable Securities included in such Shelf Registration Statement. The Holders will be entitled to add additional selling securityholders in a Shelf Offering if all Holders participating in such Shelf Offering consent to such addition. If a Shelf Offering is an Underwritten Takedown and the managing underwriters advise the Corporation in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, that can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Corporation shall include in such registration or offering (prior to the inclusion of any securities which are not Registrable Securities) the number of Registrable Securities requested to be included by any Holder which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among such Holders on the basis of the proportion of Registrable Securities owned by each such Holder that such Holder of Registrable Securities shall have requested to be included therein to the total number of Registrable Securities requested by all such Holders.

(d) Restrictions on Shelf Offerings.

(i) The Corporation shall not be obligated to effect or participate in any Underwritten Takedown within 30 days after the effective date of a previous Underwritten Takedown. The Corporation shall not be obligated to effect or participate in any Underwritten Takedown or Shelf Offering during a Management Blackout Window. The Corporation may on one or more occasions postpone, for up to 120 days (or with the consent of the Holders, for a longer period) from the date of the request, the filing or the effectiveness of a Shelf Registration Statement or suspend the use of a prospectus that is part of a Shelf Registration Statement for up to 120 days from the date of the Suspension Notice (as defined below) and therefore suspend sales of the Registrable Securities (such period, the “Suspension Period”) by providing written notice to the Holders and, if prior to the Management Fall-Away Date, the Management Holders of Registrable Securities if (A) the Corporation’s board of directors determines in its reasonable good faith judgment that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Corporation or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Corporation or any Subsidiary, (B) the offer or sale of Registrable Securities pursuant to the registration statement would require disclosure of MNPI not otherwise required to be disclosed under applicable law, or (C) the offer or sale of Registrable Securities could not be effected by the Corporation in compliance with the applicable financial statement requirements under the Securities Act; provided that in such event, the Holders and, if applicable, Management Holders shall be entitled to withdraw such request for a Shelf Offering and the Corporation shall pay all Registration Expenses in connection with such Shelf Offering and provided further that the Corporation may not postpone or suspend pursuant to this Section 2(d)(ii) for periods exceeding, in the aggregate, 120 days during any 12-month period.

(ii) In the case of an event that causes the Corporation to suspend the use of a Shelf Registration Statement as set forth in paragraph (d)(i) above or pursuant to applicable subsections of Section 5(a)(vi) (a “Suspension Event”), the Corporation shall give a notice to the Holders and, if prior to the Management Fall-Away Date, the Management Holders of Registrable Securities registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. If the basis of such suspension is nondisclosure of MNPI, the Corporation shall not be required to disclose the subject matter of such MNPI to Holders and, if prior to the Management Fall-Away Date, the Management Holders. A Holder and, if prior to the Management Fall-Away Date, a Management Holder shall not effect any sales of the Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Corporation and prior to receipt of an End of Suspension Notice (as defined below). Holders and, if prior to the Management Fall-Away Date, Management Holders may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Corporation, which End of Suspension Notice shall be given by the Corporation to the Holders and their counsel, if any, promptly following the conclusion of any Suspension Event; provided that an End of Suspension Notice must be given prior to the end of the Suspension Period.

(iii) Notwithstanding any provision herein to the contrary, if the Corporation gives a Suspension Notice with respect to any Shelf Registration Statement pursuant to this Section 2(d), the Corporation agrees that it shall (A) extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the Holders of the Suspension Notice to and including the date of receipt by the Holders of the End of Suspension Notice, and (B) provide copies of any supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that there are no longer Registrable Securities covered by such Shelf Registration Statement.

(e) Selection of Underwriters. Holder(s) initiating any Shelf Offering shall have the right to select investment banker(s) and manager(s) to administer the offering (including assignment of titles), subject to the Corporation’s approval not be unreasonably withheld, conditioned or delayed.

(f) Other Registration Rights. The Corporation represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Corporation. The Company shall not hereafter enter into any agreement with respect to its securities (i) that grants rights to any person that are senior to or (ii) that violates the rights granted to the Holders in this Agreement.

(g) Revocation of Shelf Offering Notice. At any time prior to the “pricing” of any offering relating to a Shelf Offering Notice, the Holder(s) that initiated such Shelf Offering may revoke or withdraw such Shelf Offering Notice by providing written notice to the Corporation. The Registration Expenses of such withdrawn Shelf Offering shall be borne by the Corporation in accordance with Section 6.

Section 3. Piggyback Registrations.

(a) Right to Piggyback. Whenever the Corporation proposes to register any of its equity securities under the Securities Act (other than (i) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms or (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Corporation shall give prompt written notice (and in any event within three Business Days after the public filing of the registration statement relating to the Piggyback Registration) to all Holders who hold Registrable Securities of its intention to effect such Piggyback Registration and, subject to the terms of Section 3(c) and (d), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten days after delivery of the Corporation’s notice. Any Holder participating in a Piggyback Registration may withdraw its request for inclusion at any time prior to executing the underwriting agreement, or if none, prior to the applicable registration statement becoming effective.

(b) Piggyback Expenses. The Registration Expenses of the Holders shall be paid by the Corporation in all Piggyback Registrations, whether or not any such registration became effective, excluding any underwriting commissions or fees for shares sold by the Holders which shall be paid by the respective Holders.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Corporation, and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Corporation shall include in such registration (i) first, the securities the Corporation proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the managing underwriters, can be sold without any such adverse effect, pro rata among the Holders calculated on the basis of the number of Registrable Securities owned by each such Holder that such Holder of Registrable Securities shall have requested to be included therein to the total number of Registrable Securities requested by all such Holders, and (iii) third, other securities requested to be included in such registration which, in the opinion of the managing underwriters, can be sold without any such adverse effect.

(d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of the Corporation’s equity securities (other than pursuant to Section 2 hereof), and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Corporation shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the managing underwriters, can be sold without any such adverse effect, pro rata among the Holders calculated on the basis of the number of Registrable Securities, owned by each such Holder that such Holder of Registrable Securities shall have requested to be included therein to the total number of Registrable Securities requested by all such Holders, and (iii) third, other securities requested to be included in such registration which, in the opinion of the managing underwriters, can be sold without any such adverse effect.

(e) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering shall be at the election of the Corporation (in the case of a primary registration) or at the election of the holders of other securities of the Corporation requesting such registration (in the case of a secondary registration); provided that Holders representing a majority of the Registrable Securities included in such Piggyback Registration may request that one or more investment banker(s) or manager(s) be included in such offering (such request not to be binding on the Corporation or such other initiating holders of Corporation securities).

(f) Right to Terminate Registration. The Corporation shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Corporation in accordance with Section 6.

Section 4. Holdback Agreements.

(a) Holders of Registrable Securities. If requested by the managing underwriter(s), each Holder participating in an underwritten Public Offering shall enter into customary lock-up agreements with the managing underwriter(s) of such Public Offering whereby each Holder shall agree that:

(i) such Holder shall not (A) offer, sell, pledge, contract to sell or grant any option to purchase, or otherwise transfer or dispose of (including sales pursuant to Rule 144), directly or indirectly, any shares of Capital Stock of the Corporation (including Capital Stock of the Corporation that may be deemed to be owned beneficially by such Holder in accordance with the rules and regulations of the SEC) owned by such Holder prior to the Public Offering (collectively, “Securities”), (B) enter into a transaction which would have the same effect as described in clause (A) above, (C) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Securities, whether such transaction is to be settled by delivery of such Securities, in cash or otherwise (each of (A), (B) and (C) above, a “Sale Transaction”), or (D) publicly disclose the intention to enter into any Sale Transaction commencing on the earlier of the date on which the Corporation gives notice to the Holders of the circulation of a preliminary or final prospectus for such Public Offering or the “pricing” of such offering and continuing to the date that is 90 days following the date of the final prospectus for such Public Offering if such underwritten Public Offering involves a road show or similar marketing efforts exceeding 48 hours, or 45 days otherwise (a “Holdback Period”), in each case with such modifications and exceptions as may be approved by the Holders;

(ii) Any discretionary waiver or termination of the restrictions in the foregoing clause (i) shall apply pro rata to all Holders, based on the number of shares of Capital Stock of the Corporation subject to this Agreement; and

(iii) The foregoing clause (i) shall not apply (A) pursuant to any transfer, conversion, reclassification, contribution, subscription, sale redemption or exchange of Common Units to the Company or the Corporation, or the respective subsidiaries thereof, as applicable, in connection with, and as contemplated by, the Transactions; (B) pursuant to any redemption or exchange of Common Units (along with an equal number of shares of Class B Common Stock) for shares of Class A Common Stock in accordance with the LLC Agreement; (C) as a result of the redemption by the Corporation, the Company or their affiliates of Capital Stock held by or on behalf of an employee in connection with the termination of such employee’s employment; (D) as part of the repurchase of Capital Stock by the Corporation, not at the option of the Holders, pursuant to an employee benefit plan described in the Shelf Registration Statement or pursuant to the agreements pursuant to which such Securities were issued; (E) shares of Capital Stock of the Corporation acquired by Holders (1) in the open market or (2) from the underwriters in a Public Offering; (F) to any transfer of shares of Capital Stock of the Corporation by bona fide gift, will, intestacy or charitable contribution; provided, that the donee or donees, beneficiary or beneficiaries, heir or heirs or legal representatives thereof agree to be bound in writing by the restrictions set forth in the lock-up agreement for the balance of the applicable Holdback Period (except that a Holder and any of its affiliates who have signed lock-up letters with the managing underwriters may make charitable gifts, without the donee(s) signing a lock-up letter or being bound by the restrictions set forth herein, of up to an aggregate of 0.5% (or such other percentage as may be agreed by the managing underwriters for such Public Offering) of the Securities beneficially owned by such Holder and its affiliates as of the date of the final prospectus used in the Public Offering); (G) to any transfer of shares of Capital Stock of the Corporation to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Holders or the immediate family of the Holders; provided, that the trustee of the trust or the partnership or limited liability company or other entity agrees to be bound in writing by the restrictions set forth in the lock-up agreement for the balance of the applicable Holdback Period, and provided, further that any such transfer shall not involve a disposition for value; (H) to any transfer of shares of Capital Stock of the Corporation to any immediate family member or other dependent; provided, that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement for the balance of the applicable Holdback Period; and provided, further that any such transfer shall not involve a disposition for value; (I) to any transfer of shares of Capital Stock of the Corporation to the Holders’ affiliates, subsidiaries, partners, members, equityholders, shareholders, trustor or beneficiary, or to any investment fund or other entity that controls, is controlled by, manages, is managed by or is under common control with the Holder (including, for the avoidance of doubt, if the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership and, if the Holder is a trust, to a trustor or beneficiary of the trust); provided, that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement for the balance of the applicable Holdback Period; and provided, further that any such transfer shall not involve a disposition for value; (J) to any transfer of shares of Capital Stock of the Corporation to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (F) through (I) above; provided, that the transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement for the balance of the applicable Holdback Period; (K) pursuant to an order of a court or regulatory agency or to comply with any regulations related to the Holders’ ownership of Securities; provided, that in the case of any transfer or distribution pursuant to this clause, any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Capital Stock of the Corporation, shall state that such transfer is pursuant to an order of a court or regulatory agency or to comply with any regulations related to the ownership of Capital Stock of the Corporation unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory authority; (L) to the Corporation or its affiliates upon death or disability of a Holder; (M) to any transfer of shares of Capital Stock of the Corporation to the Corporation or its affiliates (1) deemed to occur upon a vesting event of the Holders’ Securities or upon the net cashless exercise of options or warrants to purchase Securities or

(2) for the sale by the Corporation (on behalf of the Holder) of up to such number of share of Capital Stock as necessary for the primary purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) or to satisfy the Corporation’s income and payroll tax withholding obligations due as a result of the exercise of such options or warrants or as a result of the vesting of Capital Stock under restricted stock units or restricted stock awards, in each case (x) pursuant to employee benefit plans disclosed in the final prospectus for an applicable Public Offering and (y) that would otherwise expire during the Holdback Period; provided, that in the case of any transfer or distribution pursuant this clause, except as a result of the vesting of Securities under restricted stock units or restricted stock awards, no filing under Section 16(a) of the Exchange Act (other than a filing on Form 5), reporting a reduction in beneficial ownership of shares of Capital Stock, shall be required or shall be voluntarily made during the Holdback Period; (N) to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements, between such third parties (or their affiliates or designees) and a Holder and/or its affiliates or any similar arrangement relating to a financing agreement for the benefit of a Holder and/or its affiliates, provided, that any such pledgee or other party shall agree to, upon foreclosure on the pledged Securities, execute and deliver to the managing underwriters for an applicable Public Offering an agreement with the restrictions set forth in the lock-up agreement; (O) the sale and transfer of Securities by a Holder to the underwriters in a Public Offering pursuant to the terms of an underwriting agreement or with the prior written consent of the lead underwriter on behalf of the underwriters; (P) the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided, that such plan does not provide for any transfers during the Holdback Period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of Capital Stock may be made under such plan during the Holdback Period; provided, that in connection with the transfer pursuant to clauses (E), (F), (G), (H) and (J) above, Holders shall not voluntarily file a report under Section 16(a) of the Exchange Act reporting a reduction in a Holder’s beneficial ownership in connection with such transfer with the SEC in accordance with Section 16 of the Exchange Act, and if any such report is required to be filed during the applicable Holdback Period, such report shall include a statement to the effect that such transfer is not a transfer for value; provided, further, that in the case of a transfer pursuant to clause (I) above (other than a transfer or distribution to facilitate a charitable gift, which shall be addressed by the immediately preceding proviso), no report under Section 16 of the Exchange Act reporting a reduction in beneficial ownership shall, during the applicable Holdback Period, be required or voluntarily made.

(iv) The Corporation may impose stop-transfer instructions with respect to the shares of Capital Stock (or other securities) subject to the restrictions set forth in this Section 4(a) until the end of such period.

(b) Exceptions. The foregoing holdback agreements in Section 4(a) shall not apply to a registration in connection with an employee benefit plan or in connection with any registration on Form S-4 or Form S-8 or similar form in connection with any type of acquisition transaction or exchange offer.

Section 5. Registration Procedures.

(a) If and whenever the Corporation is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or the Holders have initiated a Shelf Offering the Corporation shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation shall as expeditiously as possible:

(i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Corporation shall furnish to the counsel selected by the representative of the initiating Holder(s) initiating a Shelf Offering or, in all other cases, the Holders representing a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii) notify each holder of Registrable Securities of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Corporation or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Corporation hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Corporation shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi) notify in writing each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 2(d), at the request of any such seller, the Corporation shall prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Corporation are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the Holders representing a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, in connection with a marketed Underwritten Takedown only making available the executive officers of the Corporation and participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split, combination, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Corporation as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Corporation’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Shelf Offering or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Corporation’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) to the extent that a Holder or Management Holder, in its sole and exclusive judgment, might be deemed to be an underwriter of any Registrable Securities or a controlling person of the Corporation, permit such Holder or Management Holder to participate in the preparation of such registration or comparable statement and allow such Holder or Management Holder to provide language for insertion therein, in form and substance satisfactory to the Corporation, which in the reasonable judgment of such Holder or Management Holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Class A Common Stock included in such registration statement for sale in any jurisdiction use reasonable best efforts to promptly obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders and Management Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends (or arrange for book-entry transfer of securities in the case of uncertificated securities) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders or Management Holders may request at least two Business Days prior to any proposed sale of Registrable Securities to the underwriters;

(xvii) cooperate with each Holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel (A) in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the equity securities are or are to be listed, and (B) to the extent required by the rules and regulations of FINRA, retain a qualified independent underwriter acceptable to the managing underwriter;

(xviii) use its reasonable best efforts to make available the executive officers of the Corporation to participate with the Holders of Registrable Securities covered by the registration statement and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities;

(xix) in the case of any underwritten Public Offering, use its reasonable best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more “comfort letters” from the Corporation’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort letters” as the Holders representing a majority of the Registrable Securities being sold reasonably request;

(xx) use its reasonable best efforts to provide a legal opinion issued by the Corporation’s outside counsel, addressed to the Corporation and dated the effective date of an registration statement, or an amendment thereto, which is to be filed pursuant to this Agreement;

(xxi) in the case of any underwritten Public Offering, use its reasonable best efforts to provide (A) a legal opinion and “negative assurances letter” of the Corporation’s outside counsel, dated such date, in form and substance as customarily given to the underwriters of such Registrable Securities being sold, and (B) customary certificates executed by authorized officers of the Corporation as may be requested by any underwriter of Registrable Securities;

(xxii) if the Corporation files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxiii) if the Corporation does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold;

(xxiv) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, file a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Corporation is required to re-evaluate its WKSI status the Corporation determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective; and

(xxv) if requested by any Holder, cooperate with such Holder and with the managing underwriter or agent, if any, on reasonable notice to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the underwritten offering if it so elects.

(b) Whenever the Holders have initiated a Shelf Offering, such Holders shall, if applicable, cause such Registrable Securities to be exchanged into shares of Class A Common Stock in accordance with the terms of the LLC Agreement prior to sale of such Registrable Securities.

(c) The Corporation may require each Holder and Management Holder requesting, or electing to participate in, any registration to furnish the Corporation such information regarding such Holder or Management Holder and the distribution of such Registrable Securities as the Corporation may from time to time reasonably request in writing.

(d) If the Holders or any of their respective Affiliates seek to effectuate an in-kind distribution of all or part of their respective Registrable Securities to their respective direct or indirect equityholders, the Corporation shall, subject to any applicable lock-ups, reasonably corporate with and assist such equityholders and the Corporation’s transfer agent, to facilitate such in-kind distribution in the manner reasonably requested (including the delivery of instruction letters by the Corporation or its counsel to the Corporation’s transfer agent, the delivery of customary legal opinions by counsel to the Corporation and the delivery of securities without restrictive legends, to the extent no longer applicable) and such distributees shall have the right to become a party to this Agreement by the joinder in the form of Exhibit A hereto and thereby have all of the rights of such Holder under this Agreement other than the Demand Registration rights of such Holder.

(e) Subject to each Holder’s compliance with Article IV of the Stockholders Agreement, dated April 2, 2023, between Endeavor and Mr. McMahon, if requested by any Holder in connection with any margin loan with respect to such securities and any pledge of such securities, the Corporation agrees to provide such Holder with customary and reasonable assistance to facilitate such transaction, including, without limitation, entering into an “issuer’s agreement” in connection with any margin loan with respect to such securities in customary form.

Section 6. Registration Expenses.

(a) The Corporation’s Obligation. All expenses incident to the Corporation’s performance of or compliance with this Agreement (including, without limitation, all registration, qualification, exchange listing and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, rating agency fees, fees and disbursements of custodians, and fees and disbursements of counsel for the Corporation and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Corporation) (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Corporation shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Corporation are then listed. Each Person that sells securities pursuant to a Shelf Offering or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

(b) Counsel Fees and Disbursements. In connection with each Shelf Registration Statement, each Piggyback Registration and each Shelf Offering, the Corporation shall reimburse the reasonable fees and disbursements of not more than one law firm in the aggregate for all of the Holders and all of the Management Holders of Registrable Securities included in such registration engaged to represent such Holders and Management Holders, as applicable, in connection with such registration.

Section 7. Indemnification and Contribution.

(a) By the Corporation. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s officers, directors, managers, employees, partners, stockholders, members, trustees, Affiliates, agents and representatives, and any successors and assigns thereof, each Person who controls such Holder (within the meaning of the Securities Act) and each Management Holder (the “Holder Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations (each a “Violation”) by the Corporation: (i) any untrue statement or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 7, collectively called an “application”) executed by or on behalf of the Corporation or based upon written information furnished by or on behalf of the Corporation filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Corporation of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration, qualification or compliance. In addition, the Corporation will reimburse such Holder Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Corporation shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Corporation by such Holder Indemnified Party expressly for use therein or by such Holder Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such Holder Indemnified Party with a sufficient number of copies of the same.

(b) By Each Holder. In connection with any registration statement in which a Holder or Management Holder is participating, each such Holder or Management Holder shall furnish to the Corporation in writing such information and affidavits as the Corporation reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Corporation, its officers, directors, managers, employees, agents and representatives, and each Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder Management Holder expressly for use therein; provided that the obligation to indemnify shall be individual, not joint and several, for each Holder and Management Holder and shall be limited to the net amount of proceeds received by such Holder or Management Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the Holders representing a majority of the Registrable Securities included in the registration if such Holders are indemnified parties, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) of this Section 7(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Corporation on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue (or, as applicable, alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 7(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(t) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Notwithstanding anything to the contrary in this Section 7, an indemnifying party shall not be liable for any amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the indemnifying party, such consent not to be unreasonably withheld, conditioned or delayed.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 8. Underwritten Registrations.

(a) Participation. No Person may participate in any Public Offering hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder shall be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all reasonable and customary questionnaires, “know your customer” certificates, powers of attorney, stock powers, indemnities, underwriting agreements, custody agreements and other documents reasonably required under the terms of such underwriting arrangements or required by managing underwriters. Each Holder shall execute and deliver such other agreements as may be reasonably requested by the Corporation and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Section 4, Section 5 and this Section 8(a) or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 8(a), the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Holders, the Corporation and the underwriters created pursuant to this Section 8(a).

(b) Price and Underwriting Discounts. In the case of an Underwritten Takedown requested by Holders pursuant to this Agreement, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the Holders representing a majority of the Registrable Securities included in such underwritten offering. Any Holder who has requested inclusion in an Underwritten Takedown (including the party who made the Shelf Offering Request (such party, the “Requesting Holder”)) may elect to withdraw therefrom at any time prior to the signing of the underwriting agreement related to such offering by written notice to the Corporation, the managing underwriter and the Requesting Holder; provided that, if the underwriters’ counsel reasonably determines that such withdrawal would require a recirculation of the prospectus, then no Holder shall have the right to withdraw unless the Requesting Holder has also elected to withdraw.

(c) Suspended Distributions. Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 5(a)(vi)(B) or (C), shall immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 5(a)(vi). In the event the Corporation has given any such notice, the applicable time period set forth in Section 5(a)(iii) during which a registration statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 8(c) to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(a)(vi).

Section 9. Additional Parties; Joinder. In addition to Persons who may become Holders pursuant to Section 12 or Section 14(f) hereof, subject to the prior written consent of each representative on behalf of the respective Holders the Corporation may make any Person who acquires Class A Common Stock or rights to acquire Class A Common Stock from the Corporation after the date hereof (including without limitation any Person who acquires Common Units) a party to this Agreement (each such Person, an “Additional Holder”) and to succeed to all of the rights and obligations of a Holder under this Agreement by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Additional Holder, the Class A Common Stock of the Corporation acquired by such Additional Holder or issuable upon redemption or exchange of Common Units acquired by such Additional Holder (the “Acquired Common”) shall be Registrable Securities to the extent provided herein, such Additional Holder shall be a Holder under this Agreement with respect to the Acquired Common, and the Corporation shall add such Additional Holder’s signature page to this Agreement circulate such updated agreement to the parties to this Agreement.

Section 10. Rule 144. At all times after the Corporation has filed a registration statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Corporation shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Holder may reasonably request, including (i) instructing the transfer agent for the Registrable Securities to remove restrictive legends from any Registrable Securities sold pursuant to Rule 144 (to the extent such removal is permitted under Rule 144 and other applicable law), and (ii) cooperating with the Holder of such Registrable Securities to facilitate the transfer of such securities through the facilities of The Depository Trust Company, in such amounts and credited to such accounts as such Holder may request (or, if applicable, the preparation and delivery of certificates representing such securities, in such denominations and registered in such names as such Holder may request), all to the extent required to enable the Holders to sell Registrable Securities pursuant to Rule 144 (including delivering customary legal opinions of the Corporation’s outside counsel to the Corporation’s transfer agent). Upon request, the Corporation shall deliver to any Holder a written statement as to whether it has complied with such requirements.

Section 11. Subsidiary Public Offering. If, after an initial Public Offering of the Capital Stock of one of its Subsidiaries (including the Company), the Corporation distributes securities of such Subsidiary to its equityholders, then the rights and obligations of the Corporation pursuant to this Agreement shall apply, mutatis mutandis, to such Subsidiary, and the Corporation shall cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement as if it were the Corporation hereunder.

Section 12. Transfer of Registrable Securities. Notwithstanding anything to the contrary contained herein, and subject to any transfer restrictions contained in the LLC Agreement, except in the case of (i) a transfer to the Corporation, (ii) a transfer or distribution by any Holder or any of its Affiliates to its respective equityholders, (iii) a Public Offering, (iv) a sale pursuant to Rule 144 after the completion of the Transactions, and/or (v) a transfer in connection with a sale of the Corporation, prior to transferring any Registrable Securities to any Person (including, without limitation, by operation of law), the transferring Holder shall cause the prospective transferee to execute and deliver to the Corporation a Joinder agreeing to be bound by the terms of this Agreement. A transferee of Registrable Securities from any Management Holder shall not be entitled to any of the rights or subject to any of the obligations hereunder. Any transfer or attempted transfer of any Registrable Securities in violation of any provision of this Agreement shall be void, and the Corporation shall not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner thereof for any purpose.

Section 13. MNPI Provisions.

(a) Each Holder acknowledges that the provisions of this Agreement that require communications by the Corporation or other Holders to such Holder may result in such Holder or its Section 13 Representatives (as defined below), acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Corporation’s securities is pending or the number of Corporation securities or the identity of the selling Holders).

(b) Each Holder agrees that it will maintain the confidentiality of such MNPI and, to the extent such Holder is not a natural person, such confidential treatment shall be in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Holder (“Policies”); provided that a Holder may deliver or disclose MNPI to (i) its directors, officers, employees, agents, attorneys, affiliates and financial and other advisors (collectively, the “Section 13 Representatives”) but solely to the extent such disclosure reasonably relates to its evaluation of exercise of its rights under this Agreement and the sale of any Registrable Securities in connection with the subject of the notice, (ii) any federal or state regulatory authority having jurisdiction over such Holder, (iii) any Person if necessary to effect compliance with any law, rule, regulation or order applicable to such Holder, (iv) in response to any subpoena or other legal process, or (v) in connection with any litigation to which such Holder is a party; provided further, that in the case of clause (i), the recipients of such MNPI are subject to the Policies or agree to hold confidential the MNPI in a manner substantially consistent with the terms of Section 13 and that in the case of clauses (ii) through (v), such disclosure is required by law and such Holder shall promptly notify the Corporation of such disclosure to the extent such Holder is legally permitted to give such notice.

(c) Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential Public Offering), to elect to not receive any notice that the Corporation or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Corporation a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Corporation and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Corporation or such other Holders reasonably expect would result in a Holder acquiring MNPI. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Corporation an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Corporation arising in connection with any such Opt-Out Requests.

Section 14. General Provisions.

(a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified, terminated or waived only with the prior written consent of the Corporation and each representative of the Holders; provided that no such amendment, modification, termination or waiver that would materially and adversely affect a Holder in a manner materially different than any other Holder (provided that the accession by Additional Holders to this Agreement pursuant to Section 9 shall not be deemed to adversely affect any Holder), shall be effective against such Holder without the consent of such Holder that is materially and adversely affected thereby. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. This Agreement shall bind and inure to the benefit and be enforceable by the Corporation and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit Holders are also for the benefit of, and enforceable by, any subsequent or successor Holder.

(f) Assignment. Other than as set forth in Section 9 hereto, this Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void.

(g) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received, it being understood that if no such e-mail address or facsimile number is provided to the Corporation than notice may not be delivered by e-mail or facsimile, as applicable). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

If to the Corporation, addressed to it at:

c/o TKO Group Holdings, Inc.

200 Fifth Ave

New York, NY 10010

Attention: Chief Executive Officer

 Executive Chairman

 General Counsel

E-mail: [ ● ]

With copies (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Justin G. Hamill

 Michael V. Anastasio

Facsimile No.: (212) 751-4864

E-mail: justin.hamill@lw.com

     michael.anastasio@lw.com

If to Endeavor, addressed to them at:

c/o Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, California 90210

Attention: Chief Executive Officer

 Executive Chairman

 General Counsel

Facsimile No.: (310) 285-9010

E-mail: jlublin@endeavorco.com

With copies (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Justin G. Hamill

 Michael V. Anastasio

Facsimile No.: (212) 751-4864

E-mail: justin.hamill@lw.com

     michael.anastasio@lw.com

If to the Vince McMahon, addressed to:

c/o World Wrestling Entertainment, Inc.

1241 E. Main Street

Stamford, Connecticut 06902

With copies (which shall not constitute actual or constructive notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jonathan Davis, P.C.

 Edward J. Lee, P.C.

 Chelsea Darnell

Facsimile No.: (212) 446 4900

Email: jonathan.davis@kirkland.com

    edward.lee@kirkland.com

    chelsea.darnell@kirkland.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to any of the other parties hereto, including the Management Holders, to the address set forth on the books and records of the Corporation.

(h) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the immediately following Business Day.

(i) Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Corporation and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(k) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l) No Recourse. Notwithstanding anything to the contrary in this Agreement, the Corporation and each Holder and Management Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder, or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder or Management Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(m) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(n) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(o) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(p) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail (i.e., by email of a PDF signature page) shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. For the avoidance of doubt, the parties hereto further agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record and no party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(q) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder and Management Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(r) Dividends, Recapitalizations, Etc. If at any time or from time to time there is any change in the capital structure of the Corporation by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

(s) No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TKO GROUP HOLDINGS, INC.

By:
Name:
Title:

ENDEAVOR OPERATING COMPANY, LLC

By:
Name:
Title:

JANUARY CAPITAL HOLDCO, LLC

By:
Name:
Title:

JANUARY CAPITAL SUB, LLC

By:
Name:
Title:

Vincent McMahon

MANAGEMENT HOLDERS

Nick Khan

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of                 , 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among TKO Group Holdings, Inc., a Delaware corporation (the “Corporation”), and the other person named as parties therein.

By executing and delivering this Joinder to the Corporation, and upon acceptance hereof by the Corporation upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the                 day of                 , 20      .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of , 20

TKO Group Holdings, Inc.

By:
Name:
Its:

Annex H

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

TKO OPERATING COMPANY, LLC

Dated as of [ ● ], 2023

THE LIMITED LIABILITY COMPANY INTERESTS IN TKO OPERATING COMPANY, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH INTERESTS.

i

ii

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TKO Operating Company, LLC, a Delaware limited liability company (the “Company”), dated as [ ● ], 2023 (the “Restatement Date”), by and among the Company, TKO Group Holdings, Inc., a Delaware corporation (“PubCo”) and the Members (as defined below).

W I T N E S S E T H:

WHEREAS, (a) the Company was formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation (as amended, the “Certificate”) that was executed and filed with the Secretary of State of the State of Delaware on July 27, 2016 and (b) on July 27, 2016, certain original members of the Company entered into a limited liability company agreement pursuant to the Delaware Act governing the affairs of the Company and the conduct of its business;

WHEREAS, as of immediately prior to the consummation of the WWE Transaction (as defined below), the Company was subject to that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as May 3, 2021 (as amended, the “Prior Agreement”);

WHEREAS, pursuant to the WWE Transaction Agreement (as defined below), (a) WWE (as defined below) undertook certain internal restructuring steps, (b) thereafter, Whale Merger Sub (as defined below) merged with and into WWE (the “WWE Merger”), with WWE surviving the merger (the “WWE Surviving Entity”) and becoming a direct wholly owned subsidiary of PubCo, (c) immediately following the WWE Merger, PubCo caused the WWE Surviving Entity to be converted into a Delaware limited liability company (“WWE LLC”), and (d) following such conversion, PubCo (i) contributed all of the equity interests of WWE LLC to the Company in exchange for the issuance by the Company to PubCo of [ ● ] Common Units and certain rights to receive Common Units, representing, in the aggregate, 49% of the issued and outstanding Common Units (determined on a fully-diluted basis) (the “Initial PubCo Ownership Percentage”) and (ii) issued to EOC, January HoldCo and January Sub [ ● ] shares of Class B Common Stock, in the aggregate, in exchange for an amount in cash equal to the par value of such Class B Common Stock (the foregoing, together with the other transactions contemplated by the WWE Transaction Agreement, the “WWE Transaction”);

WHEREAS, pursuant to the Prior Agreement, EGH (as defined below) (as Managing Member under the Prior Agreement) has the authority to amend the Prior Agreement by the written approval of EGH; and

WHEREAS, in connection with the foregoing matters, EGH desires to amend and restate the Prior Agreement in its entirety to reflect PubCo as the sole Managing Member of the Company and to otherwise set forth the terms and conditions on which the Company shall be operated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (a) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (b) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Award Agreement” means an agreement between a Member, Employee Member, Employee Holdco Member and/or any of their respective Subsidiaries, as applicable, on the one hand, and the Company, an Employee Holdco Member and/or any of their respective Subsidiaries, on the other hand (in each case, as amended from time to time), governing the issuance or other terms of Units or Employee Holdco Member Interests (or any interests which were converted into or exchanged for such Units or Employee Holdco Member Interests), as applicable, to the applicable party.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day that is a legal holiday under the Laws of the State of California, the State of Nevada, the State of Connecticut or the State of New York, or is a day on which banking institutions in the State of California, the State of Nevada, the State of Connecticut or the State of New York are authorized or required by Law or other governmental action to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by the Managing Member; and

(b) the Carrying Values of all such assets may, as determined by the Managing Member, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Management Policy” means the Cash Management Policy of PubCo (as may be amended, restated, supplemented or otherwise modified from time to time).

“Cash Settlement” means, with respect to any Redemption, immediately available funds in US dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a limited liability company interest in the Company designated herein as a “Common Unit”.

“Common Unit Redemption Price” means, with respect to any Redemption Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange or another principal US securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded at the time of a Redemption, then the Managing Member shall determine the Common Unit Redemption Price in good faith.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Section 6231(a)(7) of the Code prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (a) each Member or an Affiliate thereof, in each case in such capacity; (b) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or a current or former Affiliate thereof, in each case in such capacity; or (c) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, the Company or a current or former Affiliate controlled thereby, including the Company Representative, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“EGH” means Endeavor Group Holdings, Inc., a Delaware corporation.

“Employee Holdco Members” means any holding company that holds Units on behalf of employees or other service providers of PubCo, the Company or any of their respective subsidiaries.

“Employee Member” means (a) any current or former employee or other service provider of PubCo, the Company or their respective Subsidiaries that holds Common Units (directly or indirectly through an Employee Holdco Member) as of the date hereof and (b) any other employee or other service provider of PubCo, the Company or their respective Subsidiaries who receives Units (directly or indirectly through an Employee Holdco Member) after the date hereof and is designated as an “Employee Member” by the Managing Member, in each case, in such employee or other service provider’s capacity as a holder of such Units.

“Employee Units” means the Common Units held (directly or indirectly through an Employee Holdco Member) by an Employee Member or Employee Holdco Member.

“Endeavor Members” means EOC, January Holdco, January Sub and each of their respective Permitted Transferees who own Units.

“EOC” means Endeavor Operating Company, LLC, a Delaware limited liability company.

“Equity Incentive Plan” means any equity incentive or similar plan, agreement or arrangement adopted or entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof, including, without limitation, PubCo’s [2023 Incentive Award Plan].

“Equity Securities” means, with respect to any Person, any (a) membership interests, partnership interests or shares of capital stock; (b) equity, ownership, voting, profit or participation interests; or (c) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Family Member” means, with respect to a Person, such Person’s spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof; any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to such Person or their Family Members; a charitable institution controlled by such Person and/or their Family Members; an individual mandated under a qualified domestic relations order; and a legal or personal representative of such Person and/or their Family Members in the event of death or disability.

“Fiscal Year” means (a) the Company’s fiscal year, which shall initially be the twelve (12) month period ending on December 31 of each year and which may be changed from time to time as determined by the Managing Member; and (b) for purposes of the allocations described in Article V, any other tax period for which such allocations will be made.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, by and among the Company, PubCo, EGH, EOC, January Holdco, January Sub and Vincent K. McMahon (as may be amended, restated, supplemented or otherwise modified from time to time).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-US regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the execution hereof, the amount of which is set forth on the Member Schedule.

“January Holdco” means January Capital Holdco, LLC, a Delaware limited liability company.

“January Sub” means January Capital Sub, LLC, a Delaware limited liability company.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.

“Liquidation” means a liquidation or winding up of the Company.

“Liquidity Loans” mean loans from the Company to a Member (a) bearing a rate of interest no greater than the cost of capital to the Company or its subsidiaries under the then-existing credit arrangements of the Company or its Subsidiaries plus 50 basis points (or if no such credit arrangements then exist, a market rate of interest as determined based on advice from a nationally recognized investment banking or accounting firm) and (b) in respect of loans to PubCo, requiring repayment prior to the Redemption Date in respect of an Endeavor Member exercising a Redemption Right (unless waived in writing by such Endeavor Member).

“Managing Member” means (a) PubCo, so long as PubCo has not withdrawn as the Managing Member pursuant to Section 7.02, and (b) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, case law or Internal Revenue Service guidance interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (a) the numerator of which is the aggregate number of Units owned of record thereby, and (b) the denominator of which is the aggregate number of Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among Vincent K. McMahon, PubCo and the other Members.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, (a) the numerator of which is the Percentage Interest of such Member, and (b) the denominator of which is (i) the Percentage Interest of such Member plus (ii) the aggregate Percentage Interest of such other Member or Members.

“SEC” means the US Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (a) any limited partnership of which such

Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (b) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i).

“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (a) the product of (i) the Tax Rate multiplied by (ii) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any Fiscal Year (or portion thereof) beginning after the closing of the WWE Transaction (excluding any income or gain allocations made pursuant to Section 704(c) of the Code), less prior taxable loss or deductions of the Company allocated to such Member for full or partial Fiscal Years commencing on or after the Closing Date (as defined in the WWE Transaction Agreement), in each case, as determined by the Managing Member over (b) the cumulative Distributions made to such Member after the Closing Date (as defined in the WWE Transaction Agreement) pursuant to Section 5.03 with respect to Fiscal Years (including any portion thereof) beginning after the Closing Date (as defined in the WWE Transaction Agreement).

“Tax Rate” means the highest marginal tax rates for an individual or corporation that is resident in New York City or Los Angeles, California (whichever is highest) applicable to ordinary income, qualified dividend income or capital gains or any other applicable class of income, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon (in each case as reasonably determined by the Managing Member), which Tax Rate shall be the same for all Members.

“Trading Day” means a day on which the Stock Exchange or such other principal US securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy that may be established by PubCo, as may be amended from time to time.

“Transaction Documents” means the WWE Transaction Agreement and the Ancillary Agreements (as defined therein).

“Transfer” means directly, indirectly or synthetically, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any Equity Security or any legal or beneficial interest in such Equity Security, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Law; provided, however, that the following shall not be considered a “Transfer”: (a) entering into a voting or support agreement (with or without granting a proxy) in support of, or any Transfer to effectuate, any merger, consolidation or other business combination of the Company or PubCo that has been approved by the Managing Member, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Common Units and shares of Class A Common Stock receive the same consideration per share paid in the tender offer); (b) the pledge of Equity Securities of the Company or PubCo by an Employee Member that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such Employee Member continues to exercise sole voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that the spouse of any holder of Units, shares of Class A Common Stock or shares of Class B Common Stock possesses or obtains an interest in such holder’s Units, shares of Class A Common Stock or shares of Class B Common Stock, as applicable, arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such Units, shares of Class A Common Stock or Class B Common Stock, as applicable; or (d) any direct or indirect sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any equity interest or any legal or beneficial interest in any equity interest of EGH, the Endeavor Members or any of their respective Subsidiaries (other than PubCo, the Company or their respective Subsidiaries).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

“Trust” means, with respect to any Person, (a) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that and only so long as (i) the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner, parents, grandparents, siblings or lineal descendants; (ii) the Trust shall agree in writing to be bound by the terms of this Agreement; and (iii) the Transferor retains exclusive voting control over the Units or other securities so Transferred, in a trustee capacity or otherwise or (b) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner or lineal descendants.

“Whale Merger Sub” means Whale Merger Sub, Inc., a Delaware corporation.

“WWE” means World Wrestling Entertainment, Inc., a Delaware corporation.

“WWE Transaction” has the meaning set forth in the Recitals.

“WWE Transaction Agreement” means that certain Transaction Agreement, dated as of April 2, 2023, by and among EGH, EOC, the Company, WWE, PubCo and Whale Merger Sub (as may be amended, restated, supplemented or otherwise modified from time to time).

“Units” means Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Unit” means, on any date of determination, any Unit held by a Member (directly, or indirectly through an Employee Holdco Member) that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Award Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACT	8.04
Agreement	Preamble
Cause	13.16
Certificate	Preamble
Company	Preamble
Controlled Entities	11.02(d)(ii)
Direct Redemption	9.01(c)
Dissolution Event	12.01(c)

Term	Section
Economic PubCo Security	4.01(a)
Election Notice	9.01(a)
Employee Holdco Member	10.01
Employee Holdco Member Action	10.01
Employee Holdco Member Interests	10.01
Employee Holdco Redemption Right	9.06(a)
Employee Redemption Price	9.06(a)
Employee Unit Redemption Date	9.06(a)
Employee Unit Redemption Notice	9.06(a)
Employee Unit Redemption Right	9.06(a)
Expenses	11.02(d)(ii)
Indemnification Sources	11.02(d)(ii)
Indemnitee-Related Entities	11.02(d)(ii)(A)
Initial PubCo Ownership Percentage	Preamble
Jointly Indemnifiable Claims	11.02(d)(ii)(B)
Member Schedule	3.01(b)
Officers	7.05(a)
Permitted Transfer	8.01(f)
Permitted Transferee	8.01(f)
Prior Agreement	Preamble
PROCESS AGENT	13.05(b)
Proposed Regulations	6.02(b)
PubCo	Preamble
Redeemed Employee Member	9.06(a)
Redeemed Employee Units	9.06(a)
Redeemed Units	9.01(a)
Redeeming Member	9.01(a)
Redemption	9.01(a)
Redemption Date	9.01(a)
Redemption Notice	9.01(a)
Redemption Right	9.01(a)
Regulatory Allocations	5.04(c)
Restatement Date	Preamble
Specified Covenants	11.02(a)
Transferor Member	5.02(c)
Withholding Advances	5.06(b)
WWE LLC	Preamble
WWE Merger	Preamble
WWE Surviving Entity	Preamble
WWE Transaction	Preamble

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02 Name. The name of the Company shall be TKO Operating Company, LLC. The Managing Member may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on July 27, 2016, the date the Certificate was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 2.05 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

Section 2.06 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b) The Managing Member shall have the right to authorize and cause the Company to issue an unlimited number of Common Units. The number and type of Units issued to each Member shall be set forth opposite such Member’s name on Schedule A (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c) Subject to Section 3.01(a) and Article IV, the Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances.

(d) If any Units are subject to an Award Agreement or the Equity Incentive Plan, such Units may be subject to vesting and other terms and conditions set forth in such Award Agreements or such Equity Incentive Plan. Unvested Units shall be subject to the terms of this Agreement and the applicable Award Agreements and any Equity Incentive Plan, and the Managing Member shall interpret and administer the Award Agreements and Equity Incentive Plan and adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Units in good faith in accordance with this Agreement and the applicable Award Agreements and

Equity Incentive Plan. Unvested Common Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company (and corresponding shares of Class B Common Stock held by the applicable Member (if any) shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

(e) Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members.

(a) Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue, on such terms as may be determined by the Managing Member, additional Units. No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its sole discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), the Managing Member shall make such administrative amendments to this Agreement (including Schedule A) as are necessary to reflect such admission, and any such administrative amendments of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member (other than the Employee Holdco Members):

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. All income and material franchise tax returns of the Company will be provided to each of PubCo and EOC for their review and comment a reasonable period of time prior to filing.

(ii) The Company shall furnish to each Member as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries reasonably required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns.

(e) Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless (i) otherwise required by applicable Law and (ii) such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

Section 3.04 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Managing Member) shall have any right to inspect the books and records of PubCo, the Company or any of its Subsidiaries.

Section 3.05 Equity Incentive Plans. If, at any time or from time to time, in connection with any Equity Incentive Plan, equity incentive awards are granted to, vested, settled or exercised by any grantee (including employees of the Company and its Subsidiaries), such awards shall be administered between the Company, PubCo and their respective Affiliates in accordance with an equity grant policy adopted by the Company and PubCo, as may be amended from time to time, which policy shall comply with the terms of this Agreement (including Section 4.02).

ARTICLE IV

PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO UNITS

Section 4.01 PubCo Ownership.

(a) Except in connection with Redemptions under Article IX, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (an “Economic PubCo Security”) with regard thereto, (i) the Company shall issue to PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units (if PubCo issues shares of Class A Common Stock) or such other Equity Securities of the Company (if PubCo issues Economic PubCo Securities other than a share of Class A Common Stock) corresponding to such Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as those of such Economic PubCo Security and (ii) in exchange for the issuances in the foregoing clause (i), the net proceeds or contributed proceeds (in cash or property, as the case may be) received by PubCo with respect to the corresponding issuance of Class A Common Stock or other Economic PubCo Securities, if any, shall be concurrently contributed by PubCo to the Company.

(b) Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement under Article IX, the shares of Class A Common Stock issued therein will be issued together with such corresponding right) or (ii) other than as set forth in Section 4.01(c), to the issuance under PubCo’s Equity Incentive Plan or PubCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo; but shall, in each of the foregoing cases, apply to the issuance of Equity Securities of PubCo in connection with the grant, vesting, exercise or settlement of such rights, warrants, options or other rights or property in accordance with the equity grant policy described in Section 3.05.

(c) For the avoidance of doubt, Section 4.01(a) shall apply to the issuance by PubCo of shares of Class A Common Stock in connection with the settlement or conversion of any WWE Restricted Stock Units, WWE Performance Stock Units, Convertible Notes (each as defined in the WWE Transaction Agreement), warrants, options, dividend equivalent rights or other securities settleable for or convertible into shares of Class A Common Stock, in each case, that (i) were issued or promised prior to the closing of the WWE Transaction, (ii) remained outstanding (and were not settled or converted into shares of PubCo Class A Common Stock) at or following the closing of the WWE Transaction and (iii) were taken into account in determining the fully diluted ownership for purposes of the number of Common Units to be issued to PubCo in connection with the closing of the WWE Transaction such that PubCo’s ownership interest in the Company would be consistent with the Initial PubCo Ownership Percentage. PubCo shall contribute to the Company the net proceeds of any cash payments received by PubCo in connection with the conversion or settlement of any of the foregoing securities into shares of PubCo Class A Common Stock.

Section 4.02 Restrictions on PubCo Units.

(a) The Company may not issue any additional Common Units or any other Equity Securities of the Company to PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo issues or sells an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.

(b) Except as otherwise determined by the Managing Member, (i) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Common Units for the same price per security (or, if PubCo uses funds received from distributions from the Company, or the net proceeds from an issuance of shares of Class A Common Stock, to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of Common Units for no consideration) and (ii) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any other Equity Securities of PubCo, unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) or other economic rights as those of such Equity Securities of PubCo for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Equity Securities other than shares of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of its corresponding Equity Securities for no consideration). Except as otherwise determined by the Managing Member, the Company may not redeem, repurchase or otherwise acquire Common Units or the Equity Securities of the Company with economic entitlements from PubCo unless substantially simultaneously therewith PubCo redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other applicable Economic PubCo Securities for a corresponding price per security from holders thereof (except that if the Company cancels Common Units for no consideration as described in Section 4.02(b)(i) or (ii), then the price need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCo in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo, as applicable, is or consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c) Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend, or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units or other Equity Securities of the Company unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 5.01 Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member reasonably determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Managing Member also shall (x) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (y) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(c) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(d) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations

Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));and (v) at such other times as determined by the Managing Member consistent with the requirements of the Code and Treasury Regulations; provided, however, that adjustments pursuant to clauses (i), (ii), (iv) and (v) above need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members. The Company shall be entitled to take all actions necessary (as determined by the Managing Member) to comply with the provisions of the Code and Treasury Regulations relating to non-compensatory options.

(e) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(f) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Article XII and Section 5.03(c), distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions to the Members. Subject to Section 5.03(c) and Section 5.03(e), at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.03 to the contrary (other than Section 5.03(e)), distributions shall be made in respect of any Unvested Units if and only if such Unvested Unit is entitled to distributions in the applicable Award Agreement (including upon the vesting of such Unvested Unit in respect of distributions made by the Company to its Members after the issuance of such Unvested Unit and prior to the vesting of such Unvested Unit) and any Unvested Units that are not entitled to receive such distribution shall be disregarded in both the numerator and the denominator for purposes of determining the Percentage Interests of the Members in order to allocate such distribution. Any amounts that are not distributed to holders of such Unvested Units by virtue of the foregoing proviso shall instead be distributed to the Members in accordance with this Section 5.03(b); provided that, to the extent set forth in an Award Agreement, upon vesting of Unvested Units, such Units may be entitled to a disproportionate amount of future distributions (and the other Members’ distributions may be reduced) to take into account distributions made by the Company to its Members after the issuance of such Unvested Unit and prior to the vesting of such Unvested Unit.

(c) PubCo Distributions. Notwithstanding the provisions of Section 5.03(b), (i) the Managing Member may, in its sole discretion, authorize that cash be paid to PubCo (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by PubCo to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of PubCo (in accordance with Section 4.02(b)), and (ii) to the extent that the Managing Member determines in good faith that expenses or other obligations of PubCo are related to its role as the Managing Member or the business and affairs of PubCo that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions shall be made to PubCo (which distributions shall be made without pro rata distributions to the other Members) in amounts required for PubCo to pay (w) operating, administrative and other similar costs incurred by

PubCo, to the extent the proceeds are used or will be used by PubCo to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo; (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo as the Managing Member and (z) other fees and expenses in connection with the maintenance of the existence of PubCo. For the avoidance of doubt, notwithstanding the foregoing, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo or to pay liabilities that are required to be borne by PubCo pursuant to the terms of the WWE Transaction Agreement and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(e) Tax Distributions.

(i) Subject to having available cash and to any applicable legal requirements (including obligations to its creditors as determined by the Managing Member), the Company shall make cash distributions pursuant to this Section 5.03(e)(i) to each Member at least two (2) Business Days prior to the date on which any US federal corporate estimated tax payments are due, in an amount at least equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Managing Member, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period). A final accounting for Tax Distributions shall be made after the allocation of the Company’s actual net taxable income or loss has been determined for a fiscal year (or applicable portion thereof) and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall, to the extent of available cash and to the extent permitted by law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, be promptly distributed to such Member. Notwithstanding anything to the contrary herein, Tax Distributions to the Members under this Section 5.03(e)(i) shall be made pro rata in accordance with the Members’ Percentage Interests. If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 5.03(e) shall be made to the Members to the extent of available funds and the Company shall make future Tax Distributions (pro rata in accordance with the Members’ Percentage Interests) as soon as funds become available (as provided herein) sufficient to pay the remaining portion of Tax Distributions such that each Member has received an amount at least equal to its Tax Distribution Amount.

(ii) Subject to having available cash and to any applicable legal requirements (including obligations to the creditors of the Company and its Subsidiaries as determined by the Managing Member), the Company shall provide liquidity to PubCo in an amount equal to at least its Tax Distribution Amount, determined for this purpose by (i) taking into account allocations of items under Section 704(c) of the Code and (ii) treating the Company as having provided liquidity to PubCo for purposes of this Section 5.03(e)(ii) in the amount of the principal of any Liquidity Loans provided by the Company to PubCo (in addition to the liquidity provided as a result of distributions made under this Section  5.03).

Section 5.04 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all Unvested Units subject to time-based or similar vesting standards were fully vested), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member

Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year that precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year that occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Managing Member.

(b) Tax Allocations: Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company and with respect to “reverse Code Section 704(c)” allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value, or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any proper method selected by the Managing Member; provided, that with respect to the forward and reverse Section 704(c) layers created in connection with the WWE Transaction, such allocations shall be made using the “traditional” allocation method under Treasury Regulations Section 1.704-3(b). Subject to the foregoing, any elections or other decisions relating to such allocations shall be made by the Managing Member in its discretion. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c) Liability Allocations; 754 Election. Notwithstanding anything to the contrary in this Agreement, the Company will use its reasonable best efforts to allocate, for tax purposes, Company liabilities in a manner that will avoid any allocation of income, or gain recognition, to January Sub, provided that such allocation is permitted under applicable Law (provided, further, that to the extent such allocation would have an adverse impact on PubCo by subjecting PubCo to allocations of income, or gain recognition, which is not immaterial, then the Company shall make such allocation in good faith in a manner that gives due consideration to each Member’s interest in avoiding income or gain). The Company shall have in effect an election pursuant to Section 754 of the Code for each tax year.

Section 5.06 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Managing Member that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the Company or Managing Member may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company or Managing Member relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii) After receipt of a written request of any Member or former Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any Governmental Authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b) Withholding Advances. To the extent PubCo or the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., in connection with the delivery of consideration in connection with a Redemption, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) (“Withholding Advances”), PubCo or the Company, as the case may be, may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member, be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete transfer or redemption of a Member’s interests in the Company. For the avoidance of doubt, the provisions of this Agreement relating to Withholding Advances shall be subject to the terms of the WWE Transaction Agreement, and in no event will the Company recover from any person amounts purportedly constituting Withholding Advances which amounts are subject to indemnification by the Company in favor of such person under the terms of the WWE Transaction Agreement.

Section 5.07 Tax Proceedings. In representing the Company before any Governmental Authorities and courts in tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, provide each of PubCo and EOC with prompt notice of any such administrative and judicial proceedings (including with respect to any Subsidiary) and keep the Members reasonably informed of any material developments with respect to such administrative and judicial proceedings. Each Member shall reasonably cooperate, and cause their respective Affiliates and agents to cooperate, with each other and each other’s agents (including the Company and its Subsidiaries) with respect to any such tax matter and shall use commercially reasonable efforts to obtain documentation from any Governmental Authority or other third party necessary or helpful with respect to any such tax matter.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Managing Member may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Sections 301.6223-1(b)(3)(i) and (ii). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative and any expenses of the Company Representative incurred in connection with performing its duties as such (including any fees of such professional advisors) shall be reimbursed by the Company (which reimbursement shall not be considered a distribution under Section 5.03). The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law); provided, for the avoidance of doubt, that the exercise of the Company Representative’s authority with respect thereto shall be subject to the terms of the WWE Transaction Agreement (including the consent rights of EOC thereunder). Each Member agrees to cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Managing Member shall have the authority to amend this Section 6.01 to give effect to the Partnership Tax Audit Rules, and each Member agrees to be bound by the provisions of any such amendment.

Section 6.02 Section 83(b) Elections.

(a) Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Section 83(b) of the Code with respect to such Units. Each Member who files an election under Section 83(b) of the Code with respect to Units (including each Member who is required to file such an election under this Section 6.02) shall provide a copy of such election and proof of filing of such election to the Company on or before the due date for the filing of such election. It is the sole responsibility of a Member, and not the Company, to file any election under Section 83(b) of the Code even if such Member requests the Company or any of its representatives to assist in making such filing.

(b) The Company and the Manager are authorized to follow the proposed Treasury regulations that were issued on May 24, 2005, regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended (the “Proposed Regulations”), upon the issuance of a Company interest for services rendered or to be rendered to or for the benefit of the Company or a subsidiary of the Company, until final Treasury regulations regarding such matters are issued. If the Manager determines to follow the Proposed Regulations, in furtherance of the foregoing, the definition of Capital Accounts and Carrying Value, and the allocations of Net Income and Net Loss set forth in this Agreement, will be made in a manner that is consistent with the Proposed Regulations. The Manager is expressly authorized by each Member to elect to apply the safe harbor set forth in the Proposed Regulations if the provisions of the Proposed Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) regulations. If the Manager determines that the Company should make such election, then the Manager is hereby authorized to amend this Agreement without the consent of any other Member to provide that (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any person to whom a partnership interest is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all Company interests transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Proposed Regulations for such election to be effective until such time (if any) as the Manager determines, in its discretion, that the Company should terminate such election. The Manager is further authorized to amend this Agreement to the extent the Manager determines in its discretion that such modification is necessary or desirable as a result of the issuance of such Treasury regulations relating to the tax treatment of the transfer of a partnership interest in connection with the performance of services or to take actions it determines are necessary or appropriate to ensure that Equity Securities in the Company that are issued that are intended to be treated as profits interests are so treated. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that such Member will be legally bound by any such amendment.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Managing Member shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries, to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Managing Member. PubCo may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (a) any wholly owned Subsidiary of PubCo, (b) any Person into which PubCo is merged or consolidated or (c) any transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless PubCo and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, director, officer, agent, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, director, officer, agent, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Managing Member).

Section 7.04 Fiduciary Duties. (a) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (b) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, neither the Managing Member nor any Officer shall be subject to corporate opportunity or similar doctrines.

Section 7.05 Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01 Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any Award Agreement, Equity Incentive Plan and/or any other agreement between such Member and the Company, PubCo or any of their respective Controlled Affiliates (including, with respect to the Endeavor Members, the Governance Agreement), without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer;

(ii) the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;

(iii) the Transfer shall comply with all applicable Laws and such reasonable representations as may be required by the Managing Member;

(iv) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Equity Securities;

(v) to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and

(vi) such Transfer shall comply with Article IX (to the extent Article IX governs such Transfer of Units).

(c) Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of the Managing Member, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would:

(i) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(ii) cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h); or

(iii) cause the Company to be required to register under the U.S. Investment Company Act of 1940.

(d) Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e) For the avoidance of doubt, and notwithstanding anything herein to the contrary, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, (i) any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Award Agreement to which such Member is a party or pursuant to an applicable Equity Incentive Plan, (ii) any Transfer of Employee Holdco Member Interests (as defined below) shall be subject to the restrictions on Transfer applicable thereto pursuant to applicable organizational documents of such Employee Holdco Member and (iii) any Transfer by the Endeavor Members shall be subject to the restrictions on Transfer and other provisions applicable thereto pursuant to the Governance Agreement.

(f) Notwithstanding anything contained in this Agreement to the contrary, any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not Transfer any Common Units (including, for the avoidance of doubt, in connection with a Redemption), unless such Member and the Transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption), written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable Governmental Entity or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

Section 8.02 Certain Permitted Transfers. Notwithstanding anything to the contrary herein, but subject to compliance with Sections 8.01(b) through (e), the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Any Transfer of Units to any Employee Holdco Member or Employee Holdco Member Member in connection with (i) the exercise of any repurchase or redemption right in respect of such Units of such Employee Holdco Member or Employee Holdco Member Member pursuant to the terms of the applicable organizational documents of such Employee Holdco Member, (ii) the exercise of any right of such Employee Holdco Member or Employee Holdco Member Member to be distributed such Units pursuant to the terms of the applicable organizational documents of such Employee Holdco Member (including in connection with a Redemption) or (iii) the liquidation, dissolution and/or winding up of any Employee Holdco Member;

(b) Any Transfer of (i) membership interests in an Employee Holdco Member or (ii) Units, in each case, by or on behalf of an Employee Member (or one of his or her other Permitted Transferees) to its Family Members or Trusts (or back to such Employee Member);

(c) Any Transfer by any Endeavor Member or any of their Affiliates that is permitted pursuant to the terms of the Governance Agreement;

(d) Any Transfer pursuant to the terms of Article IX; and

(e) Any Transfer by any Endeavor Member to any Affiliate of an Endeavor Member.

Section 8.03 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.04 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON             , 2023, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TKO OPERATING COMPANY, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND TKO OPERATING COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY TKO OPERATING COMPANY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units that cease to be Units in accordance with the definition thereof.

ARTICLE IX

REDEMPTION RIGHTS

Section 9.01 Redemption Right of a Member.

(a) Subject to (i) the terms of any Trading Policy (including any Black-Out Period contained therein) and (ii) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member (including pursuant to the Governance Agreement), each Member (other than PubCo) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement or an applicable Award Agreement or Equity Incentive Plan) in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify (i) the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”) and (ii) if the Redeemed Units are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued; provided, that (A) if, as of the date of the Redemption Notice, the sum of (x) the aggregate amount of PubCo’s cash balance plus (y) the aggregate amount of any outstanding loans made by PubCo to the Company pursuant to the Cash Management Policy exceeds One Hundred Million Dollars ($100,000,000) (as determined by the Managing Member in good faith), then the Redemption Date shall be deemed to be the date that is thirty (30) days following the date of the Election Notice (as defined below) and (B) the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Company (with a copy to PubCo), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least one (1) Business Day prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company and (y) an equal number of shares of Class B Common Stock to PubCo;

(ii) the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(a) and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.01(a)(i)(y) above.

(b) If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period.

(c) If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 9.01(b), PubCo shall settle such Redemption on the Redemption Date by Transferring the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”). In connection with a Direct Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date): (i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units and an equal number of shares of Class B Common Stock to PubCo; (ii) PubCo shall Transfer to the Redeeming Member the Share Settlement; (iii) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock; and (iv) the Company shall register PubCo as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(c) and the Redeemed Units. In furtherance of the foregoing, each of the Company and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(c), including executing and delivering any document reasonably requested by PubCo in connection therewith.

(d) The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units, dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(e) In the case of a Share Settlement, in the event a reclassification, reorganization, recapitalization or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

Section 9.02 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as would be issuable upon the Redemption of all outstanding Common Units (other than those held by PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its reasonable best efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.

(c) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.

Section 9.03 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.04 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that, in the event PubCo delivers a timely Election Notice with respect to a Redemption, such Redemption shall be treated as a direct exchange between PubCo and the Redeeming Member for US federal and applicable state and local income tax purposes (and in furtherance thereof, the parties agree that any Cash Settlement will be treated as a disguised sale of partnership interests for U.S. federal income tax purposes to the fullest extent permitted by applicable Law).

Section 9.05 Other Redemption Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.05(c) below, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.05(c), the shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Section 9.06 Employee Unit Redemption Right.

(a) If any Employee Holdco Member elects pursuant to the rights in favor of, and exercisable by, such Employee Holdco Member, the Company, the Managing Member, PubCo or any of their respective Subsidiaries under an Award Agreement or Equity Incentive Plan to redeem or repurchase (whether at a discount or otherwise), or otherwise have forfeited, any Employee Holdco Member Interests held by an Employee Member (other than in connection with a Redemption contemplated by Section 9.01 directly as a result of a request from an Employee Holdco Member Member to redeem his or her equity interests in the Employee Holdco Member in accordance with the organizational documents of such Employee Holdco Member) (such redemption right, an “Employee Holdco Redemption Right”) and effects all or any portion of such redemption by exchanging Employee Units for Employee Holdco Member Interests held by such Employee Member (the “Redeemed Employee Member”), then the applicable Employee Holdco Member shall have the right (an “Employee Unit Redemption Right”), exercisable by delivering a written notice to the Company (an “Employee Unit Redemption Notice”), to require the Company to repurchase any or all of the Employee Units that are transferred to the Redeemed Employee Member by the Employee Holdco Member (the “Redeemed Employee Units”) at a price per Redeemed Employee Unit equal to the redemption price contemplated by the Employee Holdco Redemption Right (which, for the avoidance of doubt, will take into account any discount set forth in the applicable Award Agreement or Equity Incentive Plan or the organizational documents of such Employee Holdco Member or otherwise) (the “Employee Redemption Price”). The Employee Unit Redemption Notice shall set forth the number of Employee Units to be repurchased by the Company and shall include a copy of any notice(s) delivered in connection with the Employee Holdco Redemption Right. The Company shall, promptly after receiving an Employee Unit Redemption Notice, deliver to the applicable Employee Holdco Member a notice setting forth the Employee Redemption Price to be paid for the Redeemed Employee Units and the date (not later than sixty (60) days after receipt of the Employee Unit Redemption Notice) and place for the closing of the transaction (such date, the “Employee Unit Redemption Date”). The Company may elect, in its sole discretion, to pay for the Redeemed Employee Units by any combination of the following: (i) delivery of a cashier’s check or wire transfer of immediately available funds; (ii) issuance of an unsecured subordinated note bearing interest (payable in installments and/or at maturity) at a simple rate per annum equal to the prime rate; (iii) PubCo’s issuance of shares of Class A Common Stock (which transaction may, at the election of PubCo, be settled via a direct transfer of such shares to the applicable Member in exchange for the Redeemed Employee Units; provided, that, to the extent that the relevant Employee Redemption Price is less than the fair market value of the Redeemed Employee Units, the applicable Employee Holdco Member shall redeem and cancel a portion of the Employee Units consistent with the procedure described in the last proviso in this sentence prior to the transfer of shares of Class A Common Stock to the Employee Member pursuant to this clause (iii)); or (iv) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, PubCo, the Employee Holdco Member or any of their respective Affiliates by the applicable Employee Member subject to the Employee Unit Redemption Notice; provided, that, if the Company does not elect a method of payment, the Employee Units shall be paid for in accordance with clause (i); provided further, that, in the event the Employee Redemption Price is less than the fair market value of the applicable Employee Units (i.e., the Employee Units are to be redeemed or repurchased at a discount, or otherwise forfeited), and the applicable Employee Holdco Member elects to exercise the Employee Holdco Redemption Right at such Employee Redemption Price by redeeming and cancelling a portion of the Employee Units for no consideration in accordance with the applicable organizational documents of such Employee Holdco Member, the Company shall cause the Redeemed Employee Units to be cancelled and retired for no consideration, such that the fair market value of the Employee Units corresponding to the Employee Holdco Member Interests of such Employee Holdco Member Member that are not cancelled and retired reflects such discount or forfeiture (as provided for in the applicable organizational documents of such Employee Holdco Member). For the avoidance of doubt, (x) notwithstanding anything in this Section 9.06 to the contrary, if an Employee Holdco Member, on the one hand, and an applicable Employee Member, on the other hand, agree that, or it otherwise becomes the case that, the consideration payable by such Employee Holdco Member to such Employee Member in connection with an Employee Holdco Redemption Right shall be less than one hundred percent (100%) of fair market value of the Employee Units (or corresponding Employee Holdco Member Interests), then the consideration payable by the Company to the applicable Employee Holdco Member pursuant to this Section 9.06 shall be reduced accordingly so that the Company shall only be obligated to pay a price per Redeemed Employee Unit equal to the price per corresponding Employee Holdco Member Interest attributable to such Redeemed Employee Unit actually contemplated by the Employee Holdco Redemption Right, and (y) to the extent an Employee Holdco Member exercises the Employee Unit Redemption Right pursuant to any rights it may have under any Award Agreement, this Section 9.06 shall apply, regardless of whether or not prior to, on or after the exercise of the Employee Unit Redemption Right, the Employee Holdco Member Member has submitted a request to effect the Redemption by the Employee Holdco Member contemplated by Section 9.01.

(b) To the extent the Employee Unit Redemption Right is exercised, on the Employee Unit Redemption Date (to be effective immediately prior to the close of business on the Employee Unit Redemption Date):

(i) after the relevant Employee Holdco Member distributes the Redeemed Employee Units to the Redeemed Employee Member (x) the Redeemed Employee Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Employee Units to the Company (including, for the avoidance of doubt, any such Redeemed Employee Units subject to a discounted repurchase or a forfeiture) and (y) Employee Holdco Member shall Transfer and surrender to PubCo for no consideration, free and clear of all liens and encumbrances, an equal number of shares of Class B Common Stock. The Employee Holdco Member shall take all actions necessary or appropriate to cause the Redeemed Employee Member to timely complete such Transfer;

(ii) the Company shall (x) cancel the Redeemed Employee Units, (y) pay to the Redeemed Employee Member the Employee Redemption Price (except in the case of cancellation and retirement for no consideration described in Section 9.06(a)) and (z) if the Redeemed Employee Units are certificated, issue to the Employee Holdco Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Employee Holdco Member pursuant to clause (i) of this Section 9.06(b) and the Redeemed Employee Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.06(b)(i)(y) above.

ARTICLE X

CERTAIN OTHER MATTERS

Section 10.01 Employee Holdco Members. The Managing Member may from time to time cause the Company to issue Equity Securities to Employee Holdco Members. By virtue of their ownership of Equity Securities in any Employee Holdco Members, any members thereof (the “Employee Holdco Member Members”) will indirectly hold interests in the Company (the “Employee Holdco Member Interests”). In applying the provisions of this Agreement and in order to determine equitably the rights and obligations of any Employee Holdco Members and Employee Holdco Member Members, the Managing Member, the Company and/or the applicable Employee Holdco Member may treat (a) the Units held by an Employee Holdco Member as if they were hypothetically directly held by the Employee Holdco Member Members having an indirect economic interest therein and (b) any Employee Holdco Member Member as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Units owned by such Employee Holdco Member. Accordingly, with respect to any Employee Holdco Member, upon (i) any issuance of additional Units to such Employee Holdco Member for the benefit of any Employee Holdco Member Member (or the occurrence of any event that causes the repurchase or forfeiture of any Units), (ii) the Transfer of Units by such Employee Holdco Member or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or any other similar capital transaction of the Company (each, an “Employee Holdco Member Action”), the Managing Member, the Company and/or the Employee Holdco Member(s), as applicable, may take any action or make any adjustment with respect to the Employee Holdco Member Interests to replicate, as closely as possible, such Employee Holdco Member Action (including the effects thereof), and the Members shall take all actions reasonably requested by the Managing Member in connection with any Employee Holdco Member Action and this Section 10.01.

ARTICLE XI

LIMITATION ON LIABILITY, EXCULPATION

AND INDEMNIFICATION

Section 11.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02 Exculpation and Indemnification.

(a) Subject to the duties of the Managing Member and the Officers set forth in Section 7.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Document to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Document), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. Notwithstanding the preceding sentence, other than an action against the Company brought by a Covered Person to enforce his or her rights under this Article XI, the Company shall not be required to indemnify or advance expenses to any Person in connection with a proceeding (or part thereof) commenced by such Person if the commencement of such proceeding (or part thereof) was not authorized by the Managing Member. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of members or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall continue as to a Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director.

(d) If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or the breach by such Covered Person of a Specified Covenant) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, cost, expense, judgment, fine, excise tax, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(i) The obligations of the Company under this Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(ii) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E), collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity or under any insurance policy, as applicable, and (z) the Covered Person and the Company and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(c), entitled to enforce this Section 11.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(c), the following terms shall have the following meanings:

(A) The term “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(B) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (1) the Company and/or any Controlled Entity, on the one hand, and (2) any Indemnitee-Related Entity, on the other hand.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.03(b).

(c) Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 12.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee.

Section 12.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article  XII, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section  12.04 Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may  accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

ARTICLE  XIII

MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“email”) transmission) and shall be given to such party at the address, facsimile number or email address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 13.05 Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 13.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08 Entire Agreement. This Agreement, the Transaction Documents, the Registration Rights Agreement, PubCo’s bylaws and those documents expressly referred to herein and therein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 13.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10 Amendment.

(a) This Agreement can be amended at any time and from time to time by the Managing Member.

(b) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of any State that would result in the application of the Laws of any other State.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Immunity Waiver. Each Member acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 13.15 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 13.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.

Section 13.16 Agreement of Certain Members. By accepting the benefits of this Agreement, each Employee Member that is or was an employee or service provider of the Company, PubCo or any of their respective Affiliates (or is a Member that holds Units Transferred from or on behalf of any such individual) and each Employee Holdco Member on behalf of any Employee Holdco Member Member that is or was an employee or service provider of the Company or any of its Affiliates (or is an Employee Holdco Member Member that holds Units Transferred from or on behalf of any such individual) agrees that, to the extent any Award Agreement, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement between the Company or any of its Affiliates, on the one hand, and such employee or service provider (or any Affiliate that holds Units Transferred from or on behalf of any such individual) on the other hand, provides for rights and obligations of the parties thereto to be triggered upon the termination for “Cause” (or other similar construct) of such employee or service provider, unless a definition of “Cause” is expressly set forth in such agreement without reference to a definition thereof in any limited liability company or operating agreement, then the definition of “Cause” applicable to such agreement shall be the definition thereof in the applicable predecessor limited liability company or operating agreement referred to in such Award Agreement, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement; provided, however, that, by accepting the benefits of this Agreement, each such Employee Member further agrees and acknowledges that any such definition in any such predecessor limited liability company or operating agreement shall cease to be effective and shall be superseded at such time as the Managing Member adopts a new definition of “Cause” and provides thirty (30) days’ advance notice of such new definition to any such employee or service provider, in which event, such new definition shall become effective, but shall only apply to such employee or service provider with respect to matters first occurring after such effectiveness (whether or not discovered only after such effectiveness).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

TKO OPERATING COMPANY, LLC

By:
Name: Title:

TKO GROUP HOLDINGS, INC.

By:
Name: Title:

[Signature Page to the Fourth Amended and Restated Limited Liability Company Agreement of TKO Operating Company, LLC]

ENDEAVOR OPERATING COMPANY, LLC

By:
Name:
Title:

JANUARY CAPITAL HOLDCO, LLC

By:
Name:
Title:

JANUARY CAPITAL SUB, LLC

By:
Name:
Title:

[Signature Page to the Fourth Amended and Restated Limited Liability Company Agreement of TKO Operating Company, LLC]

Schedule A – Member Schedule

TKO Group Holdings, Inc.

Endeavor Operating Company, LLC

January Capital Holdco, LLC

January Capital Sub, LLC

Annex I

Raine Securities LLC
65 East 55th Street, 24th Floor
New York, NY 10022
Tel: (212) 603-5500
Fax: (212) 603-5501
Tel: (310) 987-7700 LA
Tel: (415) 967-5830 SF

EXECUTION VERSION

April 2, 2023

Board of Directors

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of (i) outstanding shares of Class A common stock, par value $0.01 per share (the “Company Class A Common Stock”), of World Wrestling Entertainment, Inc. (the “Company”) and (ii) outstanding shares of Class B common stock, par value $0.01 per share (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), of the Company, in each case as of immediately prior to the consummation of the Merger (as defined below), of the Merger Consideration (as defined below) to be received by the holders of Company Common Stock pursuant to the terms and subject to the conditions of that certain Transaction Agreement, dated as of April 2, 2023 (the “Agreement”), by and among Endeavor Group Holdings, Inc. (“EDR”); Endeavor Operating Company, LLC, an indirect subsidiary of EDR (“EDR OpCo”); Zuffa Parent, LLC, an indirect subsidiary of EDR (“HoldCo”); the Company; New Whale Inc., a wholly-owned subsidiary of the Company (“New PubCo”); and Whale Merger Sub, Inc., a wholly-owned subsidiary of New PubCo (“Merger Sub”).

We understand that, pursuant to the Agreement, among other things, (i) the Company will undergo a pre-closing reorganization in accordance with the steps described on Schedule I to the Agreement (the “Pre-Closing Reorganization”); (ii) following the Pre-Closing Reorganization, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of New PubCo; (iii) the Company will be converted into a Delaware limited liability company with New PubCo becoming the sole managing member of the Company; (iv) New PubCo will contribute all of the equity interests in the Company to HoldCo in exchange for 49% of the membership interests in HoldCo on a Fully-Diluted Basis (as defined in the Agreement) after giving effect to any issuance of membership interests in connection with such exchange, and be admitted as a member of HoldCo in respect thereof; (v) EDR OpCo and New PubCo, as members, will adopt, and HoldCo will thereafter be governed by, that certain Third Amended and Restated Limited Liability Company Agreement of HoldCo, dated as of May 3, 2021, pursuant to which, among other things, New PubCo will be the managing member of HoldCo; and (vi) New PubCo will issue a number of shares of its Class B common stock, par value $0.00001 per share (“New PubCo Class B Common Stock”), representing 51% of the total voting power of New PubCo Common Stock (as defined below) on a Fully Diluted Basis to EDR OpCo and certain of its subsidiaries in exchange for a payment equal to the par value of such New PubCo Class B Common Stock (clauses (i) through (vi), collectively, the “Transactions”).

In accordance with the Merger, each issued and outstanding share of Company Common Stock shall be cancelled and converted into the right to receive one (1) share of Class A common stock, par value $0.0001 per share (the “New PubCo Class A Common Stock”) (the “Merger Consideration” and, the total Merger Consideration received by all holders of Company Common Stock in connection with the consummation of the Merger, the “Aggregate Merger Consideration”). As used herein, “New PubCo Common Stock” shall refer to New PubCo Class A Common Stock together with New PubCo Class B Common Stock. Following the consummation of the Transactions, (i) holders of New PubCo Class A Common Stock will hold (x) 100% of the total economic interests in New PubCo and (y) 49% of the total voting power of New PubCo; (ii) New PubCo will hold 49% of the membership interests in HoldCo and be the managing member of HoldCo; and (iii) HoldCo will hold 100% of the economic interests and 100% of the voting power of the Company and UFC Holdings, LLC, a subsidiary of HoldCo (“UFC”).

In arriving at our opinion, we have, among other things:

1.	reviewed the draft dated April 2, 2023 of the Agreement;

2.

reviewed certain publicly available financial and other information relating to the Company, including publicly filed reports of the Company, publicly available research analyst reports regarding the Company, and reported price and trading activity for the Company Common Stock;

3.	reviewed certain publicly available financial and other information relating to UFC, including publicly filed reports of EDR and publicly available research analyst reports regarding EDR;

4.

reviewed certain additional financial and other information regarding the business, operations and future prospects of the Company, which was furnished to us by the Company, including certain financial projections (the “Company Projections”) prepared by the management of the Company;

5.

reviewed and discussed certain additional financial and other information regarding the business, operations and future prospects of UFC, which was furnished to us by EDR and UFC, including certain financial projections (the “EDR Prepared UFC Projections”) prepared by the management of EDR and UFC;

6.

reviewed and discussed certain additional financial and other information regarding the business, operations and future prospects of UFC, which was furnished to us by the Company, including certain financial projections (the “Company Prepared UFC Projections” and, along with the EDR Prepared UFC Projections, the “UFC Projections”) prepared by the management of the Company;

7.

reviewed and discussed certain additional financial and other information regarding the potential synergies that may result from the Transactions, as projected by the management of the Company (the “Projected Synergies”);

8.

conducted discussions with the management of the Company regarding (i) the business, operations and future prospects of the Company, including their views regarding the Company Projections, (ii) the business, operations and future prospects of UFC, including their views regarding the UFC Projections, (iii) the strategic rationale for and the potential benefits of, the Transactions, and (iv) the business, operations and future prospects of a combined entity, including management’s views regarding the Projected Synergies;

9.	reviewed and analyzed certain publicly available financial data relating to selected public companies that we deemed relevant to our analysis;

10.	reviewed the financial terms, to the extent publicly available, of certain other business combinations; and

11.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided to us by the Company, EDR or UFC or any of their respective representatives, or that was otherwise reviewed by us, and have been advised by the management of the Company that it is not aware of any information that might be material to our opinion that has not been made available to us. With respect to the Company Projections, we have been advised by the management of the Company that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. With respect to the UFC Projections, we have assumed, at the direction of the Company’s management, that the UFC Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of UFC. With respect to the Projected Synergies, we have been advised by the Company’s management that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have further assumed, at the direction of the Company’s management, that the financial results in each of the Company Projections, UFC Projections, Projected Synergies and other financial and operating data utilized in our analyses will be realized at the times and in the amounts projected. We have further assumed, at the direction of the Company’s management, that the WWE Minimum Cash Amount and the EDR Minimum Cash Amount (each as defined in the Agreement) will be appropriate and sufficient for the ongoing operations of HoldCo, the Company and UFC at and following the Closing. We have further assumed, at the direction of the Company’s management, that (i) all WWE Equity Awards (as defined in the Agreement) that are vested and not yet settled or unvested (calculated in accordance with the definition of “Fully-Diluted Basis” in the Agreement) shall become vested or settled, as applicable, in accordance with their terms and (ii) the full 49% of the membership interests in HoldCo on a Fully-Diluted Basis (without giving effect to the proviso to Section 1.9 of the Agreement) will be issued to New PubCo as consideration for the WWE Transfer (as defined in the Agreement), and there will be no reduction to the number of such membership interests in HoldCo on account of WWE Equity Awards by operation of such proviso or otherwise. We assume no responsibility for and express no view as to any such projections or forecasts, or as to the assumptions on which they are based.

We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of the Company or UFC, contingent or otherwise, and have not been provided with any such evaluation or appraisal, nor have we evaluated the solvency, viability or fair value of the Company or UFC or any other person or any assets, under any state or federal laws relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or UFC or any of their respective affiliates is a party or may be subject, and, at the direction of the Company, our opinion does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

We have assumed that the Merger and the other Transactions will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, and without any adjustment to the Merger Consideration or the Transactions, that collectively would have an adverse effect that is material to our analysis or any of the benefits contemplated by the Merger or the other Transactions. We have assumed that the representations and warranties of the Company and EDR as set forth in the Agreement are true and correct in all respects material to our analysis. We have assumed that the Merger and the other Transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We also have assumed that the final executed Agreement will not differ in any material respect from the draft referred to above.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent circumstances, developments or events may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the relative merits of any portion of the Transactions as compared to any other business strategies or alternative transactions that may be available to the Company, nor does it address the underlying business decision of the Board of Directors of the Company (the “Board”) or any other person to proceed with all or any portion of the Transactions or any other action. We further have assumed, at the direction of the Company, that the Transactions will qualify for U.S. federal income tax purposes as a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any view or opinion with respect to any aspect of the Agreement or the Transactions, other than the fairness, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares (as defined in the Agreement)) of the Aggregate Merger Consideration to be paid to such holders pursuant to the Agreement and taking into account the consummation of the Transactions contemplated by the Agreement. We also do not express any view or opinion with respect to any legal, tax, regulatory or accounting matters relating to the Transactions, as we understand the Company has obtained such advice as it deemed necessary from qualified professionals.

Our opinion is limited to whether the Aggregate Merger Consideration to be paid by New PubCo in the Merger pursuant to the Agreement, taking into account the consummation of the Transactions contemplated by the Agreement, is fair to the holders of Company Common Stock (other than Excluded Shares), solely in their capacity as stockholders, from a financial point of view, and does not address any other terms or aspects of the Transactions including, without limitation, the Merger or the form or structure of the Merger or any of the Transactions or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise. We are not expressing any opinion as to the prices or ranges of prices at which shares of New PubCo Common Stock or any other securities of the Company, EDR, or any other party will trade at any time, or as to the impact of the Transactions on the solvency or viability of the Company, EDR, EDR OpCo, HoldCo, or UFC or the ability of the Company, EDR, EDR OpCo, HoldCo, or UFC to pay their respective obligations when they come due.

We have assumed for purposes of our analysis and opinion, at the direction of the Company, that (i) the economic rights of the Company Class A Common Stock and Company Class B Common Stock are identical to each other, (ii) the New PubCo Class A Common Stock holds 100% of the economic rights in New PubCo, and (iii) the New PubCo Class B Common Stock holds a non-economic voting interest in New PubCo, except, in each case, as could not be material to our analysis or opinion. Our analysis and opinion do not address the non-economic rights of any such shares (including voting rights), and, at the direction of the Company, we have not attempted to place any financial value on any such non-economic rights. Further, we are not expressing any view or opinion as to the relative values of shares of New PubCo Class A Common Stock and New PubCo Class B Common Stock or the relative fairness of the Merger Consideration or the Aggregate Merger Consideration to the holders of shares of Company Class A Common Stock and holders of shares of Company Class B Common Stock.

We also express no view or opinion as to the fairness of (i) the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the Transactions, relative to amounts to be paid or issued to any party’s stockholders or otherwise or (ii) the Transactions to any party other than as expressly set forth herein with respect to the holders of Company Common Stock. Our opinion does not constitute a recommendation to the Board, the holders of Company Common Stock, EDR, EDR OpCo or to any other person as to how to vote or act with respect to the Transactions or any other matter.

Raine Securities LLC (“Raine”), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. Raine has acted as a financial advisor to the Company in connection with the Transactions and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is payable upon the consummation of the Transactions. The Company also has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising from our engagement. Raine and/or its affiliates (collectively, the “Raine Parties”) have provided from time to time, and are currently providing, certain financial advisory services to EDR and its affiliates (collectively, the “EDR Parties”) in respect of various strategic, transactional and other matters that are unrelated to the Transactions, for which the Raine Parties have received or may receive compensation. EDR Parties have also agreed to reimburse Raine Parties for certain expenses and to indemnify Raine Parties against certain liabilities arising from such engagements. In the past two years prior to the date hereof, such engagements include having acted as EDR’s financial advisor in connection with (i) EDR’s initial public offering in April 2021; (ii) an EDR Party’s acquisition of the business operating as Qcue in July 2021; (iii) an EDR Party’s acquisition of the business operating as OpenBet in September 2021; (iv) an EDR Party’s sale of the business operating as Endeavor Content in January 2022; (v) an EDR Party’s acquisition of a private company in August 2022; (vi) an EDR Party’s sale of the Miss Universe Organization in October 2022; and (vii) an EDR Party’s sale of a joint venture involving such EDR Party. In the past two years prior to the date hereof, Raine Parties have received $27,655,350 in fees and expense reimbursements from EDR Parties for financial advisory services with respect to various strategic, transactional and other matters that are unrelated to the Transactions (including the foregoing transactions), and Raine Parties currently expect to receive an additional success fee of $1,500,000 from an EDR Party related to a current engagement. Certain Raine Parties have a sublease with an EDR Party, negotiated on an arms-length basis, for commercial office space in Los Angeles. Additionally, certain entities and individuals affiliated with EDR are members of an entity that retains an indirect minority ownership stake in Raine’s ultimate parent company and investors in certain investment funds managed by Raine Parties. Raine Parties and EDR Parties may be invested in or may in the future invest into the same entities, including through co-investment vehicles managed or sponsored by Raine Parties. EDR Parties have been counterparties in transactions with clients of Raine Parties, and such transactions have resulted in fees paid to Raine Parties. Raine Parties may have sold or in the future may sell portfolio company interests to EDR Parties. In the past two years prior to the date hereof, Vince McMahon, the Executive Chairman of the Board (together with his affiliates, “McMahon”) consulted Raine Parties in an unofficial capacity with respect to McMahon’s ownership interests in the Company and related governance matters. No Raine Parties were compensated, directly or indirectly, in connection therewith. Raine Parties may, in the future, provide investment banking, financial advisory or other services to, or enter into various other business relationships, matters and opportunities with, one or more EDR Parties, McMahon, New PubCo, HoldCo, the Company, UFC or their respective affiliates, for which Raine Parties would expect to receive compensation.

Our opinion has been approved for issuance by a fairness opinion committee of Raine. This opinion letter is provided for the use of the Company in its evaluation of the Transactions and is not to be used by the Company for any other purpose or disclosed or otherwise referred to in any manner, without our prior written consent, except as provided in the engagement letter, dated January 12, 2023, by and between the Company and Raine.

Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof and taking into account the consummation of the Transactions contemplated by the Agreement, the Aggregate Merger Consideration to be paid to the holders of Company Common Stock (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

*******

Very truly yours,

RAINE SECURITIES LLC

/s/ Raine Securities LLC

[Signature Page to Opinion Letter]

Annex J

April 2, 2023

The Board of Directors

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to New Whale Inc. (“New PubCo”) of the Consideration (as defined below) to be received by New PubCo in the WWE Transfer (as defined below) to be effected pursuant to the Transaction Agreement, dated as of April 2, 2023 (the “Agreement”), by and among Endeavor Group Holdings, Inc. (“EDR”), Endeavor Operating Company, LLC, a subsidiary of EDR, Zuffa Parent, LLC, a subsidiary of EDR (“HoldCo”), World Wrestling Entertainment, Inc. (“WWE”), New PubCo, a wholly owned subsidiary of WWE, and Whale Merger Sub Inc., a wholly owned subsidiary of New PubCo (“Merger Sub”).

Pursuant to the Agreement, among other things and as more fully described in the Agreement:

a)	WWE will undertake the WWE Pre-Closing Reorganization (as defined in the Agreement);

b)

following the WWE Pre-Closing Reorganization, Merger Sub will merge with and into WWE (the “Merger”), with WWE surviving the Merger and becoming a wholly owned subsidiary of New PubCo and, as a result of the Merger, each outstanding share of Class A common stock, par value $0.01 per share, of WWE (the “WWE Class A Common Stock”), and each outstanding share of Class B common stock, par value $0.01 per share, of WWE (the “WWE Class B Common Stock”, and, together with the WWE Class A Common Stock, the “WWE Common Stock”), but excluding the Cancelled WWE Shares (as defined in the Agreement), will be converted into the right to receive one share of Class A common stock, par value $0.00001 per share, of New PubCo (the “New PubCo Class A Common Stock”);

c)

following the Merger, New PubCo will cause the conversion of WWE, as the surviving company in the Merger, into a Delaware limited liability company (the “Conversion” and WWE, after giving effect to the Conversion, “WWE LLC”);

d)

(i) following the Conversion, WWE LLC will make a cash distribution to New PubCo, as provided in the Agreement, and (ii) on or prior to the Closing (as defined in the Agreement), HoldCo may make a cash distribution to EDR or its affiliates, as provided in the Agreement;

e)

following such cash distributions, New PubCo will contribute to HoldCo all of the issued and outstanding membership interests of WWE LLC (the “WWE Transfer”) in exchange for 49% of the membership interests in HoldCo (the membership interests of HoldCo, “Membership Interests”) on a Fully-Diluted Basis (as defined in the Agreement) after giving effect to any issuance of Membership Interests in connection with such exchange (the “Consideration”); and

f)

following the WWE Transfer, New PubCo will issue to the EDR Subscribers (as defined in the Agreement) a number of shares of Class B common stock, par value $0.00001 per share, of New PubCo (the “New PubCo Class B Common Stock”, and, together with the New PubCo Class A Common Stock, the “New PubCo Common Stock”), representing 51% of the total voting power of New PubCo on a Fully-Diluted Basis in exchange for a payment by the EDR Subscribers to New PubCo equal to the par value of such shares of New PubCo Class B Common Stock.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning WWE and HoldCo and the industries in which they operate; (iii) reviewed the HoldCo Financial Statements (as defined in the Agreement); (iv) reviewed information regarding the capitalization of the WWE and HoldCo furnished to us by WWE and EDR, respectively; (v) compared the proposed financial terms of the WWE Transfer with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (vi) compared the financial and operating performance of WWE and HoldCo with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the WWE Class A Common Stock and certain publicly traded securities of such other companies; (vii) reviewed certain internal financial analyses and forecasts prepared by the management of WWE relating to its business and HoldCo’s business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transactions (as defined in the Agreement) (the “Synergies”); and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of WWE and EDR with respect to certain aspects of the Transactions, and the past and current business operations of WWE and HoldCo, the financial condition and future prospects and operations of WWE and HoldCo, the effects of the Transactions on the financial condition and future prospects of WWE and HoldCo, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by WWE and EDR or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with WWE, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of any of the parties to any of the Transactions under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of WWE and HoldCo to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger and the Conversion will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the parties in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that HoldCo and its subsidiaries will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to WWE with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on WWE, New PubCo or HoldCo or on the contemplated benefits of the Transactions. We have also assumed that the full 49% of the Membership Interests on a Fully-Diluted Basis (without giving effect to the proviso to Section 1.9 of the Agreement) will be issued to New PubCo in the WWE Transfer, and there will be no reduction to the number of such Membership Interests on account of WWE Equity Awards (as defined in the Agreement) by operation of such proviso or otherwise.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to New PubCo of the Consideration to be received by New PubCo in the WWE Transfer and we express no opinion as to the fairness of any consideration to be paid in connection with the Transactions to the holders of any other class of securities, creditors or other constituencies of WWE or New PubCo or as to the underlying decision by WWE to engage in the Transactions. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions, or any class of such persons relative to the Consideration in the WWE Transfer or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the WWE Common Stock or New PubCo Common Stock will trade at any future time. We are expressing no opinion herein as to any terms of the Agreement or any related agreements or any aspect or implication of the Transactions (including, without limitation, the WWE Pre-Closing Reorganization, the Merger, the Conversion, the EDR Class B Issuance (as defined in the Agreement), the Governance Agreement (as defined in the Agreement), the Services Agreements (as defined in the Agreement), the stockholders agreement or any matters set forth in Sections 6.10, 6.16, 6.17 or Article VIII of the Agreement), except for the fairness to New PubCo of the Consideration to be received by New PubCo in the proposed WWE Transfer.

We have acted as financial advisor to WWE with respect to the proposed Transactions and will receive a fee from WWE for our services, a substantial portion of which will become payable only if the proposed Transactions are consummated. In addition, WWE has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with WWE or EDR. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Silver Lake Partners, L.P. (“Silver Lake”), an affiliate of EDR, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to portfolio companies of Silver Lake. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of WWE and portfolio companies of Silver Lake, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of WWE and less than 2% of the outstanding common stock of EDR. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of WWE, EDR, and Silver Lake (and its portfolio companies) for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by New PubCo in the proposed WWE Transfer is fair, from a financial point of view, to New PubCo.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of WWE (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions. This opinion does not constitute a recommendation to any shareholder of WWE as to how such shareholder should vote or consent with respect to any of the Transactions or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of WWE but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

U147031

Annex K

399 PARK AVENUE, 4TH FLOOR New York, NY 10022 T 212.883.3800 F 212.880.4260

April 2, 2023

Board of Directors

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to New Whale Inc. (“New PubCo”) of the Exchange Ratio (as defined below) resulting from the transactions contemplated by the Transaction Agreement, dated as of April 2, 2023 (the “Agreement”), by and among Endeavor Group Holdings, Inc. (“EDR”), Endeavor Operating Company, LLC, a subsidiary of EDR, Zuffa Parent, LLC, a subsidiary of EDR (“HoldCo”), World Wrestling Entertainment, Inc. (“WWE”), New PubCo, a wholly owned subsidiary of WWE, and Whale Merger Sub Inc., a wholly owned subsidiary of New PubCo (“Merger Sub”). Capitalized terms used in this opinion that are not defined in this opinion have the meanings set forth in the Agreement.

Pursuant to the Agreement, among other things and as more fully described in the Agreement: (i) WWE will undertake the WWE Pre-Closing Reorganization; (ii) following the WWE Pre-Closing Reorganization, Merger Sub will merge with and into WWE (the “Merger”), with WWE surviving the Merger and becoming a wholly owned subsidiary of New PubCo and, as a result of the Merger, each outstanding share of Class A common stock, par value $0.01 per share, of WWE (the “WWE Class A Common Stock”), and each outstanding share of Class B common stock, par value $0.01 per share, of WWE (the “WWE Class B Common Stock”, and, together with the WWE Class A Common Stock, the “WWE Common Stock”), but excluding the Cancelled WWE Shares, will be converted into the right to receive one share of Class A common stock, par value $0.00001 per share, of New PubCo (the “New PubCo Class A Common Stock”); (iii) following the Merger, New PubCo will cause WWE, as the surviving company in the Merger, to be converted into a Delaware limited liability company (the “Conversion” and WWE, after giving effect to the Conversion, “WWE LLC”); (iv) (a) following the Conversion, WWE LLC will make a cash distribution to New PubCo, as provided in the Agreement, and (b) on or prior to the Closing, HoldCo may make a cash distribution to EDR or its affiliates, as provided in the Agreement; (v) following such cash distributions, New PubCo will contribute to HoldCo all of the issued and outstanding membership interests of WWE LLC in exchange for 49% of the membership interests in HoldCo (the membership interests of HoldCo, “Membership Interests”) on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange (the “WWE Transfer”), such that immediately following the consummation of the WWE Transfer, New PubCo will own 49% of the Membership Interests on a Fully-Diluted Basis and the EDR Subscribers will own 51% of the Membership Interests on a Fully-Diluted Basis (the “Exchange Ratio”). Additionally, following the WWE Transfer, New PubCo will issue to the EDR Subscribers a number of shares of Class B common stock, par value $0.00001 per share, of New PubCo (the “New PubCo Class B Common Stock”, and, together with the New PubCo Class A Common Stock, the “New PubCo Common Stock”), representing 51% of the total voting power of New PubCo on a Fully-Diluted Basis in exchange for a payment by the EDR Subscribers to New PubCo equal to the par value of such shares of New PubCo Class B Common Stock and the holders of New PubCo Class A Common Stock will hold 49% of the total voting power of New PubCo on a Fully Diluted Basis.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to WWE and HoldCo; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of WWE furnished to us by WWE, including financial forecasts provided to or discussed with us by the management of WWE; (iii) reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of HoldCo furnished to us by the management of WWE, including financial forecasts provided to or discussed with us by the management of WWE; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transactions (the “Expected Synergies”) furnished to us by WWE; (v) reviewed information regarding the capitalization of the WWE and HoldCo furnished to us by WWE and EDR, respectively; (vi) reviewed the HoldCo Financial Statements; (vii) conducted discussions with members of the senior managements and representatives of WWE and EDR concerning the information described in clauses (i) through (vi) of this paragraph, as well as the businesses and prospects of WWE and HoldCo generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) considered the results of efforts by or on behalf of WWE, including by us at WWE’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of WWE; (x) reviewed the financial terms of certain other transactions that we deemed relevant; (xi) reviewed the Agreement; (xii) participated in certain discussions and negotiations among representatives of WWE and EDR and their advisors; and (xiii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of WWE’s management that they are not aware of any facts of circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of WWE and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to WWE, HoldCo and the Expected Synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of WWE as to the future performance of WWE and HoldCo and such Expected Synergies (including the amount, timing and achievability thereof). We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts will be achieved at the times and in the amounts projected. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of WWE or HoldCo, nor have we been furnished with any such evaluation or appraisal. We have also assumed, with your consent, for purposes of our opinion, that the full 49% of the Membership Interests on a Fully-Diluted Basis (without giving effect to the proviso to Section 1.9 of the Agreement) will be issued to New PubCo in the WWE Transfer, and there will be no reduction to the number of such Membership Interests on account of WWE Equity Awards by operation of such proviso or otherwise.

Our opinion does not address WWE’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to WWE and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any related agreements or any aspect or implication of the Transactions (including, without limitation, the WWE Pre-Closing Reorganization, the Merger, the Conversion, the EDR Class B Issuance, the Governance Agreement, the Services Agreements, the stockholders agreement or any matters set forth in Sections 6.10, 6.16, 6.17 or Article VIII of the Agreement), except for the fairness of the Exchange Ratio from a financial point of view to New PubCo. We are not expressing any opinion as to fair value, viability or the solvency of New PubCo following the closing of the Transactions. Our opinion relates to the relative values of WWE and HoldCo. Without limiting the foregoing, we do not offer any opinion as to, nor does our analysis take into account, any governance, control or other rights that will be forfeited by any holder of WWE Common Stock or obtained by EDR, New PubCo, any of their affiliates or any other person in connection with or as a result of the Transactions. With your consent, we express no opinion as to what the value of the New PubCo Common Stock actually will be when issued pursuant to the Transactions or the prices at which the WWE Common Stock or the New PubCo Common Stock may trade at any time. In addition, with your consent, we express no opinion as to any cash distributions to be made in connection with the Transactions, and our opinion does not take such cash distributions into account. In rendering this opinion, we have assumed, with your consent, that the Transactions will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreement and the related agreements are accurate and correct and that the parties to the Agreement and the related agreements will comply with all the material terms of the Agreement and the related agreements. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions will be obtained, except to the extent that could not be material to our analysis. We have also assumed with your consent that HoldCo and its subsidiaries will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. In addition, representatives of WWE have advised us, and we have assumed, with your consent, that the Merger and the Conversion will qualify as a tax free reorganization for federal income tax purposes.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transactions and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transactions. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of any of the parties to the Transactions. We have provided investment banking and other services to EDR and Silver Lake Management, LLC, a shareholder of EDR (“Silver Lake”), unrelated to the Transactions and currently and in the future may provide such services to EDR and Silver Lake and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as, among other things, (i) a joint bookrunner for the initial public offering of EDR’s Class A common stock in April 2021, (ii) a financial advisor in connection with an out-of-court restructuring of a company in which EDR and Silver Lake are significant equity investors, which closed June 2021, and (iii) a financial advisor in connection with an out-of-court restructuring of a company in which EDR and Silver Lake are significant equity investors, which remains ongoing.

This opinion is for the use and benefit of the Board of Directors of WWE (solely in its capacity as such) in its evaluation of the Transactions. This opinion does not constitute a recommendation as to how any holder of securities should vote, consent or act with respect to any of the Transactions or any other matter. This opinion does not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of WWE or New PubCo. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to New PubCo.

Very truly yours,

/s/ Moelis & Company LLC
MOELIS & COMPANY LLC

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

New PubCo

The discussion below summarizes the material indemnification provisions of the New Pubco charter and New PubCo bylaws and Sections 102(b)(7) and 145 of the DGCL.

Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 12 of the New PubCo charter provides for mandatory indemnification and expense advancement of each person who is or was made a party to is threatened to be made a party to or is otherwise involved in any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

•	the person is or was an officer or director of New PubCo; or

•

the person is a person who is or was an officer or director of New PubCo and is or was serving at the request of New PubCo as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, agent or trustee.

Section 12 of the New PubCo charter expressly provides that it is not the exclusive method of indemnification.

Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

Section 12 of the New PubCo charter provides that New PubCo may maintain insurance, at its own expense, to protect itself and any person who is or was a director, officer, employee or agent of New PubCo, or while a director, officer, employee or agent of New PubCo, is or was serving at the request of New PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability. This insurance coverage may be maintained regardless of whether New PubCo would have the power to indemnify the person against the expense, liability, or loss under the DGCL. Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to liability for unlawful acquisitions or redemptions of, or payment of dividends on, capital stock; or

•	for any transaction from which the director derived an improper personal benefit.

Section 11 of the New PubCo charter contains this type of provision.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and the New PubCo charter and the New PubCo bylaws.

World Wrestling Entertainment, Inc.

The discussion below summarizes the material indemnification provisions of the WWE charter and WWE bylaws and Sections 102(b)(7) and 145 of the DGCL.

Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section IX of the WWE charter states that WWE shall indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of WWE or is or was serving at the request of WWE as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person.

Article VI of the WWE bylaws contains similar provisions and states that WWE shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of WWE, or is or was serving at the request of WWE as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not WWE would have the power to indemnify him or her against such liability under the WWE bylaws, provided that such insurance is available on reasonable terms. WWE has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of WWE in connection with the performance of their duties.

In addition to the foregoing indemnification provisions, WWE has entered into Indemnification Agreements with each of its independent directors. The Indemnification Agreements reiterate WWE’s indemnification obligations to its independent directors and provide certain timelines and procedures for implementing such obligations. WWE may enter into Indemnification Agreements with officers and other directors on substantially similar terms in the future.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to liability for unlawful acquisitions or redemptions of, or payment of dividends on, capital stock; or

•	for any transaction from which the director derived an improper personal benefit.

Article IX(A) of the WWE charter contains this type of provision.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and the New PubCo charter and the New PubCo bylaws.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Transaction Agreement, dated April 2, 2023, by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, Zuffa Parent, LLC, World Wrestling Entertainment, Inc., New Whale Inc., and Whale Merger Sub Inc. (included as Annex A to the information statement/prospectus, which forms a part of this registration statement on Form S-4).+

3.1	Certificate of Incorporation of New Whale Inc. †

3.2	Form of Amended and Restated Certificate of Incorporation of New Whale Inc. to be adopted upon completion of the Transactions (included as Annex B to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

3.3	Bylaws of New Whale Inc. †

3.4	Form of Amended and Restated Bylaws of New Whale Inc. to be adopted upon completion of the Transactions (included as Annex C to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

3.5	Amended and Restated Certificate of Incorporation of World Wrestling Entertainment, Inc. (incorporated by reference to Exhibit 3.2 to World Wrestling Entertainment, Inc.’s Registration Statement on Form S-1 (File No. 333-84327)).

3.6	Amendment to Amended and Restated Certificate of Incorporation of World Wrestling Entertainment, Inc. (incorporated by reference to Exhibit 4.1(a) to World Wrestling Entertainment, Inc.’s Registration Statement on Form S-8, filed July 15, 2002 (File No. 333-92376)).

3.7	Amendment to Amended and Restated Certificate of Incorporation of World Wrestling Entertainment, Inc. (incorporated by reference to Annex B to World Wrestling Entertainment, Inc.’s Proxy Statement filed on March 11, 2016 (File No. 001-16131)).

Exhibit No.	Description

3.8	Amended and Restated By-Laws of World Wrestling Entertainment, Inc., effective as of January 16, 2023 (incorporated by reference to Exhibit 3.1 to World Wrestling Entertainment, Inc.’s Form 8-K, filed January 17, 2023 (File No. 001-16131)).

3.9	Form of Certificate of Conversion of World Wrestling Entertainment, Inc.

3.10	Form of Operating Agreement of World Wrestling Entertainment, LLC.

4.1	Form of Registration Rights Agreement, among New Whale Inc., Endeavor Group Holdings, Inc., Vincent K. McMahon and the other stockholders party thereto (included as Annex G to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

4.2	Indenture between World Wrestling Entertainment, Inc. and U.S. Bank National Association, as trustee, dated December 16, 2016 (incorporated by reference to Exhibit 4.1 to the World Wrestling Entertainment, Inc.’s Current Report on Form 8-K, filed December 12, 2016 (File No. 001-16131)).

4.3	Form of 3.375% Convertible Senior Note due 2023 (included in Exhibit 4.2).

4.4	Form of First Supplemental Indenture, among World Wrestling Entertainment, Inc., New Whale Inc. and U.S. Bank Trust Company, National Association, as trustee. †

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered. †

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters. †

10.1	Stockholders Agreement, dated as of April 2, 2023, by and between Endeavor Group Holdings, Inc. and Vincent K. McMahon (included as Annex D to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.2	Form of Governance Agreement, among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, January Capital Sub, LLC, January Capital Holdco, LLC, Zuffa Parent, LLC, New Whale Inc. and Vincent K. McMahon (included as Annex E to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.3	Form of Amended and Restated Operating Agreement of Zuffa Parent, LLC (included as Annex H to the information statement/prospectus, which forms a part of this registration statement on Form S-4).

10.4	Form of Services Agreement, among Endeavor Group Holdings, Inc. and World Wrestling Entertainment, Inc (included as Annex F to the information statement/prospectus, which forms a part of this registration statement on Form S-4).+

10.5	First Lien Credit Agreement dated as of August 18, 2016 (incorporated by reference to Exhibit 10.11 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.6	First Refinancing Amendment, dated as of February 21, 2017 (incorporated by reference to Exhibit 10.12 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.7	First Lien Incremental Term Facility Amendment, dated as of April 25, 2017 (incorporated by reference to Exhibit 10.14 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.8	Third Amendment dated as of March 26, 2019 (incorporated by reference to Exhibit 10.15 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.9	Fourth Amendment dated April 29, 2019 (incorporated by reference to Exhibit 10.16 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.10	Fifth Amendment dated September 18, 2019, (incorporated by reference to Exhibit 10.17 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.11	Sixth Amendment dated June 15, 2020, (incorporated by reference to Exhibit 10.18 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

Exhibit No.	Description

10.12	Second Refinancing Amendment dated as of January 27, 2021, (incorporated by reference to Exhibit 10.13 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.13	Eighth Amendment, dated October 27, 2021 to the First Lien Credit Agreement, dated as of August 18, 2016, (incorporated by reference to Exhibit 10.19 to Endeavor Group Holdings, Inc.’s Form 10-K, filed February 28, 2023 (File No. 001-40373)).

10.14	Third Refinancing Amendment, dated April 10, 2023, (incorporated by reference to Exhibit 10.4 to Endeavor Group Holdings, Inc.’s Form 10-Q, filed May 9, 2023 (File No. 001-40373)).

10.15	Tenth Amendment, dated June 26, 2023 to the First Lien Credit Agreement, dated as of August 18, 2016, incorporated by reference to Exhibit 10.6 to Endeavor Group Holdings, Inc.’s From 10-Q, filed August 8, 2023 (File No. 001-40373).

10.16	Form of Contribution Agreement among New Whale Inc., Zuffa Parent, LLC and Endeavor Group Holdings, Inc.

10.17	Form of Subscription Agreement among New Whale Inc., Endeavor Operating Company, LLC, January Capital Sub, LLC and January Capital HoldCo, LLC.

10.18	Form of TKO Group Holdings, Inc. 2023 Incentive Award Plan.

21.1	List of Subsidiaries of World Wrestling Entertainment, Inc. †

21.2	List of Subsidiaries of New Whale Inc. †

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of World Wrestling Entertainment, Inc.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Zuffa Parent, LLC.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison, LLP. (included as part of Exhibit 5.1). †

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison, LLP. (included as part of Exhibit 8.1). †

24.1	Power of Attorney of Directors and Officers of New Whale Inc. (included in the signature page of the initial filing of this registration statement). †

24.2	Power of Attorney of Directors and Officers of World Wrestling Entertainment, Inc. (included in the signature page of the initial filing of this registration statement). †

25.1	Form T-1 Statement of Eligibility of U.S. Bank Trust Company, National Association to act as trustee under the Indenture. †

99.1	Consent of Vincent K. McMahon to be named as director. †

99.2	Consent of Ariel Emanuel to be named as director. †

99.3	Consent of Egon P. Durban to be named as director.

99.4	Consent of Steven R. Koonin to be named as director.

99.5	Consent of Jonathan A. Kraft to be named as director.

99.6	Consent of Sonya Medina to be named as director.

99.7	Consent of Mark Shapiro to be named as director.

99.8	Consent of Nancy Tellem to be named as director.

99.9	Consent of Carrie Wheeler to be named as director.

99.10	Consent of Nick Khan to be named as director.

99.11	Consent of Raine Securities LLC.

99.12	Consent of J.P. Morgan Securities LLC.

99.13	Consent of Moelis & Company LLC.

107	Calculation of Filing Fee Tables.

+

Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. WWE and New PubCo each undertake to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

†	Previously filed.
*	To be filed by amendment.

Item 22. Undertakings

The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

8. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

10. To respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

11. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, Connecticut, on August 10, 2023.

NEW WHALE INC.

By:	*
	Name:	Nick Khan
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, on August 10, 2023:

Signature	Title

*	Nick Khan (Director and Chief Executive Officer (principal executive officer))

/s/ Frank A. Riddick III	Frank A. Riddick III (Director, President and Chief Financial Officer (principal financial officer))

*	Karen Mullane (Director, Controller and Chief Accounting Officer (principal accounting officer))

*By:	/s/ Frank A. Riddick III
Frank A. Riddick III
(Attorney-in-Fact)
August 10, 2023

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, Connecticut, on August 10, 2023.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	*
Name: Nick Khan
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, on August 10, 2023:

Signature	Title

*	Vincent K. McMahon (Co-Founder and Executive Chairman)

*	Nick Khan (Director and Chief Executive Officer (principal executive officer))

*	Paul Levesque (Director and Chief Content Officer)

*	George Barrios (Director)

*	Steve Koonin (Director)

*	Michelle McKenna (Director)

*	Stephen Pamon (Director)

*	Michelle Wilson (Director)

Signature	Title

/s/ Frank A. Riddick III	Frank A. Riddick III (President and Chief Financial Officer (principal financial officer))

*	Karen Mullane (Controller and Chief Accounting Officer (principal accounting officer))

*By:	/s/ Frank A. Riddick III
Frank A. Riddick III
(Attorney-in-Fact)
August 10, 2023